As filed with the Securities and Exchange Commission on June 23, 2008

Registration No. 333-_____

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

REGISTRATION STATEMENT
UNDER THE
SECURITIES ACT OF 1933
ON
FORM S-4

GREEN CHINA RESOURCES, INC.
(Exact Name of Each Registrant as Specified in its Charter)

British Virgin Islands	0700	Not Applicable
(State or other jurisdiction of Identification or organization	(Primary standard industrial classification code number)	(I.R.S. Employer Identification Number)

29 Level, Central Plaza
381 Huai Hai Zhong Road, Shanghai 200020, China
(86) 21 6391 6188
(Address, including zip code, and telephone number, including area code, of each registrant's principal executive offices)

Mr. David Y. Chen
Chief Executive Officer and President
29 Level, Central Plaza
381 Huai Hai Zhong Road, Shanghai 200020, China
(86) 21 6391 6188
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Andrew D. Hudders, Esq.
Golenbock Eiseman Assor Bell & Peskoe, LLP
437 Madison Avenue
New York, New York 10022
Telephone: (212) 907-7349
Fax: (212) 754-0330

Approximate date of commencement of proposed sale to the public:    As soon as practicable after this Registration Statement becomes effective and all other conditions to the merger contemplated by the Agreement and Plan of Merger described in the enclosed proxy statement/prospectus have been satisfied or waived.

If any of the securities being registered on this form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

CALCULATION OF REGISTRATION FEE

Title of each Class of Security being registered	Amount being Registered	Proposed Maximum Offering Price Per Security(1)		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee

Shares of Common Stock	8,758,333 Shares	$6.52		$57,104,331.00		$2,244.20

Common Stock Purchase Warrants(3)	14,066,666 Warrants		(2)		(2)		(2)

Shares of Common Stock underlying the Warrants(3)	14,066,666 Shares	$5.00		$70,333,330.00		$2,764.10

Representative's Unit Purchase Option ("UPO")(3)	1		(2)		(2)		(2)

Shares of Common Stock issuable on exercise of the Representative's UPO	360,000 Shares	$6.25		$2,250,000.00		$88.43

Warrants issuable on exercise of the Representative's UPO(3)	720,000 Warrants		(2)		(2)		(2)

Shares of Common Stock underlying the Warrants included in the Representative's UPO(3)	720,000 Shares	$5.00		$3,600,000.00		$141.48

Shares of Common Stock offered in exchange for shares of China Greenscape Co., Ltd. Classes A and C Preferred Stock	6,500,000 Shares	N/A			(4)		(4)

Promissory notes offered in exchange for the shares of China Greenscape Co., Ltd. Classes A and C Preferred Stock	$25,000,000 Notes	N/A		$20,628,635	(4)	$810.71

Total Fee						$6,048.92
(1)	Based on the market price on June 18, 2008 of the common stock or the exercise price for the purpose of calculating the registration fee pursuant to Rule 457(f)(1) and Rule 457(g)(1).

(2)	No fee pursuant to Rule 457(g).

(3)
There are also being registered such indeterminable additional securities as may be issued pursuant to Rule 416 to prevent dilution resulting from stock splits, stock dividends or similar transactions under the provisions contained in the Warrants.

(4)	Computed on the basis of the book value of China Greenscape Co., Ltd. pursuant to Rule 457(f)(2

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Shine Media Acquisition Corp.
29 Level, Central Plaza
381 Huai Hai Zhong Road,
Shanghai 200020, China

To the Stockholders of Shine Media Acquisition Corp:

You are cordially invited to attend a special meeting of the stockholders of Shine Media Acquisition Corp. ("Shine Media "), relating to its proposed purchase of all the outstanding equity of China Greenscape Co., Ltd., a company organized under the laws of the British Virgin Islands (“China Greenscape”), which holds all the equity interests of an operating subsidiary, Jiangsu Sunshine Zoology and Forestry Development Co., Ltd. (“JSZF”), a company incorporated in China on July 19, 2002. The meeting will also cover certain other related matters. The meeting will be held at 10:00 a.m., New York time, on ____________, 2008, at  ________________________.

At this meeting, you will be asked to consider and vote upon the following proposals:

1. to consider and vote upon a proposal to ratify the actions of the officers and directors of Shine Media in pursuing a business combination transaction with an operating business in the People’s Republic of China engaged in the business of raising and selling urban greenery rather than in advertising and media.

2. to approve a securities purchase agreement, dated as of May 8, 2008 ("Securities Purchase Agreement") among Shine Media, Green China Resources, Inc., the wholly owned subsidiary of Shine Media, China Greenscape, and the stockholders of the common stock of China Greenscape (the "Selling Stockholders"), and the transactions contemplated thereby (including an exchange offer for the Class A and Class C Preferred stock of China Greenscape);

3. to approve the merger of Shine Media with and into Green China Resources which was formed under the laws of the British Virgin Islands, for the purposes of the redomestication of Shine Media to the British Virgin Islands (the "Redomestication Merger"), and immediately thereafter the acquisition of China Greenscape; and

4. to approve the Green China Resources 2008 Performance Equity Plan ("Stock Option Plan");

If these proposals are approved:

•	we will acquire China Greenscape and its subsidiary JSZF, which operates a business exclusively in China;

•
we will make an exchange offer for the outstanding Class A and Class C Preferred stock of China Greencape for an aggregate of 6,500,000 shares of Green China Resources and an aggregate of $25,000,000 in promissory notes;

•	we will change our corporate domicile from the State of Delaware to the British Virgin Islands, which means, thereafter, we will be governed by the corporate laws of the British Virgin Islands;

•	we will change our corporate name to "Green China Resources, Inc." as a result of the Redomestication Merger;

•	the majority of our board of directors and officers after the acquisition will be the officers and managing directors of China Greenscape and persons determined by those persons;

•	the Memorandum of Association and the Articles of Association of Green China Resources will become the equivalent of our certificate of incorporation and by-laws, respectively;

•	each share of common stock of Shine Media will automatically convert into one common share of Green China Resources; and

•	each outstanding warrant of Shine Media will be assumed by Green China Resources with the same terms, but exercisable for common shares of Green China Resources.

Green China Resources will continue as a reporting company under the Securities Exchange Act of 1934, as amended, with its common shares and warrants trading on the Over-the-Counter Bulletin Board. Green China Resources, however, will apply to the NASDAQ National Market for the listing of the common shares and warrants concurrent with the consummation of the Redomestication Merger. There is no assurance that this application will be approved.

The company will not consummate the transactions described under proposal 2 unless the Redomestication Merger in proposal 3 is also approved. Similarly, the Redomestication Merger will not take place if the Securities Purchase Agreement is not approved. The ratification of the pursuit of the business opportunity in the urban greenery sector in proposal 1 and approval of the Stock Option Plan in proposal 4 are not a condition to consummation for either the Securities Purchase Agreement or the Redomestication Merger.

The affirmative vote of the holders of a majority of the outstanding shares of Shine Media common stock is required to approve each of the Securities Purchase Agreement and the Redomestication Merger. The affirmative vote of holders of a majority of the shares represented and entitled to vote at the meeting is required for ratification of the urban greenery sector search and approval of the Stock Option Plan.

Each Shine Media stockholder that holds shares of common stock issued in Shine Media's initial public offering has the right to vote against the stock purchase proposal and at the same time demand that Shine Media convert such stockholder's shares into cash equal to a pro rata portion of the funds held in the trust account into which a substantial portion of the net proceeds of Shine Media's initial public offering was deposited. These shares will be converted into cash only if the Securities Purchase Agreement is consummated. However, if the holders of more than 1,379,999 shares of common stock issued in Shine Media's initial public offering vote against the stock purchase proposal and demand conversion of their shares, then Shine Media will not consummate the Purchase Agreement. Shine Media's initial stockholders who purchased their shares of common stock prior to its initial public offering and currently own an aggregate of 1,858,333 shares of common stock, or approximately 21.21% of the outstanding shares of Shine Media, have agreed to vote all of their shares on the Securities Purchase Agreement and Redomestication Merger proposals s the majority of the other shares are voted.

After consideration of the terms and conditions of the proposed stock purchase agreement and the redomestication merger, the board of directors of Shine Media determined on May 5, 2008 that the stock purchase agreement and the transactions contemplated thereby (including the exchange offer) and the redomestication merger would be in the best interests of Shine Media and its stockholders. The board of directors also received on April 28, 2008, an opinion of JMP Securities LLC, stating that as of the date of their opinion and subject to the assumptions, qualifications and limitations therein, the initial consideration (as defined in its written opinion attached as Annex I hereto) payable by Shine Media for the acquisition of China Greenscape, excluding any contingent consideration, was fair, from a financial point of view, to Shine Media, and the fair market value of the shares of China Greenscape being acquired is equal to at least 80% of Shine Media’s net tangible assets. The board of directors of Shine Media unanimously recommends that you vote or give instruction to vote "FOR" the ratification of the change to an urban greenery business focus and to approve the Securities Purchase Agreement, the Redomestication Merger and the Stock Option Plan.

2

Enclosed is a notice of special meeting and proxy statement/prospecuts containing detailed information concerning the above described transactions. Whether or not you plan to attend the special meeting, we urge you to read this material carefully.

Your vote is important. Whether you plan to attend the special meeting or not, please sign, date and return the enclosed proxy card as soon as possible in the envelope provided. A signed proxy card that is returned without an indication of how to vote on a particular matter will be voted "FOR" each proposal.

I look forward to seeing you at the meeting.

By Order of the Board of Directors,

Richard L. Chang Non-Executive Chairman of the Board
_______, 2008

3

Shine Media Acquisition Corp.
29 Level, Central Plaza
381 Huai Hai Zhong Road,
Shanghai 200020, China

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON ___________, 2008

TO ALL THE STOCKHOLDERS OF SHINE MEDIA ACQUISITION CORP.:

NOTICE IS HEREBY GIVEN that a special meeting of stockholders of Shine Media Acquisition Corp. ("Shine Media"), a Delaware corporation, will be held 10:00 a.m. New York time, on ________, 2008, at ___________________, for the following purposes:

•
To consider and vote upon a proposal to ratify the actions of the officers and directors of Shine Media in pursuing a business combination transaction with an operating business in the People’s Republic of China of raising and selling urban greenery rather than in advertising and media;

•
To consider and vote upon a proposal to adopt the securities purchase agreement, dated as of May 8, 2008, among Shine Media, Green China Resources, Inc., the wholly owned subsidiary of Shine Media formed under the laws of the British Virgin Islands, China Greenscape Co., Ltd. (“China Greenscape”), and the holders of all the common stock of China Greenscape ("Selling Stockholders"), and the transactions contemplated thereby;

•
To consider and vote upon the merger of Shine Media with and into its wholly owned subsidiary, Green China Resources, for the purposes of reincorporation and redomestication of Shine Media into the British Virgin Islands (the "redomestication merger"); and

•	To consider and vote upon a proposal to adopt the Shine Media 2008 Performance Equity Plan.

The board of directors has fixed the close of business on __________, 2008 as the date for which Shine Media stockholders are entitled to receive notice of, and to vote at, the Shine Media special meeting. Only the holders of record of Shine Media common stock on that date are entitled to have their votes counted at the Shine Media special meeting. Shine Media will not transact any other business at the special meeting, except for business properly brought before the special meeting.

Your vote is important. Please sign, date and return your proxy card as soon as possible to make sure that your shares are represented at the special meeting. If you are a stockholder of record of Shine Media common stock, you may also cast your vote in person at the special meeting. If your shares are held in an account at a brokerage firm or bank, you must instruct your broker or bank on how to vote your shares. If you do not vote or do not instruct your broker or bank how to vote, it will have the same effect as voting against the securities purchase agreement and the redomestication merger. Only an affirmative vote against the proposal to approve the securities purchase agreement will permit a stockholder to pursue its conversion rights. A non-vote is not sufficient to permit conversion rights to be exercised.

The board of directors of Shine Media unanimously recommends that you vote "FOR" the approval of the securities purchase agreement, the redomestication merger and the stock option plan. A proxy card that is returned without an indication of how to vote on a particular matter will be voted "FOR" each such proposal.

By Order of the Board of Directors,

Richard L. Chang Non-Executive Chairman of the Board
_________, 2008

2

[Alternate cover page for exchange offer to holders of preferred stock of China Greenscape]

THE INFORMATION CONTAINED IN THIS PROSPECTUS MAY BE CHANGED. GREEN CHINA RESOURCES MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND GREEN CHINA RESOURCES IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

Offer to Exchange

Each Outstanding Share of Class A and Class C Preferred Stock

of

CHINA GREENSCAPE CO., LTD

for 11.57 Shares of Common Stock and a Promissory Note in Principal Amount of $44.493 of

GREEN CHINA RESOURCES, INC.

THE OFFER AND THE WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON _____________________________, 2008, REFERRED TO AS THE “EXPIRATION DATE,” UNLESS EXTENDED. SECURITIES TENDERED PURSUANT TO THE OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION DATE, BUT NOT DURING ANY SUBSEQUENT OFFERING PERIOD.

Green China Resources, Inc., which is referred to in this prospectus and offer to exchange as Green China Resources is a wholly-owned subsidiary of Shine Media Acquisition Corp., which is referred to in this prospectus and offer to exchange as Shine Media. Green China Resources, is offering to exchange 11.57 shares of its common stock and a promissory note in principal amount of $44.493 for each outstanding share of Class A and Class C Preferred stock, which is referred to as the preferred stock, of China Greenscape Co., Ltd., which is referred to in this prospectus and offer to exchange as China Greenscape. If holders of all shares of preferred stock of China Greenscape accept this offer to exchange, then Green China Resources would issue a total of 6,500,000 shares of its common stock and promissory notes with a principal amount of $25,000,000. This offer to exchange is on the terms and subject to the conditions set forth in this prospectus and the accompanying letter of transmittal.

The purpose of the offer is for Green China Resources to acquire control of the remaining equity interests of China Greenscape. This exchange offer is the final step in Green China Resources plan to acquire all of the outstanding shares of China Greenscape. Green China Resources has already agreed to acquire all of the common stock of China Greenscape.

Green China Resources obligation to exchange shares of Green China Resources common stock for China Greenscape preferred stock is subject to certain conditions that are more fully described in the section captioned “The Exchange Offer—Conditions of the Offer.”

Green China Resources will apply for listing on the NASDAQ Capital Market and seeking to have that listing effective on the consummation of its acquisition of the common shares of China Greenscape and the concurrent redomestication merger by which Shine Media will be merged with and into Green China Resources.

FOR A DISCUSSION OF CERTAIN FACTORS THAT YOU SHOULD CONSIDER IN CONNECTION WITH THE OFFER, PLEASE CAREFULLY READ THE SECTION CAPTIONED “RISK FACTORS” BEGINNING ON PAGE ____.

Green China Resources has not authorized any person to provide any information or to make any representation in connection with the offer other than the information contained or incorporated by reference in this prospectus, and if any person provides any of this information or makes any representation of this kind, that information or representation must not be relied upon as having been authorized by Green China Resources.

GREEN CHINA RESOURCES IS NOT ASKING HOLDERS OF CHINA GREENSCAPE PREFERRED STOCK FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND GREEN CHINA RESOURCES A PROXY FOR ANY ANNUAL OR SPECIAL MEETING OF SHINE MEDIA.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus and offer to exchange. Any representation to the contrary is a criminal offense.

The date of this prospectus and offer to exchange is ________________, 2008.

2

PROXY STATEMENT FOR SPECIAL MEETING OF STOCKHOLDERS OF

SHINE MEDIA ACQUISITION CORP.

PROSPECTUS FOR UP TO 23,904,999 COMMON SHARES, AND
14,786,666 WARRANTS TO ACQUIRE COMMON SHARES OF GREEN CHINA RESOURCES, INC.

AND ONE REPRESENTATIVE UNIT PURCHASE OPTION

The board of directors of Shine Media Acquisition Corp., a Delaware corporation ("Shine Media") and its wholly owned subsidiary, Green China Resources, Inc., a company formed under the laws of the British Virgin Islands ("Green China Resources"), have unanimously approved the acquisition of the shares of China Greenscape Co., Ltd., organized under the laws of the British Virgin Islands (“China Greenscape”), which holds all the equity interests of an operating subsidiary, Jiangsu Sunshine Zoology and Forestry Development Co., Ltd. (“JSZF”), a company incorporated in China on July 19, 2002. The acquisition is pursuant to a securities purchase agreement among Shine Media, China Greenscape and all the stockholders of China Greenscape (the "Selling Stockholders"), pursuant to which Shine Media will purchase all the outstanding common stock of China Greenscape, and after the acquisition Green China Resources will make an exchange offer to acquire all of the outstanding shares of Classes A and C Preferred stock of China Greenscape so that it will own all the equity of China Greenscape. The board of directors of Shine Media also has unanimously approved the reincorporation of Shine Media from the State of Delaware to the British Virgin Islands, through a redomestication merger with and into its wholly owned subsidiary, Green China Resources.

In the redomestication merger, Green China Resources will issue its securities in exchange for the outstanding securities of Shine Media. This prospectus covers an aggregate of 23,904,999 common shares, 14,786,666 warrants to acquire common shares and one representative unit purchase option. The aforementioned shares include 8,758,333 common shares issuable in exchange for the issued and outstanding shares of common stock of Shine Media, 14,066,666 common shares that may be issued on exercise of currently outstanding warrants, 360,000 common shares that may be issued on exercise of the representative's unit purchase option, and 720,000 common shares that may be issued on exercise of warrants that may be issued on exercise of the representative's unit purchase option and 720,000 common shares underlying those warrants. The aforementioned warrants include 14,066,666 warrants currently outstanding and 720,000 warrants that may be issued on exercise of the underwriter’s unit purchase option. The underwriter's unit purchase option was issued in connection with the December 2006 initial public offering by Shine Media. Green China Resources will assume by operation of law the warrant and unit purchase option securities of Shine Media without change to its terms, other than substitution of Green China Resources common shares for Shine Media common stock.

Shine Media was organized to serve as a vehicle for the acquisition of a company operating in the People's Republic of China ("China" or "PRC").

Shine Media's common stock, warrants and units are currently listed on the Over-the-Counter Bulletin Board under the symbols SHND:OB, SHNDW:OB and SHNDU:OB, respectively. Green China Resources will apply for listing of only its common shares and the assumed warrants at the time of the redomestication merger on the NASDAQ National Market. The proposed symbols are _____ and _____W. The units of Shine Media will cease to trade upon the redomestication merger.

This proxy statement/prospectus provides you with detailed information about the acquisition of China Greenscape and redomestication merger with Green China Resources and the special meeting of stockholders of Shine Media. You are encouraged to carefully read this entire document and the documents incorporated by reference. You should also carefully consider the risk factors beginning on page _____.

The acquisition of China Greenscape and redomestication merger will be completed upon approval of at least a majority of the shares of common stock of Shine Media outstanding present in person or by proxy and entitled to vote at the special meeting on _____, 2008.

These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor has the Securities and Exchange Commission or any state securities commission passed upon the accuracy or adequacy of this proxy statement/prospectus. Any representation to the contrary is a criminal offense.

This proxy statement/prospectus is dated ________, 2008, and is first being mailed to the Shine Media stockholders on or about _____, 2008.

TABLE OF CONTENTS

Questions and Answers About the Meeting	5
Questions and Answers About the Exchange Offer	11
Enforceability of Civil Liabilities Against Foreign Persons	15
Summary	16
Selected Historical Financial Information of China Greenscape and JSZF	27
Selected Historical Financial Information of Shine Media	29
Comparative Per Share Data	30
Market Price Information	31
Risk Factors	32
Forward-Looking Statements	43
The Shine Media Special Meeting	44
Consideration of the Ratification Proposal	49
Consideration of the Securities Purchase Transaction	49
The Securities Purchase Agreement	71
Shine Media Redomestication Merger	77
The Exchange Offer	88
Shine Media 2008 Performance Equity Plan	97
Information About China Greenscape Limited	105
Management's Discussion and Analysis of Financial Condition and Results of Operations of China Greenscape and JSZF	121
Information About Shine Media	131
Management’s Discussion and Analysis of Financial Condition and Results of Operations of Shine Media	135
Unaudited Pro Forma Condensed Consolidated Financial Statements	138
Directors and Management	145
Certain Relationships and Related Transactions	152
Beneficial Ownership of Securities	154
Price Range of Securities and Dividends	157
Shares Eligible for Future Sale	158
Description of the Combined Company' Securities Following the Stock Purchase	159
Stockholder Proposals	163
Legal Matters	164
Experts	164
Delivery of Documents to Stockholders	164
Where You Can Find More Information	165
Financial Statements	F-1

ANNEXES
A   —   Securities Purchase Agreement, dated as of May 8, 2008
B   —   Green China Resources, Inc. Amended and Restated Memorandum of Association
C   —   Green China Resources, Inc. Amended and Restated Articles of Association
D   —   Shine Media Acquisition Corp. 2008 Performance Equity Plan
E   —   Green China Resources, Inc. Audit Committee Charter
F   —   Green China Resources, Inc. Nominating Committee Charter
G   —   Green China Resources, Inc. Code of Ethics
H   —   Section 262 of the Delaware General Business Law
I   —   Opinion of JMP Securities LLC to Shine Media Acquisition Corp.

This proxy statement/prospectus incorporates important business and financial information about Shine Media and China Greenscape that is not included in or delivered with the document. This information is available without charge to security holders upon written or oral request. The request should be sent to:

Investor Relations
c/o Shine Media Acquisition Corp.
29 Level, Central Plaza
381 Huai Hai Zhong Road,
Shanghai 200020, China 200020
(86) 21 6391 6188

To obtain timely delivery of requested materials, security holders must request the information no later than five business days before the date they submit their proxies or attend the special meeting. The latest date to request the information to be received timely is ________, 2008.

Under the law of the British Virgin Islands, Green China Resources is authorized to issue "ordinary shares" and holders of ordinary shares are "members." References to ordinary shares and members have been translated herein to stockholders, and, from time to time for simplicity, common stock, which are terms more familiar to United States persons who Shine Media believes are the majority of its stockholders.

QUESTIONS AND ANSWERS ABOUT THE MEETING

Q.	Why is Shine Media proposing the stock purchase?	A.
Shine Media was organized to effect a business combination with an operating business that is based in China and that has significant growth potential. After the consummation of the stock purchase and redomestication merger, the operating company of Green China Resources will be JSZF which is located in China. JSZF is a commercial horticulture, nursery and landscape gardening company located in Jiangsu, China, which sources, cultivates, grows and sells a broad assortment of high-quality trees, plants and shrubs to supply the growing needs of the expanding urban greenery market in China. The typical JSZF customers include public infrastructure authorities, property developers, and landscaping service providers. The public infrastructure projects include highways, green belts, parks and urban greenery projects. Shine Media believes that JSZF has the infrastructure in place, a substantial backlog of orders and well formulated business plan, with a corporate track record to be able to expand its business, increase its customer base, and develop new plant products and services. As a result, Shine Media believes that a business combination with China Greenscape will provide Shine Media stockholders with an opportunity to participate in a company with significant growth potential.

Q.	Why is Shine Media proposing the redomestication merger?	A.

Shine Media is proposing the reincorporation of itself into a company formed under the laws of the British Virgin Islands to align its income tax liabilities with the location of its business activities, and thereby reducing the overall impact of corporate income tax and tax on dividends paid by one company to another within the holding company structure of the surviving company after the reincorporation into the BVI entity. Because the future business operations of Green China Resources, China Greenscape and JSZF will be exclusively outside the United States, the redomestication merger is intended to reduce or entirely eliminate the future income tax liability and tax on internal holding company dividend income under the United States tax law that might be assessed on the surviving corporate entity if it had stayed in the United States and permit greater flexibility in structuring acquisitions or creating subsidiaries in China and other countries as the business of JSZF expands and develops. By becoming a non-United States company, it is believed that the successor company to Shine Media, Green China Resources, will be taxed by the jurisdictions in which its business and assets are located and undertaken, and will not be subject to additional income taxes merely by virtue of the location of its place of incorporation.

Q.	Why is Shine Media proposing the stock option plan?	A.	Shine Media is proposing the stock option plan to enable the company to attract, retain and reward its directors, officers, employees and consultants using equity-based incentives.
Q.	What is being voted on?	A.

There are four proposals that you are being asked to vote on.

The first proposal is a ratification of the actions of the officers and directors of Shine Media in pursuing a business combination transaction with an operating business engaged in the business of urban greenery rather than in advertising and media in the People’s Republic of China. This is referred to this proposal as the “business ratification proposal.”

The second proposal is to approve and adopt the securities purchase agreement, dated May 8, 2008, and the transactions contemplated thereby (including the exchange offer). This is referred to this proposal as the “stock purchase proposal.”

The third proposal is to approve the merger of Shine Media with and into Green China Resources for purposes of redomestication to the British Virgin Island. This is referred to this proposal as the “redomestication merger proposal.”

The fourth proposal is to adopt Shine Media's 2008 Performance Equity Plan. This is referred to this proposal as the “stock option plan proposal.”

No vote of the holders of Shine Media's warrants is necessary to adopt any of the proposals, and Shine Media is not asking the warrant holders to vote on any of proposals.

Q.	What vote is required for the business ratification proposal	A.
The approval of the business ratification proposal will require the affirmative vote of a majority of the shares represented and entitled to vote at the meeting. The approval of the business ratification proposal is not a condition to the approval of the stock purchase or the redomestication merger proposals.

Q.	What vote is required in order to adopt the stock purchase proposal?	A.

The approval of the stock purchase proposal will require the affirmative vote of a majority of the outstanding shares of Shine Media's common stock. If the holders of more than 1,379,999 shares of common stock issued in Shine Media's initial public offering, vote against the stock purchase proposal and demand conversion of their shares into a pro rata portion of the trust account as of the record date, then the stock purchase will not be consummated. Shine Media will not consummate the transaction described in the stock purchase proposal unless the redomestication merger is also approved. Similarly, the redomestication merger will not be consummated if the stock purchase proposal is not approved. The approval of the stock option plan proposal is not a condition to the consummation of the stock purchase or redomestication merger proposals.

Q.	What vote is required in order to adopt the redomestication merger?	A.	The affirmative vote of the holders of a majority of the outstanding shares of Shine Media common stock is required to approve the redomestication merger proposal.
Q.	What vote is required in order to adopt the stock option plan?	A.

The approval of the stock option plan will require the affirmative vote of a majority of the shares represented and entitled to vote at the meeting. The approval of the stock option plan is not a condition to the approval of the stock purchase or the redomestication merger proposals.

Q.

Does the Shine Media board recommend voting in favor of the ratification of the business focus change, securities purchase agreement and related transactions, the redomestication merger and the stock option plan.
A.

After careful consideration to the terms and conditions of the securities purchase agreement, the plan of redomestication and the securities purchase agreement, the board of directors of Shine Media has determined that the change of business focus for the acquisition of China Greenscape and its operating subsidiary, JSZF, the merger with Green China Resources and the stock option plan each are in the best interests of the Shine Media stockholders. The Shine Media board recommends that the stockholders vote for each of the proposals being put before the stockholders.

Q.	How do the Shine Media insiders intend to vote their shares?	A.
All of the insiders who purchased their shares prior to the initial public offering (including the officers and directors) have agreed to vote the shares held by them on the stock purchase proposal and redomestication merger proposal in accordance with the vote of the majority of the shares of common stock issued in the initial public offering. They have indicated that they also will vote in favor of the stock option plan proposal.

Q.	What will I receive in the redomestication merger?	A.

Shine Media security holders will receive an equal number of common shares of Green China Resources in exchange for their Shine Media common stock, and Green China Resources will assume the outstanding Shine Media warrants and representative’s unit purchase option, the terms and conditions of which will not change, except that on exercise, they will receive the common shares of Green China Resources.

Q.	How will the redomestication merger be accomplished?	A.

Shine Media will merge with and into Green China Resources, which was incorporated as a British Virgin Islands company on March 20, 2008, and is its wholly owned subsidiary. As a result of the redomestication merger, each currently issued outstanding share of common stock of Shine Media will automatically convert into a common share of Green China Resources. This procedure will result in you becoming a stockholder in Green China Resources.

Q.	Will the Shine Media stockholders be taxed as a result of the redomestication merger?	A.

Generally for United States federal income tax purposes, stockholders who are United States holders will not recognize any gain or loss, provided no holder owns 5% or more of the common stock of Green China Resources following the redomestication merger. You are urged to consult your own tax advisors with regard to your particular tax consequences of the redomestication merger.

Q.	Will Shine Media be taxed on the redomestication merger?	A.

Management believes that Shine Media will not incur any material amount of federal income or withholding tax as a result of the redomestication merger. An evaluation will be made to establish whether Shine Media has any intangible assets which will be transferred to Green China Resources in connection with the redomestication merger. If there are any such intangible assets, it is not expected that they will be of a substantial amount and any federal income tax will not be of material significance. The IRS may not agree with this conclusion. In such an event, there may be a significant tax obligation for Green China Resources, the surviving company, to pay.

Q.	How much of the surviving company will existing Shine Media stockholders own?	A.

The Selling Stockholders of China Greenscape and others will receive up to 30,800,000 shares of common stock of Green China Resources in the transaction. If the exchange offer is accepted in full, there will be an additional 6,500,000 shares of common stock of Green China Resources issued to the holders of the Classes A and C Preferred stock of China Greenscape. Assuming that all the foregoing shares are issued, the current owners of China Greenscape will have 80.98% of the issued and outstanding shares of common stock of Green China Resources, and the current holders of common stock of Shine Media will own 19.02 % of Green China Resources. The foregoing percentage for the current holders of Shine Media will be reduced upon the issuance of any of the 21,000,000 shares are paid as the contingent consideration to the Selling Stockholders, which may be earned until 2012 and if any of the current holders of Shine Media exercise either the conversion rights or appraisal rights.

Q.	How much dilution will I experience?	A.
Currently there are 8,758,333 shares of common stock outstanding of Shine Media. For the acquisition of the common stock of China Greenscape, there will be issued 30,800,000 shares. For the acquisition of the Classes A and C Preferred stock of China Greenscape, there will be issued an additional 6,500,000 shares of common stock. Assuming all these shares are issued, the current stockholders will own approximately 19.02% of the company after the acquisition and exchange offering representing a reduction of 80.98% from their current 100% ownership of the company. To the extent that the 21,000,000 earn-out shares are issued to the Selling Stockholders between 2009 and 2013 and outstanding warrants are exercised, the current stockholders will experience further dilution of their ownership interest in the company. If all the earn-out shares are issued, aggregating 21,000,000 shares, and no other shares are issued (including no shares underlying the underwriter’s unit purchase option or the warrants), there will be a total of 58,300,000 shares issued in connection with the acquisition resulting in 67,058,333 shares being issued and outstanding, and the aggregate of the consideration and exchange offer shares and earn-out shares will represent 86.94%, of the outstanding shares and the original stockholders will own 13.06% of the outstanding shares.

Q.	What will happen if all of the China Greenscape preferred stock is not exchanged in the exchange offer?	A.
Shine Media will acquire control over China Greenscape upon closing of the stock purchase transaction by virtue of owning all the common stock. Any holders of preferred stock of China Greenscape who do not accept the exchange offer will remain as holders of their preferred stock with limited rights to approve certain fundamental transactions affecting China Greenscape specified in the Memorandum and Articles of Association of China Greenscape. In particular, under the Articles of Association, China Greenscape would need to obtain the affirmative vote of the holders of a majority of the preferred stock then outstanding to: sell or transfer any part of the assets of China Greenscape; enter into, terminate or amend a material contract of China Greenscape; incur indebtedness; enter into a partnership or joint venture; extend credit; declare or pay a dividend; commence proceedings to wind up China Greenscape; amend the Memorandum of Association or Articles of Association of China Greenscape; authorize the issuance of additional shares or any merger or consolidation of or involving China Greenscape; change materially the business of China Greenscape; or enter into transactions with stockholders, directors or officers of China Greenscape. The holders of China Greenscape preferred stock could thereby block a transaction that would be in the best interests of Green China Resources and its stockholders. Also, in that case, Green China Resources would not own all of China Greenscapes’ equity interests and would have to account for the minority interests held by the holders of preferred stock in its financial statements. Holders of China Greenscape preferred stock would have no right to vote on any matters requiring the approval of Green China Resources stockholders.

Q.	What will the name of the surviving company be after the stock purchase?	A.	The name of the surviving company following completion of the stock purchase and redomestication merger will be "Green China Resources, Inc."
Q.	Do I have conversion rights?	A.
If you hold shares of common stock issued in Shine Media's initial public offering, then you have the right to vote against the stock purchase proposal and demand that Shine Media convert these shares into a pro rata portion of the trust account in which a substantial portion of the net proceeds of Shine Media's initial public offering are held. These are sometimes referred to as rights to vote against the stock purchase and demand conversion of the shares into a pro rata portion of the trust account as conversion rights.

Q.	If I have conversion rights, how do I exercise them?	A.
If you wish to exercise your conversion rights, you must vote affirmatively against the stock purchase proposal and at the same time demand that Shine Media convert your shares into cash. A broker non-vote and abstention are not the equivalent of an affirmative vote against the stock purchase proposal. You may exercise your conversion rights either by checking the box on the proxy card or by submitting your request in writing and mailing to Shine Media. You may phone Shine Media for instructions on how to remedy an improperly executed demand for conversion at any time until the stockholder meeting. If, notwithstanding your negative vote, the stock purchase is completed, then you will be entitled to receive a pro rata portion of the trust account, including any interest earned thereon, through the record date, subject to any tax obligations of in respect of the income of Shine Media. Currently, it is estimated that you will be entitled to convert each share of common stock of Shine Media that you hold into approximately $_____. If you exercise your conversion rights, then you will be exchanging your shares of Shine Media common stock for cash and will no longer own these shares. You will be entitled to receive cash for these shares only if you continue to hold these shares through the closing of the stock purchase transaction and you then tender your stock certificate to the transfer agent for the company, as soon as possible after the consummation of the acquisition is closed. If the stock purchase transaction is not completed, then your shares cannot be converted to cash. The exercise of conversion rights as to shares of common stock will have no effect on any of the warrants you may hold.

Q.	What happens to the funds deposited in the trust account after consummation of the stock purchase?	A.
Upon consummation of the stock purchase:

(1) the stockholders electing to exercise their conversion rights will receive their pro rata portion of the funds in the trust account; and (2) and the balance of the funds, less expenses of the trust fund, taxes due on the interest earned on the trust fund, taxes due for the redomestication of Shine Media and transaction costs, will be paid to and retained by Green China Resources for the operating capital of China Greenscape and JSZF subsequent to the closing of the business combination.

Q.	Who will manage the combined company?	A.
The combined company will be managed by the current management of China Greenscape and JSZF. Mr. Zhenghong Zhu, who is currently the chief executive officer of China Greenscape, will become the chief executive officer and a director of Green China Resources. Ms. Shirley Lee, who is currently the chief financial officer of China Greenscape, will become the acting chief financial officer of Green China Resources. Mr. Yousheng Zhan, who is currently the chief Technical Officer of China Greenscape will become the Chief Technical Officer of Green China Resources. Mr. Richard Chang, who is currently a director of Shine, will become a director of Green China Resources. Mr. David Chen, who is currently the chief executive officer of Shine, will also become a director of Green China Resources. Mr. Lu Keping, who was the founder of JSZF, will become a director of Green China Resources.

Q.	Do I have dissenter or appraisal rights?	A.	In connection with the redomestication merger, the Shine Media stockholders have appraisal rights under Delaware corporate law.
Q.	How do I exercise my appraisal rights?	A.
You must not vote in favor of the redomestication merger proposal, and then you must mail or deliver a written demand for appraisal to Shine Media/Green China Resources. You may vote against, abstain or leave blank your vote on the redomestication merger proposal. You will need to identify yourself and the number of shares for which appraisal is sought. You may have your broker do this for you. After completion of the redomestication merger, you, or another stockholder must petition the Delaware courts to start the appraisal process. The company may also initiate such a court process, but does not intend to do so. You may change your mind after seeking appraisal and elect to take the Green China Resources shares offered in the redomestication merger. You and the company may also negotiate an amount to be paid for each share for which appraisal rights are sought. If you elect to take the appraisal amount, you will surrender your shares being appraised.

Q.	What happens if the stock purchase is not consummated?	A.
Shine Media has until December 27, 2008, to consummate a business combination. If it is not able to consummate the securities purchase agreement, it will have to liquidate because it will not be able to complete a different transaction. In any liquidation, the funds held in the trust account, plus any interest earned thereon and subject to deduction for taxes due, together with any remaining out-of-trust net assets, will be distributed pro rata to the holders of common stock of Shine Media, excluding the Shine Media initial stockholders, each of whom has waived any right to any liquidation distribution.

Q.	When do you expect the stock purchase to be completed?	A.	It is currently anticipated that the stock purchase will be completed promptly following the Shine Media special meeting.
Q.	If I am not going to attend the Shine Media special meeting in person, should I return my proxy card instead?	A.
Yes. After carefully reading and considering the information contained in this proxy statement/prospectus, please fill out and sign your proxy card. Then return the enclosed proxy card in the return envelope as soon as possible, so that your shares may be represented at the Shine Media special meeting.

Q.	What will happen if I abstain from voting or fail to vote?	A.
An abstention or failure to vote will have the same effect as a vote against the stock purchase proposal, but will not have the effect of converting your shares into a pro rata portion of the trust account. To be able to exercise your conversion rights, you must affirmatively vote against the stock purchase proposal. An abstention or failure to vote also will have the effect of voting against the redomestication merger, but will have no effect on the business ratification proposal or approval of the stock option plan.

Q.	What do I do if I want to change my vote?	A.
Send a later-dated, signed proxy card to Shine Media's secretary prior to the date of the special meeting or attend the special meeting in person and vote. If you hold your shares through a broker, you will have to direct your broker to do this for you. You also may revoke your proxy by sending a notice of revocation to Shine Media's secretary at the address of Shine Media's corporate headquarters.

Q.	If my shares are held in "street name" by my broker, will my broker vote my shares for me?	A.
No. Your broker can vote your shares only if you provide instructions on how to vote. You should instruct your broker to vote your shares, following the directions provided by your broker. To exercise the conversion rights, your broker must be directed to affirmatively vote against the stock purchase proposal on your behalf.

Q.	Do I need to turn in my old certificates after the redomestication merger?	A.
No. If you hold your securities in Shine Media in certificate form, as opposed to holding them through your broker, you do not need to exchange them for certificates issued by Green China Resources. Your current certificates will represent your rights in Green China Resources. You may exchange them by contacting the transfer agent, Continental Stock Transfer & Trust Company, Reorganization Department, and following their requirements for reissuance. If you elect conversion or appraisal, you will need to deliver your old certificate to Green China Resources.

Q.	Who can help answer my questions?	A.
If you have questions about the stock purchase, you may write or call Shine Media Acquisition Corp., 29 Level, Central Plaza, 381 Huai Hai Zhong Road, Shanghai 200020, China. The phone number is (86) 21 6391 6188 (which number is in China, which is 12 hours ahead of New York time).

QUESTIONS AND ANSWERS ABOUT THE EXCHANGE OFFER

The following are some of the questions that a holder of the Classes A and C Preferred stock of China Greenscape (“China Greenscape Classes A and C Preferred”) may have regarding the exchange offer and answers to those questions. The answers to these questions do not contain all information relevant to the decision whether to tender shares of China Greenscape Classes A and C Preferred for exchange, and Green China Resources urges you to carefully read the remainder of this prospectus and offer to exchange and the letter of transmittal.

Q.	What is the Green China Resources proposed transaction?	A.
Green China Resources is offering to acquire all of the outstanding shares of China Greenscape Classes A and C Preferred in exchange for shares of Green China Resources common stock. Pursuant to a stock purchase agreement, subject to receipt of approval by the Shine Media stockholders and other conditions, Green China Resources will acquire all of the outstanding common stock of China Greenscape. The exchange offer is the final step in the Green China Resources plan to acquire all of the outstanding shares of China Greenscape.

Q.	What will I receive in exchange for my China Greenscape Classes A and C Preferred?	A.
In exchange for each share of China Greenscape Classes A and C Preferred, if you validly tender and do not properly withdraw your tender before the expiration date, you will receive of 11.57 shares of Green China Resources common stock and a promissory note for $44.493.

Q.	Can Green China Resources increase the consideration being offered in the offer for the China Greenscape Classes A and C Preferred?	A.
Green China Resources, in its sole discretion, may choose to amend the offer to change the number of shares of Green China Resources common stock to be exchanged by Green China Resources for each share of China Greenscape Classes A and C Preferred. However, Green China Resources is under no obligation to increase the amount of consideration it is offering for shares of China Greenscape Classes A and C Preferred and has no intention of doing so. In the event that Green China Resources were to choose to increase the consideration, Green China Resources would extend the offer, if and as required by applicable U.S. securities laws.

Q.	What are the conditions of the offer?	A.
The obligation to exchange shares of Green China Resources common stock for shares of China Greenscape Classes A and C Preferred pursuant to the exchange offer is subject to several conditions referred to below under the section captioned “The Exchange Offer—Conditions of the Offer”, including the following:

• The “stock purchase condition”—Green China Resources must have acquired the outstanding shares of common stock of China Greenscape.

• The “stockholder approval”—The Shine Media stockholders must have approved the stock purchase and the redomestication merger.

• The “registration statement condition”—the registration statement of which this is a part, shall have become effective, no stop order suspending the effectiveness of the registration statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC, and Green China Resources shall have received all necessary state securities law or “blue sky” authorizations.

The satisfaction of any of the conditions to the exchange offer, including those set forth above, will be determined by Green China Resources in its good faith discretion. In its sole discretion, Green China Resources may waive any and all conditions to the exchange offer, including those set forth above, to the extent legally permissible.

Q.	Will I be taxed on the Green China Resources common stock I receive?	A.
As described below under the heading “The Exchange Offer—Material U.S. Federal Income Tax Consequences,” for United States federal income tax purposes, a United States person who exchanges China Greenscape Classes A and C Preferred for Green China Resources common stock pursuant to the exchange offer will not recognize any gain or loss.

BECAUSE TAX MATTERS ARE COMPLICATED, GREEN CHINA RESOURCES URGES YOU TO CONTACT YOUR OWN TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO YOU OF THE OFFER.

Q.	What percentage of Green China Resources’ common stock will former holders of China Greenscape Classes A and C Preferred own after the exchange offer?	A.
Green China Resources estimates that if all shares of China Greenscape Classes A and C Preferred are exchanged pursuant to the exchange offer, former holders of China Greenscape Classes A and C Preferred would own, in the aggregate, approximately 14.85% of the total outstanding shares of Green China Resources common stock (prior to any issuances of shares of Green China Resources based on net income profit goals or upon exercise of any warrants).

Q.	How long do I have to decide whether to tender my shares in the exchange offer?	A.
 Unless Green China Resources extends the period of time during which the exchange offer is open, you have until 11:59, New York City time, on ____________________, 2008, to decide whether to tender your shares of China Greenscape Classes A and C Preferred in the exchange offer. When Green China Resources makes reference to the “expiration date” or the “expiration of the exchange offer” anywhere in this prospectus and offer to exchange, this is the time to which Green China Resources is referring, including, when applicable, any extension period that may apply

Q.	Can the exchange offer be extended and under what circumstances?	A.
Green China Resources may, in its sole discretion, extend the exchange offer at any time or from time to time. For instance, the exchange offer may be extended if any of the conditions specified in the section captioned “The Exchange Offer—Conditions of the Offer” is not satisfied prior to the scheduled expiration date of the exchange offer.

Q.	How will I be notified if the exchange offer is extended?	A.
If Green China Resources decides to extend the exchange offer, it will inform the holders of China Greenscape Classes A and C Preferred of that fact and will make a public announcement of the extension, not later than 9:00 a.m., New York City time, on the business day after the day on which the exchange offer was otherwise scheduled to expire.

Q.	How do I tender my shares of China Greenscape Classes A and C Preferred?	A.
To tender shares of China Greenscape Classes A and C Preferred, you must deliver the certificates representing your shares of China Greenscape Classes A and C Preferred, together with a completed letter of transmittal and any other required documents, to Green China Resources not later than the time the exchange offer expires. For a complete discussion on the procedures for tendering your shares of China Greenscape Classes A and C Preferred, see the section captioned “The Exchange Offer—Procedure for Tendering.”

Q.	Until what time can I withdraw tendered shares of China Greenscape Classes A and C Preferred?	A.
You can withdraw tendered shares of China Greenscape Classes A and C Preferred at any time until the expiration of the exchange offer and, if Green China Resources, has not agreed to accept your shares of China Greenscape Classes A and C Preferred for exchange pursuant to the exchange offer, you can withdraw them at any time after ________________, 2008. Once Green China Resources accepts shares of China Greenscape Classes A and C Preferred for exchange pursuant to the exchange offer all tenders not previously withdrawn become irrevocable. For a complete discussion on the procedures for withdrawing your shares of China Greenscape Classes A and C Preferred, see the section captioned “The Exchange Offer—Withdrawal Rights.”

Q.	How do I withdraw tendered shares of China Greenscape Classes A and C Preferred?	A.
To withdraw shares of China Greenscape Classes A and C Preferred, you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to Green China Resources, during the period of time that you have the right to withdraw the shares of China Greenscape Classes A and C Preferred. For a complete discussion on the procedures for withdrawing your shares of China Greenscape Classes A and C Preferred, see the section captioned “The Exchange Offer—Withdrawal Rights.”

Q.	When and how will I receive shares of Green China Resources in exchange for my tendered shares of China Greenscape Classes A and C Preferred?	A.
Green China Resources will exchange all validly tendered and not properly withdrawn shares of China Greenscape Classes A and C Preferred promptly after the expiration date of the exchange offer, subject to the terms of the exchange offer and the satisfaction or waiver of the conditions to the exchange offer, as set forth in the section captioned “The Exchange Offer—Conditions of the Offer.” Green China Resources will pay for your validly tendered and not properly withdrawn shares of China Greenscape Classes A and C Preferred by promptly issuing shares of Green China Resources after the expiration date. In all cases, issuance of shares of Green China Resources in exchange for tendered shares of China Greenscape Classes A and C Preferred will be made only after timely receipt by Green China Resources of certificates for such shares of China Greenscape Classes A and C Preferred and a properly completed and duly executed letter of transmittal and any other required documents.

Q.	If I tender my shares of China Greenscape Classes A and C Preferred for exchange, will I be giving up any rights?	A.
Holders of China Greenscape Classes A and C Preferred have rights granted under the China Greenscape Articles of Association to approve certain fundamental transactions. See “The Exchange Offer - Differences in Stockholder Rights.” Shares of Green China Resources common stock issued in exchange for the shares of China Greenscape Classes A and C Preferred do not have any similar special approval rights.

Q.	If I decide not to tender, how will the offer affect my shares of China Greenscape Classes A and C Preferred?	A.
You will remain a holder of preferred stock of China Greenscape. If the stock purchase is consummated, China Greenscape will become a subsidiary of Green China Resources and you would hold minority interests in that subsidiary, with no assurance of any future liquidity.

Q.	Are dissenters’ rights available in the exchange offer?	A.
Dissenters’ rights are the rights of stockholders, in certain cases, to receive “fair value” for their shares, as determined by a judicial appraisal process. Dissenters’ rights are not available in the exchange offer. See the section captioned “The Exchange Offer—Purpose of the Offer; Dissenters’ Rights.”

Q.	Who can I talk to if I have questions about the offer?	A.
You can find more information about Green China Resources and Shine Media from various sources described in the section captioned “Where You Can Find More Information.” If you are a holder of China Greenscape Classes A and C Preferred, you may call Lori Johnson at (619) 795-4627.

Any stockholder desiring to tender all or any portion of such stockholder’s China Greenscape Classes A and C Preferred should complete and sign the accompanying letter of transmittal, or a manually signed facsimile thereof, in accordance with the instructions in the letter of transmittal and mail or deliver it together with the certificate(s) evidencing tendered shares of preferred stock, and any other required documents, to Green China Resources.

Questions or requests for assistance may be directed to China Green Resources at its address and telephone numbers as set forth below. Requests for additional copies of this prospectus and offer to exchange, and the accompanying letter of transmittal may be directed to Green China Resources, and copies will be furnished promptly at its expense.

THE OFFER TO PURCHASE AND THE ACCOMPANYING LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION, AND YOU SHOULD READ BOTH CAREFULLY AND IN THEIR ENTIRETY BEFORE MAKING A DECISION WITH RESPECT TO THE EXCHANGE OFFER.

ENFORCEABILITY OF CIVIL LIABILITIES AGAINST FOREIGN PERSONS

Green China Resources is incorporated under the laws of the British Virgin Islands and the operating subsidiary, if the business combination is completed, is incorporated under the laws of the PRC, and it operates only in the PRC. Substantially all of the assets of Green China Resources and its subsidiary will be located in the PRC and the majority of its officers and directors and the experts named in this proxy statement / prospectus are outside the United States. Although China and the United States are signatories to the 1965 Hague Convention on the Service Abroad of Judicial and Extra Judicial Documents in Civil and Commercial Matters, service under this treaty is cumbersome and time consuming and may not result in adequate notice, such that any judgment based on service thereunder may be reopened, relitigated and overturned. Therefore, an investor should understand it is not likely that service of process upon the company or its subsidiaries, its officers and directors, its assets and experts will be obtainable within the United States or for actions against Green China Resources originating in the United States.

It will be difficult for investors to enforce a judgment against Green China Resources or its subsidiaries or its assets outside of the United States if obtained in the United States in any actions, including actions predicated upon the civil liability provisions of the federal securities laws of the United States or of the securities laws of any State of the United States. In addition, the directors and executive officers and certain of the experts named in this proxy statement / prospectus are resident outside the United States, and all or a substantial portion of the assets of these persons are or may be located outside the United States. Therefore, it may not be possible for investors to effect service of process within the United States upon them, or to enforce against them any judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the federal securities laws of the United States or of the United States securities laws of any state of the United States.

The difficulty of enforcing a United States court judgment in the PRC, where most of the assets of the company are located and which is the residence of most of the directors and officers of the company, stems from the lack of any official arrangement providing for judicial assistance to the enforcement of judgments of courts of the United States in the PRC. The PRC does not have treaties providing for the reciprocal recognition and enforcement of judgments of courts within the United States. In the absence of such a treaty, judgments of United States courts will not be enforced in the PRC without review of the merits of the claims and the claims brought in the Green China Resources action in the United States court will have to be re-litigated on their merits.

Likewise, administrative actions brought by regulatory authorities, such as the SEC, and other actions, which result in foreign court judgments, could (assuming such actions are not required by PRC law to be arbitrated) only be enforced in the PRC if such judgments or rulings do not violate the basic principles of the laws of the PRC or the sovereignty, security and public interest of the society of China, as determined by a People's Court of China that has jurisdiction for recognition and enforcement of judgments.

There is doubt as to the enforceability in the PRC of any actions to enforce judgments of United States or British Virgin Islands courts arising out of or based on the ownership of the securities of Green China Resources, including judgments arising out of or based on the civil liability provisions of United States federal or state securities laws, and whether PRC courts would enforce, in original actions, judgments against Green China Resources, its directors and officers and assets in the PRC predicated solely upon the federal securities laws of the United States. An original action may be brought in the PRC against Green China Resources or its subsidiaries or its directors and officers and experts named in this proxy statement / prospectus only if the actions are not required to be arbitrated by PRC law and only if the facts alleged in the complaint give rise to a cause of action under PRC law. In connection with such an original action, a PRC court may award civil liability, including monetary damages.

SUMMARY

Summary

This section summarizes material items related to the proposals to be voted on. These items are described in greater detail elsewhere in this proxy statement/prospectus. You should carefully read this proxy statement/prospectus and the other documents to which this proxy statement/prospectus refers you. See "Where You Can Find More Information."

The Companies

Shine Media

Shine Media is a blank check company organized under the laws of the State of Delaware on June 24, 2005. It was formed to acquire direct or indirect ownership through a merger, capital stock exchange, asset or stock acquisition or other similar business combination, or control through contractual arrangements, of one or more operating businesses in China. The original intention was to seek an acquisition opportunity within the media and advertising industry in China. But because of the absence of opportunities that met the criteria of the board of directors, Shine Media broadened its search for an appropriate business acquisition opportunity in other industries. Because the certificate of incorporation does not require it to seek a business combination within any specific industry, management believes it is permitted under its terms to expand the search to industries outside the media and advertising industries and ultimately to conclude an acquisition in some other industry.

On December 20 and December 27, 2006, Shine Media consummated a private placement and initial public offering of 133,333 units and 6,000,000 units, respectively. Each unit consisted of one share of our common stock and two warrants. Each warrant entitles the holder to purchase one share of the common stock at an exercise price of $5.00 per share. The units sold in the private placement and initial public offering were sold at an offering price of $6.00 per unit, generating gross proceeds of $800,000 and $36,000,000 respectively. After deducting the underwriting discounts and commissions, the placement fee and the offering expenses, the net proceeds to the company from the offering and the private placement were $33,617,500. Of this amount, $600,000 was released to the company to be used to provide for business, legal and accounting due diligence on prospective business combinations and continuing operating expenses. The remaining balance of $33,017,500 was deposited into a trust account. On January 25, 2007, the company consummated the public sale of 900,000 additional units pursuant to the exercise by the underwriters of their over-allotment option granted as part of the initial public offering. After deducting the underwriting discounts and commissions, an additional $5,211,000 was deposited into the trust account. In connection with the initial public offering and exercise of the over-allotment, the underwriters agreed to defer payment of approximately $1,035,000 of the discounts and commissions on the public sale of the securities, equal to 2.5% of the gross proceeds, which amount will be paid only on consummation of a business combination.

Prior to the initial public offering, Shine Media issued certain of its pre-initial public offering stockholders (hereafter, our stockholders prior to the initial public offering, including all of the officers and directors of the company defined as “Pre-IPO Stockholders”) options to purchase such additional number of shares as would be necessary to maintain their ownership of 20% of the outstanding shares (excluding the shares purchased in the private placement) after the offering in the event the underwriters exercised the over-allotment option. These options were exercised at $.017 per share on January 25, 2007, in connection with the sale of the securities under the over-allotment option, and the company issued 225,000 shares of common stock to its Pre-IPO Stockholders.

From its initial publid offering on December 27, 2006 and up to and including March 31, 2008, Shine Media has incurred a total of approximately $778,578 in expenses, and as a result has current liabilities of approximately $1,775,442 (excluding deferred interest underwriting compensation of $1,035,000, and provision for taxes of $656,057). The most significant expenses incurred to date include approximately $158,163 in legal and accounting fees, $65,590 in travel expenses, $10,000 in monthly office expenses payable to Shine Media Group aggregating $120,000, and premiums for general and officer and director insurance of approximately $105,000. The accrued liabilities will be paid by the combined company after the business combination from the capital it will obtain from the funds previously placed in the trust account. Other than its initial public offering and the pursuit of a business combination, Shine Media has not engaged in any business to date. If Shine Media does not consummate a business combination by December 27, 2008, then, pursuant to its fourth restated certificate of incorporation, Shine Media's officers must take all actions necessary to dissolve and liquidate Shine Media.

The mailing address of Shine Media's principal executive office is Shine Media Acquisition Corp., 29 Level, Central Plaza, 381 Huai Hai Zhong Road, Shanghai 200020, China, and its telephone number is (86) 21 6391 6188 in the PRC, which is 12 hours ahead of New York time.

China Greenscape

China Greenscape, through its subsidiary, is an urban green resources company in the PRC that develops, cultivates, and distributes trees, plants and flowers to supply the growing greenery needs of China’s rapidly expanding municipalities. It is one of a select few companies in China that has the necessary scale to meet the central government mandated greenery needs of entire cities and urban development zones. Management of China Greenscape believes that the company is well positioned to expand its operations to provide a variety of related value-added services, such as plant selection, landscape designing and after planting servicing, to its customers currently on a regional and in the future a national basis. With its operational scale, history of successfully completing large-scale projects and with a backlog of over US$250 million, China Greenscape is one of the leading providers of greenery in China today and aims to become one of the largest green resource companies in China in the next 5 to 10 years.

China Greenscape’s headquarters is strategically located in Jiangsu Province, which in 2006 was ranked 3rd in gross domestic product among all provinces in the PRC. China Greenscape’s growing areas are located in the Yangtze River delta region, where the economic growth, transportation network, weather conditions and water supply make it an ideal place to grow its business. The company has over 3,100 acres of growing area and approximately 16 acres of advanced automated greenhouse facilities where the latest cloning and planting technologies are employed to produce high-quality and low-cost products. China Greenscape believes it has one of the largest and most diverse inventories of trees and plants in China, which enables it to be a single source provider in many large-scale and complex greenscape projects. The company’s focus is on catering to city governments and large developers that typically need thousands of trees and other flora. Contracts from such customers are typically performed over multiple years and are generally valued at a more than RMB100 million. This differs from many other participants in the highly fragmented PRC urban green resource supply market that only have a few acres of land and can only supply local requirements of up to a few hundred trees and plants.

China Greenscape competes on the strength of its reputation, its large scale of operations, proven track record for service and timely delivery of healthy products, and its strong relationships with government and developer customers and potential customers.. Management of China Greenscape believes that the company will continue its growth based on the following strategies:

• Providing integrated green solutions - China Greenscape consults with city infrastructure authorities during their initial urban planning stages, and it assists in the design and planning stages of their city planning programs. It also serves as a single-source provider to service the needs of an entire urban project or development and assures the replace the health of the greenery planted in any particular project for a period of at least one year.

• Emphasis on innovative technologies – China Greenscape’s research and development team focuses on cultivation techniques to breed low-cost plant and tree species and on implementing multi-level and layered planting technologies to maximize the use of its land while ensuring the health of its inventory.

• Leverage of brand and reputation – Since China Greenscape has a strong track record of service quality, as demonstrated by successfully completion of a number of large projects, management believes that its brand recognition is already substantial in the Yangtze River delta region and is increasing elsewhere in China.

• Geographic expansion in China – It is the objective of management to maintain a leading position in the geographic regions that China Greenscape currently serves by being a single source of greenery that provides high-quality service to its customers. Its large supply resources, large land capacity for growing trees and plants, research and development capabilities, and experienced management are the exception in this highly fragmented market mainly comprised of small “mom and pop” operations. Management intends to increase the geographical reach within eastern and central China to address the growing demand for greenery throughout the nation.

China Greenscape believes that it is positioned to not only capitalize on the significant urban demand for greenery, but with its tree resources and knowledge, it believes that it will have the opportunity to expand into the forest products industry in the future. The company plans to acquire substantial amounts of acreage over the next several years by option and acquisition of lease and other rights, with an objective of locating and acquiring as much as 800,000 acres of forest land. A part of its long term business plan is to become one of the larger forest product companies in China. A forest products division could participate in that industry in many different ways, including as a timber supplier or as a lumber company to more directly supply product to the growing wood consuming industries, such as construction, furniture and paper industries. Management believes that expansion into the wider forest products industry is a natural extension and complement to the current business of China Greenscape which is largely focused on tree production.

The Business Combination

The securities purchase agreement provides for Shine Media, through Green China Resources, to acquire all the equity interests of China Greenscape, and its wholly owned and controlled subsidiary JSZF, from the Selling Stockholders. The Selling Stockholders are several corporate entities formed under the corporate law of the BVI and several individuals.

China Greenscape was incorporated in the British Virgin Islands on February 5, 2007, for the purpose of acquiring all the equity interests of JSZF as a subsidiary. JSZF was incorporated in China on July 19, 2002. Between June 11 and 27, 2007, JSZF obtained the several required approvals from the PRC government and became a wholly owned subsidiary in China Greenscape and was authorized as a Foreign Investment Enterprise. China Greenscape is principally owned by Ms. Ng Sau Lai, the chairperson of the board of directors, through a BVI corporation, Lucminton Co., Ltd of which she is the sole director and officer, and five other stockholders. China Greenscape also has 13 investor stockholders which hold all the China Greenscape Series A and Series C Preferred.

At the closing of the securities purchase agreement, Shine Media will merge with and into Green China Resources for the purpose of redomestication out of the United States. One of the primary purposes of this merger is to align the taxation of the business operations with the location of the business operations and assets. By leaving the United States, the income of Green China Resources should only be taxed by the Chinese authorities, and dividend income will not be taxed in the United States. Additionally, it is likely that operating under Chinese law will provide greater corporate flexibility to structure the business of Green China Resources within China and effect future acquisitions and reorganizations under Chinese law. Immediately after the redomestication merger, Green China Resources will acquire all of the issued and outstanding common stock of China Greenscape, gaining control of JSZF the operating subsidiary. Green China Resources will also conduct the exchange offer for the China Greenscape Classes A and C Preferred. Pursuant to the redomestication merger, all of the Shine Media common stock held by Shine Media's stockholders will be converted into common shares of Green China Resources and the outstanding warrants and representatives unit options of Shine Media will be assumed by Green China Resources.

The consideration for the acquisition of common stock of China Greenscape will consist of 30,800,000 common shares to be issued to the several stockholders of China Greenscape who hold all the common stock. In addition, Green China Resources will offer an aggregate of 6,500,000 shares of common stock and an aggregate of $25,000,000 in notes to be paid upon exercise of the warrants or their termination.

The Selling Stockholders may receive additional stock consideration under certain conditions. An aggregate of 4,200,000 additional common shares, on an all-or-none basis, will be issued as acquisition consideration, each year for the five years beginning in 2009, if the Green China Resources achieves net income based on the books and records using generally accepted accounting principles consistently applied in the United States, as follows.

Year ending December 31,	Net Profit
2008	$24,230,000
2009	$33,317,000
2010	$41,129,000
2011	$53,311,000
2012	$65,000,000

All the above additional purchase price consideration was agreed upon to provide an incentive for Green China Resources to achieve its goals of business growth.

Shine Media, China Greenscape and the Selling Stockholders plan to complete the stock purchase promptly after the Shine Media special meeting, provided that:

•	Shine Media's stockholders have approved the securities purchase agreement and the redomestication merger proposals;

•	holders of less than 20% of the shares of common stock issued in Shine Media's initial public offering vote against the stock purchase proposal and demand conversion of their shares into cash; and

•	the other conditions specified in the securities purchase agreement have been satisfied or waived.

The Securities Purchase Agreement

The securities purchase agreement is included as an annex to this proxy statement/prospectus. You are encouraged you to read the securities purchase agreement. It is the legal document that governs the stock purchase and the other transactions contemplated by the securities purchase agreement. It is also described in detail elsewhere in this proxy statement/prospectus.

The Shine Media Stock Option Plan

The stock option plan reserves 5,500,000 shares of Shine Media common stock for issuance in accordance with the plan's terms. The purpose of the stock option plan is to enable Shine Media to offer its employees, officers, directors and consultants whose past, present and/or potential contributions to Shine Media have been, are or will be important to the success of Shine Media, an opportunity to acquire a proprietary interest in Shine Media. The various types of awards that may be provided under the stock option plan will enable Shine Media to respond to changes in compensation practices, tax laws, accounting regulations and the size and diversity of its business. Upon the redomestication merger, the plan will become that of Green China Resources, and will be administered by the board of directors of Green China Resources using the common stock of Green China Resources instead of Shine Media common stock.

The stock option plan is included as an annex to this proxy statement/prospectus. You are encouraged you to read the stock option plan in its entirety.

Management after Consummation of Stock Purchase

After the consummation of the stock purchase and of the redomestication merger, the board of directors of the surviving corporation will be (i) Mr. Zhenghong Zhu, who is currently the chief executive officer of China Greenscape, (ii) Mr. Richard Chang, who is currently a director of Shine, (iii) Mr. David Chen, who is currently the chief executive officer and director of Shine, and (iv) Mr. Lu Keping, who was the founder of JSZF.

Each of Mr. Zhenghong Zhu, Ms. Shirley Lee and Mr. Yousheng Zhan will enter into an employment agreement with Green China Resources.

Special Meeting of Shine Media's Stockholders

Date, time and place.    The special meeting of the stockholders of Shine Media will be held at 10:00 a.m., New York time, on _________, 2008, at ___________ to approve the stock purchase, the redomestication merger, and the stock option plan proposals.

Approval of China Greenscape and the Stockholders of China Greenscape

China Greenscape and its holders of ordinary shares have approved the stock purchase proposal and the transactions contemplated thereby by virtue of the execution of the securities purchase agreement. No other approval of the transaction is required by China Greenscape or any of its stockholders.

Voting Power; Record Date

You will be entitled to vote or direct votes to be cast at the special meeting if you owned shares of Shine Media common stock at the close of business on ______, 2008, which is the record date for the special meeting. You will have one vote for each share of Shine Media common stock you owned at the close of business on the record date. Shine Media warrants do not have voting rights. On the record date, there were 8,758,333 outstanding shares of Shine Media common stock.

Vote Required to Approve the Proposals

The approval of the business ratification proposal will require the affirmative vote of the holders of a majority of the shares represented and entitled to vote at the meeting.

The approval of the securities purchase agreement proposal will require the affirmative vote of the holders of a majority of the outstanding shares of Shine Media common stock on the record date.

The approval of the redomestication merger proposal will require the affirmative vote of the holders of a majority of the outstanding shares of Shine Media common stock on the record date.

The approval of the stock option plan proposal will require the affirmative vote of the holders of a majority of the shares represented and entitled to vote at the meeting.

Relation of Proposals

The stock purchase will not be consummated unless the redomestication merger proposal is approved, and the redomestication merger will not be consummated unless the stock purchase proposal is approved. The approval of the business ratification proposal and stock option plan is not a condition to consummation of either the stock purchase or the redomestication merger proposals.

Conversion Rights

Pursuant to Shine Media's certificate of incorporation, a holder of shares of Shine Media's common stock issued in its initial public offering, if the stockholder affirmatively votes against the securities purchase agreement and related transactions, may demand that Shine Media convert such shares into cash. A broker non-vote and abstention are not the equivalent of an affirmative vote against the stock purchase proposal. This demand must be made in writing at the same time that the stockholder votes against the stock purchase proposal. If so demanded, Shine Media will convert each share of common stock into a pro rata portion of the trust account as of the record date. If you exercise your conversion rights, then you will be exchanging your shares of Shine Media common stock for cash and will no longer own these shares. You will be entitled to receive cash for these shares only if you continue to hold these shares through the effective time of the stock purchase and then tender your stock certificate to the combined company. If the stock purchase is not completed, then these shares will not be converted into cash at that time.

The stock purchase will not be consummated if the holders of 20% or more of common stock issued in Shine Media's initial public offering (1,379,999 shares or more) exercise their conversion rights.

Appraisal Rights

Appraisal rights are available under the Delaware General Corporation Law for the stockholders of Shine Media in connection with the redomestication merger proposal. The procedure to exercise appraisal rights is described in detail elsewhere in this proxy statement. For a more complete discussion of appraisal rights, see pages _______ to ____ and Annex H.

Proxies

Proxies may be solicited by mail, telephone or in person. If you grant a proxy, you may still vote your shares in person if you revoke your proxy before the special meeting.

Stock Ownership

On the record date, directors and executive officers of Shine Media and their affiliates and the other Pre-IPO stockholders beneficially owned and were entitled to vote 1,858,333 shares of Shine Media's common stock, representing about 21.21% of the issued and outstanding common stock of Shine Media. In connection with its initial public offering, Shine Media entered into agreements with each of the Pre-IPO stockholders, pursuant to which each Pre-IPO stockholder agreed to vote his or its Shine Media common stock on the business combination in accordance with the majority of the votes cast by the holders of shares issued in connection with the initial public offering.

Shine Media's Board of Directors' Recommendation

The board of directors of Shine Media unanimously approved and decided to recommend to the stockholders of Shine Media to approve the business ratification proposal, securities purchase agreement proposal, the redomestication merger proposal and the stock option plan proposal, and unanimously recommends that you vote or instruct your vote to be cast "FOR" the adoption of the business ratification proposal, the stock purchase proposal, the redomestication merger proposal, and the stock option plan proposal.

Interests of Shine Media Directors and Officers in the Stock Purchase

When you consider the recommendation of Shine Media's board of directors that you vote in favor of adoption of the stock purchase proposal, you should keep in mind that a number of the directors and executives of Shine Media have interests in the securities purchase agreement that are different from, or in addition to, your interests as a stockholder. These interests include, among other things:

• If the securities purchase agreement is not approved and Shine Media fails to consummate an alternative transaction within the time allotted pursuant to its certificate of incorporation, Shine Media would be required to liquidate. In such event, the shares of common stock held by Shine Media's directors and officers would be worthless because Shine Media's directors and officers are not entitled to receive any of the liquidation proceeds and any warranty they hold will expire worthless;

• Shine Media's executives and directors own a total 1,394,000 shares of Shine Media common stock that have a total market value of $_______ based on Shine Media's share price of $____ as of _______, 2008, the record date. They also own an aggregate of 283,420 common stock purchase warrants that have a total market value of $______ based on the Shine Media warrant price of $____ as of _________, 2008, the record date. Because as Shine Media's directors and executives are contractually prohibited from selling their shares prior to one year after the business combination, during which time the value of the shares may increase or decrease, it is impossible to determine what financial impact the securities purchase agreement and acquisition will have on Shine Media's directors and executives;

• The transactions contemplated by the securities purchase agreement provide that Richard Chang and David Chen, current directors of Shine Media will continue as directors of Green China Resources;

• If Shine Media is liquidated without having consummated a business combination, each of David Y. Chen and Hock Ong, will be personally liable to pay the debts and obligations of Shine Media to vendors that are owed money for services and products in excess of the proceeds of the initial public offering not held in the trust account, and it is possible that they may not be able to satisfy those obligations; and

•  Mr. Kerry Propper, the Executive Vice President of Mergers and Acquisition, through a broker dealer that he controls and of which he is the principal stockholder, acted as placement agent for the sale of the Series C Preferred stock of China Greenscape which was closed on January 18, 2008, from which he received a cash commission, and he is the son of Dr. Richard Propper, one of the principals of Chardan China Investments LLC which is the holder of all the Class A Preferred stock of China Greenscape. Mr. Kerry Propper has no economic interest in the Series A Preferred stock investment held by Chardan China Investments LLC.

Completion of the Stock Purchase; General Provisions

Lock up Arrangements

Certain of the Selling Stockholders will enter into lock up agreements not to sell any of the ordinary shares of Green China Resources obtained in the business combination for a period of time. Selling Stockholders owing five percent or more of the ordinary shares will enter into a lock up until the earliest of December 20, 2009, or, if the person is a management person of the company, upon the termination of employment. All Selling Stockholders owning more than one percent but less than five percent of the ordinary shares will enter into a lock up for a period ending on the earliest of December 20, 2009, or, if the person is a management person of the company, upon the termination of employment; provided however, such persons will be able to sell up to 10% of the shares immediately after the business combination, 25% after three months after the business combination and the remaining 65% six months after the business combination. The Selling Stockholders will not be provided registration rights.

Indemnification

Each of Shine Media and Green China Resources, on the one hand, and each of China Greenscape, JSZF and the Selling Stockholders, on the other hand, joint and severally, will indemnify the other group for all liabilities, monetary damages, fines, fees or penalty interest, deficiencies, losses and expenses arising out of any misrepresentation, breach of warranty or failure to perform any covenant or agreement of theirs and for any liability of any nature whatsoever, including any unpaid taxes, which are not reflected on the respective financial statement or disclosure schedule. The liability of China Greenscape, JSZF and the Selling Stockholder is not limited. The liability of Shine Media and Green China Resources is limited to US$250,000.

Post-Transaction Management

The Agreement provides that the management of Green China Resources and the operating subsidiaries will be controlled by the current management of China Greenscape and JSZF. The following table sets forth the principal persons who will comprise the post-business combination management.

Name	Position with Resources	Position with JSZF

Zhu Zhenghong	Chief Executive Officer and Director	General Manager
Zhan Yousheng	Chief Technical Officer	Chief Technical Officer
Shirley Lee	Acting Chief Financial Officer	—

The above identified management persons will enter into employment agreements. Prior to closing, management of China Greenscape and Shine Media and Green China Resources may determine that additional persons will be required to having employment agreements as a condition to closing. The form of employment agreement for the senior management has been negotiated between Shine Media and Green China Resources on the one hand and China Greenscape and JSZF on the other hand, and the final agreements will be substantially in the form as negotiated, subject to variation for salary, term of employment, vacation amount and certain benefits and other terms that are personal to the employee.

Stock Option Plan

Green China Resources, prior to closing will establish and obtain approval for a stock option plan under which the company may award up to 5,500,000 ordinary shares.

Board Configuration and Limitations on Green China Resources after Business Combination

Prior to the closing, Green China Resources will have a board of directors with seven persons. China Greenscape, JSZF and the Selling Stockholders may appoint up to four members, at least two of whom shall comply with the requirements for an independent director as specified by the NASDAQ rules and regulations. Shine Media may appoint one member to the board, and Shine Media and Chardan Capital Investments, LLC shall jointly appoint two members to the board, at least two of which three will comply with the requirement for an independent director as specified by the NASDAQ rules and regulations. In the event that fewer than seven directors are appointed, there will, in all cases, be a majority of independent directors. For a period of three years after the closing, Green China Resources will not, without first obtaining the approval of at least a majority of the independent directors: (i) consummate a sale, transfer or other disposition of all or substantially all of Green China Resources’ assets; (ii) consummate a merger or consolidation of Green China Resources with or into another entity (except a merger or consolidation in which the holders of capital stock of Green China Resources immediately prior to merger or consolidation continue to hold at least 50% of the voting power of the capital stock of Green China Resources or the surviving or acquiring entity in relatively the same proportions); (iii) transfer in one transaction or a series of related transactions, to a person or group of affiliated persons of Green China Resources’ securities if, after such closing, such person or group of affiliated persons would hold 50% or more of the outstanding voting stock of Green China Resources; (iv) a liquidation, dissolution, or winding up of Green China Resources; (v) authorize or issue, or obligate itself to issue, any equity securities (including any security convertible into or exercisable for any such equity interest) for a value under the fair market value of such securities as set by the stock exchange listing the company’s securities; (vi) redeem, purchase or otherwise acquire (or pay into or set aside for a sinking fund for such purpose) any equity security of Green China Resources for a value higher than the fair market value of such securities as set by the stock exchange listing the company’s securities; or (vii) incur indebtedness in excess of two hundred and fifty thousand dollars ($250,000) which is outside the normal course of Green China Resources’ business.

Representations and Warranties

The Agreement contains representations and warranties of the parties relating to, among other things, (a) proper corporate organization and similar corporate matters, (b) capital structure and ownership of the applicable entities, (c) the authorization, performance and enforceability of the Agreement, (d) licenses and permits of the applicable businesses, (e) taxes, (f) financial information and absence of undisclosed liabilities, (g) holding of leases and ownership of other properties, including intellectual property, (h) contracts, (i) litigation, (j) title to properties, (k) absence of certain changes, (l) employee matters, (m) compliance with laws, (n) compliance with applicable provisions of securities laws, and (o) environmental matters.

Conditions to Closing - General conditions

Consummation of the business combination is conditioned on the Shine Media stockholders, at a meeting called for these purposes, adopting and approving (i) the securities purchase agreement for the acquisition of the common stock of China Greenscape by share exchange and (ii) the redomestication merger.

The adoption and approval of the Agreement will require the affirmative vote of the holders of a majority of the shares of Shine Media’s common stock issued in its IPO (“Public Shares”), including holders who purchase Public Shares subsequent to the IPO, and voted on the matter. The holders of the Shine common stock issued prior to its IPO, including the current officers and directors of Shine Media, have agreed to vote such shares in the matter of the adoption and approval of the Agreement to the same effect as the majority of the Public Shares are voted. Additionally, if holders owning 20% or more of the Public Shares both vote against the acquisition and exercise their right to convert their Public Shares into a pro-rata portion of the funds held in trust by Shine for the benefit of the holders of the Public Shares, then the acquisitions contemplated by the Agreement cannot be consummated. The approval of the redomestication merger will require the affirmative vote of a majority of the issued and outstanding Shine common stock.

In addition, the consummation of the business combination contemplated by the Agreement is conditioned upon, among other things, (i) no order, stay, judgment or decree being issued by any governmental authority preventing, restraining or prohibiting in whole or in part, the consummation of such acquisition, (ii) the execution by and delivery to each party of each of the various transaction documents, (iii) the delivery by each party to the other party of a certificate to the effect that the representations and warranties of each party are true and correct in all material respects as of the closing and all covenants contained in the Agreement have been materially complied with by each party, and (iv) the receipt of all necessary consents and approvals by third parties and the completion of necessary proceedings.

Conditions to Closing by Shine Media and Green China Resources

In addition to the general conditions, the consummation by Green China Resources of the acquisition of China Greenscape is conditioned on (i) China Greenscape entering into employment agreements with certain designated management persons, (ii) having in place and required approvals by officials of the PRC for China Greenscape, JSZF and the transactions contemplated by the Agreement, (iii) the key agreements of China Greenscape and JSZF continue to be in place, including dealerships, distributorships, representation agreements, lease agreements and other material agreements for their businesses, (iv) the property leases of JSZF are in good standing, (v) the redemption of the Class B and Class D preferred stock will be completed, and (vi) there will be agreement on the appointment of the directors of Green China Resources after the consummation of the business combination.

Additionally, at the earlier of the closing of the business combination or September 30, 2008 (“Test Date”), China Greenscape, on a consolidated basis, will have a minimum amount in cash and accounts receivable equal to 90% of the total cash and accounts receivable indicated on the China Greenscape and JSZF consolidated balance sheet as of March 31, 2008. Also at the Test Date, China Greenscape, on a consolidated basis, will not have total debt in excess of 128.8% of it’s total debt amount shown on the consolidated unaudited balance sheet as of March 31, 2008, which amount is approximately RMB 480 million, and provided that such increase in total debt may be only for additional inventory and prepayment related to inventory and for no other purpose without the consent of Shine Media. Total debt includes loans to the prior stockholders of China Greenscape or JSZF, long and short term debt, and other interest bearing instruments.

On the Test Date, if the balance sheet shows cash and accounts receivable less than as required or total debt more than as permitted, then the incentive payments shall be reduced on a dollar for dollar basis, with each US$5.28 of the shortfall or excess reducing the incentive payments by one share. The reduction in shares will be applied to all the periodic incentive payments, as earned, until the entire shortfall has been achieved. Notwithstanding the foregoing, if the debt limit is exceeded without permission, Shine Media and Green China Resources may terminate the agreement.

Conditions to Closing by China Greenscape and the Selling Stockholders

In addition to the general conditions, the consummation by China Greenscape and the Selling Stockholders of the sale of the ordinary shares will be conditioned on (i) the timely filing of all required reports with the Securities and Exchange Commission by Shine Media and Green China Resources, (ii) consummation of the redomestication merger, and (iii) continued quotation of the ordinary shares of Green China Resources on the OTC Bulletin Board, and Green China Resources will have made reasonable commercial efforts to obtain approval for the listing of its ordinary shares on the NASDAQ Stock Market to take effect on the consummation of the business combination. Shine Media has agreed that it will prepare and file a registration statement, which shall contain a proxy statement/prospectus, to register, under the Securities Act of 1933, the Green China Resources ordinary shares and the warrants that will be issued in the transaction pursuant to the redomestication merger and the ordinary shares issuable upon exercise of the warrants, and to solicit proxies from the Shine Media stockholders to vote in favor of proposals regarding the adoption and approval of the Agreement and the transactions contemplated thereby and the redomestication merger.

Comparison of Stockholders Rights

In connection with the consummation of the securities purchase agreement, Shine Media has formed a wholly owned subsidiary under the laws of the British Virgin Islands, under the name of “Green China Resources, Inc.” Shine Media will, if the stock purchase proposal and redomestication merger proposal are approved, merge with Green China Resources, effectively changing its jurisdiction of incorporation from Delaware to the British Virgin Islands. Shine Media's common stock will be converted into common stock of Green China Resources. The rights of Shine Media stockholders will change accordingly. A comparison of the rights of stockholders under Delaware and British Virgin Islands law is included on pages ___ to ___ of this proxy statement/prospectus.

Material United States Federal Income Tax Consequences of the Stock Purchase

Shine Media has obtained an opinion from Golenbock Eiseman Assor Bell & Peskoe, LLP, its counsel, which indicates that the redomestication merger will qualify as a reorganization for United States income tax purposes. No gain or loss will be recognized by the stockholders on the exchange of the Shine Media common stock for the stock of Green China Resources, provided no holder of Shine Media common stock owns 5% or more of the stock of Green China Resources following the redomestication merger. Stockholders of Shine Media are encouraged to consult their own tax advisors, because the tax consequences may be different among the stockholders depending on their personal circumstances.

Under the U.S. Tax Code of 1986 as amended (the “Code”) and the Treasury Regulation promulgated thereunder, Shine Media will recognize gain, but not loss, as a result of the redomestication merger equal to the difference, if any, between the adjusted tax basis in Shine Media’s assets and such asset’s fair market value at the effective time of the redomestication merger.

Shine Media believes that it will not incur any material amount of federal tax as a result of the redomestication merger. It is expected that Shine Media will not recognize any gain or loss as a result of the stock purchase or redomestication merger with Green China Resources. The IRS may not agree with this conclusion. In such an event, there may be a significant tax obligation for Green China Resources, the surviving company, to pay based on the value of its assets at the time of the merger.

Accounting Treatment

For accounting purposes, this transaction will be accounted for as a reverse merger, since the stockholders of China Greenscape will own a majority of the issued and outstanding shares of common stock of Shine Media, and the directors and executive officers of China Greenscape will become the directors and executive officers of Shine Media. This acquisition will be accounted for at historical cost in a manner similar to that in pooling of interests method since after the acquisition, the former stockholders of China Greenscape will acquire majority of the outstanding shares of the Company. The historical financial statements will be those of China Greenscape.

Regulatory Matters

The stock purchase and the transactions contemplated by the securities purchase agreement are not subject to any federal or state regulatory requirement or approval, including the Hart-Scott-Rodino Antitrust Improvements Act of 1976, or HSR Act, except for securities law and corporate filings necessary to effectuate the transactions contemplated by the stock purchase and redomestication merger proposals with the State of Delaware and the British Virgin Islands.

The Exchange Offer

Green China Resources, as a condition to the securities purchase agreement, is making an offer to the holders of the China Greenscape Classes A and C Preferred stock to exchange each shares of their preferred stock for 11.57 shares of Green China Resources and a note for $44.493 per share to be paid from the proceeds of the exercise of the outstanding warrants if and when exercised or at the expiration of the warrants. In the latter instance, the principal will be paid from the general financial resources of Green China Resources. The exchange offer will be made only upon approval of the stock purchase proposal and the redomestication approval and consummation of the stock purchase agreement.

The exchange offer may be extended, in the sole discretion of Green China Resources, at any time and from time to time, and the consideration may also be changed. Green China Resources may terminate the exchange offer and not exchange shares of the preferred stock for its common stock and notes for previously tendered shares if the exchange offer is illegal or if a governmental authority has commenced or threatened legal action related to the exchange offer.

Green China Resources will accept for exchange all shares of China Greenscape Classes A and C Preferred stock that are validly tendered and not withdrawn, as promptly as practicable, after expiration of the exchange offer or when all the shares have been tendered. If Green China Resources elects to provide additional time for the exchange offer, shares of preferred stock tendered will be accepted immediately on the extension and any newly tendered shares of preferred stock will be accepted when tendered.

Holders of the China Greenscape Classes A and C Preferred stock may withdraw tendered shares of their preferred stock at any time until the expiration date and, if Green China Resources has not agreed to accept the tendered share by _____ 2008, the holders can withdraw them at any time until accepted.

The procedure for tendering the shares of China Greenscape Classes A and C Preferred stock requires execution of a letter of transmittal and delivery of the share certificates to Green China Resources.

See pages ___ to ___ of this proxy statement/prospectus for a discussion of the exchange offer.

Board Solicitation

Your proxy is being solicited by the board of directors of Shine Media on each of the three proposals being presented to the stockholders at the special meeting.

SELECTED HISTORICAL FINANCIAL INFORMATION OF CHINA GREENSCAPE AND JSZF

The following selected financial information is provided to assist investors in the analysis of the financial aspects of the proposed acquisition of China Greenscape by Shine Media. China Greenscape’s historical results of operations prior to its acquisition of JSZF on June 27, 2007 were insignificant. The balance sheet data as of December 31, 2007, and the statement of operations data for the period from February 5, 2007 (inception) to December 31, 2007, were derived from China Greenscape’s audited financial statements which are included elsewhere in this proxy statement / prospectus.

JSZF’s balance sheet data as of December 31, 2007 and 2006, and the statement of operations data for the years then ended, were derived from JSZF’s audited financial statements, which are also included elsewhere in this proxy statement / prospectus.

Such selected financial data should be read in conjunction with JSZF’s audited financial statements and the notes to the financial statements and China Greenscape’s audited consolidated financial statements and the notes to the financial statements set forth in this proxy statement / prospectus and with “Management’s Discussion and Analysis of Financial Condition and Results of Operations of China Greenscape and JSZF”.

The information presented may not be indicative of future performance of China Grenscape or the combined companies resulting from the redomestication merger and the business combination.

Statements of Operations Data:
	Year Ended December 31,
	For the period from February 5, 2007 to December 31, 2007	2007	2006
	Greenscape	JSZF	JSFZ
	(In Thousands)
Revenues	$17,247	$33,257	$28,773

Cost of revenues	(8,000)	(14,789)	(14,702)

Gross profit	$9,247	$18,468	$14,072

Sales and general administrative expenses	(1,263)	(1,315)	(838)

Operating income	$7,983	$17,153	$13,233

Financial and other costs	(644)	(799)	(447)
Interest income	$383	$377	$14
Other income	$23	$37	$380

Income before income taxes	$7,745	$16,768	$13,181

Income tax expense	$-	$-	$-

Net Income	$7,745	$16,768	$13,181

Balance Sheet Data:
	As of December 31,
	2007	2007	2006
	Consolidated	JSZF	JSFZ
	(In Thousands)
Current Assets	$90,331	$89,438	$55,495
Total Assets	93,602	93,043	58,968
Current Liabilities	20,072	19,711	15,962
Total Liabilities	52,973	52,612	15,962
Total Owners' Equity	20,629	40,432	43,006

SELECTED HISTORICAL FINANCIAL INFORMATION OF SHINE MEDIA

Presented below is selected unaudited pro forma combined financial information that reflects the purchase method of accounting and is intended to provide you with a better picture of what our businesses might have looked like had they actually been combined. The combined financial information may have been different had the companies actually been combined. The selected unaudited pro forma combined financial information does not reflect the effect of asset dispositions, if any, or cost savings that may result from the stock purchase. You should not rely on the selected unaudited pro forma combined financial information as being indicative of the historical results that would have occurred had the companies been combined or the future results that may be achieved after the stock purchase. The following selected unaudited pro forma combined financial information has been derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial statements and related notes thereto included elsewhere in this proxy statement/prospectus.

Pro Forma Condensed Combined Statements of Operations Data
(in thousands)

	Year ended December 31, 2007
Revenues		$33,334
Income (loss) from operations		$16,075
Net income(loss)		$15,104
Net income(loss) per share – basic, assuming no redemption of shares		$0.38
Net income(loss) per share – diluted, assuming no redemption of shares		$0.28
Shares used in computation of basic net income per share, assuming no redemption of shares		$39 39,475
Shares used in computation of diluted net income per share, assuming no redemption of shares		$53 53,142
Net income(loss) per share – basic, assuming redemption of 19.99% of shares		$0.40
Net income(loss) per share –diluted, assuming redemption of 19.99% of shares		$0.29
Shares used in computation of basic net income per share, assuming redemption of 19.99% of shares	$	$$ 38 38,096
Shares used in computation of diluted net income per share, assuming redemption of 19.99% of shares		$51,763

Pro Forma Condensed Combined Balance Sheet Data
(in thousands)

	At December 31, 2007
	Assuming No Redemption of Shares(1)	Assuming Redemption of 19.99% of Shares(2)
Total assets	$130,098	$123,915
Long-term debt	32,901	32,901
Common stock subject to conversion	-	-
Stockholders’ equity	76,443	70,260

Notes:

(1)	Assumes that no Shine stockholders seek conversion of their Shine stock into pro rata shares of the trust account.

(2)	Assumes that 1,379,310 shares of Shine common stock were converted into their pro rata share of the trust account.

COMPARATIVE PER SHARE DATA

The following table sets forth selected historical per share information of China Greenscape and Shine Media and unaudited pro forma combined per share ownership information of China Greenscape and Shine Media after giving effect to the securities purchase proposal and the redomestication merger between the Shine Media and Green China Resources, assuming a maximum level and a minimum level of approval of the securities purchase by Shine Media stockholders who exercise their conversion and/or appraisal right. In this transaction, China Greenscape will be treated as the accounting acquirer. The transaction between Shine Media and China Greenscape will be accounted for as a recapitalization of Shine Media. The transaction between JSZF and China Greenscape will be accounted for as a purchase of JSZF by China Greenscape under the purchase method of accounting.

You should read this information in conjunction with the selected historical financial information, included elsewhere in this proxy statement/prospectus, and the historical financial statements of JSZF, China Greenscape and Shine Media and related notes that are included elsewhere in this proxy statement/prospectus. The unaudited pro forma combined per share information is derived from, and should be read in conjunction with, the Unaudited Pro Forma Condensed Combined Financial Statements and related notes included elsewhere in this proxy statement/prospectus. The historical per share information is derived from financial statements as of and for the years ended December 31, 2007.

The unaudited pro forma combined per share information does not purport to represent what the actual results of operations of JSZF, China Greenscape, Green China Resources or Shine Media would have been had the companies been combined or to project the Green China Resources and Shine Media results of operations that may be achieved after the stock purchase.

	Shine	China Greenscape	Combined Company
	(in thousands)
Number of shares of common stock outstanding upon consummation of the merger-basic:
Assuming no conversions(1)	8,675	30,800	39,475
Assuming redemption of 19.99% of shares(2)	7,296	30,800	38,096
Number of shares of common stock outstanding upon consummation of the merger-diluted:
Assuming no conversions(1)	22,342	30,800	53,142
Assuming redemption of 19.99% of shares(2)	20,963	30,800	51,763
Earnings (loss) per share(basic) – historical year ended December 31, 2007	$0.07	$0.60	-
Earnings (loss) per share(diluted) – historical year ended December 31, 2007	$0.03	$0.60	-
Earnings (loss) per share(basic) – pro forma year ended December 31, 2007
Assuming no conversions	-	-	$0.38
Assuming redemption of 19.99% of shares	-	-	$0.40
Earnings (loss) per share(diluted) – pro forma year ended December 31, 2007
Assuming no conversions			$0.28
Assuming redemption of 19.99% of shares			$0.29
Book value – historical December 31, 2007	$33,036	$40,629
Book value – pro forma December 31, 2007
Assuming no conversions	-	-	$76,443
Assuming redemption of 19.99% of shares	-	-	$70,260
Book value per share(basic) – pro forma year ended December 31, 2007
Assuming no conversions	-	-	$1.94
Assuming redemption of 19.99% of shares	-	-	$1.84
Book value per share(diluted) – pro forma year ended December 31, 2007
Assuming no conversions	-	-	$1.44
Assuming redemption of 19.99% of shares	-	-	$1.36

(1)	Assumes that no Shine stockholders seek conversion of their Shine stock into pro rata shares of the trust account.

(2)	Assumes that 1,379,310 shares of Shine common stock were converted into their pro rata share of the trust account.

MARKET PRICE INFORMATION

Shine Media's common stock, warrants and units are each quoted on the Over-the-Counter Bulletin Board under the symbols, SHND:OB, SHNDW:OB and SHNDU:OB, respectively. Shine Media's units commenced public trading on December 20, 2006, and its common stock and warrants commenced public trading on February 26, 2007 and February 23, 2007 respectively. The closing price for each share of common stock, warrant and unit of Shine on Monday, May 7, 2008, the last trading day before announcement of the execution of the securities purchase agreement, as amended, was $ 5.59, $ 0.80 and $7.10, respectively.

In connection with the securities purchase agreement, application has been made for the quotation of the Green China Resources common stock and warrants on the NASDAQ National Market. No assurance can be given that the Green China Resources securities will be listed thereon. The proposed symbols are ______ and ______. Management anticipates that the NASDAQ listing will be concurrent with the consummation of the redomestication merger. If the listing on NASDAQ is not finally approved, it is expected that the common stock, warrants and units will continue to trade on the OTCBB. Currently there is no trading market for any securities of Green China Resources, and there can be no assurance that a trading market will develop.

The table below sets forth, for the calendar quarters indicated, the high and low bid prices of the Shine Media common stock, warrants and units as reported on the Over-the-Counter Bulletin Board. The over-the-counter market quotations reported below reflect inter-dealer prices, without markup, markdown or commissions and may not represent actual transactions.

	Over-the-Counter Bulletin Board
	Common Stock		Warrants		Units
	High	Low	High	Low	High	Low
December 20, 2006 through December 31, 2006	-	-	-	-	$6.15	$6.05

2007 First Quarter	$5.47	$5.25	$0.50	$0.40	$6.60	$6.00
2007 Second Quarter	$5.44	$5.28	$0.70	$0.40	$6.80	$6.18
2007 Third Quarter	$5.50	$5.36	$0.68	$0.42	$6.83	$6.20
2007 Fourth Quarter	$5.75	$5.40	$0.82	$0.47	$7.25	$6.30

2008 First Quarter	$5.70	$5.45	$0.98	$0.45	$7.60	$6.44
2008 Second Quarter	$5.75	$5.55	$0.92	$0.35	$7.40	$6.25

On _____, 2008,the record date, the closing prices of the common stock, units and warrants of Shine Media were $_____, $_____ and $_____, respectively.

Holders

As of __________, 2008, there was ___ holder of record of the units, ___ holders of record of the common stock and ____ holder of record of the warrants. Shine Media believes the beneficial holders of the units, common stock and warrants to be in excess of __________ persons each.

It is anticipated that the number of holders of Green China Resources common stock after the redomestication merger will be about the same as the number of holders of Shine Media common stock. Immediately thereafter the number of holders will be increased by 6 persons by the issuance of shares in the acquisition of China Greenscape.

Dividends

Shine Media has not paid any dividends on its common stock to date and does not intend to pay dividends prior to the completion of a business combination.

The payment of dividends by Green China Resources in the future will be contingent upon revenues and earnings, if any, capital requirements and general financial condition of Green China Resources subsequent to completion of a business combination. The payment of any dividends subsequent to a business combination will be within the discretion of the then board of directors. It has been indicated that it is the present intention of the board of directors to retain all earnings, if any, for use in the business operations and, accordingly, the board does not anticipate declaring any dividends in the foreseeable future.

RISK FACTORS

You should carefully consider the following risk factors, together with all of the other information included in this proxy statement/prospectus, before you decide whether to vote or instruct your vote to be cast to adopt the stock purchase proposal.

A decrease in the urbanization rate and the Chinese economy in general may lead to a decrease in revenues for JSZF because urban and property development companies and cites are the principal current sources of revenues for China Greenscape.

Property development companies and cities in China are the principal sources of revenues for China Greenscape. The company’s overall business plan and its operations to date have benefited from the rapid expansion of China’s cities and increased urbanization, which has created demand for urban greenery in property developments and urban city scapes. The Chinese economy may not be able to sustain the past rate of growth in the future, and any reduction in the rate of China’s urbanization or a shrinking of China’s urban development could adversely affect China Greenscape’s revenues.

Decreased PRC Government prioritization of its “Green Mandate” and the consequent attention to urban planning that is fostering increased numbers of parks and greenbelts and decreased densities, may limit market and growth of the company.

Since 2002, China has mandated the establishment and maintenance of 10 sq. meters of “green open space per capita and a minimum of 25% of green coverage in new and existing cities throughout China by 2010. China Greenscape’s growth and sales are dependant by this “Green Mandate.” Any change in central and local government policy to lower or eliminate this requirement, would have serious adverse consequences its ability to make large sales which have historically comprised the majority of its revenues.

Possible reduction or elimination of government incentives, including tax benefits, may increase China Greenscape’s cost of operations.

The current growth of the green resource industry relies considerably on government policy and the availability of government economic incentives, such as financial aid to local governments and tax benefits to green resource companies. The company is currently exempt from income tax for the sales of trees and shrubs. The sale of flowers is subject to a 12.5% income tax commencing after January 1, 2008, which is is a reduced rate from the normal income tax rate, however, on April 21, 2008, the company was awarded “Dragon Head Enterprise” status that entitles it to a zero tax rate on all its income, including on the sales of the flowers. The “Dragon Head Enterprise” status is renewable every two years, which the company believes it will be able to obtain in future years. Even though company management does not expect any changes in the near future regarding the greening incentives and the tax law, the PRC government may decide, at any given time, to reduce or eliminate these incentives. Such reduction or elimination will most likely have a negative impact on the company’s costs of operations with an adverse effect on margins and profits.

China Greenscape’s revenues depend on long-term purchase commitments from its customers, failure to pay or complete these contracts would have a negative effect on revenues.

China Greenscape’s revenues are derived from large contracts (RMB100 millions to RMB400 millions in range). Most of the purchase commitments are for long term developmental projects by urban governments and authorities, property developers and landscapeing companies. These purchase arrangements often take two to three years before a purchase order is signed and several years to implement. However, customers may change or delay or terminate orders for products for any number of reasons. Should this occur, the time needed to replace these contracts with others would mean a substantial loss in revenues. In addition, it would mean an increased holding time of its plant inventory which plants reach peak growth in terms of profit margin at about two years afterwhich the growth in profit margin declines relative to the maturity of the plant. The increased costs of leases, plant maintenance and decreased margin when these plants are finally sold later, would further diminish margins.

The current business model of China Greenscape depends on large, longer term purchase orders from a few clients at any one time, therefore securing new orders is necessary to the continued success of the company.

China Greenscape has a relatively small number of purchase orders representing the majority of its revenues. These long term orders benefit JSZF allowing it to manage its inventory to secure its margins. In order for the current business model to continue to succeed and grow, however, China Greenscape needs to secure purchase orders with new, substantial customers on a regular basis. China Greenscape may not be successful in securing new customer orders, and therefore its revenues and profits may be reduced, and its inventory costs increased.

China Greenscape has a substantial amount of long term purchase orders, which investors must carefully evaluate as an indication of the financial condition of the company.

China Greenscape has a substantial amount of order backlog because many of the purchase orders for its services and trees and plants are contracted for up to two years before implementation of the agreement, and it may take one to four years to fully perform on an order because of the size of the job and the seasonality of the business. China Greenscape views backlog as an important statistic in evaluating the level of sales activity and short-term sales trends in its business. It gives the company an indication of the ultimate amount and potential profitability of sales and acts as an indicator of future earnings. It also enables the company to estimate inventory and staffing needs, establish sourcing requirements, and otherwise efficiently manage acquisition and use of its trees and plants in inventory and being grown and use of its financial resources. There is no assurance, however, that the amount of backlog will not be reduced as a result of contracts being cancelled or the scope of services or the contract price being lessened. There is also no assurance that the company will be able to continue to contract for its services well in advance of its performance dates or that it will continue to contract for longer term contracts, either of which may reduce the amount of backlog. Investors are cautioned that changes in backlog may have other implications. For example, a rising backlog may indicate that a company is experiencing either increased sales or production problems; a falling backlog may indicate the company's sales are falling or that it is increasing production efficiency. Therefore, it is important to evaluate backlog in light of the financial statements of and other data about the company, and its various revenue recognition policies.

Because China Greenscape seeks large purchase orders for the majority of its sales, its inventory needs are correspondingly large which requires substantial capital and results in fluctuating uses of capital and cash flow.

The business model of China Greenscape is focused on the large developer and public contracts which require large amounts of trees and plants. To perform these contracts, the company has to build up inventory to demonstrate its ability to perform as well as to deliver on contracts in a timely fashion. The company needs substantial amounts of capital to acquire inventory, support its costs during the period it continues to nurture the trees and plants and then delivery, before being paid on the contracts. The company may not always be able to obtain this capital when needed, which would hinder its ability to perform its obligations.

Moreover, because of the seasonality of its business operations and the long term nature of the purchase orders requiring inventory build up substantially well before payment, the use of capital from retained earnings, borrowings or other sources, and cash flow of the company, has been and will continue to fluctuate significantly as China Greenscape will manage its cash resources, borrow and repay loans, pay for inventory and effect collections on its contracts. The level of fluctuation may be perceived by investors as detrimental, and if the company is unable to manage its capital requirements efficiently and prudently, it may suffer losses.

China Greenscape has substantial amounts of bank and stockholder loans, which if it is unable to repay when due, may cause substantial impairment of the company’s ability to operate.

China Greenscape borrows a substantial amount of its capital requirements from local banks due in the short term and has outstanding a substantial amount of loans from the prior stockholders, due over five years from 2011 to 2015. If the company does not have the ability to roll over the loans or repay them, at acceptable rates, it may be in default or have to pay higher borrowing costs and may experience an impairment in its ability to continue to operate at current levels or grow its business.

China Greenscape’s primary business of growing and supplying plants and trees makes the company particularly vulnerable to weather and other natural disasters.

China Greenscape grows and supplies trees and plants. To maximize its margins, the company must allow their products to grow for a period of time, in many instances for at least 18 months. Any “Acts of God”, which could include, for example, unseasonable weather, flooding, drought, and fire, could destroy large portions of its inventory which would make JSZF unable to perform on its contracts or need to replace inventory at higher cost thereby increasing costs or diminishing revenues. Catastrophe insurance for Acts of God and similar occurrences is not available in China for the nursery products. To the extent it does not have any insurance, the company will be responsible for the loss.

Difficulties in obtaining suitable land for tree-growing may increase production costs and make availability of the company’s tree and plant products more difficult..

With the increasing urbanization in China, it is becoming more expensive and difficult to obtain large parcels of arable land which are suitable for tree and plant growing. In its initiatives to protect food crop supplies, the PRC government has also introduced more measures and regulations to prevent using agricultural land for non-food production uses. Obtaining suitable land cost-effectively will continue to be a operational challenge in the greenery and forest related industries. If it is not able to obtain the land required for its planned operations and supporting inventory, the company may have to rely on external sources which may affect margins, or it may not be in a position to support the kinds and number of client contracts.

The majority percentage of trees and plants that China Greenscape sells are procured from third party growers, which if not obtainable would prevent it from being able to complete its customer contracts resulting damages to its financial condition and reputation.

China Greenscape currently acquires the majority percentage of its inventory of trees and plants from third parties, either directly from growers or through agents that it employs. Consequently, the company has all the issues of being dependent on third parties, including quality control, continuity and reliability of supply and timeliness of delivery. If the company is unable to acquire the required inventory to be able to perform its contracts because it relies on third party supply, then China Greenscape may be in breach and suffer damages for non-performance of its customer contracts, loss of revenues and damage to its reputation.

The long term business plan of China Greenscape includes entering the forestry and forestry products industry which will require substantial amounts of capital, acquisition of land and forest areas and deploy substantial amounts of the resources and management’s time and attention.

To date, China Greenscape has conducted nearly all of its business for urban projects, property developers and landscaping entities. It has participated in the sale forestry products only insofar as land that the Company has leased has produced forestry products from clearing the tracts for planting. China Greenscape in the long term intends to expand its activities into the forestry and forestry products arena. Entry into this market will involve large amounts of capital to acquire land, forests and plant and equipment, and the planned expansion will require meaningful amounts of management time and attention to successfully accomplish the diversification. The expansion will take a long time to come to fruition, depending in part on the ability of the company to locate the forests and obtain forestry rights. Moreover, the company will have to establish a commercial presence in the forestry industry. There is no assurance that China Greenscape will be able to obtain the capital and other resources for this expansion or to implement it in such a way as to become profitable. The failure to implement its expansion plans may result in extraordinary costs on its current business that could result in losses.

China Greenscape may not be able to retain, recruit or train adequate management personnel, and the increased competition for qualified personnel in China could result in an increase in wages that China Greenscape may not be able to offer in order to stay competitive or even be able to locate, hire and retain such persons.

China Greenscape's success, in part, depends on its ability to locate, hire and retain the services of its executive management personnel, who have been and continue to be important to its growth and expansion. The executive team plays a crucial role in the marketing and concluding of sales of the company products and services, and for success in our industry they must have substantial support from and relationships with local and regional governments and developers who are central to the development of large urban projects. Executive employment packages must remain attractive to retain these personnel. The company also requires trained graduates of varying levels and an experienced and a flexible work force of semi-skilled operators. With the current rate of economic growth in China, competition for qualified personnel at the skilled and semi-skilled levels are and will continue to be substantial. The inability to hire and retain the necessary personnel may result in difficulties in implementing is business plan, generating sales and performing it contracts.

If United States stockholders sought to sue the officers and directors of China Greenscape, it may be difficult to obtain jurisdiction over the parties and access to the assets located in the PRC.

Because most of our officers and directors will reside outside of the United States, it may be difficult, if not impossible, to acquire jurisdiction over these persons in the event a lawsuit is initiated against the company and/or the officers and directors by stockholders in the United States. It also is unclear if extradition treaties now in effect between the United States and the PRC would permit effective enforcement of criminal penalties of the Federal securities laws. Furthermore, because substantially all of our assets are located in the PRC, it would also be extremely difficult to access those assets to satisfy an award entered against us in United States court. Moreover, the company has been advised that the PRC does not have treaties with the United States providing for the reciprocal recognition and enforcement of judgments of courts. As a result, it may not be possible for investors in the United States to enforce their legal rights, to effect service of process upon our directors or officers or to enforce judgments of United States courts predicated upon civil liabilities and criminal penalties of our directors and officers under Federal securities laws.

Being a foreign private issuer exempts us from certain Securities and Exchange Commission requirements that provide stockholders the protection of information that must be made available to stockholders of United States public companies.

Upon consummation of the redomestication merger the company will be a foreign private issuer within the meaning of the rules promulgated under the Securities Exchange Act of 1934. As such, it will be exempt from certain provisions applicable to United States public companies including:

• The rules requiring the filing with the SEC of quarterly reports on Form 10-Q or current reports on Form 8-K;

•  The sections of the Securities Exchange Act regulating the solicitation of proxies, consents or authorizations with respect to a security registered under the Securities Exchange Act;

• Provisions of Regulation FD aimed at preventing issuers from making selective disclosures of material information; and

• The sections of the Securities Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and establishing insider liability for profits realized from any "short swing" trading transactions (i.e., a purchase and sale, or a sale and purchase, of the issuer's equity securities within less than six months).

Because of these exemptions, our stockholders will not be afforded the same protections or information generally available to investors holding shares in public companies organized in the United States.

Because Chinese law will govern a majority of China Greenscape’s material agreements, they may not be enforceable within the PRC or elsewhere, which could result in a significant loss of business, business opportunities, or capital.

Chinese law will govern a majority of the material agreements of JSZF. The PRC subsidiary may not be able to enforce their material agreements, and remedies may not be available outside of the PRC.

The system of laws and the enforcement of existing laws in the PRC may not be as certain in implementation and interpretation as in the United States. The Chinese judiciary is relatively inexperienced in enforcing corporate and commercial law, leading to a higher than usual degree of uncertainty as to the outcome of any litigation. The inability to enforce or obtain a remedy under any of our future agreements could result in a significant loss of business, business opportunities or capital.

As a result of the redomestication merger, the Shine Media stockholders have appraisal rights, the exercise of which would reduce the amount of cash assets available to the surviving corporation.

The Shine Media stockholders have appraisal rights under Delaware law in connection with the redomestication merger. If exercised, these persons are entitled to a cash payment for the fair value of their shares at the time of the redomestication merger, without increase or decrease for the anticipated value of the merger or subsequent acquisition. Any payment will reduce the cash assets of the surviving company which may limit its ability to implement its business plan.

In the redomestication transaction, the company will become a British Virgin Islands company and, because the rights of stockholders under British Virgin Islands law differ from those under United States law, you may have fewer protections as a stockholder.

Following the redomestication merger, the corporate affairs will be governed by our Memorandum and Articles of Association, the Business Companies Act of the British Virgin Islands and the common law of the British Virgin Islands. The rights of stockholders to take action against the directors, actions by minority stockholders and the fiduciary responsibility of the directors under British Virgin Islands law are to a large extent governed by the common law of the British Virgin Islands. The common law of the British Virgin Islands is derived in part from comparatively limited judicial precedent in the British Virgin Islands as well as from English common law, which has persuasive, but not binding, authority on a court in the British Virgin Islands. The rights of our stockholders and the fiduciary responsibilities of our directors under British Virgin Islands law are not as clearly established as they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the British Virgin Islands has a less developed body of securities laws as compared to the United States, and some states (such as Delaware) have more fully developed and judicially interpreted bodies of corporate law.

British Virgin Islands companies may not be able to initiate stockholder derivative actions, thereby depriving stockholders of the ability to protect their interests.

British Virgin Islands companies may not have standing to initiate a stockholder derivative action in a federal court of the United States. The circumstances in which any such action may be brought, and the procedures and defenses that may be available in respect to any such action, may result in the rights of stockholders of a British Virgin Islands company being more limited than those of stockholders of a company organized in the United States. Accordingly, stockholders may have fewer alternatives available to them if they believe that corporate wrongdoing has occurred. The British Virgin Islands courts are also unlikely to recognize or enforce against us judgments of courts in the United States based on certain liability provisions of United States securities law; and to impose liabilities against us, in original actions brought in the British Virgin Islands, based on certain liability provisions of United States securities laws that are penal in nature. There is no statutory recognition in the British Virgin Islands of judgments obtained in the United States, although the courts of the British Virgin Islands will generally recognize and enforce the non-penal judgment of a foreign court of competent jurisdiction without retrial on the merits. This means that even if stockholders were to sue us successfully, they may not be able to recover anything to make up for the losses suffered.

The laws of the British Virgin Islands provide little protection for minority stockholders, so minority stockholders will have little or no recourse if the stockholders are dissatisfied with the conduct of the affairs of China Greenscape.

Under the law of the British Virgin Islands, there is little statutory law for the protection of minority stockholders. The principal protection under statutory law is that stockholders may bring an action to enforce the constituent documents of the corporation, the Articles and the Memorandum of Association. Stockholders are entitled to have the affairs of the company conducted in accordance with the general law and the articles and memorandum. The company is obliged to hold an annual general meeting and provide for the election of directors. Companies are obligated to appoint an independent auditor and stockholders are entitled to receive the audited financial statements of the company.

There are common law rights for the protection of stockholders that may be invoked, largely dependent on English company law, since the common law of the British Virgin Islands for business companies is limited. Under the general rule pursuant to English company law known as the rule in Foss v. Harbottle , a court will generally refuse to interfere with the management of a company at the insistence of a minority of its stockholders who express dissatisfaction with the conduct of the company’s affairs by the majority or the board of directors. However, every stockholder is entitled to have the affairs of the company conducted properly according to law and the constituent documents of the corporation. As such, if those who control the company have persistently disregarded the requirements of company law or the provisions of the company’s memorandum of association or articles, then the courts will grant relief. Generally, the areas in which the courts will intervene are the following: (i) an act complained of which is outside the scope of the authorized business or is illegal or not capable of ratification by the majority, (ii) acts that constitute fraud on the minority where the wrongdoers control the company, (iii) acts that infringe on the personal rights of the stockholders, such as the right to vote, and (iv) where the company has not complied with provisions requiring approval of a special or extraordinary majority of stockholders, which are more limited than the rights afforded minority stockholders under the laws of many states in the United States.

The company may have difficulty establishing adequate management, legal and financial controls in the PRC, which could result in misconduct and difficulty in complying with applicable laws and requirements.

As a privately held company in the PRC and BVI, China Greenscape and JSZF have not historically focused on establishing Western-style management and financial reporting concepts and practices, as well as modern banking, computer and other internal control systems. The company may have difficulty in hiring and retaining a sufficient number of qualified internal control employees to work in the PRC. As a result of these factors, the company may experience difficulty in establishing management, legal and financial controls, collecting financial data and preparing financial statements, books of account and corporate records and instituting business practices that meet Western standards.

If the PRC does not continue its policy of economic reforms, it could result in a reduction in the demand for the products and services provided by China Greenscape.

The PRC government has been reforming its economic system since the late 1970s. The economy of the PRC has historically been a nationalistic, “planned economy,” meaning it has functioned and produced according to governmental plans and pre-set targets or quotas. In recent years, however, the PRC government has implemented measures emphasizing the utilization of market forces for economic reform and the reduction of state ownership in business enterprises. The business of China Greenscape has benefited greatly from that new outlook. Although management believes that the changes adopted by the PRC government have had a positive effect on the economic development of the PRC, additional changes still need to be made. For example, a substantial portion of productive assets in the PRC are still owned by government entities. Additionally, governments continue to play a significant role in regulating industrial development. We cannot predict the timing or extent of any future economic reforms that may be proposed.

A recent positive economic change has been the PRC’s entry into the World Trade Organization, the global international organization dealing with the rules of trade between nations. Many observers believe that the PRC’s entry will ultimately result in a reduction of tariffs for industrial products, a reduction in trade restrictions and an increase in international trade with China. However, the PRC has not yet fully complied with all of obligations that it must meet prior to being admitted as a full member of the WTO, including fully opening its markets to goods from other countries, currency exchange requirements and other measures designed to ease the current trade imbalance that China has with many of its trading partners. If the scheduled actions to rectify these problems are not completed, trade relations between China and some of its trading partners may be strained. While all of JSZF’s business currently is conducted solely within China, this may have a negative impact on China’s economy generally, which would adversely affect its business.

The PRC government could change its policies toward, or even nationalize, private enterprise, which could reduce or eliminate the interests held by China Greenscape in JSZF.

Over the past several years, the Chinese government has pursued economic reform policies, including the encouragement of private economic activities and decentralization of economic regulation. The Chinese government may not continue to pursue these policies or may significantly alter them to JSZF’s detriment from time to time without notice. Changes in policies by the Chinese government that result in a change of laws, regulations, their interpretation, or the imposition of high levels of taxation, restrictions on currency conversion or imports and sources of supply could materially and adversely affect JSZF’s business and operating results. The nationalization or other expropriation of private enterprises by the Chinese government could result in the total loss of our investment in China.

Foreign exchange regulations in the PRC may affect JSZF’s ability to pay dividends in foreign currency or conduct other foreign exchange business.

Renminbi, or RMB, is not currently a freely convertible currency, and the restrictions on currency exchanges may limit our ability to use revenues generated in RMB to fund our business activities outside the PRC, if any, or to make dividends or other payments in United States dollars. The PRC government, through the State Administration for Foreign Exchange (“SAFE”), regulates conversion of RMB into foreign currencies. Currently, Foreign Invested Enterprises (such as JSZF) are required to apply for “Foreign Exchange Registration Certificates” and to renew those certificates annually. However, even with that certification, conversion of currency in the “capital account” (e.g. for capital items such as direct investments or loans) still requires the approval of SAFE. There is no assurance that SAFE approval will be obtained, and if it is not, it could impede JSZF’s business activities.

As a result of merger and acquisition regulations implemented on September 8, 2006 and subsequent regulations, relating to acquisitions of assets and equity interests of Chinese companies by foreign persons, it is expected that certain acquisitions will take longer and be subject to the scrutiny and approval of the PRC government authorities such that we may not be able to complete business combinations or acquisitions planned for our future growth.

The foreign ownership of JSZF took place after China’s merger and acquisition regulations (the “M&A Regulations”), recently adopted by the Ministry of Commerce and several other governmental agencies and which took effect on September 8, 2006. However, management does not believe that the M&A Regulations apply to this transaction, and counsel for JSZF will deliver a legal opinion to that effect as a condition of closing the transaction. Nonetheless, the M&A Regulations contain a number of ambiguities and uncertainties that will be resolved only with the passage of time and their application to concrete situations. It is possible that the interpretations given to the M&A Regulations in the future will vary from those currently believed to be correct, and it may turn out to be the case that some aspect of the proposed transaction is found to be subject to the regulations. It is not possible to know the effect of such a determination, but it could conceivably include invalidating the transaction in its entirety. Were that to occur, it is possible that China Greenscape would lose its ownership of JSZF, perhaps without any compensation to be paid, and that could make the China Greenscape stock worth little or nothing.

In addition, Green China Resources may intend to grow its operations through acquisitions and business combinations with other companies, including companies in China, and such acquisitions and business combinations may be subject to the M&A Regulations and governmental approvals described above. To the extent that the M&A Regulations apply, Green China Resources expects that transactions subject to compliance with the M&A Regulations will be more time consuming to complete than in the past, will be more costly for the Chinese parties (making them less attractive), and will permit the government much more extensive opportunities for evaluation and control over the terms of the transaction. Therefore, it may not be possible to complete certain desirable acquisitions in China because the terms of the transaction may not satisfy the criteria used in the approval process or, even if approved, if they are not consummated within the time permitted by the approvals granted.

The company may not pay cash dividends, so the liquidity of a stockholder’s investment depends on his or her ability to sell the stock at an acceptable price, and the market price of the stock may fluctuate greatly.

The company may not pay cash dividends in the future. Instead, it is expected that the board will apply earnings toward the further expansion and development of our business. Thus, the liquidity of your investment is dependent upon your ability to sell stock at an acceptable price, rather than receiving an income stream from it. The price of our stock can go down as well as up, and fluctuations in market price may limit your ability to realize any value from your investment, including recovering the initial purchase price.

A reinstitution of repatriation restrictions and reporting may limit the ability to pay dividends, expand business and reduce the attractiveness of investing in Chinese business opportunities.

PRC law allows enterprises owned by foreign investors to remit their profits, dividends and bonuses earned in the PRC to other countries, and the remittance does not require prior approval by the State Administration of Foreign Exchange (SAFE). SAFE regulations required extensive documentation and reporting, some of which is burdensome and slows payments. If there is a reinstitution of repatriation restrictions and reporting, the ability of a Chinese company to attract investors will be reduced. Also, current investors may not be able to obtain the profits of the business in which they own because PRC law and regulation permit payment of dividends only from retained earnings, if any, determined in accordance with PRC accounting standards and regulations. In accordance with PRC law, companies must appropriate 10% and 5% of net income each year as "statutory surplus reserve" and "statutory public welfare reserve," respectively. The net income of a company for purposes of this calculation is derived in accordance with PRC GAAP. These appropriations may not be distributed as dividends. Therefore, it is possible that the PRC tax authorities may require changes in the income of the company that may limit its ability to pay dividends and other distributions to stockholders. These rules and possible changes could restrict a company in the PRC from repatriating funds to Green China Resources, and ultimately the public stockholders, as dividends.

Any devaluation of the currency of the PRC could negatively impact the future Green China Resources results of operations as reported in United States dollars.

Upon consummation of the acquisition by Green China Resources, the operations of the company will be located exclusively in the PRC. If the exchange rate of the Renminbi is effected by lowering its value as against the US dollar, Green China Resources reported profitability when stated in US dollars will decrease. Green China Resources do not intend to engage in any currency hedging transactions because the combined company's business is conducted in the PRC, and it will have few obligations denominated in currencies other than the Renminbi.

If certain exemptions within the PRC regarding withholding taxes are removed, JSZF may be required to deduct Chinese corporate withholding taxes from any dividends that are paid to Green China Resources stockholders which will reduce the return on investment.

Under current PRC tax laws, regulations and rulings, companies are exempt from paying withholding taxes with respect to dividends paid to stockholders outside the PRC. If the foregoing exemption is eliminated, in the future Green China Resources may be required to withhold such taxes which will reduce its revenues and the amount of retained earnings that may be distributed to the stockholders.

There may not be an active, liquid trading market for our common stock, and the trading price for our common stock may fluctuate significantly.

Our common stock is currently traded on the Over the Counter Bulletin Board. While the company plans to file an application for listing on NASDAQ, the listing application may not be accepted. If the company does not succeed in securing a listing on NASDAQ, it could limit the ability to trade the common stock and result in a reduction of the price that can be obtained for shares being sold.

Compliance with all of the applicable provisions of the Sarbanes-Oxley Act will likely be a further condition of continued listing or trading. There is no assurance that if the company is granted a listing on the NASDAQ Stock Market, it will always meet the NASDAQ Stock Market listing requirements, or that there will be an active, liquid trading market for our common stock in the future. Failure to meet the NASDAQ Stock Market listing requirements could result in the delisting of the common stock from the NASDAQ Stock Market, which may adversely affect the liquidity of our shares, the price that can be obtained for them, or both.

If China Green Resources is unable to receive a listing of its securities on the NASDAQ National Market, then it may be more difficult for its stockholders to sell their securities.

The units, common stock and warrants are currently traded in the over-the-counter market and quoted on the Over-the-Counter Bulletin Board. Green China Resources has applied for listing on the NASDAQ National Market. If Green China Resources is unable to obtain a listing or approval of trading of its securities on NASDAQ National Market, then it may be more difficult for its stockholders to sell their securities.

The outstanding warrants may be exercised and as a result the underlying shares would become eligible for future resale in the public market which would result in dilution and might have an adverse effect on the market price of the common stock.

Outstanding warrants to purchase an aggregate of 14,066,666 shares of common stock issued in connection with the Shine Media initial public offering and a unit purchase option to acquire up to an aggregate of 1,080,000 shares of common stock will become exercisable after the consummation of the stock purchase. If they are exercised, then a substantial number of additional shares of Green China Resources common stock will be eligible for resale in the public market. Sales of substantial numbers of such shares in the public market could adversely affect the market price of such shares.

An effective registration statement may not be in place when an investor desires to exercise warrants, thus precluding such investor from being able to exercise his, her or its warrants and causing such warrants to be practically worthless.

No warrant will be exercisable and the company will not be obligated to issue shares of common stock unless at the time a holder seeks to exercise such warrant, a prospectus relating to the common stock issuable upon exercise of the warrant is current and the common stock has been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the warrants. Under the terms of the warrant agreement, the company has agreed to use our best efforts to meet these conditions and to maintain a current prospectus relating to the common stock issuable upon exercise of the warrants until the expiration of the warrants. However, the company cannot assure you that the company will be able to do so, and if the company does not maintain a current prospectus related to the common stock issuable upon exercise of the warrants, holders will be unable to exercise their warrants and it will not be required to settle any such warrant exercise. If the prospectus relating to the common stock issuable upon the exercise of the warrants is not current or if the common stock is not qualified or exempt from qualification in the jurisdictions in which the holders of the warrants reside, the warrants may have no value, the market for the warrants may be limited and the warrants may expire worthless.

Any investor will only be able to exercise a warrant if the issuance of common stock upon such exercise has been registered or qualified or is deemed exempt under the securities laws of the state of residence of the holder of the warrants.

No warrants will be exercisable and the company will not be obligated to issue shares of common stock unless the common stock issuable upon such exercise has been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the warrants. Because the exemptions from qualification in certain states for resales of warrants and for issuances of common stock by the issuer upon exercise of a warrant may be different, a warrant may be held by a holder in a state where an exemption is not available for issuance of common stock upon an exercise and the holder will be precluded from exercise of the warrant. At the time that the warrants become exercisable (following our completion of a business combination), the company expects to either become listed on a national securities exchange, which would provide an exemption from registration in every state, or it will have to register the warrants in every state (or seek another exemption from registration in such states). Accordingly, the company believes holders in every state will be able to exercise their warrants as long as the prospectus relating to the common stock issuable upon exercise of the warrants is current. However, the company cannot assure you of this fact. As a result, the warrants may be deprived of any value, the market for the warrants may be limited and the holders of warrants may not be able to exercise their warrants if the common stock issuable upon such exercise is not qualified or exempt from qualification in the jurisdictions in which the holders of the warrants reside.

Following the share purchase and exchange offer, the few former stockholders of China Greenscape will own approximately 66.87% of our common stock and may take or prevent certain types of corporate actions, to the detriment of other stockholders.

Immediately after the consummation of the share purchase transaction and the exchange offer, the former holder of China Greenscape common stock will own approximately 66.87% of our outstanding common stock. Accordingly, this stockholder may exercise significant influence over all matters requiring stockholder approval, including the election of a majority of the directors and the determination of significant corporate actions. This concentration could also have the effect of delaying or preventing a change in control that could otherwise be beneficial to our stockholders.

If certain financial objectives are achieved by Green China Resources, the Selling Stockholders will be entitled to receive up to 21,000,000 additional shares of the combined company, Green China Resources, as contingent consideration for the acquisition of their stock which would result in dilution and might have an adverse effect on the market price of the common stock.

Under the securities purchase agreement, the Selling Stockholders are entitled to receive up to an additional 21,000,000 shares of common stock if certain financial targets are achieved. There is no obligation to register the stock after issuance. However, after being held for the appropriate periods, the common stock will be eligible for resale under Rule 144. If the additional stock is earned, it will significantly increase the number of shares of common stock outstanding. The issuance of this additional stock will have a dilutive effect on the stock already outstanding and may cause a reduction in the trading price of the common stock in the public market.

Because the Selling Stockholders have contingent incentive consideration dependant on future operations, they may have a interest in directing the affairs of the combined company different from that of the stockholders.

Because the Selling Stockholders, as a group, will own the majority of the shares after the combination and certain of the persons controlling the Selling Stockholders will be in the management of Green China Resources and JSZF, they will be able to influence the business options of Green China Resources and whether or not the financial objectives of Green China Resources and JSZF are met, which may result in the issuance of additional shares. Therefore, there may be a conflict of interest as much as an incentive, in the operational management of the combined company which may be contrary to the interests of stockholders.

Shine Media directors and executive officers have interests in the stock purchase that are different from yours because if the stock purchase is not approved then the securities held by them may become worthless.

In considering the recommendation of the board of directors of Shine Media to vote for the proposal to adopt the securities purchase agreement and other proposals, investors should be aware that certain members of the Shine Media board are parties to agreements or arrangements that provide them with interests that differ from, or are in addition to, those of Shine Media stockholders generally. Shine Media's executives and directors are not entitled to receive any of the net proceeds of Shine Media's initial public offering that may be distributed upon liquidation of Shine Media. Therefore, if the securities purchase agreement is not approved and Shine Media fails to consummate an alternative transaction within the time allotted pursuant to its certificate of incorporation, the securities held by Shine Media's officers and directors will be rendered worthless. Therefore, they have a significant incentive to see that the transaction is successfully consummated. It should also be noted that if the securities purchase agreement is approved and the acquisitions consummated, the initial stockholders of Shine Media will profit regardless of the success of Green China Resources because they paid an aggregate amount per share for the aggregate of 1,394,000 shares that they own and for an aggregate of 283,920 common stock purchase warrants that is less than what the public paid for the same securities.

If the transaction with Green China Resources is terminated or Shine Media is liquidated, certain persons will be liable for the obligations of Shine Media, therefore their interests may be different than those of the public stockholders in seeing the transaction approved.

The interests of the Shine Media officers and directors are different than those of the public stockholders in seeking the completion of the acquisition of China Greenscape. If the securities purchase agreement is terminated, under certain circumstances Messrs. David Y Chen and Hock Ong, two of our officers and directors, will be jointly and severally liable for the monetary obligations of Shine Media not satisfied by the funds available outside the trust account. Currently, it is estimated that such expenses are approximately $400,000 (including estimated liquidation expenses of $75,000, and excluding expenses that are based on the successful completion ofhte acquisition of China Greenscape. Shine Media believes that the two persons have sufficient net worth to satisfy any obligations for which they may be liable. In spite of these agreements, it is possible that vendors will present claims, and a court may find them unenforceable. Therefore, the amount of liability of these persons would increase. The company, when it contracts with vendors also obtains agreements that the vendors will not seek recovery from the funds held in trust. In the event of liquidation, Shine Media would be responsible for seeking enforcement of the reimbursement agreements and obtaining payment by Messrs Chen and Ong. Shine Media may also have to seek legal redress if the individuals assert that they are not obligated or cannot pay such cost. There can be no assurance that the company will be able to obtain the full amount to which it is entitled.

FORWARD-LOOKING STATEMENTS

Some of the information in this proxy statement/prospectus constitutes forward-looking statements within the definition of the Private Securities Litigation Reform Act of 1995. However, the safe-harbor provisions of that act do not apply to statements made in this proxy statement/prospectus. You can identify these statements by forward-looking words such as "may," "expect," "anticipate," "contemplate," "believe," "estimate," "intends," and "continue" or similar words. You should read statements that contain these words carefully because they:

•	Discuss future expectations;

•	contain projections of future results of operations or financial condition; or

•	state other "forward-looking" information.

Management believes it is important to communicate our expectations to the Shine Media stockholders. However, there may be events in the future that management is not able to predict accurately or over which it has no control. The risk factors and cautionary language discussed in this proxy statement/prospectus provide examples of risks, uncertainties and events that may cause actual results to differ materially from the expectations described about Shine Media or about China Greenscape in its forward-looking statements, including among other things:

•	the number and percentage of Shine Media stockholders voting against the stock purchase proposal;

•	changing interpretations of generally accepted accounting principles;

•	outcomes of government reviews, inquiries, investigations and related litigation;

•	continued compliance with government regulations;

•	continued government incentive and tax policies that encourage the core business;

•	legislation or regulatory environments, requirements or changes adversely affecting the businesses in which JSZF is engaged;

•	ability to market and enter into new customer agreements;

•	management of operational growth and inventories;

•	the level of competition from other providers of greenery products;

•	the time to expand into diversifying businesses;

•	general economic conditions; and

•	geopolitical events and regulatory changes.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this proxy statement/prospectus.

All forward-looking statements included herein attributable to any of Shine Media, Green China Resources, China Greenscape and JSZF or any person acting on either party's behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable laws and regulations, Shine Media undertakes no obligations to update these forward-looking statements to reflect events or circumstances after the date of this proxy statement/prospectus or to reflect the occurrence of unanticipated events.

Before you grant your proxy or instruct how your vote should be cast or vote on the adoption of the securities purchase agreement you should be aware that the occurrence of the events described in the "Risk Factors" section and elsewhere in this proxy statement/prospectus could have a material adverse effect on Shine Media, Green China Resources, China Greenscape and JSZF or the combined company.

THE SHINE MEDIA SPECIAL MEETING

Shine Media Special Meeting

The board is furnishing this proxy statement / prospectus to you as part of the solicitation of proxies by it for use at the special meeting in connection with ratification of the change in business focus and the proposed stock purchase, redomestication merger and stock option plan. This document provides you with the information you need to know to be able to vote or instruct your vote to be cast at the special meeting.

Date, Time and Place

The special meeting at 10:00 a.m., EST, on ___________, 2008 at _____________, New York, New York, to vote on the proposals to approve the securities purchase agreement, the redomestication merger and stock option plan.

Purpose of the Special Meeting

At the special meeting, you are being asked to:

•	ratify the business ratification proposal;

•	approve the securities purchase proposal;

•	approve the redomestication merger proposal; and

•	approve the stock option proposal.

The Shine Media board of directors:

•
has unanimously determined that the business ratification proposal, the securities purchase proposal (including the terms of the exchange offer), the redomestication merger proposal and the stock plan proposal are in the best interests of Shine Media and its stockholders;

•
has unanimously approved the business ratification proposal, securities purchase proposal (including the terms of the exchange offer), the redomestication merger proposal and the stock option proposal;

•	unanimously recommends that the Shine Media common stockholder vote “FOR” the business ratification proposal;

•	unanimously recommends that Shine Media common stockholders vote "FOR" the proposal to adopt the securities purchase agreement, which includes the requirement to make the exchange offer,

•	unanimously recommends that Shine Media common stockholders vote "FOR" the proposal to redomesticate to the British Virgin Islands; and

•	unanimously recommends that Shine Media common stockholders vote "FOR" the proposal to adopt the stock option plan.

Record Date; Who is Entitled to Vote

The "record date" for the special meeting is _________, 2008. Record holders of Shine Media common stock at the close of business on the record date are entitled to vote or have their votes cast at the special meeting. On the record date, there were 8,758,333 outstanding shares of Shine Media common stock.

Each share of Shine Media common stock is entitled to one vote per share at the special meeting. Pursuant to agreements with Shine Media, any shares of Shine Media common stock held by the stockholders of Shine before the initial public offering have agreed to vote all the shares over which they have the right to vote in accordance with the majority of the votes cast at the special meeting on the stock purchase and redomestication merger proposals. Shine Media's issued and outstanding warrants do not have any voting rights, and record holders of Shine Media warrants will not be entitled to vote at the special meeting.

Voting Your Shares

Each share of Shine Media common stock that you own in your name entitles you to one vote. Your proxy card shows the number of shares of Shine Media common stock that you own.

There are two ways to vote your shares of Shine Media common stock at the special meeting:

•
You can vote by signing and returning the enclosed proxy card. If you vote by proxy card, your "proxy," whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted as recommended by the Shine Media board "FOR" the adoption of the securities purchase proposal, the redomestication merger proposal, and the stock option plan proposal.

•
You can attend the special meeting and vote in person. At the meeting, you will be provided a ballot. However, if your shares are held in the name of your broker, bank or another nominee, you must get a proxy from the broker, bank or other nominee to give you the authority to vote the shares held in "street name". That is the only way the company can be sure that the broker, bank or nominee has not already voted your shares.

If you do not vote your shares of Shine Media common stock in any of the ways described above, it will have the same effect as a vote against the adoption of the securities purchase proposal and the redomestication merger proposal. Only an affirmative vote against the securities purchase proposal will permit a stockholder to demand of conversion of your shares into a pro rata share of the trust account in which a substantial portion of the proceeds of Shine Media's initial public offering are held or a demand for appraisal rights under Delaware law.

Who Can Answer Your Questions About Voting Your Shares

If you have any questions about how to vote or direct a vote in respect of your Shine Media common stock, you may call ____________.

No Additional Matters May Be Presented at the Special Meeting

This special meeting has been called only to consider the adoption of the securities purchase proposal, the redomestication merger proposal and the stock option proposal. Under Shine Media's by-laws, other than procedural matters incident to the conduct of the meeting, no other matters may be considered at the special meeting, if they are not included in the notice of the meeting.

Revoking Your Proxy

If you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following:

•	You may send another proxy card with a later date;

•	You may notify company’s secretary, in writing before the special meeting that you have revoked your proxy; and

•	You may attend the special meeting, revoke your proxy, and vote in person, as indicated above.

Vote Required

The presence, in person or by proxy, of a majority of all the outstanding shares of common stock constitutes a quorum at the special meeting. Proxies that are marked "abstain" and proxies relating to "street name" shares that are returned to Shine Media but marked by brokers as "not voted" will be treated as shares present for purposes of determining the presence of a quorum on all matters. The latter will not be treated as shares entitled to vote on the matter as to which authority to vote is withheld by the broker ("broker non-votes"). If you do not give the broker voting instructions, under the rules of the NASD, your broker may not vote your shares on the proposals to ratify the change in business focus, approve the securities purchase, the redomestication merger or the stock option plan.

The approval of the securities purchase and redomestication merger proposals will require the affirmative vote of the holders of a majority of the Shine Media common stock outstanding on the record date. Because each of these proposals require the affirmative vote of a majority of the shares of common stock outstanding and entitled to vote, abstentions and shares not entitled to vote because of a broker non-vote will have the same effect as a vote against the proposal. For consummation of the securities purchase agreement, the redomestication merger proposal must be approved by the stockholders. For the redomestication merger to be implemented, the stock purchase proposal must be approved by the stockholders.

The approval of the business ratification and stock option proposals will require the affirmative vote of a majority of the Shine Media common stock present and entitled to vote at the meeting. Abstentions are deemed entitled to vote on the proposal, therefore, they have the same effect as a vote against the proposal, and broker non-votes are not deemed entitled to vote on the proposal, therefore, they will have no effect on the vote on the proposal.

Conversion Rights

Any stockholder of Shine Media holding shares of common stock issued in Shine Media's initial public offering who affirmatively votes against the stock purchase proposal may, at the same time, demand that Shine Media convert his shares into a pro rata portion of the trust account as of the record date. If demand is made and the stock purchase is consummated, Shine Media will convert these shares into a pro rata portion of the amount held in the trust account, which would include $0.15 per share attributable to the deferred portion of the underwriters’ compensation and any interest earned on the trust account (less interest that may be released to us to fund working capital and net of taxes payable), as of two business days prior to the proposed consummation of the business combination, if the business combination is approved and completed. You may demand conversion only in writing by either checking the box on the proxy card or sending by mail a letter to Shine Media. Demanding conversion of shares of common stock will have no effect on any warrants you may hold. Since a stockholder must affirmatively vote against the acquisition proposal to have conversion rights, individuals who fail to vote or who abstain from voting may not exercise their conversion rights. Beneficial holders of shares held in "street name" that are voted against the merger may exercise their conversion rights. Your broker will assist you in that instance.

The closing price of Shine Media's common stock on _____, 2008 (the record date) was $___ and the per-share, pro-rata cash held in the trust account on that date was approximately $____. Prior to exercising conversion rights, Shine Media stockholders should verify the market price of Shine Media's common stock as they may receive higher proceeds from the sale of their common stock in the public market than from exercising their conversion rights if the market price per share is higher than the conversion price.

If the holders of more than 1,379,999 shares of common stock that were issued in Shine Media's initial public offering (an amount equal to 20% or more of these shares), vote against the stock purchase and demand conversion of their shares, Shine Media will not be able to consummate the stock purchase.

If you exercise your conversion rights, then you will be exchanging your shares of Shine Media common stock for cash and will no longer own these shares. You will be entitled to receive cash for these shares only if you continue to hold these shares through the effective time of the stock purchase and then tender your stock certificate to the combined company.

Appraisal Rights

Under Delaware corporate law, the redomestication merger of Shine Media with Green China Resources causes the stockholders of Shine Media to have appraisal rights in connection with the transactions for which approval is sought. This right is separate from the conversion rights of the holders of shares of Shine Media common stock issued in the initial public offering. However, because the exercise of the appraisal right and the conversion rights both require a tender of the holder's shares to Shine Media, only one right may be elected in respect of the shares. See pages ___ to ___ and Annex H for more information about appraisal rights.

Solicitation Costs

This solicitation is on behalf of the Shine Media board of directors. This solicitation is being made by mail but also may be made by telephone or in person. Shine Media and its respective directors, officers and employees may also solicit proxies in person, by telephone or by other electronic means. In addition, the managing directors and officers of China Greenscape and JSZF will participate with Shine Media to solicit proxies and may do so in person, by telephone or by other electronic means. None of these persons will not be paid for doing this.

Shine Media will ask banks, brokers and other institutions, nominees and fiduciaries to forward its proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. Shine Media will reimburse them for their reasonable expenses.

Stock Ownership

At the close of business on the record date, the Pre-IPO stockholders beneficially owned and were entitled to vote approximately 1,858,333 shares of Shine Media common stock, or approximately 21.21% of the then outstanding shares of Shine Media common stock, which includes all of the shares held by the directors and executive officers of Shine Media and their affiliates and certain advisors to Shine Media and one other entity. Those persons, who were stockholders of Shine Media prior to its initial public offering of securities, have agreed to vote all of their shares on the stock purchase and redomestication merger proposals in accordance with the majority of the votes cast by the holders of shares issued in Shine Media's initial public offering.

CONSIDERATION OF THE RATIFICATION PROPOSAL

The Board of Directors is requesting that the stockholders of Shine Media ratify the actions taken by Shine Media’s board of directors, its management and their agents and representatives to pursue and enter into a transaction for the acquisition of China Greenscape, rather than engaging in a transaction with a candidate that met the previously stated objectives of acquiring a business engaged in the advertising and/or media space, operating in China. The board and management believe that because the certificate of incorporation of the company does not restrict its business activities to any industry, it was permitted to seek a business combination outside the previously stated business segment.

As discussed in more detail under the heading “Consideration of the Securities Purchase Transaction - Background of the Stock Purchase,” the officers and directors of Shine Media were not able to identify a potential candidate for a business combination transaction that satisfied the business criteria that it applied in its search of a suitable acquisition target that would bring value to the stockholders and that was as attractive as the opportunity presented by China Greenscape. Since the board of directors of Shine Media determined that entering into a business combination for the acquisition of China Greenscape (and the resulting ownership of China Greenscape) was superior to any potential combination it had identified with an operating business having its primary operations within the advertising and media industry, the board of directors of Shine Media concluded that it was in the best interests of Shine Media and its stockholders to enter into an agreement with the owners of common stock of China Greenscape and then obtain a ratification of the actions taken to pursue and enter into a transaction for the acquisition of China Greenscape, notwithstanding its business being other than in the advertising and media industry.

Approval of this proposal requires the consent of a majority of the Shine Media common stock present and entitled to vote at the special meeting. If this proposal is not approved, then the board of directors of Shine Media will determine whether it will proceed with the proposed business combination with China Greenscape.

Since the board of directors and management believe the actions taken to pursue the acquisition of China Greenscape have been in the best interests of the Shine Media stockholders, the board of directors unanimously recommends that the Shine Media stockholders ratify the previous actions of Shine Media management and board of directors in pursuing a business combination with a company which has its operations not within the advertising and media industry.

CONSIDERATION OF THE SECURITIES PURCHASE TRANSACTION

The following discussion of the principal terms of the securities purchase agreement dated as of May 8, 2008, as amended, among Shine Media, Green China Resources, JSZF and the Selling Stockholders, is subject to, and is qualified in its entirety by reference to, the securities purchase agreement. A copy of the securities purchase agreement is attached as an annex to this proxy statement/prospectus and is incorporated herein by reference.

General Description of the Securities Purchase

Shine Media established a wholly owned subsidiary, Green China Resources, Inc., under the laws of the British Virgin Islands, and Shine Media will merge with and into Green China Resources. Green China Resources will be the surviving entity, and the separate corporate existence of Shine Media will cease at the effective time of the merger.

Simultaneously with the merger, Green China Resources will purchase the issued and outstanding stock of China Greenscape from the its stockholders (Lucminton Co., Ltd, Kelell Inc., Coway Asia Pacific Limited, Max Sea Group Limited, Liping He and Tiffany He). As a result of the stock purchase, the Selling Stockholders of China Greenscape will own approximately 66.87% of the outstanding shares of the combined company's common stock, assuming no conversions or exercise of appraisal rights, no earn out shares are issued and assuming full acceptance of the an exchange offer to be made for the outstanding China Greenscape Class A and C Preferred.

Background of the Stock Purchase

The terms of the securities purchase agreement are the result of arm's-length negotiations between representatives of Shine Media, on the one hand, and China Greenscape and JSZF, on the other hand. The following is a brief discussion of the background of these negotiations and the considerations in relation to the stock purchase and related transactions.

On December 27, 2006, Shine Media completed its initial public offering in which it raised US$36,000,000, of which US$33,017,500 was deposited into a trust account. On January 25, 2007, the over-allotment option granted to the underwriters of the initial public offering was exercised in full, and an additional US$5,211,000 was placed into the trust account.

Once the initial public offering was completed, the management of Shine Media commenced its search for a suitable target enterprise for a business combination. The board held its first meeting for the search process on January 12, 2007, at which management persons also were present. The board discussed the search process and the methods and criteria to be used in finding and assessing suitable target candidates. The board determined that initially, because of the contacts that the board members and management persons had, the company would develop its own list of potential candidates. However, the board did authorize management to contact corporate search and investment banking firms with expertise in the Chinese business market to provide possible targets, as they determined from time to time. The board also established some overall criteria to be used in connection with the search and evaluation process. The following is a summary of the initial criteria:

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The initial search should be focused within the advertising and media industry, in all its aspects, including national and regional advertising firms for television and print media, outdoor advertising, event marketing, digital out of home advertising, and any other similar business;

•	There should be a focus on companies with major revenue contribution from advertising rather than from creative development to provide for less risk and greater predictability of revenue;

•	The target should be able to demonstrate a significant opportunity for consolidation or future acquisitions;

•	The target should be an entity that could demonstrate that the additional capital contributed by Shine Media would result in business and revenue growth;

•	Annual sales and profit growth should be in the range of 30% (3 years CAGR);

•	The target should have a minimum net profit of US$5,000,000 (LTM) and with a strong indication of its net profit to exceeding US$8,000,000 in 2009.

•	The target should be able to show that there was a strong potential for margin expansion in its business plan;

•	The target should be a market leader, which was to be within the top three in its respective sector;

•	The target should have a proven management team with ability to be the consolidator of their business sector;

•	The target management team should be prepared to assume the responsibilities of being a public reporting and listed company in the United States;

•	The financial statements of the target should be United States GAAP audited accounting ready or prepared;

•	The target should not have any significant tax issues that were currently in its business or as a result of the acquisition; and

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The target should be able to present a clear legal structure, with a preference given for companies that had already restructured in such a manner that acquisition by Shine Media would not require significant or any reorganization within the Chinese rules and regulations.

The board also believed that another criteria that should be considered was the ability of the target and overall transaction terms to achieve a 30% internal rate of return to the public stockholders of Shine Media with a target earnings per share goal of US$0.50 in either 2009 or 2010.

Management of Shine Media proceeded to develop a list of potential targets to consider. The list was based on the industry knowledge of the board members and management persons and publicly available information. The initial list included more than 100 companies covering businesses in the following sectors: television media buying and selling; traditional print media publishing; radio media sales; advertising agencies; outdoor media and sales for both traditional media and digital; public relations agencies; internet advertising; in-game advertising; and event marketing and ownership. From the initial list, 30 targets were selected for more in-depth analysis and company visits.

Because the initial identification and fact finding generated an amount of industry awareness of Shine Media and its being a public acquisition company, the management during 2007 also received unsolicited contacts, which came from general business brokers and finders and consultants and advisors to potential targets operating in many industries. These persons presented a number of companies outside the defined search specifications, including potential targets in education, internet gaming, entertainment and retail sectors. Most of these targets did not meet the goals of the board, and none of them were actively pursued.

During the period February 2007 to November 2007, members of the board and management met with 68 advertising and media companies. These meetings included preliminary discussions by telephone, site visits and in some instances, general discussions for a possible business combination. Of these contacted companies, 18 potential targets progressed to the stage where more specific discussions were had in contemplation of a business combination, which included preliminary review of the company using the criteria set by the board and some pricing discussions. Of the 18 companies, one company was in traditional print advertising operating in Shanghai; four companies were in the national television advertising services sector, three companies were in the regional television advertising services sector, three companies were in the outdoor advertising services sector, one company was a traditional outdoor advertising company, two companies were in the digital out-of-home advertising services sector, one company was in the event marketing and advertising services sector, two companies were in public relations, and one company was in the entertainment sector.

All of these companies were ultimately rejected. Among the principal reasons for not continuing with a business combination was the valuation and pricing expectations of the selling persons. During 2007, the acquisition market in China and the Shanghai stock market had experienced an increase in valuations, which in turn cause increases in price expectations of sellers. In many instances, the pricing expectations were not supported by the fundamentals of the particular business, and as a result of the high valuation expectation and the business models, these targets did not fit with the financial business model the board was seeking. In most instances it was a combination of factors that caused management of Shine Media to reject a target or break off negotiations, even after lengthy evaluations and some serious negotiations. The problems with the various target companies included many factors. Some of the target companies did not demonstrate the growth and profit margin potential. Some target companies had significant organizational and tax issues that would make a business combination difficult or, possibly, not achievable within the time frame available to Shine Media. Some were reliant on a small number of customers and did not demonstrate the ability to grow beyond that base. Some did not provide the required financial disclosure. Some did not have the proper financial information that would be needed for a complete assessment and for the public disclosure requirements of the business combination approval. Some had alternative opportunities such as directly engaging in their own initial public offering and private financing sources. Some decided to remain private.

Because some of the potential targets were not of a size that would satisfy the criteria of a special purpose acquisition company, such as Shine Media, the management also considered acquisitions of several companies as a single business combination. Such strategy added the complexity of bringing several entities together and assessing the ability of the different target management to work together and amalgamate the companies into a single entity. The management considered several of these situations, and engaged in discussions with some between April 2007 and November 2007, but for many of the reasons expressed above, these were also rejected or did not result in a meeting of the minds.

During the period of February 2007 through early November 2007, members of the board and management had various discussions about the search process and the nature of the target companies. In many instances members of the board, including Messrs Richard Chang, David Chen, and Jean Chalopin participated in the meetings with the target companies. As a result, they experienced first hand the difficulties that Shine Media was having in pursuing the business plan of acquiring a company in the advertising and media industry. These board members and management had a number of informal discussions on the nature of the business sector and the ability of Shine Media to identify and pursue an advantageous acquisition.

On November 23, 2007, Shine Media held a board meeting at which management formally reported on its efforts to identify and proceed with a business combination to date. Management reported that as of the meeting, it has assessed on a serious basis and visited approximately 80 companies, and that it had pursued initial negotiation discussions with 18 companies. None of the evaluated companies and those that it had discussions with turned out to be suitable opportunities. Management reported to the board that the search environment for a target company in the advertising and media industry was difficult during 2007 because of the following principal factors:

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A number of more likely Chinese advertising and media companies that were ready for public listing had already developed their individual United States initial public offering strategies and had already engaged investment bankers to assist in the process for a late 2007 or early 2008 offering and exchange listing;

•	There was an across the board expectation of high valuations because of the positive market environment for Chinese advertising and media companies and the domestic Chinese stock market;
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There was a prevalence of accounting and tax issues likely to impede a smooth audit and due diligence process, which also increased the risk of being able to timely complete a business combination with Shine Media; and

•	A large number of companies had financial institutional investors as stockholders who desired an initial public offering or other direct financing, rather than a business combination with a SPAC.

Despite the number and diversity of businesses that Shine Media management considered, it was becoming evident to the board at its November 23, 2007, meeting that a reasonable potential target within the advertising and media industry in China appeared increasingly unlikely. Therefore, the board and management discussed the possibility of expanding the search process outside of the advertising and media industry. In preparation of the meeting, management had sought legal counsel’s assessment of the Shine Media business plan, its certificate of incorporation and the approach of the SEC in such situations, and it was concluded that principally because the certificate of incorporation did not limit the business purpose of Shine Media to any particular industry, it was permissible from a state corporate law point of view to expand the search for a target entity for a business combination outside of this advertising and media sector. The board also considered its contractual obligations in connection with its change of acquisition focus. The board decided to broaden the search, but the board indicated that it would seek stockholder approval of an expansion of the business sector for searches if the ultimate business combination it presented to the stockholders was not within the advertising and media industry.

On December 8, 2007, Mr. David Chen met with the representatives of a retail company focused on the retail apparel market for children. Mr. David Chen explained the structure of Shine Media to the company representative. In turn the representative of the retail company described its business activities and financial results and its need for infusion of capital for future growth. The target suggested to Shine Media that the company was on the edge of potential, explosive growth, due to the nature of the business and the market potential. Additionally, the target supported its outlook on the basis that its industry was highly fragmented and consolidation in the sector was likely occur in the near future.

On December 16, 2007, Shine Media reached a preliminary agreement on the key terms of a transaction with the apparel company, subject to each party’s board approval. As part of the proposed transaction terms, the apparel company indicated that it would require immediate bridge financing to enable it to achieve its financial targets in 2008 and 2009 and because of the anticipated time to complete a business combination with Shine Media. Another issue was the requirement of the apparel company to effect a reorganization that would permit the Shine Media’s acquisition of it. The apparel company also did not have a United States GAAP audit of its financial statements, although its financial accounts were kept to international accounting standards because of the requirements of its foreign joint venture partner.

On December 20, 2007, the Shine Media board met to discuss with its management team the progress and terms discussed with the apparel company. The management team presented to the board the different issues facing the transaction, including the lack of a United States GAAP audit, the need for bridge financing and the requirement to complete a offshore restructuring. This was balanced against the attractiveness of the Chinese retail sector that was benefiting from explosive growth caused by the emergence of Chinese domestic consumption. The board assessed the opportunity, and at this meeting approved the preliminary terms of a business combination subject to detailed due diligence and the completion of an audit of the past two years based on United States GAAP. Shine Media management began a memorandum of understanding for the acquisition terms. Shine Media also began initial accounting and legal due diligence on the apparel company and initiated discussions with potential bridge financiers. The apparel company engaged an accounting firm conversant with United States GAAP on approximately December 21, 2007. During January and February 2008, Shine Media management and the management of the apparel company had numerous discussions on the terms of the business combination, and during February proceeded towards drafting a non-binding memorandum of understanding. Because of the Chinese New Year holidays and the number of subsidiaries within the apparel company, it become increasing clear to the Shine Media management that the apparel company would not be able to complete a business reorganization or its audit in a timely fashion which was required by potential bridge financiers and for Shine Media to be able to complete its stockholder approval process. As a result, the management began to consider alternatives to the apparel company. Management formally terminated discussions for a business combination with the apparel company in March 2008.

During 2007 and the month of January 2008, Mr. David Chen and Mr. Hock Ong, members of the Shine Media management, had regular communications with Mr. Kerry Propper, Executive Vice President of mergers and acquisitions of Shine Media, on the progress of the search process and the evaluation of the candidates suitability and qualification for a business combination with Shine Media. Because of Mr. Propper’s involvement in several China focused acquisition companies that had completed or were in the stockholder approval stages, Mr. Propper had a wealth of experience with which to help Shine Media. Mr. Proper’s engagement with Shine Media was to assist in referrals of potential target companies and to provide advice as required. The Shine Media management team often discussed potential targets with Mr. Propper and sought his guidance. Shine Media management also had discussions with Mr. Propper’s China office personnel, particularly Mr. Mark Xue, on potential referrals and introductions of target companies for a business combination.

On January 29, 2008, Mr. Kerry Propper asked Mr. David Chen, if he had heard of China Greenscape, one of the Chardan Capital Investments, LLC portfolio companies. Chardan Capital Investments is a company managed by Dr. Propper, Mr. Kerry Propper’s father. Mr. Kerry Propper also was acquainted with China Greenscape because he had acted as private placement agent for a financing that had closed on January 18, 2008. He indicated that China Greenscape was in the process of raising additional growth capital and was in the early stages of preparing for an overseas listing and initial public offering. Mr. Kerry Propper thought that China Greenscape might be open for discussions with a special purpose acquisition company for a business combination, and he asked if Shine Media would be open to exploring the opportunity. Mr. Chen requested business materials and financial information on the China Greenscape and shortly thereafter received the package.

Mr. Chen reviewed the materials about China Greenscape with Mr. Hock Ong on January 30 and 31, 2008, and they decided to pursue the opportunity further and requested a meeting with the management of China Greenscape because of the following reasons:

•	The business operated in Chinese government encouraged sector, with crossover into environmental protection and agricultural sectors, with a defined business plan;
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The size and scale of the company is attractive, having achieved United States GAAP audited net income in 2007 of over US$17,000,000, one of most important factors that Shine Media stockholders would be concerned about regards the potential warrant dilution in Shine Media’s capital structure;

•
Substantial due diligence have been completed by two rounds of venture capital investors so there was ample amounts of documentation and financial information on which Shine Media could evaluate China Greenscape;

•	A substantial amount of foreign based capital had been raised and the company was already seeking additional overseas capital and had begun preparation for being a public company;
•	China Greenscape had financial statements that were auditable and financial management personnel in place;
•	China Greenscape already had an offshore structure completed;
•	The company had an experienced management team that had guided the company since its formation in 2002.

On February 1, 2008, Mr. David Chen and Mr. Hock Ong met with Ms. Shirley Lee, the acting Chief Financial Officer of China Greenscape in Shanghai. Mr. Mark Xue was also present at the meeting. During the meeting, Mr. David Chen explained the objective and structure of Shine Media, and Ms. Shirley Lee described the business activities, market opportunities, and financial performance of China Greenscape. At the meeting, Messrs Chen and Ong further learned that the company was looking for substantial amounts of growth capital to meet its business objectives and support its expanding contracting and growing revenue targets, and the company was interested in seeking a public listing in the United States. The Shine Media management also learned that there were two previous rounds of investment in preferred shares of the company, and the company was considering a further round of preferred share investment. Messrs Chen and Ong expressed strong interest in continuing the discussion of a potential business combination with China Greenscape, and they requested a site visit and meeting with other company executives to be arranged as soon as possible. Ms Lee indicated that she would discuss Shine Media’s interest with China Greenscape’s stockholders and arrange a meeting if the stockholders expressed reciprocal interest.

Subsequently on February 4, 2008, Mr. David Chen, accompanied by Ms. Shirley Lee, traveled to the office of China Greenscape, located in the Jiangyin City, Jiangsu province, some 150 kilometers north of Shanghai. Mr. Chen met Mr. Zhu Zhenghong, the Chief Executive Officer of China Greenscape, and Mr. Wu Yishan, senior advisor to China Greenscape. Mr. Chen toured the facilities of China Greenscape, including its growing areas for its inventory of trees and plants and its greenhouse facilities. These persons discussed the future prospects for the company and its expansion strategy.

Both Shine Media and China Greenscape agreed to begin holding discussions on the valuation and potential payment terms and other terms of a business combination. Mr. Chen also was introduced to Mr. Mike Zhang, a partner at Chardan Capital Investments LLC, who was to be the business term negotiator on behalf of the preferred stockholders for the discussion of a merger plan. During the next few days, from February 4, 2008, to February 18, 2008, Shine Media management had several informal discussions with members of the board of Shine Media about China Greenscape and the investment merits. Messrs David Chen and Mike Zhang held several rounds of discussions on the potential valuation of China Greenscape, during which the agreed that their differences in valuation and transaction terms were getting closer.

On February 18, 2008, Mr. David Chen informed the board that the Shine Media management was continuing to consider potential transactions that had been previously reviewed and that it was moving forward to draft a non-binding memorandum of understanding on the retail apparel company, Shine Media had have been presented with an investment opportunity in China Greenscape that the management believed deserved board attention because the initial review of its business prospects and historical financials indicated that it is a business with attractive potential. Messrs Ong and Chen followed up with the memo to the board outlining the merits and investment highlights of China Greenscape and a potential valuation analysis.

During the period February 18, 2008, to February 29, 2008, representatives of Shine Media and China Greenscape, by telephone and email had discussions and correspondence to formalize the deal terms. The result was an oral agreement in principle which confirmed the memorandum of understanding and addressed the major substantive provisions that were to be incorporated into a definitive agreement regarding the structure, including:

•	the consideration to be paid for China Greenscape and whether or not it would be in cash, shares or a combination, which is reflected in the securities purchase agreement;
•	the terms of the additional consideration to be paid over time based on performance criteria and the nature of the performance criteria;
•	the lockup provisions on the stock component of the consideration;
•	provisions relative to a stock option plan; and
•	the composition of management and the board of directors of the combined company.

On February 25, 2008, Shine Media held a board meeting to review and discuss the China Greenscape business combination. Shine Media management reported to the board of the progress of the valuation discussion and the general terms of the proposed transaction with China Greenscape. The board approved management entering into a more complete non-binding memorandum of understanding with China Greenscape. The board asked the management team to pay particular attention to four issues in addition to those that would normally be negotiated, including the selection of nominees for and number of board seats of China Greenscape, negative controls over China Greenscape, the conditions precedent to the consummation of the transaction, and lock up periods for the shares of stock forming part of the consideration. The board emphasized also that the signing of the definitive securities purchase agreement was to be subject to the completion of financial statements and obtaining a fairness opinion by an investment bank to be determined by management and approved by the board. The board also approved the hiring of outside legal counsel, both firms to be in the United States for the purposes of drafting of acquisition agreements, and the federal securities reporting, including the proxy statement/prospectus, such engagements to be under the supervision of Shine Media’s internal counsel, Ms. Estelle Lau. The board approved the hiring of PRC lawyers for the purposes of issuing any required PRC legal opinion on the company and conducting legal and operational due diligence. With a framework of understanding, the Shine Media management team proceeded to engage lawyers and investment bank as instructed by the board.

On February 28, 2008, Mr. Chen visited China Greenscape headquarters at Jiangyin City to hold discussions with the company regarding valuation and payment terms. Mr. Chen met with Ms. Shirley Lee and Mr. Wu Yishan for detailed discussions on valuation, election of board seats, payment terms and share lock-up terms. Both parties agreed to continue the discussion the next day with the objective of achieving a common understanding on the overall terms of co-operation.

On February 29, 2008, Mr. Chen, in continued discussions held face to face with Ms. Shirley Lee and Mr. Wu Yishan, reached preliminary terms with the company for the acquisition of all the outstanding equity of China Greenscape by Shine Media, which included the ordinary shares and several classes of preferred stock. The preliminary terms included the number of shares of Shine Media to be issued and the lock-up periods, earn out shares, the amount of cash payments and its payment condition, allocation of board seats between Shine Media and the company stockholders. At the meeting, Mr. Chen initialed with the company representatives a non-binding memorandum of understanding subject to the comments and approval of the board of Shine Media and the preferred stockholders of China Greenscape.

In determining the consideration to be paid to the China Greenscape stockholders, including the holders of the Greenscape Classes A and C Preferred, as part of the transaction, Shine Media management relied primarily on the earnings history and projections for China Greenscape. The terms regarding the potential additional consideration to be paid were designed to take into account the uncertainty of any valuation that relies on expectations of future performance and as an incentive for management to achieve those goals. If China Greenscape meets the earnings expectations, then the China Greenscape stockholders, for the next several fiscal years would receive additional consideration based on the net income of China Greenscape. If the stated net income target is missed in any one or more years, all the additional stock for those years will not be earned or paid. China Greenscape management believed this variable component of the consideration helps protect of the interests of its stockholders by reducing the prospects that it would have overpaid for the business by establishing a lower initial consideration for the acquisition and by setting the net income targets at such levels (and paying that number of incentive shares for achieving the targets) that the overall valuation of the business should increase sufficiently to benefit all stockholders of the company

From March 3, 2008, through May 7, 2008, the parties negotiated the terms of the securities purchase agreement and the related agreements, the exchange offer and forms of legal opinions. During this period legal and business due diligence continued. Each of the members of the Shine Media management team met with representatives of China Greenscape and JSZF individually, either by phone or in person, during that period to answer any outstanding questions. Finding that the results of the due diligence confirmed Shine Media management’s prior understandings regarding the business of China Greenscape and its attractiveness as a candidate for a business combination, the Shine Media management team, based on its prior authorization by the board of directors, proceeded with the acquisition process and continue to work towards execution of a definitive securities purchase agreement. During this period, numerous revisions of the securities purchase agreement were exchanged, disclosure schedules were exchanged and reviewed, and the related agreements and opinions were negotiated. These negotiations primarily took place by telephone and email, and primarily involved Messrs David Chen and Hock Ong, and Ms. Estelle Lau for Shine Media, and legal representatives of Nixon Peabody, and Ms. Shirley Lee and the China Greenscape legal representative, Mr. Dan Beharry.

On March 3, 2008, Ms. Estelle Lau engaged Nixon Peabody to assist Shine Media with the drafting of the definitive securities purchase agreement with China Greenscape. Nixon Peabody immediately began drafting a form of acquisition agreement and related documentation. Promptly thereafter, Nixon Peabody sent by email a first draft of the securities purchase agreement to the representatives of China Greenscape and their advisors.

Shine Media also engaged Golenbock Eiseman Assor Bell & Peskoe LLP on March 3, 2008, for all matters relating to business combination, in particular for the S-4 registration statement and proxy statement documentation required for the transaction.

Also in early March 2008, Mr. Ong sought an investment firm to provide a valuations assessment of China Greenscape and fairness opinion for the transaction. Management had discussions with Merriman Curhan Ford & Co. and JMP Securities LLC, and after several discussions and presentation of some work papers on China Greenscape, it was decided to engage JMP Securities LLC to render an opinion with respect to i) the fairness, from a financial point of view, to Shine Media of the consideration to be paid by Shine Media in a potential acquisition of China Greenscape and ii) that the fair market value of the shares of China Greenscape being acquired is equal to at least 80% of Shine Media’s net tangible assets at the time of such acquisition, as of the date of the opinion. The engagement of JMP Securities LLC was formalized on April 17, 2008.

On March 8, 2008, Mr. David Chen engaged Allbright Law Offices, Shanghai, as PRC counsel to complete legal due diligence on the China Greenscape and to assist in providing legal advice on the Chinese laws and regulations. Immediately after its engagement, it contacted the representatives of China Greenscape and JSZF and obtained copies of the company legal records. It also began the independent legal investigation of the publicly available legal records of JSZF.

On March 8, 2008, Shine Media management also engaged I-OnAsia Limited to provide an independent background check on key principals of China Greenscape, including the major stockholder, Chief Executive Officer and Chief Financial Officer.

On March 12, 2008, Messrs David Chen and Hock Ong met with Mr. Dan Beharry, a partner of Chardan Capital Investments LLC, and independent legal counsel to China Greenscape, to discuss the definitive acquisition agreement to acquire China Greenscape, including the terms of an exchange offer for the preferred stock.

On March 15, 2008, Messrs David Chen, Hock Ong and Richard Chang visited the offices of China Greenscape in Jiangyin City and met with Ms Shirley Lee and Mr. Wu Yishan of China Greenscape and JSZF and Mr. Lu for further discussions about the transaction and perform business due diligence of its operations.

On March 25, 2008, Mr. David Chen met in Jiangyin City, with Ms Shirley Lee and Mr. Wu Yishan, representatives of China Greenscape, to go over various terms of the definitive acquisition agreement, as had been commented on by counsel to China Greenscape, Mr. Dan Beharry. Most of the discussion focused on the conditions precedent to closing.

On April 23, 2008, Allbright law firm provided the preliminary draft of its due diligence report to the management of Shine Media. The report covered the current legal status of the China Greenscape subsidiary, JSZF, within the PRC and its business licenses, the legal history of JSZF and its reorganization to be owned by China Greenscape, a British Virgin Islands company, in 2007, its history of legal capitalization under PRC law, business licenses, company assets, material contracts, tax status, and foreign exchange management, among other things. A final report was delivered by Allbright law firm to the board of Shine Media on April 28, 2008, which covered the same topics and provided the same conclusions.

On April 15, 2008, Mr. David Chen traveled to the offices of China Greenscape to meet with Mr. Wu Yishang for further detailed discussion on the posting closing events. The discussions covered such topics as the process of completing the S4 registration statement, the expected SEC process, and the stockholder vote process.

On April 25, 2008, Mr. David Chen traveled to Hong Kong to meet with Ms Ng Sau Lai, the major stockholder of China Greenscape, as part of the due diligence process and to gain comfort that she approved the business combination with Shine Media and confirm that the management of China Greenscape and Chardan Capital Investments LLC has been entrusted with the negotiations process.

On April 28, 2008, the board of directors of Shine Media held a meeting to review the findings by JMP Securities LLC. In addition, by invitation at this meeting were outside legal counsel from Nixon Peabody and Golenbock Eiseman Assor Bell & Peskoe LLP. At the meeting, JMP Securities LLC explained the analysis they had performed and delivered to the board of directors an oral opinion which was subsequently confirmed in writing, that as of the date of its opinion and based upon and subject to the factors and assumptions set forth in its written opinion dated April 28, 2008, the initial consideration (as defined in its written opinion attached as Annex I hereto) to be paid for the acquisition of China Greenscape, excluding any contingent consideration, was fair, from a financial point of view, to Shine Media and that the fair market value of the shares of China Greenscape being acquired in the acquisition was equal to at least 80% of Shine Media’s net tangible assets.

On May 2, 2008, I-OnAsia Limited provided to the Shine Media management the final report on their findings regarding the background checks. The report did not have any unfavorable conclusions or facts about any of the persons and companies researched.

On May 5, 2008, the board held a meeting to vote on the proposed acquisition of China Greenscape by Shine Media. The board reviewed an updated board package, prepared by internal counsel, Ms. Estelle Lau and Mr. Hock Ong, containing the final legal and investigative due diligence reports, the Fairness Opinion, an investment memo prepared by management, China Greenscape audited and reviewed financial statements, and the final securities purchase agreement. All the directors of Shine Media were in attendance at the meeting. The board reviewed the board package and after a period of questions and answers about the details of the internal investment memo, due deliberation, the board authorized the officers of Shine Media to sign the definitive securities purchase agreement and authorized the officer of Shine Media to proceed with a Stock Option Plan.

On May 6, 2008, Mr. David Chen met with Mr. Wu Yishan and Mr. Zhu Zhenghong for a final discussion on the securities purchase agreement. Discussions focused on the identification of potential board members and the implementation of a stock option plan, including the number of shares to be available under the plan. Immediately after the meeting, the final securities purchase agreement was prepared and distributed for final review and signature.

On May 8, 2008, Mr. Chen executed and delivered the final securities purchase agreement for Shine Media and Green China Resources and received the counterparts of China Greenscape, JSZF, and the ordinary stockholders of China Greenscape.

With the signing of the securities purchase agreement, on May 9, 2008, Shine Media issued a press release announcing the proposed acquisition of China Greenscape. On May 12, 2008, a Current Report on Form 8-K was filed by Shine Media to provide disclosure and information on the acquisition of China Greenscape including the terms and conditions of the securities purchase agreement.

Board Consideration and Approval of Transaction

While no one factor determined the final agreed upon consideration and terms of the securities purchase agreement and acquisition of China Greenscape, Shine Media's board of directors reviewed industry and financial data, the projections provided by China Greenscape, the backlog amounts relating to the purchase orders of JSZF, JMP Securities LLC’s opinion dated April 28, 2008, an internally prepared investment memorandum, certain due diligence materials about China Greenscape and JSZF, and the history of financings and debt obligations of China Greenscape, in order to determine that the consideration to be paid for China Greenscape (including the terms of the exchange offer) was reasonable and that the acquisition of China Greenscape was in the best interests of Shine Media's stockholders.

Shine Media's Reasons for the Stock Purchase and Recommendation of the Shine Media Board

The Shine Media board of directors concluded that the securities purchase agreement with China Greenscape is in the best interests of Shine Media's stockholders and recommended that the stockholder approve the securities purchase agreement and related proposals.

Members of Shine Media's board of directors have experience in performing due diligence of acquisition targets and in valuing companies. Mr. Richard L. Chang, our non-executive Chairman, has been a managing partner of Georgian Pine Investments, an investment fund primarily focused on emerging growth companies in China, and was also a financial analyst in the mergers and acquisition group at Lazard Freres & Co. Mr. David Y. Chen, our Chief Executive Officer and President and a director, also has a financial background, having been the chief executive officer of a Fintel Group, a financial services and investment company in China, and holding other senior positions with public and private companies. Mr. Hock Ong has many years of financial officer and related experience and a B.A in economics from Wharton School, University of Pennsylvania. Both Messrs Jean Chalopin and Robert Hersov have many years experience as senior executives of diverse businesses.

The Shine Media board of directors considered a wide variety of factors in connection with its evaluation of the stock purchase. These included the strong industry positioning, a capable management team, and the potential to become an industry leader when backed by Shine Media's capital. Additionally, the board of directors reviewed industry and financial data, including the opinion of JMP Securities LLC, and certain valuation analyses and metrics prepared by members of the board in order to determine that the value of China Greenscape was in excess of 80% of the net assets of Shine Media and that the consideration to be paid for the acquisition of China Greenscape was reasonable. No one factor determined the final agreed upon consideration and terms of the securities purchase agreement and acquisition of China Greenscape, and individual members of the Shine Media board may have given different weight to different factors. In considering the stock purchase, the Shine Media board of directors gave considerable weight to the factors discussed below.

China Greenscape, through JSZF, demonstrated a record of growth and expansion and a potential for future growth on the basis of its income during the last couple of years and a review of the current signed agreements of JSZF for future services. Important criteria to Shine Media's board of directors in identifying an acquisition target was that the company has established business operations, that it was generating current revenues, and that it had what Shine Media believes to be a potential to experience growth in the future. Shine Media's board of directors believes that China Greenscape has a growing customer base and the product sourcing and growing capabilities to continue to satisfy its obligations and attract additional customers. The JSZF commenced business operations in the year 2002, and it has experienced increases in revenue and net profit in the last three full years. Although projections are inherently uncertain, Shine Media's board of directors believed, and continues to believe, the projections for the China Greenscape business were reliable, based in part on the unaudited financial statements for the years 2004 through 2007, the backlog of contracts that JSZF currently holds, its expected net income and its overall business practices, the board's examination and review of existing contracts and interviews with current customers and those with contracts to be performed in the future and financial data done in due diligence, that part of the consideration to be paid would be based upon the target's ability to generate and grow net income as set forth in the securities purchase agreement contingent consideration provisions, and the experienced management and growing market for its services all lent support to the projections. The Shine Media board of directors deemed this a positive factor in its overall decision. The board also believed that the additional capital provided by Shine Media, as a result of the merger, the ability to continue to grow the business of China Greenscape and invest in new opportunities in China to meet the needs to the customer base could be enhanced.

The customer base is mainly comprised of a limited number of government entities and property developers, with the government entities representing the majority of the contracts This was considered by the Shine Media board of directors as potentially unfavorable because it puts an undue reliance on a few customers at any one time and government contracts. In addition, because the customers are concentrated in Jiangsu Province and surrounding provinces, the customer base has not become particularly diversified. On the other hand, because many of the customers are government entities, once a contract is approved, there is a higher assurance that the contract will not be cancelled and payment will be received. Notwithstanding that, however, the board of Shine Media considered, that the overall lack of customer base diversification was a risk for China Greenscape. The board recognized that China Greenscape was seeking to expand its marketing presence and develop customers in a wider geographic scope within the whole of

Eastern China and that it was focusing significant attention on its marketing and sales approach such that there is the potential over time for the customer base to be expanded. The board believed that, in addition to the capital provided from Shine Media, the ability to continue to expand its sales forces and target a wider customer base could be enhanced.

Another factor carefully looked at was the manner in which China Greenscape acquired and managed the inventory for its contracts. The board reviewed the agreements that the company has for the acquisition of growing areas and trees and other flora. The board also reviewed the sources and placement of the growing areas and found that the local diversification was beneficial to protect the inventory of trees and plants from localized weather conditions and pests and diseases. The board also reviewed the financing methods used to acquire inventory, including the bank loans and the availability of credit, the use of equity capital and the payment history for inventory sold. The cash flow and availability of capital was examined. The board believed that based on the backlog, the marketing efforts, the past successes in wining new contracts and the growing concern for urban environmental improvement, the expenditures on inventory and growing areas was a positive factor about the company and a fundamental for its future growth. Against this however, was the need for substantial amounts of inventory at any one time, the fact that the inventory is perishable and there are substantial capital requirements relating to obtaining and maintaining inventory. Therefore, the inventory issues present both positive and negative aspects, but overall the board of Shine Media believed that the large sized contracts requiring substantial investment in inventory was more of a positive factor than a negative factor.

The board of directors also examined the benefits provided by the favored tax situation of JSZF within China. The PRC government does not impose an enterprise tax on the income from growing and selling trees and imposes a reduced enterprise tax of 12.5% on the income from the sale of flowers, the latter which represented a very small portion of the income of China Greenscape. In addition, JSZF was awarded on April 21, 2008 Dragon Head status with affords an income tax holiday of two years (which is renewable), regardless of the other tax benefits. The board considered the benefit of the favored tax status on the business margins of the company and believed it was a positive factor as it greatly enhanced the profit margins. The tax benefit also affirms the favored position of the urban greenery business within the PRC government policies to improve the urban experience of its population and move towards more environmentally conscience decisions, all of which benefit China Greenscape. These factors were weighed against the fact that tax policies and urbanization policies are subject to change. However, given the substance of these policies and the fact that they have been in place for several years, the risk of a change soon was considered more remote and not a significant negative in the decision of the board.

The opportunity of significant and potential growth, along with rapid urbanization of China and the government support for urban greenery, helped convince Shine Media's board of directors that a business combination with China Greenscape would be in the best interests of Shine Media's stockholders. Shine Media's board of directors believes that China Greenscape has the ability to continue growth because of its sales efforts, availability of inventory, access to significant growing areas and its availability of capital. Based on the review of the China Greenscape financial statements and their business model and relationships with government and property development relationships, past success in performing contracts, and a respected reputation, the board believes that China Greenscape has a lot of potential. Therefore, the board of Shine Media believed that this was be a positive to its overall decision.

Another important factor influencing Shine Media's board of directors' decision was that China Greenscape represents an opportunity to invest in a growing, dynamic industry, with implications of expanding into the larger forestry and forestry products business. China's huge and growing economy is fostering growth in the desire for improved urban environments. In the future, as the urban population increases and becomes more wealthy, there will be increasing demand that the urban city scape be more healthy and attractive. Therefore, there will be demand for greenery to reduce the severity of the urban environment and there will be demand for parks and other green zones. The board believes that current market presence and effective marketing strategies could result in an expansion of China Greenscape's share of their existing market and enable the company to enter additional markets. Therefore, the board of Shine Media believed that this could be a positive to its overall decision.

Shine Media's board of directors' decision was also favorably influenced by the fact that China Greenscape and JSZF has a seasoned management team with substantial contacts among its principal client base and specialized knowledge of the markets within which it operates and the ability to lead it in a rapidly changing environment. By using its growing revenues to expand its sourcing of inventory and to garner greater market share, as well as develop and provide additional products and services, China Greenscape's management appears to have demonstrated a commitment to a strategy that has given it a good presence in the urban greenery industry in Eastern China. Therefore, the board of Shine Media believed that this could be a positive to its overall decision.

Shine Media's board of directors considered the risk that the current public stockholders of Shine Media would vote against the stock purchase and demand to redeem their shares for cash upon consummation of the stock purchase, thereby depleting the amount of cash available to the combined company following the stock purchase or cause a condition of the securities purchase agreement not to be met. Shine Media's board of directors deemed this risk to be no worse with regard to China Greenscape, than it would be for other target companies and believes that China Greenscape will still be able to implement its business plan, even if the full amount of the funds deposited in the trust account are not available at closing. This factor was also mitigated because the purchase consideration is solely in shares of common stock. Therefore, the board of Shine Media believed that this could be a neutral to its overall decision.

At the beginning of the meeting at which the securities purchase agreement was approved, there was a presentation by JMP Securities LLC, and a review of the supporting materials for its opinion. The members of the board reviewed in detail the different methods of valuation discussed and the assumptions used and the comparison data presented. The board reviewed the financial statements of China Greenscape. There was provided a general description of the business of China Greenscape. Materials were presented reflecting the capital structure of China Greenscape as of the date of the presentation, projected uses of the cash that would be available after the merger and an organizational chart. The anticipated capital structure presented included the combined assets and liabilities of both companies post merger as well as the contribution of the Shine Media shares, cash, and warrants. There was discussion about the customers of China Greenscape and the nature of the backlog. The board was presented with the results of the due diligence investigation of the customers related to the backlog which had been performed by one of the board members and management. The board also reviewed the background and due diligence reviews concerning the business and personnel of China Greenscape and JSZF. The board believed that these searches demonstrated integrity and proper conduct of its business in China. These reports were considered a positive factor in the decision process. There was consideration of the various principal risks facing China Greenscape in its operations as an urban greenery company and operating in the PRC, which factors are reflected elsewhere in this proxy statement/prospectus. Included in this review was an examination of the competitive and other threats that China Greenscape and JSZF face in conducting the business. The materials contained a detailed overview of the products and services currently provided by JSZF. The presentation also described the China Greenscape and JSZF business models. Among the elements in those business models were the marketing methods and plans to continue to grow the business The information described in this part of the presentation supports Shine Media's board of directors' determination that China Greenscape have an experienced and talented management team, capable of continuing the success achieved in the past.

The board of Shine Media reviewed data about comparable companies in the forestry, plant and tree supply and related fields taking into account their relative market presences and cycle maturity. They had a list of comparative price/earnings ratios of these companies and compared them to the price/earnings of China Greenscape and the anticipated price/earnings. The valuation for the future of China Greenscape was based on various assumptions, including projected sales, assumed margins, and projected net income. Capital resources were taken into account, based on the capital of the company after the acquisition and for income and reinvestment, and borrowed capital. The board of Shine Media also evaluated the outstanding debt obligations of China Greenscape, and reviewed the terms of the stockholder loans and the bank borrowings, including the maturity dates, the likelihood of refinancing the bank loans and the comparable interest rates, noting that approximately $25,000,000 of the outstanding stockholder loans do not bear interest and have long maturities. Based on this analysis, the board concluded that comparatively speaking, the enterprise value of China Greenscape was favorable.

Satisfaction of 80% Test

It is a requirement that any business acquired by Shine Media have a fair market value equal to at least 80% of its net assets at the time of consummation of the acquisition, which assets include the amount in the trust account. The board was informed that in JMP’s opinion, as of the date of its opinion, the fair market value of the shares of China Greenscape being acquired was equal to at least 80% of the net tangible assets of Shine Media. Therefore, the board of Shine Media believes that the value of China Greenscape at the consummation of the acquisition also will be exceeded.

Use of Capital Funds

Upon consummation of the securities purchase agreement, the funds held in the trust fund will be available as working capital of China Greenscape and its subsidiary, JSZF. There is no specific use of proceeds for this amount, other than general working capital for the companies. Therefore, Shine Media is not able to provide any greater disclosure about the use of proceeds, which disclosure may ordinarily be required under the regulations of the Securities and Exchange Commission in a sale of securities for the raising of capital for a company.

Interest of Shine Media Directors and Officers in the Stock Purchase

In considering the recommendation of the board of directors of Shine Media to vote for the proposals to approve the securities purchase agreement, the redomestication merger and the stock option plan, you should be aware that certain members of the Shine Media board have agreements or arrangements that provide them with interests in the stock purchase that differ from, or are in addition to, those of Shine Media stockholders generally. In particular:

• If the securities purchase agreement is not approved and Shine Media fails to consummate an alternative transaction within the time allotted pursuant to its certificate of incorporation, Shine Media would be required to liquidate. In such event, the shares of common stock held by Shine Media's directors and officers would be worthless because Shine Media's directors and officers are not entitled to receive any of the liquidation proceeds and any warranty they hold will expire worthless;

• Shine Media's executives and directors own a total 1,394,000 shares of Shine Media common stock that have a total market value of $_______ based on Shine Media's share price of $____ as of _______, 2008, the record date. They also own an aggregate of 293,920 common stock purchase warrants that have a total market value of $______ based on the Shine Media warrant price of $____ as of _________, 2008, the record date. Because as Shine Media's directors and executives are contractually prohibited from selling their shares prior to _______, 2009 (one year after the business combination), during which time the value of the shares may increase or decrease, it is impossible to determine what financial impact the securities purchase agreement and acquisition will have on Shine Media's directors and executives.

• The transactions contemplated by the securities purchase agreement provide that Richard Chang and David Chen, current directors of Shine Media will continue as directors of Green China Resources;

• If Shine Media is liquidated without having consummated a business combination, each of David Y. Chen and Hock Ong, will be personally liable to pay the debts and obligations of Shine Media to vendors that are owed money for services and products in excess of the proceeds of the initial public offering not held in the trust account, and it is possible that they may not be able to satisfy those obligations; and

• Mr. Kerry Propper, the Executive Vice President of Mergers and Acquisition, through a broker dealer that he controls and of which he is the principal stockholder, acted as placement agent for the sale of the Series C Preferred stock of China Greenscape which was closed on January 18, 2008, from which he received a cash commission, and he is the son of Dr. Richard Propper, one of the principals of Chardan China Investments LLC which is the holder of all the Class A Preferred stock of China Greenscape. Mr. Kerry Propper has no economic interest in the Series A Preferred stock investment held by Chardan China Investments LLC.

Recommendation of the Shine Media Board

After careful consideration, Shine Media's board of directors determined unanimously that each of the business ratification proposal, the stock purchase proposal, the redomestication merger proposal and the stock option proposal is in the best interests of Shine Media and its stockholders. This recommendation was reached at the April 28, 2008, board meeting of the directors of Shine Media. The recommendation is based on the terms of the securities purchase agreement, and in particular the fact that the consideration is largely stock which aligns the interests of the China Greenscape former stockholders and management with those of the Shine Media investors. Also, another important aspect of the consideration is that a substantial portion of the consideration is based on the future performance of the target company. Moreover, the cash component of the exchange offer is not currently payable until the warrants are exercised or expire. Also, the board of directors received an opinion of JMP Securities LLC dated April 28, 2008, that as of the date of its opinion, the fair market value of the shares of China Greenscape being acquired was equal to at least 80% of the net tangible assets of Shine Media, lent support to the conclusion that the acquisition and its terms was in the best interests of the Shine Media stockholders. That analysis indicated that the price being paid for the target companies was in line with the valuations of other comparable companies. Certain other terms of the securities purchase agreement were also considered, including the scope of the representations and warranties and the various covenants. The ancillary agreements such as the employment arrangements for the continuation of some of the current management in positions with the target was also thought to be beneficial and protective of the current stockholder interests and the lock-up agreements for the Selling Stockholders. Also considered was the fact that the target companies were operating and have had a pattern of revenues, and appeared to have the potential for growth in their industry. The board also considered the tax favored position within the PRC enjoyed by JSZF, which results in no income tax due and the beneficial effect it has on the margins. The board also considered the redomestication merger in conjunction with the acquisition of the Chinese companies which would provide certain benefits to the company after the merger because it would result in a lower tax rate and elimination of the possibility of additional taxes imposed on United States companies with overseas operations that reduce the availability of funds for operations because of the added United States tax burden. Finally, the board considered the nature of the Shine Media acquisition vehicle and the fact that the stockholders were gaining more value from the consummation of the securities purchase agreement than liquidation. Balanced against this was the fact that the board of directors and management had certain conflicts of interest in the decision process and the risk factors relating to the target companies.

Shine Media's board of directors has approved and declared advisable the business ratification proposal, the stock purchase proposal, the redomestication merger proposal and the stock option proposal and unanimously recommends that you vote or give instructions to vote "FOR" each of the proposals to adopt the business ratification proposal, the stock purchase proposal, the redomestication merger proposal, the stock option proposal and the election of directors.

The foregoing discussion of the information and factors considered by the Shine Media board of directors is not meant to be exhaustive, but includes the material information and factors considered by the Shine Media board of directors.

Opinion of JMP Securities LLC to the Shine Media Board of Directors

The members of the board of directors (“Board”) of Shine Media engaged JMP Securities LLC (“JMP”) to render its opinion as to (1) the fairness, from a financial point of view, to Shine Media, of the Initial Consideration (as defined in JMP’s written opinion dated as of April 28, 2008, attached hereto as Annex I) to be paid in connection with Shine’s acquisition of all of the outstanding shares of China Greenscape, heretofore referred to as the “Transaction,” and (2) that the fair market value of the shares being acquired in the Transaction is equal to at least 80% of Shine Media’s net tangible assets.

The Board selected JMP to act as its financial advisor based on JMP’s reputation as a recognized investment banking and advisor firm and because, as part of its investment banking and financial advisory business, JMP is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

On April 28, 2008, JMP delivered its oral opinion to the Board, subsequently confirmed in writing, to the effect that, as of that date, and based upon and subject to the assumptions made, matters considered, qualifications and limitations set forth in the written opinion (which are described below), (1) the Initial Consideration is fair, from a financial point of view, to Shine Media; and (2) the fair market value of the shares being acquired in the Transaction was equal to at least 80% of Shine Media’s net tangible assets.

JMP’s opinion, which describes the assumptions made, matters considered and limitations on the review undertaken by JMP, is attached as Annex I to this proxy statement/prospectus. The stockholders of Shine Media are urged to, and should, read the JMP opinion carefully and in its entirety. The opinion of JMP is addressed solely to the Board for benefit and use by the Shine Media, and does not constitute a recommendation to the Board or to you as to how to vote in connection with the Transaction or any other matter. The opinion of JMP does not address our underlying business decision to pursue the Transaction, the relative merits of the Transaction as compared to any alternative business strategies that might exist for us, or the effects of any other transactions in which Shine Media might engage. JMP does not admit to being an “expert” with respect to this proxy statement/prospectus within the meaning of the Securities Act of 1933. The summary of the JMP opinion set forth in this proxy statement/prospectus is qualified in its entirety by reference to the full text of such opinion.

In connection with the opinion, JMP has reviewed and considered such financial and other matters as JMP has deemed relevant, including, among other things:

(i)	a draft of the securities purchase agreement dated as of April 23, 2008;

(ii)	Shine Media’s public offering prospectus on Form 424(b)(3) filed on December 21, 2006;

(iii)	Shine Media’s annual reports on Form 10K for the years ending December 31, 2006 and 2007;

(iv)	JSZF’s audited financial statements for the years ending December 31, 2004 through 2007;

(v)	China Greenscape’s audited financial statements for the period from February 5, 2007 to December 31, 2007;

(vi)	China Greenscape’s pro forma financial statements for the years ending December 31, 2004 through 2007 as reviewed by the China Greenscape’s independent public accountants;

(vii)	China Greenscape’s financial results, including a balance sheet and income statement, for the quarter ending March 31, 2008;

(viii)	a schedule of China Greenscape’s shares, options and warrants outstanding prepared by the management of China Greeenscape as of April 23, 2008;

(ix)	financial projections for China Greenscape prepared by Shine Media and China Greenscape’s management for the years ending December 31, 2008 through 2012;

(x)	public information with respect to certain other companies in lines of business that JMP deemed relevant;

(xi)	the financial terms of certain business combinations involving companies in lines of business that JMP deemed relevant;

(xii)
discussions with certain senior officers and other representatives of Shine Media and China Greenscape relating to the aforementioned and any other matters which JMP deemed relevant to its inquiry, including Shine Media’s opinion regarding the China Greenscape’s tax status; and

(xiii)	such other information, financial studies, analyses and investigations and financial, economic and market criteria that JMP deemed relevant.

In rendering its opinion, JMP, with the Board’s consent, assumed and relied, without independent verification, upon the accuracy and completeness of all information and data furnished to or otherwise reviewed by or discussed with JMP, including, without limitation, the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by JMP. JMP further relied upon the assurances of the management of Shine Media that all such information is complete and accurate in all material respects and that Shine Medai was not aware of any facts or circumstances that would make any of such information inaccurate or misleading in any respect. With respect to financial forecasts, projections and other forward-looking information and data provided to or otherwise discussed with JMP, JMP was advised by the management of Shine Media that such forecasts and other information and data were prepared in good faith on reasonable basis reflecting the best currently available estimates and judgments of the management of Shine Media and China Greenscape as to the future financial performance of China Greenscape, as well as to the strategic implications and operational benefits and integration costs anticipated to result from the Transaction. The opinion was based substantially on the financial forecasts, projections and other forward-looking information and data described above and JMP further relied upon the assurance of the management of Shine Media that the business of JSZF (as reflected in its audited financial statements, as provided) is the same business as the business of China Greenscape after the acquisition of JSZF by China Greenscape. JMP expressed no view with respect to such forecasts, projections and other information and data or the assumptions on which they were based, and assumed, with the Board’s consent, that the forecasted financial results will be realized in the amounts and at the times projected. Further, without limiting the foregoing, JMP, with the Board’s consent, assumed, without independent verification, that the historical and projected financial information provided to JMP by Shine Media accurately reflected the historical and projected operations of China Greenscape, and that there was no material change in the assets, financial condition, business or prospects of China Greenscape since the respective dates of the most recent financial statements made available to JMP.

JMP did not make and was not provided with, and was not requested to make or obtain, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of China Greenscape nor did it make any physical inspection of the properties or assets of China Greenscape. In addition, JMP was not requested to make and did not make an independent evaluation or appraisal of China Greenscape, and accordingly expressed no opinion as to the future prospects, plans or viability of China Greenscape.

The following is a brief summary of the analyses performed by JMP in connection with its opinion. This summary is not intended to be an exhaustive description of the analyses performed by JMP but includes all material factors considered by JMP in rendering its opinion. JMP drew no specific conclusions from any individual analysis, but subjectively factored its observations from all of these analyses into its qualitative assessment of the Transaction.

Each analysis performed by JMP is a common methodology utilized in determining valuations. Although other valuation techniques may exist, JMP believes that the analyses described below, when taken as a whole, provide the most appropriate analyses for JMP to arrive at its opinion.

Comparable Company Analysis

JMP reviewed and compared publicly available selected financial data and stock trading prices for sixteen publicly traded companies, chosen by JMP based on their common participation in the timber, paper or forestry industries. The comparable companies chosen by JMP included:

Acadian Timber Income Fund	Masisa S.A.
Canfor Corp.	Plum Creek Timber Co. Inc.
Deltic Timber Corp.	Pope Resources LP
Forest Enterprises Australia Ltd.	Potlatch Corp.
Griffin Land & Nurseries Inc.	Rayonier Inc.
Gunns Ltd.	Sino-Forest Corp.
International Forest Products Ltd.	Weyerhaeuser Co.
Jaya Tiasa Holdings Bhd	WTK Holdings Bhd

For China Greenscape and each of these comparable companies, JMP initially calculated the applicable company’s total enterprise value as of April 23, 2008, calculated as the applicable company’s market capitalization, plus total debt, minus cash and cash equivalents (except that for China Greenscpae, which is calculated as (1) Shine’s share price as of April 23, 2008 times the shares issued as part of the Initial Consideration, plus (2) the cash consideration of $25,000,000, plus total debt, minus cash and cash equivalents), as multiples of that company’s earnings before interest, taxes, depreciation and amortization (“EBITDA”), for the most recent twelve months (“LTM”) and estimated EBITDA for the calendar years 2008 and 2009. In addition, JMP calculated the applicable company’s price as of April 23, 2008 as a multiple of its diluted earnings per share (“EPS”) for the LTM period and for the estimated EPS for the calendar years ending 2008 and 2009 (except that for China Greenscape, which is calculated as the sum of (1) Shine Media’s share price as of April 23,2008 times the shares issued as part of the Initial Consideration and (2) the cash consideration of $25,000,000, as a multiple of China Greenscape’s net income for the latest twelve months and for the estimated net income for the calendar years 2008 and 2009). The multiples derived resulting in a negative multiple were deemed to be not meaningful for the purposes of this analysis.

JMP next calculated the mean, median, high, low and 25th percent and 75th percent quartile multiples among the comparable companies for each multiple described above, and compared each resulting multiple to the corresponding multiple implied by the Initial Consideration. The chart below summarizes such comparisons:

	Enterprise Value / EBITDA						Price / EPS
	LTM		2008E		2009E		LTM		2008E		2009E
Comparable Company Analysis
Mean	12.0	x	11.0	x	9.6	x	22.4	x	17.8	x	15.6	x
Median	11.3		9.9		9.0		17.8		15.0		13.8
High	21.9		16.6		15.7		49.5		34.1		30.5
Low	8.0		8.5		3.9		10.2		9.9		7.5
75th Percentile	13.0		12.0		10.8		28.1		19.3		17.7
25th Percentile	10.0		9.0		8.0		15.0		13.5		10.9

Implied Company Multiple	17.6	x	11.3	x	8.4	x	13.1	x	9.7	x	7.1	x

This analysis indicated China Greenscape’s implied multiples generally fell within the range of the multiples calculated from the comparable companies multiples and, in light of the other analyses summarized in this discussion, supported JMP’s determination of (1) the fairness of the Initial Consideration and (2) that the fair market value of the shares of China Greenscape being acquired in the Transaction was equal to at least 80% of Shine Media’s net tangible assets as of the date of its opinion.

No company utilized in the comparable public company analysis is identical to China Greenscape. Mathematical analyses of comparable public companies (such as determining means and medians) in isolation from other analyses is not an effective method of evaluating transactions.

Precedent Transactions Analysis

JMP selected for review 14 other recent, comparable precedent transactions in the timber, paper or forestry industries and conducted an analysis of these transactions based on certain publicly available financial data and the purchase prices paid. The transactions used were:

Announcement Date	Buyer Name	Seller Name
09/07/07	Aldabra Acquisition Corp	Boise Paper Company
09/21/07	NewPage Holding Corporation	Stora Enso Oyj
05/15/07	Gunns Ltd.	Auspine Ltd.
12/12/06	Setra Group AB	Metsaliitto Osuuskunta
04/18/06	Samling Global Ltd.	Lingui Developments Bhd.
02/03/06	Jolina Capital, Inc.	Arbec Forest Products, Inc.
01/18/06	Canfor Corp.	New South Cos., Inc.
11/15/05	Korsnäs AB	Sveaskog Förvaltnings AB
08/31/05	Rank Group Investments Ltd.	International Paper Co.
12/21/04	Carter Holt Harvey Ltd.	Tenon Ltd.
08/26/04	Tolko Industries Ltd.	Riverside Forest Products Ltd.
08/26/04	Ainsworth Lumber Co. Ltd.	Potlatch Corp.
02/02/04	Riverside Forest Products Ltd.	Lignum Ltd.
11/25/03	Canfor Corp.	Slocan Forest Products Ltd.
For China Greenscape and each comparable precedent transaction, JMP initially calculated the total enterprise value of the transaction (the market value of the target company’s equity securities, plus its debt, minus cash and cash equivalents) as multiples of the target company’s EBITDA for the LTM and next twelve month (“NTM”) periods. In addition, JMP calculated the total equity value for the company and for each comparable precedent transaction as a multiple of the target company’s LTM and NTM net income. Where the transaction involved an acquisition of less than 100% of the seller’s equity securities, transaction values were adjusted to assume a 100% acquisition. The multiples derived resulting in a negative multiple were deemed to be not meaningful for the purposes of this analysis.

JMP next calculated the mean, median, high, low and 25th percent and 75th percent quartile multiples among the comparable precedent transactions and compared each resulting multiple to the corresponding transaction multiple implied by the Initial Consideration. The chart below summarizes such comparisons:

	Enterprise Value / EBITDA				Equity Value / Net Income
	LTM		NTM		LTM		NTM
Precedent Transaction Multiples
Mean	8.6	x	4.9	x	15.5	x	21.9	x
Median	6.8		4.3		14.1		15.4
High	23.3		7.3		24.4		52.1
Low	3.0		3.0		4.7		4.8
75th Percentile	9.0		5.9		23.7		28.7
25th Percentile	5.5		3.9		8.9		8.7

Company Implied Transaction Multiple	17.6	x	11.3	x	13.1	x	9.7	x

This analysis indicated China Greenscape’s implied transaction multiples generally fell within range of the multiples calculated from the comparable precedent transaction multiples and, in light of the other analyses summarized in this discussion, supported JMP’s determination of (1) the fairness of the Initial Consideration and (2) that the fair market value of the shares being acquired in the Transaction was equal to at least 80% of Shine’s net tangible assets as of the date of its opinion.

No transaction utilized in the comparable precedent transaction analysis is identical to this transaction. Mathematical analysis of comparable transaction data (such as determining means and medians) in isolation from other analyses is not an effective method of evaluating transactions.

Discounted Cash Flow Analysis

JMP performed discounted cash flow analyses using China Greenscape management’s projections for the calendar years ending 2008 through 2012. For purposes of estimating unlevered free cash flows, a 0% company tax rate was assumed based on guidance provided by China Greenscape.

To generate a range of enterprise values for China Greenscape, JMP used an estimated cost of debt of 8.0%, as provided by China Greenscape, and a cost of equity of 15.3%. This resulted in a weighted average cost of capital, or WACC, of 13.6%. JMP then completed a sensitivity analysis based on a set of WACCs (10.0%, 12.0%, 14.0%, 16.0%, and 18.0%) around the 13.6% figure and a set of terminal EBITDA multiples based on the comparable company analysis ranging from 9.0x to 13.0x. To calculate a set of enterprise values, JMP then summed the net present values under various WACC assumptions of: (1) the estimated unlevered free cash flows and (2) the terminal values based on the various terminal EBITDA multiples. Using the implied enterprise values, JMP then subtracted debt and added cash and cash equivalents to determine implied equity values.

		Terminal EBITDA Multiple
		9.0x	10.0x	11.0x	12.0x	13.0x
	10.0%	$427.8	$469.8	$511.9	$554.0	$596.1
Discount	12.0%	391.2	430.0	468.8	507.6	546.4
Rate	14.0%	357.9	393.8	429.6	465.5	501.3
(WACC)	16.0%	327.7	360.8	393.9	427.1	460.2
	18.0%	300.0	330.7	361.4	392.1	422.8

This analysis indicated that the implied transaction equity based on the initial consideration value of China Greenscape fell below the range of the equity values calculated and, in light of the other analyses summarized in this discussion, supported JMP’s determination of (1) the fairness of the Initial Consideration and (2) that the fair market value of the shares being acquired in the Transaction was equal to at least 80% of Shine Media’s net tangible assets as of the date of its opinion.

While discounted cash flow analysis is a widely accepted and practiced valuation methodology, it relies on a number of assumptions, including terminal EBITDA multiples and discount rates. The valuation derived from the discounted cash flow analysis is not necessarily indicative of China Greenscape’s present or future value or results.

Conclusion

The summary set forth above describes the analyses performed by JMP in connection with its opinion delivered to the Board as of April 28, 2008. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to particular circumstances and, therefore, the analyses underlying the opinion are not readily susceptible to summary description. Each of the analyses conducted by JMP was carried out in order to provide a different perspective on this transaction and add to the total mix of information available. JMP did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion as to fairness from a financial point of view. Rather, in reaching its conclusion, JMP considered the results of the analyses in light of each other and ultimately reached its opinion based upon the results of all analyses taken as a whole. Except as indicated above, JMP did not place particular reliance or weight on any individual analysis, but instead concluded that its analyses, taken as a whole, support its determination. Accordingly, notwithstanding the separate factors summarized above, JMP believes that its analyses must be considered as a whole and that selecting portions of its analysis and the factors considered by it, without considering all analyses and factors, could create an incomplete or misleading view of the evaluation process underlying its opinion. In performing its analyses, JMP made numerous assumptions with respect to industry performance, business and economic conditions and other matters. The analyses performed by JMP are not necessarily indicative of actual value or future results, which may be significantly more or less favorable than suggested by the analyses.

Fees and Expenses

Pursuant to the terms of an engagement letter dated April 17, 2008, Shine Media paid JMP a retainer of $25,000 and a fee of $150,000 for rendering its opinion to the Board. In addition, under the terms of the engagement letter, JMP is entitled to receive an additional fee of approximately $175,000 upon the consummation of this Transaction. In addition, Shine Media has agreed to reimburse JMP for travel and certain out-of-pocket expenses (including fees and expenses of its counsel) reasonably incurred by it in connection with its services and to indemnify JMP and its employees, agents, officers, stockholders and persons who control JMP against certain liabilities, including liabilities under the federal securities laws, relating to or arising out of JMP’s engagement.

In the ordinary course of JMP’s trading, brokerage, investment management and financing activities, JMP or its affiliates may at any time hold long or short positions, and may trade or otherwise effect transactions, for their own account or the accounts of their customers, in debt or equity securities of Shine Media or any other company or any currency that may be involved in this transaction.

Material U.S. Federal Income Tax Considerations of the Redomestication Merger

The following discusses the material U.S. federal income tax consequences of the redomestication merger to the Shine Media stockholders who are U.S. Holders. This discussion is based on the United States Internal Revenue Code of 1986, as amended, which is referred to as the Code, and Treasury regulations promulgated thereunder. A United States Holder is: (i) a beneficial owner of Shine Media common stock that is a citizen or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof, or an estate or trust that is described in Section 7701(a)(3) of the Code and (ii) holds the Shine Media common stock as a capital asset within the meaning of Section 1221 of the Code.

The redomestication merger has been structured to qualify as a reorganization under the Code. In connection with the filing of the Registration Statement of which this document is a part, Shine Media has received an opinion of Golenbock Eiseman Assor Bell & Peskoe LLP to the effect that the redomestication merger will qualify as a Reorganization within the meaning of Section 368(a) of the Code and will meet the requirements of Treasury Regulations Sections 1.367(a)-3(c). Accordingly no gain or loss will be recognized on the exchange of the Shine Media common stock held by the stockholders of Shine Media for the ordinary shares of Green China Resources, provided no holder of Shine Media common stock owns 5% or more of the ordinary shares of Green China Resources following the redomestication merger. The federal tax basis of the ordinary shares of Green China Resources received by the holder of Shine Media common stock in the merger will be the same as the adjusted tax basis of such Shine Media common stock surrendered in exchange therefore. The holding period of the ordinary shares of Green China Resources received in the redomestication merger by the holder of Shine Media common stock will include the period during which such Shine Media common stock was held as a capital asset on the date of the redomestication merger.

If a Shine Media stockholder owns 5-percent or more of the ordinary shares of Green China Resources (either by vote or value) that stockholder will be taxable on any gain realized upon the conversion of such stockholder's stock in Shine Media into ordinary shares of Green China Resources unless such stockholder files a gain recognition agreement with the stockholder's income tax return for the taxable year that includes the date of the redomestication merger. Gain is measured by the difference between the fair market value of the Green China Resources ordinary shares received and the tax basis of that stockholder's shares of Shine Media common stock. The gain recognition agreement requires the 5-percent or more Green China Resources stockholder:

•  to waive the statute of limitations on a Form 8838,

•  to file a statement with his or her income tax return for each of the five full taxable years following the year of the Shine Media redomestication merger certifying that a taxable disposition of substantially all of the assets of Green China Resources has not occurred; and

•  if such a disposition has occurred, to include in income the previously unrecognized gain on the conversion of the shares, file an amended income tax return for the year in which the redomestication merger took place and pay interest on any resulting tax.

The foregoing U.S. federal income tax consequences are not affected by Section 7874 of the Code which deals with domestic business entities which expatriate from the United States to a foreign jurisdiction. These provisions generally apply to the direct or indirect acquisition of substantially all of the properties of a domestic enterprise by a foreign corporation if there is at least 60% or 80% of continuing share ownership in the successor foreign entity by the former stockholders of the U.S. corporation and substantial business activities are not conducted in the jurisdiction in which such successor is created or organized. Under the Shine Media redomestication merger and the securities purchase agreement, immediately following the redomestication merger into Green China Resources, the holders of Shine Media common stock will own [44%] of the shares of Green China Resources.

For United States federal income tax purposes, the gross amount of all dividends paid with respect to Green China Resources ordinary shares out of current or accumulated earnings and profit ("E&P") to a United States Holder generally will be treated as foreign source ordinary income to such holder. United States corporations that hold ordinary shares of Green China Resources will not be entitled to the dividends received deduction available for dividends received from United States corporations. To the extent a distribution exceeds E&P, it will be treated first as a return of capital to the extent of the basis of the United States Holder, and then as gain from the sale of a capital asset.

The conclusions expressed above are based on current law. Future legislative, administrative or judicial changes or interpretations, which can apply retroactively, could affect the accuracy of those conclusions. No rulings have been or will be sought from the Internal Revenue Service concerning the tax consequences of the transactions contemplated by the securities purchase agreement or redomestication merger.

Under the Code Shine Media will, upon consummation of the redomestication merger, recognize gain, but not loss, as a result of the redomestication merger equal to the difference, if any, between the adjusted tax basis in Shine Media’s assets and such asset’s fair market value at the effective time of the redomestication merger. Shine Media believes that it will not incur any material amount of federal tax as a result of the redomestication merger. It is expected that Shine Media will not recognize any gain or loss as a result of the stock purchase or redomestication merger with Green China Resources. The IRS may not agree with this conclusion. In such an event, there may be a significant tax obligation for Green China Resources, the surviving company, to pay based on the value of its assets at the time of the merger.

The discussion does not address all of the tax consequences that may be relevant to particular taxpayers in light of their personal circumstances or to taxpayers subject to special treatment under the Code. Such taxpayers include non-U.S. persons, insurance companies, tax-exempt entities, dealers in securities, banks and persons who acquired their stock interests pursuant to the exercise of employee options or otherwise as compensation.

Because of the complexity of the tax laws, and because the tax consequences to any particular stockholder may be affected by matters not discussed above, each stockholder is urged to consult a tax advisor with respect to the specific tax consequences of the transactions contemplated by the redomestication merger and the stock purchase to him, her or it, including the applicability and effect of state, local and non-U.S. tax laws, as well as U.S. federal tax laws.

Anticipated Accounting Treatment of the Acquisition Transaction

For accounting purposes, this transaction will be accounted for as a reverse merger, since the stockholders of China Greenscape will own a majority of the issued and outstanding shares of common stock of Shine Media, and the directors and executive officers of China Greenscape will become the directors and executive officers of Shine Media. This acquisition will be accounted for at historical cost in a manner similar to that in pooling of interests method since after the acquisition, the former stockholders of China Greenscape will acquire majority of the outstanding shares of the Company. The historical financial statements will be those of China Greenscape.

United States Acquisition Regulatory Matters

The stock purchase and the transactions contemplated by the securities purchase agreement are not subject to the HSR or any federal or state regulatory requirement or approval, except for filings necessary to effectuate the transactions contemplated by the stock purchase proposal with the State of Delaware and the British Virgin Islands.

THE SECURITIES PURCHASE AGREEMENT

The following summary of the material provisions of the securities purchase agreement is qualified by reference to the complete text of the securities purchase agreement, a copy of which is attached as an annex to this proxy statement/prospectus, and is incorporated by reference. All stockholders are encouraged to read the securities purchase agreement in its entirety for a more complete description of the terms and conditions of the stock purchase.

Structure of the Stock Purchase and Redomestication Merger

At the effective time of the securities purchase agreement, Shine Media will be merged with and into Green China Resources. Green China Resources will continue as the surviving company. All of the stock of Shine Media will be converted into the right to receive stock in Green China Resources on a one-for-one basis. Thereafter, Green China Resources will purchase all the common stock of China Greenscape for the purchase price described below. Through its acquisition of China Greenscape, Green China Resources will acquire the operating business of JSZF in the PRC.

Closing and Effective Time of the Stock Purchase

The closing of the securities purchase will take place promptly following the satisfaction of the conditions unless Shine Media and the Selling Stockholders agree in writing to another time.

Parties

The parties to the agreement are:

▪	Shine;

▪	Green China Resources, Inc., the wholly owned subsidiary of Shine Media, formed under the laws of the British Virgin Islands;

▪	China Greenscape Co., Ltd., a company formed under the laws of the British Virgin Islands, and a holding company for its Chinese operating company;

▪
Jiangsu Sunshine Zoology and Forestry Development Co., Ltd., a company organized and existing under the laws of the Peoples Republic of China, and a wholly owned operating company of China Greenscape; and

▪	The Selling Stockholders, which are those persons that are all the common stockholders of China Greenscape.

Structure and Effect of the Transactions

Under the terms of the Agreement, at the closing date:

▪	Shine Media will merge with and into Green China Resources, with Green China Resources being the surviving and continuing company, under British Virgin Islands law;

▪	Each outstanding share of common stock of Shine Media will be exchanged for one ordinary share of Green China Resources;

▪
Each outstanding warrant to purchase shares of common stock of Shine Media will be assumed by Green China Resources by operation of law, and will be exercisable on the same terms for one ordinary share of Green China Resources;

▪
Green China Resources will acquire all the outstanding ordinary shares of China Greenscape and the outstanding Class B and Class D Preferred will be contributed to capital and cancelled, and any outstanding options and warrants will be terminated; and

▪	Green China Resources, when permitted by securities laws, will seek to acquire all the outstandingChina Greenscape Class A and Class C Preferred.

Immediately after the transaction:

▪	All the ordinary shares of Green China Resources will be held by the former stockholders of Shine Media and the former stockholders of China Greenscape;

▪	Green China Resources will be a publicly reporting company, registered under the United States federal securities laws;

▪
The ordinary shares of Green China Resources will be traded on the Over-the-Counter Bulletin Board, unless Green China Resources is successful in applying for a listing on another exchange in the United States; and

▪	China Greenscape, through its subsidiary, JSZF, will continue to operate its business in the PRC.

Transaction Consideration

In consideration for all the common stock of China Greenscape, the Selling Stockholders holding all the China Greenscape ordinary shares will receive an aggregate of 30,800,000 shares of Green China Resources. That number of newly issued shares of Green China Resources will represent approximately 77.85% of the issued and outstanding ordinary shares of Green China Resources immediately after the redomestication merger and acquisition of the common stock of China Greenscape and 66.87% after consummation of the exchange offer, if fully accepted.

As additional consideration to the Selling Stockholders, based on the post-business combination U.S. GAAP after-tax net operating profits of Green China Resources (“Net Income”) for its fiscal years 2008 through 2012, the Selling Stockholders will be entitled to payments in the form of newly issued additional ordinary shares of Green China Resources. The number of shares to be issued as the additional consideration are to be earned on an all or none basis. For purposes of determining the right of the Selling Stockholders to receive an additional payment, a payment for any year will not be applied, whether in the year such payment is made or in any subsequent year, to reduce Net Income. The number of additional shares will be subject to adjustment for stock splits, combinations, and similar recapitalization events. In any transactions in which Green China Resources acquires, is acquired by, merges with or otherwise combines with another business, provision will be made in the documents governing the transaction to preserve for the Selling Stockholders the benefits of the additional consideration. Set forth below is a table of the Net Income amounts and number of shares for each year:

Year	Net Income	Number of Ordinary Shares

2008	US$24,230,000	4,200,000
2009	US$33,317,000	4,200,000
2010	US$41,129,000	4,200,000
2011	US$53,311,000	4,200,000
2012	US$65,000,000	4,200,000

The consideration also includes the terms of the exchange offer to be made to the holders of the China Greenscape Classes A and C Preferred. If the stock purchase proposal and redomestication merger are approved and the acquisition of the common stock of China Greenscape is acquired, Green China Resources will make an exchange offer for the China Greenscape Classes A and C Preferred aggregating, if fully accepted, 6,500,000 shares of common stock and $25,000,000 in notes which are to be paid on the exercise of any warrants of China Greenscape and, if they are not exercised, then on the expiration of the warrants.

Other Terms of the Business Combination

Certain Selling Stockholders will enter into lock up agreements not to sell any of the common stock of Green China Resources obtained in the business combination for a period of time. Selling Stockholders owing five percent or more of the shares will enter into a lock up until the earliest of December 20, 2009, or, if the person is a management person of the company, upon the termination of employment. All Selling Stockholders owning more than one percent but less than five percent of the common stock will enter into a lock up for a period ending on the earliest of December 20, 2009, or, if the person is a management person of the company, upon the termination of employment; provided however, such persons will be able to sell up to 10% of the shares immediately after the business combination, 25% after three months after the business combination and the remaining 65% six months after the business combination. The Selling Stockholders will not be provided registration rights.

The persons that accept the exchange offer will be obligated to sign the same lock up agreement as that signed by the Selling Stockholders owning more than one percent but less than five percent of the common stock of Green China Resources. The shares of common stock received in the exchange offer will be registered securities.

Indemnification

Each of Shine Media and Green China Resources, on the one hand, and each of China Greenscape, JSZF and the Selling Stockholders, on the other hand, joint and severally, will indemnify the other group for all liabilities, monetary damages, fines, fees or penalty interest, deficiencies, losses and expenses arising out of any misrepresentation, breach of warranty or failure to perform any covenant or agreement of theirs and for any liability of any nature whatsoever, including any unpaid taxes, which are not reflected on the respective financial statement or disclosure schedule.

The liability of China Greenscape, JSZF and the Selling Stockholders is not limited. The liability of Shine Media and Green China Resources is limited to US$250,000.

Post-Transaction Management

The Agreement provides that the management of Green China Resources and the operating subsidiaries will be controlled by the current management of China Greenscape and JSZF. The following table sets forth the principal persons who will comprise the post-business combination management.

Name	Position with Resources	Position with JSZF

Zhu Zhenghong	Chief Executive Officer and Director	General Manager
Zhan Yousheng	Chief Technical Officer	Chief Technical Officer
Shirley Lee	Acting Chief Financial Officer	—

Employment Agreements

The above identified management persons will enter into employment agreements. Prior to closing, management of China Greenscape and Shine Media and Green China Resources may determine that additional persons will be subject to having employment agreements as a condition to closing. The form of employment agreement for the senior management has been negotiated between Shine Media and Green China Resources on the one hand and China Greenscape and JSZF on the other hand, and the final agreements will be substantially in the form as negotiated, subject to variation for salary, term of employment, vacation amount and certain benefits and other terms that are personal to the employee.

Each management employee will be expected to devote their full business time to the business affairs of the company, subject to time off for permitted involvement with educational and civic activities that do not materially detract from the reasonable performance of the person’s duties. In addition to salary, the management employee will be entitled to such bonuses as determined by the compensation committee of the company, provided that the entire annual bonus does not exceed 50% of the base annual compensation. Factors that will be considered by the compensation committee for a bonus award include the growth in the share value, achievement of specific business targets, attraction and retention considerations, capital requirements of the company, establishment of strategic direction and significant company goals. Benefits to be afforded to the management employee will be those that similar management persons are offered from time to time, and may include medical, disability, and life insurance, and reimbursement for the running costs of an automobile for business purposes. The form of employment agreement will provide for usual termination events, including death, disability, cause and good reason. In the event of a termination for good reason by the management employee or without cause by the company, the management employee will be entitled to compensation and benefits for two years or the balance of the term, if earlier. The agreement will have provisions protecting the confidential information of the company. The agreement also will have a non-competition provision effective for three years after termination, subject to a limitation on investments in public securities. The company will indemnify the management employee for actions or omissions while a director, officer or employee of the company, and will be a named insured to the extent the company obtains director and officer insurance. Disputes will be settled by negotiation or arbitration by a single arbitrator under the auspices of the Hong Kong International Arbitration Center, acting in Hong Kong.

Stock Option Plan

Green China Resources, prior to closing will establish and obtain approval for a stock option plan under which the company may award up to 5,500,000 ordinary shares.

Board Configuration

Prior to the closing, Green China Resources will have a board of directors with seven persons. China Greenscape, JSZF and the Selling Stockholders may appoint up to four members, at least two of whom shall comply with the requirements for an independent director as specified by the NASDAQ rules and regulations. Shine Media may appoint one member to the board, and Shine Media and Chardan Capital, LLC shall jointly appoint two members to the board, at least two of which three will comply with the requirement for an independent director as specified by the NASDAQ rules and regulations. In the event that fewer than seven directors are appointed, there will, in all cases, be a majority of independent directors. For a period of three years after the closing, Green China Resources will not, without first obtaining the approval of at least a majority of the independent directors: (i) consummate a sale, transfer or other disposition of all or substantially all of Green China Resources’ assets; (ii) consummate a merger or consolidation of Green China Resources with or into another entity (except a merger or consolidation in which the holders of capital stock of Green China Resources immediately prior to merger or consolidation continue to hold at least 50% of the voting power of the capital stock of Green China Resources or the surviving or acquiring entity in relatively the same proportions); (iii) transfer in one transaction or a series of related transactions, to a person or group of affiliated persons of Green China Resources’ securities if, after such closing, such person or group of affiliated persons would hold 50% or more of the outstanding voting stock of Green China Resources; (iv) a liquidation, dissolution, or winding up of Green China Resources; (v) authorize or issue, or obligate itself to issue, any equity securities (including any security convertible into or exercisable for any such equity interest) for a value under the fair market value of such securities as set by the stock exchange listing the company’s securities; (vi) redeem, purchase or otherwise acquire (or pay into or set aside for a sinking fund for such purpose) any equity security of Green China Resources for a value higher than the fair market value of such securities as set by the stock exchange listing the company’s securities; or (vii) incur indebtedness in excess of two hundred and fifty thousand dollars ($250,000) which is outside the normal course of Green China Resources’ business.

Representations and Warranties

The Agreement contains representations and warranties of the parties relating to, among other things, (a) proper corporate organization and similar corporate matters, (b) capital structure and ownership of the applicable entities, (c) the authorization, performance and enforceability of the Agreement, (d) licenses and permits of the applicable businesses, (e) taxes, (f) financial information and absence of undisclosed liabilities, (g) holding of leases and ownership of other properties, including intellectual property, (h) contracts, (i) litigation, (j) title to properties, (k) absence of certain changes, (l) employee matters, (m) compliance with laws, (n) compliance with applicable provisions of securities laws, and (o) environmental matters.

Conditions to Closing

General conditions

Consummation of the business combination is conditioned on the Shine Media stockholders, at a meeting called for these purposes, adopting and approving (i) the securities purchase agreement for the acquisition of the common stock of China Greenscape and (ii) the redomestication merger.

The adoption and approval of the Agreement will require the affirmative vote of the holders of a majority of the shares of Shine Media’s common stock issued in its IPO, the Public Shares, including holders who purchase Public Shares subsequent to the IPO, and voted on the matter. The holders of the Shine Media common stock issued prior to its IPO, including the current officers and directors of Shine Media, have agreed to vote such shares in the matter of the adoption and approval of the Agreement to the same effect as the majority of the Public Shares are voted. Additionally, if holders owning 20% or more of the Public Shares both vote against the acquisition and exercise their right to convert their Public Shares into a pro-rata portion of the funds held in trust by Shine Media for the benefit of the holders of the Public Shares, then the acquisitions contemplated by the Agreement cannot be consummated. The approval of the redomestication merger will require the affirmative vote of a majority of the issued and outstanding Shine Media common stock.

In addition, the consummation of the business combination contemplated by the Agreement is conditioned upon, among other things, (i) no order, stay, judgment or decree being issued by any governmental authority preventing, restraining or prohibiting in whole or in part, the consummation of such acquisition, (ii) the execution by and delivery to each party of each of the various transaction documents, (iii) the delivery by each party to the other party of a certificate to the effect that the representations and warranties of each party are true and correct in all material respects as of the closing and all covenants contained in the Agreement have been materially complied with by each party, and (iv) the receipt of all necessary consents and approvals by third parties and the completion of necessary proceedings.

Conditions to Closing by Green China Resources

In addition to the general conditions, the consummation by Green China Resources of the acquisition of China Greenscape is conditioned on (i) China Greenscape entering into employment agreements with certain designated management persons, (ii) having in place and required approvals by officials of the PRC for China Greenscape, JSZF and the transactions contemplated by the Agreement, (iii) the key agreements of China Greenscape and JSZF continue to be in place, including dealerships, distributorships, representation agreements, lease agreements and other material agreements for their businesses, (iv) the property leases of JSZF are in good standing, (v) the redemption of the Class B and Class D preferred stock will be completed, and (vi) there will be agreement on the appointment of the directors of Green China Resources after the consummation of the business combination.

Additionally, at the earlier of the closing of the business combination or September 30, 2008 (“Test Date”), China Greenscape, on a consolidated basis, will have a minimum amount in cash and accounts receivable equal to 90% of the total cash and accounts receivable indicated on the China Greenscape and JSZF consolidated balance sheet as of March 31, 2008. Also at the Test Date, China Greenscape, on a consolidated basis, will not have total debt in excess of 128.8% of it’s total debt amount shown on the consolidated unaudited balance sheet as of March 31, 2008, which amount is approximately RMB 480 million, and provided that such increase in total debt may be only for additional inventory and prepayment related to inventory and for no other purpose without the consent of Shine Media. Total debt includes loans to the prior stockholders of China Greenscape or JSZF, long and short term debt, and other interest bearing instruments.

On the Test Date, if the balance sheet shows cash and accounts receivable less than as required or total debt more than as permitted, then the incentive payments shall be reduced on a dollar for dollar basis, with each US$5.28 of the shortfall or excess reducing the incentive payments by one share. The reduction in shares will be applied to all the periodic incentive payments, as earned, until the entire shortfall has been achieved. Notwithstanding the foregoing, if the debt limit is exceeded without permission, Shine Media and Green China Resources may terminate the agreement.

Conditions to Closing by China Greenscape and the Selling Stockholders

In addition to the general conditions, the consummation by China Greenscape and the Selling Stockholders of the sale of the ordinary shares will be conditioned on (i) the timely filing of all required reports with the Securities and Exchange Commission by Shine Media and Green China Resources, (ii) consummation of the redomestication merger, and (iii) continued quotation of the ordinary shares of Green China Resources on the OTC Bulletin Board, and Green China Resources will have made reasonable commercial efforts to obtain approval for the listing of its ordinary shares on the NASDAQ Stock Market to take effect on the consummation of the business combination. Shine Media has agreed that it will prepare and file a registration statement, which shall contain a proxy statement/prospectus, to register, under the Securities Act of 1933, the Green China Resources ordinary shares and the warrants that will be issued in the transaction pursuant to the redomestication merger and the ordinary shares issuable upon exercise of the warrants, and to solicit proxies from the Shine Media stockholders to vote in favor of proposals regarding the adoption and approval of the securities purchase agreement and the transactions contemplated thereby and the redomestication merger.

SHINE MEDIA REDOMESTICATION MERGER

General

Shine Media is reincorporating in the British Virgin Islands and in that process changing its name and corporate documents and affecting a new board of directors. The redomestication merger is an obligation under the securities purchase agreement with the Green China Resources Parties.

Management believes that the reincorporation in the British Virgin Islands (BVI) will result in operating cost savings from reduced worldwide taxation and more flexibility and simplicity in conducting corporate transactions. The principal cost savings will result from not being subject to United States taxation regimes. The corporate rate will be that of the PRC which is expected to be less than the United States corporate tax rate of 35%. The effective PRC tax rate for 2008 for the JSZF will be nil. Companies wholly outside of the United States, including those in the PRC, will not be subject to the U.S. Controlled Foreign Company rules or other tax provisions contained in the Code which could result in U.S. taxation or increased tax compliance costs arising in the U.S. We believe that the reincorporation will reduce taxes and other costs of doing business by Green China Resources in the future because its operations will be in China after the acquisition and therefore more funds will be available for use by the company. Tax reporting and compliance costs will also be reduced, because the redomesticated company only will be a tax reporting group in the PRC. As a result of the reduction in the dividend taxes, it will permit the company to move capital within the holding company structure and structure new acquisitions and diversifications more easily with greater flexibility. It is believed by the management of Shine Media that the cost savings will be beneficial and are appropriate to a company that will be wholly operating within the PRC and serving clients operating in or from the PRC. The BVI has adopted an International Business Companies Act that allows for flexible and creative corporate structures for international businesses. Further, BVI international business companies currently are wholly exempt from BVI tax on their income.

As part of the reincorporation, Shine Media's corporate name will be that of the surviving company, "Green China Resources Inc ."

The Memorandum and Articles of Association of Green China Resources are set forth in annexes to this proxy statement/prospectus. The discussion of these documents and the comparison of rights set forth below are qualified in their entirety by reference to those annexes.

Adoption of the Redomestication Merger

The board of directors has approved the reincorporation plan and redomestication merger and recommends that the stockholders of Shine Media approve it.

The affirmative vote of the holders of a majority of the shares outstanding of Shine Media is required for approval of the reincorporation plan and redomestication merger. Abstentions and broker non-votes will have the effect of a vote against the proposal.

The reincorporation plan will not be implemented if the securities purchase agreement is not approved or the stock purchase is not consummated. The stock purchase will not be consummated if Shine Media does not reincorporate in the BVI.

The board of directors unanimously recommends a vote "FOR" the approval of the reincorporation plan and redomestication merger.

Plan of Reincorporation and Redomestication Merger

The reincorporation will be achieved by the merger of Shine Media, a Delaware company, with and into Green China Resources, a BVI corporation, which is wholly owned by Shine Media at this time, with Green China Resources being the surviving entity. The Memorandum of Association and the Articles of Association, the equivalent of a certificate of incorporation and bylaws of a United States company, of the surviving company will be those of Green China Resources, written in compliance with BVI law. The effectiveness of the reincorporation and the merger is conditioned upon the filing by both Shine Media and Green China Resources of a certificate of merger with the State of Delaware and articles of merger with the BVI. Upon the filing of these documents, Shine Media will cease its corporate existence in the State of Delaware.

At the time of the redomestication merger, one new share of Green China Resources will be issued for each outstanding share of common stock of Shine Media held by our stockholders on the effective date for the reincorporation. Each share of Green China Resources that is owned by Shine Media will be canceled and resume the status of authorized and unissued Green China Resources common stock. The Shine Media shares no longer will be eligible to trade on the over-the-counter bulletin board market. The shares of Green China Resources will be eligible to trade in their place beginning on or about the effective date of the reincorporation under a new CUSIP number and trading symbol. The symbol will be assigned if the market will be the OTCBB, or it will be as determined with the approval of NASDAQ, if that is where the shares will trade upon consummation of the stock purchase transaction.

Your percentage ownership of Shine Media will not be affected by the reincorporation. As part of the securities purchase transaction, however, there will be the issuance of additional shares of common stock as consideration for China Greenscape. As part of the reincorporation, Green China Resources will assume the outstanding warrants of Shine Media on the same terms as currently issued. In addition, Green China Resources will assume all outstanding obligations of Shine Media and succeed to those benefits enjoyed by Shine Media.

Replacement of the current stock certificate of Shine Media after the redomestication merger will not be necessary. DO NOT DESTROY YOUR CURRENT STOCK CERTIFICATES IN THE SHINE MEDIA NAME. The issued and outstanding stock certificates of Shine Media will represent the rights that our stockholders will have in Green China Resources. Stockholders, however, may submit their stock certificates to our transfer agent, Continental Stock Transfer and Trust Company, 17 Battery Place, New York, New York 10004 (212-509-4000) for new certificates, subject to normal requirements as to proper endorsement, signature guarantee, if required, and payment of applicable taxes.

If you have lost your certificate, you can contact our transfer agent to have a new certificate issue. You may be requested to post a bond or other security to reimburse us for any damages or costs if the lost certificate is later delivered for sale or transfer.

Appraisal Rights

If the redomestication merger occurs, the Shine Media stockholders who do not vote in favor of the redomestication merger have the right to demand in cash the fair value of their Shine Media shares (exclusive of any element of value arising from the accomplishment or expectation of the merger) instead of taking the surviving corporation common stock. Holders of options or warrants to purchase Shine Media common stock do not have any appraisal rights.

Shine Media common stock will not be converted into surviving corporation common stock if the holder of the shares validly exercises and perfects statutory appraisal rights with respect to the shares. When and if the holder of those shares withdraws the demand for appraisal or otherwise becomes ineligible to exercise appraisal rights, the shares will automatically convert into shares of the surviving corporation common stock on the same basis as the other shares that convert in the redomestication merger.

To perfect the appraisal right, stockholders must not vote in favor of the redomestication merger and then mail or deliver a written demand for appraisal, before the taking of the vote on the merger at the special meeting of Shine Media stockholders. This written demand must be separate from any written consent or vote against approval of the redomestication merger. Voting against approval of the redomestication merger or failing to vote on the proposal will not constitute a demand for appraisal within the meaning of Section 262 of the Delaware General Corporations Law. The written demand should be delivered to:

Shine Media Acquisition Inc./Green China Resources Inc
29 Level, Central Plaza
341 Huai Hai Zhong Road
Shanghai, PRC 200020
Attention: Shirley Lee, acting CFO

A written demand for appraisal of the Shine Media shares is only effective if it reasonably informs Shine Media of the identity of the stockholder and that the stockholder demands appraisal of his, her or its shares. Accordingly, the written demand for appraisal should specify the stockholder's name and mailing address, the number of shares of Shine Media stock owned and that the stockholder is thereby demanding appraisal.

A dissenting stockholder who is the record owner, such as a broker, of Shine Media stock as a nominee for others, may exercise a right of appraisal with respect to the common stock held for one or more beneficial owners, while not exercising such right for other beneficial owners. In that case, the record stockholder should specify in the written demand the number of shares as to which the stockholder wishes to demand appraisal. If the written demand does not expressly specify the number of shares, Shine Media will assume that the written demand covers all the shares of Shine Media common stock that are in the nominee's name.

It is important that Shine Media receive all written demands promptly as provided above. Failure to comply with any of these conditions will result in the stockholder only being entitled to receiving the shares of Green China Resources in the redomestication merger.

Dissenting stockholders must not approve the redomestication merger. If a dissenting stockholder votes in favor of the merger, the stockholder's right to appraisal will terminate, even if the stockholder previously filed a written demand for appraisal. A vote against approval of the redomestication merger is not required in order to exercise appraisal rights.

Dissenters must continuously hold their shares of Shine Media common stock from the date they make the demand for appraisal through the closing of the redomestication merger. Record holders of Shine Media common stock who make the appraisal demand, but subsequently sell their shares of common stock prior to the merger will lose any right to appraisal in respect of the sold shares.

Within 120 days after the effective date of the merger, either the surviving corporation or any stockholder who has complied with the conditions of Section 262 may file a petition in the Delaware Court of Chancery demanding that the Chancery Court determine the fair value of the shares of stock held by all the stockholders who are entitled to appraisal rights. Neither Shine Media nor the surviving corporation has any intention at this time of filing this petition. Because the surviving corporation has no obligation to file this petition, if no dissenting stockholder files this petition within 120 days after the closing, the dissenting stockholder may lose its rights of appraisal.

A dissenting stockholder who no longer wishes to exercise appraisal rights must withdraw the holder's demand for appraisal rights within 60 days after the effective date of the redomestication merger. A stockholder also may withdraw a demand for appraisal after 60 days after the effective date of the merger, but only with the written consent of the surviving corporation. If a stockholder effectively withdraws a demand for appraisal rights, the stockholder will receive the merger consideration provided in the redomestication merger.

If the stockholder is in compliance with the demand requirements, its is entitled to receive from the surviving corporation a statement setting for the aggregate number of shares for which appraisal has been demanded and the aggregate number of stockholders making the demand. To obtain this statement, the stockholder must make a written demand to the surviving corporation within 120 days after the effective date of the redomestication merger. The surviving corporation must make the statement before the later of (i) the 10th day after receiving such request or (ii) the 10th day after the period win which demand for appraisal rights must be made has expired.

If a Chancery Court proceeding is commenced by a dissenting stockholder, the surviving corporation has 20 days to provide the court with the names of dissenting stockholders with which it has not settled a claim for appraisal. The court may then send notice of a hearing to all the stockholders demanding appraisal rights, and then conduct a hearing to determine whether the stockholders have fully complied with Section 262 and their entitlement to the appraisal rights under that section. The court may require deposit of the stock certificates of dissenting stockholders with the court. A dissenting stockholder who does not follow this requirement may be dismissed from the proceeding.

The Chancery Court will determine the value of the shares. To determine the fair value, the court will consider all relevant factors, and will exclude any appreciation or depreciation due to the anticipation or accomplishment of the redomestication merger. Whether or not an investment banking firm has determined that the merger is fair is not an opinion that the merger consideration is fair value under Section 262. Upon determination of the value, the surviving corporation will be ordered to pay that value, together with simple or compound interest as the court directs. To receive payment, the dissenting stockholders must surrender their stock certificates to the surviving corporation.

The costs of the appraisal proceeding may be assessed against the surviving corporation and the stockholders as the court determines.

Differences of Stockholder Rights

Upon the completion of the reincorporation, the Memorandum and Articles of Association of Green China Resources will become the governing documents of the surviving corporation. Although the corporate statutes of Delaware and the British Virgin Islands are similar, certain differences exist. The most significant differences, in the judgment of the management of Shine Media are summarized below. Stockholders should refer to the Memorandum and Articles of Association which are annexed to this proxy statement/prospectus. Stockholders should also review Delaware corporate law and corporate law of the British Virgin Islands, including the Business Companies Act of 2004 ("BCA") to understand how these laws apply to Shine Media and Green China Resources and may affect you.

Provision	Shine Media	Green China Resources
Authorized Capital	90 million shares of which 89 million are shares of common stock, $.0001 par value per share and 1 million are shares of preferred stock, par value $.0001 per share	150 million shares of common shares, no par value per share.
Par Value	Stated in United States dollars. Par value of $.0001 per share. Changes in capital generally require stockholder approval	Stated in United States dollars. No par value. Changes in capital may be made upon resolution of members or directors.
Preferred (Preference) Shares	Preferred shares are currently authorized. Directors may fix the designations, powers, preferences, rights, qualifications, limitations and restrictions by resolution.

Directors may create out of authorized shares one or more classes of preferred stock with preferences and other designations as they determine, in accordance with BCA and Memorandum. This action requires an amendment to the articles and memorandum

Registered Shares	Shares of capital stock of Shine Media to be registered shares.	Same as Shine Media. Registered shares include electronic registration for DRS registration requirements.
Purpose of Corporation	To engage in any lawful act not prohibited by law.	Same as Shine Media.
Amendment of Certificate of Incorporation	Requires stockholder vote and, except in limited circumstances, by the board of directors.	Requires vote of the stockholders or by the board of directors as permitted by the BCA and articles.

* The memorandum and the BCA permit the board of directors to amend the memorandum, except that the BCA prohibits the board of directors from restricting the rights or powers of the stockholders to amend the memorandum or articles, or changing the percentage of members required to pass a resolution to amend the memorandum or articles. This power, unlike Delaware law, gives the board a wide discretion in changing many provisions of the memorandum without stockholder approval.

Registered Office	9 East Loockerman Street Kent County Dover, Delaware	SHRM Trustees (BVI) Limited, Trinity Chambers, P.O. Box 4301, Road Town, Tortola, British Virgin Islands
Transfer Agent	Continental Stock Transfer & Trust Company.	Same as Shine Media.
Voting Rights

Common stock: one share, one vote on all matters before the holders of the common stock.
Other classes of equity may have voting rights as assigned to them by the board of directors or as approved by stockholders.
Directors elected by plurality, all other matters either by majority of issued and outstanding or majority of those present and entitled to vote as specified by law.
Common stock has one vote for each share. Directors elected by plurality as provided in memorandum and articles; all other matters by a majority of those shares present and entitled to vote.
Redemption of Equity	Shares may be repurchased or otherwise acquired, provided the capital of the company will not be impaired by the acquisition. Company may hold or sell treasury shares.	Shares may repurchased as determined by the board. There are no capital limitations in the BCA. Company may hold or sell treasury shares.
Stockholder/Member written consent	Permitted as required for a vote at a meeting.	No written consent permitted.
Notice Requirements for Stockholder/Member Nominations and Other Proposals

In general, to bring a matter before an annual meeting or to nominate a candidate for director, a stockholder must give notice of the proposed matter or nomination not less than 60 days and not more than 90 days prior to public disclosure of the date of annual meeting. In the event that less than 70 days notice or prior public disclosure of the date of the meeting is given or made to stockholder, to be timely, the notice must be received by the company no later than the close of business on the 10th day following the day on which such notice of the date of the meeting was mailed or public disclosure was made, whichever first occurs.

To bring a matter before an annual meeting or to nominate a candidate for director, a member must give notice to the company of not less than 60 days or more than 90 days.
If the member is making a proposal on a matter or nominating a candidate for director and there is less than 30 days notice or prior public disclosure of the date is given or made to members, to be timely, must be received no later than the close of business on the 10th day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made.

Meetings of Stockholders/Members—Presence	In person or by proxy or other appropriate electronic means.	In person or by proxy or by any teleconference means where persons can hear one another.
Meeting of Stockholder/Member—Notice	Not less than 10 days or more than 60 days.	Not less than seven days; no maximum limit.
Meeting of Stockholders/Members—Call of Meeting

Regular and annual meetings shall be called by the directors. Special meetings may be called only by majority of board of directors, chief executive officer or by a majority of the issued and outstanding capital stock entitled to vote.

Meetings may be called by the directors or by members holding 30 percent of the outstanding votes. The articles require an annual meeting of the members for the election of directors to be called by the directors. Meetings on short notice may be called upon waiver or presence of all the members holding shares entitled to vote or 90% of the total number of shares entitled to vote agree to short notice.

Meeting of Stockholders/Members—Place	Within or without Delaware.	Within or outside the BVI as the directors consider necessary or desirable.
Meeting of Stockholders/Members—Quorum	Majority of the capital stock issued and outstanding and entitled to vote at meeting. Meeting may be adjourned for up to 30 days without additional notice to stockholders.	One-half of the votes of the shares entitled to vote. Adjournment for such time as directors determine.
Meeting of Stockholders/Members—Record Date	As fixed by the directors. If not fixed, the day before notice of meeting is given.	As fixed by the directors.
Directors—Election	By the stockholders as entitled by their terms, including the holders of common stock.	By the members as entitled by their terms, including the holders of common stock.
Directors—Term	Staggered board of three classes; for terms of three years.	Annual term.

Directors—Removal	By the stockholders for cause.

By resolution of the members for cause or without cause on a vote of the members representing 66 2/3 of the shares entitled to vote. Directors may be removed for any reason on a resolution signed by all the other directors, absent from meetings for six months without leave of the board, death or incapacity.

Directors—Vacancy	May be filled by majority of remaining directors (unless they are the result of the action of stockholders) and newly created vacancies may be filled by majority of remaining directors	May be filled by members or a majority of the directors.
Directors—Number	Unless established by certificate of incorporation, as determined by board of directors, but not less than one.	Same as Shine Media.
Directors—Quorum and Vote Requirements	A majority of the entire board. The affirmative vote of a majority of directors present at a meeting at which there is a quorum constitutes action by the board of directors.	One-half of the total number of directors, present in person, except if there are only two or less directors then a quorum will be all the directors.
Directors—Managing Director	Not applicable

Provision for the board to select one or more directors to be managing directors, provide for special remuneration and assign such powers as the board determines so long as it is not a power that requires board approval.

Directors—Powers	All powers to govern the corporation not reserved to the stockholders.	Same as Shine Media.
Directors—Committees	Directors may establish one or more committees with the authority that the board determines.	Same as Shine Media.
Directors—Consent Action	Directors may take action by written consent of all directors, in addition to action by meeting.	Same as Shine Media.
Director—Alternates	Not permitted	Not permitted
Directors—Appoint Officers	Directors appoint the officers of the corporation, subject to the by-laws, with such powers as they determine.	Same as Shine Media, subject to the memorandum.
Director—Limitation of Liability

Directors liability is limited, except for (i) breach of loyalty, (ii) act not in good faith or which involves international misconduct or a knowing violation of law, (iii) willful violation of law in respect of payment of dividend or redeeming shares, or (iv) actions in which director receives improper benefit.

Duty to act honestly and in good faith with a view to the best interests of the company and exercise care, diligence and skill of a reasonably prudent person acting in comparable circumstances. No provisions in the memorandum, articles or agreement may relieve a director, officer, or agent from the duty to act in accordance with the memorandum or articles or from personal liability arising from the management of the business or affairs of the company.

Director—Indemnification Insurance	Company may purchase insurance in relation to any person who is or was a director or officer of the company.	Same as Shine Media, extends to a liquidator of the company.

Amendments to Organizational Documents (i.e., Articles of Incorporation, By-laws, Memorandum of Association and Articles of Association)

Amendments must be approved by the board of directors and by a majority of the outstanding stock entitled to vote on the amendment, and if applicable, by a majority of the outstanding stock of each class or series entitled to vote on the amendment as a class or series. By-laws may be amended by the stockholders entitled to vote at any meeting or, if so provided by the certificate of incorporation, by the board of directors.
Amendments to the memorandum and articles may be made by resolution of the members or by the directors. (See above Amendment of Certificate of Incorporation.)
Sale of Assets	The sale of all or substantially all the assets of the company requires approval by stockholders holding a majority of the outstanding shares.

The sale of more than 50% of the assets of the company requires approval by a majority of the ordinary shares at a meeting at which a quorum is present (a quorum being 50% of the votes of the outstanding voting shares).

Dissenters Rights	Provision is made under Delaware corporate law to dissent and obtain fair value of shares in connection with certain corporate actions that require stockholder approval or consent.

Provision is made under the BCA to dissent and obtain fair value of shares in connection with certain corporate actions that require member approval or consent. If the member and company cannot agree on the fair value, the BCA requires each of the member and company to select an appraiser and those two appraisers shall select a third appraiser. The three appraisers will fix the value of the shares which by the BCA is binding on the company and member for all purposes.

Indemnification of Officers And Directors

As indicated in the comparison of charter provisions, a director, officer or agent of a company formed under the laws of the British Virgin Islands is obligated to act honestly and in good faith and exercise care, diligence and skill of a reasonably prudent person acting in comparable circumstances. The Memorandum and Articles of Association of Green China Resources do not relieve directors, officers or agents from personal liability arising from the management of the business of the company. Notwithstanding the foregoing, pursuant to Section 132 of the BCA of the British Virgin Islands, Green China Resources may indemnify directors, officers and agents against all expenses, including legal fees and judgments, fines and settlements, in respect of actions related to their employment, and these amounts may be advanced upon an undertaking to repay them if it is ultimately determined that he director was not entitled to the indemnification. The securities purchase agreement provides indemnification in respect of the representations, warranties and covenants of the parties, some of which may relate to the securities laws of the United States. There are no agreements that relieve directors, officer or agents from personal liability. Green China Resources is permitted to and intends to obtain director and officer insurance.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, Green China Resources and Shine Media have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy, as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable.

Defenses Against Hostile Takeovers

While the following discussion summarizes the reasons for, and the operation and effects of, the principal provisions of Green China Resources Memorandum and Articles of Association that management has identified as potentially having an anti-takeover effect, it is not intended to be a complete description of all potential anti-takeover effects, and it is qualified in its entirety by reference to the full texts of Green China Resources Memorandum and Articles of Association.

In general, the anti-takeover provisions of Green China Resources Memorandum and Articles of Association are designed to minimize susceptibility to sudden acquisitions of control that have not been negotiated with and approved by Green China Resources board of directors. As a result, these provisions may tend to make it more difficult to remove the incumbent members of the board of directors. The provisions would not prohibit an acquisition of control of Green China Resources or a tender offer for all of Green China Resources capital stock. The provisions are designed to discourage any tender offer or other attempt to gain control of Green China Resources in a transaction that is not approved by the board of directors, by making it more difficult for a person or group to obtain control of Green China Resources in a short time and then impose its will on the remaining stockholders. However, to the extent there provisions successfully discourage the acquisition of control of Green China Resources or tender offers for all or part of Green China Resources capital stock without approval of the board of directors, they may have the effect of preventing an acquisition or tender offer which might be viewed by stockholders to be in their best interests.

Tender offers or other non-open market acquisitions of stock will generally be made at prices above the prevailing market price of Green China Resources stock. In addition, acquisitions of stock by persons attempting to acquire control through market purchases may cause the market price of the stock to reach levels that are higher than would otherwise be the case. Anti-takeover provisions may discourage such purchases, particularly those of less than all of Green China Resources stock, and may thereby deprive stockholders of an opportunity to sell their stock at a temporarily higher price. These provisions may therefore decrease the likelihood that a tender offer will be made, and, if made, will be successful. As a result, the provisions may adversely affect those stockholders who would desire to participate in a tender offer. These provisions may also serve to insulate incumbent management from change and to discourage not only sudden or hostile takeover attempts, but also any attempts to acquire control that are not approved by the board of directors, whether or not stockholders deem such transactions to be in their best interest.

Stockholder Meetings.    British Virgin Island law provides that stockholder meetings shall be convened by the board of directors upon the written request of stockholders holding more than 30% of the votes of the outstanding voting shares of the company. Green China Resources Articles of Association provide that annual stockholder meetings for the election of directors may be called only by the directors.

Number of Directors and Filling Vacancies on the Board of Directors.    British Virgin Island law requires that the board of directors of a corporation consist of one or more members and that the number of directors shall be set by the corporation's Articles of Association or by action of the directors. Green China Resources Articles of Association provide that the number of directors shall be not less than one, subject to any subsequent amendment to change the number of directors taken by the directors. The power to determine the number of directors is vested in the board of directors. The power to fill vacancies, whether occurring by reason of an increase in the number of directors or by resignation, is vested primarily in the board of directors. Directors may be removed by the members only for cause or without cause on a vote of the members representing 66 2/3 of the shares entitled to vote.

Election of Directors.    Under British Virgin Island law, there is no cumulative voting by stockholders for the election of the directors. The absence of cumulative voting rights effectively means that the holders of a majority of the stock voted at a stockholders meeting may, if they so choose, elect all directors of Green China Resources, thus precluding a small group of stockholders from controlling the election of one or more representatives to the board of directors.

Advance Notice Requirements for Nomination of Directors and Presentation of New Business at Meetings of Stockholders; Action by Written Consent.    The Green China Resources Articles of Association will provide for advance notice requirements for stockholder proposals and nominations for director. Generally, to be timely, notice must be delivered to the secretary of Green China Resources at its principal executive offices not fewer than 60 days nor more than 90 days prior to the first anniversary date of the annual meeting for the preceding year. Special meetings may be called by the board of directors of Green China Resources or by stockholders comprising 30% of the combined voting power of the holders of the then outstanding shares entitled to vote. These provisions make it more procedurally difficult for a stockholder to place a proposal or nomination on the meeting agenda or to take action without a meeting, and therefore may reduce the likelihood that a stockholder will seek to take independent action to replace directors or seek a stockholder vote with respect to other matters that are not supported by management.

Rights of Minority Stockholders

Under the law of the British Virgin Islands, there is little statutory law for the protection of minority stockholders. The principal protection under statutory law is that stockholders may bring an action to enforce the constituent documents of the corporation, the Memorandum and Articles of Association. Stockholders are entitled to have the affairs of the company conducted in accordance with the general law and the Memorandum and Articles of Association. The company is obliged to hold an annual general meeting and provide for the election of directors. Companies are obligated to appoint an independent auditor and stockholders are entitled to receive the audited financial statements of the company.

There are common law rights for the protection of stockholders that may be invoked, largely dependent on British company law, since the common law of the British Virgin Islands for international business corporations is limited. Under the general rule pursuant to British company law known as the rule in Foss v. Harbottle, a court will generally refuse to interfere with the management of a company at the insistence of a minority of its stockholders who express dissatisfaction with the conduct of the company's affairs by the majority or the board of directors. However, every stockholder is entitled to have the affairs of the company conducted properly according to law and the constituent documents of the corporation. As such, if those who control the company have persistently disregarded the requirements of company law or the provisions of the company's Memorandum and Articles of Association, then the courts will grant relief. Generally, the areas in which the courts will intervene are the following: (i) an act complained of which is outside the scope of the authorized business or is illegal or not capable of ratification by the majority, (ii) acts that constitute fraud on the minority where the wrongdoers control the company, (iii) acts that infringe on the rights of the stockholders, such as the right to vote, and (iv) where the company has not complied with provisions requiring approval of a special or extraordinary majority of stockholders.

Under the corporate law of Delaware, the rights of minority stockholders are similar to that which will be applicable to the stockholders of Green China Resources. The principal difference, as discussed elsewhere will be the methodology and the forum for bringing such an action. It is also generally the case that the Delaware courts can exercise a wide latitude in interpretation and wide discretion in fashioning remedies as they think fits the circumstances for the regulation of the company. Under British precepts of the law of minority stockholders, there is generally a more restricted approach to the enforcement of the rights through the interpretation of the law, Memorandum and Articles of Association.

United States Federal Income Tax Consequences of the Reincorporation

The redomestication merger has been structured to qualify as a reorganization under Section 368(a) of the Code for federal income tax purposes. Shine Media has received the opinion of Golenbock Eiseman Assor Bell & Peskoe LLP to the effect that the merger will so qualify and that, for federal income tax purposes, no gain or loss will be recognized by the stockholders of Shine Media who receive Green China Resources common stock for their Shine Media common stock in connection with the reincorporation and redomestication merger.

The adjusted tax basis of each whole share of Green China Resources common stock received by a Shine Media stockholder as a result of the reincorporation and redomestication merger will be the same as the stockholder's aggregate adjusted tax basis in the shares of Shine Media common stock. A stockholder who holds Shine Media common stock will include in his holding period for the Green China Resources common stock that he receives his holding period for the Shine Media common stock.

State, local or foreign income tax consequences to stockholders may vary from the federal income tax consequences described above, and stockholders are urged to consult their own tax advisor as to the consequences to them of the reincorporation under all applicable tax laws.

Under the Code Shine Media will recognize gain, but not loss, as a result of the redomestication merger equal to the difference, if any, between the adjusted tax basis in Shine Media’s assets and such asset’s fair market value at the effective time of the redomestication merger. Shine Media believes that it will not incur any material amount of federal tax as a result of the redomestication merger. It is expected that Shine Media will not recognize any gain or loss as a result of the stock purchase or redomestication merger with Green China Resources. The IRS may not agree with this conclusion. In such an event, there may be a significant tax obligation for Green China Resources, the surviving company, to pay based on the value of its assets at the time of the merger. Notwithstanding any tax due in respect of the redomestication merger, as a foreign entity, with operations and assets wholly outside the United States, Green China Resources should not be subject to United States income taxation on its operations in the future.

Transfer of Green China Resources Securities Upon Death of Holder

Because Green China Resources is a BVI company, the transfer of the securities of Green China Resources, including the common stock and warrants, for estate administration purposes will be governed by BVI law. This may require that the estate of a decedent security holder of Green China Resources seek to probate or transfer under letters of administration for the estate issued by a court in the BVI. Green China Resources has attempted to modify this requirement by inserting in its Articles of Association a provision that permits the board of directors to decide whether or not to permit decedent transfers based on estate documentation from jurisdictions other than the BVI, more in accordance with United States practice, without any action having to be taken in the BVI. The board of directors intends to follow this procedure. There is no assurance that this will result in an enforceable transfer. The board of directors will be fully indemnified for its actions in this regard pursuant to the Articles of Association.

THE EXCHANGE OFFER

Overview

Green China Resources is offering to exchange 11.57 shares of Green China Resources common stock and a promissory note in the principal amount of $44.493 for each outstanding share of China Greenscape Classes A and C Preferred, subject to the procedures described in this prospectus and offer to exchange and the related letter of transmittal.

Terms of Promissory Note

The promissory note will only be payable (i) from the proceeds of the exercise of any warrants to purchase capital stock of Green China Resources after the consummation of the acquisition of China Greenscape, or (ii) in the event of expiration of the warrants prior to payment in full of the promissory notes, from the assets or by the issuance of new shares of capital stock of Green China Resources. If the conditions for calling the warrants are met, Green China Resources will promptly call the warrants in order to satisfy its obligations with respect to the promissory notes.

Green China Resources will deposit the proceeds received from the exercise of the warrants up to a maximum of US$25,000,000 in a separate account (the “cash consideration account”) maintained with the United States transfer agent for the common stock of Green China Resources. If the warrants are exercised in response to the company’s call of the warrants, then Green China Resources will hold the proceeds of the warrants exercised following the call until the total amount of the principal of the promissory notes then remaining due has been received, and Green China Resources will then disburse the funds in the cash consideration account to the former holders of the China Greenscape Classes A and C Preferred within three business days. The proceeds from the exercise of the warrants prior to the Green China Resources’ call of the warrants shall be disbursed from the cash consideration account (each a “disbursement”) within three business days after any of the following conditions is met:

(i)	the balance in such cash consideration account reaches US$3,000,000;

(ii)
if the balance in the cash consideration account is greater than one million US$1,000,000, but less than US$3,000,000, and there has either not yet been a disbursement from the cash consideration account or the last disbursement occurred sixty (60) days prior; or

(iii)
more than sixty days have elapsed since either the establishment of the cash consideration account without a disbursement having occurred or since the last disbursement from the cash consideration account, and the balance in the cash consideration account equals or exceeds US$1,000,000.

The amount of cash consideration to be received by each of the preferred stockholders from each disbursement shall be pro-rated based upon the total amount of cash consideration that preferred stockholders is entitled to receive in the exchange offer.

If upon the expiration of the warrants, an insufficient number of them have been exercised to pay the cash consideration in full, then any cash consideration remaining payable (the “deficiency”) shall be payable, at the sole option of Green China Resources, in cash or in ordinary shares of Green China Resources at the rate of one (1) share per each $5.29 or part thereof of the deficiency due to each preferred stockholder (the “stock balance”). Whether paid in cash or in stock, the deficiency shall be satisfied within the earlier of fifteen days of the date the warrants expire or receipt of the notice of form of payment from the Preferred Stockholder on a several basis. If the deficiency is satisfied by the issuance of stock, the Green China Resources will, as expeditiously as possible after issuance, file and make continuing and diligent efforts to have declared effective a registration statement covering the shares issued to satisfy the deficiency, unless the stock balance may be sold pursuant to Rule 144, without limitation, subject to any required opinions.

The term “expiration date” means 12:00 midnight, New York City time, on ___________, 2008, unless Green China Resources extends the period of time for which the exchange offer is open, in which case the term “expiration date” means the latest time and date on which the exchange offer, as so extended, expires.

If you are a registered stockholder and tender your shares of China Greenscape Classes A and C Preferred directly to Green China Resources, you will not be obligated to pay any charges or expenses of Green China Resources or any brokerage commissions. Except as set forth in the instructions to the letter of transmittal, any transfer taxes on the exchange of shares of China Greenscape Classes A and C Preferred stock pursuant to the offer will be paid by Green China Resources.

Green China Resources is making the exchange offer in order to acquire control of the remaining equity interests of China Greenscape. Pursuant to a stock purchase agreement with the holders of all issued and outstanding shares of common stock of China Greenscape, if the stockholders of Shine Media (the parent of Green China Resources) approve the transaction, then Green China Resources will acquire all such shares of common stock (representing 100% of the equity interests of China Greenscape) for consideration consisting of Green China Resources common stock and cash. The exchange offer is the final step in this transaction by which Green China Resources is acquiring shares of China Greenscape.

Green China Resources’ obligation to exchange shares of its common stock for shares of China Greenscape Classes A and C Preferred pursuant to the exchange offer is subject to several conditions referred to below, including the stockholder approval condition and the stock purchase condition, as well as the other conditions that are discussed below.

Timing of the Exchange Offer

The exchange offer is scheduled to expire at 12:00 midnight, New York City time on ___________, 2008. For more information, you should read the discussion below under the section captioned “The Exchange Offer—Extension, Termination and Amendment.”

Extension, Termination and Amendment

Green China Resources expressly reserves the right, in its sole discretion, at any time or from time to time, to extend the period of time during which the exchange offer remains open, and Green China Resources can do so by giving oral or written notice of such extension to the holders of China Greenscape Classes A and C Preferred. If Green China Resources decides to extend the exchange offer, Green China Resources will make an announcement to that effect no later than 9:00 A.M., New York City time, on the next business day after the previously scheduled expiration date. You should not assume that Green China Resources will exercise its right to extend the offer, although it currently intends to do so, until all conditions have been satisfied or waived. During any such extension, all shares of China Greenscape Classes A and C Preferred previously tendered and not properly withdrawn will remain subject to the exchange offer, subject to your right to withdraw your shares of China Greenscape Classes A and C Preferred. You should read the discussion under the section captioned “The Exchange Offer—Withdrawal Rights” for more details.

To the extent legally permissible, Green China Resources also reserves the right, in its sole discretion, at any time or from time to time:

•	to extend, for any reason, the period of time during which the exchange offer is open;

•
to delay acceptance for exchange of, or exchange of, any China Greenscape Classes A and C Preferred pursuant to the exchange offer, or to terminate the exchange offer and not accept or exchange any China Greenscape Classes A and C Preferred not previously accepted or exchanged, upon the failure of any of the conditions of the exchange offer to be satisfied prior to the expiration date; and

•	to waive any condition or otherwise amend the exchange offer in any respect.

In addition, Green China Resources may terminate the exchange offer and not exchange shares of China Greenscape Classes A and C Preferred that were previously tendered if completion of the exchange offer is illegal or if a governmental authority has commenced or threatened legal action related to the exchange offer.

Green China Resources will effect any extension, termination, amendment or delay by giving oral or written notice to the holders of shares of China Greenscape Classes A and C Preferred and by making a public announcement as promptly as practicable thereafter. In the case of an extension, any such announcement will be issued no later than 9:00 A.M., New York City time, on the next business day after the previously scheduled expiration date. Subject to applicable law and without limiting the manner in which Green China Resources may choose to make any public announcement, Green China Resources does not assume any obligation to publish, advertise or otherwise communicate any such public announcement other than by making a press release.

If Green China Resources makes a material change in the terms of the exchange offer or the information concerning the exchange offer, or if it waives a material condition of the exchange offer, Green China Resources will extend the exchange offer to the extent required under applicable laws. If, prior to the expiration date, Green China Resources changes the percentage of shares of China Greenscape Classes A and C Preferred being sought or the consideration offered, that change will apply to all holders whose shares of China Greenscape Classes A and C Preferred are accepted for exchange pursuant to the exchange offer. If at the time notice of that change is first published, sent or given to holders of China Greenscape Classes A and C Preferred, the exchange offer is scheduled to expire at any time earlier than the tenth business day from and including the date that such notice is first so published, sent or given, Green China Resources will extend the exchange offer until the expiration of that ten business day period. For purposes of the offer, a “business day” means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 A.M. through 12:00 midnight, New York City time.

Exchange of Shares of China Greenscape Classes A and C Preferred; Delivery of Green China Resources Common Stock

Upon the terms and subject to the conditions of the exchange offer (including, if the exchange offer is extended or amended, the terms and conditions of any such extension or amendment), Green China Resources will exchange shares of China Greenscape Classes A and C Preferred validly tendered and not properly withdrawn promptly after the expiration date. In addition, subject to applicable rules of the SEC, Green China Resources expressly reserves the right to delay acceptance for exchange of, or the exchange of, shares of China Greenscape Classes A and C Preferred in order to comply with any applicable law. Green China Resources does not expect to delay acceptance of shares of China Greenscape Classes A and C Preferred except in order to comply with any applicable laws or in the event of an extension of the exchange offer. In all cases, exchange of shares of China Greenscape Classes A and C Preferred tendered and accepted for exchange pursuant to the offer will be made only after timely receipt by Green China Resources of certificates for those shares of China Greenscape Classes A and C Preferred, a properly completed and duly executed letter of transmittal and any other required documents.

For purposes of the exchange offer, Green China Resources will be deemed to have accepted for exchange shares of China Greenscape Classes A and C Preferred validly tendered and not withdrawn as, if and when it notifies holders of China Greenscape Classes A and C Preferred of its acceptance of the tenders of those shares of China Greenscape Classes A and C Preferred pursuant to the exchange offer. Green China Resources will deliver Green China Resources common stock in exchange for shares of China Greenscape Classes A and C Preferred pursuant to the exchange offer promptly after such notification.

If Green China Resources does not accept any tendered shares of China Greenscape Classes A and C Preferred for exchange pursuant to the terms and conditions of the exchange offer for any reason, or if certificates are submitted for more shares of China Greenscape Classes A and C Preferred stock than are tendered, Green China Resources will return certificates for such unexchanged shares of China Greenscape Classes A and C Preferred without expense to the tendering holder.

Withdrawal Rights

You can withdraw tendered shares of China Greenscape Classes A and C Preferred at any time until the exchange offer has expired. For your withdrawal to be effective, Green China Resources must receive from you a written notice of withdrawal at its address set forth on the back cover of this prospectus, or by facsimile at (_____) _______ (you may confirm receipt of your facsimile by phoning (____) _______. Your notice must include your name, address, the certificate number(s) and the number of shares of China Greenscape Classes A and C Preferred stock to be withdrawn.

A financial institution must guarantee all signatures on the notice of withdrawal. Most banks, savings and loan associations and brokerage houses are able to effect these signature guarantees for you. The financial institution must be a participant in the Securities Transfer Agents Medallion Program, referred to as an “eligible institution.”

Green China Resources will decide all questions as to the form and validity (including time of receipt) of any notice of withdrawal in its sole discretion. Holders of China Greenscape Classes A and C Preferred may challenge Green China Resources’ determinations in any court of competent jurisdiction, which is the only body that can make a final and binding determination of any disputed decisions. None of Green China Resources or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal nor will they incur any liability for failure to give any such notification. Any shares of China Greenscape Classes A and C Preferred properly withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer. However, you may re-tender withdrawn shares of China Greenscape Classes A and C Preferred by following the procedures discussed under the sections captioned “The Exchange Offer—Procedure for Tendering” at any time prior to the expiration date.

Procedure for Tendering

To validly tender shares of China Greenscape Classes A and C Preferred pursuant to the exchange offer, you must submit a properly completed and duly executed letter of transmittal, along with any required signature guarantees, and any other required documents, to Green China Resources at its address set forth on the letter of transmittal, and certificates for tendered shares of China Greenscape Classes A and C Preferred.

Signatures on all letters of transmittal must be guaranteed by an eligible institution, except in cases in which shares of China Greenscape Classes A and C Preferred are tendered by the registered holder of shares of China Greenscape Classes A and C Preferred who has not completed the box entitled “Special Issuance Instructions” on the letter of transmittal.

If the certificates for shares of China Greenscape Classes A and C Preferred are registered in the name of a person other than the person who signs the letter of transmittal, or if certificates for unexchanged shares of China Greenscape Classes A and C Preferred are to be issued to a person other than the registered holder(s), the certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered owner or owners appear on the certificates, with the signature(s) on the certificates or stock powers guaranteed in the manner Green China Resources has described above.

The method of delivery of China Greenscape Classes A and C Preferred certificates and all other required documents is at your option and risk, and the delivery will be deemed made only when actually received by Green China Resources. If delivery is by mail, Green China Resources recommends registered mail with return receipt requested, properly insured. In all cases, you should allow sufficient time to ensure timely delivery.

To prevent backup federal income tax withholding you must provide Green China Resources with your correct Taxpayer Identification Number and certify whether you are subject to backup withholding of federal income tax by completing the Substitute Form W-9 included in the Letter of Transmittal. Some stockholders (including, among others, all corporations and some foreign individuals) are not subject to these backup withholding and reporting requirements. In order for a foreign individual to qualify as an exempt recipient, the stockholder must submit a Form W-8BEN, signed under penalties of perjury, attesting to that individual’s exempt status.

In all cases, Green China Resources will exchange shares of China Greenscape Classes A and C Preferred tendered and accepted for exchange pursuant to the exchange offer only after timely receipt by Green China Resources of certificates for shares of China Greenscape Classes A and C Preferred, properly completed and duly executed letter(s) of transmittal and any other required documents.

The tender of shares of China Greenscape Classes A and C Preferred pursuant to any of the procedures described above will constitute a binding agreement between Green China Resources and the holder of China Greenscape Classes A and C Preferred upon the terms and subject to the conditions of the exchange offer.

Matters Concerning Validity and Eligibility

Green China Resources will determine questions as to the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of shares of China Greenscape Classes A and C Preferred, in its sole discretion. Green China Resources reserves the absolute right to reject any and all tenders of shares of China Greenscape Classes A and C Preferred that it determines are not in proper form. Green China Resources also reserves the rights to reject any and all tenders of shares of China Greenscape Classes A and C Preferred where the acceptance of, or exchange for, those shares may, in the opinion of its counsel, be unlawful. Green China Resources also reserves the absolute right to waive any defect or irregularity in the tender of any shares of China Greenscape Classes A and C Preferred. No tender of shares of China Greenscape Classes A and C Preferred will be deemed to have been validly made until all defects and irregularities in tenders of shares of China Greenscape Classes A and C Preferred have been cured or waived. None of Green China Resources nor any other person will be under any duty to give notification of any defects or irregularities in the tender of any shares of China Greenscape Classes A and C Preferred nor will they incur any liability for failure to give any such notification. Holders of China Greenscape Classes A and C Preferred may challenge Green China Resources’ determinations in any court of competent jurisdiction, which is the only body that can make a final and binding determination of any disputed decisions.

IF YOU HAVE ANY QUESTIONS ABOUT THE PROCEDURE FOR TENDERING SHARES OF CHINA GREENSCAPE CLASSES A AND C PREFFERED, PLEASE CONTACT GREEN CHINA RESOURCES AT ITS ADDRESS AND TELEPHONE NUMBERS SET FORTH BELOW:

Green China Resources
c/o Shine Media Acquisition Corp.
___________________
_________, ______ _____
Telephone: _____

Announcement of Results of the Exchange Offer

Green China Resources will announce the final results of the exchange offer, including whether all of the conditions to the exchange offer have been fulfilled or waived and whether Green China Resources will accept the tendered shares of China Greenscape Classes A and C Preferred for exchange, no later than four business days after the expiration date. The announcement will be made by a press release in accordance with applicable requirements.

Ownership of Green China Resources after the Exchange Offer

Assuming that:

•
no exercise of any of the warrants or other options to purchase up to 15,146,666 shares of Green China Resources common stock, which were outstanding as of March 30, 2008, prior to the expiration of the offer;

•	no holders of Shine Media common stock elect to redeem such shares or exercise dissenter’s rights in connection with the approval of the stock purchase agreement and the redomestication merger; and

•	Green China Resources exchanges all of the shares of China Greenscape Classes A and C Preferred pursuant to the exchange offer; then the former holders of China Greenscape Classes A and C Preferred would own, in the aggregate, approximately 14.11% of the outstanding shares of Green China Resources common stock after consummation of the exchange offer, redomestication merger and the stock purchase.

Differences in Stockholder Rights

If you exchange your shares of China Greenscape Classes A and C Preferred for shares of Green China Resources common stock, you will experience a change in your rights as a securityholder. Holders of China Greenscape Classes A and C Preferred have the right to approve certain fundamental transactions affecting China Greenscape. Under the China Greenscape Articles of Association, China Greenscape needs to obtain the affirmative vote of the holders of a majority of the China Greenscape Classes A and C Preferred then outstanding to: sell or transfer any part of the assets of China Greenscape, enter into, terminate or amend a material contract of China Greenscape; incur indebtedness; enter into a partnership or joint venture; extend credit; declare or pay a dividend; commence proceedings to wind up China Greenscape; amend the Memorandum of Association or Articles of Association of China Greenscape, authorized the issuance of additional shares or any merger or consolidation of or involving China Greenscape; change materially the business of China Greenscape; or enter into to transactions with the stockholders, directors or officers of China Greenscape. The shares of Green China Resources issued in exchange for the shares of China Greenscape Classes A and C Preferred do not have any special voting rights.

Material U.S. Federal Income Tax Considerations of the Exchange Offer

The following discussion summarizes the material United States federal income tax consequences of the exchange offer to the holders of China Greenscape Classes A and C Preferred who are “United States persons,” as defined for United States federal income tax purposes and who hold their China Greenscape Classes A and C Preferred as a capital asset within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”). This discussion, insofar as it relates to matters of United States federal tax law and regulations or legal conclusions with respect thereto, constitutes the opinion of Golenbock Eiseman Assor Bell & Peskoe, LLP as to the material federal income tax consequences of the exchange offer to holders of China Greenscape Classes A and C Preferred Stock. For United States federal income tax purposes, a “United States person” is:

•	a citizen or resident of the United States;

•	a corporation, partnership, or other entity created or organized in the United States or under the laws of the United States or any state within the United States;

•	an estate whose income is includible in gross income for U.S. federal income tax purposes, regardless of its source; or

•	a trust whose administration is subject to the primary supervision of a U.S. court and that has one or more U.S. persons who have the authority to control all substantial decisions of the trust.

The term “non-United States person” means a person or holder other than a “United States person.”

This section does not discuss all of the United States federal income tax considerations that may be relevant to a particular holder of China Greenscape Classes A and C Preferred in light of his or her individual circumstances or to stockholders subject to special treatment under the federal income tax laws, including, without limitation:

•	brokers or dealers in securities or foreign currencies;

•	stockholders who are subject to the alternative minimum tax provisions of the Code;

•	tax-exempt organizations;

•	stockholders who are “non-United States persons”;

•	expatriates;

•	stockholders that have a functional currency other than the United States dollar;

•	banks, mutual funds, financial institutions or insurance companies;

•	stockholders who acquired China Greenscape Classes A and C Preferred in connection with stock option or stock purchase plans or in other compensatory transactions; or

•
stockholders who hold China Greenscape Classes A and C Preferred as part of an integrated investment, including a straddle, hedge, or other risk reduction strategy, or as part of a conversion transaction or constructive sale.

No ruling has been or will be sought from the Internal Revenue Service as to the United States federal income tax consequences of the exchange offer, and the following discussion is not binding on the Internal Revenue Service or the courts. This discussion is based upon the Code, regulations, judicial authority, rulings and decisions in effect as of the date of this Registration Statement, all of which are subject to change, possibly with retroactive effect. This summary does not address the tax consequences of the exchange offer under state, local and foreign laws or under United States federal tax law other than income tax law.

Subject to the limitations and qualifications referred to herein and assuming the exchange offer will be completed as described above, for U.S. income tax purposes, a United States person who exchanges China Greenscape Classes A and C Preferred for Green China Resources common stock pursuant to the exchange offer will not recognize any gain or loss. The aggregate adjusted tax basis of the Green China Resources common stock received in the exchange will be equal to the aggregate adjusted tax basis of the China Greenscape Classes A and C Preferred exchanged for the Green China Resources common stock and the holding period of the Green China Resources common stock will include the holding period of the China Greenscape Classes A and C Preferred surrendered in the exchange, provided the China Greenscape Classes A and C Preferred is held as a capital asset. If the holder of China Greenscape Classes A and C Preferred owns (or is deemed to own under applicable attribution rules) 5% or more (by vote or by value) of Green China Resources common stock after the exchange, such holder would be required to enter into a “gain recognition agreement” as provided in Treasury Regulation 1.367(a)-8 in order to be eligible for non-recognition treatment. Certain U.S. persons may be subject to information reporting with respect to the consideration received in exchange for shares of China Greenscape Classes A and C Preferred.

Tax matters regarding the exchange are very complicated, and the tax consequences of the exchange to holders of China Greenscape Classes A and C Preferred will depend on their particular situation. Holders of China Greenscape Classes A and C Preferred should consult their own tax advisers regarding the specific tax consequences of the exchange, including tax return reporting requirements, the applicability of federal, state, local and foreign tax laws and the effect of any proposed change in the tax laws. The foregoing discussion is not intended to be a complete analysis or description of all potential tax consequences of the exchange.

Dissenters’ Rights

Dissenters’ rights are not available in the exchange offer.

Conditions of the Exchange Offer

Green China Resources’ obligation to exchange shares of Green China Resources common stock for shares of China Greenscape Classes A and C Preferred pursuant to the exchange offer is subject to the following conditions:

•	the “stockholder approval” condition - the holders of Shine Media stock must have approved the stock purchase and the redomestication merger;

•	the “stock purchase” condition - Green China Resources must have acquired the outstanding shares of China Greenscape common stock; and

•
the “registration statement condition”—the registration statement of which this prospectus is a part shall have become effective, no stop order suspending the effectiveness of the registration statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC, and Green China Resources shall have received all necessary state securities law or “blue sky” authorizations.

Notwithstanding any other provision of the offer, Green China Resources shall not be required to accept for exchange or exchange any shares of China Greenscape Classes A and C Preferred, may postpone the acceptance for exchange of, or exchange of, tendered shares of China Greenscape Classes A and C Preferred, and may, in its sole discretion, terminate or amend the exchange offer as to any shares of China Greenscape Classes A and C Preferred not then exchanged if at the expiration date, any of the conditions discussed above have not been satisfied.

The satisfaction or existence of any of the conditions to the exchange offer will be determined by Green China Resources in its good faith discretion. Satisfaction of the stockholder approval condition will be based on the results of the special meeting of Shine Media stockholders. Satisfaction of the stock purchase condition will be based on the closing of the stock purchase transaction. Satisfaction of the registration statement condition will be based on the advice of legal counsel. These conditions are for the sole benefit of Green China Resources and may be asserted by Green China Resources regardless of the circumstances giving rise to any of these conditions or may be waived (to the extent legally permissible) by Green China Resources in whole or in part at any time and from time to time in its sole discretion. If Green China Resources decides to waive a material condition, it would extend the exchange offer for a period of at least 10 business days. The failure by Green China Resources at any time to exercise any of these rights shall not be deemed a waiver of any of these rights; the waiver of any of these rights with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances; and each of these rights shall be deemed an ongoing right that may be asserted at any time and from time to time. All conditions to the exchange offer other than those involving the receipt of governmental approvals, must be satisfied or waived before the expiration of the exchange offer.

Dividends and Distributions

If on or after the date of this prospectus, if Green China Resources:

(a)	splits, combines or otherwise changes its shares of preferred stock or its capitalization,

(b)	acquires shares of its preferred stock or otherwise causes a reduction in the number of outstanding shares,

(c)
issues or sells any additional shares of its preferred stock, shares of any other class or series of capital stock, other voting securities or any securities convertible into, or options, rights, or warrants, conditional or otherwise, to acquire, any of the foregoing, or

(d)	discloses that it has taken such action,

then, without prejudice to the rights of Green China Resources under the section captioned “The Exchange Offer—Extension, Termination and Amendment” and “The Exchange Offer—Conditions of the Offer”, Green China Resources may, in its sole discretion, make such adjustments in the purchase price and other terms of the exchange offer as it deems appropriate including, without limitation, the number or type of securities to be purchased.

Certain Legal Matters; Regulatory Approvals

Green China Resources is not aware of any governmental license or regulatory permit that appears to be material to China Greenscape’s business that might be adversely affected by Green China Resources’ acquisition of shares of China Greenscape Classes A and C Preferred pursuant to the exchange offer or, except as described below, of any approval or other action by any government or governmental administrative or regulatory authority or agency that would be required for Green China Resources’ or its subsidiary’s acquisition or ownership of shares of China Greenscape Classes A and C Preferred pursuant to the exchange offer. Should any of these approvals or other actions be required, Green China Resources currently contemplates that these approvals or other actions will be sought. There can be no assurance that any of these approvals or other actions, if needed, will be obtained (with or without substantial conditions) or that if these approvals were not obtained or these other actions were not taken adverse consequences might not result to business or certain parts of Green China Resources’ or China Greenscape’s, or any of their respective subsidiaries’, businesses might not have to be disposed of or held separate, any of which could cause Green China Resources to elect to terminate the exchange offer without the purchase of shares of China Greenscape Classes A and C Preferred under the exchange offer.

Relationships With China Greenscape

As of the date of the exchange offer, Green China Resources (through Shine Media) is the beneficiary of the stock purchase agreement to acquire all outstanding shares of China Greenscape common stock. With the exception of the foregoing, Green China Resources has not effected any transaction in securities of China Greenscape in the past 60 days.

Fees and Expenses

Green China Resources will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of shares pursuant to the exchange offer. Green China Resources will reimburse brokers, dealers, commercial banks and trust companies and other nominees, upon request, for customary clerical and mailing expenses incurred by them in forwarding offering materials to their customers.

SHINE MEDIA 2008 PERFORMANCE EQUITY PLAN

Background

Effective as of April 28, 2008, the Shine Media board of directors approved by unanimous written consent the "2008 Performance Equity Plan," subject to stockholder approval. The plan reserves 5,500,000 shares of Shine Media common stock for issuance in accordance with the plan's terms. The purpose of the stock option plan is to enable Shine Media to offer its employees, officers, directors and consultants whose past, present and/or potential contributions to Shine Media have been, are or will be important to the success of Shine Media, an opportunity to acquire a proprietary interest in Shine Media. The various types of incentive awards that may be provided under the stock option plan will enable Shine Media to respond to changes in compensation practices, tax laws, accounting regulations and the size and diversity of its business.

After the closing of the securities purchase agreement, there will be in excess of 100 persons eligible to be granted awards under the plan, including directors, officers and employees of China Green Resources and its operating companies. No allocations of shares that may be subject to awards have been made in respect of the executive officers or any other group. All awards will be subject to the recommendations of management and the compensation committee and approval by the board of directors or the stock option committee.

A summary of the principal features of the stock option plan is provided below, but is qualified in its entirety by reference to the full text of the stock option plan which is attached to this proxy statement/prospectus as an annex.

Shares Available

The stock option plan reserves 5,500,000 shares of common stock for awards. If Shine Media's stockholders approve this proposal, the total number of shares of common stock available for issuance under the stock option plan will be subject to the adjustments described below.

Administration

The plan is administered by our compensation committee. Under the plan, the compensation committee has full authority, subject to the provisions of the plan, to award any of the following, either alone or in tandem with each other:

• stock options;

• stock appreciation rights;

• restricted stock;

• deferred stock;

• stock reload options; and

• other stock-based awards.

Subject to the provisions of the plan, the compensation committee determines, among other things, the persons to whom from time to time awards may be granted, the specific type of award to be granted, the number of shares subject to each award, share prices, any restrictions or limitations on the awards, and any vesting, exchange, deferral, surrender, cancellation, acceleration, termination, exercise or forfeiture provisions related to the awards. The interpretation and construction by the compensation committee of any provisions of, and the determination by the compensation committee of any questions arising under, the plan or any rule or regulation established by the compensation committee pursuant to the plan is final and binding on all persons interested in the plan.

Stock subject to the plan

The plan authorizes a total of 5,500,000 shares of common stock to be granted as awards under the plan. In order to prevent the dilution or enlargement of the rights of holders under the plan, our compensation committee may determine whether or not to adjust the terms of the awards or the number of shares reserved for issuance under the plan in the event of any stock split, reverse stock split, stock dividend payable on our shares of common stock, combination or exchange of shares, or other extraordinary event occurring after the grant of an award. Shares of our common stock that are awarded under the plan may be either treasury shares or authorized but unissued shares. Treasury shares are those purchased or acquired by us from a stockholder or in the public market. If any award granted under the plan is forfeited or terminated, the shares of common stock reserved for issuance pursuant to the award will be made available for future award grants under the plan. The committee may not grant to any one holder options to purchase more than 300,000 shares of common stock in any one calendar year in the aggregate under the plan.

Eligibility

Subject to the provisions of the plan, awards may be granted to key employees, officers, directors and consultants who are deemed to have rendered or are able to render significant services to us or our subsidiaries and who are deemed to have contributed or to have the potential to contribute to our success. Incentive stock options may only be awarded to individuals who are our employees at the time of grant. Notwithstanding the foregoing, an award may be granted to an individual in connection with his or her hiring or retention, or at any time on or after the date he or she reaches an agreement with us, either oral or in writing, with respect to his or her hiring, even though it may be prior to the date he or she first performs services for us or our subsidiaries. However, no portion of any award of this nature can vest prior to the date that the individual first performs the services he or she was hired or retained to perform.

Types of awards

Options.    Under the plan, our compensation committee may award to participants stock options that:

•	are intended to qualify as "incentive stock options" within the meaning of Section 422 of the Code; or

•	are not intended to be so qualified.

Incentive stock options may only be awarded to our employees and those of our subsidiaries. To the extent that any stock option intended to qualify as an incentive stock option does not so qualify it will constitute a non-incentive stock option.

Our compensation committee will fix the term of each stock option. However, an incentive stock option may be granted only within the ten-year period commencing from the effective date of the plan and may only be exercised within ten years from the date of grant, or five years from the date of grant in the case of a participant who at the time the stock option is granted owns more than 10% of the total combined voting power of all of our classes of voting securities.

The exercise price of stock options granted under the plan will be determined by our compensation committee at the time of the grant, but in no event will the price be less than the fair market value of the underlying common stock on the last trading day prior to the date the stock option is granted. However, the exercise price of an incentive stock option granted to a 10% stockholder will not be less than 110% of the fair market value of the shares on the last trading day prior to the date the stock option is granted. The number of shares covered by incentive stock options which may be exercised by participants in any year cannot have an aggregate fair market value in excess of $100,000, measured at the date of grant.

The compensation committee will determine the terms and conditions of stock options and when they will become exercisable. Any requirement that options be exercised in installments may be waived in whole or in part by the compensation committee.

Payment of the exercise price may be made in cash, in shares of our common stock owned by the participant, in a combination of the two, or otherwise, as reflected in the applicable award agreement. Additionally, the compensation committee may permit a participant to elect to pay the exercise price by irrevocably authorizing a third party to sell shares of common stock, or a sufficient portion of the shares, acquired upon exercise of the stock option and pay to us a sufficient portion of the sale proceeds to pay the entire exercise price and any tax withholding resulting from the exercise. A participant has no rights as a stockholder with respect to the shares of our common stock underlying a stock option granted under the plan until shares are actually issued upon exercise of the stock option.

If the employment of a participant who is an employee of ours or a subsidiary of ours is terminated by reason of the participant's death or disability, any stock option held by the participant will automatically terminate except that any vested portion of the option may be exercised by the disabled participant, or by his legal representative or legatee, as the case may be, for a period of one year or a greater or lesser period as may be specified by the compensation committee in the grant, from the date of the death or disability, or until the expiration of the exercise period for the stock option, which ever is shorter.

Unless otherwise provided in the grant of a stock option, if a participant's employment with us or any of our subsidiaries is terminated for any reason other than due to death or disability, the participant's stock option will automatically terminate. However, if the participant's employment is terminated without cause or due to retirement on or after the age of 65, then the portion of his or her stock option which has vested as the date of termination may be exercised:

•	for three months after termination or for the balance of the stock option's exercise period, which ever is shorter; or

•	for a greater or lesser period as may be specified by the compensation committee in the grant.

Stock appreciation rights.    Under the plan, our compensation committee may grant stock appreciation rights to participants who have received stock options. A stock appreciation right entitles the holder to surrender to us all or a portion of a stock option in exchange for a number of shares of our common stock determined by multiplying the excess of the fair market value per share of our common stock on the exercise date over the exercise price per share by the number of shares subject to the stock option and then dividing it by the fair market value of the common stock on the date the stock appreciation right is exercised. In the case of an incentive stock option, a stock appreciation right may only be granted simultaneously with the grant of the underlying incentive stock option. In the case of non-incentive stock option, a stock appreciation right may be granted at or after the time of the grant of the underlying non-incentive stock option. A stock appreciation right will terminate upon termination or exercise of the related stock option. Upon exercise of a stock appreciation right, the underlying stock option will be deemed to have been exercised, and the related shares of our common stock will no longer be available for issuance under the plan.

Restricted stock.    Our compensation committee may award shares of our common stock which are subject to restrictions as the compensation committee may determine in addition to, or in lieu of, other awards granted to participants under the plan. The compensation committee will determine at the time of the award, the period during which the award may be subject to forfeiture and the vesting schedule of the shares under the award. A participant will have the right to vote the restricted stock granted to him and to receive dividend payments distributed on the shares in the form of cash or cash equivalents.

However, during the time that restricted stock is subject to forfeiture and until the restricted stock is fully vested, we will retain custody of the stock certificate representing the restricted shares and will retain custody of all distributions, other than payment of dividends in cash or in cash equivalents, made or declared with respect to the restricted stock. If the participant breaches the terms or conditions set forth in the plan or in the award agreement pertaining to the restricted stock award, or if the restricted stock otherwise does not vest, then the participant will forfeit the award of restricted stock and any distributions which were retained by us relating to the restricted stock.

Deferred stock.    Our compensation committee may award shares of our common stock to be received at the end of a specified deferral period and upon satisfaction of any other applicable restrictions, terms and conditions provided for in the grant of the award. Any deferred stock that does not vest will be forfeited. Deferred stock awards granted under the plan may not be sold, exchanged, assigned, transferred, pledged, encumbered or otherwise disposed of other than to us the applicable deferral period. A participant will not have any rights as a stockholder by virtue of the award of deferred stock until the expiration of the applicable deferral period and the issuance by of a stock certificate evidencing the award of the deferred stock. A participant may request that the compensation committee defer issuance of an award of deferred shares for an additional specified period, subject to certain conditions.

Stock reload options.    Our compensation committee may grant to a participant, concurrently with the grant of an incentive stock option, and at or after the time of grant in the case of a non-incentive stock option, an option covering a number of shares up to the amount of shares of our common stock held by the participant for at least six months and used to pay all or part of the exercise price of an option, and any shares withheld by us as payment for withholding taxes. Any stock reload option will have an exercise price equal to the fair market value of our common stock as of the date of grant of the stock reload option. Unless otherwise provided in the stock reload option grant, a stock reload option may be exercised commencing one year after it is granted and will expire on the date of expiration of the stock option to which the reload option is related.

Other stock-based awards.    Our compensation committee may award other stock-based awards, subject to limitations under applicable law, in addition to, or in lieu of, other awards granted to participants under the plan. These other stock-based awards are payable in, valued in, or otherwise based on, or related to, our shares of common stock. These other stock-based awards may be in the form of the right to purchase shares of our common stock which are not subject to any restrictions or conditions, convertible or exchangeable debentures or other rights convertible into shares of our common stock, as well as awards valued by reference to the value of securities of, or the performance of, one of our subsidiaries. Subject to the terms of the plan, the compensation committee has complete discretion to determine the terms and conditions of other stock-based awards. Other stock-based awards may be awarded either alone, in addition to, or in tandem with any other awards under the plan or any other plan in effect.

Accelerated Vesting and Exercisability

Unless otherwise provided in the grant of an award, if any "person," as is defined in Sections 13(d) and 14(d) of the Securities and Exchange Act of 1934, as amended ("Exchange Act"), is or becomes the "beneficial owner," as referred in Rule 13d-3 under the Exchange Act, directly or indirectly, of our securities representing 50% or more of the combined voting power of our then outstanding voting securities in one or more transactions, and our board of directors does not authorize or approve the acquisition, then the vesting periods with respect to options and awards granted and outstanding under the plan will be accelerated and will immediately vest, and each participant of an option and award will have the immediate right to purchase and receive all shares of our common stock subject to the option and award in accordance with the terms set forth in the plan and in the corresponding award agreements.

Unless otherwise provided in the grant of an award, the compensation committee may, in the event of an acquisition of substantially all of our assets or at least 50% of the combined voting power of our then outstanding securities in one or more transactions, including by way of merger or reorganization, which has been approved by our board of directors, accelerate the vesting of any and all stock options and other awards granted and outstanding under the plan.

Repurchases

Unless otherwise provided in the grant of an award, the compensation committee may, in the event of an acquisition of substantially all of our assets or at least 50% of the combined voting power of our then outstanding securities in one or more transactions, including by way of merger or reorganization, which has been approved by our board of directors, require a holder of any award granted under the plan to relinquish the award to us upon payment by us to the holder of cash in an amount equal to the fair market value of the award or $0.01 per share for awards that are out-of-the money.

Forfeitures

Unless otherwise provided in the grant of an award, if a participant's employment with us or a subsidiary of ours is terminated for any reason and within 12 months of the termination, the person either:

•	accepts employment with any competitor of, or otherwise engages in competition with, our business;

•
solicits any of our or our subsidiaries' customers or employees to do business with or render services to the person or any business with which the person becomes affiliated or to which the person renders services; or

•
discloses to anyone outside our company or uses any of our or our subsidiaries' confidential information or material in violation of our policies or any agreement between the person and us or any of our subsidiaries, the compensation committee may require the participant to return to us the economic value of any award which was obtained by the participant during the period beginning six months prior to the date the participant's employment with us was terminated. Unless otherwise provided in the grant of an award, if a participant is terminated for cause, the compensation committee may require that the participant return to us the economic value of any award which was obtained by the participant during the six month period.

Withholding taxes

We may withhold, or require participants to remit to us, an amount sufficient to satisfy any federal, provincial, state or local withholding tax requirements associated with awards under the plan. If permitted by our compensation committee, tax withholding may be settled with shares of our common stock, including shares that are part of the award that gives rise to the withholding requirement.

Awards of stock appreciation rights, deferred shares, performance shares and performance units under the plan may, in some cases, result in the deferral of compensation that is subject to the requirements of Code Section 409A. Generally, to the extent that deferrals of these awards fail to meet certain requirements under Code Section 409A, such awards will be subject to immediate taxation and tax penalties in the year they vest unless the requirements of Code Section 409A are satisfied. It is the intent of the Company that awards under the plan will be structured and administered in a manner that complies with the requirements of Code Section 409A.

Agreements; Transferability

Stock options, stock appreciation rights, restricted stock, deferred stock, stock reload options and other stock-based awards granted under the plan will be evidenced by agreements consistent with the plan in a form as prescribed by the compensation committee. Neither the plan nor agreements evidencing awards under the plan confer any right to continued employment upon any holder of a stock option, stock appreciation right, restricted stock, deferred stock, stock reload option or other stock-based award. Further, except as:

•	expressly provided in the plan,

•	expressly provided in the grant of an award, or

•	discussed above with respect to the transferability of stock options in certain limited exceptions,

all agreements will provide that the right to exercise stock options, receive restricted stock after the expiration of the restriction period or deferred stock after the expiration of the deferral period, receive payment under other stock-based awards, or exercise a stock appreciation right cannot be transferred except by will or the laws of descent and distribution.

Stock options may not be assigned or transferred by a participant except by will or by the laws of descent and distribution, and during the lifetime of a participant, the stock options may only be exercisable by the person to whom it was granted, or, to the extent of legal incapacity or incompetence, the participant's guardian or legal representative. Notwithstanding the foregoing, with the approval of the compensation committee, a participant may transfer a stock option:

•	by gift, for no consideration, or pursuant to a domestic relations order, in either case, to or for the benefit of the participant's immediate family; or

•	to an entity in which the participant or members of the participant's immediate family own more than fifty percent of the voting interest, in exchange for an interest in that entity.

Additionally, the transfer will be subject to any additional limits that the compensation committee may establish and the execution of any documents that the compensation committee may require. If a transfer of this nature is made, the transferee shall remain subject to all the terms and conditions applicable to the stock option prior to the transfer.

Term and amendments

The plan will terminate when there are no awards outstanding and when no further awards may be granted, provided that incentive options may only be granted until April 28, 2-18. Our board of directors has the right to amend, suspend or discontinue any provision of the plan, provided that the action may not adversely affect awards previously granted between a participant and us without the participant's consent.

United States Federal income tax consequences

The following discussion of only the United States federal income tax consequences of participation in the plan is only a summary of the general rules applicable to the grant and exercise of stock options and other awards and does not give specific details or cover, among other things, state, local and foreign tax treatment of participation in the plan. The information contained in this section is based on present law and regulations, which are subject to being changed prospectively or retroactively.

Incentive stock options

Participants will recognize no taxable income upon the grant or exercise of an incentive stock option. The participant will realize no taxable income when the incentive stock option is exercised if the participant has been an employee of our company or our subsidiaries at all times from the date of the grant until three months before the date of exercise, one year if the participant is disabled. The excess, if any, of the fair market value of the shares on the date of exercise of an incentive stock option over the exercise price will be treated as an item of adjustment for a participant's taxable year in which the exercise occurs and may result in an alternative minimum tax liability for the participant. We will not qualify for any deduction in connection with the grant or exercise of incentive stock options. Upon a disposition of the shares after the later of two years from the date of grant or one year after the transfer of the shares to a participant, the participant will recognize the difference, if any, between the amount realized and the exercise price as long-term capital gain or long-term capital loss, as the case may be, if the shares are capital assets.

If common stock acquired upon the exercise of an incentive stock option is disposed of prior to the expiration of the holding periods described above:

•
the participant will recognize ordinary compensation income in the taxable year of disposition in an amount equal to the excess, if any, of the lesser of the fair market value of the shares on the date of exercise or the amount realized on the disposition of the shares, over the exercise price paid for the shares; and

•	we will qualify for a deduction equal to any amount recognized, subject to the limitation that the compensation be reasonable.

In the case of a disposition of shares earlier than two years from the date of the grant or in the same taxable year as the exercise, where the amount realized on the disposition is less than the fair market value of the shares on the date of exercise, there will be no adjustment since the amount treated as an item of adjustment, for alternative minimum tax purposes, is limited to the excess of the amount realized on the disposition over the exercise price, which is the same amount included in regular taxable income.

Non-Incentive stock options

With respect to non-incentive stock options:

•	upon grant of the stock option, the participant will recognize no income provided that the exercise price was not less than the fair market value of our common stock on the date of grant;

•
upon exercise of the stock option, if the shares of common stock are not subject to a substantial risk of forfeiture, the participant will recognize ordinary compensation income in an amount equal to the excess, if any, of the fair market value of the shares on the date of exercise over the exercise price, and we will qualify for a deduction in the same amount, subject to the requirement that the compensation be reasonable; and

•	we will be required to comply with applicable federal income tax withholding requirements with respect to the amount of ordinary compensation income recognized by the participant.

On a disposition of the shares, the participant will recognize gain or loss equal to the difference between the amount realized and the sum of the exercise price and the ordinary compensation income recognized. The gain or loss will be treated as capital gain or loss if the shares are capital assets and as short-term or long-term capital gain or loss, depending upon the length of time that the participant held the shares.

If the shares acquired upon exercise of a non-incentive stock option are subject to a substantial risk of forfeiture, the participant will recognize ordinary income at the time when the substantial risk of forfeiture is removed, unless the participant timely files under the Code, Section 83(b), to elect to be taxed on the receipt of shares, and we will qualify for a corresponding deduction at that time. The amount of ordinary income will be equal to the excess of the fair market value of the shares at the time the income is recognized over the amount, if any, paid for the shares.

Stock appreciation rights

Upon the grant of a stock appreciation right, the participant recognizes no taxable income and we receive no deduction. The participant recognizes ordinary income and we receive a deduction at the time of exercise equal to the cash and fair market value of common stock payable upon the exercise.

Restricted stock

A participant who receives restricted stock will recognize no income on the grant of the restricted stock and we will not qualify for any deduction. At the time the restricted stock is no longer subject to a substantial risk of forfeiture, a participant will recognize ordinary compensation income in an amount equal to the excess, if any, of the fair market value of the restricted stock at the time the restriction lapses over the consideration paid for the restricted stock. A participant's shares are treated as being subject to a substantial risk of forfeiture so long as his or her sale of the shares at a profit could subject him or her to a suit under Section 16(b) of the Exchange Act. The holding period to determine whether the participant has long-term or short-term capital gain or loss begins when the restriction period expires, and the tax basis for the shares will generally be the fair market value of the shares on this date.

A participant may elect under Section 83(b) of the Code, within 30 days of the transfer of the restricted stock, to recognize ordinary compensation income on the date of transfer in an amount equal to the excess, if any, of the fair market value on the date of transfer of the shares of restricted stock, as determined without regard to the restrictions, over the consideration paid for the restricted stock. If a participant makes an election and thereafter forfeits the shares, no ordinary loss deduction will be allowed. The forfeiture will be treated as a sale or exchange upon which there is realized loss equal to the excess, if any, of the consideration paid for the shares over the amount realized on such forfeiture. The loss will be a capital loss if the shares are capital assets. If a participant makes an election under Section 83(b), the holding period will commence on the day after the date of transfer and the tax basis will equal the fair market value of shares, as determined without regard to the restrictions, on the date of transfer.

On a disposition of the shares, a participant will recognize gain or loss equal to the difference between the amount realized and the tax basis for the shares.

Whether or not the participant makes an election under Section 83(b), we generally will qualify for a deduction, subject to the reasonableness of compensation limitation, equal to the amount that is taxable as ordinary income to the participant, in its taxable year in which the income is included in the participant's gross income. The income recognized by the participant will be subject to applicable withholding tax requirements.

Dividends paid on restricted stock which is subject to a substantial risk of forfeiture generally will be treated as compensation that is taxable as ordinary compensation income to the participant and will be deductible by us subject to the reasonableness limitation. If, however, the participant makes a Section 83(b) election, the dividends will be treated as dividends and taxable as ordinary income to the participant, but will not be deductible by us.

Deferred stock

A participant who receives an award of deferred stock will recognize no income on the grant of the award. However, he or she will recognize ordinary compensation income on the transfer of the deferred stock, or the later lapse of a substantial risk of forfeiture to which the deferred stock is subject, if the participant does not make a Section 83(b) election, in accordance with the same rules as discussed above under the caption "Restricted stock."

Other stock-based awards

The federal income tax treatment of other stock-based awards will depend on the nature and restrictions applicable to the award.

INFORMATION ABOUT
CHINA GREENSCAPE LIMITED

Overview

China Greenscape, through its subsidiary JSZF, is an urban green resources company in China that develops, cultivates, grows and distributes trees, plants and flowers to supply the greenery needs of China’s rapidly expanding municipalities. It is one of a select few companies in China that has the necessary scale to meet the central government mandated greenery needs of entire cities and urban development zones. With its operational scale, history of successfully completing large-scale projects and with a backlog of over $250 million, China Greenscape is one of the leading providers of greenery in China today and aims to become one of the largest green resource companies in Asia in the next 5 to 10 years.

China Greenscape’s growing areas are strategically located in the Yangtze River delta region, where the economic growth, transportation network, weather conditions and ample water supply make it an ideal place to develop its business. In this region, the company has over 3,100 acres of growing area, including over 880 acres in Jiangsu Province and over 2,200 acres in Jiangxi Province, as well as large and advanced greenhouse facilities. The research and development research team at its cultivation center in Jiangsu employs the latest cloning and planting techniques to produce high-quality and low-cost trees, shrubs, container grown plants and medical plants.

China Greenscape produces over 200 plant varieties, and has an extensive sourcing network that enables it to access thousands of tree and plant varieties throughout China. It currently holds an inventory of over 8million trees and plants, which is one of the largest and most diverse inventories in China. This diverse inventory, along with its operational and technical expertise, enables China Greenscape to be a single-source provider to large-scale city, park and greenbelt developments.

The commercial greenery market in China is highly fragmented. It involves many small growers that only have the ability to supply up to a few hundred trees and plants to local nurseries, designers and landscapers. China Greenscape is one of the first large-scale enterprises with the capability to meet China’s rapidly growing demand for greenery in its large-scale developments.

China Greenscape is focused on not only being one of the largest providers of trees and plants in China, but also on continuously developing new proprietary tree and plant varieties and cultivation techniques. Due to their unique nature, its proprietary products typically command higher prices and result in better profit margins than more traditional commodity-like products. To create these products, it has a dedicated research and development team located in Jiangsu and maintains strong research and development relationships with some of the leading agricultural faculties in colleges and universities in China. The company has been granted five patents and has applied for seventeen additional patents relating to new tree and plant varieties and botanical methods and techniques. An example of a newly patented plant species developed by the company in conjunction with the Beijing Forestry University is the "rose tree " This is a grafted plant between a traditional rose and a tree trunk called “Shan Mu Xiang” and has received a substantial amount of attention throughout China. With its research and technology advantages, China Greenscape has also been exclusively appointed by the PRC government to preserve the native cymbidium orchid from extinction and expects to participate in similar projects in the future.

In addition, the company possesses the largest inventory of lycoris radiata in China, which has been estimated at over 5 million tons. Lycoris radiata has both, medical and ornamental value. There has been an increasing demand for the bulbs of lycoris radiata in the pharmaceutical ingredient manufacturing market, as it is an important ingredient in the production of Razadyne, an Alzheimer's drug that will go off-patent in late 2008. China Greenscape is exploring opportunities to supply this product to pharmaceutical ingredient producers in China, who are direct suppliers to the world’s largest generic pharmaceutical manufacturers.

Industry

“Greenscape” is used to describe the development, cultivation and planting of trees, plants and flowers. China’s greenscape market is undergoing a rapid expansion, which is primarily due to two factors: 1) China’s urban migration, which is rapidly expanding existing cities and causing the creation of new cities; and 2) China’s urban and city planning requirements, which are shifting to comply with recent central government policies for promoting balanced living environments that integrate open areas and green spaces in cities

With the rapid growth of cities and urban migration that is accelerating in China today, the PRC government has been increasingly aware of the need for green resources in urban planning. During the last 20 years, the economic transition within China has resulted in approximately 200 million rural workers migrating to urban areas and average incomes rising to create a vibrant middle class. As China continues to develop, it is expected that over the next 20 years China’s cities will have added 350 million people, which includes an expectation of another 240 million people from rural areas moving to existing and new cities. By the year 2025, it is expected that China will have approximately 220 cities with more than one million inhabitants, compared with 35 in Europe today, and 24 cities with more than five million inhabitants. The expansion of China’s cites will represent a huge challenge for local and national leaders. This growth will impose on cities the many challenges of managing these expanding populations, including supply pressures on land, energy, water and the environment. As the wealth of the urban population increases, there will be the additional demand for a better living and working environment.

China’s approach to urban planning recently underwent a dramatic shift when the central government of the PRC began promoting an increase in green resources and open areas throughout China’s cities for beautification purposes and to attract investment, reduce carbon dioxide levels and promote a healthy and adequate groundwater supply beneath its cities. The central government policies were instituted in 2001 to create at least 10 square meters of “green” open space per capita and over 35% green coverage area in its cities by 2010 and more recently, in China’s 11th 5 year plan (2006-2011), the government further promoted open areas, greenbelts and parks. These central government policies have created an imminent and strong demand for greenery throughout China.

In support of the domestic green resource industry, the PRC government has exempted all domestic companies involved in the growing of trees from enterprise income tax and a reduced enterprise income tax on growing flowers and related plants. These tax benefits are expected to continue indefinitely until further notice from the national Taxation Bureau. Although, it must be noted, the entire tax structure of the PRC as it relates to operating businesses in China is under review at this time, and there may be substantive tax changes in the future that may raise tax rates and limit or end various tax benefits. JSZF was awarded Dragon Head status on April 21, 2008, which affords a two year exemption from enterprise income tax, which is renewable.

Challenges facing the green resource industry

Possible reduction or elimination of government subsidies and incentives. The current growth of the green resource industry relies considerably on government policy and the availability and size of government subsidies and economic incentives, such as financial aid to local governments, tax benefits to green resource companies and other economic incentives. Even though company management does not expect any changes in the near future, the PRC Government may decide, at any given time, to reduce or eliminate these incentives. Such reduction and elimination will most likely have a negative impact on the company’s market, its operations and its costs of operations.

Difficulties in obtaining suitable land for tree-growing. With the increasing urbanization in China, it is becoming more expensive and difficult to obtain large parcels of readily available arable land which is suitable for tree and plant growing. In its initiatives to protect food crop supplies, the PRC government has also introduced more measures and regulations to prevent using agricultural land for non-food production uses. Obtaining suitable land cost-effectively will continue to be a challenge of operators in the greenery and forest related industries, although with its extensive relationships and financing sources, Greenscape’s ability to acquire the rights to large parcels of land at favorable valuations has been a major advantage for the company since inception and management expects it will continue in the future.

Competitive Strengths of China Greenscape

To be successful in the green resources business in China, a company must possess significant know-how, high-level relationships with major developers and government officials and a large growing area with extensive inventory or access to inventory to fulfill large-scale contracts. Management of China Greenscape believes that the company has all of these attributes, and therefore expects to continue to achieve success in this market.

Management of China Greenscape believes that its recent rapid growth and current strong market position are largely attributable to the following principal competitive strengths:

Unique integrated platform and access to “green” resources. With its diverse product offering and ability to provide creative solutions and a range of services, China Greenscape is a unique single-source provider to many large-scale and complex greenscape projects. With and over 8 million trees and plants and over 200 tree and plant varieties in its inventory today, the company believes it has one of the largest and most extensive tree and plant inventories dedicated to serving China’s greenscape market.. In addition to its existing inventory, the company has developed an extensive sourcing network that it continuously utilizes to access additional plant varieties and trees and plants for future projects. The company is in the process of acquiring over 1.5 million tree seedlings and approximately 40,000 mature trees to help fill existing and anticipated future contracts.

Strong research and development capabilities. China Greenscape has informal research and development partnership relationships with some of the leading agricultural universities in China, including Beijing Agricultural University, Nanjing Forestry University, Nanjing Agricultural University, and the Jiangxi Provincial Forestry Science Institute. With the assistance of these partnerships, the in-house research team has gained a substantial knowledge base in tree development, cloning and cultivation. Layered planting techniques are used in the company nurseries to make efficient use of the cultivation area without compromising the health and quality of trees and plants. China Greenscape is also one of the most advanced researchers on nutrient fluid combination formula and grafting techniques in China. Its botanical laboratory is one of the largest in China, with the capacity to clone millions of tree and plants each year.

First-mover advantage with a large-scale operation. China Greenscape is one of the largest green resource companies in the PRC as measured by historical sales revenue, tree and plant inventory and backlog. Management of China Greenscape believes that it would take most new entrants several years to establish a fraction of their high-level government and developer relationships and experience in tree and plant sourcing to create a somewhat meaningful presence in the green resources market where they could be considered a competitor. With its already dominant regional market position, history of operations, inventory and sourcing capabilities, cultivation and planting technology, operational capacity to fulfill contracts, and current customer and contact base, China Greenscape has a significant first mover advantage in this market.

A highly fragmented domestic market with a substantial consolidation opportunity. The PRC domestic green resource market is highly fragmented and primarily consists of small, local companies that mainly service local markets and provide a limited range of products or services. Management of China Greenscape believes this market environment presents significant acquisition opportunities. China Greenscape also believes its scale of operations, financial strength and strong reputation will enable it to selectively pursue attractive acquisition opportunities in the coming few years.

Strategies of China Greenscape

The current principal objective of China Greenscape is to maximize its earnings potential and strengthen its position as a leading company in China’s urban greenery market by utilizing the following business strategies.

Continue to service large customers and provide single-source green solutions. The management of China Greenscape believes that a key factor in its success has been its ability to be the single-source provider of an integrated greenery solution to its customers. This includes greenery planning assistance, product selection advice, tree and plant delivery and installation, and maintenance and product guarantee for a period of one year after products are replanted at a project site. This often results in overall cost savings and efficiencies and helps China Greenscape solidify key, long-term customer relationships.

Expand amount of internally-produced trees. China Greenscape plans to change the ratio of out-sourced versus internally grown inventory, which in the current fiscal year represents about 93% and 7% of its revenue, respectively. Although no assurance can be given that it will succeed, over the next several years China Greenscape plans to increase the amount of higher margin trees and plants produced in its cultivation center and, on a percentage basis, decrease the amount of trees and plants acquired from third parties. Changing the sourcing mix to more self-grown plants will have a positive impact on profit margins and overall net income due to reducing the cost of inventory.

Expand growing area. China Greenscape plans to expand its growing area through acquisitions. The PRC domestic green resource industry is highly fragmented and primarily consists of small local companies that mainly service the local markets with limited products and services. China Greenscape management believes that due to its relationships, scale of operations and financial strength it will continue to be able to pursue attractive acquisition opportunities at favorable valuations.

Maximizing the value of products sold. The market value of a tree appreciates at its highest rate within its first 18 months. In the PRC domestic market, the average value of a typical tree appreciates eight fold by the end of its first 12 months of growth when compared to its value after the end of six months. Its value further appreciates approximately two to three times during the growth period from 12 to 18 months. After 18 months, the rate of appreciation continues, but at a much slower rate. With an expanded growing area, China Greenscape expects to be able to hold more trees for as long as 18 months to maximize its margins and overall earnings potential.

Future Industry Expansion Plans. With its substantial knowledge in tree cultivation and production, and its land holdings, China Greenscape believes it is well positioned to expand more deeply into the forest products aspects of its industry. The company currently hold 3,100 acres of land, and it plans to acquire substantial amounts of additional acreage over the next several years, with the ultimate objective of holding as much as 800,000 acres of prime timber land. A part of its long term business strategy is to become one of the larger forest product companies in China. The planned forest products division will play a key role in providing lumber and wood products to the growing wood consuming industries within Asia, such as the construction, furniture and paper industries. The forest product business is a natural complement to the current business of China Greenscape which is focused on tree production.

Products and Services

China Greenscape sells approximately 200 varieties of ornamental trees, plants, shrubs, ground covers, bamboos, and container plants primarily for outdoor use and medicinal plants. The following table sets forth the common product categories and representative plants within each.

Product Category	Representative Products

Ornamental plants Trees Pines and cedars Mixed wood Flowering trees Fruit-bearing trees Leaf-viewing trees

Cedar, Yacca tree, Japanese white pine
Cinnamon, golden rain tree, ginkgo, beech
Tree rose, camellia, sweet osmanthus, crape myrtle
Persimmon, pomegranate, China waxmyrtle
Yellow Siberian elm, Northern oak, American sweetgum

Shrubs	Chinese rose, azalea
Ground covers	Red robin, dwarf whitestipe bamboo, golden glossy privet
Bamboos	Black bamboo, Golden-jade bamboo, mottled bamboo

Container-grown plants Wood-based Herb-based Bonsai	Palm Spring orchid, faber cymbidium Cursive calligraphy bonsai

Plants for medical application	Spider lily, maire yew

China Greenscape develops new product programs, packaging presentations and plant varieties to offer complete solutions for developers and local government with special greenscape features. China Greenscape provides value-added services during the project design phases, such as consultations on the greenscape designing, delivery requirements and planting, and determinations on the amount, type and location of all the plants for the projects.

China Greenscape sells its products primarily by direct purchase order. The agreement covers the quantity and delivery schedule of the trees and plants required for a particular project. It also covers the installation and after planting maintenance for a limited period of time. In addition to the purchase order, in connection with its agreements, the company may provide plant selection and landscape designing services, for which usually there is not additional cost. Instead such costs are built in to the price of the products sold when in connection with the larger projects. Currently, 90% of its revenue is generated from direct purchase orders and 10% is generated from landscaping services.

Seasonality

China Greenscape’s business is seasonal, in that its costs and revenues are dependant on the growing and planting seasons. Most projects are implemented during the Spring and cooler months of Summer, and to a lesser degree in the Autumn. During the Winter there is little activity, because during the cold months of January and February, the extreme cold renders it difficult and, at times, unfeasible to transport and re-plant most green resource products. Similarly, during the hot months of July and August, there is also limited planting due to the extreme heat. As a result, most of the company's revenue is generated from March through June and from September through December.

Production

Due to the nature of the green resource business, trees require an adequate growing period before they reach marketable sizes. During the start-up years of China Greenscape, revenues were primarily generated from sourced trees and shrubs. With the increase in tree growing time and continued expansion of its own growing areas, China Greenscape has begun to shift more of its supply to self-grown products from its own cultivation centers and growing areas, and in the near terms anticipates increasing that shift so that it will produce a higher percentage of its products sold from its own cultivation centers and growing areas. The actual percentages are likely to shift from year to year depending on the requirements of its customers and the inventory it has on hand versus the need to source trees and plants to fulfill specific needs or overall quantity under its contracts with customers. The ability to self-produce more of the trees and plants it uses in its contracts will lower cost of inventory and improve the profit margin of the company.

China Greenscape has over 3,100 acres of outdoor growing areas where it mainly grows trees and some of the shrubs and other plants for outdoor use. About 880 acres are located in Xinqiao Town and about 2,200 acres are in De’an, Jiangxi Province. The company has additional land adjacent to its headquarters and production facilities in Jiangsu. China Greenscape is equipped with tractors, rotary tillers, shovel loaders, sprinkler trucks and other mechanical equipment to enable planting and transportation of trees.

China Greenscape also operates its own cultivation center. The cultivation center covers more than 16 acres, and is located at its headquarters in Jiangsu. The cultivation center houses the company research and development operations, cloning operations and greenhouse areas. Its greenhouse area covers more than 15,000 square meters, of which 5,200 square meters are automated greenhouses, the latter of which employ automatic sprinkler systems and control systems to provide more optimal light, temperature, water and other external conditions suited for better plant growth. These modern equipment systems create a insect- and germ-reduced and adequately-moderated environment for the healthy growth of young seedlings. The company facilities, including the cultivation center, have an annual production capacity of over 10,000,000 seedlings.

The cultivation center produces trees and shrubs primarily through grafting, tissue culturing and seed growing. These cultivation methods involve proprietary processes and include:

•
cutting - cutting leaves or branches from trees and plants and cultivating in proprietary growth cultures, fusing tissues of one plant with those of another by physically joining part of the respectively plant, commonly referred to as grafting;

•	seed-growing – growing plants by planting seeds in soil and various plant-specific formulated mediums; and

•	cloning- creating plants by using proprietary cloning technologies.

These methods of tree and shrub production involve proprietary processes that ensure the creation of healthy trees and shrubs at lower cost. This includes proprietary tree and age-specific growth cultures that are used as a medium to promote growth by altering the formula of the growth culture medium. The growing medium recipes are valuable proprietary trade secrets of the company. China Greenscape is also leading in the studies and experiments of soil-less cultivation.

Suppliers

China Greenscape uses a nationwide network of approximately 20 local agents representing the company which source trees to match specific customer-driven requirements. The company typically purchases directly from the vendor. The agents have the know-how to purchase the trees from the independent growers and farmers at favorable prices and the ability to transport healthy trees over thousands of miles to China Greenscape’s growing areas. Many of the growers are located in the rural areas in Jiangxi, Hunan, Guizhou, Jiangsu, Fujian, Anhui and Zhejiang Provinces. The vendors are required to give a one year warranty on most trees and a 3 year warranty for trees with trunk diameters greater than 25 cm.

On occasion, China Greenscape also acquires large lots of trees and plants from third parties. One example of a recent agreement to acquire a large lot of trees was entered into in November 17, 2007 with Jiangyin Chengfeng Ecological Agricultural and Forestry Development Corporation, under which it agreed to acquire Chengfeng’s inventory of trees on 4,185 mu of land. This agreement was modified in March 2008 to decrease the inventory being purchased under this agreement to 378 mu of land. On December 20, 2007, the company and Chengfeng signed a second agreement to acquire approximately 1.56 million trees. The current cost of these contracts is approximately RMB346.8 million (approximately US$45.8 million).

Most of the growers and agents are under a simple form of agreement. Such agreements typically provide for the grower or agent to provide specified numbers of plants or plants up to a certain contract value. The grower is allocated the responsibility of growing and shipping the plants to the company, and usually requires a 100% survival rate after delivery. Most of the inventory is paid in installments. These arrangements also include company imposed practices for the growing and shipping of the products, which permits the company to exert quality controls and results in a better product. Both the agreements and the quality controls require compliance with relevant PRC regulations in the transaction process. For example, growers are required to have fully paid all applicable taxes and to demonstrate legal tree sourcing by showing valid Tree Inspection Certificate and Tree Transportation Permit for each batch of trees sourced.

During the 2006 fiscal year the following suppliers represented 10% or more of the consolidated expenses of the company: (a) Jinhua Jindong District Rixin Garden (22%), (b) Jiangyin Huaming Landscape Engineering Co., Ltd. (22%), (c) Yixing Botanical Garden (21%), and (d) Jiaxing Xiuzhou District Xinsheng Blue Sky Tree Plantation (13%). During the 2007 fiscal year, the following customers represented 10% or more of the consolidated expenses of the company: (a) Jinhua Jindong District Rixin Garden (26%), (b) Yixing Hufu Town Xianming Garden (15%), (c) Fenghua Xiaowang Temple Town Yuanye Plants Storage (13%), (d) Fenghua Xiaowang Temple Town Wanli Plants Storage (13%), and (e) Guizhou Xingyi City Sunshine Travel Agency Co Ltd. (11.29%).

Quality Control

China Greenscape, throughout its entire process of sourcing and growing its trees and plants, has established quality control at each stage of the cultivation process to closely monitor the quality of its products and to ensure they remain healthy and meet all of its internal benchmarks and customers' specifications.

As a result of its extensive quality control measures, China Greenscape has been able to maintain a very low average defect rate of approximately 2% for its products delivered to its customers. A tree is considered defective if it is rejected by a customer, is severely damaged, or is dead. Suppliers of trees to China Greenscape are required to provide a one-year warranty on most trees and up to three years for larger trees, to the extent the trees have not been sold to customers of the company. The company typically pays 70% of the product price upon arrival of the sourced trees and the remaining 30% at the end of the warranty period. Suppliers are required to make free replacements if any of the sourced trees shows signs of defect during the maintenance period.

China Greenscape is responsible for the quality control of the sourced trees after the warranty period and for closely monitoring the health of its internally produced products. Upon discovery of any tree or plant showing sign of ill-health or extraordinary slow growth, the staff applies its experience and techniques to improve the condition of the tree or plant or discards it so that it does not adversely affect other trees and plants growing nearby. Common methods used to improve the condition of trees and plants are to inject them with various health fluids, remove excess water from the root structure, and build temporary protective tents for fragile trees or plants.

Sales and Marketing

The market currently served by China Greenscape is exclusively within the PRC and primarily includes the Jiangsu, Zhejiang, Anhui, and Shandong Provinces and the city of Shanghai in Eastern China, the Hunan, Hubei, and Jiangxi Provinces in Central China, and the Fujian and Guangdong Provinces in Southern China. The Jiangsu Province, where the company headquarters is located, includes 69 county cities and over 10 district cities, each of which has at least one large green resource project under consideration or in progress.

The principal customers in these provinces currently includes local governments working on developing public infrastructure projects and private real estate developers. China Greenscape also works closely with companies engaged in landscape design and general construction firms. China Greenscape primarily focuses on targeting potential clients that require thousands of trees and plants with typical contracts that range from RMB100 million to RMB400 million. The company has significant brand recognition and market leadership in this particular market segment demonstrated by a series of successfully completed projects and substantial projects in progress. As a result, China Greenscape has become widely known among these types of customers in the Yangtze River delta region.

The company’s sales and marketing team is principally focused on following up on leads and inquires with large developers and local governments generated by senior management. Contracts with large developers and local governments are typically performed over multiple years and are therefore beneficial from an operational point of view because they allow the company to predict its future inventory needs, contract management needs and to develop or acquire needed inventory as the project develops. Because the company focuses on the larger, longer-term contract opportunities, the sales cycle tends to be as long as two years before a contract is signed and the project is commenced. One of the risks in this focus is that there may be a change of personnel or city officials who approve the contract and with whom the company has been working, but to date, this has not had an adverse effect on the sales approach and ultimate contracting. The company has a large number of these types of contracts under discussion and expects to convert a majority of these into contracts over time.

The sales staff of China Greenscape works hand-in-hand with its large contract customers in their design phase, which benefits both the customer and China Greenscape. During this phase, the sales staff consults with the customer or potential customer and helps them determine the type, location and amount of all the green resources needed for the project. This consultation not only helps the customer develop its plans; but also enables the company to recommend trees and plants existing in its inventory, or that it can easily obtain.

The company also participates in national trade fairs, which provides it with recognition and helps its status in China. Its proprietary products have recently won two awards at well known trade fairs in China. This includes one at The Nanjing National Greenery Expo and another at the 3D Jinhua National Trees Exhibition.

Many of the customers contact China Greenscape directly due to word-of-mouth that is a direct result of China Greenscape’s growing reputation from its successful completion of multiple large-scale, high-profile projects.

Currently, the principal customers are include:

Nanjing Qinglongshan Forestry Centre	Jiangyin Shunfeng Ecology Garden Co., Ltd.
Janagyin Lichang Real Estate Development Co., Ltd.	Jiangsu Sunshine Real Estate Ltd.
Jingjiang Binjiang New City Investment Development Co., Ltd.	Jiangyin Xinqiao Town Government
Nanjing Jianhui Real Estate Development Co., Ltd.

During the 2006 fiscal year, the following customers represented 10% or more of the consolidated revenues of the company: (a) Jiangsu Jiangyin Shenfeng Ecology Garden Co. Ltd. (40%); (b) Zhejiang Tongxiang Nursery Cooperation Company (13%), and (c) Shanghai Shenlin Garden Centre (10%). During the 2007 fiscal year, the following customers represented 10% or more of the consolidated revenues of the company: (a) Nanjing Jianhui Real Estate Development Co., Ltd. (14%), (b) Jingjiang Binjiang New City Investment Development Co., Ltd. (13%), and (c) Nanjing Jinagyin Lichang Real Estate Development Co., Ltd. (13%)

The company uses a simple form agreement, basically in the form of a purchase order, as is typical in the PRC, which is rarely varied from customer to customer. Such forms set out the number of plant units to be purchased, often subject to specific pricing at time of deliver, but subject to an overall contact value limit, description of the quality plant being purchased, survival guarantees, and planting requirements. Some of the contracts will be performed over two and three years, depending on the size and scope of the supply needs and the related design services. Currently, the company does not have any unique sales agreements outstanding.

Approximately 86% of the company revenues in 2007 were from what it calls “turnkey contracts.” Under these contracts, China Greenscape provides single-source solutions to developers and local government customers. It delivers and plants the trees, plants, shrubs, and flowers at the customer’s location according to predetermined design specifications. China Greenscape usually provides customers with value-added services on new cities or communities project such as free consultations on the greenscape designing, determinations on the amount, type and location of the trees and plants and ensures the quality of the products. Typically 60-70% of the value of the contract is paid upon the delivery and the balance is paid over a one to two year period which is considered to be the warranty period. To date, the company has not had any write-offs for bad debts of its customers.

Approximately 14% of the company revenues in 2007 were from what it calls “sell only” agreements. Under these types of contracts, China Greenscape sells the trees and plants to the landscape gardening customers, who pick them up from the company and plant them themselves. Usually, 100% of the payment is received at the time the greenery is purchased.

Competition

The green resource product industry in the PRC is highly fragmented, with a very large number of localized, small operators and only a few organized players with large-scale production and supply capabilities operating on a regional basis. Competition among green resource products producers is based principally on relationships, the breadth of product offering, consistent product quality and availability, customer service and price. It is the belief of management of China Greenscape that it is one of only a few corporate producers in the PRC that has an annual sales revenue over RMB 200 million. Regional large-scale competitors include Zhejiang Forest and Trees Seedlings Company and Hangzhou Blue Sky Garden. Both are located in Zhejiang Province and compete with China Greenscape in the areas of Zhejiang Province and Shanghai City. Their growing bases and business scope are similar to China Greenscape’s, but their revenues and profits are less than China Greenscape’s. Yunnan Greenland Biological Technology is another large company involved in the urban green resources market and is based in Yunnan Province. Yunnan Greenland was recently listed on the Shenzhen Stock Exchange and its 2006 revenue was RMB 190 million. For the 6 months ended June 2007 its revenue was RMB 132 million. In terms of geographical location and customers, China Greenscape does not posses any direct competition with Yunnan Greenland, although with the growth of both, China Greenscape and Yunnan Greenland, it is expected that they could be operating in the same region in the near future.

Competition from overseas nurseries is limited, largely because of national regulations limiting the importation of live plant products and government restrictions of foreign companies acquiring land rights in China.

Management of China Greenscape believes it is one of the few green resource companies in the PRC that operates a complete industry chain of businesses from the point of view of having its own technology, research, seedlings cultivation, green resource production, and landscape gardening capabilities. Therefore, the principal basis on which China Greenscape addresses its competition is through its integrated approach. It also competes on the basis of the wide range of product offerings, its ability to undertake major orders because of its size, its customer servicing capabilities, quality of product and competitive pricing. China Greenscape also competes on the basis of its greater geographic reach in the provinces in and surrounding the Yangtze River delta. In addition, China Greenscape competes on the basis of its high-level relationships with major developers and government officials, its technical know-how and knowledge of the needs of the large scale customers that it serves.

Research and Development

China Greenscape has a dedicated research and development team at its cultivation center that work in conjunction with a variety of leading PRC agricultural universities. Its primary objectives are to enhance product quality and to research and develop new cultivation techniques and new breeds of trees and plants. The current initiatives include the following:

Developing new proprietary products. Pursuant to its successful development of the rose tree and calligraphy bonsai, China Greenscape intends to develop more new high-margin products. It also plans to experiment in the mass production of various proprietary products.

Developing and patenting new product development techniques. China Greenscape plans to continue its research in developing additional grafting and tissue-culturing techniques

Developing new packaging techniques. The research and development team continuously studies and experiments with new packaging and transportation methods to further improve the survival rate of the products during and after long-distance transportation.

During the fiscal years ending December 31, 2006 and 2007, China Greenscape had research and development expenses of approximately US$28,500, and US$42,800, respectively. China Greenscape anticipates that for the fiscal year ending December 31, 2008, it will have research and development expenses at approximately US$68,000. The company does not have any research and development contracts with any parties outstanding at this time.

Backlog

At December 31, 2007, total backlog of China Greenscape for executed purchase orders was approximately US$253.4 million. Backlog refers to unfinished work or customer purchase orders that have been received but are either incomplete or in the process of completion. Backlog is an estimated amount prepared by management. China Greenscape has a substantial amount of backlog because many of the purchase orders for its services and trees and plants are contracted for up to two years before implementation of the agreement, and it may take one to four years to fully perform on an order because of the size of the job and the seasonality of the business. China Greenscape views backlog as an important statistic in evaluating the level of sales activity and short-term sales trends in its business. It gives the company an indication of the ultimate amount and potential profitability of sales and acts as an indicator of future earnings. It also enables the company to estimate inventory and staffing needs, establish sourcing requirements, and otherwise efficiently manage acquisition and use of its trees and plants in inventory and being grown and use of its financial resources. There is no assurance, however, that the amount of backlog will not be reduced as a result of contracts being cancelled or the scope of services or the contract price being lessened. There is also no assurance that the company will be able to continue to contract for its services well in advance of its performance dates or that it will continue to contract for longer term contracts, either of which may reduce the amount of backlog. Investors are cautioned that changes in backlog may have other implications. For example, a rising backlog may indicate that a company is experiencing either increased sales or production problems; a falling backlog may indicate the company's sales are falling or that it is increasing production efficiency. Therefore, it is important to evaluate backlog in light of the financial statements of and other data about the company, and its various revenue recognition policies.

Intellectual Property

The basic process for registering a patent in the PRC is to first apply to the State Intellectual Property Office, the SIPO, for a preliminary review of the application for an invention patent. The SIPO shall publish the patent upon approval of such application, which is typically within 18 months from the date of filing the application, referred to as the “Filing Date.” As part of the procedure, the applicant shall apply for a substantive examination of the invention within three years commencing from the Filing Date. If the substantive examination of such application is approved, the applicant will obtain the ownership of the patent, and a patent certificate will be issued by SIPO accordingly. China Greenscape, through its subsidiary, JSZF, has been awarded five patents and currently has filed for seventeen additional patents in China related to the cultivation methods of various plants. The details of these patents are listed below. China Greenscape has also published three books that are mainly related to its studies of rose trees and calligraphy bonsai.

The application for the registered trademarks is subject to a preliminary review by the Trademark Office of State Administration for Industry and Commerce, the Trademark Office. Upon the approval of the preliminary review, the Trademark Office will publish the trademark under application. If within three months from the date of the publication, there is no objection raised by any third party, the published trademark will be registered by the Trademark Office, and the Trademark Office shall then issue the trademark registration certificate. China Greenscape has four trademarks for which its subsidiary, JSZF has applied for registration in the PRC. These trademarks include certain names and artworks which are used in connection with all the company tree products and packaging.

(1) List of Patents awarded:

No.	Patent	Name of Patent	Patent Number	Proprietor of Patent	Effective Period
1	Invention Patent	Tissue Culture and planting method of the Dog Rose	ZL20051022590.9	JSZF	2007-12-19 to 2025-12-16
2	Invention Patent	Implantation method of hard branch of the Dog Rose	ZL20051022589.6	JSZF	2007-10-17 to 2025-12-16
3	Invention Patent	Tissue culture and cultivation method of Spring Orchid seeds	ZL20051022588.1	JSZF	2007-10-17 to 025-12-16
4	Invention Patent	Multiple graft method of the California Elm	ZL20051022587.7	JSZF	2007-11-21 to 2025-12-16
5	Invention Patent	Mass production method of miniascape of California Elm with cursive hand	ZL20051022586.2	JSZF	2007-11-21 to 2025-12-16

The details of each of the five patents that have been granted are:

•
“Tissue culture and planting method of the “Dog Rose” relates to the plant cultivation, vegetative propagation and horticulture of the Dog Rose. This invention has a high propagation coefficient and high survival rate without changing the characteristics of the Dog Rose, thus it can solve its plant scale problem and promote the Rose Tree scale production.

•
“Implantation method of hard branch of the Dog Rose” is a method of vegetative propagation through creating the special environment of a plant's implantation artificially which improves the survival rate of Dog Rose, and thereby promotes the popularization and promotion of Rose Tree.

•	“Tissue culture and cultivation method of the Spring Orchid seed” is a method used in seed cultivation to propagate a variety of Spring Orchids and to select Spring Orchids from seed.

•	“Multiple graft method of the California Elm” is a method of grafting plants. This invention improves the graft operation time and graft survival rates.

•
“Mass production method of miniascape of California Elm with Cursive hand” is a miniascape production method. This method is ideal for choosing the colorful California Elm as tree material for mini-scapes, which could shorten production periods and improve mass production.

(2) Applications for Patents

No.	Name of Patent	Applicant	Date Filed	Filing Number
1	Tissue culture and planting method of Kigelia Africana	JSZF	2006-12-18	ZL200610161470.1
2	Tissue culture and rapid propagating method of Camellia azalea	JSZF	2006-12-18	ZL 200610161466.5
3	Layout and making method of miniascape with cursive hand	JSZF	2007-4-29	ZL200710022340.4
4	Implantation method of twiggery of California Elm	JSZF	2006-12-18	ZL 200610161464.4
5	Making method of miniascape with numbers and characters	JSZF	2006-12-18	ZL 200610161465.0
6	Dual grafting method of twiggery of rose tree	JSZF	2006-12-18	ZL 200610161468.4
7	Universal layout method of miniascape with cursive hand	JSZF	2006-12-18	ZL 200610161463.1
8	Soil-less implantation method of high stalk of Dog Rose without thorns	JSZF	2006-12-18	ZL 200610161467.X
9	Mould layout method of miniascape with cursive hand	JSZF	2006-12-18	ZL 200610161469.9
10	Special planting method of miniascape with cursive hand	JSZF	2007-4-29	ZL 200710022344.2
11	Fixing method of "1" type style of miniascape with cursive hand	JSZF	2007-4-29	ZL 200710022343.8
12	Copybook (miniascape with cursive hand of "Peng" style)	JSZF	2006-12-18	ZL 200630310132.0
13	Pot-culture method of semi soil-less of rose tree	JSZF	2007-4-29	ZL 200710022342.3
14	Pot-culture method of soil-less of rose tree	JSZF	2007-4-29	ZL 200710022341.9
15	Net supporting and fixing method of rose tree	JSZF	2006-12-17	ZL 200710191360.4
16	Production method of potted rose tree blooming from New Year's Day to the Spring Festival	JSZF	2006-12-17	ZL 200710191359.1
17	Techniques of wall hanging of dead tree with cursive hand	JSZF	2006-12-17	ZL 200710191361.9
(3) Applications for Registered Trademarks

No.	Logo	Application No.	Category	Acceptance Date
1	TIANYUAN	5687940	31	2007-4-26
2	TIANYUAN	5687915	44	2007-4-26
3	HUALIN	5687937	31	2007-4-26
4	HUALIN	5687916	44	2007-4-26
5	LIUXIANG	5687942	31	2007-4-26
6	LIUXIANG	5687938	44	2007-4-26
7	CAITIAN	5687941	31	2007-4-26
8	CAITIAN	5687939	44	2007-4-26

Insurance and Safety Measures

Catastrophe insurance for acts of god and similar occurrences is not available in China for the green resource products. Other forms of business insurance, however, are available, and to the extent it is deemed prudent, the company maintains such insurance. There are risks for which the company may not have sufficient insurance coverage, in which case the company will be responsible for the loss. To help in some of these areas, the company acts to help ensure work safety, by setting standards and workplace guidelines for employees to comply with during their course of work. The company takes a variety of measures to protect workers and growing areas from fire and other natural disasters. For example, the disbursal in different provinces of its growing areas and sources of supply is intended to help prevent widespread destruction of its tree and plant inventory. There have been no industrial accidents or personal injuries reported in the company operations since commencement in 2002. The company also uses its research and development to develop other scientific solutions to help protect the plant and tree inventory. The company also has internal guidelines to reduce possibility of industrial accidents such as mishandling of heavy machinery and pesticides, as well as the impact of natural disasters, such as fires, pests and disease outbreaks and typhoons. Should an occurrence happen for which the company does not have insurance or adequate insurance, there may be an adverse economic impact on the company and its operations and financial condition.

Employees

As of December 31, 2007, the office was staffed with 108 full-time employees, of which approximately 60 have been educated in the field of agro-forestry. Due to the seasonal nature of its business, the employment structure of China Greenscape comprises a smaller number of core, permanent employees and a larger number of seasonal employees. The growing area and greenhouse are staffed with approximately 200 farmers. During the peak selling and growing seasons, which runs from March through April and November through December, the workforce is expanded with seasonal employees. At the peak of the 2007 growing and selling season, there were employed approximately 1,500 additional seasonal employees, many of which are farmers.

All of the employees are non-union. About 30% of the farmers are current owners or former farmers of the land that China Greenscape has for growing areas from the local village, who have a working knowledge of the local growing conditions. China Greenscape has not experienced any significant difficulties in recruiting employees nor has it had any labor disputes. China Greenscape believes that its labor relations are good and such is an important advantage in the labor-intensive green resources industry.

As required by PRC regulations, China Greenscape participates in statutory retirement plans organized by the respective PRC local governments. Pursuant to the relevant laws and regulation in the PRC, the company participates in defined contribution retirement plans for its employees arranged by a government organization. The company makes employer contributions to the retirement scheme at the rate of 14% of the employee’s base salary. The company’s employer contributions for the employee’s medical insurance (8%), supplementary medical insurance (1%) and injury insurance (0.6%) are also arranged by a government organization.

PRC Government Regulations

This section sets forth a summary of the most significant regulations or requirements that affect the business of China Greenscape in China.

PRC Green Resources Policies

The company is greatly dependant on the central government policies relating to the introduction and maintenance of green zones in urban areas and along highways. In accordance with the Urban Greenery Regulation, promulgated by the PRC State Counsel, the construction and development of urban green spaces is part of the national economic system and is included in the scheme and plan of the PRC social development. The PRC central government encourages research into urban landscape design and development of technologies regarding reforestation and plants. Each province is required to establish their own green resource management system. These policies require goals for minimum amounts of green space per person, and are implemented through local and regional governments and through requirements imposed on property developers. Central government policies were instituted in 2001 to create at least 10 square meters of “green” open space per capita and over 35% green coverage area in its cities by 2010 and more recently, in China’s 11th five year plan (2006-2011), the government further promoted open areas, greenbelts and parks. The company has no knowledge whether in the future 5-year plans there will be similar requirements, however, there is growing ecological awareness in China and personal affluence that will act as drivers for greater amounts of green space solutions. If the government policy is substantially scaled back, China Greenscape may be significantly affected as a result of less subsidies for its clients to use for greening projects and reduced sales. There is no assurance that the government will continue or increase its current greening and related environmental projects.

PRC Seed Laws

The tree seed business is a highly regulated activity in the PRC. For a company to enter the tree seed business, it must obtain two special licenses. One is Tree Seed Production Permit, referred to as the “Production Permit,” entitling the holder to engage in tree seed production within the region specified in the Production Permit. The Production Permit further specifies the types of tree seeds which may be produced. The second one is the Tree Seed Distribution Permit, referred to as the “Distribution Permit,” which entitles the holder to sell and distribute tree seeds within the region set forth in the Distribution Permit. In order to apply for a provincial or local Distribution Permit, the company shall meet the following minimum requirements: (i) the company shall have enough working capital according to the type and quantity of the tree seeds it owns; (ii) the company shall have appropriate facilities to operate the business; (iii) the company shall have equipment necessary for its operations; and (iv) the company shall have qualified professional personnel in charge of quality supervision, processing, storage and preservation of tree seeds.

If a company intends to apply for a national Distribution Permit, it shall also meet the following criteria in addition to the above-mentioned requirements: (i) the company shall have equipments to inspect, process, dry and store the tree seeds; (ii) the registered capital of the company shall be more than RMB20 million; (iii) the company shall have a cultivation and breeding center; and (iv) the company shall have at least three employees in charge of quality supervision and inspection of the tree seeds, who have passed the examination at the provincial level.

JSZF has a provincial Production Permit, which is valid from August 30, 2006 to August 29, 2009, and a national Distribution Permit, which entitles it to sell certain types of regular tree seeds, quality tree seeds, seedlings and flowers in any province in the PRC. The Distribution Permit held by JSZF is valid from May 20, 2005 to May 20, 2008, and the company is seeking its renewal currently. The company believes that these permits will be easily and regularly renewable.

Although there are seed laws that limit investment by foreign entities in some aspects of the larger agricultural industry, the company does not believe that any of the current seed laws presents any limitation on foreign investment in a company engaged in any aspects within the green resource business it operates. The company does not believe that its participation in the project to preserve the cymbidium orchid, a rare plant, will have any impact on its operations under the seed laws of the PRC.

Urban Landscape Architecture and Gardening Business Licensing

As reflected in the current business license of JSZF, the business scope includes landscape architecture and gardening. In accordance with the Greenery Regulation and Provisions of Management on Urban Landscape Architecture and Gardening Enterprise, if a company intends to engage in urban landscape architecture and gardening, it will be subject to a certification process and obtain an Urban Landscape Architecture and Gardening Enterprise Certificate, referred to as the “Gardening Certificate” issued by Ministry of Construction or its provincial or municipal branch, together referred to as the “Construction Authority” according to the level of the Gardening Certificate it applies for. A newly-incorporated urban landscape architecture and gardening enterprise shall apply for an Interim Urban Landscape Architecture and Gardening Enterprise Certificate, referred to as the “Interim Certificate” and the relevant Construction Authority will conduct a preliminary review on such application. Within two years after the Interim Certificate is issued, the company is subject to a substantive examination and certification by the same Construction Authority, and if approved, the Gardening Certificate will then be issued to the company.

JSZF has an Interim Certificate (Second Level) issued by Jiangsu Provincial Construction Department, which entitles it to construct comprehensive projects with regard to urban landscape architecture and gardening on the area less than 50 hectares in any province in the PRC. Since the Interim Certificate has expired, JSZF is currently preparing to apply for a Gardening Certificate, and management believes that it will be issued the license in due course.

In accordance with Forest Law and Provisions of Management in Jiangsu Province, Forestation and Greenery Construction Enterprise Qualifications, any enterprise engaging in forestation and green resource projects shall have one of several levels of Forestation and Greenery Construction Enterprise Certificate, referred to as the “Forestation Certificate” which is based on its registered capital, professional personnel, equipment and management skills. Upon passing the examination set by the Jiangsu Agriculture Bureau and obtaining the corresponding Forestation Certificate, the company is entitled to engage in the construction of forestation and greenscape projects within the scope specified in the Forestation Certificate. JSZF holds a Forestation Certificate (Second Level) issued by Jiangsu Agriculture Bureau which entitles it to construct single forestation projects in any province in the PRC within the area less than 5,000 mu (approximately equivalent to 824 acres).

Tax Benefits

JSZF is currently exempted from income tax for the sales of trees and shrubs. The sale of flowers is subject to a 12.5% income tax commencing after January 1, 2008, which is at a reduced rate from the normal income tax rate, however, on April 21, 2008, the company was awarded “Dragon Head Enterprise” status that entitles it to a zero tax rate on the sales of the flowers from that date. The “Dragon Head Enterprise” status is renewable every two years, which the company believes it will be able to obtain in future years. There is no indication how long these tax benefits will last. The central government recently has undertaken to review the corporate and income tax system within the PRC, and it is possible that there may be reductions or changes or termination of the benefit at some point in the future. Any change in the current income tax benefits will have an adverse effect on the cost of operations and margins that the company currently enjoys.

Property

JSZF has the right to use approximately 3,100 acres of land in central and eastern China, mostly in the provinces of Jiangsu and Jinangxi. Its headquarters is in Jiangsu. The table below is a list of all the properties of JSZF and a brief description of each with any payment obligations associated with its ownership or occupancy.

Location	Acreage	Method of Occupancy	Term in Year	Occupancy Payment Obligation	Principal Use
Xinqiao Town, Jiangsu Province	69 acres	Lease	7 Year term (2006-1-1) 2012-12-31)	Lease payment for prior 12 month is made once a year on 1st January each year Approximately RMB248,400/ year	Growing Base
Xinqiao Town, Jiangsu Province	820 acres	Lease	21-22 year term Will expire in 2028	Lease payment for prior 12 month is made once a year on 1st January of each year Approximately RMB2.7million - RMB 3.20 million/ year	Growing Base
De’an, Jiangxi Province	2,258 acres	Renewable lease	50 Year Term, 47 years left	Lease payment for prior 12 month is made once a year on 1st January of each year. Approximately RMB54,000/ year	Growing Base & Tree Plantation
Xinqiao Town, Jiangsu Province	2.7 acres	Renewable lease	20 year term will expire in March 2027	Lease payment for prior 12 month is made once a year on 1st January each year. Approximately RMB50,000 - RMB 80,000/ year	Office Building
Xinqiao Town, Jiangsu Province	1.3 acres	Owned	Permanent ownership of the property	Construction Cost of approximately RMB1.52 million has been paid in full	Office building
Xinqiao Town, Jiangsu Province	1 acre	Owned	Ownership of the property	Construction and purchase cost in total of ~ 1.4 million has been paid in full	Production

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
OF CHINA GREENSCAPE AND JSZF

Overview

Through our wholly-owned operating subsidiary JSZF, China Greenscape is a leading commercial nursery and landscape gardening company in China that is an important service partner and resource provider to the real estate developers and governmental agencies addressing the green environment requirements of China’s development plans. We specialize in creating, cultivating, developing and distributing high quality trees, shrubs, plants and flowers to supply the growing needs of the rapidly expanding urban city planning greenery market in China. We are committed to developing and fully utilizing our green resources, to meet the growing industrial and environment needs of China. We believe we are well positioned to expand our operations further to provide a variety of related value-added services to our customers. Our goal is to become the leading greenscape provider in China while expanding to other countries in Asia as well.

We provide our products, together with value-added services, to Chinese real estate developers, landscaping service providers and public infrastructure authorities. We have completed a number of well known greenscape projects, including “Nanjing Qinglongshan”, and “Jiangyin Qishan”, in the Yangtze River delta region. We compete on the strength of our reputation, track record, strong relationships with government clients and our ability to give expression to the vision of leading greenery initiatives.
Our nurseries are strategically located in Yangtze River delta region, where the economic, geographical, and climate conditions facilitate the expansion of our business. We have over 3,100 acres of growing areas, as well as over 16 acres of advanced automated greenhouse facilities. We currently have inventories of over 8.7 million units of trees, shrubs and plants available for distribution. We believe that the demand for greenscape within the Yangtze River delta region will continue to increase and expect to expend significant resources to meet our revenue projections in the next 5 years. We will require substantial funds in order to finance our planned acquisitions and activities. Without such funds, we may not be able to meet either our projected revenues and profit margins.

Our R&D team is responsible for our internal R&D and cloning operations. We have been awarded five patents and have filed for 17 Chinese patents related to the development of new breeds of trees and plants, including new types of bonsai trees, orchids, and our proprietary “rose tree”. We believe that strong brand equity and progressive R&D are the primary means to generate and sustain profitable growth in the future. We intend to strengthen relationships with professors in the agricultural universities of China and throughout the industry, and believe we can benefit from new breed initiatives and product development.

The length of our current contracts varies and include both long-term contracts (with durations of approximately two to four years) and short-term contracts (within one year). We provide products to landscape gardening companies who pick up products from our nursery sites, “selling only,” which is the typical arrangement under our short-term contracts. We offer customised services at an affordable cost to meet their requirements. Under short-term contracts, full payment is made by the customer upon delivery. We also provide single-source solutions to developers and local government clients who are involved in either public infrastructure projects such as greenbelts, public parks, highway and walkway tree linings, or real estate developments, which is the typical arrangement under our long-term contracts. We provide these customers with value-added services on new cities or communities during the project design phases, including free consultations on the greenscape designing and determinations as to the amount, type and location of all the greenery for the projects. Such services provide us with insight as to future projects and contracts far in advance. Under our typical long-term contracts, 60-70% of the revenue is paid upon delivery of the products and the balance is paid one or two years later. If customers responsible for a significant portion of our accounts receivable become insolvent or are otherwise unable to pay us, our liquidity and results of operations could be materially adversely affected. An economic downturn could materially adversely affect the accounts receivable, resulting in longer payment cycles and increased collection costs in excess of management’s expectations. Currently, 14% of the Company’s revenue is generated from the “selling only”, and 86% is generated from the single-source solutions.

Company History

Greenscape, formerly named Lingersake Co. Ltd., was established in the British Virgin Islands on February 5, 2007, as a limited company, to hold as a wholly owned subsidiary JSZF. JSZF is a company formed under the laws of the PRC on July 19, 2002. Greenscape is principally owned by Ms Ng Sau Lai, the chairperson of the board of directors, through a BVI corporation, Lucminton Co., Ltd of which she is the sole director, and one of six stockholders. China Greenscape also has 13 investor stockholders which hold all the China Greenscape Series A and Series C Preferred. In January 2008, JSZF acquired 100% of the equity of Jiangxi Guofeng Ecological Agricultural and Forestry Development Corporation, a company originally formed under the laws of the PRC in June 2004.

In August 2007, Greenscape received proceeds of approximately $20,000,000 from its issuance of 400,000 Series A Preferred shares. In January 2008, Greenscape received aggregate proceeds of approximately $11,100,000 from the sale of 161,890 shares of its Series C Preferred Shares to 12 institutional investors.

Critical Accounting Policies

Our consolidated financial statements which have been prepared in accordance with generally accepted accounting principles (“GAAP”) in the United States. We believe the followings are the critical accounting policies that impact the financial statements, some of which are based on management’s best estimates and judgments. While management regularly assesses its estimates on an on-going basis. actual experience may differ from these estimates.

Use of Estimates – The preparation of JSZF’s financial statements and Greenscape’s consolidated financial statements requires the management to make a number of estimates and assumptions relating to the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the period. Significant items subject to such estimates and assumptions include the recoverability of the carrying amount and the estimated useful lives of long-lived assets; valuation allowances for receivables and realizable values for inventories. Actual results could differ from those estimates.

We continually evaluate these estimates based on our own experience, knowledge and assessment of current business and other conditions, our expectations regarding the future based on available information and reasonable assumptions, which together form our basis for making judgements about matters that are not readily apparent from other sources. Since the use of estimates is an integral component of the financial reporting process, our actual results could significantly differ from those estimates. Some of our accounting policies require a higher degree of judgment than others in their application. When reading JSZF’s financial statements and Greenscape’s consolidated financial statements, you should consider:

•	Our selection of critical accounting policies;

•	The judgment and other uncertainties affecting the application of such policies;

•	The assumptions and the purpose for the preparation of the pro-forma financial statements

•	The sensitivity of reported results to changes in conditions and assumptions.

Principles of Consolidation - The consolidated financial statements include the accounts of Greenscape and the accounts of our subsidiary, JSZF. All significant intercompany balances and transactions have been eliminated in consolidation.

Economic and Political Risks– Substantially all of our sales are to the customers in the PRC and all of our assets are located in the PRC. Our operations may be adversely affected by significant political, economic and social uncertainties in the PRC. Although the Chinese government has pursued economic reform policies in the last 25 years, it is impossible to predict whether or not the government will continue to pursue such policies or whether or not such policies will be significantly altered, especially in the event of a change in leadership, social or political disruption or unforeseen circumstances affect China’s political, economic and social conditions. We can give no assurance that the Chinese government’s pursuit of economic reforms will be consistent or effective.

Revenue Recognition– Revenue is primarily generated from sales of plants and forestry products. Revenue is recognized when products are delived and the customer takes ownership and assumes risk of loss, collection of the relevant receivable is probable, and the sales price is fixed or determinable.

Other Income Recognition– Government grants are recognized as income on a systematic basis over the periods which they are intended to benefit. Grants that relate to revenues are recognized in the same period as the related revenues are reflected; grants that relate to current expenses are reflected in the same period as the related expenses are reported. Grants based on other performance criteria are reflected in income in the period in which the related performance criteria are met. Grants that relate to depreciable property and equipment are reflected in income over the useful lives of the related assets.

Accounts Receivable– Accounts receivable are recorded at the invoiced amount after deduction of trade discounts and allowances, if any, and do not hear inerest. The allowance for doubtful accounts is management’s best estimate of the amount of probable credit losses in our existing accounts receivable. Management determines the allowance based on historical write-off experience, customer specific facts and economic condition. We record a general provision for doubtful collections based on the estimation of 5% of the outstanding trade accounts receivable at the end of the period.

Comprehensive Income– Comprehensive income is defined to include all changes in equity except those resulting from investments by owners and distributions to owners. Among other disclosures, all items that are required to be recognised under current accounting standards as components of comprehensive income are required to be reported in a financial statement that is presented with the same prominence as other consolidated financial statements. Our current components of other comprehensive income are the foreign currency translation adjustments.

Income Taxes - All of our income is generated in the PRC. Pursuant to the circular No.171 issued by the Chinese National Tax Bureau dated November 1, 2001, we are exempted from income taxes. Similar entities in the industry are also exempted from income taxes. Further notice or future tax changes are unknown and their impact on the Company's financial statements cannot be estimated.

Pension and Postretirement Benefit Plans - Pursuant to the relevant laws and regulations in the PRC, we participate in defined contribution retirement plans for our employees arranged by a governmental organization. The required contributions under the retirement plans are charged to the statements of operations as and when the related employee service is provided.

Plant and Equipment - Property, plant, and equipment are stated at cost less accumulated depreciation. Depreciation expense is recognized using the straight-line method to the asset's estimated residual value over the estimated useful lives of the assets.

Construction in Progress - Construction in progress represents property, plant and equipment under construction and pending installation and is stated at cost less accumulated impairment losses, if any. No provision for depreciation is made on construction in progress until such time as the relevant assets are completed and are available for intended use. When the assets concerned are brought into use, the costs are transferred to property, plant and equipment and depreciated in accordance with the policy as stated in the preceding paragraphs.

Impairment of Long-Lived Assets - Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. It is reasonably possible that these assets could become impaired as a result of technology or other industry changes. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the estimated undiscounted future cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the asset exceeds the fair value of the asset. When applicable, assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell, and are no longer depreciated. During the reporting years, there was no impairment loss.

Inventories - Inventories are stated at the lower of cost or market value. Cost of material is determined using the weighted average cost method. Cost of work in progress comprises direct material and direct production costs. Inventories are comprised of scrubs and plants for growing and valuable trees of different types, aging from 50 years to 500 years or more, used mainly for environmental projects.

Cash – We maintain bank accounts in the PRC and in Hong Kong.

Foreign Currency Translation– Our business is currently conducted in and from China and all transactions are conducted in the Chinese currency Renminbi. All references to “Renminbi” and “RMB” are to the legal currency of China and all references to U.S. dollars, $, and US$ are to the legal currency of the United States. We make no representation that any Reminbi or U.S. dollar amounts could have been, or could be, converted into U.S. dollars or Reminbi, as the case may be, at any particular rate, the rates used by us, or at all. Renminbi is not a freely convertible currency and the remittance of funds out of the PRC is subject to the exchange restrictions imposed by the PRC government. As a result, changes in the exchange rate of Renminbi to the U.S. dollar will affect our sales, cost of sales, and operating margins and could result in exchange losses. The impact of future exchange rate fluctuations on our results of operations cannot be accurately predicted.

The financial statements are presented in United States dollars by translating from RMB using year-end exchange rate as to assets and liabilities and average exchange rates as to revenues and expensesand the historical exchange rates to capital accounts when the capital transactions occurred.

Contingencies - In the normal course of business, the Company is subject to contingencies, including legal proceedings and claims arising out of the businesses that relate to a wide range of matters, including among others, product liability. The Company records accruals for such contingency based upon the assessment of the probability of occurrence and, where determinable, an estimate of the liability. Management may consider many factors in making these assessments including past history, scientific evidence and the specifics of each matter. As management has not become aware of any product liability claim arising from any incident over the last three years, we have not recognized a liability for product liability claims.

Internal Controls over Financial Reporting

JSZF was established as a privately owned company. We have recognized the need to improve certain internal accounting controls. In order to improve the efficiency and the quality of internal controls over financial reporting, we have already taken certain actions to bring our internal control standard to the compliance level of the Sarbanes-Oxley Act. We have enaged an internationally recognised independent auditing firm to work with the Company as the first step in that process.

Result of Operations

The following table sets forth our wholly owned subsidiary’s results of operations for the years ended December 31, 2007 and 2006 in U.S. dollars:

	Year Ended December 31,
	2007	2006	2005
	JSZF	JSFZ	JSFZ
Revenues	$33,257,341	$28,773,416	$18,900,265

Cost of revenues	(14,789,434)	(14,701,640)	(7,149,341)

Gross profit	$18,467,907	$14,071,776	$11,750,924

Sales and general administrative expenses	(1,315,392)	(838,423)	(1,429,839)

Operating income	$17,152,515	$13,233,353	$10,321,085

Financial and other costs	(798,653)	(446,579)	(150,412)
Interest income	$377,203	$13,890	$7,749
Other income	$36,837	$380,431	$9,125

Income before income taxes	$16,767,902	$13,181,095	$10,187,547

Income tax expense	$-	$-	-$ 8,066

Net Income	$16,767,902	$13,181,095	$10,179,481

Years Ended December 31, 2007 and 2006

Revenues: Sales of products for the year ended December 31, 2007 was approximately $33.3 million, an increase of approximately $4.5 million, or 15%, from $28.8 million for the comparable period ended December 31, 2006. The increase was primarily due to the increase in the number of the long-term contracts and the revenue generated from the execution of such contracts based on our strong brand equity and our sustainable ability to access to new markets.

Cost of revenues: Cost of revenues for the year ended December 31, 2007 was approximately $14.8 million, a slight increase of approximately $0.1 million from $14.7 million for the year ended December 31, 2006. The minor increase was primary due to the benefits from the value added service to our customers. Being involved in the early stages of project planning allows us to utilize our existing inventories in priority. Additionally by mixing and matching high margin trees and low margin shrubs in customer projects, we are able to maintain operating margins of over 50%. We believe that our historical operating margins are achievable in the future provided we maintian competitive advantages of quality, quantity, and diversities in our inventory.

Selling and administrative expenses: Selling and administrative expenses for the year ended December 31, 2007 was approximately $1.3 million, an increase of approximately $0.5 million from $0.8 million for the year ended December 31, 2006. The increase was partly due to the increased bad debt provision made on outstanding accounts receivable due over 12 months in 2006.

Interest expenses: Interest expense for the year ended December 31, 2007 was approximately $798,653, an increase of approximately $352,074 from $446,579 for the year ended December 31, 2006. The increase was primary due to the interest income of $348,623 from the unrelated companies whom we made advances to in the period of January 2007 to May 2007 during the twelve months ended December 31, 2007.

Interest income: Interest income for the year ended December 31, 2007 was approximately $377,203, an increase of approximately $363,313 from $13,890 for the year ended December 31, 2006. The increase was primary due to an increase in cash balances maintained in banks during the twelve months ended December 31, 2007.

Other income: The receipt of government grants that is recognised as other income. For the year ended December 31, 2007 it was approximately $36,873, a decrease of approximately $343,594 from $380,431 for the year ended December 31, 2006. The receipt of the government grants is not be compared between the years as it is subject to the government approval of such grant related applications.

Net income: Net income for the year ended December 31, 2007 was approximately $16.8 million, an increase of approximately $3.6 million, or 27%, as compared to approximately $13.2 for the year ended December 31, 2006.

Years Ended December 31, 2006 and 2005

Revenues: Sales of products for the year ended December 31, 2006 was approximately $28.8 million, an increase of approximately $9.9 million, or 52.4%, from $18.9 million for the comparable period ended December 31, 2005. The increase was due to our ability to maintain our existing customers and our ability to access new customers during the year ended December 2006.

Cost of revenues: Cost of revenues for the year ended December 31, 2006 was approximately $14.7 million, an increase of approximately $7.6 million, or 100%, from $7.2 million for the year ended December 31, 2005. The extraordinary increase was primary due to the over 60% gross margin resulting from the execution of Nanjing Qinlongshan project in 2005, which accounted for over 95% of the total revenues in 2005. We do not believe that Nanjing Qinglongshan greenscape project is representative of our typical long-term projects.

Selling and administrative expenses: Selling and administrative expenses for the year ended December 31, 2006 was approximately $0.8 million, a decrease of approximately $0.6 million, or 42%, from $1.4 million for the year ended December 31, 2005. The decrease was primarily because the bad debt provision made in 2005 on Qinglongshang project approximately $0.8 million which was reversed in 2006.

Interest expense: Interest expense for the year ended December 31, 2006 was approximately $446,579, an increase of approximately $316,167 from $150,412 for the year ended December 31, 2005. The increase was primary due to an increase in interest expense on outstanding bank loans during the twelve months ended December 31, 2006.

Interest income: Interest income for the year ended December 31, 2006 was approximately $13,890, an increase of approximately $6,141 from $7,749 for the year ended December 31, 2005. The increase was primary due to an increase in amounts of cash on deposit during the twelve months ended December 31, 2006.

Other income:  The receipt of government grants that recognised as other income. For the year ended December 31, 2006, it was approximately $380,431, an increase of approximately $371,306 from $9,125 for the year ended December 31, 2005. The receipt of the government grants is not be compared between the years as it is subject to the government approval of such grant related applications.

Income tax expens. We are exempted from all kinds of the income tax because we are the grower of the trees, plants and flowers. Income tax expense in fiscal year 2005 represented taxes on consulting services that the company provided.

Net income: Net income for the year ended December 31, 2006 was approximately $13.2 million, an increase of approximately $3.0 million, or 29%, as compared to approximately $10.2 for the year ended December 31, 2005.

Liquidity and Capital Resources

At December 31, 2007, we had cash and equivalents of $17,947,288. We have historically financed our business operations with cash flows generated from operations, as well as through the borrowings of short-term bank loans and stockholders’ paid-in capital.

In addition, we received unsecured loans from previous stockholders of JSZF at zero interest and a term of eight years from June 1, 2007 to May 31, 2015. We are not required to repay the loans during the first four years. After May 31, 2011, 15%, 30%, 30%, and 25% of the loans are repayable in the first, second, third and fourth year respectively.

At December 31, 2007, we had outstanding short-term loans payables with Bank of Communications and the Industrial and Commercial Bank secured by the guarantee of a third party, interest is charged at 5% to 6% per annum.

In August 2007, we received proceeds from the issuance of 400,000 Series A Preferred Shares of US $50 each from Chardan China Investment LLC. With these proceeds, we acquired 100% of Jiangxi Guofeng’s inventories of over 4 million trees and seedlings on the land of 2,300 acres in August 2007. In January 2008, we received aggregate proceeds of approximately $11,100,000 from the sale of 161,890 shares of our Series C Preferred Shares to 12 institutional investors. With these proceeds, we acquired inventories from Jiangyin Chengfeng Ecological Agricultural and Forestry Development Corporation’s.

Working capital management, including inventory acquisition, prompt and diligent billing and collection, is an important factor in our results of operations and liquidity. We believe that our available funds, cash generated from operations, together with our access to financing sources, will provide us with sufficient capital for a sustainable operation; however, we have planned to acquire additional inventories to meet our future revenue projections.

Additional capital for these planned acquisitions may be required that is in excess of our liquidity, requiring us to raise capital resources that will depend on the prevailing money market conditions, interest rates, and our existing financial position and result of operations. We cannot be assured that such funding will be available.

The following table sets forth a summary of our cash flows for the periods indicated:
	12 Months Ended December 31,
	2007	2006
	JSZF	JSZF
	Audited	Audited
	(In Thousands US$)

Net cash (used in) generated from operating activities	$(2,575)	$9,829
Net cash used in investment activities	(269)	(855)
Net cash generated from financing activities	9,618	-
Effect of foreign exchange rate changes	1,615	267
Net increase in cash	$8,390	$9,241
Cash at beginning of the year	9,509	268
Cash at end of period	$17,899	$9,509

Net cash (used in) generated from operating activities. Net cash used in operating activities was $2.6 million for the year ended December 31, 2007, compared to net cash generated from operations of $9.8 million for the year ended December 31, 2006. The change is primarily the result of an increase in inventory in the amount of approximately $33million during the year ended December 31, 2007, compared to an increase of $13 million during the same period in 2006, and an increase in trade account payables, and decrease in prepayments and other receivables for the year ended December 31, 2007.

Net cash used in investment activities. Net cash used in investment activities was $0.27 million for the year ended December 31, 2007, as compared to $0.86 million for the year ended December 31, 2006. The change was primary the result of decreases in capital expenditure for the year ended December 31, 2007 as compared to the year ended December 31, 2006.

Net cash generated from - financing activities. Net cash generated from financing activities was $9.6 million for the year ended December 31, 2007, nil for the year ended December 2006. This change was primary the result of the issue of the capital of $19.8 million off-set the dividend payment of $10.2 million in the fiscal year 2007.

We believe that our current cash flow from operations and from financing will be sufficient to meet our anticipated cash needs for working capital and capital expenditure needs and for next 12 months. However, it is possible that the cash requirement could increase beyond current forecasts as a result of a number of factors, including unfavorable timing of cash collections of accounts receivable and cash payments for costs and expenses, or the decision to increase business development activities including tree plantation, potential investment or acquisition opportunities.

Contractual Obligations

The following table describes our contractual and commercial commitments and obligations as of December 31, 2007:

	Payment due by period (in $)
	Total	Less Than 1 Year	2 - 3 Year	4 - 5 Year	More Than 5 Years
Land Lease	$8,193,772	$376,045	$752,090	$752,090	$6,313,547
Unsecured Loans	$32,901,050	-	-	$14,805,473	$18,095,577

Off-Balance Sheet Arrangements

There are no off balance shee arrangements.

Seasonality

Our business is highly seasonal. A majority of projects are typically put on hold during January and February because it becomes too cold to transport and re-plant most trees and shrubs. In addition, there is also limited planting in July and August due to the extreme heat. Therefore, most of our revenue is generated from March through June and From September through December.

Quantitative and Qualitative Disclosure Regarding Market Risk

Credit Risk

We are exposed to credit risk from our cash deposited in our bank and accounts receivable. The credit risk on cash in the bank is limited because the counterparts are recognised financial institutions. Trade accounts receivables are subject to credit evaluations. We periodically record a provision for doubtful collections based on an evaluation of the collectability by assessing, among other factors, the customer’s willingness or ability to pay, repayment history, general economic conditions and our ongoing relationship with the customers.

Foreign Currency Risk

The functional currency of our company is the Renminbi (RMB). Substantially all of our operations are conducted in the PRC. Our sales and purchases are conducted within the PRC in RMB. The RMB is not freely convertible into foreign currency and all foreign exchange transactions must take place through authorised institutions. Both the conversion of RMB into foreign currencies and remittance of foreign currencies abroad require approval of the PRC government. Although the PRC has stated its intention to support the value of the RMB, there can be no assurance that such exchange rate will not again become volatile or that the RMB will not devalue significantly against U.S. dollar. Exchange rate fluctuations may adversely affect the value, if converted into U.S. dollar, of our net assets and income derived from our operations in the PRC.

Interest Rate Risk

As our bank loans are short-term borrowings, we believe our exposure to interest rate risk is not material. We do not use any derivative financial instruments to manage interest rate risks.

Inflation Risk

The rapid growth of the PRC economy has historically resulted in high levels of inflation. If the government tries to control inflation, it may have an adverse effect on the business climate and business expansion in the PRC. An economic slowing down could have an adverse effect on our sales and may increase costs. If inflation is allowed to proceed unchecked, our costs would likely increase, and these can be no assurance that it would be able to increase prices to an extent that would offset the increase in expenses.

Taxation Risk

Under current PRC tax laws, regulations and rulings, we are exempted from withholding taxes with respect to dividends paid to stockholders of PRC companies outside the PRC. If the foregoing exemption is eliminated, we may be required to withhold such taxes, which will reduce its revenues as a parent company and the amount of retained earnings that may be distributed to its stockholders.
We are currently exempted from all kinds of income taxes. If this tax holiday benefit is eliminated, it will adversely affect our result of operations.

Country Risk

While China’s economy has experienced significant growth in the past twenty years, growth has been uneven, both geographically and among various sectors of the economy. The Chinese government has promoted a “green move” since 2002, encouraging the greenery business. But our operating results and financial condition may be adversely affected, if there are any changes in any policies, taxation regulations by the Chinese government, which could negatively affected our financial results, including our ability to generate revenues and profits.

New Accounting Pronouncements

On September 15, 2006, the FASB issued SFAS No. 157, "Fair Value Measurements" ("SFAS 157"). SFAS 157 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. SFAS 157 is effective as of the beginning of the first fiscal year beginning after November 15, 2007. The adoption of this statement did not have a material effect on the Company's financial condition and results of operations.

In September 2006, FASB issued SFAS No. 158, Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No 87, 88, 106 and 132(R) (SFAS 158). SFAS 158 requires the recognition of the overfunded or underfunded status of a defined benefit postretirement plan as an asset or liability in the statement of financial position and the recognition of changes in that funded status in the year in which the changes occur through comprehensive income. SFAS 158 also requires the measurement of the funded status of a plan as of the date of the year-end statement of financial position. The Company does not anticipate that the adoption of this statement will have a material effect on the Company’s financial condition and results of operations.

On February 15, 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities: Including an amendment of FASB Statement No. 115 (SFAS 159). SFAS 159 permits all entities to elect to measure many financial instruments and certain other items at fair value with changes in fair value reported in earnings. SFAS 159 is effective as of the beginning of the first fiscal year that begins after November 15, 2007, with earlier adoption permitted. The Company does not anticipate that the adoption of this statement will have a material effect on the Company’s financial condition and results of operations.

In December 2007, The FASB issued SFAS No. 141 (revised 2007), "Business Combinations" ("SFAS 141R"), which replaces FASB Statement no. 141. SFAS 141R establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, any non-controlling interest in the acquiree and the goodwill acquired. The Statement also establishes disclosure requirements that will enable users to evaluate the nature and financial effects of the business combination. SFAS 141R is effective as of the beginning of an entity's fiscal year that begins after December 15, 2008, which will be the Company's fiscal year that begins after December 15, 2008. The Company is currently evaluating the potential impact, if any, of the adoption of SFAS 141R on the Company's financial condition, results of operations and cash flows.

In December 2007, the FASB issued SFAS No. 160, "Noncontrolling Interests in Consolidated Financial Statements - an amendment of ARB No. 51 (SFAS 160)." SFAS 160 requires that accounting and reporting for minority interests will be recharacterized as noncontrolling interests and classified as a component of equity. SFAS 160 also establishes reporting requirements that provide sufficient disclosures that clearly identify and distinguish between the interests of the parent and the interests of the noncontrolling owners. SFAS 160 applies to all entities that prepare consolidated financial statements, except not-for-profit organizations, but will affect only those entities that have an outstanding noncontrolling interest in one or more subsidiaries or that deconsolidate a subsidiary. This statement is effective as of the beginning of an entity's first fiscal year beginning after December 15, 2008. Based upon the December 31, 2007 balance sheet, the impact of adopting SFAS 160 would be to reclassify in minority interests in consolidated subsidiaries from total liabilities to a separate component of owners' equity.

In December 2007, SAB 109 supersedes SAB 105, "Application of Accounting Principles to Loan Commitments", provided that the expected net future cash flows related to the associated servicing of the loan should be included in the measurement of all written loan commitments that are accounted for at fair value through earnings. SAB 105 also indicated that internally-developed intangible assets should not be recorded as part of the fair value of a derivative loan commitment. The Company does not believe that the adoption of this statement will have a material effect on the Company's financial condition and results of operations.

Management does not believe that any other recently issued, but not yet effective accounting pronouncements, if adopted, would have a material effect on the accompanying financial statements.

INFORMATION ABOUT SHINE MEDIA

Business of Shine Media

General

Shine Media is a blank check company, and it was organized under the laws of the State of Delaware on June 24, 2005. Shine Media was formed to acquire direct or indirect ownership through a merger, capital stock exchange, asset or stock acquisition or other similar business combination, or control through contractual arrangements, of one or more operating businesses in China. The original intention was to seek an acquisition opportunity within the media and advertising industry in China. The certificate of incorporation does not require the company to seek a business combination within any specific industry; therefore the board believes the company is permitted under the terms of its certificate of incorporation to expand the search to other industries outside the media and advertising industries and ultimately to conclude an acquisition in another industry. On this basis, the company is seeking the acquisition of China Greenscape.

Proceeds Held in Trust

On July 12, 2005, Shine Media completed a private placement whereby certain of the officers and directors purchased an aggregate of 1,500,000 shares at $0.017 per share, generating gross proceeds of $25,000.

On December 20 and December 27, 2006, Shine Media consummated a private placement and initial public offering of 133,333 units and 6,000,000 units, respectively. Each unit consisted of one share of our common stock and two warrants. Each warrant entitles the holder to purchase one share of common stock at an exercise price of $5.00 per share. The units sold in the private placement and initial public offering were sold at an offering price of $6.00 per unit, generating gross proceeds of $800,000 and $36,000,000 respectively. After deducting the underwriting discounts and commissions, the placement fee and the offering expenses, the net proceeds to us from the offering and the private placement were $33,617,500. Of this amount, $600,000 was released to Shine Media to be used for business, legal and accounting due diligence on prospective business combinations and continuing operating expenses. The remaining balance of $33,017,500 was deposited into a trust account. On January 25, 2007, Shine Media consummated the public sale of 900,000 additional units pursuant to the exercise by the underwriters of their over-allotment option granted as part of the initial public offering. After deducting the underwriting discounts and commissions, an additional $5,211,000 was deposited into the trust account. In connection with the initial public offering and exercise of the over-allotment, the underwriters agreed to defer payment of approximately $1,035,000 of the discounts and commissions on the public sale of the securities, equal to 2.5% of the gross proceeds, which amount will be paid only on consummation of a business combination.

Prior to the initial public offering, Shine Media issued certain of the pre-initial public offering stockholders (hereafter, the stockholders prior to the initial public offering, including all of the officers and directors of the company defined as “Pre-IPO Stockholders”) options to purchase such additional number of shares as would be necessary to maintain their ownership of 20% of the outstanding shares (excluding the shares purchased in the private placement) after the offering in the event the underwriters exercised the over-allotment option. These options were exercised at $.017 per share on January 25, 2007, in connection with the sale of the securities under the over-allotment option, and the company issued 225,000 shares of common stock to ce rtain of Pre-IPO Stockholders.

Fair Market Value of Target Business

The initial business combination must be with one or more operating businesses the fair market value of which, collectively, is equal to at least 80% of the net assets at the time of consummating the acquisition. The business combination may be accomplished by identifying and acquiring a single business or multiple operating businesses contemporaneously. There is no limitation on the ability to raise funds privately or through loans that would allow Shine Media to acquire a company or companies with a fair market value in excess of 80% of our net assets at the time of consummating the acquisition; however, management has no current plans or agreements to enter into any such financing arrangements. Shine Media may acquire less than a 100% interest (but will not acquire less than a controlling interest) in one or more target businesses for the initial business combination, in which case the aggregate fair market value of the interest or interests acquired must equal at least 80% of the net assets at the time of consummating the acquisition. The fair market value of an interest in a target business will be calculated based on the fair market value of the portion of the business acquired and not on the fair market value of the business as a whole.

Stockholder Approval of Business Combination

Shine Media will proceed with the acquisition of Green China Resources only if a majority of all of the outstanding shares of Shine Media is voted in favor of the stock purchase and redomestication merger proposals. The stockholders existing prior to the initial public offering have agreed to vote their common stock on these proposals in accordance with the vote of the majority offering. If the holders of 20% or more of Shine Media's common stock vote against the stock purchase proposal and demand that Shine Media convert their shares into, their pro rata share of the trust account, then Shine Media will not consummate the stock purchase. In this case, Shine Media would be able to present another potential business combination to its stockholders, subject to the time limitations set forth below.

Liquidation if no business combination

If Shine Media does not complete a business combination by December 27, 2008, Shine Media will be dissolved. Pursuant to, among other documents, the fourth amended and restated certificate of incorporation, if Shine Media does not complete a business combination within 24 months after the consummation of the initial public offering, the purpose and powers of the company will be limited to dissolving, liquidating and winding up. The board views this obligation to dissolve and liquidate as an obligation to the stockholders and the board of directors will not take any action to amend or waive any provision of our certificate of incorporation to allow it to survive for a longer period of time. Upon dissolution, the company will distribute to all of the public stockholders, in proportion to their respective equity interest, an aggregate sum equal to the amount in the trust account, inclusive of any interest (net of taxes payable and up to $600,000 of interest earned on the trust account that was released to Shine Media to fund our working capital). The Pre-IPO stockholders have waived their rights to participate in any liquidation distribution with respect to the shares they acquire prior to this offering and have also agreed to vote in favor of any plan of dissolution and distribution which is presented to the stockholders for vote. There will be no distribution from the trust account with respect to the any of the warrants which will expire worthless. The company will pay the costs of dissolution and liquidation, which are currently estimated to be approximately $50,000 to $75,000, from any remaining assets outside of the trust account.

It is anticipated that, if Shine Media is unable to complete the business combination, the following will occur:

•
its board of directors will convene and adopt a specific plan of dissolution and liquidation, which it will then vote to recommend to Shine Media's stockholders; at such time it will also cause to be prepared a preliminary proxy statement setting out such plan of dissolution and liquidation as well as the board's recommendation of such plan;

•	Shine Media will promptly file a preliminary proxy statement with the Securities and Exchange Commission;

•
if the Securities and Exchange Commission does not review the preliminary proxy statement, then, 10 days following the filing of such preliminary proxy statement, Shine Media will mail the definitive proxy statement to its stockholders, and 30 days following the mailing of such definitive proxy statement, Shine Media will convene a meeting of stockholders, at which they will vote on the plan of dissolution and liquidation; and

•
if the Securities and Exchange Commission does review the preliminary proxy statement, Shine Media currently estimates that u\it will receive their comments 30 days after the filing of such proxy statement. Shine Media would then mail the definitive proxy statement to stockholders following the conclusion of the comment and review process (the length of which cannot be predicted with any certainty, and which may be substantial) and Shine Media will convene a meeting of stockholders at which they will vote on the plan of dissolution and liquidation.

In the event Shine Media seeks stockholder approval for a plan of dissolution and liquidation and does not obtain such approval, it will nonetheless continue to pursue stockholder approval for its dissolution. Shine Media will not liquidate the trust account unless and until stockholders approve such a plan of dissolution and liquidation. Accordingly, the foregoing procedures may result in substantial delays in Shine Media's liquidation and the distribution to public stockholders of the funds in the trust account and any remaining net assets as part of such a plan of dissolution and liquidation.

If Shine Media were to expend all of the net proceeds of the initial public offering, other than the proceeds deposited in the trust account, the per-share liquidation price as of _______, 2008 (record date) would be $____, or $0.___ less than the per-unit offering price of $5.00 in Shine Media's initial public offering. The proceeds deposited in the trust account could, however, become subject to the claims of Shine Media's creditors and there is no assurance that the actual per-share liquidation price will not be less than $____, due to those claims. If Shine Media liquidates prior to the consummation of a business combination, David Y. Chen and Hock Ong, each an officer and/or director of Shine Media, will be personally liable to pay debts and obligations to vendors and certain other entities that are owed money by, or hold a claim against Shine Media, in an amount in excess of the net proceeds of Shine Media's initial public offering not held in the trust account. There is no assurance, however, that they would be able to satisfy those obligations.

Additionally, if Shine Media is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against it that is not dismissed, the proceeds held in the trust account could be subject to applicable bankruptcy law, and may be included in Shine Media's bankruptcy estate and subject to the claims of third parties with priority over the claims of its stockholders. Also, in any such case, any distributions received by stockholders in a dissolution might be viewed under applicable debtor/creditor and/or bankruptcy laws as either a "preferential transfer" or a "fraudulent conveyance." As a result, a bankruptcy court could seek to recover all amounts received by Shine Media's stockholders in a dissolution. Furthermore, because Shine Media intends to distribute the proceeds held in the trust account to public stockholders as soon as possible after a dissolution, this may be viewed or interpreted as giving preference to the public stockholders over any potential creditors with respect to access to or distributions from Shine Media's assets. In addition, Shine Media's board of directors may be viewed as having breached their fiduciary duties to creditors and/or may have acted in bad faith, and thereby exposing itself and Shine Media to claims of punitive damages, by paying public stockholders from the trust account prior to addressing the claims of creditors and/or complying with certain provisions of the Delaware General Corporation Law with respect to its dissolution and liquidation. Management cannot assure you that claims will not be brought against Shine Media for these reasons.

To the extent any bankruptcy or other claims deplete the trust account, Shine Media cannot assure you it will be able to return to public stockholders at least $______ per share.

Under Sections 280 through 282 of the Delaware General Corporation Law, stockholders may be held liable for claims by third parties against a corporation to the extent of distributions received by them in a dissolution. Pursuant to Section 280, if the corporation complies with certain procedures intended to ensure that it makes reasonable provision for all claims against it, including a 60-day notice period during which any third-party claims can be brought against the corporation, a 90-day period during which the corporation may reject any claims brought, and an additional 150-day waiting period before any liquidating distributions are made to stockholders, any liability of a stockholder with respect to a liquidating distribution is limited to the lesser of such stockholder's pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would be barred after the third anniversary of the dissolution. Although Shine Media will seek stockholder approval to liquidate the trust account to public stockholders as part of a plan of dissolution and liquidation, it will seek to conclude this process as soon as possible and as a result does not intend to comply with those procedures. Because Shine Media will not be complying with the foregoing provisions, Section 281(b) of the Delaware General Corporation Law requires it to adopt a plan that will provide for payment, based on facts known to it at such time, of (i) all existing claims, (ii) all pending claims and (iii) all claims that may be potentially brought against it within the subsequent 10 years. Accordingly, Shine Media would be required to provide for any creditors known to it at that time or those that it believes could be potentially brought against it within the subsequent 10 years prior to distributing the funds held in the trust to stockholders. Shine Media cannot assure you that it will properly assess all claims that may be potentially brought against it. As such, stockholders could potentially be liable for any claims to the extent of distributions received by them in a dissolution (but no more) and any liability of stockholders may extend well beyond the third anniversary of the dissolution. However, because Shine Media is a blank check company, rather than an operating company, and its operations have been limited to searching for prospective target businesses to acquire, the only likely claims to arise would be from vendors and service providers to whom it owes money and potential target businesses, all of whom we've received agreements waiving any right, title, interest or claim of any kind they may have in or to any monies held in the trust account. As a result, Shine Media believes the claims that could be made against it will be limited, thereby lessening the likelihood that any claim would result in any liability extending to the trust. Shine Media therefore believes that any necessary provision for creditors will be reduced and should not have a significant impact on its ability to distribute the funds in the trust account to public stockholders. Nevertheless, management cannot assure you of this fact. As a result, if Shine Media liquidates, the per-share distribution from the trust fund could be less than $5.36.

The stockholders holding shares of Shine Media common stock issued in the initial public offering will be entitled to receive funds from the trust account only in the event of Shine Media's liquidation or if the stockholders seek to convert their respective shares into cash and the stock purchase is actually completed. In no other circumstances shall a stockholder have any right or interest of any kind to or in the trust account.

Facilities

Shine Media maintains executive offices at 29 Level, Central Plaza, 381 Huai Hai Zhong Road, Shanghai, PRC, 200020. The cost for this space is included in a $10,000 per-month fee that Shine Media pays for general and administrative services to Shine Media Group Limited, and affiliate of David Y. Chan, Chief Executive officer, president and a directors of the company.

Employees

Shine Media has four directors and three officers. These individuals are not obligated to contribute any specific number of hours to Shine Media's business per week, and they intend to devote only as much time as they deem necessary to Shine Media's affairs. Shine Media has no paid employees.

Periodic Reporting and Audited Financial Statements

Shine Media has registered its securities under the Securities Exchange Act of 1934 and has reporting obligations, including the requirement to file annual and quarterly reports with the SEC. In accordance with the requirements of the Securities Exchange Act of 1934, Shine Media' s annual reports will contain financial statements audited and reported on by Shine Media's independent accountants. Shine Media has filed with the Securities and Exchange Commission a Form 10-KSB covering the fiscal year ended December 31, 2007 and Forms 10-Q covering the fiscal quarter ended March 31, 2008.

Legal Proceedings

There are no legal proceedings pending against Shine Media.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITIONAND RESULTS OF OPERATIONS OF SHINE MEDIA

Plan of Operations

Overview

Shine Media was formed on June 24, 2005, to serve as a vehicle to effect a merger, capital stock exchange, asset or stock acquisition or other business combination with one or more operating businesses in China. The initial focus was on a business combination with a company operating in the media or advertising industry, however, under the current regulatory environment in China and the difficulties of locating suitable targets, have resulted in the company expanding its consideration of acquisition targets. The certificate of incorporation does not limit a proposed business combination within a specified industry.

The initial business combination must be with one or more operating businesses whose fair market value, collectively, is equal to at least 80% of the net assets at the time of acquisition. This business combination may be accomplished by identifying and acquiring a single business or multiple operating businesses contemporaneously.

Shine Media is using the cash derived from the proceeds of its public offering, capital stock, debt or a combination of cash, capital stock and debt, to effect a business combination.

There is no limitation on the company ability to raise funds privately or through loans that would allow it to acquire a company or companies with a fair market value in excess of 80% of the net assets at the time of the acquisition; however, management has no current plans or agreements to enter into any such financing arrangements. The company may acquire less than a 100% interest (but will not acquire less than a controlling interest) in one or more target businesses for the initial business combination, in which case the aggregate fair market value of the interest or interests acquired must equal at least 80% of the net assets at the time of such acquisition. The fair market value of an interest in a target business will be calculated based on the fair market value of the portion of the business acquired and not on the fair market value of the business as a whole.

At March 31, 2008, Shine Media had not yet engaged in any business operations associated with an acquired business. Subsequent to the first fiscal quarter, on May 8, 2008, the company entered into a securities purchase agreement to acquire China Greenscape and its subsidiary operating in China, JSZF. All our business activity since inception has related to the company’s formation, consummation of the initial public offering, identification and evaluation of target company opportunities, and negotiation and signing the securities purchase agreement with China Greenscape. For the balance of the fiscal year, until the consummation of the securities purchase agreement, the business of Shine Media will be focused on the consummation of the acquisition.

Critical Accounting Policies

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

Management does not believe that any recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying financial statements.

Results of Operations for the Year Ended December 31, 2007

The company reported interest income of $1,734,516 and a net profit of $648,254 for the year ended December 31, 2007. The interest income was mostly generated by the funds in the trust account into which the proceeds of our initial public offering (including over-allotment proceeds) and the December 2007 private placement were deposited. Such income may only be released from the trust account to be used to pay the taxes thereon, and up to $600,000 of such income, subject to the tax obligations, may be released for use in connection with the identification and consummation of a business combination. This amount of $600,000 was released to the Company on June 28, 2007.

During the year ended December 31, 2007, the company incurred $68,099 in professional fees and $365,264 of other operating expenses related to office expenses of $120,000, and to the expenses of seeking and evaluating a business combination. These amounts were paid from the net proceeds of the initial public offering that were not deposited into the trust account and the funds released from the trust account. Shine Media also has provided for $589,735 in income taxes.

During the year, the company earned interest income of $1,734,516 on the net proceeds from the sale of the securities in the initial public offering and the December 2007 private placement, and the subsequent exercise of the over-allotment option. The income was earned primarily from the interest on United States T-Bills that were purchased with those proceeds on deposit. Until the company enters into a business combination, it will not generate operating revenues from a business enterprise.

Results of Operations for the Three Month Periods Ended March 31, 2008 and 2007

For the three month period ended March 31, 2008, the company earned interest income of $325,411. For the same period ended March 31, 2007, the interest income was $449,508. The interest income was primarily generated by the funds in the trust account into which the proceeds of the initial public offering (including over-allotment proceeds), the December 2007 private placement and the exercise of the over-allotment option were deposited. Such income may only be released from the trust account to be used to pay the taxes thereon, and up to $600,000 of such income, subject to the tax obligations, may be released for use in connection with the identification and consummation of a business combination. This amount of $600,000 was released to the company on June 28, 2007.

The operating expenses during the three months ended March 31, 2008, were $145,051, of which $55,564 was for professional fees, $25,000 was for franchise tax and $64,487 was for other operating costs. The company also has provided for $61,322 in income taxes. For the comparative period of 2007, the operating expenses were $116,883, of which $26,274 was for professional fees, $1,664 was for franchise taxes and $88,945, was for other operating costs.

The professional fees incurred during the three months ended March 31, 2008, were related to maintaining a publicly listing company and to complete the acquisition of an operating business.

The company had a net gain of $119,038 for the three month periods ended March 31, 2008, as compared to $332,625, during the same period of 2007.

Liquidity and Capital

In the initial public offering consummated on December 27, 2006, and private placement consummated on December 20, 2006, including the over-allotment option consummated on January 25, 2007, there was sold a total of 7,033,333 units, for aggregate gross proceeds of $42,199,998. Each unit consisted of one share of common stock and two warrants. The net proceeds from the sale of these units were approximately $38,828,500. The aggregate offering expenses were approximately $3,371,498. From the net proceeds of the initial public offering and private placement (and not the over-allotment option), $600,000 were released to the company to be used to provide for business, legal and accounting due diligence on prospective business combinations and continuing operating expenses of the company until the consummation of a business combination, if any. From the amount placed on deposit in the trust account, upon consummation of a business combination, if any, Shine Media will pay to Merriman Curhan Ford & Co., the underwriter of the initial public offering, an aggregate of deferred commissions in the amount of $1,035,000. Of the net proceeds from the initial public offering (including the over-allotment) and the private placement, there was deposited $38,228,500 in the trust account for use in connection with the acquisition of an operating business. The interest earned on the amount deposited in the trust account is available to the company to pay the income taxes on the earned income, and under the terms of the agreement for the trust account $600,000 was released for other permitted expenses in connection with the consummation of the business plan.

Shine Media will use substantially all of the net proceeds of the initial public offering and December 2006 private placement to acquire one or more operating businesses, including identifying and evaluating prospective acquisition candidates, selecting the target business, and structuring, negotiating and consummating the business combination. To the extent that capital stock is used in whole or in part as consideration to effect a business combination, the proceeds held in the trust account as well as any other net proceeds not expended may be used to finance the operations of the target business or target businesses, to pay finders’ fees or other expenses contingent on consummating a business combination, or for further acquisitions.

On December 28, 2006, the company purchased $34,766,000 of a United States Treasury Bill (T-Bill) which was due on June 28, 2007, which paid interest at an annualized interest rate of 4.83%. The total cost was $33,917,089. On January 25, 2007, $5,211,000 was used to purchase the same United States T-Bill which paid interest at an annualized interest rate of 4.91%. On June 28, 2007, the balance of trust account was $40,089,063 which includes interest income from the United States T-Bills that matured on June 28, 2007. On June 28, 2007, the company withdrew $600,000 from the trust account for business, legal and accounting due diligence expenses on prospective business combinations and continuing operating expenses. After deducting $600,000 for working capital, $39,488,432 was reinvested in a 3 month United States T-Bill at an annualized interest rate of 4.60%. On September 28, 2007, the company reinvested $39,953,218 to purchase a 3 month United States T-Bill at an annualized interest rate of 3.67%. On December 28, 2007, the company reinvested $40,314,411.17 to purchase a 3 month United States T-Bill at an annualized interest rate of 3.22%.

Since December 20, 2006, the company has paid to Shine Media Group Limited, an affiliate of David Y. Chen, the chief executive officer, president and a director, an aggregate monthly fee of $10,000 for certain administrative, technology and secretarial services, as well as the use of certain limited office space in Shanghai. On July 12, 2005, Jean Chalopin, one of the board members, and Kilmer International Investments Limited, a wholly-owned entity of Robert Hersov, one of the board members, advanced to the company a total of $170,000 to cover expenses related to the public offering. In connection with these loans, the company issued notes to each of Mr. Chalopin and Kilmer International Investments Limited. These notes were payable with a 4% annual interest and were repaid out of the proceeds of the public offering. On August 9, 2006, Richard Chang, a director of the company, David Y. Chen, chief executive officer, Hock S. Ong, chief financial officer, and Estelle Lau, an officer of the company, advanced to us an aggregate of $40,000 to cover additional expenses related to the public offering. These notes and the accrued interest thereon were repaid out of the proceeds of the public offering.

Shine Media sold Merriman Curhan Ford & Co., the representative of the underwriters, for $100, an option to purchase up to a total of 360,000 units. The units issuable upon exercise of this option are identical to those sold to the public, except that the warrants included in the option have an exercise price of $6.25 (125% of the exercise price of the warrants included in the units sold in the public offering). The option contains a cashless exercise feature that allows the holders of the option to use the appreciated value of the option to exercise the option without paying cash.

From inception through March 31, 2008, the company earned interest income of $2,074,874, most of which was earned on funds held in the trust account since the public offering. The company also paid $10,447 of interest expenses related to notes payables since inception through March 31, 2008.

Management believes the company will have sufficient available funds outside of the trust account to operate through the whole year, however, depending on the expenses of the consummation of the offering, the company may have to borrow funds for further operating expenses.. If funds are needed, the company plans to raise additional funds through a private offering of debt or equity securities if such funds are required to consummate a business combination. Management would only consummate such a financing in connection with the consummation of a business combination.

Off Balance Sheet Arrangements

The company does not have any off-balance sheet arrangements.

Contractual Obligations

Shine Media does not have any long term debt, capital lease obligations, purchase obligations or other long term liabilities other than the service and office agreement with David Y. Chen, discussed above for our executive office at Level 29, Central Plaza, 381 Huai Hai Zhong Road, Shanghai 200020, China. This arrangement is pursuant to a written agreement, under which Shine Media pays $10,000 per month, until the company consummates a business combination.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Merger of China Greenscape and Shine Media

Shine Media is a blank check company organized under the laws of the State of Delaware on June 24, 2005. It was formed to acquire direct or indirect ownership through a merger, capital stock exchange, asset or stock acquisition or other similar business combination, or control through contractual arrangements, of one or more operating businesses in China. On May 8, 2008, Shine Media entered into a Stock Purchase Agreement under which it will acquire all the ordinary shares of China Greenscape, a company formed under the laws of the British Virgin Islands. The principal subsidiary of China Greenscape is JSZF, a company organized and existing under the laws of the Peoples Republic of China and wholly owned by China Greenscape.

Currently, the Shine Media has 8,758,333 common shares outstanding. The stockholders of China Greenscape will exchange their shares of common stock for 30,800,000 common shares of the new registered entity Green China Resources. In addition, the stockholders of China Greenscape will also receive additional shares based upon earnings thresholds for five years from 2008 to 2012. These additional shares will be equal to 0 to 21,000,000 depending upon the level of profitability which ranges from $24,230,000 to $65,000,000 per annum. After the exchange of common shares there will be 39,558,333 shares outstanding, and if the earn out is effectuated at the maximum there will be 60,558,333 shares outstanding. The holders of the China Greenscape Classes A and C Preferred will be offered an aggregate of 6,500,000 shares of common stock and promissory notes in the aggregate principal amount of $25,000,000 in exchange for their shares.

If all of the existing stockholders of Shine Media request exercise of their redemption rights the minimum proforma calculations will apply, and if all of these aforementioned stockholders consent to the acquisition of China Greenscape the maximum proforma calculations will apply.

Anticipated Accounting Treatment of the Acquisition Transaction

For accounting purposes, the transaction will be accounted for as a reverse merger, since the stockholders of China Greenscape will own a majority of the issued and outstanding shares of common stock of Shine Media, and the directors and executive officers of China Greenscape will become the directors and executive officers of Shine Media. This acquisition will be accounted for at historical cost in a manner similar to that in pooling of interests method since after the acquisition, the former stockholders of China Greenscape will acquire majority of the outstanding shares of the Company. The historical financial statements will be those of China Greenscape.

Merger of JSZF and China Greenscape

China Greenscape, former Lingersake Co. Ltd., was incorporated in the British Virgin Islands on February 5, 2007 as a limited liability company. On June 10, 2007, the Company entered into an agreement for purchase of all shares of JSZF at a consideration of RMB79,256,600. The proceeds were paid in full in July 2007 and the change of ownership was approved by the Chinese Government on June 27, 2007. China Greenscape owns the 100% equity interest of JSZF. China Greenscape and its subsidiary are collectively referred to as the "Group".

The following unaudited pro forma condensed combined statements of operations for the year ended December 31, 2007, gives effect to the merger of China Greenscape and Shine Media and the merger of JSZF and China Greenscape. The following unaudited pro forma condensed combined balance sheets as of December 31, 2007 give effect to the transactions above as if they occurred on January 1, 2007.

The following unaudited pro forma adjustment give effect to combination above. In the pro forma condensed combined balance sheets, adjustment number 1 effect to the merger of JSZF and China Greenscape and adjustment 2 to 9 effect to the merger of China Greenscape and Shine Media. In the pro forma condensed combined statements of operations, adjustment number 1 effect to the merger of JSZF and China Greenscape and adjustment 2 to 5 effect to the merger of China Greenscape and Shine Media.

This information is being provided to investors to help in their analysis of the financial aspects of the merger. This information has been derived from the audited financial statements of China Greenscape and Shine Media as of and for the year ended December 31, 2007. The pro forma adjustments are based on available information and assumptions that are believed to be are reasonable. The unaudited pro forma condensed financial information does not purport to represent the results of operations that would have occurred had such transactions been consummated on the dates indicated or the financial position for any future date or period. China Greenscape and Shine Media do not assume any responsibility for the accuracy or completeness of the information provided by the other party. This information should be read together with the China Greenscape and Shine Media audited financial statements and related notes included elsewhere in this proxy statement.

The following unaudited pro forma condensed financial information has been prepared using two different levels of approval of the acquisition of China Greenscape by Shine Media’s stockholders, as follows:

•  Assuming No Redemption of Shares: This presentation assumes that no stockholders exercised their redemption rights; and

•  Assuming Redemption of 19.99% of Shares: This presentation assumes that holders of only 19.99% of Shine Media’s outstanding common stock exercise their redemption rights.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
ASSUMING MINIMUM APPROVAL
FOR THE YEAR ENDED DECEMBER 31, 2007
(UNAUDITED)
(in thousands)

	China Greenscape	Adjustments	Pro Forma China Greenscape	Shine Media	Combination	Adjustments		Pro Forma
Assets
Cash and cash equivalents	$17,947		$17,947	$550	18,498	(1,735	)(2)	$48,210
						(1,670	)(10)
						(6,183	)(3)
						40,335	(4)
						(1,035	)(5)
Cash and cash equivalents held in Trust Fund	-		-	40,335	40,335	(40,335	)(4)	-
Accounts receivable	9,316		9,316	-	9,316			9,316
Due from related party	415		415	-	415			415
Prepayments and other receivables	1,394		1,394	51	1,445			1,445
Deferred expenses	945		945	-	945			945
Inventories	60,314		60,314	-	60,314			60,314
Total current assets	90,331	-	$90,331	40,936	131,267	(10,623)		120,644

Net property, plant and equipment	3,271		3,271	-	3,271			3,271
Total assets	$93,602	$0	$93,602	$40,936	$134,538	(10,623)		$123,915

Liabilities and stockholders' equity
Total current liabilities, excluding current portion of long-term debt	20,072		20,072	1,718	21,790	(1,035	)(5)	20,755
Long-term debt (net of debt discount), including current portion	32,901		32,901	-	32,901			32,901
Common stock, subject to possible redemption	-		-	6,183	6,183	(6,183	)(3)	-
Preferred stock	20,000		20,000	-	20,000	(20,000	)(6)	-
Common stock	130		130	1	131	(170	)(7)	4

	China Greenscape	Adjustments		Pro Forma China Greenscape	Shine Media	Combination	Adjustments		Pro Forma
							3	(8)
							40	(6)
Additional paid-in capital	11,270	(8,446	)(1)	2,824	32,510	35,334	(143	)(9)	55,318
							19,960	(6)
							(3	)(8)
							170	(7)
Retained earnings accumulated during development stage					(143)	(143)	143	(9)	(1,670)
							(1,670	)(10)
Retained earnings(deficit)	7,745	8,446	(1)	16,191	648	16,840	(1,735	)(2)	15,105
-									-
Accumulated other comprehensive income	1,483			1,483	19	1,503			1,503
Stockholders' equity	40,629	-		40,629	33,036	73,665	(3,405)		70,260
Total liabilities and stockholders' equity	$93,602	-		$93,602	$40,936	$134,538	(10,623)		$123,915

(footnotes)
(1)	(8,446)	Adjustment effecting from statement of operation for the period from January 1, 2007 to June 26, 2007 as if the acquisition of JSZF occurred on January 1, 2007
	8,446	Adjustment effecting from statement of operation for the period from January 1, 2007 to June 26, 2007 as if the acquisition of JSZF occurred on January 1, 2007
(2)	(1,735)	Adjustment effecting from statement of operation for the period from January 1, 2007 to December 31, 2007 as if the acquisition of Greenscape occurred on January 1, 2007
(3)	(6,183)	Reduction of dissenting shares
(4)	40,335	Conversion of securities held in Trust Fund into unrestricted cash.
	(40,335)	Conversion of securities held in Trust Fund into unrestricted cash.
(5)	(1,035)	Underwriting compensation to be paid after a business combination.
(6)	(20,000)	Conversion of Series A preferred shares into common share.
	40	Conversion of Series A preferred shares into common share.
	19,960	Conversion of Series A preferred shares into common share and effecting APIC.
(7)	(170)	Elimination of common stock of China Greenscape
	170	Elimination of common stock of China Greenscape
(8)	3	Additional shares of common stock issued to acquire China Greenscape
	(3)	Additional shares of common stock issued to acquire China Greenscape
(9)	143	Transfer from earnings accumulated during development stage to additional paid-in capital
	(143)	Transfer from earnings accumulated during development stage to additional paid-in capital
(10)	(1,670)	To record the estimated transaction expenses incurred from redomicile from Delaware to BVI

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
ASSUMING MAXIMUM APPROVAL
FOR THE YEAR ENDED DECEMBER 31, 2007
(UNAUDITED)
(in thousands)

	China Greenscape	Adjustments		Pro Forma China Greenscape	Shine Media	Combination	Adjustments		Pro Forma
Assets
Cash and cash equivalents	$17,947			$17,947	$550	18,498	(1,735	)(2)	$54,393
							(1,670	)(10)
							40,335	(3)
							(1,035	)(4)
Cash and cash equivalents held in Trust Fund	-			-	40,335	40,335	(40,335	)(3)	-
Accounts receivable	9,316			9,316	-	9,316			9,316
Due from related party	415			415	-	415			415
Prepayments and other receivables	1,394			1,394	51	1,445			1,445
Deferred expenses	945			945	-	945			945
Inventories	60,314			60,314	-	60,314			60,314
Total current assets	90,331	-		$90,331	40,936	131,267	(4,440)		126,827

Net property, plant and equipment	3,271			3,271	-	3,271			3,271
Total assets	$93,602	-		$93,602	$40,936	$134,538	$(4,440)		$130,098

Liabilities and stockholders' equity
Total current liabilities, excluding current portion of long-term debt	20,072			20,072	1,718	21,790	(1,035	)(4)	20,755
Long-term debt (net of debt discount), including current portion	32,901			32,901	-	32,901			32,901
Common stock, subject to possible redemption	-			-	6,183	6,183	(6,183	)(5)	-
Preferred stock	20,000			20,000	-	20,000	(20,000	)(6)	-
Common stock	130			130	1	131	(170	)(7)	4
							3	(8)
							40	(6)
Additional paid-in capital	11,270	(8,446	)(1)	2,824	32,510	35,334	(143	)(9)	61,501

	China Greenscape	Adjustments		Pro Forma China Greenscape	Shine Media	Combination	Adjustments		Pro Forma
							19,960	(6)
							(3	)(8)
							170	(7)
							6,183	(5)
Retained earnings accumulated during development stage					(143)	(143)	143	(9)	(1,670)
							(1,670	)(10)
Retained earnings(deficit)	7,745	8,446	(1)	16,191	648	16,840	(1,735	)(2)	15,105
Accumulated other comprehensive income	1,483			1,483	19	1,503			1,503
Stockholders' equity	40,629	-		40,629	33,036	73,665	2,778		76,443
Total liabilities and stockholders' equity	$93,602	-		$93,602	$40,936	$134,538	$(4,440)		$130,098

(footnotes)
(1)	(8,446)	Adjustment effecting from statement of operation for the period from January 1, 2007 to June 26, 2007 as if the acquisition of JSZF occurred on January 1, 2007
	8,446	Adjustment effecting from statement of operation for the period from January 1, 2007 to June 26, 2007 as if the acquisition of JSZF occurred on January 1, 2007
(2)	(1,735)	Adjustment effecting from statement of operation for the period from January 1, 2007 to December 31, 2007 as if the acquisition of Greenscape occurred on January 1, 2007
(3)	40,335	Conversion of securities held in Trust Fund into unrestricted cash.
	(40,335)	Conversion of securities held in Trust Fund into unrestricted cash.
(4)	(1,035)	Underwriting compensation to be paid after a business combination.
(5)	(6,183)	Reduction of dissenting shares
	6,183	Reduction of dissenting shares
(6)	(20,000)	Conversion of Series A preferred shares into common share.
	40	Conversion of Series A preferred shares into common share.
	19,960	Conversion of Series A preferred shares into common share and effecting APIC.
(7)	(170)	Elimination of common stock of China Greenscape
	170	Elimination of common stock of China Greenscape
(8)	3	Additional shares of common stock issued to acquire China Greenscape
	(3)	Additional shares of common stock issued to acquire China Greenscape
(9)	143	Transfer from earnings accumulated during development stage to additional paid-in capital
	(143)	Transfer from earnings accumulated during development stage to additional paid-in capital
(10)	(1,670)	To record the estimated transaction expenses incurred from redomicile from Delaware to BVI

UNAUDITED PRO FORMA CONSENSED CONSOLIDATED STATEMENTS OF OPERATIONS
ASSUMING MINIMUM APPROVAL
FOR THE YEAR ENDED DECEMBER 31, 2007
(in thousands)

	China Greenscape	Adjustments		Pro Forma China Greenscape	Shine Media	Combination	Adjustments		Pro Forma
Revenues	$17,247	$16,087	(1)	$33,334	$0	$33,334			$33,334
Cost of revenues	(8,000)	(6,824	)(1)	(14,823)	-	(14,823)			(14,823)
Gross profit	9,247	9,264		18,510	-	$18,510	-		$18,510
Selling, general and administrative expenses	(1,263)	(675	)(1)	(1,939)	(497)	(2,435)			(2,435)
Income (loss) from operations	7,983	8,588		16,572	(497)	16,075	-		$16,075
Interest (expenses) income, net	23	360	(1)	383	1,735	2,117	(1,735	)(2)	382
Financial and other (expenses) income, net	(261)	(502	)(1)	(764)	-	(764)			(764)
Provision (benefit) for income taxes	-			-	(590)	(590)			(590)
Net income(loss)	$7,745	$8,446		$16,191	$648	$16,839	$(1,735)		$15,104
Pro forma weighted average number of common shares
Basic	-	-		-	8,675	8,675	29,421	(3)	38,096
Diluted	-	-		-	22,342	22,342	29,421	(3)	51,763
Pro forma net income (loss) per share
Basic	-	-		-	$0.07	$0.07			$0.40
Diluted	-	-		-	$0.03	$0.03			$0.29

(footnotes)
(1)	16,087	To record the revenues of JSZF for the period from January 1, 2007 to June 26, 2007 as if the acquisition of JSZF occurred on January 1, 2007
	(6,824)	To record the cost of revenues of JSZF for the period from January 1, 2007 to June 26, 2007 as if the acquisition of JSZF occurred on January 1, 2007
	(675)	To record the Selling, general and administrative expenses of JSZF for the period from January 1, 2007 to June 26, 2007 as if the acquisition of JSZF occurred on January 1, 2007
	360	To record the interest income of JSZF for the period from January 1, 2007 to June 26, 2007 as if the acquisition of JSZF occurred on January 1, 2007
	(502)	To record the financial and other expenses of JSZF for the period from January 1, 2007 to June 26, 2007 as if the acquisition of JSZF occurred on January 1, 2007
(2)	(1,735)	As the trust account would have been converted to cash, this adjustment eliminates interest income
(3)	29,421	Additional shares of common stock issued to acquire China Greenscape, net of dissenting shares and assuming all preferred stockholders accept the exchange offer

Unaudited Pro Forma Condensed Combined Statement of Operations
ASSUMING MAXIMUM APPROVAL
Year Ended December 31, 2007
(in thousands)

	China Greenscape	Adjustments		Pro Forma China Greenscape	Shine Media	Combination	Adjustments			Pro Forma
Revenues	$17,247	$16,087	(1)	$33,334	$0	$33,334				$33,334
Cost of revenues	(8,000)	(6,824	)(1)	(14,823)	-	(14,823)				(14,823)
Gross profit	9,247	9,264		18,510	-	$18,510		-		$18,510
Selling, general and administrative expenses	(1,263)	(675	)(1)	(1,939)	(497)	(2,435)				(2,435)
Income (loss) from operations	7,983	8,588		16,572	(497)	$16,075		-		$16,075
Interest (expenses) income, net	23	360	(1)	383	1,735	2,117		(1,735	)(2)	382
Financial and other (expenses) income, net	(261)	(502	)(1)	(764)	-	(764)				(764)
Provision (benefit) for income taxes	-			-	(590)	(590)				(590)
Net income(loss)	$7,745	$8,446		$16,191	$648	$16,839	$	(1,735)		$15,104
Pro forma weighted average number of common shares
Basic	-	-		-	8,675	8,675		30,800	(3)	39,475
Diluted	-	-		-	22,342	22,342		30,800	(3)	53,142
Pro forma net income (loss) per share
Basic	-	-		-	$0.07	$0.07				$0.38
Diluted	-	-		-	$0.03	$0.03				$0.28

(footnotes)
(1)	16,087	To record the revenues of JSZF for the period from January 1, 2007 to June 26, 2007 as if the acquisition of JSZF occurred on January 1, 2007
	(6,824)	To record the cost of revenues of JSZF for the period from January 1, 2007 to June 26, 2007 as if the acquisition of JSZF occurred on January 1, 2007
	(675)	To record the Selling, general and administrative expenses of JSZF for the period from January 1, 2007 to June 26, 2007 as if the acquisition of JSZF occurred on January 1, 2007
	360	To record the interest income of JSZF for the period from January 1, 2007 to June 26, 2007 as if the acquisition of JSZF occurred on January 1, 2007
	(502)	To record the financial and other expenses of JSZF for the period from January 1, 2007 to June 26, 2007 as if the acquisition of JSZF occurred on January 1, 2007
(2)	(1,735)	As the trust account would have been converted to cash, this adjustment eliminates interest income
(3)	30,800	Additional shares of common stock issued to acquire China Greenscape and assuming all preferred stockholders accept the exchange offer

DIRECTORS AND MANAGEMENT

Directors and Management Following the Stock Purchase

At the effective time of the stock purchase, the board of directors, executive officers and key employees of Green China Resources will be as follows:

Name	Age	Position with Resources	Position with JSZF
Zhenghong Zhu	42	Chief Executive Officer and Director	General Manager
Shirley Y. Lee	36	Acting Chief Financial Officer	—
Yousheng Zhan	46	Chief Technical Officer	Production and Technical Director
Richard Chang		Director	—
David Chen		Director	—
Lu Keping		Director	—

Mr. Zhu Zhenghong is the Chief Executive Officer of China Greenscape a position he has held since June 2007, and will be the CEO of Green China Resources after the business combination. Mr. Zhu has also been the General Manager of JSZF from August 2002 to date. From July 1993 to July 2002, Mr. Zhu was the Director of Party Office of Xinqiao Town Government and Deputy Mayor of Xinqiao Town Government in charge of agricultural development. From October 1991 to July 1983, Mr. Zhu obtained a Diploma of Economics and Management from Jiangsu Youth Institute of Government, and from October 1985 to September 1991, he was the Propaganda Officer and Youth League Committee Secretary of Xinqiao Town Government. Mr. Zhu holds a Bachelors Degree in Economics and Management from the Jiangsu Provincial Committee Party Academy which was granted in July1997. Mr. Zhu has been the Deputy President of the Commerce Chamber of Seedling of Jiangsu Province since June 2005 and the Deputy President of the Association of Leading Enterprises of Jiangsu Province since July 2006, and he was awarded as the Jiangsu Provincial Excellent Entrepreneur in November 2006.

Ms. Shirley Y. Lee has been the acting Chief Financial Officer of China Greenscape since September 2007, and will be the acting Chief Financial Officer of Green China Resources after the business combination. From May 2006 to August 2007, Ms. Lee was the Chief Financial Officer of the Chinese subsidiary of Safe Information Group, an internet-based credit information provider with headquarters in Sweden and operations in UK. From July 2005 to January 2006, she was a Financial Analyst at the AXA Insurance Group in London. From May 2003 to June 2005, Ms Lee was an accountant at DBTEL International (Europe) Ltd in London, and from December 1996 to September 1999, she was an auditor at Hangzhou Xihu Certified Public Accountants, China. From July 1994 to December 1996. Ms. Lee was the Financial Manager for Hangzhou Meihua Jewelry Co. Ltd, China. Ms Lee graduated from Hangzhou Electronic and Engineering Institute in July 1994. She obtained an MBA degree in Finance from Lincoln University in UK in 2001. Ms Lee has been a full ACCA member since 2005. Ms. Lee has considerable experiences in corporate finance, auditing and financial planning through her multinational exposure in both Chinese and international operations.

Mr. Zhan Yousheng serves as the Chief Technical Officer of China Greenscape a position he has held since June 2007 and will be the Chief Technical Officer of Green China Resources after the business combination. Mr. Zhan has been the Production and Technical Director of JSZF from January 2006 to date. From January 1997 to December 2005, Mr. Zhan was the Dean Assistant of Forestry Science Academy of Jiangxi Province, and the Director of the Forestry Resources and Environmental Research Institute at Forestry Science Academy of Jiangxi Province. From July 1983 to December 1996, Mr. Zhan was the Engineer and Technician to the Director and Senior Engineer at Jiangxi Forest and Science Institute. Mr. Zhan holds a Bachelor Degree from Nanjing Forestry University which was granted in July 1983.

Mr. Richard L. Chang is a member of the board of directors of Shine Media Acquisition Corporation. Since February 2006, Mr. Chang has been the Managing Partner of Georgian Pine Investments, an investment fund primarily focusing on emerging growth companies in China. Investments include Skyflying Media Group, BitAuto, Beijing Lingtu and Quantcast. Previously Mr. Chang was a Managing Director with SuttonBrook Capital Management, a multi-strategy investment fund, where he worked from March 2005 to September 2005. From July 2003 to January 2005, Mr. Chang was a Partner of and an advisor to Primarius Capital, an investment firm. From July 1999 to June 2003, Mr. Chang was with Bowman Capital Management, a leading technology investment fund where he was a General Partner. Mr. Chang was a co-founding member of the firmʼs Private Equity Group and also oversaw Asian public investing activities based out of Taiwan. From September 1997 to April 1999, Mr. Chang was a manager and Head of Business Development in Asia for Sony Pictures Entertainment, where he played a key role in launching Columbia Pictures Asia and Columbia TriStar Television Asia. From July 1993 to June 1995, Mr. Chang was a Financial Analyst in the Mergers and Acquisitions group at Lazard Freres & Co. Mr. Chang is on the board of advisors of Gobi Partners (Digital media fund in China), Infotech Pacific Ventures (Venture Capital Affiliate of Chinaʼs MII (Ministry of Information Industry) and Clearmeadow Partners (Merchant Bank). Mr. Chang holds an MA in Politics, Philosophy and Economics from Oxford University and a B.Sc. in Economics from the Wharton School, University of Pennsylvania.

Mr. David Y. Chen was the Chief Executive Officer and President of Shine Media Acquisition Corporation since inception. He was the Chairman from inception until April 2006. Since November 2004, Mr. Chen has been the Chief Executive Officer of Fintel Group, a financial services and investment company in China. Since June 2006, Mr. Chen has been the Chairman of Sancon Resources Recovery Inc, an industrial waste management company, which is publicly traded in the United States on the OTC Bulletin Board. From June 2002 to June 2004, Mr. Chen served as the Chief Executive Officer of The Hartcourt Companies Inc., which is publicly traded in the United States on the OTC Bulletin Board. From November 2000 to November 2001, Mr. Chen was the Chief Executive Officer of V2 Technology Inc., an Internet software company in China. From July 1999 to November 2000, he was the Managing Director of Greater China for HelloAsia Inc., a venture capital-funded Internet company in Asia. From October 1995 to July 1999, Mr. Chen was the Marketing Manager at Turner International, then Marketing Director for CNN Asia Pacific and later the advertising director for Greater China at Turner Broadcasting International Inc. Mr. Chen holds a Bachelor of Economics from Monash University of Australia.

Mr. Lu Keping is the founder of Jiangsu Sunshine Group Co., Ltd and serves as the General Manager since March 1993. Jiangsu Sunshine Group Co., Ltd is one of the largest woolen textile and suits producer in the world and has a diversified investment portfolio including properties, biology pharmaceuticals, power Plant, and alternative energy, etc. Jiangsu Sunshine Group Co., Ltd is the primary sponsor and the largest stockholder of Jiangsu Sunshine Co., Ltd, which has been a public listed company since 1999 on the Shanghai Stock Exchange in China under the symbol 600220. Since September 1999 Mr. Lu serves as the director of the board of Jiangsu Sunshine Co., Ltd, focused on woolen textile and suits production and recently invested solar silicon production. Mr. Lu was a director of Jiangsu Sunshine Zoology and Forestry development Company from July 2002 to October 2007. Previously Mr. Lu was the Director of Jiangyin Worsted Plant from October 1986 to March 1993.Mr. Lu was the member of 9th and 10th China's National Committee of CPPCC. Mr. Lu was awarded numerous accolade for his contribution and success including the National Rural Entrepreneur, Model Worker of Jiangsu Province and Excellent Entrepreneur of Jiangsu Province in China.

Meetings and Committees of the Board of Directors of Shine Media

During the fiscal year ended December 31, 2007, Shine Media's board of directors held ___ meetings. Although Shine Media does not have any formal policy regarding director attendance at annual stockholder meetings In addition, Shine Media expects its directors to attend all board and committee meetings and to spend the time needed and meet as frequently as necessary to properly discharge their responsibilities. Shine Media has not held any annual meetings of stockholders since inception.

Independence of Directors

In anticipation of being listed on the NASDAQ National Market, Green China Resources will elect to follow the rules of NASDAQ in determining whether a director is independent. The board of directors of Green China Resources also will consult with the Company's counsel to ensure that the board's determinations are consistent with those rules and all relevant securities and other laws and regulations regarding the independence of directors. The NASDAQ listing standards define an "independent director" generally as a person, other than an officer of the company, who does not have a relationship with the company that would interfere with the director's exercise of independent judgment. Consistent with these considerations, the board of directors of Green China Resources has affirmatively determined that, upon the appointment to the board of directors of Green China Resources on the closing of the stock purchase, Messrs. __________ and ________ will be the independent directors of Green China Resources for the ensuing year. The other directors are not independent.

Shine Media currently does not have an independent board of directors and is not required to have one.

Audit Committee

In anticipation of being listed on the NASDAQ National Market, Green China Resources will establish an audit committee to be effective at the consummation of the stock purchase the members will be ____________ and ___. As required by NASDAQ listing standards, the audit committee of Green China Resources is comprised of at least three independent directors who are also "financially literate." The listing standards define "financially literate" as being able to read and understand fundamental financial statements, including a company's balance sheet, income statement and cash flow statement. Messrs. _________ and ________ are financially literate. The board of directors believes that each audit committee member has an understanding of generally accepted accounting principles and financial statements, the ability to assess the general application of such principles in connection with the company's financial statements, including estimates, accruals and reserves, experience in analyzing or evaluating financial statements of similar breadth and complexity as the company's financial statements, an understanding of internal controls and procedures for financial reporting and an understanding of audit committee functions.

Green China Resources adopted an audit committee charter in ______ 2008.Under the charter the committee is responsible for reviewing the scope, planning and staffing of the audit and preparation of the financial statements. This includes consultation with management, the auditors and other consultants and professionals involved in the preparation of the financial statements and reports. The committee is responsible for performing oversight about the company's relationship with the independent auditor. The committee also has a general compliance oversight role in assuring that the directors, officers and management comply with the ethics code of the company, review and approval of related party transactions, dealing with complaints regarding accounting, internal controls and auditing matters, and compliance with accounting and legal requirements applicable to the company.

Pursuant to the terms of the charter, the audit committee's responsibilities include, among other things:

•	annually reviewing and reassessing the adequacy of the committee's formal charter;

•	reviewing our annual audited financial statements with our management and our independent auditors and the adequacy of our internal accounting controls;

•	reviewing analyses prepared by management and independent auditors concerning significant financial reporting issues and judgments made in connection with the preparation of our financial statements;

•	the engagement of the independent auditor;

•	reviewing the independence of the independent auditors;

•
reviewing our auditing and accounting principles and practices with the independent auditors and reviewing major changes to our auditing and accounting principles and practices as suggested by the independent auditor or our management;

•	the appointment of the independent auditor to the board of directors, which firm is ultimately accountable to the audit committee and the board of directors;

•	approving professional services provided by the independent auditors, including the range of audit and non-audit fees; and

•	reviewing all related party transactions on an ongoing basis for potential conflict of interest situations.

The audit committee will pre-approve the services to be provided by its independent auditors going forward. The audit committee also reviews and recommends to the board of directors whether or not to approve transactions between the company and an officer or director outside the ordinary course.

Audit Committee Financial Expert

The board of directors believes that Mr. _____________, a director of Green China Resources, will qualify as an "audit committee financial expert" within the meaning of all applicable rules. The board of directors believes that Mr. _____ has financial expertise from his degrees in business, his activities as a chief executive officer and chief financial officer of various companies, and his consulting activities in the areas of accounting, corporate finance, capital raising and corporate financial analysis.

Shine Media Audit Matters

Shine Media does not have an audit committee and the activities normally done by an audit committee are handled by the board of directors.

Independent Auditors' Fees

The firm of Goldstein Golub Kessler LLP (‘‘GGK’’) acted as our principal accountant until May 7, 2007. On May 8, 2007, the board of directors dismissed GGK as the principal accountants.

GGK had reported on and audited the financial statements of Shine Media for the year ended December 31, 2006, and for the periods ended July 18, 2005; February 28, 2006; July 31, 2006; and October 31, 2006, as part of the Registration Statement on Form S-1 of Shine Media; and for the Current Report on Form 8-K filed on January 8, 2007, subsequent to the initial public offering by Shine Media. None of the audit reports of GGK on the financial statements of the company contained any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.

On May 8, 2007, the board of directors engaged Kabani & Company, Inc ("Kabani") with address at 6033 West Century Boulevard, Suite 810, Los Angeles, California 90045, as the new principal accountant to audit its financial statements, effective May 8, 2007. Kabani, the Registrant's successor auditors, provides auditing services for the Registrant , which is a United States company according to the United States generally accepted accounting principles.

Audit Fees

The aggregate fees billed by GGK for professional services rendered for the review of our quarterly financial statements and audit of our annual financial statements for the fiscal year ended December 31, 2006, and for services performed in connection with the company's reports on Form 10-QSB and Form 10-KSB filed in 2006 were approximately $56,000.

The aggregate fees billed by Kabani for professional services rendered for the review of our quarterly financial statement and audit of our annual financial statements for the fiscal year ended December 31, 2007, and for services performed in connection with the Company's reports on Form 10-QSB and Form 10-KSB for the 2007 fiscal year were approximately $13,500.

Audit Related Fees

Other than the fees described under the caption "Audit Fees" above, GGK and Kabani did not bill any fees for services rendered to us during the fiscal years ended December 31, 2006 and 2007, for assurance and related services in connection with the audit or review of our financial statements.

Tax Fees

There were no fees billed by GGK and Kabani for professional services rendered during the fiscal years ended December 31, 2006 and 2007, for tax compliance, tax advice, and tax planning.

All Other Fees

There were no fees billed by GGK and Kabani for other professional services rendered during the fiscal years ended December 31, 2006 and 2007.

Audit Committee Pre-Approval Policies and Procedures

In accordance with Section 10A(i) of the Securities Exchange Act of 1934, before the company engages its independent accountant to render audit or permitted non-audit services, the engagement will be approved by the board of directors or audit committee.

Code of Ethics

In anticipation of the stock purchase, the board of directors of Green China Resources adopted a code of ethics that applies to Green China Resources’ directors, officers and employees as well as those of its subsidiaries. A copy of the Green China Resources code of ethics has been filed as an annex to this proxy statement / prospectus. Requests for copies of Green China Resources’ code of ethics should be sent in writing to Shine Media Acquisition Corp., 29 Level, Central Plaza 381 Huai Hai Zhong Road, Shanghai PRC 200020, Attention: Secretary.

Shine Media has not yet adopted a formal code of ethics statement because the board of directors evaluated the business of the company and the number of employees and determined that since the business is largely limited to maintaining its cash investments while its searches for a target company and consummates an acquisition and the only persons acting for Shine Media are the four directors who are also the officers, general rules of fiduciary duty and federal and state securities laws are adequate ethical guidelines.

Stock Option Committee Information

Upon consummation of the stock purchase, the board of directors of Green China Resources will establish a stock option committee with ___________ and ______ as its members. The purpose of the stock option committee will be to administer the company's stock option plans, including authority to make and modify awards under such plans. Initially, the plan will be the 2008 Performance Equity Plan, as assumed by Green China Resources. Since the plan has not yet been approved, the stock option committee has not had any meetings and no options or other awards have been granted under the plan.

Nominating Committee Information

In anticipation of being listed on the NASDAQ National Market, Green China Resources will form a nominating committee in connection with the consummation of the securities purchase. The members will be _____________ and ______________, each an independent director under NASDAQ listing standards. The nominating committee will be responsible for overseeing the selection of persons to be nominated to serve on Green China Resources’ board of directors. The nominating committee will consider persons identified by its members, management, stockholders, investment bankers and others. A copy of the nominating committee charter is attached as an annex to this proxy statement / prospectus.

Shine Media does not have any restrictions on stockholder nominations under its certificate of incorporation or by-laws. The only restrictions are those applicable generally under Delaware corporate law and the federal proxy rules. Prior to the consummation of the securities purchase agreement, Shine Media has not had a nominating committee or a formal means by which stockholders can nominate a director for election. Currently the entire board of directors decides on nominees, on the recommendation of one or more members of the board. Currently, the board of directors will consider suggestions from individual stockholders, subject to evaluation of the person's merits. Stockholders may communicate nominee suggestions directly to any of the board members, accompanied by biographical details and a statement of support for the nominees. The suggested nominee must also provide a statement of consent to being considered for nomination. Although there are no formal criteria for nominees, the board of directors believes that persons should be actively engaged in business endeavors, have a financial background, and be familiar with acquisition strategies and money management.

Because the management and directors of Shine Media are largely the same persons, the board of directors has determined not to adopt a formal methodology for communications from stockholders on the belief that any communication would be brought to the boards' attention by virtue of the co-extensive employment.

Director Compensation

Green China Resources intends to pay directors who are not employees various fees for meetings and reimbursement of expenses. In addition the directors may be awarded equity interests under the stock option plan. These amounts have not been determined at this time and will be the subject of future discussion and decision by the board of directors after the consummation of the business combination.

Shine Media's directors do not currently receive any cash compensation for their service as members of the board of directors.

Executive Compensation

Each of Mr. Zhu Zhenghong, Mr. Zhan Yousheng and Ms. Shirley Lee will enter into employment agreements with JSZF, effective as of the effective time of the redomestication merger.

Each management employee will be expected to devote their full business time to the business affairs of the company, subject to time off for permitted involvement with educational and civic activities that do not materially detract from the reasonable performance of the person’s duties. In addition to salary, the management employee will be entitled to such bonuses as determined by the compensation committee of the company, provided that the entire annual bonus does not exceed 50% of the base annual compensation. Factors that will be considered by the compensation committee for a bonus award include the growth in the share value, achievement of specific business targets, attraction and retention considerations, capital requirements of the company, establishment of strategic direction and significant company goals. Benefits to be afforded to the management employee will be those that similar management persons are offered from time to time, and may include medical, disability, and life insurance, and reimbursement for the running costs of an automobile for business purposes. The form of employment agreement will provide for usual termination events, including death, disability, cause and good reason. In the event of a termination for good reason by the management employee or without cause by the company, the management employee will be entitled to compensation and benefits for two years or the balance of the term, if earlier. The agreement will have provisions protecting the confidential information of the company. The agreement also will have a non-competition provision effective for three years after termination, subject to a limitation on investments in public securities. The company will indemnify the management employee for actions or omissions while a director, officer or employee of the company, and will be a named insured to the extent the company obtains director and officer insurance. Disputes will be settled by negotiation or arbitration by a single arbitrator under the auspices of the Hong Kong International Arbitration Center, acting in Hong Kong.

Mr. Zhu will be employed as the Chief Executive Officer at a salary of RMB500,000, Mr. Zhan will be employed as the chief technical officer at an salary of RMB300,000 and Ms. Lee will be employed as the Acting Chief Financial Officer at an salary of $120,000.

The following sets forth summary information concerning the compensation paid by China Greenscape and JSZF to the executive officers during the last two fiscal years. Since its formation, China Greenscape and JSZF have not granted any stock option or similar equity rights to any of its employees.

Name	Year		Salary ($)	Bonus ($)	Total ($)

Zhenghong Zhu	2006 2007	(1) (2)	23,188 35,586	nil nil	23,188 35,586

Shirley Y. Lee	2006 2007	(3)	n/a 30,000	n/a nil	n/a 30,000

Yousheng Zhan	2006 2007	(4) (4)	14,493 21,739	nil nil	14,493 21,739

(1)	The salary was paid by the Xingiao government under a grant program.

(2)	$24,155 of the total salary amount was paid by the Xingiao Government under a grant program.

(3)	Ms. Lee commenced employment in September 2007.

(4)	The salary was paid by the Forestry Science Academy of Jiangxi Provence under a grant program.

Shine Media Executive Officers

No executive officer of Shine Media has received any cash or non-cash compensation for services rendered to Shine Media. Each executive officer has agreed not to take any compensation prior to the consummation of a business combination.

Commencing December 27, 2006 and ending upon the acquisition of a target business, Shine Media has paid and will continue to pay an administrative services fee totaling $10,000 per month to Shine Media Group Limited, an entity of Mr. David Y. Chen, for providing Shine Media with office space and certain office and secretarial services. Other than this $10,000 per month in fees, no compensation of any kind, including finders and consulting fees, has been or will be paid to any of the Shine Media stockholders existing prior to its initial public offering, or any of their respective affiliates, for services rendered prior to or in connection with a business combination. However, Shine Media stockholders existing prior to its initial public offering have been and will continue to be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf, such as identifying potential target businesses and performing due diligence on suitable business combinations.

Executive Compensation Determination

It is the intention of Green China Resources to determine executive compensation by a decision of the majority of the independent directors, at a meeting at which the chief executive officer will not be present. In the future, the board may establish a committee. At this time, Green China Resources does not believe a separate committee is necessary because the senior executives of the company are employed under written compensation agreements and the securities purchase agreement provides for equity-based incentive compensation, all of which agreements were negotiated by the Shine Media board of directors in arms-length negotiations.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Shine Media

Since December 20, 2006, Shine Media has been paying and will continue to pay until the business combination Shine Media Group Limited, an affiliate of David Y. Chen, the chief executive officer and president and a director of the Company, an aggregate monthly fee of $10,000 for certain administrative, technology and secretarial services, as well as the use of limited office space in Shanghai. Management believes that, based on rent and fee in Shanghai, the fee charged by Shine Media Group Limited is at least as favorable as the company could have obtained from an unaffiliated third party.

Kerry Propper the Executive Vice President of Mergers and Acquisition, through a broker dealer that he controls and of which he is the principal stockholder, acted as placement agent for the sale of the Series C Preferred stock of China Greenscape which was closed on January 18, 2008, from which he received a cash commission, and he is the son of Dr. Richard Propper, one of the principals of Chardan China Investments LLC which is the holder of all the Class A Preferred stock of China Greenscape. Mr. Kerry Propper has no economic interest in the Series A Preferred stock investment held by Chardan China Investments LLC.

In connection with the vote required for any business combination, all of the Pre-IPO stockholders, including all the officers and directors, have agreed to vote their respective shares of common stock (whenever and however acquired) in accordance with the majority of the shares voted by our public stockholders (other than the Pre-IPO stockholders). In addition, the Pre-IPO stockholders have agreed to waive their respective rights to participate in any liquidation of the trust account as part of the plan of dissolution and distribution to the public stockholders, as well as to vote for any plan of dissolution and distribution submitted to the stockholders, occurring upon a failure to consummate a business combination, but only with respect to those shares of common stock acquired by them prior to the initial public offering and the shares included in the units being purchased in the private placement.

On August 9, 2006, Richard Chang and David Y. Chen, directors of the company and Hock S. Ong and Estelle Lau, both officers of our company, advanced to us an aggregate of $40,000 to cover additional expenses related to the initial public offering. The notes carried an annual interest of 4% and were paid on consummation of the initial public offering pursuant to its terms.

All ongoing and future transactions between the company and any of the officers and directors or their respective affiliates, including loans by officers and directors, will be on terms believed to be no less favorable than are available from unaffiliated third parties and such transactions or loans, including any forgiveness of loans, will require prior approval in each instance by a majority of the uninterested “independent” directors (to the extent the company has any) or the members of the board who do not have an interest in the transaction, in either case who had access, at the expense, to the attorneys or independent legal counsel. Moreover, it is the intention of the board to obtain estimates from unaffiliated third parties for similar goods or services to ascertain whether such transactions with affiliates are on terms that are no less favorable to the company than are otherwise available from such unaffiliated third parties. If a transaction with an affiliated third party were found to be on terms less favorable to the company than with an unaffiliated third party, the company would not engage in such transaction.

The securities of the Pre IPO stockholders are entitled to make up to two demands that the company register their common stock and the common stock underlying common stock purchase warrants pursuant to an agreement with the company. The holders of the majority of these shares may elect to exercise these registration rights at any time after the date on which these shares of common stock are released from escrow, which is not before three years from December 20, 2006. In addition, these stockholders have certain “piggy-back” registration rights on registration statements filed subsequent to the date on which these shares of common stock are released from escrow. The company will bear the expenses incurred in connection with the filing of any such registration statements. The warrants sold in the private placement were originally issued pursuant to an exemption from the registration requirements under the federal securities laws. The holders of those warrants may be able to exercise their warrants even if, at the time of exercise, there is no current prospectus relating to the common stock issuable upon exercise of such warrants if such exercise is deemed to be a transaction that is exempt from the registration requirements under the federal securities laws. The shares of common stock issued upon such exercise will be restricted shares that will be eligible for resale only pursuant to an effective registration statement or in a transaction that is exempt from the registration requirements under the federal securities laws.

On December 20, 2006, the company sold 133,333 units to the then officers and directors for an aggregate purchase price of $800,000, or $6.00 per unit. Each unit consisted of one share of common stock and two warrants, each to purchase one share of common stock, exercisable at $5.00 per share, as follows:

Name	Number of Shares
Jean Chalopin	14,900
Rob Hersov	14,900
David Chen	8,265
Richard Chang	8,265
Hock Ong	2,750
Estelle Lau	920
AFG	83,333
Total	133,333

The company granted the holders of the private placement units demand and “piggy-back” registration rights with respect to the 133,333 shares, the 133,333 warrants and the 133,333 shares underlying the warrants at any time after the consummation of the initial business combination. The demand registration may be exercised by the holders of a majority of such units. The company will bear the expenses incurred in connection with the filing of any such registration statements. The securities sold in reliance on the exemption from registration contained in Section 4(2) of the Securities Act as they were sold to a limited number of individuals and their status as accredited investors. No discounts or commissions were paid in connection with this private placement.

In order to ensure that the common stock purchased by stockholders who existed before the initial public offering would remain 20% of the total number of shares outstanding after public offering (not including the shares sold in the private placement), the company issued the Pre-IPO stockholders options to purchase such additional number of shares as would be necessary to maintain their ownership of 20% of our outstanding shares (excluding the shares purchased in the private placement) after the initial public offering in the event the underwriters exercise the over-allotment option. The over-allotment was exercised, and the options held by the Pre-IPO stockholders were exercised in full, at the stated exercise price of $.017 per share. Under those options, the company granted the Pre-IPO stockholders both demand and “piggy-back” registration rights for the shares of common stock they acquired upon exercise of this option.

Green China Resources

As a public company, Green China Resources, neither directly nor indirectly nor through any subsidiary, will make loans, extend credit, maintain credit or arrange for the extension of credit or renew an extension of credit in the form of a personal loan to or for any director or executive officer of the company. This prohibition is in compliance with the provisions of the Sarbanes-Oxley Act of 2002. Moreover, Green China Resources has adopted an audit committee charter that requires the audit committee to review and approve all related party transactions, assure compliance with the company's code of ethics, and monitor and discuss with the auditors and outside counsel policies and compliance with applicable accounting and legal standards and requirements.

BENEFICIAL OWNERSHIP OF SECURITIES"\1

The following table sets forth information regarding the beneficial ownership of our common stock as of _________, 2008 by:

•	each person known by us to be the beneficial owner of more than 5% of our outstanding shares of common stock;

•	each of our officers and directors; and

•	all our officers and directors as a group.

Name and Address of Beneficial Owner(1)	Amount and Natureof Beneficial Ownership	Percent of Class
Richard L. Chang(2) (3)	332,265	3.79%
David Y. Chen(2) (3)	332,265	3.79
Hock Seng Ong(2)	110,750	1.26
Estelle Lau(2)	31,170	*
Kerry Propper(4)	300,000	3.43
Jean Chalopin(2) (3)	143,775	1.64
Robert B. Hersov(2) (3)	143,775	1.64
Level Radar Master Fund, Ltd(5)	500,000	5.71
Level Global Investors, L.P(5)	500,000	5.71
Level Global, L.L.C(5)	500,000	5.71
David Ganek(5)	500,000	5.71
Anthony Chiasson(5)	500,000	5.71
MHR Capital Partners Master Account LP(6)	610,259	6.97
MHR Advisors LLC(6)	681,867	7.79
MHR Fund Management LLC(6)	681,867	7.79
Mark H. Rachesky, M.D(6)	681,867	7.79

Sapling, LLC(7)	692,756	7.91
Fir Tree Recovery Master Fund, L.P. (7)	176,378	2.01
Fir Tree, Inc. (7)	869,134	9.92
QVT Financial LP(8)	549,850	6.28
QVT Financial GP LLC8)	549,850	6.28
QVT Fund LP(8)	481,561	5.50
QVT Associates GP LLC(8)	535,181	6.11
Craig Samuels(9)

All directors and executive officers as a group (6 individuals)	1,094,000(2)	12.48%

*
Represents less than 1%.

(1) The business address of Richard L. Chang , David Y. Chen, Hock Seng Ong, Estelle Lau , Kerry Propper, Jean Chalopin, Robert B. Hersov, is Level 29, Central Plaza, 381 Huai Hai Zhong Road, Shanghai 200020, China.

(2)Includes an option exercised by the Pre-IPO Stockholders to purchase up to 225,000 units, at $0.017 per share, one units consists of 1 share of common stock and 2 warrants. These option is exercisable only if the underwriters exercise the over-allotment option and then only to the extent necessary to maintain the Pre-IPO Stockholders’ 20% ownership of our initial public offering. On January 25, 2007, the conditional option became exercisable immediately after the underwriter exercised its over-allotment option. It also includes 133,333 units that our officers and directors purchased in private placement immediately prior to the consummation of this offering. One unit consists of 1 share of common stock and 2 warrants. Richard L. Chang and David Y. Chen own 332,265 shares of common stock and 124,530 warrants respectively. Hock Seng Ong owns 110,750 shares of common stock and 41,500 warrants. Estelle Lau owns 31,170 shares of common stock and 6,340 warrants. Jean Chalopin and Robert B. Hersov owns 143,775 shares of common stock and 72,500 warrants.

(3)This individual is a director.

(4)Shares are owned by Kerry Propper China Media Investment Co., Inc., which is wholly owned by Kerry Propper. There are no any warrants owned by Kerry Propper as of December 31, 2007.

(5)The information relating to Level Global Investors, L.P., Level Global, L.L.C., David Ganek and Anthony Chiasson is derived from a Schedule 13G dated January 28, 2007, filed by such entities with the Securities and Exchange Commission. The address of the principal business office of Level Global Investors, L.P., Level Global, L.L.C., David Ganek and Anthony Chiasson is 537 Steamboat Road, Suite 400, Greenwich, Connecticut 06830. The address of the principal business office of Level Radar Master Fund, Ltd. is c/o Citco Fund Services (Bermuda) Limited, Washington Mall West, 2nd Floor, 7 Reid Street, Hamilton HM 11Bermuda. The title of class of securitiesthey is units. One units consists of 1 share of common stock and 2 warrants. Level Global Investors, L.P., Level Global, L.L.C., David Ganek and Anthony Chiasson own 500,000 shares of common stock and 1,000,000 warrants respectively. Level Global Investors, L.P., Level Global, L.L.C., David Ganek and Anthony Chiasson do not directly own Units. Pursuant to an investment management agreement, Level Global Investors, L.P. shares all voting and investment powers with respect to the securities held by Level Radar Master Fund, Ltd. Level Global, L.L.C. acts as the general partner of Level Global Investors, L.P. David Ganek and Anthony Chiasson control Level Global Investors, L.P. and Level Global, L.L.C.

(6)The information relating to MHR Capital Partners Master Account LP, MHR Advisors LLC, MHR Fund Management LLC and Mark H. Rachesky, M.D is derived from a Schedule 13G dated January 29, 2007 filed by such entities with the Securities and Exchange Commission. The address of the principal business office of MHR Capital Partners Master Account LP, MHR Advisors LLC, MHR Fund Management LLC and Mark H. Rachesky, M.D is 40 West 57th Street, 24th Floor, New York, New York, 10019. The title of class of securitiesthey is common stock, par value $0.0001. MHR Capital Partners Master Account LP owns 610,259 shares of common stock. MHR Advisors LLC, MHR Fund Management LLC and Mark H. Rachesky, M.D own 681,867 shares of common stock respectively.

(7)The information relating to Sapling, LLC, Fir Tree Recovery Master Fund, L.P. and Fir Tree, Inc. is derived from a Schedule 13G dated February 14, 2008, filed by such entities with the Securities and Exchange Commission. The address of the principal business office of Sapling, LLC and Fir Tree, Inc. is 505 Fifth Avenue 23rd Floor New York, New York 10017. The address of the principal business office of Fir Tree Recovery Master Fund, L.P. is c/o Admiral Administration Ltd. Admiral Financial Center, 5th Floor 90 Fort Street, Box 32021 SMB Grand Cayman, Cayman Islands. The title of class of securitiesthey is common stock, par value $0.0001. Sapling, LLC owns 692,756 shares of common stock. Fir Tree Recovery Master Fund, L.P owns 176,378 shares of common stock. Fir Tree, Inc owns 869,134 shares of common stock

(8)The information relating to QVT Financial LP, QVT Financial GP LLC, QVT Fund LP and QVT Associates GP LLC is derived from a Schedule 13G dated February 8, 2008, filed by such entities with the Securities and Exchange Commission. The address of the principal business office of QVT Financial LP, QVT Financial GP LLC and QVT Associates GP LLC is 1177 Avenue of the Americas, 9th Floor New York, New York 10036. The address of the principal business office of QVT Fund LP is Walkers SPV, Walkers House Mary Street, George Town, Grand Cayman, KY1 9001 Cayman Islands. The title of class of securitiesthey is common stock, par value $0.0001. QVT Financial LP and QVT Financial GP LLC own 549,850 shares of common stock. QVT Fund LP owns 481,561 shares of common stock. QVT Associates GP LLC owns 535,181 shares of common stock.

(9)The information relating to Craig Samuels is derived from a Schedule 13G dated February 12, 2008, filed by such entities with the Securities and Exchange Commission. The business address of Craig Samuels is 13990 Rancho Dorado Bend, San Diego, California 92130. The title of class of securitiesthey is warrant. Craig Samuels owns 891,500 warrant.

David Y. Chen and Richard L. Chang are deemed to be promoters of Shine Media under the Federal securities laws.

Security Ownership of Officers and Directors of Green China Resources after the Acquisition

The following table sets forth information with respect to the beneficial ownership of Green China Resources common shares immediately after the consummation of the acquisition of Green China Resources by:

• each director and executive officer; and

• all directors and officers as a group.

	Shares of Green China Resources Common Stock	Approximat Pecentage Outstanding Common Stock (1)
Zhenghong Zhu	0	0.0%
Shirley Y. Lee	0	0.0%
Yousherig Zhan	0	0.0%
Richard Chang (2)	402,795	1.0%
David Chen (2)	402,795	1.0%
Lu Keping	0	0.0%
Lucminton Co., Ltd (3)	23,499,999	5.9%
Kelell Inc. (4)	2,199,998	5.6%
Coway Asia Pacific Limited (5)	2,100,000	5.3%
Max Sea Group Limited (6)	2,000,000	5.1
All directors and executive officers as a group (six individuals) (2)	805,590	2.0%
(1)
Beneficial ownership and perscentage has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, based on 39,558,333 shares outstanding immediately after consummation of the securities purchase agreement and does not account for any shares to be issued in the exchange offering or for any other purpose.

(2)	Includes 70,500 shares underlying common stock purchase warrants for each of Messrs Chang and Chen.
(3)	Ms. . Ng Sau Lai has dispositive and voting control over the shares held by Lucminton Co., Ltd.
(4)	Mr. Luk Hiu Ming has dispositive and voting control over the shares held by Kelell Inc.
(5)	Ms. Sung Choi Ha and Ms. Pang Ning have dispositive and voting control over the shares held by Coway Asia Pacific Limited.
(6)	Ms. Cheung Pui Veronica has dispositive and voting control over the shares held by Max Sea Group Limited.

PRICE RANGE OF SECURITIES AND DIVIDENDS

Shine Media

The shares of Shine Media common stock, warrants and units are currently traded on the Over-the-Counter Bulletin Board under the symbols "SHND.OB," "SHND.OB" and "SHNDU.OB," respectively. The closing price for each share of common stock, warrant and unit of Shine Media on May 7, 2008 (the day before the securities purchase agreement was signed), was $5.59, $0.80 and $7.10, respectively. Shine Media units commenced public trading on December 20, 2006 and common stock and warrants commenced public trading on February 26, 2007 and February 23, 2007, respectively.

The table below sets forth, for the calendar quarters indicated, the high and low bid prices of the Shine Media common stock, warrants and units as reported on the Over-the-Counter Bulletin Board. The over-the-counter market quotations reported below reflect inter-dealer prices, without markup, markdown or commissions and may not represent actual transactions.

	Over-the-Counter Bulletin Board
	Common Stock		Warrants		Units
	High	Low	High	Low	High	Low
December 20, 2006 through December 31, 2006	-	-	-	-	$6.15	$6.05

2007 First Quarter	$5.47	$5.25	$0.50	$0.40	$6.60	$6.00
2007 Second Quarter	$5.44	$5.28	$0.70	$0.40	$6.80	$6.18
2007 Third Quarter	$5.50	$5.36	$0.68	$0.42	$6.83	$6.20
2007 Fourth Quarter	$5.75	$5.40	$0.82	$0.47	$7.25	$6.30

2008 First Quarter	$5.70	$5.45	$0.98	$0.45	$7.60	$6.44
2008 Second Quarter	$5.75	$5.55	$0.92	$0.35	$7.40	$6.25

Holders of Shine Media common stock, warrants and units should obtain current market quotations for their securities. The market price of Shine Media common stock, warrants and units could vary at any time before the stock purchase.

In connection with the stock purchase, application has been made for the quotation of the combined company's common stock and warrants on the NASDAQ National Market under the symbols "________," and "_______" respectively, subject to official notice of issuance. If the securities are not listed on the NASDAQ, they will continue to be traded on the over-the-counter bulletin board. Currently there is no trading market for any of the securities of Green China Resources, and there can be no assurance that a trading market will develop.

Holders

As of ________, 2008 (record date), there was _____ holder of record of the units, ____ holders of record of the common stock and _____ holder of record of the warrants. Shine Media believes the beneficial holders of the units, common stock and warrants to be in excess of ____ persons each. It is anticipated that the number of holders of Green China Resources common stock after the redomestication merger will be the same as the number of holders of Shine Media common stock. Immediately after the acquisition of Green China Resources, there will be an additional six record stockholders who acquired shares in the acquisition.

Dividends

Shine Media has not paid any dividends on its common stock to date and do not intend to pay dividends prior to the completion of a business combination.

The payment of dividends by Green China Resources in the future will be contingent upon revenues and earnings, if any, capital requirements and general financial condition of Green China Resources subsequent to completion of a business combination. The payment of any dividends subsequent to a business combination will be within the discretion of the then board of directors. It is believed that the intention of the board of directors is to retain all earnings, if any, for use in the business operations and, accordingly, the board does not anticipate declaring any dividends in the foreseeable future.

SHARES ELIGIBLE FOR FUTURE SALE

After the redomestication merger, consummation of the acquisition of Green China Resources and full acceptance of the exchange offer, there will be 46,058,333 shares of common stock outstanding. The foregoing number of shares assumes none of the 21,000,000 shares are issued for the contingent consideration under the securities purchase agreement. Of that amount, 15,258,333 are registered and freely tradable without securities law restriction; provided that, any of those shares held by "affiliates," as that term is defined in Rule 144 under the Securities Act, which generally includes officers, directors or 10% stockholders will be restricted from public sale as "restricted stock." The 30,800,000 shares of common stock that will be issued in connection with the acquisition of China Greenscape will be restricted stock (as that term is defined in Rule 144, promulgated under the Securities Act) and do not have any registration rights.

After the redomestication merger, there will be issued and outstanding 14,066,666 warrants to acquire 14,066,666 shares of common stock and the underwriters unit purchase option under which there may be issued 1,080,000 shares of common stock and 720,000 warrants (the underlying shares of which are included in the aforementioned shares). The 14,066,666 warrants are freely tradable without securities law restriction unless held by affiliates. The common stock issuable upon exercise of the warrants and underwriters’ unit purchase option is subject to the registration requirements of the federal and state blue sky laws, which may not be obtained in all circumstances, and if registered, will be freely tradable provided that there is a registration statement in effect at the time of their exercise. The securities underlying the underwriters’ unit purchase option and underlying securities have registration rights and may be sold pursuant to Rule 144 based on cashless exercise provisions. The Pre IPO stockholders hold 1,858,333 shares of common stock and 266,666 warrants to acquire 266,666 shares of common stock, all of which have registration rights. There are an aggregate of 14,786,666 shares of common stock that may be issued in the future upon exercise of outstanding warrants and the underwriter unit purchase option.

In general, because Green China Resources is a successor to a “shell” company as defined under Rule 144, no shares of common stock that are restricted shares of Green China Resources will be eligible for resale under Rule 144 until one year after the filing by Green China Resources with the SEC of a report, including a Form 8-K Current Report, with “Form 10 Information.” Once the Form 10 Information has been filed for one year, so long as Green China Resources continues to be current in its filing of required annual and quarterly reports, or equivalent if a foreign private issuer, for the year preceding the sale and it is current in its reporting obligations at the time of sale, then the restricted shares may be sold under the provisions of subpart (c) of Rule 144. Subpart (c) of Rule 144, provides that an affiliate of the company who has owned restricted shares of common stock beneficially for at least six months is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of the then average preceding four weekly trading volume or 1% of the total number of outstanding shares of common stock. Sales by affiliates under Rule 144 also are subject to manner of sale provisions, notice requirements and the availability of current public information about the company. A person who has not been an affiliate for at least the three months immediately preceding the sale and who has beneficially owned shares of common stock for at least six months is entitled to sell the shares under Rule 144 without regard to the limitations described above, however, because Green China Resources was a former shell company, the legend can be removed only in connection with a sale and subject to the current reporting requirements of subpart (i) of Rule 144 regardless of the length of time the shares have been held.

Before the redomestication merger there was no market for the securities of Green China Resources, and no prediction can be made about the effect that market sales of the common stock of Green China Resources or the availability for sale of the common stock of Green China Resources will have on the market price of the common stock. It is anticipated that the market should be similar to that of Shine Media because the redomestication merger will largely be substituting one security for another on as equal terms as is possible. Nevertheless, sales of substantial amounts of our common stock in the public market could adversely affect the market price for our securities and could impair our future ability to raise capital through the sale of common stock or securities linked to the common stock.

DESCRIPTION OF THE COMBINED COMPANY'
SECURITIES FOLLOWING THE STOCK PURCHASE

The following description of the material terms of the capital stock and warrants of the combined company following the stock purchase includes a summary of specified provisions of the Memorandum and Articles of Association of Green China Resources that will be in effect upon completion of the stock purchase and the redomestication merger. This description is subject to the relevant provisions of the BCA of the British Virgin Islands and is qualified by reference to Memorandum and Articles of Association of Green China Resources, copies of which are attached to this proxy statement/prospectus and are incorporated in this proxy /prospectus by reference.

General

The Green China Resources will be authorized to issue 150,000,000 shares of common stock, no par value. The capital of Green China Resources will be stated in United States dollars.

Common shares

The holders of the Green China Resources common stock are entitled to one vote for each share on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Subject to the preferences and rights, if any, applicable to the shares of preference stock that may be created in the future, the holders of the common shares are entitled to receive dividends if and when declared by the board of directors and are entitled to share ratably in any distribution of the assets of the company upon liquidation, dissolution or winding-up, after satisfaction of all debts and other liabilities.

Anti-takeover Effect of Unissued Shares of Capital Stock

Common Stock.    After the redomestication merger, the consummation of the securities purchase agreement and full acceptance of the exchange offer, Green China Resources will have outstanding approximately 46,058,333 shares of common stock, assuming that none of the public stockholders elects to exercise the conversion rights or appraisal rights. There will be reserved an additional 36,146,666 shares of common stock for issuance on exercise of outstanding warrants and options and the contingent consideration for the securities purchase agreement. Another 5,500,000 shares of common stock will be subject to the 2008 Performance Equity Plan. The remaining shares of authorized and unissued common stock will be available for future issuance without additional stockholder approval, subject to the rights of holder of outstanding warrants for which shares of common stock have been reserved. While the additional shares are not designed to deter or prevent a change of control, under some circumstances the combined company could use the additional shares to create voting impediments or to frustrate persons seeking to effect a takeover or otherwise gain control by, for example, issuing those shares in private placements to purchasers who might side with the combined company's board of directors in opposing a hostile takeover bid.

Preference Stock.    The Memorandum and Articles of Association grants the board of directors the authority to create preference stock in one or more series and to fix the number of shares constituting any such series and the preferences, limitations and relative rights, including dividend rights, dividend rate, voting rights, terms of redemption, redemption price or prices, conversion rights and liquidation preferences of the shares constituting any series. The preference shares will be created out of the current authorized shares of common stock and will require an amendment to the Articles of Association This ability could reduce the company's attractiveness as a target for an unsolicited takeover bid since the company could, for example, issue shares of preference stock to parties who might oppose such a takeover bid or shares that contain terms the potential acquirer may find unattractive. This may have the effect of delaying or preventing a change in control, may discourage bids for the common stock at a premium over the market price of the common stock, and may adversely affect the market price of, and the voting and other rights of the holders of, common stock.

Warrants

As of _________, 2008 (record date), there were 14,066,666 warrants outstanding of which 6,900,000 were sold in the initial public offering. Each warrant entitles the registered holder to purchase one share of our common stock at a price of $5.00 per share, subject to adjustment as discussed below, at any time commencing on the completion of the stock purchase. The warrants will expire at 5:00 p.m., New York City time on December 20, 2010. Shine Media may call the warrants (including those underlying the representatives unit purchase option) for redemption with the prior consent of Merriman Curhan Ford & Co. :

•    in whole and not in part;
•    at a price of $.01 per warrant at any time after the warrants become exercisable;
•    upon not less than 30 days' prior written notice of redemption to each warrant holder; and
•    if, and only if, the reported last sale price of the common stock equals or exceeds $8.50 per share, for any 20 trading days within a 30 trading day period ending on the third business day prior to the notice of redemption to warrant holders.

The warrants have been issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and Shine Media.

The exercise price and number of shares of common stock issuable on exercise of the warrants may be adjusted in certain circumstances, including in the event of a stock dividend, recapitalization, reorganization, stock purchase or consolidation of the company. However, the warrants will not be adjusted for issuances of common stock at a price below their respective exercise prices.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of common stock and any voting rights until they exercise their warrants and receive common stock. After the issuance of shares of common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

The warrants may be deprived of any value and the market for the warrants may be limited if the prospectus relating to the common stock issuable upon the exercise of the warrants is not current or if the common stock is not qualified or exempt from qualification in the jurisdictions in which the holders of the warrants reside. No fractional shares will be issued upon exercise of the warrants. However, if a warrant holder exercises all warrants then owned of record by him, Shine Media will pay to the warrant holder, in lieu of the issuance of any fractional share which is otherwise issuable to the warrant holder, an amount for such fractional share in cash based on the market value of the common stock on the last trading day prior to the exercise date.

No warrants will be exercisable unless at the time of exercise a prospectus relating to common stock issuable upon exercise of the warrants is current and the common stock has been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the warrants.

Under the terms of the warrant agreement, the company has agreed to meet these conditions and use its best efforts to maintain a current prospectus relating to common stock issuable upon exercise of the warrants until the expiration of the warrants. However, the company cannot assure you that it will be able to do so, and if it does not maintain a current prospectus related to the common stock issuable upon exercise of the warrants, holders will be unable to exercise their warrants and the company will not be required to settle any such warrant exercise. If the prospectus relating to the common stock issuable upon the exercise of the warrants is not current or if the common stock is not qualified or exempt from qualification in the jurisdictions in which the holders of the warrants reside, the company will not be required to net cash settle or cash settle the warrant exercise, the warrants may have no value, the market for the warrants may be limited and the warrants may expire worthless.

Purchase Option

At the completion of the initial public offering, Shine Media sold to Merriman Curhan Ford & Co., the representative of the underwriters, for $100, an option to purchase up to a total of 360,000 units. The units issuable upon exercise of the option are identical to those offered by this prospectus except that the warrants included in the option have an exercise price of $6.25. This option is exercisable at $7.50 per unit commencing on the consummation of a business combination by Shine Media, and they expire December 20, 2011. The option and the 360,000 units, the 360,000 shares of common stock and the 720,000 warrants underlying such units have been registered under the registration statement for the initial public offering and have been registered under the registration statement including this proxy statement / prospectus. Notwithstanding the foregoing, the option grants to holders demand and “piggy back” rights for periods of five and seven years, respectively, from December 20, 2006, with respect to the registration under the Securities Act of the securities directly and indirectly issuable upon exercise of the option. This option also contains a cashless exercise feature that allows the holder or holders of the option to use the appreciated value of the option to exercise the option without paying cash. The company will bear all fees and expenses attendant to registering the securities, other than underwriting commissions which will be paid for by the holders themselves. The exercise price and number of units issuable upon exercise of the option may be adjusted in certain circumstances, including in the event of a stock dividend, or our recapitalization, reorganization, merger or consolidation. However, the option will not be adjusted for issuances of common stock at a price below its exercise price.

Terms of Promissory Note to be Issued in Exchange Offer

The promissory notes to be issued in the exchange offer will aggregate up to $25,000,000. They will be unsecured and unguaranteed promissory notes of Green China Resources. The promissory notes will only be payable (i) from the proceeds of the exercise of any warrants to purchase capital stock of Green China Resources after the consummation of the acquisition of China Greenscape, or (ii) in the event of expiration of the warrants prior to payment in full of the promissory notes, from the assets or by the issuance of new shares of capital stock of Green China Resources. If the conditions for calling the warrants are met, Green China Resources will promptly call the warrants in order to satisfy its obligations with respect to the promissory notes.

Green China Resources will deposit the proceeds received from the exercise of the warrants up to a maximum of US$25,000,000 in a separate account (the “cash consideration account”) maintained with the United States transfer agent for the common stock of Green China Resources. If the warrants are exercised in response to the company’s call of the warrants, then Green China Resources will hold the proceeds of the warrants exercised following the call until the total amount of the principal of the promissory notes then remaining due has been received, and Green China Resources will then disburse the funds in the cash consideration account to the former holders of the China Greenscape Classes A and C Preferred within three business days. The proceeds from the exercise of the warrants prior to the Green China Resources’ call of the warrants shall be disbursed from the cash consideration account (each a “disbursement”) within three business days after any of the following conditions is met:

(i)	the balance in such cash consideration account reaches US$3,000,000;

(ii)
if the balance in the cash consideration account is greater than one million US$1,000,000, but less than US$3,000,000, and there has either not yet been a disbursement from the cash consideration account or the last disbursement occurred sixty (60) days prior; or

(iii)
more than sixty days have elapsed since either the establishment of the cash consideration account without a disbursement having occurred or since the last disbursement from the cash consideration account, and the balance in the cash consideration account equals or exceeds US$1,000,000.

The amount of cash consideration to be received by each of the preferred stockholders from each disbursement shall be pro-rated based upon the total amount of cash consideration that preferred stockholders is entitled to receive in the exchange offer.

If upon the expiration of the warrants, an insufficient number of them have been exercised to pay the cash consideration in full, then any cash consideration remaining payable (the “deficiency”) shall be payable, at the sole option of Green China Resources, in cash or in ordinary shares of Green China Resources at the rate of one (1) share per each $5.29 or part thereof of the deficiency due to each preferred stockholder (the “stock balance”). Whether paid in cash or in stock, the deficiency shall be satisfied within the earlier of fifteen days of the date the warrants expire or receipt of the notice of form of payment from the Preferred Stockholder on a several basis. If the deficiency is satisfied by the issuance of stock, the Green China Resources will, as expeditiously as possible after issuance, file and make continuing and diligent efforts to have declared effective a registration statement covering the shares issued to satisfy the deficiency, unless the stock balance may be sold pursuant to Rule 144, without limitation, subject to any required opinions.

Registration Rights Agreements

The holders of 1,725,000 shares of common stock are entitled to registration rights pursuant to an agreement to be signed prior to December 20, 2006. The holders of the majority of these shares are entitled to make up to two demands that the company register these shares. The holders of the majority of these shares can elect to exercise these registration rights at any time after the date on which these shares of common stock are released from escrow. In addition, the stockholders have certain “piggy-back” registration rights on registration statements filed subsequent to the date on which these shares of common stock are released from escrow. The company will bear the expenses incurred in connection with the filing of any such registration statements.

The company granted to the holders of the 133,333 units purchased in a private placement immediately prior to the initial public offering on December 20, 2006, demand and piggy-back registration rights with respect to the shares, the warrants and the shares underlying the warrants comprising such units at any time commencing on the date the company consummates a business combination. The demand registration may be exercised by the holders of a majority of such units.

The company has granted the representative of the underwriters registration rights for the unit purchase option sold in connection with the initial public offering.

Transfer Agent and Registrar

The transfer agent and registrar for the shares of Shine Media common stock, warrants and units is Continental Stock Transfer & Trust Company, 17 Battery Place, New York, New York 10004, (212) 509-4000.

STOCKHOLDER PROPOSALS

If the stock purchase transaction is not consummated, the Shine Media 2009 annual meeting of stockholders will be held on or about January 15, 2009, unless the date is changed by the board of directors. If you are a stockholder and you want to include a proposal in the proxy statement for the year 2009 annual meeting, you need to provide it to us by no later than ______, 2008. You should direct any proposals to our secretary at Shine Media's principal office in 29 Level, Central Plaza, 381 Huai Hai Zhong Road, Shanghai 200020, China. If you want to present a matter of business to be considered at the year 2009 annual meeting, under Shine Media by-laws you must give timely notice of the matter, in writing, to our secretary. To be timely, the notice has to be given by no less than 60 days and no more than 90 days prior to the meeting, which for a meeting to be held on January 15, 2009 would be between __________, 2008 and ________, 2008.

LEGAL MATTERS

Maples & Calder, Road Town, Tortola, British Virgin Islands, have passed upon the validity of the securities issued in connection with the redomestication merger and certain other legal matters related to this proxy statement/prospectus.

Golenbock Eiseman Assor Bell & Peskoe, LLP, New York, New York, has passed upon the tax matters relating to the redomestication merger as set forth in this proxy statement / prospectus. A copy of their opinion is filed as an exhibit to the Registration Statement of which this proxy statement / prospectus forms a part.

EXPERTS

The consolidated balance sheets of China Greenscape Co., Ltd. as of December 31, 2007, and the related consolidated statements of income, owners’ equity and cash flows for the year ended December 31, 2007, and the balance sheets of Jiangsu Sunshine Zoology and Forestry Development Co., Ltd as of December 31, 2006 and 2007, and the related consolidated statements of income, owners' equity, and cash flows for the years ended December 31, 2006 and 2007, have been included herein in reliance upon the report of UHY Vocation HK CPA Limited, an independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

The balance sheet of Shine Media at December 31, 2006 and the related statements of operations, cash flows and stockholders’ equity for the period from June 24, 2005 (inception) to December 31, 2005, and for the year ended December 31, 2006, included in this proxy statement/prospectus and in the registration statement have been audited by Goldstein Golub Kessler LLP, independent registered public accounting firm, to the extent set forth in their report appearing elsewhere in this proxy statement / prospectus and in the registration statement. The financial statements and the report of Goldstein Golub Kessler LLP are included in reliance upon their report given upon the authority of Goldstein Golub Kessler LLP as experts in auditing and accounting.

The balance sheet of Shine Media at December 31, 2007 and the related statements of operations and cash flows for the years ended December 31, 2007 and the period from June 24, 2005 (inception) to December 31, 2007 and the statement of stockholder’s equity for the period from June 24, 2005 (inception) to December 31, 2007, included in this proxy statement/prospectus and in the registration statement have been audited by Kabani & Company, Inc., independent registered public accounting firm, to the extent set forth in their report appearing elsewhere in this proxy statement / prospectus and in the registration statement. The financial statements and the report of Kabani & Company, Inc. are included in reliance upon their report given upon the authority of Kabani & Company, Inc. as experts in auditing and accounting.

FINANCIAL STATEMENTS OF CHINA GREEN RESOURCES

Because Green China Resources is a wholly owned subsidiary of Shine Media, all of its expenses have been consolidated into the financial statements of Shine Media. Moreover, Green China Resources has had no operations and no assets or liabilities to date and will have no operations prior to its acquisition of China Greenscape and its subsidiary, JSZF. Therefore separate financial statements of Green China Resources are not included in this proxy statement/prospectus.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS

Pursuant to the rules of the Securities and Exchange Commission, Green China Resources and the service providers that it employs to deliver communications to its stockholders are permitted to deliver to two or more stockholders sharing the same address, a single copy of each of Green China Resources' annual report to stockholders and Green China Resources' proxy statement. Upon written or oral request, Green China Resources will deliver a separate copy of the annual report to stockholder and/or proxy statement to any stockholder at a shared address to which a single copy of each document was delivered and who wishes to receive separate copies of such documents in the future. Stockholders receiving multiple copies of such documents may likewise request that Green China Resources deliver shingle copies of such documents in the future. Stockholders may notify Green China Resources of their requests by calling or writing Green China Resources at its principal executive offices at Green China Resources. In addition China Green Resources will make available free of charge its annual report, quarterly reports, 8-K and similar reports and other SEC filings through an Internet website.

WHERE YOU CAN FIND MORE INFORMATION

Shine Media files reports, proxy statements and other information with the Securities and Exchange Commission as required by the Securities Exchange Act of 1934, as amended.

You may read and copy reports, proxy statements and other information filed by Shine Media with the Securities and Exchange Commission at the Securities and Exchange Commission public reference room located at 100 F. Street, N.E., Washington, D.C. 20549.

You may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. You may also obtain copies of the materials described above at prescribed rates by writing to the Securities and Exchange Commission, Public Reference Section, 100 F. Street, N.E., Washington, D.C. 20549.

Shine Media files its reports, proxy statements and other information electronically with the Securities and Exchange Commission. You may access information on Shine Media at the Securities and Exchange Commission web site containing reports, proxy statements and other information at: http: //www.sec.gov.

After the securities purchase, if the securities of Green China Resources are listed on the NASDAQ National Market, unless you notify Shine Media of your desire not to receive these reports, Green China Resources will furnish to you all periodic reports that it files with the Securities and Exchange Commission, including audited annual consolidated financial statements and unaudited quarterly consolidated financial statements, as well as proxy statements and related materials for annual and special meetings of stockholders.

Information and statements contained in this proxy statement / prospectus, or any annex to this proxy statement/prospectus incorporated by reference in this proxy statement/prospectus, are qualified in all respects by reference to the copy of the relevant contract or other annex filed as an exhibit to this proxy statement/prospectus or incorporated in this proxy statement/prospectus by reference.

All information contained in this proxy statement / prospectus or incorporated in this proxy statement / prospectus by reference relating to Shine Media has been supplied by Shine Media. All information contained in this proxy statement / prospectus or incorporated in this proxy statement / prospectus by reference relating to Green China Resources has been supplied by Green China Resources. All information contained in this proxy statement / prospectus or incorporated in this proxy statement / prospectus by reference relating to China Greenscape and JSZF has been supplied by China Greenscape. All information contained in this proxy statement / prospectus relating to the Selling Stockholders has been supplied by either China Greenscape or those persons. Information provided by any one person or entity does not constitute any representation, estimate or projection of any other person.

If you would like additional copies of this proxy statement/prospectus, or if you have questions about the stock purchase, you should contact:

Shine Media Acquisition Corp.
29 Level, Central Plaza
381 Huai Hai Zhong Road,
Shanghai 200020, China

CHINA GREENSCAPE CO. LTD.
(FORMERLY KNOWN AS LINGERSAKE CO. LTD.)
REPORT AND CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIOD FROM FEBRUARY 5, 2007
(DATE OF INCORPORATION) TO DECEMBER 31, 2007

CONTENTS

Pages

Report of Independent Registered Public Accounting Firm	F-1

Consolidated Balance Sheet	F-2

Consolidated Statement of Income	F-3

Consolidated Statement of Owner's Equity	F-4

Consolidated Statement of Cash Flows	F-5

Notes to the Consolidated Financial Statements	F-6 - F-19

REPORT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

TO THE BOARD OF DIRECTORS
CHINA GREENSCAPE CO. LTD.
(FORMERLY KNOWN AS LINGERSAKE CO. LTD.)

We have audited the accompanying consolidated balance sheets of China Greenscape Co., Ltd. (the “Company”) and subsidiary as of December 31, 2007, and the related consolidated statements of income, owners’ equity, and cash flows for the period from February 5, 2007 (date of incorporation) to December 31, 2007. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall finan

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of China Greenscape Co., Ltd. and subsidiary as of December 31, 2007, and the consolidated results of their operations and their cash flows for the period then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ UHY VOCATION HK CPA LIMITED
UHY VOCATION HK CPA LIMITED
Certified Public Accountants

June 19, 2008

HONG KONG,

CHINA GREENSCAPE CO. LTD.
(FORMERLY KNOWN AS LINGERSAKE CO. LTD.)
CONSOLIDATED BALANCE SHEET
DECEMBER 31, 2007

Assets
	Note	USD
Current assets
Cash	4	17,947,288
Accounts receivable	5	9,315,537
Due from a related party	10	414,812
Prepayments and other receivables	6	1,394,498
Deferred expenses	9	945,038
Inventories	7	60,313,599

Total current assets		90,330,772

Non-current assets
Property, plant and equipment, net	8	3,270,939

Total assets		93,601,711

Liabilities and owner's equity

Current liabilities
Accounts payable		6,243,995
Due to a related party	10	351,606
Accrued liabilities and other payables	11	2,509,408
Short-term loans	12	10,967,017

Total current liabilities		20,072,026

Long term liabilities
Unsecured loan	13	32,901,050

Total liabilities		52,973,076

Convertible preferred shares	14	20,000,000

Owner's equity
Capital	15	130,000
Additional paid-in capital		11,270,000
Retained earnings		7,745,398
Accumulated other comprehensive income
Foreign currency translation gain		1,483,237
Total owner's equity		20,628,635

Total liabilities and owner's equity		93,601,711

See accompanying notes to consolidated financial statements.

CHINA GREENSCAPE CO. LTD.
(FORMERLY KNOWN AS LINGERSAKE CO. LTD.)
CONSOLIDATED STATEMENT OF INCOME
FOR THE PERIOD FROM FEBRUARY 5, 2007
(DATE OF INCORPORATION) TO DECEMBER 31, 2007

	Note	USD

Revenues	16	17,246,624

Cost of revenues		(7,999,905)

Gross profit		9,246,719

Selling, general and administrative expenses		(1,263,236)

Operating income		7,983,483

Finance and other costs		(643,763)
Other income		23,039
Interest income		382,639

Income before income taxes		7,745,398

Income tax expense	17	-

Net income		7,745,398

Other comprehensive income
Foreign currency translation gain		1,483,237

Comprehensive income		9,228,635

See accompanying notes to consolidated financial statements.

CHINA GREENSCAPE CO. LTD.
(FORMERLY KNOWN AS LINGERSAKE CO. LTD.)
CONSOLIDATED STATEMENT OF OWNER'S EQUITY
FOR THE PERIOD FROM FEBRUARY 5, 2007
(DATE OF INCORPORATION) TO December 31, 2007

	Capital	Additional paid-in capital	Retained earnings	Foreign currency translation gain	Total
	USD	USD	USD	USD	USD

Issues of shares	130,000	-	-	-	130,000

Additional paid-in capital	-	11,270,000	-	-	11,270,000

Comprehensive income :
Net income	-	-	7,745,398	-	7,745,398
Foreign currency translation gain	-	-	-	1,483,237	1,483,237

Balance as of December 31, 2007	130,000	11,270,000	7,745,398	1,483,237	20,628,635

See accompanying notes to consolidated financial statements.

CHINA GREENSCAPE CO. LTD.
(FORMERLY KNOWN AS LINGERSAKE CO. LTD.)
CONSOLIDATED STATEMENT OF CASH FLOWS
FOR THE PERIOD FROM FEBRUARY 5, 2007
(DATE OF INCORPORATION) TO DECEMBER 31, 2007

USD
Cash flows from operating activities:

Net income	7,745,398

Adjustments to reconcile net income to net
cash used in operating activities:
Depreciation of property, plant and equipment	176,279

Changes in :
Accounts receivable	(9,315,537)
Prepayments and other receivables	(1,394,498)
Inventories	(60,313,599)
Deferred expenses	(945,038)
Accounts payable	6,243,995
Accrued liabilities and other payables	2,509,408

Cash used in operating activities	(55,293,592)

Cash flows from investing activities:
Due from a related party	(414,812)
Due to a related party	351,606
Capital expenditure	(3,453,708)

Cash used in investing activities	(3,516,914)

Cash flows from financing activities:
Proceeds from issuance of shares	31,400,000
Proceeds from unsecured loan	32,901,050
Proceeds from bank loans	43,868,067
Repayment of bank loans	(32,901,050)

Cash provided by financing activities	75,268,067

Effect of foreign exchange rate changes	1,489,727

Changes in cash	17,947,288
Cash, beginning of period	-
Cash, end of period	17,947,288

Supplemental disclosures of cash flow and non-cash information :

Interest paid	643,763

See accompanying notes to consolidated financial statements.

CHINA GREENSCAPE CO. LTD.
(FORMERLY KNOWN AS LINGERSAKE CO. LTD.)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIOD FROM FEBRUARY 5, 2007
(DATE OF INCORPORATION) TO DECEMBER 31, 2007

1.	Organization and Principal Activities

According to the Certificate of change of name issued on September 24, 2007, Lingersake Co. Ltd. changed its name to China Greenscape Co. Ltd.

China Greenscape Co. Ltd. (the "Company" or "China Greenscape"), former Lingersake Co. Ltd., was incorporated in the British Virgin Islands ("BVI") on February 5, 2007 as a limited liability company. The Company's ultimate holding company is Lucminton Co. Ltd. and the ultimate sole beneficiary and owner is Wu Xiu Li. The Company was established in connection with the reorganization of Jiangsu Sunshine Zoology and Forestry Development Co., Limited ("Sunshine" or "JSZF").

On June 10, 2007, the Company entered into an agreement for purchase of all shares of JSZF at a consideration of USD10,433,918. The proceeds has been paid in full on July 2007 and the change of ownership was approved by the Chinese Government on June 27, 2007.

China Greenscape owns 100% equity interest of JSZF. The Company and its subsidiary are collectively referred to as the "Group".

The Group is principally engaged in tree plantation and management, manufacture and distribution of forestry products on a project basis particularly for new housing estates and government environmental improvement projects.

2.	Basis of Presentation

The Group's consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America ("U.S. GAAP") for the interest of the investors. In the opinion of management, such statements include all adjustments, which are considered necessary for a fair presentation of the financial position of the Group at December 31, 2007, and the results of its operations, and cash flows for the period from February 5, 2007 (date of incorporation) to December 31, 2007. The results of operations for the period ended December 31, 2007 are not necessarily indicative of the operating results for the full year.

The acquisition of JSZF was accounted for using the purchase method of accounting. The accompanying consolidated financial statements include the operation results of JSZF from the date of acquisition.

The Group's functional currency is the Chinese Renminbi ("RMB"). For the convenience of the reader, the U.S. dollar translation amounts are included in the accompanying consolidated financial statements. Assets and liabilities are translated at the rate of exchange in effect on the balance sheet date; income and expenses are translated at the average rate of exchange prevailing during the year. The related transaction adjustments are reflected in "Accumulated other comprehensive income" in the owners' equity section of our balance sheet.

2.	Basis of Presentation (…/Cont'd)

The average monthly rate for the period from February 5, 2007 (date of incorporation) to December 31, 2007 and the closing rate as at 31 December 2007 is RMB7.5632 and RMB7.2946 to one USD respectively.

3.	Summary of Significant Accounting Policies

	(a)	Principles of Consolidation

The consolidated financial statements include the Company and its subsidiary, JSZF. All significant intercompany balances and transactions have been eliminated in consolidation.

	(b)	Cash

Cash consist of cash on hand and in banks.

	(c)	Accounts Receivable

Accounts receivable are recorded at the invoiced amount after deduction of trade discounts and allowance, if any, and do not bear interest. The allowance for doubtful accounts is management's best estimate of the amount of probable credit losses in the existing accounts receivable. Management determines the allowance based on historical write-off experience, customer specific facts and economic condition. (Note 5)

	(d)	Inventories

Inventories are stated at the lower of cost or market value. Cost of agricultural material are determined using the weighted average cost method. Cost of plants and forestry products comprises direct material and direct production costs.

Inventories are comprised of plants and forestry products for growing and valuable trees of different types aging from 50 years to 500 years or more used mainly for environmental projects.

CHINA GREENSCAPE CO. LTD.
(FORMERLY KNOWN AS LINGERSAKE CO. LTD.)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIOD FROM FEBRUARY 5, 2007
(DATE OF INCORPORATION) TO DECEMBER 31, 2007

3.	Summary of Significant Accounting Policies (.../Cont'd)

	(e)	Property, Plant, and Equipment, net

Property, plant, and equipment are stated at cost less accumulated depreciation. Depreciation expense is recognized using the straight-line method to the asset's estimated residual value over the estimated useful lives of the asset as follows:

Years

		Buildings	10-20
		Production equipment	5-10
		Furniture, fixtures and office equipment	5-10

	(f)	Impairment of Long-Lived Assets

Long-lived assets, including property, plant, and equipment are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset.

When applicable, assets to be disposed of are separately presented in the balance sheet and reported at the lower of the carrying amount or fair value less costs to sell, and are no longer depreciated. The assets and liabilities of a disposed group classified as held for sale are presented separately in the appropriate asset and liability sections of the consolidated balance sheet wherever applicable.

No impairment was recognized for the period from February 5, 2007 (date of incorporation) to December 31, 2007.

	(g)	Revenue Recognition

(a)
Revenue generated from sales of plants and forestry products is recognized when persuasive evidence of an arrangement exists, delivery of the products has occurred, customer acceptance has been obtained, which means the significant risks and rewards of the ownership have been transferred to the customer, the price is fixed or determinable and collectibility is reasonably assured.

(b)
Government grants are recognized as income on a systematic basis over the periods which they are intended to benefit. Grants that relate to revenues are recognized in the same period as the related revenues are reflected; grants that relate to current expenses are reflected in the same period as the related expenses are reported. Grants based on other performance criteria are reflected in income in the period in which the related performance criteria are met. Grants that relate to depreciable property and equipment are reflected in income over the useful lives of the related assets.

CHINA GREENSCAPE CO. LTD.
(FORMERLY KNOWN AS LINGERSAKE CO. LTD.)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIOD FROM FEBRUARY 5, 2007
(DATE OF INCORPORATION) TO DECEMBER 31, 2007

3.	Summary of Significant Accounting Policies (.../Cont'd)

	(h)	Income Taxes

The Company is incorporated in the British Virgin Islands, the laws of which do not require the Company to pay any kind of taxes.

Pursuant to the circular No.171 issued by the Chinese National Tax Bureau dated November 1, 2001, JSZF is exempted from all kinds of income taxes until further notice.

	(i)	Pension and Postretirement Benefit Plans

Contributions to retirement plans (which are defined contribution plans) are charged as and when the related employee service is provided.

	(j)	Use of Estimates

The preparation of the consolidated financial statements requires management of the Group to make a number of estimates and assumptions relating to the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the period. Significant items subject to such estimates and assumptions include the recoverability of the carrying amount and the estimated useful lives of long-lived assets; valuation allowances for receivables and realizable values for inventories. Actual results could differ from those estimates.

	(k)	Contingencies

In the normal course of business, the Group is subject to contingencies, including legal proceedings and claims arising out of the businesses that relate to a wide range of matters, including among others, product liability. The Group records accruals for such contingency based upon the assessment of the probability of occurrence and, where determinable, an estimate of the liability. Management may consider many factors in making these assessments including past history, scientific evidence and the specifics of each matter. As management has not become aware of any product liability claim.

	(l)	Recently Issued Accounting Standards

On September 15, 2006, the FASB issued SFAS No. 157, "Fair Value Measurements" ("SFAS 157"). SFAS 157 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. SFAS 157 is effective as of the beginning of the first fiscal year beginning after November 15, 2007. The adoption of this statement did not have a material effect on the Group's financial condition and results of operations.

CHINA GREENSCAPE CO. LTD.
(FORMERLY KNOWN AS LINGERSAKE CO. LTD.)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIOD FROM FEBRUARY 5, 2007
(DATE OF INCORPORATION) TO DECEMBER 31, 2007

3.	Summary of Significant Accounting Policies (……/Cont'd)

	(l)	Recently Issued Accounting Standards (……/Cont'd)

In September 2006, FASB issued SFAS No. 158, Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No 87, 88, 106 and 132(R) (SFAS 158). SFAS 158 requires the recognition of the overfunded or underfunded status of a defined benefit postretirement plan as an asset or liability in the statement of financial position and the recognition of changes in that funded status in the year in which the changes occur through comprehensive income. SFAS 158 also requires the measurement of the funded status of a plan as of the date of the year-end statement of financial position. The Group does not anticipate that the adoption of this statement will have a material effect on the Group’s financial condition and results of operations.

On February 15, 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities: Including an amendment of FASB Statement No. 115 (SFAS 159). SFAS 159 permits all entities to elect to measure many financial instruments and certain other items at fair value with changes in fair value reported in earnings. SFAS 159 is effective as of the beginning of the first fiscal year that begins after November 15, 2007, with earlier adoption permitted. The Group does not anticipate that the adoption of this statement will have a material effect on the Group’s financial condition and results of operations.

In December 2007, The FASB issued SFAS No. 141 (revised 2007), "Business Combinations" ("SFAS 141R"), which replaces FASB Statement no. 141. SFAS 141R establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, any non-controlling interest in the acquiree and the goodwill acquired. The Statement also establishes disclosure requirements that will enable users to evaluate the nature and financial effects of the business combination. SFAS 141R is effective as of the beginning of an entity's fiscal year that begins after December 15, 2008, which will be the Company's fiscal year that begins after December 15, 2008. The Group is currently evaluating the potential impact, if any, of the adoption of SFAS 141R on the Group's financial condition, results of operations and cash flows.

In December 2007, the FASB issued SFAS No. 160, "Noncontrolling Interests in Consolidated Financial Statements - an amendment of ARB No. 51 (SFAS 160)." SFAS 160 requires that accounting and reporting for minority interests will be recharacterized as noncontrolling interests and classified as a component of equity. SFAS 160 also establishes reporting requirements that provide sufficient disclosures that clearly identify and distinguish between the interests of the parent and the interests of the noncontrolling owners. SFAS 160 applies to all entities that prepare consolidated financial statements, except not-for-profit organizations, but will affect only those entities that have an outstanding noncontrolling interest in one or more subsidiaries or that deconsolidate a subsidiary. This statement is effective as of the beginning of an entity's first fiscal year beginning after December 15, 2008. Based upon the December 31, 2007 balance sheet, the impact of adopting SFAS 160 would be to reclassify in minority in consolidated subsidiaries from total liabilities to a separate component of owners’ equity

CHINA GREENSCAPE CO. LTD.
(FORMERLY KNOWN AS LINGERSAKE CO. LTD.)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIOD FROM FEBRUARY 5, 2007
(DATE OF INCORPORATION) TO DECEMBER 31, 2007

3.	Summary of Significant Accounting Policies (……/Cont'd)

(l) Recently Issued Accounting Standards (……/Cont'd)

In December 2007, SAB 109 supersedes SAB 105, "Application of Accounting Principles to Loan Commitments", provided that the expected net future cash flows related to the associated servicing of the loan should be included in the measurement of all written loan commitments that are accounted for at fair value through earnings. SAB 105 also indicated that internally-developed intangible assets should not be recorded as part of the fair value of a derivative loan commitment. The Group does not believe that the adoption of this statement will have a material effect on the Group's financial condition and results of operations.

Management does not believe that any other recently issued, but not yet effective accounting pronouncements, if adopted, would have a material effect on the accompanying financial statements.

(m) Segment Reporting

The Group has only one operating segments, as that term is defined in FASB Statement No. 131, Disclosure About Segments of an Enterprise and Related Information. All of the Group's operations and customers are in China. Accordingly, no geographic information is presented.

4.	Cash

Cash represents cash in bank and cash on hand, without collateral.

All of the Company's net sales and costs are denominated in the Chinese Renminbi, Renminbi is not a freely convertible currency and the remittance of funds out of the PRC is subject to the exchange restrictions imposed by the PRC government. As a result, changes in exchange rate of Renminbi to the U.S. dollar will affect the Company's sales, cost of sales, and operating margins and could result in exchange losses. The impact of future exchange rate fluctuations on the Company's results of operations cannot be accurately predicted.

5.	Accounts Receivable

The Group performs ongoing credit evaluations of its customers' financial conditions. The recoverability of the trade accounts receivable is reviewed by management based on the receivables' aging characteristics, management evaluation of the current creditworthiness and past collection history of each customer. A provision for doubtful accounts of USD553,089 has been provided as of December 31, 2007.

CHINA GREENSCAPE CO. LTD.
(FORMERLY KNOWN AS LINGERSAKE CO. LTD.)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIOD FROM FEBRUARY 5, 2007
(DATE OF INCORPORATION) TO DECEMBER 31, 2007

5.	Accounts Receivable (……/Cont'd)

The Company's business is affected by a number of economic factors, including the level of economic activity in the markets in which the Company operates and the level of interest rates. A decline in economic activity or an increase in interest rates in PRC China could materially affect the Company's financial condition and results of operations. In the Company's business, a decline in economic activity, as a result of cyclical or other factors, typically results in a decline in purchases of the Company's products, which would result in a decrease in the Company's sales volume and profitability.

6.	Prepayments and Other Receivables

USD

Prepayments to suppliers	530,872
Other receivables	863,626
1,394,498

7.	Inventories

Inventories consist of the following:
USD

Agricultural materials (Note a)	10,796
Plants and forestry products	60,302,803
60,313,599

(a)	Agricultural materials include fertilisers and pesticides not yet utilised as at balance sheet date.

8.	Property, Plant and Equipment

USD

Buildings	1,713,168
Production equipment	1,675,949
Furniture, fixtures and office equipment	64,591
3,453,708
Accumulated depreciation	(182,769)
3,270,939

Depreciation expense for the period from February 5, 2007 (date of incorporation) to December 31, 2007 was USD182,769.

CHINA GREENSCAPE CO. LTD.
(FORMERLY KNOWN AS LINGERSAKE CO. LTD.)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIOD FROM FEBRUARY 5, 2007
(DATE OF INCORPORATION) TO DECEMBER 31, 2007

9.	Deferred Expenses

Deferred expenses represents amounts paid for the P.R.C. Government subsidized environmental projects. When such projects are completed and approved by the P.R.C. Government, it will be capitalized as property, plant and equipment.

10.	Related Party Transactions

(a) Summary of Significant Related Party Transactions

The significant related party transactions of the Company are summarized as follows:

Sales of forestry products to related parties :

USD

Nanjin Jianhui Realty Development Co., Ltd.	1,860,151
Weilan Realty (Zhejiang) Co., Ltd.	53,344
Jiangsu Sunshine Realty Co., Ltd.	1,153,340
Jiangyin Lichang Realty Co., Ltd.	1,295,001
4,361,836

(b)	Amount due from/to related parties

Amount due from a related party:

USD

Weilan Realty (Zhejiang) Co., Ltd.	414,812

Amount due to a related party :

USD

Hong Kong Rise Forever
Company Limited ("HKRF")	351,606

(i)	Amounts due from / to a related party is unsecured, non-interest bearing and without fixed repayment terms.

(ii)	The above companies were affiliated companies.

CHINA GREENSCAPE CO. LTD.
(FORMERLY KNOWN AS LINGERSAKE CO. LTD.)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIOD FROM FEBRUARY 5, 2007
(DATE OF INCORPORATION) TO DECEMBER 31, 2007

11.	Accrued Liabilities and Other Payables

Accrued liabilities and other payables consist of the following:

USD

Accrued salaries	34,733
Receipts in advance (a)	230,307
Other payables (b)	2,244,368
2,509,408

(a)	Receipts in advance represent cash deposits received from customers in connection with the sales of products.

(b)
Other payables at December 31, 2007 include USD1,774,591 representing amounts received for government grants which will be recognized as income when the relevant projects are completed and approved by the relevant government bodies.

12.	Short-Term Loans

USD

Loans raised	43,868,067
Loans repaid	(32,901,050)
Balance at December 31, 2007	10,967,017

The short-term bank loans are secured by the guarantee of a third party. Interest is charged at current bank rate ranging from 5% to 6% per annum.

13.	Unsecured Loans

Unsecured loans at December 31, 2007 are as follows:

USD

Jiangsu Sunshine Group Co., Ltd.	21,385,682
Jiangyin Sunshine Investment Co., Ltd.	3,290,105
Jiangyin Hengfeng Investment Co., Ltd.	3,290,105
Jiangyin Jinye Investment Co., Ltd.	3,290,105
Jiangyin Saite Technology Co., Ltd.	1,645,053
32,901,050

The above unsecured loans from previous shareholders under contract are interest free, and have a term of eight years from June 1, 2007 to May 31, 2015. The Company is not required to repay the loans at the first four years. After May 31, 2011, 15%, 30%, 30% and 25% of the loans amount are repayable in the first, second, third and forth year, respectively.

CHINA GREENSCAPE CO. LTD.
(FORMERLY KNOWN AS LINGERSAKE CO. LTD.)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIOD FROM FEBRUARY 5, 2007
(DATE OF INCORPORATION) TO DECEMBER 31, 2007

14.	Convertible Preferred Shares

Convertible preferred shares include~~s~~ USD20,000,000 which represents the proceeds for issue of 400,000 Series A Preferred Shares of US$50 each from Chardan China Investments, LLC. Each share of Series A Preferred is initially convertible into ten common share of the issuer, subject to adjustment in accordance with the memorandum of the Company, at the holder's option at any time on an all-or-none basis and is entitled to a 7% annual cumulative dividend. Dividends through December 31, 2007 are not material.

15.	Registered Capital

The Company is a limited liability company established in February 2007. At the time of incorporation, the registered capital of the Company was 50,000 common shares with par value of US$1.00 each share.

On February 28, 2007, one share was issued to shareholder at par value of US$1.00.

On April 18, 2007, each share with par value of US$1.00 were subdivided into 100 shares with par value of US$0.01. After subdivision of shares, the registered capital of the Company was 5,000,000 common shares with par value of US$0.01 each and the issued capital was 100 shares with par value of US$0.01 each.

On May 7, 2007, 4,999,900 shares were issued to shareholder at par value of US$0.01 each.

On August, 2007, 8,000,000 shares were issued to shareholder at US$1.42 each while par value is US$0.01 each and premium is US$1.41 each.

16.	Revenues

Revenues for the period from February 5, 2007 (date of incorporation) to December 31, 2007 consist of the following:

USD

Sales of forestry products	17,246,624

17.	Income Taxes

All of the Group's income is generated in the PRC.

Pursuant to the circular No.171 issued by the Chinese National Tax Bureau dated November 1, 2001, the Company is exempted from all kinds of income taxes, same as similar entities in the industry. Further notice or future tax changes are unknown, and their impact on the Company's financial statements can not be estimated.

CHINA GREENSCAPE CO. LTD.
(FORMERLY KNOWN AS LINGERSAKE CO. LTD.)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIOD FROM FEBRUARY 5, 2007
(DATE OF INCORPORATION) TO DECEMBER 31, 2007

18.	Pension and Postretirement Benefit Plans

Pursuant to the relevant laws and regulation in the PRC, the Group participates in defined contribution retirement plans for its employees arranged by a governmental organization. The Group makes contributions of USD5,036 for ther period from February 5, 2007 (date of incorporation) to December 31, 2007 to the retirement plans at the applicable rate of 1.2% based on the employees' salaries. The required contributions under the retirement plans are charged to the consolidated statements of income on an accrual basis.

The Group has no other obligation to make payments in respect of retirement benefits of its employees.

19.	Derivative Financial Instruments and Hedging Activities

The Group did not enter into any derivative financial instruments for any purpose during the periods presented. The Group does not hedge risk exposures or speculate using derivative instruments.

20.	Fair Value of Financial Instruments

The fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties. The carrying amount of financial instruments, such as trade accounts receivable, other receivables, trade accounts payable, and other payables, approximates their fair values because of the short term maturity of these instruments.

21.	Operating Lease Commitment

Rental expense for obligations under operating leases was approximately USD186,400 for the period from February 5, 2007 (date of incorporation) to December 31, 2007. As of December 31, 2007, the total future minimum lease payments under non-cancellable operating leases in respect of leased land are payable as follows:

USD
Leased land
Repayable in:-
2008	376,045
2009	376,045
2010	376,045
2011	376,045
2012	376,045
Thereafter	6,313,547
8,193,772

CHINA GREENSCAPE CO. LTD.
(FORMERLY KNOWN AS LINGERSAKE CO. LTD.)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIOD FROM FEBRUARY 5, 2007
(DATE OF INCORPORATION) TO DECEMBER 31, 2007

22.	Significant Concentrations

During the period from February 5, 2007 to December 31, 2007, four customers accounted for approximately 52% of the Company's revenues. These customers comprise approximately 33% of accounts receivable at December 31, 2007.

23.	Acquisition of the Subsidiary, JSZF

The Company has entered into an agreement for purchase of all shares of JSZF on June 10, 2007 at a consideration of USD10,433,918 and the change of ownership was approved by the Chinese Government on June 27, 2007. The purchase price was paid in full in July 2007. The summary of the historical financial results of JSZF are as follow:-

Audited
Year Ended
December 31, 2007
USD

Revenues	33,333,853

Cost of revenues	(14,823,459)

Gross profit	18,510,394

Sales and general administrative expenses	(1,318,419)

Operating income	17,191,975

Finance and other costs	(800,491)
Interest income	378,071
Interest expenses	-
Other income	36,922

Income before income taxes	16,806,477

Income tax expense	-

Net income	16,806,477

24.	Contingencies and Commitments

(a)
JSZF has entered into an agreement with Jiangyin Chengfeng Eco-park Co., Limited ("Jiangyin Chengfeng") on November 17, 2007, a supplementary agreement was signed on March 1, 2008, to purchase forestry assets amounting to USD10,460,820.

(b)
On December 20, 2007, JSZF has entered into an agreement with Jiangyin Chengfeng to purchase forestry assets amounting to USD49,625,751. Total deposits of USD35,642,804 were paid during the period from January 2008 to March 2008.

CHINA GREENSCAPE CO. LTD.
(FORMERLY KNOWN AS LINGERSAKE CO. LTD.)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIOD FROM FEBRUARY 5, 2007
(DATE OF INCORPORATION) TO DECEMBER 31, 2007

25.	Subsequent events

During the period from January 2008 to February 2008, JSZF has raised bank loans amounting to USD21,934,033 to finance the purchase of forestry assets. The bank loans are secured by the guarantee of a third party. Interest is charged at current bank rate ranging from 6.225% to 7.47% per annum.

CHINA GREENSCAPE CO. LTD.
(FORMERLY KNOWN AS LINGERSAKE CO. LTD.)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIOD FROM FEBRUARY 5, 2007
(DATE OF INCORPORATION) TO DECEMBER 31, 2007

JIANGSU SUNSHINE ZOOLOGY AND FORESTRY DEVELOPMENT CO., LTD.
REPORT AND FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2007 AND 2006

CONTENTS

Pages

Report of Independent Registered Public Accounting Firm	F-20

Balance Sheets	F-21

Statements of Operations	F-22

Statements of Owners' Equity	F-23

Statements of Cash Flows	F-24

Notes to the Financial Statements	F-25 - F-35

REPORT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

TO THE BOARD OF DIRECTORS
JIANGSU SUNSHINE ZOOLOGY AND FORESTRY DEVELOPMENT CO., LTD.

We have audited the accompanying balance sheets of Jiangsu Sunshine Zoology and Forestry Development Co., Ltd. (the “Company”) as of December 31, 2007 and 2006, and the related statements of income, owners’ equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall finan

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Jiangsu Sunshine Zoology and Forestry Development Co., Ltd. as of December 31, 2007 and 2006, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ UHY VOCATION HK CPA LIMITED
UHY VOCATION HK CPA LIMITED
Certified Public Accountants

June 19, 2008

HONG KONG,

JIANGSU SUNSHINE ZOOLOGY AND FORESTRY DEVELOPMENT CO., LTD.
BALANCE SHEETS
AS OF DECEMBER 31, 2007 AND 2006

		2007	2006
	Note	USD	USD
Assets

Current assets
Cash	4	17,898,657	9,508,630
Accounts receivable	5	9,315,537	8,666,635
Prepayments and other receivables	6	550,161	7,978,266
Due from a related party	7(b)	414,812	1,202,080
Deferred expenses	8	945,038	499,854
Inventories	9	60,313,599	27,639,151

Total current assets		89,437,804	55,494,616

Property, plant and equipment, net	10	3,605,351	3,473,283

Total assets		93,043,155	58,967,899

Liabilities and owners' equity

Current liabilities
Accounts payable		6,243,995	2,025,257
Accrued liabilities and other payables	11	2,499,488	3,685,814
Short-term loans	12	10,967,017	10,251,022

Total current liabilities		19,710,500	15,962,093

Long term liabilities
Unsecured loan	14	32,901,050	-

Total liabilities		52,611,550	15,962,093

Owners' equity
Capital	13	22,102,804	33,356,033
Capital reserve fund		2	2
Retained earnings		14,985,957	8,415,158
Accumulated other comprehensive income
Foreign currency translation gain		3,342,842	1,234,613

Total owners' equity		40,431,605	43,005,806

Total liabilities and owners' equity		93,043,155	58,967,899

See accompanying notes to financial statements.

JIANGSU SUNSHINE ZOOLOGY AND FORESTRY DEVELOPMENT CO., LTD.
STATEMENTS OF OPERATIONS
YEARS ENDED DECEMBER 31, 2007 AND 2006

		2007	2006
	Note	USD	USD

Revenues	15	33,257,341	28,773,416

Cost of revenues		(14,789,434)	(14,701,640)

Gross profit		18,467,907	14,071,776

Sales and general administrative expenses		(1,315,392)	(838,423)

Operating income		17,152,515	13,233,353

Finance and other costs		(798,653)	(446,579)
Interest income		377,203	13,890
Other income		36,837	380,431

Income before income taxes		16,767,902	13,181,095

Income tax expense	16	-	-

Net income		16,767,902	13,181,095

Other comprehensive income
Foreign currency translation gain		2,108,229	637,466

Comprehensive income		18,876,131	13,818,561

See accompanying notes to financial statements.

JIANGSU SUNSHINE ZOOLOGY AND FORESTRY DEVELOPMENT CO., LTD.
STATEMENTS OF OWNERS' EQUITY
YEARS ENDED DECEMBER 31, 2007 AND 2006

	Capital	Capital reserve fund	Retained earnings	Foreign currency translation gain	Total
	USD	USD	USD	USD	USD
	(Note 14(a))		(Note 14(b))

Balance as of January 1, 2006	14,804,093	2	13,786,003	597,147	29,187,245

Comprehensive income :
Net income	-	-	13,181,095	-	13,181,095
Foreign currency translation gain	-	-	-	637,466	637,466

Bonus shares issue (Note 14(c))	18,551,940	-	(18,551,940)	-	-

Balance as of December 31, 2006	33,356,033	2	8,415,158	1,234,613	43,005,806

Reduction in capital	(31,068,766)	-	-	-	(31,068,766)
Issue of capital	19,815,537	-	-	-	19,815,537

Comprehensive income :
Net income	-	-	16,767,902	-	16,767,902
Foreign currency translation gain	-	-	-	2,108,229	2,108,229

Dividend (Note 14(d))	-	-	(10,197,103)	-	(10,197,103)

Balance as of December 31, 2007	22,102,804	2	14,985,957	3,342,842	40,431,605

See accompanying notes to financial statements.

JIANGSU SUNSHINE ZOOLOGY AND FORESTRY DEVELOPMENT CO., LTD.
STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 2007 AND 2006

	2007	2006
	USD	USD

Cash flows from operating activities:

Net income	16,767,902	13,181,095

Adjustments to reconcile net income to net
cash (used in)/ provided by operating activities:
Depreciation of property, plant and equipment	365,177	277,314
Gain on disposal of affiliated company	-	(3,447)

Changes in :

Accounts receivable	(43,570)	7,158,806
Prepayments and other receivables	7,985,357	689,789
Inventories	(30,743,958)	(12,219,227)
Deferred expenses	(410,271)	(25,897)
Accounts payable	4,077,282	760,758
Accrued liabilities and other payables	(1,443,765)	692,941
Due from/(to) a related party	871,229	(682,981)
Net cash (used in)/ provided by operating activities	(2,574,617)	9,829,151

Cash flows from investing activities:
Capital expenditures	(268,967)	(918,067)
Sales proceeds from disposal of
investment in affiliated company	-	62,788
Net cash used in investing activities	(268,967)	(855,279)

Cash flows from financing activities:
Issue of capital	19,815,537	-
Proceeds from bank loans	32,901,050	25,627,555
Repayment of bank loans	(32,901,050)	(25,627,555)
Dividend paid	(10,197,103)	-
Net cash provided by financing activities	9,618,434	-

Effect of foreign exchange rate changes	1,615,177	267,149

Changes in cash	8,390,027	9,241,021
Cash, beginning of year	9,508,630	267,609
Cash, end of year	17,898,657	9,508,630

Supplemental disclosures of cash flow and non-cash information:

Interest paid	798,653	446,579
Income tax paid	-	8,294
Bonus shares issue	-	18,551,940

See accompanying notes to financial statements.

JIANGSU SUNSHINE ZOOLOGY AND FORESTRY DEVELOPMENT CO., LTD.
NOTES TO THE FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2007 AND 2006

1.	Organization and Principal Activities

Jiangsu Sunshine Zoology and Forestry Development Co., Limited (the "Company") was incorporated in the People's Republic of China ("PRC") on July 19, 2002 as a limited liability company.

On June 10, 2007, the shareholders of the Company entered into an agreement with China Greenscape Co., Limited (formerly known as Lingersake Co., Limited) for the sale of all shares of the Company at a consideration of USD10,433,918.44. The proceeds were paid in full in July 2007 and the change of ownership was approved by the Chinese Government on June 27, 2007.

The Company's ultimate holding company is China Greenscape Co., Limited ("China Greenscape"). China Greenscape was incorporated in the British Virgin Islands on February 5, 2007.

The Company is principally engaged in tree plantation and management, manufacture and distribution of forestry products on a project basis particularly for new housing estates and Government environmental improvement projects.

2.	Basis of Presentation

The Company's financial statements for the years ended December 31, 2007 and 2006 are presented in accordance with generally accepted accounting principles in the United States of America ("U.S. GAAP") for the interest of the investors.

The Company's functional currency is the Chinese Renminbi ("RMB"). For the convenience of the reader, the U.S. dollar translation amounts are included in the accompanying financial statements. Assets and liabilities are translated at the rate of exchange in effect on the balance sheet date; income and expenses are translated at the average rate of exchange prevailing during the year. The related transaction adjustments are reflected in "Accumulated other comprehensive income" in the owners' equity section of our balance sheet.

The average monthly rate for 2007 and the closing rate as at 31 December 2007 is Rmb 7.5806 and Rmb 7.2946 to one USD respectively. The average monthly for 2006 and the closing rate as at 31 December 2006 is Rmb 7.9579 and Rmb 7.8041 to one USD respectively.

3.	Summary of Significant Accounting Policies

(a) Cash

Cash consist of cash on hand and in banks.

(b) Inventories

Inventories are stated at the lower of cost or market value. Cost of agricultural material are determined using the weighted average cost method. Cost of plant and forestry products comprises direct material and direct production costs.

Inventories are comprised of plant and forestry products for growing and valuable trees of different types aging from 50 years to 500 years or more used mainly for environmental projects.

JIANGSU SUNSHINE ZOOLOGY AND FORESTRY DEVELOPMENT CO., LTD.
NOTES TO THE FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2007 AND 2006

3.	Summary of Significant Accounting Policies (…/Cont'd)

	(c)	Accounts Receivable

Accounts receivable are recorded at the invoiced amount after deduction of trade discounts and allowance, if any, and do not bear interest. The allowance for doubtful accounts is management's best estimate of the amount of probable credit losses in the Company's existing accounts receivable. Management determines the allowance based on historical write-off experience, customer specific facts and economic condition. (Note 5)

	(d)	Property, Plant, and Equipment

Property, plant, and equipment are stated at cost less accumulated depreciation. Depreciation expense is recognized using the straight-line method to the asset's estimated residual value over the estimated useful lives of the assets as follows:

Years

Buildings	10-20
Production equipment	5-10
Furniture, fixtures and office equipment	5-10

(e)	Construction in progress

Construction in progress represents property, plant and equipment under construction and pending installation and is stated at cost less accumulated impairment losses, if any.

No provision for depreciation is made on construction in progress until such time as the relevant assets are completed and are available for intended use. When the assets concerned are brought into use, the costs are transferred to property, plant and equipment and depreciated in accordance with the policy as stated in the preceeding paragraphs.

(f)	Impairment of Long-Lived Assets

Long-lived assets, including property, plant, and equipment are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset.

When applicable, assets to be disposed of are separately presented in the balance sheet and reported at the lower of the carrying amount or fair value less costs to sell, and are no longer depreciated. The assets and liabilities of a disposed group classified as held for sale are presented separately in the appropriate asset and liability sections of the balance sheet wherever applicable.

No impairment was recognized in 2007 and 2006.

JIANGSU SUNSHINE ZOOLOGY AND FORESTRY DEVELOPMENT CO., LTD.
NOTES TO THE FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2007 AND 2006

3.	Summary of Significant Accounting Policies (…/Cont'd)

	(g)	Revenue Recognition

(a)
The Company generates revenue primarily from sales of plants and forestry products. Revenue is recognized when products are delivered and the customer takes ownership and assumes risk of loss, collection of the relevant receivable is probable, persuasive evidence of an arrangement exists and the sales price is fixed or determinable.

(b)
Government grants are recognized as income on a systematic basis over the periods which they are intended to benefit. Grants that relate to revenues are recognized in the same period as the related revenues are reflected; grants that relate to current expenses are reflected in the same period as the related expenses are reported. Grants based on other performance criteria are reflected in income in the period in which the related performance criteria are met. Grants that relate to depreciable property and equipment are reflected in income over the useful lives of the related assets.

	(h)	Income Taxes

Pursuant to the circular No.171 issued by the National Tax Bureau dated November 1, 2001, the Company is exempted from all kinds of income taxes until further notice.

	(i)	Pension and postretirement benefit plans

Contributions to retirement plans (which are defined contribution plans) are charged to statements of operations as and when the related employee service is provided.

	(j)	Use of Estimates

The preparation of the financial statements requires management of the Company to make a number of estimates and assumptions relating to the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Significant items subject to such estimates and assumptions include the recoverability of the carrying amount and the estimated useful lives of long-lived assets; valuation allowances for receivables and realizable values for inventories. Actual results could differ from those estimates.

	(k)	Contingencies

In the normal course of business, the Company is subject to contingencies, including legal proceedings and claims arising out of the businesses that relate to a wide range of matters, including among others, product liability. The Company records accruals for such contingency based upon the assessment of the probability of occurrence and, where determinable, an estimate of the liability. Management may consider many factors in making these assessments including past history, scientific evidence and the specifics of each matter. As management has not become aware of any product liability claim arising from any incident over the last three years, the Company has not recognized a liability for product liability claims.

JIANGSU SUNSHINE ZOOLOGY AND FORESTRY DEVELOPMENT CO., LTD.
NOTES TO THE FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2007 AND 2006

3.	Summary of Significant Accounting Policies (……/Cont'd)

	(l)	Recently Issued Accounting Standards

On September 15, 2006, the FASB issued SFAS No. 157, "Fair Value Measurements" ("SFAS 157"). SFAS 157 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. SFAS 157 is effective as of the beginning of the first fiscal year beginning after November 15, 2007. The adoption of this statement did not have a material effect on the Company's financial condition and results of operations.

In September 2006, FASB issued SFAS No. 158, Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No 87, 88, 106 and 132(R) (SFAS 158). SFAS 158 requires the recognition of the overfunded or underfunded status of a defined benefit postretirement plan as an asset or liability in the statement of financial position and the recognition of changes in that funded status in the year in which the changes occur through comprehensive income. SFAS 158 also requires the measurement of the funded status of a plan as of the date of the year-end statement of financial position. The Company does not anticipate that the adoption of this statement will have a material effect on the Company’s financial condition and results of operations.

On February 15, 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities: Including an amendment of FASB Statement No. 115 (SFAS 159). SFAS 159 permits all entities to elect to measure many financial instruments and certain other items at fair value with changes in fair value reported in earnings. SFAS 159 is effective as of the beginning of the first fiscal year that begins after November 15, 2007, with earlier adoption permitted. The Company does not anticipate that the adoption of this statement will have a material effect on the Company’s financial condition and results of operations.

In December 2007, The FASB issued SFAS No. 141 (revised 2007), "Business Combinations" ("SFAS 141R"), which replaces FASB Statement no. 141. SFAS 141R establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, any non-controlling interest in the acquiree and the goodwill acquired. The Statement also establishes disclosure requirements that will enable users to evaluate the nature and financial effects of the business combination. SFAS 141R is effective as of the beginning of an entity's fiscal year that begins after December 15, 2008, which will be the Company's fiscal year that begins after December 15, 2008. The Company is currently evaluating the potential impact, if any, of the adoption of SFAS 141R on the Company's financial condition, results of operations and cash flows.

In December 2007, the FASB issued SFAS No. 160, "Noncontrolling Interests in Consolidated Financial Statements - an amendment of ARB No. 51 (SFAS 160)." SFAS 160 requires that accounting and reporting for minority interests will be recharacterized as noncontrolling interests and classified as a component of equity. SFAS 160 also establishes reporting requirements that provide sufficient disclosures that clearly identify and distinguish between the interests of the parent and the interests of the noncontrolling owners. SFAS 160 applies to all entities that prepare consolidated financial statements, except not-for-profit organizations, but will affect only those entities that have an outstanding noncontrolling interest in one or more subsidiaries or that deconsolidate a subsidiary. This statement is effective as of the beginning of an entity's first fiscal year beginning after December 15, 2008. Based upon the December 31, 2007 balance sheet, the impact of adopting SFAS 160 would be to reclassify in minority in

JIANGSU SUNSHINE ZOOLOGY AND FORESTRY DEVELOPMENT CO., LTD.
NOTES TO THE FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2007 AND 2006

3.	Summary of Significant Accounting Policies (……/Cont'd)

(l) Recently Issued Accounting Standards (……/Cont'd)

In December 2007, SAB 109 supersedes SAB 105, "Application of Accounting Principles to Loan Commitments", provided that the expected net future cash flows related to the associated servicing of the loan should be included in the measurement of all written loan commitments that are accounted for at fair value through earnings. SAB 105 also indicated that internally-developed intangible assets should not be recorded as part of the fair value of a derivative loan commitment. The Company does not believe that the adoption of this statement will have a material effect on the Company's financial condition and results of operations.

Management does not believe that any other recently issued, but not yet effective accounting pronouncements, if adopted, would have a material effect on the accompanying financial statements.

(m) Segment Reporting

The Company has only one operating segment, as that term is defined in FASB Statement No. 131, Disclosure About Segments of an Enterprise and Related Information. All of the Company's operations and customers are in China and all income are derived from the selling of plant and forestry products. Accordingly, no geographic information is presented.

4.	Cash

Cash represents cash in bank and cash on hand, without collateral.

All of the Company's net sales and costs are denominated in the Chinese Renminbi. Renminbi is not a freely convertible currency and the remittance of funds out of the PRC is subject to the exchange restrictions imposed by the PRC government. As a result, changes in exchange rate of Renminbi to the U.S. dollar will affect the Company's sales, cost of sales, and operating margins and could result in exchange losses. The impact of future exchange rate fluctuations on the Company's results of operations cannot be accurately predicted.

5.	Accounts Receivable

The Company performs ongoing credit evaluations of its customers' financial conditions. The recoverability of the trade receivable are reviewed by management based on the receivables' aging characteristics, management evaluation of the current creditworthiness and past collection history of each customer. The provision for doubtful accounts receivable amounted to USD553,089 and USD571,322 as of December 31, 2007 and 2006 respectively.

The Company's business is affected by a number of economic factors, including the level of economic activity in the markets in which the Company operates and the level of interest rates. A decline in economic activity or an increase in interest rates in PRC China could materially affect the Company's financial condition and results of operations. In the Company's business, a decline in economic activity, as a result of cyclical or other factors, typically results in a decline in purchases of the Company's products, which would result in a decrease in the Company's sales volume and profitability.

JIANGSU SUNSHINE ZOOLOGY AND FORESTRY DEVELOPMENT CO., LTD.
NOTES TO THE FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2007 AND 2006

6.	Prepayments and Other Receivables

	2007	2006
	USD	USD

Prepayments to suppliers (a)	530,872	7,949,478
Others receivables	19,289	28,788
	550,161	7,978,266

(a)
Included in prepayments to suppliers as of December 31, 2006 is an amount of USD7,688,266 which represents prepayment by the Company for construction costs of a proposed environmental development project. Subsequent to the year end, the directors of the Company determined that this project was no longer feasible and upon negotiation with the construction company, the relevant contracts were rescinded and full refund was received by the Company in May 2007.

7.	Related Party Transactions

	(a)	Summary of significant related party transactions

The significant related party transactions of the Company are summarized as follows:

	2007	2006
	USD	USD
Sales of forestry products to related parties :

Jiangsu Sunshine Co., Ltd.	-	244,658
Nanjin Jianhui Realty Development Co., Ltd.	3,944,876	-
Weilan Realty (Zhejiang) Co., Ltd.	822,114	-
Wuxi Sunshine Realty Co., Ltd.	2,031,093	490,092
Jiangsu Sunshine Shizhuang
Thermal Power Co., Ltd.	-	127,263
Jiangsu Sunshine Realty Co., Ltd.	1,150,693	513,000
Jiangyin Lichang Realty Co., Ltd.	4,398,237	1,213,860
	12,347,013	2,588,873

(b)	Due from a related party

	2007	2006
	USD	USD

Weilan Realty (Zhejiang) Co., Ltd.	414,812	-
Jiangyin Lichang Realty Co., Ltd.	-	1,202,080
	414,812	1,202,080

(i)	The above companies were affiliated companies.

(ii)	Due from a related party is unsecured, non-interest bearing and without fixed repayment terms.

JIANGSU SUNSHINE ZOOLOGY AND FORESTRY DEVELOPMENT CO., LTD.
NOTES TO THE FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2007 AND 2006

8.	Deferred expenses

Deferred expenses represent amounts paid for Government subsidized environmental projects. When the projects are completed and approved by the Government, deferred expenses will be capitalized as property, plant and equipment.

9.	Inventories

Inventories as of December 31 consist of the following:

	2007	2006
	USD	USD

Agricultural materials (Note a)	10,796	68,550
Plant and forestry products	60,302,803	27,570,601
	60,313,599	27,639,151

(a)	Agricultural materials include fertilisers and pesticides not yet utilised as at balance sheet date.

10.	Property, Plant and Equipment

Property, plant and equipment as of December 31 consist of the following:

	2007	2006
	USD	USD

Buildings	2,134,101	1,791,934
Production equipment	2,413,984	2,220,118
Furniture, fixtures and office equipment	116,397	96,496
	4,664,482	4,108,548
Accumulated depreciation	(1,059,131)	(635,265)
	3,605,351	3,473,283

Depreciation expense for the years ended December 31, 2007 and 2006 were USD365,177 and USD277,314 respectively.

11.	Accrued Liabilities and Other Payables

Accrued liabilities and other payables as of December 31 consist of the following:

	2007	2006
	USD	USD

Accrued wages	34,733	113,614
Receipts in advance (a)	230,307	1,533,967
Other payables (b)	2,234,448	2,038,233
	2,499,488	3,685,814

(a)	Receipts in advance represent cash deposits received from customers in connection with the sales of products.

JIANGSU SUNSHINE ZOOLOGY AND FORESTRY DEVELOPMENT CO., LTD.
NOTES TO THE FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2007 AND 2006

11.	Accrued Liabilities and Other Payables (….../Cont'd)

(b)
Others payables at December 31, 2007 and 2006 include USD1,774,591 representing amounts received for Government grants which will be recognized as income when the relevant projects are completed and approved by the relevant government bodies.

12.	Short term loans

	2007	2006
	USD	USD

Balance as at January 1	10,967,017	10,251,022
Loans raised	32,901,050	25,627,555
Loans repaid	(32,901,050)	(25,627,555)
Balance as at December 31	10,967,017	10,251,022

The short term loans are secured by the guarantee of a related party, Jiangsu Sunshine Group Co., Limited. Interest are being charged at current bank rate ranging from 5% to 6% per annum.

13.	Owners' Equity

(a) Registered capital

The Company is a limited liability company without shares established in Jiangyin, Jiangsu, China in July 2002 with a registered capital of USD1,208,182. During the year ended December 31, 2004, pursuant to resolutions passed on June 23, 2004 and September 9, 2004, the registered capital increased to USD12,082,314 by the injection of additional capital of USD2,416,474 and USD8,457,658 respectively.

During the year ended December 31, 2005, pursuant to a resolution passed on February 15, 2005, the Company changed to a limited liability company with shares. According to PRC Company Law No.99, the net assets of the Company at December 31, 2004 was capitalized as share capital. The registered capital was increased to USD14,804,093 by the transfer of USD99,346 from capital reserve fund, USD376,933 from general reserve fund and USD2,245,500 from retained earnings to paid up capital as bonus shares issue.

During the year ended December 31, 2006, pursuant to resolutions passed on May 22, 2006 and November 2, 2006, the Company issued ordinary shares as bonus shares to the shareholders amounting to USD11,004,026 and USD7,547,914 respectively. The registered capital of the Company was thus increased to USD33,356,033.

During the year ended December 31, 2007, pursuant to resolutions passed on March 18, 2007, the registered share capital of the Company was reduced from USD33,356,033 to USD2,287,267. The reduction of the share capital is repayable to the shareholders in accordance with unsecured loans agreements. The unsecured loan agreements are interest free, and have a term of eight years from June 1, 2007 to May 31, 2015. The Company is not required to repay the loans during the first four years. After May 31, 2011, 15%, 30%, 30% and 25% of the loans amount are repayable in the first, second, third and forth year, respectively.

In August 2007, the Company issued capital to shareholders in the amount of USD19,815,537.

JIANGSU SUNSHINE ZOOLOGY AND FORESTRY DEVELOPMENT CO., LTD.
NOTES TO THE FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2007 AND 2006

13.	Owners' Equity (……/Cont'd)

	(b)	Retained earnings

(i) Retained earnings include the following:

Retained earnings for the years ended December 31 2007 and 2006 include a General Reserve Fund amounted USD3,667,040.

(ii) General reserve fund includes statutory surplus reserve and statutory public welfare reserve of the Company.

Statutory surplus reserve

In accordance with PRC Company Law, the Company is required to appropriate at least 10% of the profit arrived at for each year to the statutory surplus reserve. Appropriation to the statutory surplus reserve by the Company is based on profit arrived at under PRC accounting standards for business enterprises for each year.

The profit arrived at must be set off against any accumulated losses sustained by the Company in prior years, before allocation is made to the statutory surplus reserve. Appropriation to the statutory surplus reserve must be made before distribution of dividends to owners. The appropriation is required until the statutory surplus reserve reaches 50% of the registered capital. This statutory surplus reserve is not distributable in the form of cash dividends.

In accordance with PRC Company Law, the Company appropriates 5% of the profit arrived at for each year to the statutory public welfare reserve prior to December 31, 2005. No statutory public welfare reserve is mandatory after December 31, 2005. Appropriation to the statutory public welfare reserve by the Company is based on profit arrived at under PRC accounting standards for business enterprises for each year.

The fund can only be utilized for capital items for the collective benefit of the Company's employees such as construction of dormitories, canteens and other staff welfare facilities. This fund is non-distributable other than on liquidation. The transfer to this fund must be made before distribution of any dividends.

	(c)	Bonus shares issue

During the year ended December 31, 2006, pursuant to resolutions passed on May 22, 2006 and November 2, 2006, the Company issued bonus shares to the shareholders amounting to USD11,004,026 and USD7,547,914 respectively.

The bonus shares issue is based on retained earnings of Jiangsu Sunshine arrived at under PRC accounting standards for business enterprise.

	(d)	Dividend

During the year ended December 31, 2007, pursuant to resolutions passed on March 18, 2007 and June 8, 2007, the Company declared dividends in the amount of USD10,197,103.

JIANGSU SUNSHINE ZOOLOGY AND FORESTRY DEVELOPMENT CO., LTD.
NOTES TO THE FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2007 AND 2006

14.	Unsecured Loans

	2007	2006
	USD	USD
Unsecured loans at December 31, 2007 and 2006 are as follows:

Jiangsu Sunshine Group Co., Ltd.	21,385,682	-
Jiangyin Sunshine Investment Co., Ltd.	3,290,105	-
Jiangyin Hengfeng Investment Co., Ltd.	3,290,105	-
Jiangyin Jinye Investment Co., Ltd.	3,290,105	-
Jiangyin Saite Technology Co., Ltd.	1,645,053	-
	32,901,050	-

The above unsecured loans from previous shareholders under contract are interest free, and have a term of eight years from June 1, 2007 to May 31, 2015. The Company is not required to repay the loans during the first four years. After May 31, 2011, 15%, 30%, 30% and 25% of the loans amount are repayable in the first, second, third and forth year, respectively.

15.	Revenues

Revenues for the years ended December 31 consist of the following:

	2007	2006
	USD	USD

Sales of forestry products	33,257,341	28,773,416

16.	Income Taxes

All of the Company's income is generated in the PRC.

Pursuant to the circular No.171 issued by the National Tax Bureau dated November 1, 2001, the Company is exempted from all kinds of income taxes, same as similiar entities in the industry. Further notice or future tax changes are unknown, and their impact on the Company's financial statements can not be estimated.

17.	Pension and Other Postretirement Benefits

Pursuant to the relevant laws and regulation in the PRC, the Company participates in defined contribution retirement plans for its employees arranged by a governmental organization. The Company makes contributions to the retirement scheme at the applicable rate based on the employees' salaries. The required contributions under the retirement plans are charged to the statements of operations on an accrual basis.

The Company has no other obligation to make payments in respect of retirement benefits of its employees.

JIANGSU SUNSHINE ZOOLOGY AND FORESTRY DEVELOPMENT CO., LTD.
NOTES TO THE FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2007 AND 2006

18.	Derivative Financial Instruments and Hedging Activities

The Company did not enter into any derivative financial instruments for any purpose during the years presented. The Company does not hedge risk exposures or speculate using derivative instruments.

19.	Fair Value of Financial Instruments

The fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties. The carrying amount of financial instruments, such as trade accounts receivable, other receivables, trade accounts payable, and other payables, approximates their fair values because of the short term maturity of these instruments.

20.	Contingencies and commitments

There are no other contingencies and commitments other than those disclosed in other notes to the financial statements.

21.	Operating lease commitment

Rental expense for obligations under operating leases was USD308,056 and USD328,578 for the years ended December 31, 2007 and 2006, respectively. As of December 31, 2007, the total future minimum lease payments under non-cancellable operating leases in respect of leasehold land are payable as follows:

USD
Leasehold land
Repayable in:-
2008	376,045
2009	376,045
2010	376,045
2011	376,045
2012	376,045
Thereafter	6,313,547
8,193,772

22.	Significant concentration

During 2007 and 2006, three customers accounted for approximately 40% and 71% of the Company's revenues, respectively. These customers comprise approximately 34% and 83% of accounts receivable at December 31, 2007 and 2006, respectively.

SHINE MEDIA ACQUISITION CORP.
INDEX TO FINANCIAL STATEMENTS

Page

Reports of Independent Registered Public Accounting Firms	F-37 - F-38

Balance Sheet as of December 31, 2007 and 2006	F-39

Statement of Operations for the years ended December 31, 2007, 2006 and 2005 and for the period from inception to December 31, 2007	F-40

Statement of Cash Flows for the years ended December 31, 2007, 2006 and 2005 and for the period from inception to December 31, 2007	F-41

Statement of Stockholders’ Equity from inception to December 31, 2007	F-43

Notes to Financial Statements as of December 31, 2007	F-44 - F-52

Balance Sheet as of March 31, 2008	F-53

Statements of Income for the three months ended March 31, 2008 and 2007 and for the period from June 24, 2005 (Inception) to March 31, 2008.	F-54

Statement of Stockholders’ Equity from inception to December 31, 2007	F-55

Statements of Cash Flow for the three months ended March 31, 2008 and 2007 and for the period from June 24, 2005 (Inception) to March 31, 2008	F-56

Notes to Unaudited Financial Statements as of March 31, 2008	F-57 - F-66

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders of
Shine Media Acquisition Corp.

We have audited the accompanying balance sheet of Shine Media Inc. (a Delaware corporation) as of December 31, 2007, and the related consolidated statements of income, stockholders' deficit, and cash flows for the year ended December 31, 2007 and for the period from inception (June 24, 2005) till December 31, 2007. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Shine Media Inc. as of December 31, 2007, and the results of their operations, stockholders' equity and their cash flows for the year ended December 31, 2007 and for the period from inception (June 24, 2005) till December 31, 2007, in conformity with U.S. generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. The Company’s fourth amended and restated certificate of incorporation provides for mandatory liquidation of the Company, without stockholder approval, in the event that the Company does not consummate a business combination within 18 months from the date of the consummation of the Public Offering, or 24 months from the consummation of the Public Offering if certain extension criteria have been satisfied. The Public Offering was consummated on December 27, 2006. The Company has not consummated a business combination through the date of this report.

/s/ Kabani & Company, Inc.
Certified Public Accountants

Los Angeles, California
March 01, 2008

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
Shine Media Acquisition Corp.

We have audited the accompanying balance sheet of Shine Media Acquisition Corp. (a corporation in the development stage), as of December 31, 2006, and the related statement of operations, stockholders’ equity, and cash flows for the year ended December 31, 2006, and for the period from June 24, 2005 (inception) to December 31, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Shine Media Acquisition Corp. as of December 31, 2006, and the results of its operations and its cash flows for the year ended December 31, 2006, and for the period from June 24, 2005 (inception) to December 31, 2005, in conformity with United States generally accepted accounting principles.

/s/ Goldstein Golub Kessler LLP
Goldstein Golub Kessler LLP
New York, New York
April 12, 2007

SHINE MEDIA ACQUISITION CORP.
(a development stage company)
BALANCE SHEET

	December 31, 2007	December 31, 2006
ASSETS
Current assets
Cash & cash equivalents	550,487	773,484
Cash in trust, restricted	$40,334,785	$33,931,152
Prepaid	47,867	-
Other receivable	2,952	-
Total assets	$40,936,091	$34,704,636

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accrued expenses	$630,363	$138,647
Accrued offering costs	1,087,229	1,040,500
Due to stockholders	-	54,460
Total current liabilities	$1,717,592	$1,233,607

Common stock subject to possible redemption-1,379,310 shares at redemption value	6,182,624	6,600,198

Stockholders’ equity
Preferred stock, $.0001 par value, authorized 1,000,000 shares; none issued	-	-
Common stock, $.0001 par value, authorized 89,000,000 shares; issued and outstanding- 7,633,333 shares as at December 31, 2006, and 8,758,333 shares as at December 31,2007	876	763
Paid-in capital in excess of par	32,510,155	27,012,868
Comprehensive gain	19,390	-
Retained earnings/(Accumulated deficit) during the development stage	505,454	(142,800)
Total stockholders’ equity	33,035,875	26,870,831
Total liabilities and stockholders’ equity	$40,936,091	$34,704,636

See accompanying notes to financial statements

SHINE MEDIA ACQUISITION CORP.
(a development stage company)
STATEMENT OF OPERATIONS

	For the Year ended December 31, 2007	For the Year ended December 31, 2006	For the Period from June 24, 2005 (Inception) to December 31, 2005	For the Period from June 24, 2005 (Inception) to December 31, 2007
Operating costs

Professional fees	(68,099)	(34,500)	-		(102,599)

Franchise Tax	(63,164)	(102,500)	-		(165,664)

Other operating costs	$(365,264)	$(6,845)	$(3,455)		$(375,564)

Total operating costs	$(496,527)	$(143,845)	$(3,455)		$(643,827)

Interest Income	1,734,516	14,182	765		1,749,463

Interest Expense	-	(7,243)	(3,204)		(10,447)

Net income (loss)	$1,237,989	$(136,906)	$(5,894)		$1095,189

Provision for income tax	589,735	-	-		589,735

Net income(loss) after tax	$648,254	$(136,906)	$(5,894)		$505,454

Weighted average shares outstanding
Basic	8,675,114	1,567,215	1,500,000
Diluted	22,341,963	1,567,215	1,500,000

Net income (loss) per share				$
Basic	$0.07	$(0.09)	$(0.00)
Diluted	$0.03	$(0.09)	$(0.00)

See accompanying notes
to financial statements

SHINE MEDIA ACQUISITION CORP.
(a development stage company)
STATEMENT OF CASH FLOWS

	For the Year ended December 31, 2007	For the Year ended December 31, 2006	For the period from June 24, 2005 (Inception) to December 31, 2005	For the period from June 24 , 2005 (Inception) to December 31, 2007
Cash flows from operating activities
Net income (loss)	$648,254	$(136,906)	$(5,894)	$(702,723)

Adjustments to reconcile net loss to net cash provided by operating activities:
Interest earned on funds held in trust	(1,173,244)	(13,652)	-	(1,186,896)
Increase in:
Accrued offering expenses	(88,272)	-	-	(170,672)
Other receivable	(1,631)	-	-	(1,631)
Deferred expenses	35,000	-	-	35,000
Accrued expenses	491,717	144,243	3,204	524,295
Prepaid	(81,236)	-	-	(81,236)
Net cash used in operating activities	(169,412)	(6,315)	(2,690)	(178,417)

Cash flows from investing activities
Payment to trust account	(5,211,000)	(33,917,500)	-	(39,128,500)
Net cash used in investing activities	(5,211,000)	(33,917,500)	-	(39,128,500)

Cash flows from financing activities
Proceeds from:
Notes payable, stockholders	-	40,000	170,000	210,000
Initial sale of common stock	-	-	25,000	25,000
Private placement	-	800,000	-	800,000
Public offering	-	36,000,000	-	36,000,000
Underwriter’s option	-	100	-	100
Underwriter’s overallotment	5,400,000		-	5,400,000
Management option	3,825		-	3,825
Increase/(Decrease) in due to stockholder	(57,410)	54,460	-	(2,950)
Payment of notes payable, stockholders	-	(210,000)	-	(210,000)
Payment of interest on notes payable, stockholders	-	(8,800)	-	(8,800)
Payment of offering costs	(189,000)	(2,043,637)	(127,134)	(2,359,771)
Net cash provided by financing activities	5,157,415	34,632,123	67,866	39,857,404

SHINE MEDIA ACQUISITION CORP.
(a development stage company)
STATEMENT OF CASH FLOWS
(Continued)

	For the Year ended December 31, 2007	For the Year ended December 31, 2006	For the period from June 24, 2005 (Inception) to December 31, 2005	For the period from June 24 , 2005 (Inception) to December 31, 2007
Net increase in cash & cash equivalents	(222,997)	708,308	65,176	550,487
Cash & cash equivalents, beginning of period	773,484	65,176	-	-
Cash & cash equivalents, end of period	$550,487	$773,484	$65,176	$550,487

Supplemental disclosures:
Interest paid	$-	$7,243	$3,204	$10,447
Income tax paid	$63,164	$102,000	$-	$165,664

Supplemental disclosure of non-cash financing activity
Increase in accrued offering costs	$(135,000)	$777,932	$262,568	$1,004,829

See accompanying notes to financial statements

SHINE MEDIA ACQUISITION CORP.
(a development stage company)
STATEMENT OF STOCKHOLDERS’ EQUITY
For the Period from June 24, 2005 (Inception) to December 31, 2007

					Deficit
					Accumulated
	Common Stock		Additional Paid-In	Comprehensive	During the Development	Stockholders'
	Shares	Amount	Capital	Gain/loss	Stage	Equity

Balance at June 24, 2005 (Inception)
Common shares issued at July 12,2005 at $0.02 per share	1,500,000	$150	$24,850	-	$-	$25,000
Net loss	-	-	-	-	(5,894)	(5,894)
Balance at December 31, 2005	1,500,000	150	24,850	-	(5,894)	19,106
Shares issued in private placement	133,333	13	799,985	-	-	800,000
Shares issued in public offering, net of offering costs	6,000,000	600	32,788,232	-	-	32,788,829
Shares reclassified to "common stock subject to possible redemption"	-	-	(6,600,198)	-	-	(6,600,198)
Net loss	-	-	-	-	(136,906)	(136,906)
Balance at December 31, 2006	7,633,333	$763	$27,012,869	-	$(142,800)	$26,870,831
Shares issued for underwriter's overallotment	900,000	90	5,210,910	-	-	5,211,000
Shares issued for management option	225,000	23	3,803	-	-	3,826
Shares reclassified to "common stock (179,910) subject to possible redemption"	-	-	417,574	-	-	417,574
Deferred underwriter’s commission	-	-	(135,000)	-	-	(135,000)
Comprehensive Gain	-	-	-	19,390	-	19,390
Net income	-	-	-	-	648,254	648,254
Balance at December 31,2007	8,758,333	876	32,510,155	19,390	505,454	33,035,875

See accompanying notes to financial statements

NOTES TO FINANCIAL STATEMENTS

1. Organization, proposed business operations and summary of significant accounting policies

Nature of operations

Shine Media Acquisition Corp. (the “Company”) was incorporated in Delaware on June 24, 2005 as a blank check company formed to acquire, through a merger, capital stock exchange, asset or stock acquisition or other business combination, an operating company in the media and advertising industry in China.

At December 31, 2007, the Company had not yet commenced any operations. All activity through December 31, 2007 relates to the Company’s search process to acquire one or more operating businesses in the media and advertising industry with their principal operations and business in China. The Company has selected December 31 as its fiscal year-end.

The registration statement for the Company’s Public Offering was declared effective on December 20, 2006. The Company completed the Private Placement on that date and received net proceeds of $800,000. The Company consummated the Public Offering on December 27, 2006.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Offering and Private Placement, although substantially all of the net proceeds of the Offering and Private Placement are intended to be generally applied toward consummating a business combination with one or more operating businesses. As used herein, a “target business” means an operating business in the media and advertising industry in China and a “business combination” shall mean the direct or indirect acquisition by the Company of the ownership or control of such a target business or businesses. Furthermore, there is no assurance that the Company will be able to successfully effect a Business Combination.

On December 27, 2006, the closing date of the Public Offering, $33,917,500, which amount is approximately 94.2% of the gross proceeds of the Public Offering in the event of the Company’s liquidation (or $5.65 per unit for each of the public stockholders), was placed in a trust account (“Trust Account”) at JPMorgan Chase NY Bank, maintained by Continental Stock Transfer & Trust Company acting as trustee, and invested until the earlier of (i) the consummation of the Company’s first business combination; or (ii) the liquidation of the Company. This amount includes $900,000 of underwriting compensation to be paid to the underwriters, if and only if, a business combination is consummated. The liability for this $900,000 is included on the Company's balance sheet under accrued offering costs. The placing of funds in the Trust Account may not protect those funds from third party claims against the Company. The remaining $600,000 of net proceeds not held in the trust account and up to $600,000 of the interest earned on the trust account (net of taxes payable on such interest) may be used to fund our operations for the next 12 months and to consummate a business combination.

The Company, after signing a definitive agreement for the acquisition of a target business, will submit such transaction for stockholder approval. In the event that stockholders owning 20% or more of the Company’s common stock sold in the Public Offering (which excludes, for this purpose, those persons who were stockholders prior to the Public Offering,) vote against the business combination and exercise of their conversion rights, the business combination will not be consummated. All of the Company’s stockholders prior to the Public Offering, including all of the officers and directors of the Company (“Existing Stockholders”), have agreed to vote their 1,500,000 founding shares of common stock, the 133,333 shares comprising the units in the Private Placement and any shares of common stock acquired by them in the aftermarket in accordance with the vote of the majority in interest of all other stockholders of the Company (“Public Stockholders”) with respect to any business combination.

After consummation of the Company’s first business combination, all of these voting safeguards will no longer be applicable.

With respect to the first business combination which is approved and consummated, any Public Stockholder who voted against the business combination may demand that the Company convert his or her shares into cash. The per share conversion price will equal the amount in the trust account (“Trust Account”) as of two business days prior to the date the proposed business combination is to be consummated (net of taxes payable), divided by the number of shares of common stock held by Public Stockholders at the consummation of the Public Offering. If 20% or more of the Public Stockholders elect to convert their shares into cash, then the Company will not be permitted to go forward with the business combination. Accordingly, Public Stockholders holding 19.99% of the aggregate number of shares sold in the Public Offering may convert their shares in the event of a business combination.

The Company’s fourth amended and restated certificate of incorporation provides for mandatory liquidation of the Company, without stockholder approval, in the event that the Company does not consummate a business combination within 18 months from the date of the consummation of the Public Offering, or 24 months from the consummation of the Public Offering if certain extension criteria have been satisfied. These liquidation provisions, which are also contained in the agreement governing the Trust Account, cannot be amended without the affirmative vote of 100% of the Public Stockholders, and the certificate of incorporation cannot be amended without the affirmative vote of 95% of the shares sold in the Public Offering. In the event of liquidation, it is likely that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be less than the initial public offering price per share in the Public Offering (assuming no value is attributed to the Warrants contained in the Units to be offered in the Public Offering discussed in Note 2.)

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and cash equivalents

The Company considers all highly liquid investments with an original maturity of three months or less when purchased to be cash equivalents. Such cash and cash equivalents, at times, may exceed federally insured limits. The Company has not experienced any losses on these accounts.

Fair Value of Financial Instruments

Statement of financial accounting standard No. 107, Disclosures about fair value of financial instruments, requires that the Company disclose estimated fair values of financial instruments. The carrying amounts reported in the statements of financial position for current assets and current liabilities qualifying as financial instruments are a reasonable estimate of fair value.

Stock-Based Compensation

In December 2004, the FASB issued SFAS No. 123 (revised 2004), ‘‘Share-Based Payment’’ (‘‘SFAS 123R’’), which requires the measurement of all employee share-based payments to employees, including grants of employee stock options, using a fair-value-based method and the recording of such expense in the consolidated statements of operations. In March 2005, the SEC issued Staff Accounting Bulletin No. 107 (“SAB 107”) regarding the SEC’s interpretation of SFAS 123R and the valuation of share-based payments for public companies. The Company has adopted SFAS 123R and related FASB Staff Positions (“FSPs”) as of January 1, 2006 and will recognize stock-based compensation expense using the modified prospective method.

Income Taxes

The Company utilizes SFAS No. 109, “Accounting for Income Taxes,” which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

Basic and Diluted Earnings (Loss) Per Share

Earnings (loss) per share is calculated in accordance with the Statement of financial accounting standards No. 128 (SFAS No. 128), “Earnings per share”. SFAS No. 128 superseded Accounting Principles Board Opinion No.15 (APB 15). Net income (loss) per share for all periods presented has been restated to reflect the adoption of SFAS No. 128. Basic net loss per share is based upon the weighted average number of common shares outstanding. Diluted net loss per share is based on the assumption that all dilutive convertible shares and stock options were converted or exercised. Dilution is computed by applying the treasury stock method. Under this method, options and warrants are assumed to be exercised at the beginning of the period (or at the time of issuance, if later), and as if funds obtained thereby were used to purchase common stock at the average market price during the period. Basic and diluted income per share was $0.07 and $0.03, respectively for the year ended December 31, 2007. Basic and diluted income per share was $(0.09) for the year ended December 31, 2006.

Statement of Cash Flows

In accordance with SFAS No. 95, “Statement of Cash Flows,” cash flows from the Company’s operations is based upon the local currencies. As a result, amounts related to assets and liabilities reported on the statement of cash flows will not necessarily agree with changes in the corresponding balances on the balance sheet.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk are cash, accounts receivable and other receivables arising from its normal business activities. The Company places its cash in what it believes to be credit-worthy financial institutions. The Company has a diversified customer base. The Company controls credit risk related to accounts receivable through credit approvals, credit limits and monitoring procedures. The Company routinely assesses the financial strength of its customers and, based upon factors surrounding the credit risk, establishes an allowance, if required, for uncollectible accounts and, as a consequence, believes that its accounts receivable credit risk exposure beyond such allowance is limited.

Recently issued accounting pronouncements

In September 2006, FASB issued SFAS 157 ‘Fair Value Measurements’. This Statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (“GAAP”), and expands disclosures about fair value measurements. This Statement applies under other accounting pronouncements that require or permit fair value measurements, the Board having previously concluded in those accounting pronouncements that fair value is the relevant measurement attribute. Accordingly, this Statement does not require any new fair value measurements. However, for some entities, the application of this Statement will change current practice. This Statement is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. Management is currently evaluating the effect of this pronouncement on the financial statements.

 In September 2006, FASB issued SFAS 158 ‘Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans—an amendment of FASB Statements No. 87, 88, 106, and 132(R)’ This Statement improves financial reporting by requiring an employer to recognize the over funded or under funded status of a defined benefit postretirement plan (other than a multiemployer plan) as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income of a business entity or changes in unrestricted net assets of a not-for-profit organization. This Statement also improves financial reporting by requiring an employer to measure the funded status of a plan as of the date of its year-end statement of financial position, with limited exceptions. An employer with publicly traded equity securities is required to initially recognize the funded status of a defined benefit postretirement plan and to provide the required disclosures as of the end of the fiscal year ending after December 15, 2006. An employer without publicly traded equity securities is required to recognize the funded status of a defined benefit postretirement plan and to provide the required disclosures as of the end of the fiscal year ending after June 15, 2007. However, an employer without publicly traded equity securities is required to disclose the following information in the notes to financial statements for a fiscal year ending after December 15, 2006, but before June 16, 2007, unless it has applied the recognition provisions of this Statement in preparing those financial statements:

1. A brief description of the provisions of this Statement
2. The date that adoption is required
3. The date the employer plans to adopt the recognition provisions of this Statement, if earlier.

The requirement to measure plan assets and benefit obligations as of the date of the employer’s fiscal year-end statement of financial position is effective for fiscal years ending after December 15, 2008. Management is currently evaluating the effect of this pronouncement on the financial statements.

In February 2007, FASB issued FASB Statement No. 159, The Fair Value Option for Financial Assets and Financial Liabilities. FAS 159 is effective for fiscal years beginning after November 15, 2007. Early adoption is permitted subject to specific requirements outlined in the new statement. Therefore, calendar-year companies may be able to adopt FAS 159 for their first quarter 2007 financial statements. The new statement allows entities to choose, at specified election dates, to measure eligible financial assets and liabilities at fair value that are not otherwise required to be measured at fair value. If a company elects the fair value option for an eligible item, changes in that item's fair value in subsequent reporting periods must be recognized in current earnings. FAS 159 also establishes presentation and disclosure requirements designed to draw comparison between entities that elect different measurement attributes for similar assets and liabilities. Management is currently evaluating the effect of this pronouncement on the financial statements.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements”. This Statement amends ARB 51 to establish accounting and reporting standards for the noncontrolling (minority) interest in a subsidiary and for the deconsolidation of a subsidiary. It clarifies that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements. SFAS No. 160 is effective for the Company’s fiscal year beginning October 1, 2009. Management is currently evaluating the effect of this pronouncement on financial statements.

In December 2007, the FASB issued SFAS No. 141(R), “Business Combinations”. This Statement replaces SFAS No. 141, Business Combinations. This Statement retains the fundamental requirements in Statement 141 that the acquisition method of accounting (which Statement 141 called the purchase method) be used for all business combinations and for an acquirer to be identified for each business combination. This Statement also establishes principles and requirements for how the acquirer: a) recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree; b) recognizes and measures the goodwill acquired in the business combination or a gain from a bargain purchase and c) determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. SFAS No. 141(R) will apply prospectively to business combinations for which the acquisition date is on or after Company’s fiscal year beginning October 1, 2009. While the Company has not yet evaluated this statement for the impact, if any, that SFAS No. 141(R) will have on its consolidated financial statements, the Company will be required to expense costs related to any acquisitions after September 30, 2009.

2. Offering and Private Placement

On December 20, 2006, the Company’s officers and directors purchased, individually or through entities controlled by them, an aggregate of 133,333 units in the Private Placement at $6.00 per unit for an aggregate of $800,000.

On December 27, 2006, the Company consummated its Public Offering by selling 6,000,000 Units at a price of $6.00 per Unit to the public. Each Unit consists of one share of the Company’s common stock, $.0001 par value, and two Redeemable Common Stock Purchase Warrants (“Warrants”). Each Warrant will entitle the holder to purchase from the Company one share of common stock at an exercise price of $5.00 commencing the later of the completion of a business combination with a target business or December 20, 2007 and expiring December 20, 2010. An additional 900,000 units may be issued on exercise of a 45-day option granted to the underwriters to cover any over-allotments. After the Warrants become exercisable, the Warrants will be redeemable by the Company at a price of $.01 per Warrant upon 30 days notice, but only in the event that the last sale price of the common stock is at least $8.50 per share for any 20 trading days within a 30 trading day period ending on the third day before the Company sends the notice of redemption.

On January 25, 2007, the Company consummated the sale of 900,000 units pursuant to the exercise of the over-allotment option the Company granted to the underwriters of the Company’s initial public offering. The units were sold at an offering price of $6.00 per unit, generating aggregate gross proceeds of $5,400,000. After deducting the underwriting discounts and commissions, $5,211,000 was deposited into the trust account, which includes $135,000 of deferred underwriting compensation that will be paid to underwriters if a business combination is consummated.

All of the Company’s stockholders prior to the Public Offering waived their right to liquidation distributions with respect to the shares of common stock owned by them prior to the Public Offering, including the shares of common stock included in the units sold in the private placement. Accordingly, in the event of a liquidation, the amount in the Trust Account will be distributed to the holders of the shares sold in the Public Offering.

3. Cash in trust

On December 20 and December 27, 2006, the Company consummated the Private Placement and Public Offering of 133,333 units and 6,000,000 units, respectively. The net proceeds to us from the Public Offering and the Private Placement were $33,617,500, in addition, we obtained $900,000 of deferred underwriting compensation that will be paid to underwriters if a business combination is consummated . Of this amount, $600,000 was released to us to be used to provide for business, legal and accounting due diligence on prospective business combinations and continuing operating expenses, and the remaining balance of $33,917,500 was deposited into a Trust Account.

On January 25, 2007, the Company consummated the sale of 900,000 units pursuant to the exercise by the underwriters of the over-allotment option the Company granted to the underwriters in the Company’s Public Offering. After deducting the underwriting discounts and commissions, $5,211,000 was deposited into the Trust Account.

On December 28, 2006, the Company purchased $34,766,000 of a US Treasury Bill (T-Bill) which was due on June 28, 2007 which paid interest at an annualized interest rate of 4.83%. The total cost was $33,917,089. On January 25, 2007, $5,211,000 was used to purchase the same US T-Bill which paid interest at an annualized interest rate of 4.91%. On June 28, 2007, the balance of trust account was $40,089,063 which includes interest income from the US T-Bills that matured on June 28, 2007. On June 28, 2007, the Company withdrew $600,000 from the trust account for business, legal and accounting due diligence expenses on prospective business combinations and continuing operating expenses. After deducting $600,000 for working capital, $39,488,432 was reinvested for 3 months US T-Bill at an annualized interest rate of 4.60%. On September 28, 2007, the Company reinvested $39,953,218 to purchase 3 months US T-Bill at an annualized interest rate of 3.67%. On December 28, 2007, the Company reinvested $40,314,411.17 to purchase 3 months US T-Bill at an annualized interest rate of 3.22%.

As of December 31, 2007, there was $40,334,785 in the trust account.

4. Prepaid

In January 2007, the Company signed a Directors and Officers liability insurance contract which covers 18 months from December 20, 2006 to June 20, 2008. The total value of the contract is $105,000 and was paid in full in January 2007. This expense must be amortized within 18 months. As of December 31, 2007, the net balance is $35,000.

The Company prepaid $10,000 to its printer to cover the costs of SEC fillings and printing expenses related to the SEC fillings. As of December 31, 2007, the balance is $7,703.

The Company also prepaid $5,164 to the CEO and president as traveling and accommodation expenses.

5. Notes Payable, Stockholders

On July 12, 2005, the Company issued unsecured promissory notes to a member of its board of directors and an entity wholly-owned by another member of its board of directors, and totaling $170,000. On August 9, 2006, the Company issued unsecured promissory notes to members of its board of directors and its management team totaling $40,000. Each of the notes had an interest rate of 4% per annum. The notes were fully repaid with the proceeds of the Offering and Private Placement. The accrued interest payable as at December 20, 2006, was $10,447, of which $8,800 was paid to holders of the notes. The outstanding balance of interest of $1,647 was paid on March. There were no outstanding promissory notes at December 31, 2007.

6. Accrued expenses

As of December 31, 2007, accrued expenses included audit fees of $8,532, legal fees of $19,060, traveling expense of $9,147 stock agent fee of $3,890 and provision for income tax of $589,735.

7. Due to Stockholders

On and before December 31, 2006, the board of directors and its management team advanced the Company $54,460 to fund the costs of the Public Offering. These advances bear no interest and have no definitive repayment terms. The company paid off all amounts due as of December 31, 2007.

8. Stockholders’ Equity

In connection with the Public Offering, the Company paid an underwriting discount of 3.5% of the gross offering proceeds and a nonaccountable expense allowance of 1.0% the gross offering proceeds, to the underwriters at the closing of the Public Offering. The underwriters have agreed to defer additional underwriting fees (inclusive of interest, net of taxes payable) equal to 2.5% of the gross proceeds of the offering, or approximately $900,000 (assuming no exercise of the over-allotment option), until the consummation of the initial business combination. On January 25, 2007, the Company consummated the sale of 900,000 units pursuant to the exercise of the over-allotment option the Company granted to the underwriters of the Company’s initial public offering. The underwriters also agreed to deposit $135,000 of deferred underwriting compensation into the trust account. Upon the consummation of the initial business combination, the Company will pay such deferred fees held in trust at JPMorgan Chase NY Bank, maintained by Continental Stock Transfer & Trust Company acting as trustee, and that amount will not be available for use to acquire an operating business. In the event that a business combination is not consummated within the required time period, that amount will be included in the distribution to the public stockholders of the proceeds held in trust.

On December 27, 2006, the Company sold to Merriman Curhan Ford & Co., the representative of the underwriters, for $100, a previously granted option to purchase up to a total of 360,000 units. This option is exercisable at $7.50 per unit commencing on the later of the consummation of a business combination and one year from the date of our prospectus and expiring 4 years from the date of our prospectus. This option also contains a cashless exercise feature that allows the holder or holders of the option to receive units on a net exercise basis. The units issuable upon exercise of this option are identical to those offered by our prospectus except that the warrants included in the option have an exercise price of $6.25 (125% of the exercise price of the warrants included in the units sold in the offering). The option and the 360,000 units, the 360,000 shares of common stock and the 720,000 warrants underlying such units, and the 720,000 shares of common stock underlying such warrants, have been deemed compensation by the National Association of Securities Dealers (“NASD”) and are therefore subject to lock-up under Rule 2710(g)(1) of the NASD Conduct Rules, pursuant to which the option may not be sold, transferred, assigned, pledged or hypothecated for a period of 180 days following the date of our prospectus. However, the option may be transferred to any underwriter and selected dealer participating in the offering and their bona fide officers or partners.

The Company accounts for the fair value of the option, inclusive of the receipt of the $100 cash payment, as an expense of the offering resulting in a charge directly to stockholders’ equity and a credit to paid-in capital, and, accordingly, there will be no net impact on its financial position or results of operations, except for recording the receipt of the $100 payment at the time of the sale of the option. The Company estimates that the fair value of this option is $452,921 using the Black-Scholes option-pricing model. The fair value of the option is estimated using the following assumptions: (1) expected volatility of 28.0% (2) a risk-free interest rate of 4.92%, and (3) a contractual life of four years. However, because the units do not have a trading history, the expected volatility is based on information currently available to management. The expected volatility was derived by analyzing the volatility over a four-year period for the stock prices of selected companies listed in the USX China Index, a modified market capitalization average index comprised of U.S. exchange listed securities of companies which derive a majority of their revenues within China and taking the simple average of such volatilities. The selected companies used to calculate volatility are China Finance Online Co. Ltd. (JTJC), Hurray! Holding Co. Ltd. (HRAY), Kongzhong Corporation (KONG), Linktone Ltd. (LTON) and Ninetowns DigitalWorld Trade Holdings (NINE). The entire USX China Index was not used because many of the companies included in this index have market capitalizations much larger than that of a target business that we would acquire, and are therefore not accurate examples for purposes of estimating volatility. The assumption of a contractual life of four years is based on the maximum term during which the option may be exercisable, and during which the option may be sold, assigned, pledged or hypothecated, other than to any underwriter and selected dealer participating in the offering and their bona fide officers or partners. Although an expected life of four years was used in the calculation of the fair value of the option, if the Company does not consummate a business combination within the prescribed time period and we liquidate, the option will become worthless.

On April 27, 2006 the Company granted options to its founding shareholders and directors to maintain their ownership of 20% of our outstanding shares (including the shares purchased in the private placement) after the Public Offering in the event that the underwriter exercised their over allotment option. Such options had an exercise price of $0.017 per share and vested upon the exercise of the over-allotment options given to the underwriter in the Public Offering. On January 25, 2007, the over-allotment option was fully exercised by the underwriters. Thereafter, our Pre-IPO Stockholders elected to fully exercise their options. The Company issued 225,000 shares of our common stock to those Pre-IPO Stockholders and received net proceeds of $3,825.

As of December 31, 2007, the Company authorized 89,000,000 shares of common stock, par value $0.0001 per share. Number of shares issued and outstanding was 8,758,333. Number of warrants issued and outstanding was 9,619,091.

9. Preferred Stock

The Company is authorized to issue 1,000,000 shares of preferred stock with such designations, voting and other rights and preferences, as may be determined from time to time by the Board of Directors.

10. Commitments

Subsequent to December 20, 2006, effective day of our initial public offering, the Company has agreed to pay to Shine Media Group Limited, an affiliate of the Company’s Chief Executive Officer and President, an aggregate of $10,000 a month for 24 months for office space in Shanghai as well as certain administrative, technology and secretarial services expenses.

11. Common stock reserved for issuance

At December 31, 2007, 15,146,666 shares of common stock were reserved for issuance upon exercise of options and warrants.

12. Income taxes

The Company is governed by the Income Tax Laws of the PRC. Interest income in the United States of America is subject to the Federal & State tax laws of the country for income tax purposes.

Pursuant to the PRC Income Tax Laws, the Enterprise Income Tax (“EIT”) is at a statutory rate of 33%, which is comprises of 30% national income tax and 3% local income tax. However, since the Company has no revenues and only expenses, it has net operating losses in PRC. The Company has not recorded any deferred tax asset as it believes that it is more likely than not that these net accumulated operating losses will not be utilized in the future.

The following is a reconciliation of income tax expense:

12/31/2007	U.S.	State	International	Total
Current	$589,735	$0	$0	$589,735
Deferred	-	-	-	-
Total	$589,735	$0	$0	$589,735

12/31/2006	U.S.	State	International	Total
Current	$0	$0	$0	$0
Deferred	-	-	-	-
Total	$0	$0	$0	$0

Reconciliation of the differences between the statutory U.S. Federal income tax rate and the effective rate is as follows:

	12/31/2007	12/31/2006
US statutory tax rate	34%	34%
PRC income tax	0%	0%
Effective rate	34%	34%

SHINE MEDIA ACQUISITION CORPORATION
(a development stage company)
BALANCE SHEET

	March 31, 2008	December 31, 2007
	(Unaudited)
ASSETS

Current assets:

Cash & cash equivalents	$419,351	$550,487
Cash in trust	40,623,418	40,334,785
Prepaid expenses	34,250	47,867
Due from stockholders	-	2,952
Total Assets	$41,077,019	$40,936,091

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accrued expenses	$688,213	$630,363
Accrued offering costs	1,087,229	1,087,229
Total Liabilities	1,775,442	1,717,592

Common stock subject to possible redemption - 1,379,310 shares at redemption value	6,182,624	6,182,624

Stockholders' equity:
Preferred stock, $0.0001 par value, authorized 1,000,000 shares; none issued	-	-
Common Stock, $0.0001 par value, authorized 89,000,000; issued and outstanding 8,758,333 shares as at March 31,2008 and December 31, 2007	876	876
Paid-in capital in excess of par	32,510,155	32,510,155
Comprehensive gain /(loss)	(16,569)	19,390
Retained earnings during the development stage	624,492	505,454
Total stockholders' equity	33,118,953	33,035,875
Total liabilities and stockholders' equity	$41,077,019	$40,936,091

See accompanying notes to these unaudited condensed financial statements

SHINE MEDIA ACQUISITION CORPORATION
(a development stage company)
STATEMENTS OF INCOME
(Unaudited)

	Three Months Periods ended		For the Period from June 24, 2005 (Inception) to March 31, 2008
	March 31, 2008	March 31, 2007

Revenue	$-	$-	$-

Operating Costs
Professional fees	(55,564)	(26,274)	(158,163)

Franchise tax	(25,000)	(1,664)	(190,664)

Other operating costs	(64,487)	(88,945)	(440,051)

Total operating costs	(145,051)	(116,883)	(788,878)

Interest income	325,411	449,508	2,074,874

Interest expense	-	-	(10,447)

Net income	180,360	332,625	1,275,549

Provision for income tax	61,322	-	651,057

Net income after tax	$119,038	$332,625	$624,492

Weighted average shares outstanding (basic )	8,758,333	8,454,962
Weighted average shares outstanding (diluted)	10,170,541	8,454,962

Net income per share (basic)	$0.01	$0.04
Net income per share (diluted)	$0.01	$0.04

See accompanying notes to these unaudited condensed financial statements

SHINE MEDIA ACQUISITION CORPORATION
(a development stage company)
STATEMENT OF STOCKHOLDERS' EQUITY
For the period from June 24, 2005 (Inception) to March 31, 2008
Unaudited

					Income/(deficit)
					Accumulated
	Common		Additional		During the
	Stock		Paid-In	Comprehensive	Development	Stockholders'
	Shares	Amount	Capital	Gain/loss	Stage	Equity

Balance at June 24, 2005 (Inception)
Common shares issued at July 12,2005 at US$0.01 per share	1,500,000	$150	$24,850	$-	$-	$25,000
Net loss	-	-	-	-	(5,894)	(5,894)
Balance at December 31, 2005	1,500,000	150	24,850	-	(5,894)	19,106

Shares issued in private placement	133,333	13	799,985	-	-	800,000
Shares issued in public offering	6,000,000	600	32,788,232	-	-	32,788,829
Shares reclassified to "common stock (1,199,400) subject to possible redemption"	-	-	(6,600,198)	-	-	(6,600,198)
Net loss	-	-	-	-	(136,906)	(136,906)
Balance at December 31, 2006	7,633,333	763	27,012,869	-	(142,800)	26,870,831

Shares issued for underwriter's overallotment	900,000	90	5,210,910	-	-	5,211,000
Shares issued for management option	225,000	23	3,803	-	-	3,825
Shares reclassified to "common stock (179,910) subject to possible redemption"	-	-	417,574	-	-	417,574
Deferred underwriter’s commission	-	-	(135,000)	-	-	(135,000)
Comprehensive gain	-	-	-	19,390	-	19,390
Net Income	-	-	-	-	648,254	648,254
Balance at December 31,2007	8,758,333	876	32,510,155	19,390	505,454	33,035,875

Comprehensive Loss	-	-	-	(35,959)	-	(35,959)
Net Income	-	-	-	-	119,038	119,038
Balance at March 31, 2008	$8,758,333	$876	$32,510,155	$(16,569)	$624,492	33,118,953

See accompanying notes to these unaudited condensed financial statements.

SHINE MEDIA ACQUISITION CORPORATION
(a development stage company)
STATEMENTS OF CASH FLOW
(Unaudited)

	Three month periods ended		For the period from June 24, 2005 (Inception) to March 31, 2008
	March 31, 2008	March 31, 2007
Cash flow from operating activities
Net income	$94,720	$332,625	$600,174
Adjustments to reconcile net income to net cash used in
operating expenses:
Interest earned on funds held in trust	(324,593)	(449,508)	(1,511,489)

Increase in accrued offering expenses	-	(170,000)	(88,272)
Increase in other receivable	(3,883)	-	(5,514)
(Increase)/ decrease in prepaid expenses	17,500	(87,500)	(28,736)
Increase/ (decrease) in accrued expenses	82,168	(53,412)	721,332

Net cash used in operating activities	(134,088)	(427,795)	(312,505)

Cash flow from investing activities
Payment to trust account	-	(5,211,000)	(39,128,500)

Cash flows from financing activities
Proceeds from:
Initial sale of common stock	-	-	25,000
Private placement	-	-	800,000
Public offering	-	-	36,000,000
Underwriter's option	-	-	100
Underwriter's overallotment	-	5,400,000	5,400,000
Management option	-	3,825	3,825
Receipts (payments) to stockholder	2,952	(58,541)	2
Payment of offering costs	-	(189,000)	(2,359,771)
Payment of interest on notes payable, stockholders	-	-	(8,800)
Net cash provided by financing activities	2,952	5,156,284	39,860,356

Net increase (decrease) in cash & cash equivalents	(131,136)	(482,511)	419,351

Cash & cash equivalents, beginning of period	550,487	773,484	-
Cash & cash equivalents, end of period	$419,351	$290,973	$419,351

See accompanying notes to these unaudited condensed financial statements.

SHINE MEDIA ACQUISITION CORPORATION
(a development stage company)
NOTES TO UNAUDITED FINANCIAL STATEMENTS

NOTE 1 — ORGANIZATION AND PROPOSED BUSINESS OPERATIONS

Nature of Operations

Shine Media Acquisition Corporation (“we”, “us”, “our” or the “Company”) is a blank check company organized under the laws of the State of Delaware on June 24, 2005. We were formed to acquire direct or indirect ownership through a merger, capital stock exchange, asset or stock acquisition or other similar business combination, or control through contractual arrangements, of one or more operating businesses in China.

The Company has not acquired an entity as of March 31, 2008. The Company has selected December 31 as its fiscal year end. The Company is considered to be in the development stage and is subject to the risks associated with activities of development stage companies.

The balance sheet at March 31, 2008, statement of operations for the three month periods ended March 31, 2008 and 2007 and for the period from inception to March 31, 2008, and statement of cash flows for the three month periods ended March 31, 2008 and 2007 and for the period from inception to March 31, 2008 are unaudited. In the opinion of management, all adjustments (consisting of normal adjustments) have been made that are necessary to present fairly the financial position of the Company as of March 31, 2008, the results of its operation for the three months ended March 31, 2008 and 2007 and for the period from inception to March 31, 2008, the statement of cash flows for the three months ended March 31, 2008 and 2007 and for the period from inception to March 31, 2008.

Operating results for the interim period presented are not necessarily indicative of the results to be expected for the full year. The condensed balance sheet at December 31, 2007 has been derived from the audited financial statements.

The accompanying unaudited financial statements should be read in conjunction with the audited financial statements and notes thereto for the year ended December 31, 2007. Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”). The results of the three month periods ended March 31, 2008 are not necessarily indicative of the results to be expected for the full fiscal year ending December 31, 2008.

The registration statement for the Company’s initial public offering (the “Public Offering”) was declared effective on December 20, 2006.

On December 20, 2006, the Company’s officers and directors purchased, individually or through entities controlled by them, an aggregate of 133,333 units in a private placement (the “Private Placement”) at $6.00 per unit for an aggregate of $800,000.

On December 27, 2006, the Company consummated its Public Offering by selling 6,000,000 Units at a price of $6.00 per Unit to the public. $33,917,500, which amount is approximately 94.2% of the gross proceeds of the Public Offering (or $5.65 per unit for each of the public stockholders), was placed in a Trust Account (“Trust Account”) at JPMorgan Chase NY Bank, maintained by Continental Stock Transfer & Trust Company acting as trustee, and invested until the earlier of (i) the consummation of the Company’s first business combination; or (ii) the liquidation of the Company. This amount includes $900,000 of underwriting compensation to be paid to the underwriters, if and only if, a business combination is consummated. The liability for this $900,000 is included on the Company's balance sheet under accrued offering costs. The placing of funds in the Trust Account may not protect those funds from third party claims against the Company. The remaining proceeds may be used to pay for business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Public Offering and Private Placement, although substantially all of the net proceeds of the Public Offering and Private Placement are intended to be generally applied toward consummating a business combination with one or more operating businesses. As used herein, a “target business” means an operating business in China and a “business combination” shall mean the direct or indirect acquisition by the Company of the ownership or control of such a target business or businesses. There is no assurance that the Company will be able to successfully effect a business combination.

The Company, after signing a definitive agreement for the acquisition of a target business, will submit such transaction for stockholder approval. In the event that stockholders owning 20% or more of the Company’s common stock sold in the Public Offering (which excludes, for this purpose, those persons who were stockholders prior to the Public Offering) vote against the business combination and exercise of their conversion rights, the business combination will not be consummated. All of the Company’s stockholders prior to the Public Offering, including all of the officers and directors of the Company (“Pre-IPO Stockholders”), have agreed to vote their 1,500,000 founding shares of common stock, the 133,333 shares included the units in the Private Placement and any shares of common stock acquired by them in the aftermarket in accordance with the vote of the majority in interest of all other stockholders of the Company (“Public Stockholders”) with respect to any business combination. After consummation of the Company’s first business combination, all of these voting safeguards will no longer be applicable.

With respect to the first business combination that is approved and consummated, any Public Stockholder who votes against the business combination may demand that the Company convert his or her shares into cash. The per share conversion price will equal the amount in the Trust Account as of two business days prior to the date the proposed business combination is to be consummated (net of taxes payable), divided by the number of shares of common stock held by Public Stockholders at the consummation of the Public Offering. If 20% or more of the Public Stockholders elect to convert their shares into cash, then the Company will not be permitted to go forward with the business combination. Accordingly, Public Stockholders holding approximately19.99% of the aggregate number of shares sold in the Public Offering may convert their shares in the event of a business combination.

The Company’s fourth amended and restated certificate of incorporation provides for mandatory liquidation of the Company, without stockholder approval, in the event that the Company does not consummate a business combination within 18 months from the date of the consummation of the Public Offering, or 24 months from the consummation of the Public Offering if certain extension criteria have been satisfied. These liquidation provisions, which are also contained in the agreement governing the Trust Account, cannot be amended without the affirmative vote of 100% of the Public Stockholders, and the certificate of incorporation cannot be amended without the affirmative vote of 95% of the shares sold in the Public Offering. In the event of liquidation, it is likely that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be less than the initial Public Offering price per share in the Public Offering (assuming no value is attributed to the Warrants contained in the Units sold in the Public Offering discussed in Note 4).

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Development Stage Enterprise

The Company is a development stage enterprise, as defined in Financial Accounting Standards Board No. 7. The Company‘s planned principal operations have not commenced, and, accordingly, no revenue has been derived during this period.

Cash and Cash Equivalents

The Company considers all liquid investments with a maturity of three months or less from the date of purchase that are readily convertible into cash to be cash equivalents.

NOTE 3 — RECENT ACCOUNTING PRONOUNCEMENTS

In September 2006, FASB issued SFAS 157 ‘Fair Value Measurements’. This Statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (“GAAP”), and expands disclosures about fair value measurements. This Statement applies under other accounting pronouncements that require or permit fair value measurements, FASB having previously concluded in those accounting pronouncements that fair value is the relevant measurement attribute. Accordingly, this Statement does not require any new fair value measurements. However, for some entities, the application of this Statement will change current practice. This Statement is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. Management is currently evaluating the effect of this pronouncement on the financial statements.

In September 2006, FASB issued SFAS 158 ‘Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans—an amendment of FASB Statements No. 87, 88, 106, and 132(R)’ This Statement improves financial reporting by requiring an employer to recognize the over funded or under funded status of a defined benefit postretirement plan (other than a multiemployer plan) as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income of a business entity or changes in unrestricted net assets of a not-for-profit organization. This Statement also improves financial reporting by requiring an employer to measure the funded status of a plan as of the date of its year-end statement of financial position, with limited exceptions. An employer with publicly traded equity securities is required to initially recognize the funded status of a defined benefit postretirement plan and to provide the required disclosures as of the end of the fiscal year ending after December 15, 2006. An employer without publicly traded equity securities is required to recognize the funded status of a defined benefit postretirement plan and to provide the required disclosures as of the end of the fiscal year ending after June 15, 2007. However, an employer without publicly traded equity securities is required to disclose the following information in the notes to financial statements for a fiscal year ending after December 15, 2006, but before June 16, 2007, unless it has applied the recognition provisions of this Statement in preparing those financial statements:

1.	A brief description of the provisions of this Statement

2.	The date that adoption is required

3.	The date the employer plans to adopt the recognition provisions of this Statement, if earlier.

The requirement to measure plan assets and benefit obligations as of the date of the employer’s fiscal year-end statement of financial position is effective for fiscal years ending after December 15, 2008. Management is currently evaluating the effect of this pronouncement on the consolidated financial statements.

In February 2007, FASB issued FASB Statement No. 159, The Fair Value Option for Financial Assets and Financial Liabilities. FAS 159 is effective for fiscal years beginning after November 15, 2007. Early adoption is permitted subject to specific requirements outlined in the new statement. Therefore, calendar-year companies may be able to adopt FAS 159 for their first quarter 2007 financial statements. The new statement allows entities to choose, at specified election dates, to measure eligible financial assets and liabilities at fair value that are not otherwise required to be measured at fair value. If a company elects the fair value option for an eligible item, changes in that item's fair value in subsequent reporting periods must be recognized in current earnings. FAS 159 also establishes presentation and disclosure requirements designed to draw comparison between entities that elect different measurement attributes for similar assets and liabilities. Management is in the process of evaluating this new statement.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements”. This Statement amends ARB 51 to establish accounting and reporting standards for the noncontrolling (minority) interest in a subsidiary and for the deconsolidation of a subsidiary. It clarifies that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements. SFAS No. 160 is effective for the Company’s fiscal year beginning October 1, 2009. Management is currently evaluating the effect of this pronouncement on financial statements.

In December 2007, the FASB issued SFAS No. 141(R), “Business Combinations”. This Statement replaces SFAS No. 141, Business Combinations. This Statement retains the fundamental requirements in Statement 141 that the acquisition method of accounting (which Statement 141 called the purchase method) be used for all business combinations and for an acquirer to be identified for each business combination. This Statement also establishes principles and requirements for how the acquirer: a) recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree; b) recognizes and measures the goodwill acquired in the business combination or a gain from a bargain purchase and c) determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. SFAS No. 141(R) will apply prospectively to business combinations for which the acquisition date is on or after Company’s fiscal year beginning October 1, 2009. While the Company has not yet evaluated this statement for the impact, if any, that SFAS No. 141(R) will have on its consolidated financial statements, the Company will be required to expense costs related to any acquisitions after September 30, 2009.

In March, 2008, the FASB issued FASB Statement No. 161, “Disclosures about Derivative Instruments and Hedging Activities”. The new standard is intended to improve financial reporting about derivative instruments and hedging activities by requiring enhanced disclosures to enable investors to better understand their effects on an entity’s financial position, financial performance, and cash flows. It is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged. The new standard also improves transparency about the location and amounts of derivative instruments in an entity’s financial statements; how derivative instruments and related hedged items are accounted for under Statement 133; and how derivative instruments and related hedged items affect its financial position, financial performance, and cash flows. FASB Statement No. 161 achieves these improvements by requiring disclosure of the fair values of derivative instruments and their gains and losses in a tabular format. It also provides more information about an entity’s liquidity by requiring disclosure of derivative features that are credit risk-related. Finally, it requires cross-referencing within footnotes to enable financial statement users to locate important. Based on current conditions, the Company does not expect the adoption of SFAS 161 to have a significant impact on its results of operations or financial position.

NOTE 4 — OFFERING AND PRIVATE PLACEMENT

On December 20, 2006, the Company’s officers and directors purchased, individually or through entities controlled by them, an aggregate of 133,333 units in the Private Placement at $6.00 per unit for an aggregate of $800,000.

On December 27, 2006, the Company consummated its Public Offering by selling 6,000,000 Units at a price of $6.00 per Unit to the public. Each Unit consists of one share of the Company’s common stock, $.0001 par value, and two Redeemable Common Stock Purchase Warrants (“Warrants”). Each Warrant will entitle the holder to purchase from the Company one share of common stock at an exercise price of $5.00 commencing the later of the completion of a business combination with a target business or December 20, 2007 and expiring December 20, 2010. An additional 900,000 units may be issued on exercise of a 45-day option granted to the underwriters to cover any over-allotments. After the Warrants become exercisable, the Warrants will be redeemable by the Company at a price of $.01 per Warrant upon 30 days notice, but only in the event that the last sale price of the common stock is at least $8.50 per share for any 20 trading days within a 30 trading day period ending on the third day before the Company sends the notice of redemption.

On January 25, 2007, the Company consummated the sale of 900,000 units pursuant to the exercise of the over-allotment option the Company granted to the underwriters of the Company’s initial public offering. The units were sold at an offering price of $6.00 per unit, generating aggregate gross proceeds of $5,400,000. After deducting the underwriting discounts and commissions, $5,211,000 was deposited into the trust account, which includes $135,000 of deferred underwriting compensation that will be paid to underwriters if a business combination is consummated.

All of the Company’s stockholders prior to the Public Offering waived their right to liquidation distributions with respect to the shares of common stock owned by them prior to the Public Offering, including the shares of common stock included in the units sold in the private placement. Accordingly, in the event of a liquidation, the amount in the Trust Account will be distributed to the holders of the shares sold in the Public Offering.

NOTE 5 - CASH IN TRUST

On December 20 and December 27, 2006, the Company consummated the Private Placement and Public Offering of 133,333 units and 6,000,000 units, respectively. The net proceeds to us from the Public Offering and the Private Placement were $33,617,500. Of this amount, $600,000 was released to us to be used to provide for business, legal and accounting due diligence on prospective business combinations and continuing operating expenses, and the remaining balance of $33,017,500 was deposited into a Trust Account.

On January 25, 2007, the Company consummated the sale of 900,000 units pursuant to the exercise by the underwriters of the over-allotment option the Company granted to the underwriters in the Company’s Public Offering. After deducting the underwriting discounts and commissions, $5,211,000 was deposited into the Trust Account.

On December 28, 2006, the Company purchased $34,766,000 of a US Treasury Bill (T-Bill) which was due on June 28, 2007 which paid interest at an annualized interest rate of 4.83%. The total cost was $33,917,089. On January 25, 2007, $5,211,000 was used to purchase the same US T-Bill which paid interest at an annualized interest rate of 4.91%. On June 28, 2007, the balance of trust account was $40,089,063 which includes interest income from the US T-Bills that matured on June 28, 2007. On June 28, 2007, the Company withdrew $600,000 from the trust account for business, legal and accounting due diligence expenses on prospective business combinations and continuing operating expenses. After deducting $600,000 for working capital, $39,488,432 was reinvested for 3 months US T-Bill at an annualized interest rate of 4.60%. On September 28, 2007, the Company reinvested $39,953,218 to purchase 3 months US T-Bill at an annualized interest rate of 3.67%. On December 28, 2007, the Company reinvested $40,314,411.17 to purchase 3 months US T-Bill at an annualized interest rate of 3.22%.

As of March 31, 2008, the balance of Trust Account was $40,623,418.

NOTE 6 — PREPAID

In January 2007, the Company signed a Directors and Officers liability insurance contract which covers 18 months from December 20, 2006 to June 20, 2008. The total value of the contract is $105,000 and was paid in full in January 2007. This expense must be amortized within 18 months. As of March 31, 2008, the net balance is $17,500.

The Company prepaid $10,000 to its printer to cover the costs of SEC fillings and printing expenses related to the SEC fillings. As of March 31, 2008, the balance is $7,703.

The Company also prepaid $9,047 to the CEO as traveling and accommodation expenses.

NOTE 7 — ACCRUED EXPENSES

As of March 31, 2008, accrued expenses also included audit fees of $5,000 and other consulting fee of $7,155 and provision for income tax of $676,057.

NOTE 8 — STOCKHOLDERS’ EQUITY

In connection with the Public Offering, the Company paid an underwriting discount of 3.5% of the gross offering proceeds and a nonaccountable expense allowance of 1.0% the gross offering proceeds, to the underwriters at the closing of the Public Offering. The underwriters have agreed to defer additional underwriting fees (inclusive of interest, net of taxes payable) equal to 2.5% of the gross proceeds of the offering, or approximately $900,000 (assuming no exercise of the over-allotment option), until the consummation of the initial business combination. On January 25, 2007, the Company consummated the sale of 900,000 units pursuant to the exercise of the over-allotment option the Company granted to the underwriters of the Company’s initial public offering. The underwriters also agreed to deposit $135,000 of deferred underwriting compensation into the trust account. Upon the consummation of the initial business combination, the Company will pay such deferred fees held in trust at JPMorgan Chase NY Bank, maintained by Continental Stock Transfer & Trust Company acting as trustee, and that amount will not be available for use to acquire an operating business. In the event that a business combination is not consummated within the required time period, that amount will be included in the distribution to the public stockholders of the proceeds held in trust.

On December 27, 2006, the Company sold to Merriman Curhan Ford & Co., the representative of the underwriters, for $100, a previously granted option to purchase up to a total of 360,000 units. This option is exercisable at $7.50 per unit commencing on the later of the consummation of a business combination and one year from the date of our prospectus and expiring 4 years from the date of our prospectus. This option also contains a cashless exercise feature that allows the holder or holders of the option to receive units on a net exercise basis. The units issuable upon exercise of this option are identical to those offered by our prospectus except that the warrants included in the option have an exercise price of $6.25 (125% of the exercise price of the warrants included in the units sold in the offering). The option and the 360,000 units, the 360,000 shares of common stock and the 720,000 warrants underlying such units, and the 720,000 shares of common stock underlying such warrants, have been deemed compensation by the National Association of Securities Dealers (“NASD”) and are therefore subject to lock-up under Rule 2710(g)(1) of the NASD Conduct Rules, pursuant to which the option may not be sold, transferred, assigned, pledged or hypothecated for a period of 180 days following the date of our prospectus. However, the option may be transferred to any underwriter and selected dealer participating in the offering and their bona fide officers or partners.

The Company accounts for the fair value of the option, inclusive of the receipt of the $100 cash payment, as an expense of the offering resulting in a charge directly to stockholders’ equity and a credit to paid-in capital, and, accordingly, there will be no net impact on its financial position or results of operations, except for recording the receipt of the $100 payment at the time of the sale of the option. The Company estimates that the fair value of this option is $452,921 using the Black-Scholes option-pricing model. The fair value of the option is estimated using the following assumptions: (1) expected volatility of 28.0% (2) a risk-free interest rate of 4.92%, and (3) a contractual life of four years. However, because the units do not have a trading history, the expected volatility is based on information currently available to management. The expected volatility was derived by analyzing the volatility over a four-year period for the stock prices of selected companies listed in the USX China Index, a modified market capitalization average index comprised of U.S. exchange listed securities of companies which derive a majority of their revenues within China and taking the simple average of such volatilities. The assumption of a contractual life of four years is based on the maximum term during which the option may be exercisable, and during which the option may be sold, assigned, pledged or hypothecated, other than to any underwriter and selected dealer participating in the offering and their bona fide officers or partners. Although an expected life of four years was used in the calculation of the fair value of the option, if the Company does not consummate a business combination within the prescribed time period and we liquidate, the option will become worthless.

On April 27, 2006 the Company granted options to its founding shareholders and directors to maintain their ownership of 20% of our outstanding shares (including the shares purchased in the private placement) after the Public Offering in the event that the underwriter exercised their over allotment option. Such options had an exercise price of $0.017 per share and vested upon the exercise of the over-allotment options given to the underwriter in the Public Offering. On January 25, 2007, the over-allotment option was fully exercised by the underwriters. Thereafter, our Pre-IPO Stockholders elected to fully exercise their options. The Company issued 225,000 shares of our common stock to those Pre-IPO Stockholders and received net proceeds of $3,825.

As of March 31, 2008, the Company had authorized 89,000,000 shares of common stock, par value $0.0001 per share. Number of shares issued and outstanding was 8,758,333. Number of warrants issued and outstanding was 11,158,358.

	Number of Warrants	,	Weighted Average Exercise Price	Aggregate Intrinsic Value
Outstanding December 31, 2007	11,158,358		$5.00	$5,244,429
Issued during the period	-		-	=
Expired	-		-	=
Exercised	-		-	=
Outstanding March 31, 2008	11,158,358		$5.00	$6,360,264

Following is a summary of the status of warrants outstanding at March 31, 2008:

Exercise Price	Total Warrants Outstanding	Weighted Average Remaining Life (Years)	Weighted Average Exercise Price	Warrants Exercisable	Weighted Average Exercise Price of Exercisable Warrants
$5.00	11,158,358	2.75	$5.00	11,158,358	$5.00

NOTE 9 — COMMON STOCK RESERVED FOR ISSUANCE

At March 31, 15,146,666 shares of common stock were reserved for issuance upon exercise of options and warrants.

NOTE 10 — PREFERRED STOCK

The Company is authorized to issue 1,000,000 shares of preferred stock with such designations, voting and other rights and preferences, as may be determined from time to time by the Board of Directors.

NOTE 11 — COMMITMENTS

Subsequent to December 20, 2006, the effective day of our Public Offering, the Company agreed to pay to Shine Media Group Limited, an affiliate of David Y. Chen, the Company’s Chief Executive Officer and President, an aggregate of $10,000 a month for 24 months for office space in Shanghai as well as certain administrative, technology and secretarial services and expenses.

Note 12 -— INCOME TAXES

The Company utilizes SFAS No. 109, “Accounting for Income Taxes”, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

The following is details of income tax expense:

03/31/2008	U.S.	State	Total
Current	$61,322	$0	$61,322
Deferred	-	-	-
Total	$61,322	$0	$61,322

12/31/2007	U.S.	State	Total
Current	$589,735	$0	$589,735
Deferred	-	-	-
Total	$589,735	$0	$589,735

Reconciliation of the differences between the statutory U.S. Federal income tax rate and the effective rate is as follows:

	03/31/2008	12/31/2007
US statutory tax rate	34%	34%
Effective rate	34%	34%

Annex A

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (the “Agreement”) is made as of May 8, 2008, by and among Shine Media Acquisition Corporation, a Delaware corporation (“Shine”), Green China Resources, Inc., a company incorporated under the laws of British Virgin Islands (“Buyer”), China Greenscape Co. Ltd. (“Greenscape”), a limited liability company incorporated under the laws of the British Virgin Islands, Jiangsu Sunshine Zoology and Forestry Development Co., Ltd. (the “Company”), a company organized and existing under the laws of the People’s Republic of China (“PRC”), and those persons listed on Exhibit A hereof (each a “Shareholder” and collectively the “Shareholders”). Greenscape, the Company and the Shareholders are collectively referred to as the “Sellers.” Shine, Buyer, Greenscape, the Company and the Shareholders shall be collectively referred to as the “Parties” or individually as a “Party.”

RECITALS

WHEREAS, Shine is a corporation, listed in the United States under the symbol SHNDU.OB, formed for the purpose of acquiring, direct or indirect ownership of one or more operating businesses located in the PRC; and

WHEREAS, Buyer is a wholly-owned subsidiary of Shine; and

WHEREAS, Greenscape owns one hundred percent (100%) of the issued and outstanding ownership interest of the Company; and

WHEREAS, Greenscape, through the Company, is in the business of providing commercial nursery stock and forest products; and

WHEREAS, Shareholders are the registered owners of one hundred percent (100%) of the common shares of Greenscape and those persons listed on Schedule 1 to Exhibit B are the registered owners of one hundred percent (100%) of the shares of Greenscape Series A and Series C Preferred Stock (each a “Preferred Shareholder” and collectively as the “Preferred Shareholders”); ands

WHEREAS, subject to the terms and conditions of this Agreement, at the Closing (as defined below), Buyer shall acquire all of the common shares of Greenscape held by the Shareholders (the “Shares”), and will be the registered owner of one hundred percent (100%) of the common shares of Greenscape, and the Shareholders, in exchange, shall receive 30,800,000 newly issued shares of ordinary shares of the Buyer (“Buyer’s Stock”); and

WHEREAS, the Parties wish to provide for the opportunity for Company to acquire all of the issued and outstanding preference shares of Greenscape; and in order to accomplish that objective, in addition to the purchase of the Shares, the Buyer intends, following the Closing, to make an offer to the Preferred Shareholders to acquire all of the Series A and Series C Preferred Shares of Greenscape (the “Preferred Shares”) held by the Preferred Shareholders for a combination of Buyer’s ordinary shares and cash, all as more fully described in Exhibit B attached hereto (the “Exchange Offer”), and subject to the acceptance of the Exchange Offer, Buyer will be the registered owner of one hundred percent (100%) of the Greenscape Preferred Shares.

AGREEMENT

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Purchase and Sale of the Shares. Upon the terms and conditions hereof, at the Closing, the Shareholders shall sell, transfer and convey to Buyer, and Buyer shall purchase from Shareholders, all of the Shares. At the Closing, each Shareholder shall sell, convey, transfer and deliver all of its right, title and interest in and to the number of shares of Greenscape listed on Exhibit A opposite such Shareholder’s name, free and clear from any mortgage, pledge, lien, charge, transfer restrictions and/or security interest, as provided for, recognized and/or enforceable under the Laws of the United States, British Virgin Islands, Hong Kong or the PRC.

(a) Consideration. Subject to Section 11(d), in consideration for the Shares, Buyer shall issue to the Shareholders 30,800,000 shares of Buyer’s Stock (the “Consideration”). The number of Buyer’s ordinary shares to be received by each of the Shareholder is listed opposite such Shareholder’s name on Exhibit A attached to this Agreement.

(b)  Incentive Payments. Based on the Buyer’s consolidated post-Closing after-tax net operating profits (“Net Income”) for its fiscal years 2008 through 2012, Shareholders shall be entitled to incentive payments in the form of shares of Buyer Stock as set forth below. All Incentive Payments are intended to be and shall be deemed to be additional Purchase Consideration for all purposes. Under no circumstances shall such payments be deemed employment or consulting compensation. Such Incentive payments are subject to adjustment pursuant to Section 1(d) hereof.

(i) The 2008 Incentive Payment. If Buyer achieves Fiscal Year 2008 Net Income of twenty four million two hundred and thirty thousand dollars (US$24,230,000), based upon an audit of the books and records using generally accepted accounting principals consistently applied in the United States (“US GAAP”), Buyer shall pay to Sellers an additional four million and two hundred thousand (4,200,000) newly issued shares of Buyer Stock (“2008 Incentive Payment”).

(ii) The 2009 Incentive Payment. If Buyer achieves Fiscal Year 2009 Net Income of thirty three million three hundred and seventeen thousand dollars (US$33,317,000), based upon an audit of the books and records using US GAAP, Buyer shall pay to Sellers an additional four million and two hundred thousand (4,200,000) newly issued shares of Buyer Stock (“2009 Incentive Payment”).

(iii) The 2010 Incentive Payment. If Buyer achieves Fiscal Year 2010 Net Income of forty one million one hundred and twenty nine thousand dollars (US$41,129,000), based upon an audit of the books and records using US GAAP, Buyer shall pay to Sellers an additional four million and two hundred thousand (4,200,000) newly issued shares of Buyer Stock (“2010 Incentive Payment”).

(iv) The 2011 Incentive Payment. If Buyer achieves Fiscal Year 2011 Net Income of fifty three million three hundred and eleven thousand dollars (US$53,311,000), based upon an audit of the books and records using US GAAP, Buyer shall pay to Sellers an additional four million and two hundred thousand (4,200,000) newly issued shares of Buyer Stock (“2011 Incentive Payment”).

(v) The 2012 Incentive Payment. If Buyer achieves Fiscal Year 2012 Net Income of sixty five million dollars (US$65,000,000), based upon an audit of the books and records using US GAAP, Buyer shall pay to Sellers an additional four million and two hundred thousand (4,200,000) newly issued shares of Buyer Stock (“2012 Incentive Payment”).

The 2008 Incentive Payment, 2009 Incentive Payment, 2010 Incentive Payment, 2011 Incentive Payment, and 2012 Incentive Payment are collectively referred to as the “Incentive Payments.” The Incentive Payments shall be earned on an all-or-none basis each year. The number of shares of Buyer Stock to be received by each of the Shareholder is listed opposite such Shareholder’s name on Exhibit A attached to this Agreement. Notwithstanding anything to the contrary, for purposes of determining the right of the Shareholders to receive Incentive Payments, an Incentive Payment for any year shall not be applied, whether in the year such payment is made or in any subsequent year, to reduce Buyer’s Net Income.

The number of shares to be issued in connection with any Incentive Payment shall be subject to adjustment as the result of the Company’s declaring any stock splits, stock dividends or other recapitalizations. In any transaction in which the Company acquires, is acquired by, merges with or otherwise combines with another business, provision shall be made in the documents governing such transaction to preserve for the Shareholders the benefits afforded them under this Paragraph (c).

(c)	Timing and Manner of Incentive Payments.

(i) Earnings Report. As promptly as possible following the end of each of the applicable time periods as described in Sections 1(b)(i)-(v), but in no event later than seventy-two (72) hours after the completion of the audit of the books and records of Buyer each year, Buyer’s auditor shall determine whether the Company has reached the applicable milestones as defined within Sections 1(b)(i)-(v) (“Earnings Report”).

(ii) Notice of Disagreement. The Shareholders shall have thirty (30) days after receipt of the Earnings Report to assert any disagreements with such items by written notice to Buyer (“Notice of Disagreement”). If such notice is not given within such thirty (30) days, the amounts reflected in the Earnings Report shall be final and binding on Buyer and the Shareholders. Any Notice of Disagreement shall specify in reasonable detail the nature of any disagreement so asserted. During the forty-five (45) day period following the delivery of any Notice of Disagreement, the parties shall attempt in good faith to amicably resolve their differences specified in the Notice of Disagreement. If, at the end of such forty-five (45) day period the parties have not reached agreement on such matters, either Buyer or the Shareholders shall submit the matters that remain in dispute for arbitration by an agreed upon accounting firm (“Arbitrating Accountants”) whose determination shall be (i) in writing, (ii) furnished to Buyer and the Shareholders as soon as practicable (and in no event later than thirty (30) days after submission of the dispute to the Arbitrating Accountants); (iii) made in accordance with the preparation of the Earnings Report; and (iv) nonappealable and incontestable by Buyer and the Shareholders and not subject to collateral attack for any reason other than manifest error or fraud. The fees and expenses of the Arbitrating Accountants shall be split 50/50 between Buyer and the Shareholders. Buyer and the Shareholders shall use its respective commercially reasonable efforts to cooperate with the Arbitrating Accountants and to cause the Arbitrating Accountants to resolve any dispute no later than thirty (30) days after submission of the dispute to the Arbitrating Accountants in accordance with this Agreement.

(d)	Minimum Balance Sheet Requirements.

(i) At the Closing or as of September 30, 2008, whichever is earlier, (the “Test Date”), Greenscape and the Company shall have a minimum amount in cash and accounts receivable equal to 90% of the total cash and accounts receivable indicated on the Greenscape and the Company’s consolidated balance sheet as of March 31, 2008 reviewed by its auditor (“First Quarter Balance Sheet”).

(ii) In addition, Greenscape and the Company’s Total Debt as of the Test Date shall not exceed an amount equal to 128.8% of the Total Debt indicated on the First Quarter Balance Sheet. For purposes of this Section, Total Debt shall mean an amount equal to the sum of (A) loans extended to Greenscape or Company by any prior or existing shareholders; (B) long-term loans; (C) short-term loans; and (D) any other interest-bearing instruments.

(iii) From the date hereof to the Test Date, Greenscape and the Company shall not increase the Total Debt without Buyer’s written consent., unless for the purpose of acquiring any additional Inventory or making Inventory related Prepayments (as such term is defined under US GAAP). Should Greenscape and the Company increase Total Debt beyond the 128.8% indicated in the paragraph above, even if for the purposes of additional Inventory, it will also obtain prior written consent from Buyer.

(iv)  On the Test Date, Greenscape shall deliver a balance sheet reviewed and certified by its auditor as of such date (the “Closing Balance Sheet”). The Closing Balance Sheet shall set forth, among other things, the amount of cash and accounts receivable as of the Test Date. To the extent that the Closing Balance shows (A) cash and accounts receivable less than as required by this Section 1(d)(i), or (B) the Total Debt more than as required by this Section 1(d)(ii), (collectively the “Shortfall”), the Incentive Payments shall be reduced on a dollar for dollar basis, with each $5.28 of the Shortfall reducing the Incentive Payments by one (1) share. The reduction in Incentive Payment shall be applied against each Incentive Payment in full, as earned, until the adjustment as to the entire Shortfall shall have been achieved. Notwithstanding the above, there is nothing in this paragraph which would limit the Buyer’s ability to terminate the contract should the Total Debt exceed 128.8% (unless prior written consent has been given) as noted in the Closing Conditions below.

(e) Lockup Period. All Shareholders owning five percent (5%) or more of the outstanding ordinary shares of Buyer after the Closing shall execute a lock-up agreement, in the form and containing the substance of Exhibit C-1 hereto and incorporated herein by reference providing that such persons shall not sell or otherwise dispose of any of Buyer’s Stock until after December 20, 2009 (the “Lock-up Agreement with Ordinary Shareholders [I]”). All Shareholders owning more than one percent (1%) but less than five percent (5%) shall execute a lock-up agreement, in the form and containing the substance of Exhibit C-2 hereto and incorporated herein by reference (the “Lock-up Agreement with Ordinary Shareholders [II]”, together with Exhibit C-1 “Lock-up Agreement”).

2. The Closing or the Closing Date. The transactions set forth herein shall close within one week of the approval by Buyer’s shareholders of the transactions contemplated herein at the offices of Nixon Peabody LLP, 200 Page Mill Road, Second Floor, Palo Alto, California 94306, or at such other place and time as the parties may mutually agree (the “Closing” or the “Closing Date”). The transactions contemplated herein may be closed by delivering the executed signature pages via facsimile or electronic PDF file to the other Parties followed by original signature pages sent promptly by overnight courier.

(a) Documents Delivered by the Sellers. Subject to the terms and conditions hereof, on the Closing, Sellers shall deliver to Buyer the following documents and instruments:

(i)  this Agreement executed by the Sellers;

(ii) stock certificates evidencing the Shares, with the assignments endorsed thereon or with an executed assignment separate from the certificate;

(iii)  one (1) copy resolution of the Board of Directors of Greenscape approving this Agreement, any ancillary documents to this Agreement and the transactions contemplated herein;

(iv)  certificates in compliance with Section 7(c) below;

(v)  an opinion of the Company’s PRC legal counsel in the form and substance satisfactory to Buyer’s counsel (“PRC Legal Opinion”) as set forth in Exhibit D attached hereto and incorporated hereby reference;

(vi)  an opinion of the legal counsel (“BVI Legal Opinion”) of Greenscape in form and substance as set forth in Exhibit E ;

(vii)  a letter from the Company’s certified public accountant in form and substance satisfactory to Buyer that the Financial Statements (as defined below) are substantially in accordance with the Company’s books and records, complete and accurate in all material respects and prepared in accordance with US GAAP and fairly present the financial condition of and operating results of the Company during the period indicated therein;

(viii) employment agreements (“Employment Agreements”) executed by Zhu Zhenghong, Shirley Lee, and Zhan Yousheng (collectively “Management Team”) respectively in form attached hereto as Exhibit F and incorporated hereby reference;

(ix) the appropriate Lock-up Agreements executed by each Shareholder;

(x) Disclosure Schedule of Sellers;

(xi) Officer’s Certificate;

(xii) Seller’s Certificate; and

(xiii) any approvals required by the Ministry of Commerce of the People’s Republic China (“MOFCOM”) or other PRC governmental agencies.

(b) Documents Delivered by Buyer. Subject to the terms and conditions hereof on the Closing, Buyer shall deliver the following documents and instruments:

(i)  a copy of this Agreement executed by Buyer and Shine;

(ii)  resolutions of the Board of Directors of Shine and Buyer approving this Agreement and any ancillary documents to this Agreement and the transactions contemplated herein, and the appointment of the new officers providing that such appointments to take effect upon the Closing;

(iii)  resolutions of stockholders of Shine approving this Agreement and the transactions set forth herein;

(iv) evidence of the appointment of members to the Board of Directors of Buyer, as set forth in Section 9(b)(iv) hereof, as required by law of British Virgin Islands or its memorandum and articles of association.

(v) certificates representing the new shares of Buyer’s Stock issued to each Shareholder as set forth on Exhibit A; and

(vi) Disclosure Schedule of Shine and Buyer;

(v) evidence of down payment to Shine’s investment bankers of $25,000 and $150,000 for the balance due upon delivery of the fairness opinion.

3. The Company’s Representations and Warranties. Except as set forth in the Disclosure Schedule delivered in connection herewith, the Company, Greenscape and Shareholders hereby jointly and severally represent and warrant to Buyer and Shine as of the date hereof and at and as of the Closing as follows:

(a) Capitalization of Company. Greenscape is the owner of one hundred percent (100%) of the issued and outstanding equity securities of the Company and there are no outstanding warrants, options, conversion privileges, preemptive rights, voting agreements or similar arrangements, or other rights or agreements to purchase or otherwise acquire or issue any capital stock or other equity interests of the Company.

(b) Binding Obligation. This Agreement, and all related agreements, constitute the legal, binding and valid obligations of the Company, enforceable in accordance with their respective terms.

(c) Corporate Organization and Authority. The Company: (i) is a limited liability company duly organized, validly existing and in good standing under the laws of the PRC; (ii) is authorized to exercise all of its powers, rights and privileges and is in good standing in PRC; (iii) has the power and authority to own and operate its properties and to carry on its business as now conducted; and (iv) is qualified to do business in all jurisdictions in which such qualification is required.

(d) Subsidiaries; Transactions with Affiliates. Schedule 3(d) lists the Company’s subsidiaries, associations, other business entities and any joint ventures or partnerships that the Company is directly or indirectly involved. No director, officer, key employee of the Company, spouse, parent, sibling, child or other relative or family member of any such director or key employee, and no entity controlled by any of the foregoing, has (i) any agreement, understanding, proposed transaction with, indebtedness owing to, commitments to make loans to, or to extend or guarantee credit from, the Company other than in the ordinary course of business; or (ii) any direct or indirect ownership interest in any Affiliate of the Company or in any firm or corporation that competes with the Company. For the purpose of this Agreement, “Affiliate” means, in respect of an individual, partnership, corporation, joint venture, unincorporated organization, cooperative or a governmental entity or agency thereof (“Person”) that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under the common control with, the Company.

(e) No Conflict With Other Instruments. Except as set forth in Schedule 3(e), the execution, delivery and performance of this Agreement and related agreements delivered in connection herewith will not result in any material violation of, be in conflict with, or constitute a breach or default under, with or without the passage of time or the giving of notice: (i) any provision of the Company’s organizational documents, including the Articles of Association; (ii) any law, statute, regulation, order, judgment or decree or any instrument, contract or other agreement to which the Company is a party or by which they (or any of its properties or assets) are subject or bound; (iii) any material contract, obligation or commitment to which the Company is a party or by which either of them is bound; (iv) result in the creation of, or give any party the right to create, any lien, charge, option, security interest or other encumbrance upon the assets of the Company; (v) terminate or modify, or give any third party the right to terminate or modify, the provisions or terms of any contract to which the Company is a party; or (vi) result in any suspension, revocation, impairment, forfeiture or non-renewal of any permit, license, qualification, authorization or approval applicable to the Company.

(f) Changes. Since December 31, 2007, there has not been:

(i) Any change in the assets, liabilities, financial condition, or operations of the Company except changes in the ordinary course of business which have not been, either in any case or in the aggregate, materially adverse;

(ii) Any damage, destruction, or loss, whether or not covered by insurance, materially and adversely affecting the properties or business of the Company;

(iii) Any waiver or compromise by the Company of a valuable right or of any debt owed to it;

(iv) Any loans made by the Company to its employees, officers or directors, other than travel or like advances made in the ordinary course of business not in excess of $1,000;

(v) Any declaration or payment of any dividend or other distribution by the Company or any repurchase or redemption of the Company’s capital stock;

(vi) Any cancellation of any material purchase order or contract or any write-off as uncollectible of $10,000 or greater; or

(vii) Any material deterioration or any other event or condition of any character which has materially and adversely affected the Company’s business or prospects.

(g) Material Contracts and Obligations. Other than as disclosed in the Financial Statements of Greenscape, the Company has provided to Shine and Buyer or to counsel for such parties, and has listed on Disclosure Schedule, all contracts and agreements pertaining to the Company (1) with expected receipts or expenditures in excess of US$100,000, (2) involving a license or grant of rights to or from the Company involving patents, trademarks, copyrights or other proprietary information applicable to the business of the Company, (3) providing for indemnification by the Company with respect to infringement of proprietary rights, (4) between the Company and any officers, director or stockholder, other than agreements entered into the ordinary course of business, or (5) involving any loans or advances by the Company which are outstanding as of the date of the Closing. All such contracts and agreements are legally binding, valid and in full force and effect in all material aspects. Notwithstanding the foregoing, except as set forth in Schedule 3(g):

(i) There are no agreements, understandings or proposed transactions between the Company and any of its officers, directors, employees, affiliates or any affiliate thereof.

(ii) There are no agreements, understandings, instruments, contracts, proposed transactions, judgments, orders, writs or decrees to which the Company is a party or to its knowledge by which it is bound which may involve (1) future obligations (contingent or otherwise) of, or payments to, Company in excess of US$25,000 (other than obligations of, or payments to, Company arising from agreements with customers and vendors entered into in the ordinary course of business), (2) the transfer or license of any patent, copyright, trade secret or other proprietary right to or from Company (other than licenses by Company of “off the shelf” or other standard products, and non-exclusive licenses to customers in the ordinary course of business), or (3) indemnification by Company with respect to infringements of proprietary rights (other than indemnification obligations arising from purchase, sale or license agreements entered into in the ordinary course of business).

(iii) Company has not (1) declared or paid any dividends, or authorized or made any distribution upon or with respect to any class or series of its capital stock, (2) incurred or guaranteed any indebtedness for money borrowed or any other liabilities (other than with respect to indebtedness and other obligations incurred in the ordinary course of business or as disclosed in the Financial Statements of Greenscape) individually in excess of US$25,000 or, in the case of indebtedness and/or liabilities individually less than US$25,000, in excess of US$50,000 in the aggregate, (3) made any loans or advances to any person, other than ordinary advances for travel expenses or in connection with employment relocation, or (4) sold, exchanged or otherwise disposed of any of its assets or rights, other than the sale of its inventory in the ordinary course of business.

(iv) For the purposes of subsections (ii) and (iii) above, all indebtedness, liabilities, agreements, understandings, instruments, contracts and proposed transactions involving the same person or entity (including persons or entities Company has reason to believe are affiliated therewith) shall be aggregated for the purpose of meeting the individual minimum dollar amounts of such subsections.

(h) Litigation. Except as set forth on Schedule 3(h), as of the Closing, there is no claim, action, lawsuit, proceeding or investigation pending or threatened against the Company (or to the knowledge of the Company, against any of its officers or directors or the Management Team) or any basis therefor known to the Company or the Management Team, including, without limitation, any action that questions the validity of this Agreement or the right of the Company to enter into this Agreement. There is no judgment, decree or order of any court or tribunal or any arbitration or governmental authority in effect against the Company or any of its properties and assets, and the Company is not in default with respect to any such judgment, decree or order to which the Company is a party or by which it is bound. There is no action, suit, proceeding or investigation by the Company currently pending or threatened or which the Company presently intends to initiate.

(i) Title to and condition of the Assets. Schedule 3(i) is a true and correct list of all of the assets, by category, currently owned by the Company (the “Assets”). The Company has good and marketable title to the Assets, which Assets are properly reflected in the Financial Statements of Greenscape. The Assets are not subject to any mortgage, pledge, lien, security interest, conditional sale agreement, option license, encumbrance or charge. The Company owns or leases all tangible assets necessary for the conduct of its business as currently conducted. The Assets are currently in good operating condition and repair (subject to normal wear and tear) and are suitable for the purposes for which they are currently used. All current inventory of the Company is of merchantable quality and saleable in the ordinary course of the Company’s business.

(j)  Intellectual Property Rights. Schedule 3(j) contains an accurate and complete list and description of all Intellectual Property used by the Company in connection with its business, specifying as to each (i) the nature of such right, (ii) the ownership thereof, (iii) the governmental authority that has issued or recorded a registration or certificate or similar document with respect thereto or with which an application for such a registration, certificate or similar document is pending and (iv) any applicable registration, certificate or application number. Complete and accurate copies of all registered or pending Intellectual Property relating to the Company has been provided to Buyer. The Company: (i) it has sufficient title and ownership of all Intellectual Property, including all patents, trademarks, service marks, trade names, copyrights, trade secrets, information, proprietary rights and processes necessary for its business as now conducted, and as proposed to be conducted; and (ii) the use thereof does not, and will not, conflict with or constitute an infringement of the rights of others. Each former and current employee, officer and consultant of each group company has executed a form of agreement which provides that all Intellectual Property Rights which arise during the course or scope of their employment or engagement by the Company is owned by the Company. Any third parties have validly and irrevocably assigned all of their Intellectual Property rights to the Company or is duly and validly licensed to use all other Intellectual Property used in connection with the Company, free and clear of royalties. The Company has not assigned or transferred ownership of, agreed to so assign or transfer ownership of, or granted any exclusive license of or exclusive right to use, any Intellectual Property used in connection with the Company.

(k) Taxes, Tax Returns and Audits. The Company has filed on a timely basis (taking into account any extensions received from the relevant taxing authorities): (i) all returns and reports pertaining to all taxes that are or were required to be filed by it with the appropriate taxing authorities in all jurisdictions in which such returns and reports are or were required to be filed, and all such returns and reports are true, correct and complete in all material respects; (ii) all taxes that are due from or may be asserted against the Company (including deferred taxes) in respect of or attributable to all periods ending on or before the Closing Date have been or will be fully paid, deposited or adequately provided for on the books and financial statements of the Company or are being contested in good faith by appropriate proceedings; (iii) no issues have been raised (or are currently pending) by any taxing authority in connection with any of the returns and reports referred to in clause (i) which might be determined adversely to the Company; (iv) the Company has not given or requested to give waivers or extensions of any statute of limitations with respect to the payment of taxes; and (v) no tax liens which have not been satisfied or discharged by payment or concession by the relevant taxing authority or as to which sufficient reserves have not been established on the books and financial statements of the Company are in force as of the date hereof.

(l) Insurance. Schedule 3(l) sets forth a complete list and a complete accurate description of all insurance policies maintained by the Company. The Company is not aware of any pending or threatened claims against it for personal injuries, product liability or property damages.

(m) Employees; Employee Plans; Labor Matters.

(i) Employees. Schedule 3(m)(i) contains an accurate and complete list of all current managerial employees of the Company including all employees with supervisory responsibility employed by the Company as of the Closing, and the name, title and compensation of each such person. As of the Closing, the Company believes its relations with its employees are satisfactory. The Company’s employees are not represented by any labor unions nor, to the Company’s knowledge, is any union organization campaign in progress. The Company is not aware that any of its officers intends to terminate employment.

(ii) Employee Plans. Schedule 3(m)(ii) contains a description of all employee benefits, including, without limitation, pension, medical insurance, work related injury insurance, birth and nursery insurance, unemployment insurance and educational benefits, which the Company is obligated to pay, including amounts and recipients of such payments. Except as disclosed on Schedule 3(m)(ii), the Company has complied with all applicable laws relating to employment benefits, including, without limitation, pension, medical insurance, work-related injury insurance, birth and nursery insurance, unemployment insurance and educational benefits.

(iii) Labor Matters. All contributions or payments required to be made by the Company with respect to employee benefits have been made on or before their due dates. Except as disclosed in the Financial Statements of Greenscape: (i) all such contributions and payments required to be made by any employees of the Company with respect to the employee benefits have been fully deducted and paid to the relevant governmental authorities on or before their due dates, and no such deductions have been challenged or disallowed by any governmental authority or any employee of the Company; (ii) no liability has been incurred by the Company for breach of any contract of service, contract for services, payments under any applicable laws or for any other obligations resulting from or accruing after the termination of any contract of employment or for services; and (iii) the Company has not made or agreed to make any payment or provided or agreed to provide any benefit to any present or former director or employee or any dependant of any such former director or employee in connection with the actual or proposed termination or suspension of employment or variation of any contract of employment of any present or former director or employee.

(n) Accounts Receivable; Product Warranty. All accounts receivable of the Company reflected on the Financial Statements of Greenscape are valid receivables subject to no material setoffs or counterclaims and are current and collectible in the ordinary course of business, net of the applicable reserve for bad debts reflected in the Financial Statements of Greenscape. To the Company’s knowledge, all accounts receivable reflected in the financial or accounting records of it that have arisen since December 31, 2007, are valid receivables subject to no material setoffs or counterclaims and are collectible, net of a reserve for bad debts in an amount proportionate to the reserve reflected in the Financial Statements of Greenscape. No product sold, leased or delivered by the Company prior to the Closing is subject to any guaranty, warranty, right of return or other such indemnity beyond the manufacturer’s warranty. The Company has no liability for product liability or product warranty claims with respect to sales of products or services prior to the Closing (other than product warranty claims in the ordinary course of business) that would have a material adverse effect on the Company or its financial condition.

(o) No Undisclosed Material Liabilities.    Except as set forth on Schedule 3(o) or as reflected in the Financial Statements of Greenscape, the Company does not have any material liabilities, whether known or unknown, absolute, accrued, contingent or otherwise.

     (p) Real Property.    Schedule 3(p) contains an accurate and complete list and description of all real estate owned by the Company (or the equivalent in the jurisdiction(s) in which the Company operates) or to which the Company has rights, as well as any other real estate that is in the possession of or leased by the Company and the improvements (including buildings and other structures) located on such real estate (collectively, the “Real Property”), and lists and accurately describes any leases under which any such Real Property is possessed or occupied by the Company or its Affiliates (the “Real Estate Leases”). The Company is not in default under any of the Real Estate Leases, and is not aware of any default by any of the lessors thereunder.

(q)Licenses and Permits.    The Company possesses or will possess prior to the Closing all material franchises, permits, licenses and any similar governmental authority necessary for the conduct of its business as now being conducted (“Licenses and Permits”) necessary to own and operate its business, which necessary Licenses and Permits are described or are as set forth on Schedule 3(q) hereto. Each of the Licenses and Permits is in full force and effect. The Company is not in default in any respect under any of its Licenses and Permits and has not received any notice relating to the suspension, revocation or modification of any such Licenses and Permits and has no knowledge of any event or occurrence or act or omission on the part of the Company for the period from the date of this Agreement until the date of the Closing that would or should serve as sufficient notice to the Company, or that would or should serve as sufficient grounds, for the suspension, revocation or modification of any such Licenses and Permits. The execution of this Agreement and the execution and implementation of the transactions contemplated herein do not adversely affect the Licenses and Permits held by the Company.

(r) Legal Compliance. The conduct and operations of the Company is in compliance with each law (including rules and regulations thereunder) of any national, provincial, territorial, local or foreign government, or any governmental entity, which (i) affects or relates to this Agreement or the transactions contemplated hereby; or (ii) is applicable to the Company or its business.

(s) Books and Records. As of Closing, the books of account, minute books, stock certificate books and stock transfer ledger of the Company are complete and correct in all material respects, and there have been no material transactions involving the Company which are required to be set forth therein and which have not been so set forth. Such books and records accurately reflect in all material respects the assets, liabilities, business, financial condition and results of operations of the Company and have been maintained in accordance with good business and bookkeeping practices.

   (t) Customers and Suppliers. No material supplier of the Company has indicated within the past year that it will stop, or materially decrease the rate of, supplying materials, products or services to the Company, and no material customer of the Company has indicated within the past year that it will stop or materially decrease the rate of buying materials, products or services from it.

(u) Governmental and Third Party Consents. Except as set forth on Schedule 3(u), the Company has secured or will secure as of the Closing, all approvals, orders, or authorizations of, or has made or will make all registrations, qualifications, designations, declarations, or filings with, any governmental authority on the part of the Company required in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated in this Agreement, except any such items which may or must be obtained or filed subsequent to the Closing.

(v) Environmental Regulations. To the Company’s knowledge, it has substantially met, and will continue through the Closing to meet substantially, all applicable national, provincial, territorial, local and foreign environmental regulations and has disposed of its waste products and effluent and/or has caused others to dispose of such waste products and effluent, in accordance with all applicable environmental regulations and in such a manner that no harm has resulted or will result to any of its employees or properties or to any other person or entities or their properties.

(w) Foreign Corrupt Practices. The Company is in full compliance with and will continue to comply with the United States Foreign Corrupt Practices Act (“FCPA”).

(x) Full Disclosure. The Company has provided Buyer with all the information that Buyer has requested in connection with deciding whether to consummate the transactions contemplated hereunder, all such information being true, accurate and complete in all material respects and not misleading in any material respect. The representations and warranties contained in this Agreement and any other related agreements, certificates and other documents made or delivered in connection herewith do not contain any untrue statement of material fact or omit to state any material fact necessary to make the statements contained therein or herein, in view of the circumstances under which they were made, not misleading.
(y) Foreign Exchange Matters. The Company will complete all foreign exchange matters in connection with the remittance, conversion and use of the proceeds from the transactions contemplated herein in accordance with then applicable PRC foreign exchange regulations, if applicable.

(z) Prior Share Transfer. All previous transfers of shares of capital stock or ownership interest in the Company have fully complied with all applicable laws, regulations, ordinances, and other restrictions, including but not limited to, those of the PRC and the transferors and transferees, as appropriate, have obtained the necessary governmental approvals for such transfers.

4. Representations and Warranties of Greenscape. Except as set forth in the Disclosure Schedule delivered in connection herewith, Greenscape and Ng Sau Lai, one of the Shareholders, hereby jointly and severally represent and warrant to Buyer and Shine as of the date hereof and at and as of the Closing as follows:

(a) Corporate Organization and Authority. Greenscape is duly organized, validly existing, authorized to exercise all of its powers, rights and privileges and is in good standing in the British Virgin Islands; (ii) has the power and authority to own and operate its properties and to carry on its business as now conducted; and (iii) is qualified to do business in all jurisdictions in which such qualification is required.

(b) Binding Obligation. This Agreement, and all related agreements, constitute the legal, binding and valid obligations of Greenscape, enforceable in accordance with their respective terms.

    (c) Subsidiaries; Ownership of Shares. The Disclosure Schedule lists all of Greenscape’s subsidiaries and their jurisdiction of organization. As of the date of this Agreement, Greenscape is the legal owner and holder, free and clear of all liens and encumbrances of one hundred percent (100%) of the equity interests of the Company. All the outstanding equity interests of the Company have been validly issued and are fully paid and nonassessable. Except for its interest in the Subsidiary, Greenscape does not, as of the date of this Agreement, and will not, as of the date of the Closing, own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any person or entity other than the Company.

(d) Capital Structure. The authorized capital of Greenscape consists of 35,000,000 shares of common shares, par value $0.01 per share and 4,000,000 shares of preferred share, par value $0.01 per share. As of the date hereof, (i) 13,000,000 shares of common share are issued and outstanding, (ii) no shares of common share are reserved for issuance upon the exercise of outstanding options and warrants to purchase Greenscape’s ordinary shares, and (iii) 400,000 shares of  Series A Preferred Shares (convertible into 4,000,000 common shares), 5 shares of Series B Preferred Share, 161,890 shares of Series C Preferred Share (convertible into 1,618,900 common shares) and 5 shares of Series D Preferred Share are issued and outstanding. Except as set forth above, no shares of capital stock or other voting securities of Greenscape were issued, reserved for issuance or outstanding. All outstanding shares of the capital stock of Greenscape are, and all such shares that may be issued prior to the date hereof will be when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any right of first refusal, preemptive right or any similar right under any provision of the BVI International Business Companies Act or the Memorandum and Articles of Association, and other charter document of Greenscape. Except as set forth in this section 4 and in the Disclosure Schedule, there are not any bonds, debentures, notes or other indebtedness of Greenscape or any Subsidiary having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of the shares of Greenscape or the common shares of any Subsidiary may vote (“Voting Greenscape Debt”). Except as set forth above, as of the date of this Agreement, there are not any options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which Greenscape is a party or by which any of them is bound (i) obligating Greenscape to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, Greenscape or the Company or any Voting Greenscape Debt, (ii) obligating Greenscape to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (iii) that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of the capital stock of Greenscape. Except as set forth in the Disclosure Schedule, as of the date of this Agreement there are not any outstanding contractual obligations of Greenscape to repurchase, redeem or otherwise acquire any shares of capital stock of Shine or Buyer.

(e) Financial Statements. Prior to the execution of this Agreement, Greenscape has delivered to Buyer consolidated balance sheets dated as of December 31, 2005, 2006 and 2007, and related consolidated statements of income and source and application of funds for the three years ended December 31, 2005, 2006 and 2007 of the Company and/or Greenscape audited by the accountants, and the notes, comments, schedules, and supplemental data therein (the “Greenscape Financial Statements”). The Greenscape Financial Statements have been prepared in accordance with U.S. GAAP throughout the periods indicated and fairly present the consolidated financial condition of Greenscape at their respective dates and the consolidated results of the operations of the Company for the periods covered thereby in accordance with U.S. GAAP. The Greenscape Financial Statements are included in Schedule 4(e) to this Agreement and are substantially in accordance with its books and records, complete and accurate in all material respects and to the Company’s knowledge prepared in accordance with generally accepted accounting principles and fairly present the financial condition of and operating results of the Greenscape during the period indicated therein.

(f) No Conflict With Other Instruments. Except as set forth in Schedule 4(f), the execution, delivery and performance of this Agreement and related agreements delivered in connection herewith will not result in any material violation of, be in conflict with, or constitute a breach or default under, with or without the passage of time or the giving of notice: (i) any provision of Greenscape’s organizational documents, including the Articles of Association; (ii) any law, statute, regulation, order, judgment or decree or any instrument, contract or other agreement to which the Greenscape is a party or by which they (or any of its properties or assets) are subject or bound; (iii) any material contract, obligation or commitment to which the Greenscape is a party or by which either of them is bound; (iv) result in the creation of, or give any party the right to create, any lien, charge, option, security interest or other encumbrance upon the assets of the Greenscape; (v) terminate or modify, or give any third party the right to terminate or modify, the provisions or terms of any contract to which Greenscape is a party; or (vi) result in any suspension, revocation, impairment, forfeiture or non-renewal of any permit, license, qualification, authorization or approval applicable to Greenscape.

(g) Changes. Except for the sale of shares of Series C Preferred Stock on January 18, 2008 by Greenscape, Since December 31, 2007, there has not been:

(i) Any change in the assets, liabilities, financial condition, or operations of Greenscape except changes in the ordinary course of business which have not been, either in any case or in the aggregate, materially adverse;

(ii) Any damage, destruction, or loss, whether or not covered by insurance, materially and adversely affecting the properties or business of Greenscape;

(iii) Any waiver or compromise by Greenscape of a valuable right or of any debt owed to it;

(iv) Any loans made by Greenscape to its employees, officers or directors, other than travel or like advances made in the ordinary course of business not in excess of $1,000;

(v) Any declaration or payment of any dividend or other distribution by the Greenscape or any repurchase or redemption of Greenscape’s capital stock;

(vi) Any cancellation of any material purchase order or contract or any write-off as uncollectible of $10,000 or greater; or

(vii) Any material deterioration or any other event or condition of any character which has materially and adversely affected Greenscape’s business or prospects.

(h) Material Contracts and Obligations. Other than as disclosed in the Greenscape Financial Statements, Greenscape has provided to Shine and Buyer or to counsel for such parties, and has listed on Disclosure Schedule, all contracts and agreements pertaining to Greenscape (1) with expected receipts or expenditures in excess of US$100,000, or (2) between Greenscape and any officers, director or stockholder, other than agreements entered into the ordinary course of business, or (5) involving any loans or advances by Greenscape which are outstanding as of the date of the Closing. All such contracts and agreements are legally binding, valid and in full force and effect in all material aspects. Notwithstanding the foregoing, except as set forth in Schedule 4(h):

(i) There are no agreements, understandings or proposed transactions between Greenscape and any of its officers, directors, employees, affiliates or any affiliate thereof.

(ii) There are no agreements, understandings, instruments, contracts, proposed transactions, judgments, orders, writs or decrees to which Greenscape is a party or to its knowledge by which it is bound which may involve future obligations (contingent or otherwise) of, or payments to, Greenscape in excess of US$25,000 (other than obligations of, or payments to, Greenscape arising from agreements with customers and vendors entered into in the ordinary course of business).

(iii) Greenscape has not (1) declared or paid any dividends, or authorized or made any distribution upon or with respect to any class or series of its capital stock, (2) incurred or guaranteed any indebtedness for money borrowed or any other liabilities (other than with respect to indebtedness and other obligations incurred in the ordinary course of business or as disclosed in the Greenscape Financial Statements) individually in excess of US$25,000 or, in the case of indebtedness and/or liabilities individually less than US$25,000, in excess of US$50,000 in the aggregate, (3) made any loans or advances to any person, other than ordinary advances for travel expenses or in connection with employment relocation, or (4) sold, exchanged or otherwise disposed of any of its assets or rights, other than the sale of its inventory in the ordinary course of business.

(iv) For the purposes of subsections (ii) and (iii) above, all indebtedness, liabilities, agreements, understandings, instruments, contracts and proposed transactions involving the same person or entity (including persons or entities Greenscape has reason to believe are affiliated therewith) shall be aggregated for the purpose of meeting the individual minimum dollar amounts of such subsections.

(i) Litigation. Except as set forth on Schedule 4(i), there is no action, suit, proceeding, dispute, litigation, claim, complaint or investigation by or before any court, tribunal or government body or arbitrator pending or to the best of Greenscape’s knowledge, threatened against Greenscape which challenges, would challenge or interferes with the actions required to be taken pursuant to this Agreement.

(j) Taxes, Tax Returns and Audits. Greenscape has filed on a timely basis (taking into account any extensions received from the relevant taxing authorities): (i) all returns and reports pertaining to all taxes that are or were required to be filed by it with the appropriate taxing authorities in all jurisdictions in which such returns and reports are or were required to be filed, and all such returns and reports are true, correct and complete in all material respects; (ii) all taxes that are due from or may be asserted against Greenscape (including deferred taxes) in respect of or attributable to all periods ending on or before the Closing Date have been or will be fully paid, deposited or adequately provided for on the books and financial statements of Greenscape or are being contested in good faith by appropriate proceedings; (iii) no issues have been raised (or are currently pending) by any taxing authority in connection with any of the returns and reports referred to in clause (i) which might be determined adversely to Greenscape; (iv) Greenscape has not given or requested to give waivers or extensions of any statute of limitations with respect to the payment of taxes; and (v) no tax liens which have not been satisfied or discharged by payment or concession by the relevant taxing authority or as to which sufficient reserves have not been established on the books and financial statements of Greenscape are in force as of the date hereof.

(k) Licenses and Permits.    Greenscape possesses or will possess prior to the Closing all material franchises, permits, licenses and any similar governmental authority necessary for the conduct of its business as now being conducted (“Licenses and Permits”) necessary to own and operate its business, which necessary Licenses and Permits are described or are as set forth on Schedule 4(k) hereto. Each of the Licenses and Permits is in full force and effect. Greenscape is not in default in any respect under any of its Licenses and Permits and has not received any notice relating to the suspension, revocation or modification of any such Licenses and Permits and has no knowledge of any event or occurrence or act or omission on the part of Greenscape for the period from the date of this Agreement until the date of the Closing that would or should serve as sufficient notice to Greenscape, or that would or should serve as sufficient grounds, for the suspension, revocation or modification of any such Licenses and Permits. The execution of this Agreement and the execution and implementation of the transactions contemplated herein do not adversely affect the Licenses and Permits held by Greenscape.

(l) Legal Compliance. The conduct and operations of Greenscape is in compliance with each law (including rules and regulations thereunder) of any national, provincial, territorial, local or foreign government, or any governmental entity, which (i) affects or relates to this Agreement or the transactions contemplated hereby; or (ii) is applicable to Greenscape or its business.

(m) Governmental and Third Party Consents. Except as set forth on Schedule 4(m), Greenscape has secured or will secure as of the Closing, all approvals, orders, or authorizations of, or has made or will make all registrations, qualifications, designations, declarations, or filings with, any governmental authority on the part of Greenscape required in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated in this Agreement, except any such items which may or must be obtained or filed subsequent to the Closing.

(n) Full Disclosure. Greenscape has provided Buyer with all the information that Buyer has requested in connection with deciding whether to consummate the transactions contemplated hereunder, all such information being true, accurate and complete in all material respects and not misleading in any material respect. The representations and warranties contained in this Agreement and any other related agreements, certificates and other documents made or delivered in connection herewith do not contain any untrue statement of material fact or omit to state any material fact necessary to make the statements contained therein or herein, in view of the circumstances under which they were made, not misleading.

(o) Foreign Corrupt Practices. Greenscape is in full compliance with, and will continue to comply with, the FCPA.

5. Representations and Warranties of the Shareholders. Except as set forth in the Disclosure Schedule delivered in connection herewith, each Shareholder, individually, and not jointly and severally, hereby represents and warrants to Buyer as of the date hereof and at and as of the Closing as follows:

(a) Ownership of Shares. Shareholder is the legal owner and holder of that number of shares of Greenscape’s Stock set forth next to its name on Exhibit A, which in the aggregate constitute one hundred percent (100%) of Greenscape’s issued and outstanding common shares. Upon registering of Buyer as the new owner of the Shares of Greenscape in Greenscape’s register of members, Buyer will have good title to such Shares, free and clear of all liens, security interests, pledges, equities and claims of any kind, voting trusts, stockholder agreements and other encumbrances.

(b) Power and Authority. This Agreement constitutes a legal, valid and binding obligation of the Shareholder, enforceable against such Shareholder in accordance with the terms hereof.

(c) Litigation. Except as set forth on Schedule 5(c), there is no action, suit, proceeding, dispute, litigation, claim, complaint or investigation by or before any court, tribunal or government body or arbitrator pending or to the best of the Shareholder’s knowledge, threatened against the Shareholder which challenges, would challenge or interferes with the actions required to be taken pursuant to this Agreement.

(d) Buyer’s Stock.

(i)  Each Shareholder acknowledges that Buyer’s Stock are speculative and involve a high degree of risk, including among many other risks that the Buyer’s Stock will be restricted as elsewhere described in this Agreement and will not be transferable unless first registered under the Securities Act, or pursuant to an exemption from the Act’s registration requirements.

(ii) Each Shareholder acknowledges and agrees that they have had an opportunity to ask questions of and receive answers from Buyer regarding its history, structure, results of operations, financial condition and plan of operation and the terms and conditions of the issuance of Buyer’s Stock.

(iii) Each Shareholder, acting with the assistance of counsel and other professional advisers, possess such knowledge and experience in financial, tax and business matters as to enable them to utilize the information made available by Buyer, to evaluate the merits and risks of acquiring Buyer’s Stock and to make an informed investment decision with respect thereto.

(iv) The Shareholder was not solicited by Buyer or anyone on Buyer’s behalf to enter into any transaction whatever, by any form of general solicitation or general advertising, as those terms are defined in Regulation D.

   (e) Restricted Securities. Each of the Shareholder understands that it will acquire securities under this Agreement that are characterized as “restricted securities” under the United States federal securities laws and with limitations imposed by Regulation D. Therefore, each of the Shareholder understands that sales of such securities may only be sold in the United States, either privately or publicly, pursuant to applicable securities laws and rules and regulations thereunder, including without limitation or exemptions from registration, or pursuant to an effective registration statement.

   (f) Legends. It is understood that the certificates evidencing the Buyer’s Stock may bear the legend set forth below in this section. Each of the Shareholder hereby consents to the inclusion of such legend on certificates of securities they receive hereunder and for the placement of stop orders against the transfer of such securities, which may be enforced by each of the Shareholder by instruction to its transfer agent or recourse to appropriate judicial authorities to prevent the registration of any transfer not in accordance with the provisions of this Agreement and the legend set forth below.

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THESE SHARES MAY NOT BE MORTGAGED, HYPOTHECATED, OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SHARES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR AN OPINION OF COUNSEL SATISFACTORY TO THE CORPORATION THAT REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

(e) Accredited Investors. Each of the Shareholders is an “accredited investor” within the meaning of Rule 501 under the Securities Act.

(f) Foreign Corrupt Practices. To the extent applicable, each of the Shareholders is in full compliance with and will continue to comply with the FCPA.

(g) Legal Compliance. The Shareholders are in compliance with each law (including rules and regulations thereunder) of any national, provincial, territorial, local or foreign government, or any governmental entity, which (i) affects or relates to this Agreement or to the transactions contemplated hereby; (ii) is applicable to the ownership of the Shares or (iii) will be applicable to the Buyer’s Stock.

6. Representations and Warranties of Shine and Buyer. Except as set forth in the reports, schedules, forms, statements and other documents filed by Shine with the SEC and publicly available prior to the date of this Agreement (the “Filed Shine SEC Documents”) or in Buyer’s Disclosure Schedule delivered in connection herewith, Shine and Buyer hereby jointly and severally represent and warrant to Greenscape, the Shareholders and the Company as of the date hereof and at and as of the Closing as follows:

(a) Corporate Organization, Authority and Capital Structure.

(i)  Shine (i) is a corporation duly organized, validly existing, authorized to exercise all of its powers, rights and privileges, and is in good standing in Delaware; (ii) has the power and authority to own and operate its properties and to carry on its business as now conducted; and (iii) is qualified to do business in all jurisdictions in which such qualification is required.

(ii)  Buyer (i) is a company duly organized, validly existing, authorized to exercise all of its powers, rights and privileges, and is in good standing in the British Virgin Islands; (ii) has the power and authority to own and operate its properties and to carry on its business as now conducted; and (iii) is qualified to do business in all jurisdictions in which such qualification is required.

(b) Corporate Capital Structure.

(i) The authorized capital stock of Shine consists of 89,000,000 shares of common stock, par value $0.0001 per share and 1,000,000 shares of preferred stock, par value $0.0001 per share. As of the date hereof, (i) 8,758,333 shares of common stock are issued and outstanding, and (ii) 15,146,666 shares of common stock are reserved for issuance upon the exercise of outstanding options and warrants to purchase Shine’s common stock. No shares of preferred stock are issued and outstanding. Except as set forth above, no shares of capital stock or other voting securities of Shine were issued, reserved for issuance or outstanding. All outstanding shares of the capital stock of Shine are, and all such shares that may be issued prior to the date hereof will be when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any right of first refusal, preemptive right or any similar right under any provision of the General Corporation Law of the State of Delaware or the Certificate of Incorporation, bylaw and other charter document of Shine.

(ii) The authorized capital stock of Buyer consists of 150,000,000 common shares, with no par value. One (1) common shares are issued and outstanding. All outstanding shares of the capital stock of Buyer are, and all such shares that may be issued prior to the date hereof will be when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any right of first refusal, preemptive right or any similar right under any provision of the BVI International Business Companies Act, or the Memorandum and Articles of Association.

(c) Transactions with Affiliates. No director, key employee of Shine and Buyer, spouse, parent, sibling, child or other relative or family member of any such director or key employee, and no entity controlled by any of the foregoing, has (i) any agreement, understanding, proposed transaction with, indebtedness owing to, commitments to make loans or to extend or guarantee credit from Buyer other than in the ordinary course of business; or (ii) any direct or indirect ownership interest in any Affiliate of Buyer or in any firm or corporation that competes with Buyer or with Greenscape or Company.

(d) No Conflict With Other Instruments. The execution, delivery and performance of this Agreement and related agreements will not result in any material violation of, be in conflict with, or constitute a breach or default under, with or without the passage of time or the giving of notice: (i) any provision of Shine’s or Buyer’s organizational documents; (ii) any law, statute, regulation, order, judgment or decree or any instrument, contract or other agreement to which Shine or Buyer is a party or by which it (or any of its properties or assets) is subject or bound; (iii) any material contract, obligation or commitment to which Shine or Buyer is a party or by which either of them is bound; (iv) result in the creation of, or give any party the right to create, any lien, charge, option, security interest or other encumbrance upon the Assets; (vi) terminate or modify, or give any third party the right to terminate or modify, the provisions or terms of any contract to which Shine or Buyer is a party; or (iv) result in any suspension, revocation, impairment, forfeiture or non-renewal of any permit, license, qualification, authorization or approval applicable to Buyer.

(e) Changes. Since the date of the Shine Financial Statements as defined in Section 6(k) and prior to Closing, there has not been and will not have been:

(i) Any change in the assets, liabilities, financial condition, or operations of Buyer, except changes in the ordinary course of business which have not been, either in any case or in the aggregate, materially adverse;

(ii) Any damage, destruction, or loss, whether or not covered by insurance, materially and adversely affecting the properties or business of Buyer;

(iii) Any waiver or compromise by the Company of a valuable right or of any debt owed to it;

(iv) Any loans made by Shine or Buyer to their employees, officers or directors other than travel or like advances made in the ordinary course of business not in excess of $2,000;

(v) Any declaration or payment of any dividend or other distribution by Shine or Buyer or any repurchase or redemption of Shine’s or Buyer’s capital stock;

(vi) Any cancellation of any material purchase order or contract or any write-off as uncollectible of $2,500 or greater; or

(vii) Any material deterioration or any other event or condition of any character which has materially and adversely affected Shine’s or Buyer’s business or prospects.

(f) No Undisclosed Material Liabilities.    Neither Shine nor Buyer has any material liabilities, whether known or unknown, absolute, accrued, contingent or otherwise, other than are reflected on the Shine Financial Statements.

   (g) Litigation. As of the Closing, there is no claim, action, lawsuit, proceeding or investigation pending or threatened in writing against Shine and Buyer (or to the knowledge of Shine and Buyer, against any of its officers) or any basis therefor known to Shine or Buyer, including, without limitation, that questions the validity of this Agreement or the right of Shine and Buyer to enter into this Agreement. There is no judgment, decree or order of any court or tribunal or any arbitration or governmental authority in effect against Shine or Buyer or any of its properties and Assets, and neither Shine nor Buyer is in default with respect to any such judgment, decree or order to which Shine or Buyer is a party or by which either of them is bound. There is no action, suit, proceeding or investigation by Shine or the Buyer currently pending or threatened or which Shine or Buyer presently intends to initiate.

(h) Taxes, Tax Returns and Audits. Shine and Buyer have filed on a timely basis (taking into account any extensions received from the relevant taxing authorities): (i) all returns and reports pertaining to all taxes that are or were required to be filed by it with the appropriate taxing authorities in all jurisdictions in which such returns and reports are or were required to be filed, and all such returns and reports are true, correct and complete in all material respects; (ii) all taxes that are due from or may be asserted against Shine or Buyer (including deferred taxes) in respect of or attributable to all periods ending on or before the Closing Date have been or will be fully paid, deposited or adequately provided for on the books and financial statements of Shine or Buyer or are being contested in good faith by appropriate proceedings; (iii) no issues have been raised (or are currently pending) by any taxing authority in connection with any of the returns and reports referred to in clause (i) which might be determined adversely to Shine or Buyer; (iv) neither Shine nor Buyer has given or been requested to give waivers or extensions of any statute of limitations with respect to the payment of taxes; and (v) no tax liens which have not been satisfied or discharged by payment or concession by the relevant taxing authority or as to which sufficient reserves have not been established on the books and financial statements of Shine or Buyer are in force as of the date hereof or will be at and as of the date of the Closing.

(i) Legal Compliance. Except as otherwise set forth in the Disclosure Schedule, to Shine’s and Buyer’s knowledge, the conduct and operations of their respective businesses has been and will be in substantial compliance with each law (including rules and regulations thereunder) of any federal, state, local or foreign government, or any governmental entity, which (i) affects or relates to this Agreement or the transactions contemplated hereby; or (ii) is applicable to Shine and Buyer or their respective businesses, except for any violation of or default under a law referred to in clause (ii) above which reasonably may be expected not to have a material adverse effect on the assets, business financial condition or results of operations of Shine or Buyer.

(j) Full Disclosure. Shine and Buyer have provided the Company with all the information that the Sellers have requested in connection with deciding whether to consummate the transactions contemplated hereunder, all such information being true, accurate and complete in all material respects and not misleading in any material respect. The representations and warranties contained in this Agreement and any other related agreements, certificates and other documents made or delivered in connection herewith do not contain any untrue statement of material fact or omit to state any material fact necessary to make the statements contained therein or herein, in view of the circumstances under which they were made, not misleading.

        (k) Shine Financial Statements.    The audited consolidated financial statements for the periods ended December 31, 2006 and 2007, of Shine included in Shine’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, as applicable, fairly present in conformity with U.S. GAAP applied on a consistent basis the financial position and assets and liabilities of Shine as of the dates thereof and Shine’s results of operations and cash flows for the periods then ended (subject, in the case of any unaudited interim financial statement, to normal, recurring year-end adjustments which were not or are not expected to be material in amount) and the balance sheet of Shine as at December 31, 2007, that is included in such financial statements is referred to herein as the “Shine Financial Statements.”

        (l) SEC Reports.

(i) Shine has delivered to the Sellers, or there have been available by public means, (a) the Shine Financial Statements, (b) Shine’s S-1 Registration Statement (the “Registration Statement”), filed with the SEC as of September 20, 2005, Registration No. 333-127093 relating to its initial public offering of securities and (c) all other reports filed by Shine under the Securities and Exchange Act (the “Exchange Act”) (all of such reports, together with any amendments thereto and documents incorporated by reference therein, are referred to herein as the “SEC Reports”).

(ii) As of its filing date or, if applicable, its effective date, the Shine Financial Statements, Registration Statement and each SEC Report complied in all material respects with the requirements of the laws applicable to Shine, including the Securities Act and the Exchange Act.

(iii) The Registration Statement and each SEC Report, as of its respective filing dates and as of its effective date, did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Shine has filed all reports under the Exchange Act that were required to be filed as of the date hereof, and Shine and, to the extent applicable, Buyer, will have filed all such reports required to have been filed under the Exchange Act through the Closing, and Shine has otherwise materially complied with, and Shine and Buyer will comply and maintain compliance with all requirements of the Securities Act and the Exchange Act up to the date of the Closing.

(m) Maintenance of OTCBB Listing. At all times prior to the Closing and listing of Buyer’s shares of stock on the Nasdaq Stock Exchange, Shine shall maintain its listing on the OTCBB and comply with all applicable requirements of such exchange.

(n) Deposit of Warrant Proceeds. Buyer shall either deposit, or instruct the holders of the Warrants to deposit, the proceeds of the exercise of the Warrants into an account held by, or in the name of, Continental Stock Transfer & Trust Company.

     7. Buyer’s Conditions Precedent to Closing. All of the obligations of Buyer under this Agreement are subject to the fulfillment at or before the Closing of each of the following conditions, any of which may be waived in writing by Buyer:

(a) Representations and Warranties. The representations and warranties of the Company and Sellers contained herein shall be true and correct on and as of the Closing with the same effect as if made on and as of the Closing.

(b) Performance. The Company and Sellers shall have performed or fulfilled all of their respective agreements, obligations and conditions contained herein, including, but not limited to, the execution of the documents set forth in Section 2(a) of this Agreement and the transfer of one hundred percent (100%) of the Shares and shall have obtained all consents, waivers and approvals necessary to transfer the Shares and for Buyer to operate the business.

(c) Compliance Certificate. Greenscape shall have delivered to Buyer a certificate dated as of the Closing signed by the Company certifying that the conditions set forth in Sections 7(a), 7(b) and 7(n) have been satisfied.

(d) Employment Agreements. As of the Closing, Greenscape shall have entered into Employment Agreements with each member of the Management Team.

(e) Buyer’s Investigation. Buyer’s satisfaction with the results of Buyer’s due diligence investigation including the business of Seller, the financial statements and financial books and records and assets of the Company and the Company’s employees.

(f) Approvals with the MOFCOM and Other Agencies. To the extent required by the laws of the PRC, sufficient and complete application for the registration of the transactions contemplated herein shall be submitted with the MOFCOM and any other governmental agency prior to the Closing.

(g)  Approvals and Consents. The approval of Buyer and Buyer’s professional advisors of all contracts, instruments and other documents arising out of or delivered pursuant to this Agreement and any agreement pending or continuing as of the Closing between the Company and third parties.

(h) Good Standing Certificate. Greenscape shall have delivered to Buyer or its legal counsel at or before the Closing a certified copy of a good standing certificate of Greenscape issued by the authorities of the British Virgin Islands dated not more than one week prior to the Closing.

(i) Legal Opinions. The Company and Greenscape shall have delivered to Buyer the BVI Legal Opinion and PRC Legal Opinion.

(j) Continuation of Key Agreements. The Buyer shall have determined, to its reasonable satisfaction, that all exclusive dealerships, distributorships, representation agreements, lease agreements and other material agreements of the Company currently in effect, including any to which the Company is not a party but which are for the benefit of the Company, will continue in effect following the Closing on substantially the same terms as are presently extended to the Company.

(k) Real Property Leases. The Company shall have maintained in good standing the terms of Real Property Leases.

(l) No Material Deterioration. There shall have been no material deterioration in the business, financial condition or operating results of Greenscape or the Company.

(m) No Pending Litigation. Except as set forth in the Disclosure Schedule, no action, suit or proceeding shall be instituted, pending or threatened which relates to this Agreement or the transactions contemplated hereby that, if decided unfavorably, would adversely affect either the right of Buyer to own and operate Greenscape and the Company or the value of Greenscape and the Company. Any action, suit or proceeding with an actual or potential claim of $100,000 or more or an estimated cost to defend of $100,000 or more shall be deemed to be “material.”

(n) Business Licenses. The Company shall have received and maintained all business licenses, permits and governmental approvals necessary to operate the business of the Company after the Closing.

(o) Completion of Redemption. Greenscape shall have completed the redemption of one hundred percent (100%) of its outstanding Series B and D Preferred Stock.

(p) Post-Closing Capitalization. At and immediately after the Closing, the authorized capitalization and the number of issued and outstanding shares of the capital stock of the Company and Greenscape on a fully-diluted basis, shall be as set forth in Disclosure Schedules.

(q) Stockholders Approval. Shine shall have received the approval of its stockholders, as required by its Fourth Amended and Restated Certificate of Incorporation, Article Fifth of Exhibit A attached thereto, Memorandum and Articles of Association, and Bylaws, of this Agreement, the ancillary documents and the transactions contemplated herein.

(r) No Conversion. Less than twenty percent (20%) of the shares of Shine held by public shareholders shall exercise their right to convert such shares into cash, as provided in its Fourth Amended and Restated Certificate of Incorporation, Article Fifth of Exhibit A attached thereto.

(s)  Appointment of Directors. Buyer and Greenscape shall have agreed upon nominees to the Board of Directors of Buyer acceptable to Buyer and such nominees shall have been appointed to the Board of Directors of Buyer effective upon the Closing.

(t) Limitation on Total Debt. Greenscape and the Company’s Total Debt as of the Test Date shall not exceed an amount equal to 128.8% of the Total Debt indicated on the First Quarter Balance Sheet except with the express prior written consent of Buyer as set out in Paragraph 1(d) above.

8. Conditions Precedent to Closing of Sellers. The obligations of the Sellers under this Agreement are subject to the fulfillment at or before the Closing of each of the following conditions, any of which may be waived in writing by the Company:

(a) Representations and Warranties. The representations and warranties of Shine and Buyer contained in this Agreement shall be true and correct on and as of the Closing with the same effect as though said representations and warranties had been made on and as of the Closing.

(b) Approval of Contracts. The approval of Sellers’ professional advisors of all contracts, instruments and other documents arising out of or delivered pursuant to this Agreement.

(c) Performance. Shine and Buyer shall have performed or fulfilled all agreements, obligations and conditions contained herein and shall have obtained all consents, waivers and approvals necessary to transfer the Stock Consideration to Buyer.

(d)  No Material Deterioration. There shall have been no material deterioration in the business or financial condition of Shine or Buyer.

(e) SEC Reports/Proxy Statement. Shine shall have timely filed all reports and other documents required to be filed by Shine under the U.S. federal securities laws through the Closing Date, including filing the proxy statement/registration statement required to solicit the approval of Shine’s stockholders for this Agreement and the transactions contemplated hereby. Provided, however, Greenscape and the Company will use reasonable commercial efforts to provide any information in their possession which in the opinion of Buyer or its legal counsel is required to be included in the Proxy/Registration Statement.

(f) OTCBB Quotation. Shine or its successor shall have maintained its status as a company whose common stock is quoted on the Over-the-Counter Bulletin Board, and no reason shall exist as to why such status shall not continue immediately following the Closing, except that Shine shall have made reasonable commercial efforts to obtain approval for a listing on the Nasdaq stock market to take effect immediately or as soon as practicable following the Closing.

(g)  Redomestication Merger. Shine shall have completed the merger with and into Buyer with Buyer as the survivor under the laws of the British Virgin Islands, and Buyer will be a company registered under the Exchange Act (“Redomestication Merger”).

9.	Covenants for the Period Preceding Closing.

(a) Covenants of Greenscape and the Company

(i) Business Operation.  Notwithstanding anything to the contrary in this Agreement, except as otherwise permitted by this Agreement or with the written consent of Shine, Buyer or the appropriate government officials in the PRC, as the case may be, from the date of this Agreement and at all times up to and including the Closing Date, Greenscape and the Company shall comply with, the following restrictions and requirements:

A.  carry on its business prudently in the usual and ordinary course consistent with past practice and, subject to the compliance with applicable laws, use its best efforts to preserve its relationships with customers, suppliers and other third parties having business dealings Greenscape or the Company;

B.  not amend, alter or repeal, whether by merger, reclassification or otherwise, any provision of its memorandum or articles of association, and other by-laws or equivalent constitutional documents, in a manner that is inconsistent with the provisions and intentions of this Agreement;

C. not increase, reduce, consolidate, sub-divide or cancel its authorized capital or total investment or issued capital or registered capital, except as contemplated in this Agreement;

D. not change its name or the name under which it carries on business;

E. not change its jurisdiction of incorporation;

F. not pass any resolution which would result in its winding up, liquidation or entering into administration or receivership;

G. not change its nature or scope (including the geographical scope) of the business or not commence or carry on any type of business not ancillary or deviating from its existing business; not consolidate or merge with any other business, which is not part of its existing business of as at the date of this Agreement;

H. not offer, sell or issue, or enter into any agreement to issue, any instrument providing for the offer, sale or issuance (contingent or otherwise) of any shares or convertible securities, or any equity securities of Greenscape or the Company;

I. subject to Section 1(d), not increase the number of shares available for grant or issuance under any share option plan or other share incentive plan or arrangement or make any amendment to or terminate any such plan or arrangement;

J. not make any investment or incur any commitment other than in the ordinary course of business;

K.  not sell, dispose of or transfer any of its assets, business or shares;

L.  Subject to Section 1(d), not borrow any monies or create any encumbrance (other than a lien arising by operation of law) over the whole or any part of its undertaking, property or assets;

M.  not enter into any contract or expenditure the value of which exceeds US$150,000 without the prior written consent of Buyer other than in the ordinary course of business and on arm’s length terms;

N.  not make any loan or advance or give any credit (except trade credit to customers in the ordinary course of business); not give any guarantee or indemnity for or otherwise secure the liabilities or obligations of any Person, except that Greenscape may do so for the Company;

O.  not amend, alter, terminate any material contract; and

P. not agree in writing or otherwise to take any of the foregoing actions.

(ii) Full Access. Prior to the Closing, the Company and Greenscape shall permit Shine and the Buyer and their representatives to have full access (at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Company) to all premises, properties, financial and accounting records, contracts, other records and documents, and personnel, of or pertaining to the Company. Shine, Buyer and their representatives (i) shall treat and hold as confidential any Confidential Information (as defined below); (ii) shall not use any of the Confidential Information except in connection with this Agreement; and (iii) if this Agreement is terminated for any reason whatsoever, shall return to the Company the Confidential Information (and all copies) thereof which are in its possession. For purposes of this Agreement, “Confidential Information” means any information of Greenscape or the Company that is furnished to Shine or the Buyer by Greenscape or the Company in connection with this Agreement; provided, however, that it shall not include any information (i) which, at the time of disclosure, is available publicly; (ii) which, after disclosure to Shine or Buyer, becomes available publicly through no fault of Shine or the Buyer; or (iii) which Shine or the Buyer knew prior to disclosure.

(iii) Exclusivity. Unless the transaction has been terminated by mutual agreement of the Parties hereto, from and after the date hereof until Closing or August 31, 2008, the Company shall not directly or indirectly (i) encourage, solicit, initiate, engage or participate in discussions or negotiations with any person or entity (other than Buyer) concerning any merger, consolidation, sale of material assets, or other business combination involving the Company or any division of the Company, or to sell the Shares; or (ii) provide any non-public information to any prospective acquirers (other than Buyer).

(iv) Interim Financial Information.    From the date of this Agreement until the Closing, Greenscape and the Company shall provide to Shine a copy of the monthly internal management reports of financial operations of the Company. The above interim financial information shall be delivered to Shine no later than twenty-five (25) days after the end of each calendar month. The Company shall prepare such financial information in good faith.

(v) Proxy Information.    As a condition to Shine’s calling and holding the Stockholder Meeting, the Company will furnish to Shine such information as is reasonably required by Shine for the preparation of the Proxy Statement/Registration Statement in accordance with the requirements of SEC, including full and accurate descriptions of the Company’s business, material agreements affecting the Company and Greenscape, and the Greenscape Financial Statements, including any interim statements that are required under SEC rules to be included in such materials. (collectively, “Proxy Information”). The Proxy Information will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements in the Proxy Information not misleading at the time of distribution by Shine and at the Closing, and the Company agrees to notify Shine promptly of any material changes to Proxy Information previously provided to Shine.

(vi)  Employment Agreement. The members of the Management Team shall sign Employment Agreements in the form attached hereto as Exhibit F.

(vii) Regulatory Approvals of the PRC.    Greenscape and the Company shall use their best efforts to accomplish as soon as possible the following: (i) submit applications for approval of this Agreement to the applicable government authority of the PRC whose approval is required, if any; (ii) obtain the appropriate licenses and permits, if any; (iii) deliver the Amended and Restated Articles of Association of the Company reflecting the transfer of the Shares within reasonable time; and (iv) any application and registration of the Company trademarks with competent government authority.

(viii) Redemption of Stock. Prior to the Closing, Greenscape will redeem all outstanding Series B and Series D preferred stock at a price of one dollar (US$1) per share.

(b) Covenants of Shine and Buyer.

(i) Stockholder Meeting.    Shine shall cause a meeting of its stockholders (the ”Stockholder Meeting”) to be duly called and held as soon as reasonably practicable for the purpose of voting on the adoption of this Agreement, as required by Shine’s certificate of incorporation. The directors of Shine shall recommend to its stockholders that they vote in favor of the adoption of such matters. In connection with such meeting, Shine (i) will file with the SEC as promptly as practicable a proxy statement meeting the requirements of the Exchange Act (“Proxy Statement”) and all other proxy materials for such meeting; (ii) upon receipt of approval from SEC, will mail to its stockholders the Proxy Statement and other proxy materials; (iii) will use its best efforts to obtain the necessary approvals by its stockholders as set forth in Section 7(q) and 7(r); and (iv) will otherwise comply with all legal requirements applicable to such meeting.

(ii) Trust Fund.    On or before the Closing, Shine shall procure the liquidation of the Trust Account pursuant to the Trust Agreement. The Company, Greenscape and Sellers each hereby waive all claims of any nature whatsoever against this trust account prior to the Closing.

(iii)  Redomestication Merger. Prior to the Closing, subject to its stockholders’ approval, Shine shall merge with and into Buyer and buyer will become the reporting company under the Exchange Act.

(iv) Board Matters. As promptly as possible following the date hereof, Shine shall take all actions necessary to ensure that the board of directors of Buyer following Closing (the “Board”) shall consist of seven (7) directors. Sellers may appoint up to four (4) members, at least two of whom shall comply with the requirements for an independent director as specified by the Nasdaq rules and regulations. Shine may appoint one member, and Shine and Chardan Capital, LLC shall jointly appoint two (2) members to the Board, at least two of which three shall comply with the requirement for an independent director as specified by the Nasdaq rules and regulations. In the event that fewer than seven (7) directors are appointed, there will, in all cases, be a majority of independent directors (“Independent Directors”). For a period of three (3) years from the Closing, Buyer shall not, without first obtaining the approval of at least a majority of the Independent Directors:

A. consummate a sale, transfer or other disposition of all or substantially all of Buyer’s assets;

B. consummate a merger or consolidation of Buyer with or into another entity (except a merger or consolidation in which the holders of capital stock of Buyer immediately prior to merger or consolidation continue to hold at least 50% of the voting power of the capital stock of Buyer or the surviving or acquiring entity in relatively the same proportions);

C. transfer in one transaction or a series of related transactions, to a person or group of affiliated persons of Buyer’s securities if, after such closing, such person or group of affiliated persons would hold 50% or more of the outstanding voting stock of Buyer;

D. a liquidation, dissolution, or winding up of Buyer;

E.  authorize or issue, or obligate itself to issue, any equity securities (including any security convertible into or exercisable for any such equity interest) for value under the fair market value of such securities as set by the stock exchange listing the company’s securities;

F. redeem, purchase or otherwise acquire (or pay into or set aside for a sinking fund for such purpose) any equity security of Buyer for value higher than the fair market value of such securities as set by the stock exchange listing the company’s securities; or

G. incur indebtedness in excess of two hundred and fifty thousand dollars ($250,000) which is outside the normal course of Buyer’s business.

(v)  NASDAQ Listing Application. The Buyer shall, as soon as practicable after filing the initial prospectus/proxy materials, submit and use reasonable commercial efforts to prosecute an application for listing of its stock and warrants on the Nasdaq Stock Market, with the intention, subject to meeting the minimum requirement of 300 shareholders, of having a listing approval prior to the Closing.

(vi) Stock Option Plan. The Buyer shall adopt a 2008 employee stock option plan (the “Plan”) and reserve 5,500,000 (five million and five hundred thousand) common shares for issuance under the Plan.

(c) Covenants of the Parties.

(i) Best Efforts. Each of the parties shall use its best efforts, to the extent commercially reasonable, to take all action and to do all things necessary, proper or advisable including but not limited to obtaining all such waivers, permits, consents, approvals or other authorizations from third parties and governmental entities, as may be necessary or desirable in connection with the transactions contemplated by this Agreement.

(ii) Fulfillment of Conditions.    From the date hereof to the Closing Date, each of Shine, Buyer, Greenscape and the Company shall use its best efforts to fulfill the conditions specified in this Agreement to the extent that the fulfillment of such conditions is within its control. The foregoing obligation includes (i) the execution and delivery of documents necessary or desirable to consummate the transactions contemplated hereby; and (ii) taking or refraining from such actions as may be necessary to fulfill such conditions (including conducting the business of Greenscape, the Company, Shine or Buyer in such manner that on the Closing Date the representations and warranties of Greenscape, the Company, Shine and Buyer contained herein shall be accurate as though then made).

           (iii) Disclosure of Certain Matters. From the date hereof through the Closing Date, Greenscape, the Company, Shine and Buyer shall give each other prompt written notice of any event or development that occurs that (i) had it existed or been known on the date hereof would have been required to be disclosed under this Agreement; (ii) would cause any of the representations and warranties of Greenscape, the Company, Shine or Buyer contained herein to be inaccurate or otherwise misleading; (iii) gives Greenscape, the Company, Shine or Buyer any reason to believe that any of the conditions set forth in this Agreement will not be satisfied; (iv) is of a nature that is or may be materially adverse to the operations, prospects or condition (financial or otherwise) of Greenscape, the Company, Shine or Buyer; or (v) would require any amendment or supplement to the Proxy Statement.

(iv) Public Announcements.    From the date of this Agreement until Closing or termination, Shine, Buyer, Greenscape and the Company shall cooperate in good faith to jointly prepare all press releases and public announcements pertaining to this Agreement and the transactions governed by it, and none of the foregoing shall issue or otherwise make any public announcement or communication pertaining to this Agreement or the transaction without the prior consent of Shine, except as required by any legal requirement or by the rules and regulations of, or pursuant to any agreement of a stock exchange or trading system. If any party determines with the advice of counsel that it is required to make this Agreement and the terms of the transaction public or otherwise issue a press release or make public disclosure with respect thereto, it shall at a reasonable time before making any public disclosure, consult with the other party regarding such disclosure, seek such confidential treatment for such terms or portions of this Agreement or the transaction as may be reasonably requested by the other party and disclose only such information as is legally compelled to be disclosed. This provision will not apply to communications by any party to its counsel, accountants and other professional advisors.

10.	Covenants for the Period Post-Closing.

(a) Post-Closing Assurances.   The Company, Greenscape and Buyer, from time to time after the Closing, at the request of either party will take such other actions and execute and deliver such other documents, certifications and further assurances as the Company may reasonably require in order to manage and operate the Company including, but not limited to executing such certificates as may be reasonably requested by accountants in connection with any audit of the Shine Financial Statements through the Closing Date.

(b)  Injunctive Relief.    If the Company breaches, or threatens to breach, any of the provisions of this Agreement, Buyer shall have the right and remedy to have the provisions of this Section 10 specifically enforced by any governmental authority, it being acknowledged and agreed by the Company that any such breach or threatened breach will cause irreparable injury to Buyer and that money damages will not provide an adequate remedy.

(c) Licenses and Permits. The Company shall use its best efforts to procure the renewal and/or continuation of proper licenses, permits and any similar governmental approvals necessary for the lawful conduct of its business as now being conducted.

11.	Indemnification.

(a) Indemnification by the Company, Shareholders and Greenscape. Sellers shall, jointly and severally, indemnify Shine and Buyer in respect of, and hold Shine and Buyer harmless against, any and all debts, obligations and other liabilities (whether absolute, accrued, contingent, fixed or otherwise, or whether known or unknown, or due or to become due or otherwise), monetary damages, fines, fees, penalties, interest obligations, deficiencies, losses and expenses (including without limitation attorneys fees and litigation costs) incurred or suffered by Shine and Buyer, arising out of or in connection with:

(i) any misrepresentation, breach of warranty or failure to perform any covenant or agreement of the Company, Greenscape or Shareholders, or any of them, contained in this Agreement; and

(ii) any liability of any nature whatsoever, including any unpaid taxes, which is not reflected in the Financial Statements or the Disclosure Schedule.

(b) Indemnification by Shine and Buyer. Shine and Buyer shall Indemnify Sellers in respect of, and hold them harmless against, any and all debts, obligations or other liabilities, monetary damages, fines, fees or penalty interest obligations, deficiencies, losses and expenses (including without limitation attorneys fees and litigation costs) incurred or suffered by Sellers arising out of:

(i) any misrepresentation, breach of warranty or failure to perform any covenant or agreement of Shine or Buyer, or either of them, contained in this Agreement; and

(ii) any liability of any nature whatsoever, including any unpaid taxes, which is not reflected in the Shine Financial Statements or the Disclosure.

Notwithstanding anything to the contrary herein, no indemnification shall be required to the extent that aggregate liability of Shine and Buyer exceeds $250,000.

(c) Survival. The representations, warranties, covenants and agreements of Shine, Buyer, the Company, Greenscape and the Shareholders as set forth in this Agreement shall survive the closing and consummation of the transactions contemplated hereby for a period of three (3) years from the Closing Date, except with respect to indemnification for tax liability which shall survive for the applicable statute of limitations and shall not be affected by any examination made for or on behalf of the Company or the knowledge of the Company. If a notice is given before expiration of such periods, then (notwithstanding the expiration of such time period) the representation, warranty, covenant or agreement applicable to such claim shall survive until, but only for purposes of, the resolution of such claims.

     (d) Adjustment to Purchase Consideration; Setoff.     Any indemnification payments made pursuant to this Section 11 shall be deemed to be an adjustment to the Consideration. To the extent that the Company, Greenscape and Shareholders are obligated to indemnify Shine or Buyer under the provisions of this Section 11 for damages reduced to a monetary amount, Shine or Buyer shall have the right to adjust any amount due and owing or to be due and owing under any agreement with the Company, Greenscape or Shareholder, whether under this Agreement or any other agreement between any of the Sellers and any of Shine or Buyer’s affiliates, subsidiaries or controlled persons or entities. To the extent that Shine or Buyer is obligated to indemnify the Company, Greenscape and the Shareholders after Closing under the provisions of this Section 11 for damages reduced to a monetary amount, the Company, Greenscape and Shareholders after Closing shall have the right to decrease any amount due and owing or to be due and owing under any agreement with Shine or Buyer, whether under this Agreement or any other agreement between any of the Sellers and any of Shine or Buyer’s affiliates, subsidiaries or controlled persons or entities

12.	Miscellaneous.

(a)      Entire Agreement; Successors and Assigns. This Agreement constitutes the entire agreement between the Parties relative to the subject matter hereof. Any previous agreements between the parties are superseded by this Agreement. Subject to any exceptions specifically set forth in this Agreement, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective executors, administrators, heirs, successors and assigns of the parties.

(b)  Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

(c)  Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(d)  Headings. The headings of the Sections of this Agreement are for convenience and shall not by themselves determine the interpretation of this Agreement.

(e)  Notices. Any notice required or permitted hereunder shall be given in writing and shall be conclusively deemed effectively given upon (i) personal delivery, or (ii) three (3) days after deposit with a reputable overnight mail carrier such as DHL World wide or Federal Express, postage prepaid, addressed as set forth on the signature page or at such other address as the Parties may designate by ten (10) days’ advance written notice to the applicable Party; or (iii) the next day if sent via electronic mail to the address last designated by the recipient.

(f)       Amendment of Agreement. Except as expressly provided herein, neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by written instrument signed by the party against whom enforcement of any such amendment, waiver, discharge or termination is sought. No amendment to this Agreement after the Closing shall be effective unless in addition to the requirements set forth in this Section, the parties obtain the written consent of the director(s) currently serving Buyer who continue to serve after the Closing.

(g)  Expenses. Each party hereto shall bear its own expenses in connection with the transactions contemplated by this Agreement.

(h)      Parties in Interest. Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the Parties, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any Party, nor shall any provision give any third persons any right of subrogation or action over against any party to this Agreement.

(i) Dispute Resolution. The parties shall initially attempt to resolve any dispute, controversy or claim arising out of or relating to this Agreement, or the interpretation, breach, termination or validity hereof, through consultation conducted in good faith. Such consultation shall begin immediately after one Party has delivered to the other Party a written request for such consultation. If within 30 days following the date on which such notice is given the dispute has not been resolved, a Party hereto may file legal action in the United States Federal Court, Northern District of California, which shall be the exclusive jurisdiction and venue for any dispute arising hereunder. All Parties hereby consent to the jurisdiction of such court.

(j) No Claim Against Trust Fund.    It is understood by Sellers that in the event of any breach of this Agreement by Shine or Buyer, that they will not make any claim against the amount of the funds held in Shine’s trust fund established at the time of Shine’s initial public offering.

(k) Force Majeure.

(i) “Force Majeure” shall mean any event or condition not within the reasonable control of a Party, which prevents in whole or in material part the performance by such Party of its obligations hereunder or which renders the performance of such obligations so difficult or costly as to make such performance commercially unreasonable. Without limiting the foregoing, the following shall constitute events or conditions of Force Majeure: riots, war, prolonged shortage of energy supplies, epidemics, fire, flood, hurricane, typhoon, earthquake, lightning and explosion.

(ii)  Upon giving notice to the other Party, a Party affected by an event of Force Majeure shall be released without any liability on its part from the performance of its obligations under this Agreement, except for the obligation to pay any amounts due and owing hereunder, but only to the extent and only for the period that its performance of such obligations is prevented by the event of Force Majeure. Such notice shall be made via cable or telex or fax and shall include a description of the nature of the event of Force Majeure, and its cause and possible consequences. The Party claiming Force Majeure shall promptly notify the other Party of the termination of such event.

(iii)  Should the period of Force Majeure continue for more than six (6) consecutive months, either Party may terminate this Agreement without liability to the other Party, except for payments due to such date, upon giving written notice to the other Party.

        (l) Language.    This official language of this Agreement shall be English and a version in any other language shall not be used in the interpretation hereof.

(m) Confidentiality. The terms of this Agreement shall not be disclosed to any third party without the prior written consent of Parties to this Agreement, unless required by appropriate court or agency order.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

SHINE:

SHINE MEDIA ACQUISITION CORP.,
a Delaware corporation

By:

Name:	DAVID YU CHEN

Its:	CEO

BUYER:

GREEN CHINA RESOURCES, INC.,
a company incorporated under the laws of the British Virgin Islands

By:

Name:	DAVID YU CHEN

Its:	DIRECTOR

Address:
381 Huai Hai Zhong Road
Level 29, Central Plaza
Shanghai 200020
People’s Republic of China

GREENSCAPE:

CHINA GREENSCAPE CO. LTD.

a company incorporated under the laws of the British Virgin Islands

By:

Name:	NG SAU LAI

Its:	DIRECTOR

Address:
Sunshine Science & Technology Building
Xinqiao Town, Jiangyin City
Jiangsu 214426
People’s Republic of China

COMPANY:

JIANGSU SUNSHINE ZOOLOGY AND FORESTRY DEVELOPMENT CO., LTD.
a limited liability company organized under the laws of the PRC

By:

Name:	ZHU ZHENGHONG

Title:	GENERAL MANAGER

Address:
Sunshine Science & Technology Building
Xinqiao Town, Jiangyin City
Jiangsu 214426
People’s Republic of China

SHAREHOLDERS:

LUCMINTON CO., LTD

By:

Name:	/s/ Ng Sau Lai

Title:

Address:

KELELL INC.

By:
Name:	/s/ Luk Hiu Ming
Title:

Address:

COWAY ASIA PACIFIC LIMITED

By:
Name:	/s/ Sung Choi Ha
Title:

Address:

MAX SEA GROUP LIMITED

By:
Name:	/s/ Cheung Pui Veronica
Title:

Address:

LIPING HE

By:
Name:	/s/ Liping He
Title:

Address:

TIFFANY HE

By:
Name:	/s/ Tiffany He
Title:

Address:

EXHIBITS

EXHIBIT A	SHAREHOLDERS

EXHIBIT B	TERMS OF PROPOSED EXCHANGE OFFER

	SCHEDULE 1	LIST OF PREFERRED SHAREHOLDERS

	SCHEDULE 2	LOCK UP AGREEMENT WITH PREFERRED SHAREHOLDERS

EXHIBIT C-1	LOCK-UP AGREEMENT WITH ORDINARY SHAREHOLDERS [I]

EXHIBIT C-2	LOCK-UP AGREEMENT WITH ORDINARY SHAREHOLDERS [II]

EXHIBIT D	PRC LEGAL OPINION

EXHIBIT E	BVI LEGAL OPINION

EXHIBIT F	EMPLOYMENT AGREEMENT

Exhibits

EXHIBIT A

SHAREHOLDERS

Name	Number of Greenscape Stock Sold (Post Split)	Number of Buyer Stock Received	Percentage of Incentive Payments
Lucminton Co., Ltd	23,500,000	23,500,000	76.30%
Kelell Inc.	2,200,000	2,200,000	7.14%
Coway Asia Pacific Limited	2,100,000	2,100,000	6.82%
Max Sea Group Limited	2,000,000	2,000,000	6.49%
Liping He	600,000	600,000	1.95%
Tiffany He	400,000	400,000	1.30%
Total	30,8000,000	30,800,000	100%

Exhibit A

EXHIBIT B

TERMS OF PROPOSED EXCHANGE OFFER

At the earliest time that the Buyer may commence a registered exchange offering (“Exchange Offer”), Buyer shall offer to the holders of the Series A and Series C Preferred Stock (“Preferred Shareholders”) of China Greenscape Co. Ltd. (“Greenscape”), listed on Schedule 1 attached hereto, pursuant to a prospectus included in a Registration Statement on Form S-4 filed with the United States Securities and Exchange Commission (the “SEC”) in connection with the business combination between Buyer and Greenscape, cash and shares of Buyer’s common stock (the “Exchange Offer Consideration”) as provided herein.

The terms of the Exchange Offer shall be consistent with the following:

Buyer will make an offer to the Preferred Shareholders to exchange all their Greenscape preferred shares for cash in the aggregate amount of US$25,000,000 (the “Cash Consideration”) and 6,500,000 ordinary shares of Buyer (the “Exchange Offer Stock”). Each Preferred Shareholder shall be free to accept or reject the Exchange Offer during the exchange offer period which will be not less than 60 days from commencement of the Exchange Offer. The amount of Cash Consideration and Exchange Offer Stock to be offered to each Preferred Shareholder will be the same for each preferred share exchanged, regardless of Series. The Exchange Offer Stock will be issuable immediately upon the earlier of the acceptance of the Exchange Offer in full or the close of the Exchange Offer. Each ordinary shares issued in the Exchange Offer Stock will be subject to a lock-up agreement (the “Lock Up Agreement with Preferred Shareholders”), attached hereto as Schedule 2, that permits the immediate sale of 10% of the Exchange Offer Stock, the sale of an additional 25% of the Exchange Offer Stock commencing 90 days after Closing of the business combination and the lock up provisions will fully expire 180 days after Closing of the business combination.

The Cash Consideration will only be payable (i) from the proceeds of the exercise of any warrants to purchase capital stock of Shine as assumed by Buyer upon Closing of the business combination (both before and after assumption by Buyer, the “Warrants”), or (ii) in the event of expiration of the Warrants prior to payment in full of the Cash Consideration, from the assets or by the issuance of new shares of capital stock of the Buyer as set forth herein. If the conditions for calling the Warrants are met, Buyer will promptly call the Warrants in order to satisfy its obligations with respect to the Cash Consideration.

The Buyer shall deposit the in proceeds received from the exercise of the Warrants up to a maximum of $25,000,000 in a separate account (the “Cash Consideration Account”) maintained with the United States transfer agent for the ordinary shares of the Buyer. If the Warrants are exercised in response to the Company’s call of the Warrants, then the Buyer shall hold the proceeds of the Warrant exercised following the call until the total amount of Cash Consideration then remaining due has been received, and Buyer shall then disburse the funds in the Cash Consideration Account to the Preferred Shareholders within three (3) business days. Proceeds of the exercise of the Warrants prior to the Buyer’s call of the Warrants shall be disbursed from the Cash Consideration Account (each a “Disbursement”) within three (3) business days after any of the following conditions is met:

(i)	the balance in such Cash Consideration Account reaches three million US dollars (US$3,000,000);

Exhibit B

(ii)
if the balance in the Cash Consideration Account is greater than one million US dollars (US $1 million) but less than three million US dollars (US $3 million), and there has either not yet been a Disbursement from the Cash Consideration Account or the last Disbursement occurred sixty (60) days prior; or

(iii)
more than sixty (60) days have elapsed since either the establishment of the Cash Consideration Account without a Disbursement having occurred or since the last Disbursement from the Cash Consideration Account, and the balance in the Cash Consideration Account equals or exceeds $1 million.

The amount of Cash Consideration to be received by each of the Preferred Shareholders from each Disbursement shall be prorated based upon the total amount of Cash Consideration such Preferred Shareholders is entitled to receive in the Exchange Offer.

If upon the expiration of the Warrants, an insufficient number of them has been exercised to pay the Cash Consideration in full, then any Cash Consideration remaining payable (the “Deficiency”) shall be payable, at the sole option of Buyer, in cash or in ordinary shares of Buyer at the rate of one (1) share per each $5.29 or part thereof of the Deficiency due to each Preferred Shareholder (the “Stock Balance”). Whether paid in cash or in stock, the Deficiency shall be satisfied within the earlier of fifteen (15) days of the date the Warrants expire or receipt of the notice of form of payment from the Preferred Shareholder on a several basis. If the Deficiency is satisfied by the issuance of stock, the Buyer will, as expeditiously as possible after issuance, file and make continuing and diligent efforts to have declared effective a registration statement covering the shares issued to satisfy the Deficiency, unless the Stock Balance may be sold pursuant to Rule 144, without limitation.

SCHEDULE 1 TO EXHIBIT B

LIST OF PREFERRED SHAREHOLDERS

Name	Number of Greenscape Preferred Stock Hold (Pre-Split)	Percentage of Consideration Received
Chardan China Investments, LLC	400,000 shares of Series A Preferred
Ancora Greater China Fund, LP	7,280 shares of Series C Preferred
GB Global Private Balanced Fund I	43,681 shares of Series C Preferred
China Private Equity Partners Co., Limited	11,648 shares of Series C Preferred
Jeff Feinberg Family Trust	1,456 shares of Series C Preferred
Jeff Feinberg	2184 shares of Series C Preferred
MidSouth Investor Fund LP	7,280 shares of Series C Preferred
Renaissance US Growth and Income Trust, PLC	36,401 shares of Series C Preferred
Premier Renn US Emerging Growth Fund Limited	14,560 shares of Series C Preferred
US Special Opportunities Trust PLC	21, 840 shares of Series C Preferred
Egatniv, LLC	1,000 shares of Series C Preferred
Orion KF Partners	11,648 shares of Series C Preferred
Nicole Kubin	2,912 shares of Series C Preferred

Total		100%

SCHEDULE 2 TO EXHIBIT B

LOCK UP AGREEMENT WITH PREFERRED SHAREHOLDERS

THIS AGREEMENT (the "Agreement"), is made and entered into by the undersigned (each a “Preferred Shareholder” and collectively “Preferred Shareholders” ), and Green China Resources, Inc., a company established under the laws of British Virgin Islands (“Buyer”) as of the ____ day of ________, 2008 (the “Effective Date”). Buyer and Preferred Shareholders shall be collectively referred to as the “Parties” or individually as a “Party.” Capitalized terms used herein and not otherwise herein defined shall have the meanings set forth for such terms in the Stock Purchase Agreement (as defined below).

RECITALS

WHEREAS, Buyer has acquired 100% of the issued and outstanding ordinary shares of China Greenscape Co. Ltd. (“Greenscape”), pursuant to that certain stock purchase agreement (the “Stock Purchase Agreement”); and

WHEREAS, Buyer is offering to the Preferred Shareholders the opportunity to exchange their preferred shares of Greenscape for ordinary shares of Greenscape Acquisition Group plus a certain amount of cash (the “Exchange Offer”); and

WHEREAS, the Exchange Offer is extended on the condition that each participating Preferred Shareholder will enter into and be subject to the terms of this Agreement.

AGREEMENT

 NOW, THEREFORE, in consideration of the transactions contemplated by the Exchange Offer and the mutual promises and covenants contained herein, each of the undersigned Preferred Shareholders agrees as follows:

 1.  Restriction on Transfer of Shares. Without a waiver given upon an affirmative vote of the independent members of the Board of Directors of Buyer, during the term of this Agreement, each of the undersigned Preferred Shareholders shall not transfer, sell, assign or convey, or offer or agree to transfer, sell, assign or convey, any of the Buyer’s ordinary shares held, or to be held or entitled to be received by such Preferred Shareholder, subject to the ability to transfer Buyer’s ordinary shares in the following amounts and during the following periods:

   (a)  an initial ten percent (10%) on the Effective Date;

(b)   an additional twenty five percent (25%) beginning three (3) months after the Closing Date (as such term is defined in the Stock Purchase Agreement);

(c)  the remaining sixty five percent (65%) at any time beginning six (6) months after the Closing Date.

2.  Notation of Shares. Each undersigned Preferred Shareholder understands that the transfer agent of Buyer may be given notice that Buyer’s ordinary shares held by Preferred Shareholders are subject to the terms of this Agreement, and such Buyer’s ordinary shares shall not be transferred except in accordance with the terms hereof.

Schedule 2 to Exhibit B

 3.  Remedies. The undersigned acknowledges and agrees that neither Shine, Buyer, Greenscape, nor the Company could be made whole by monetary damages in the event of any default by the undersigned of the terms and conditions set forth in this Agreement. It is accordingly agreed and understood that Shine, Buyer, Greenscape, and the Company, in addition to any other remedy which each may have at law or in equity, shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and specifically to enforce the terms and provisions hereof in any action instituted in any court of the United States, British Virgin Islands, Hong Kong or the People’s Republic of China, or in any other court that has appropriate jurisdiction.

4.  Term. The covenants and obligations set forth in paragraphs 1 through 3 of this Agreement shall expire and be of no further force or effect on the earliest of: (i) the expiration or termination of the Stock Purchase Agreement; or (ii) with respect to a Preferred Shareholder who is in the Management Team (“Management Preferred Shareholder”), upon the termination of employment of the Management Preferred Shareholder by Shine, Buyer, Greenscape or a Subsidiary of Greenscape without cause or as a result of a breach by Shine, Buyer, Greenscape or a Subsidiary of Greenscape of any employment agreement with such Management Preferred Shareholder.

5.  Other Restrictions on Transfer. The restrictions on transfer of shares pursuant to this Agreement shall be subject to any additional restrictions on transfers that any Preferred Shareholder may agree to in writing, to the extent that such additional restrictions may be more restrictive.

6.  Successor and Assigns. This Agreement shall be binding upon each of the undersigned Preferred Shareholders and each of his or her respective heirs and assigns.

7.  Governing Law. This Agreement shall be governed by the laws of the State of Delaware.

8.  Dispute Resolution. The parties shall initially attempt to resolve any dispute, controversy or claim arising out of or relating to this Agreement, or the interpretation, breach, termination or validity hereof, through consultation conducted in good faith. Such consultation shall begin immediately after one Party has delivered to the other Party a written request for such consultation. If within 30 days following the date on which such notice is given the dispute has not been resolved, a Party hereto may file legal action in the United States Federal Court, Northern District of California, which shall be the exclusive jurisdiction and venue for any dispute arising hereunder. All Parties hereby consent to the jurisdiction of such court.

9. Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed to be an original, but all of which will constitute one and the same agreement, it being understood that all parties need not sign the same counterpart. Facsimile transmission of any signed original document and/or retransmission of any signed facsimile transmission will be deemed the same as delivery of an original. At the request of any party, the parties will confirm facsimile transmission by signing a duplicate original document.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by each of the undersigned Preferred Shareholders as of the day and year first above written.

BUYER:

GREEN CHINA RESOURCES, INC.,
a company established under the laws of the British Virgin Islands

By:
Name:
Its:

Address:

PREFERRED SHAREHOLDERS:

By:
Name:

Address:

By:
Name:

Address:

EXHIBIT C-1

LOCK UP AGREEMENT WITH ORDINARY SHAREHOLDERS [I]

THIS AGREEMENT (the "Agreement"), is made and entered into by the undersigned (each a “Shareholder” and collectively “Shareholders” ), and Green China Resources, Inc., a company established under the laws of British Virgin Islands (“Buyer”) as of the ____ day of ________, 2008. Buyer and Shareholders shall be collectively referred to as the “Parties” or individually as a “Party.” Capitalized terms used herein and not otherwise herein defined shall have the meanings set forth for such terms in the Stock Purchase Agreement (as defined below).

RECITALS

WHEREAS, Buyer and Shareholders, who among them own more than 5% of the issued and outstanding ordinary shares of China Greenscape Co. Ltd. (“Greenscape”), a limited liability company organized under the laws of the British Virgin Islands, among others, have entered into that certain Stock Purchase Agreement of even date herewith (“Stock Purchase Agreement”); and

WHEREAS, in connection with and pursuant to the terms of the Stock Purchase Agreement, each Shareholder shall hold or be entitled to receive ordinary shares of Buyer; and

WHEREAS, each Shareholder is entering into this Agreement to set forth certain terms and conditions governing its actions for a period of time following the Closing of the transactions contemplated in the Stock Purchase Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the transactions contemplated by the Stock Purchase Agreement and the mutual promises and covenants contained herein, each of the undersigned Shareholders agrees as follows:

1.  Restriction on Transfer of Shares. Without a waiver given upon an affirmative vote of the independent members of the Board of Directors of Buyer, during the term of this Agreement, each of the undersigned Shareholders shall not transfer, sell, assign or convey, or offer or agree to transfer, sell, assign or convey, any of the Buyer’s ordinary shares held, or to be held or entitled to be received by such Shareholder.

2.  Notation of Shares. Each undersigned Shareholder understands that the transfer agent of Buyer may be given notice that Buyer’s ordinary shares held by Shareholders are subject to the terms of this Agreement and such Buyer’s ordinary shares shall not be transferred except in accordance with the terms hereof.

3.  Remedies. The undersigned acknowledges and agrees that neither Shine, Buyer, Greenscape, nor the Company could be made whole by monetary damages in the event of any default by the undersigned of the terms and conditions set forth in this Agreement. It is accordingly agreed and understood that Shine, Buyer, Greenscape, and the Company, in addition to any other remedy which each may have at law or in equity, shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and specifically to enforce the terms and provisions hereof in any action instituted in any court of the United States, British Virgin Islands, Hong Kong or the People’s Republic of China, or in any other court that has appropriate jurisdiction.

EXHIBIT C-1

 4.  Term. The covenants and obligations set forth in paragraphs 1 through 3 of this Agreement shall expire and be of no further force or effect on the earliest of: (i) the expiration or termination of the Stock Purchase Agreement; (ii) December 20, 2009; or (iii) with respect to a Shareholder who is in the Management Team (“Management Shareholder”), upon the termination of employment of the Management Shareholder by Shine, Buyer, Greenscape or a Subsidiary of Greenscape without cause or as a result of a breach by Shine, Buyer, Greenscape or a Subsidiary of Greenscape of any employment agreement with such Management Shareholder.

5.  Other Restrictions on Transfer. The restrictions on transfer of shares pursuant to this Agreement shall be subject to any additional restrictions on transfers that any Shareholder may agree to, to the extent that such additional restrictions may be more restrictive.

6.  Successor and Assigns. This Agreement shall be binding upon each of the undersigned Shareholders and each of his or her respective heirs and assigns.

7.  Governing Law. This Agreement shall be governed by the laws of the State of Delaware.

8.  Dispute Resolution. The parties shall initially attempt to resolve any dispute, controversy or claim arising out of or relating to this Agreement, or the interpretation, breach, termination or validity hereof, through consultation conducted in good faith. Such consultation shall begin immediately after one Party has delivered to the other Party a written request for such consultation. If within 30 days following the date on which such notice is given the dispute has not been resolved, a Party hereto may file legal action in the United States Federal Court, Northern District of California, which shall be the exclusive jurisdiction and venue for any dispute arising hereunder. All Parties hereby consent to the jurisdiction of such court.

9. Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed to be an original, but all of which will constitute one and the same agreement, it being understood that all parties need not sign the same counterpart. Facsimile transmission of any signed original document and/or retransmission of any signed facsimile transmission will be deemed the same as delivery of an original. At the request of any party, the parties will confirm facsimile transmission by signing a duplicate original document.

[Signature Page to Follow]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by each of the undersigned Shareholders as of the day and year first above written.

BUYER:

GREEN CHINA RESOURCES, INC.,
a company established under the laws of the British Virgin Islands

By:
Name:
Its:

Address:

SHAREHOLDERS:

By:
Name:

Address:

By:
Name:

Address:

EXHIBIT C-2

LOCK-UP AGREEMENT WITH ORDINARY SHAREHOLDERS [II]

THIS AGREEMENT (the "Agreement"), is made and entered into by the undersigned (each a “Shareholder” and collectively “Shareholders” ) and Green China Resources, Inc., a company established under the laws of British Virgin Islands (“Buyer”) as of the ____ day of ________, 2008. Buyer and Shareholders shall be collectively referred to as the “Parties” or individually as a “Party.” Capitalized terms used herein and not otherwise herein defined shall have the meanings set forth for such terms in the Stock Purchase Agreement (as defined below).

RECITALS

WHEREAS, Buyer and Shareholders, who among them own more than 1% but less than 5% of the issued and outstanding ordinary shares of China Greenscape Co. Ltd. (“Greenscape”), a limited liability company organized under the laws of the British Virgin Islands, among others, have entered into that certain Stock Purchase Agreement of even date herewith (“Stock Purchase Agreement”); and

WHEREAS, in connection with and pursuant to the terms of the Stock Purchase Agreement, each Shareholder shall hold or be entitled to receive ordinary shares of Buyer; and

WHEREAS, each Shareholder is entering into this Agreement to set forth certain terms and conditions governing its actions for a period of time following the Closing of the transactions contemplated in the Stock Purchase Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the transactions contemplated by the Stock Purchase Agreement and the mutual promises and covenants contained herein, each of the undersigned Shareholders agrees as follows:

1.  Restriction on Transfer of Shares. Without a waiver given upon an affirmative vote of the independent members of the Board of Directors of Buyer, during the term of this Agreement, each of the undersigned Shareholders shall not transfer, sell, assign or convey, or offer or agree to transfer, sell, assign or convey, any of the Buyer’s ordinary shares held, or to be held or entitled to be received by such Shareholder, subject to the ability to transfer Buyer’s ordinary shares in the following amounts and during the following periods:

(a)  an initial ten percent (10%) on the Effective Date;

(b) an additional twenty five percent (25%) beginning three (3) months after the Closing Date;

(c)  the remaining sixty five percent (65%) at any time beginning six (6) months after the Closing Date.

Exhibit C-2

2.  Notation of Shares. Each undersigned Shareholder understands that the transfer agent of Buyer may be given notice that shares Buyer’s ordinary shares held by Shareholders are subject to the terms of this Agreement and such shares of Buyer’s ordinary shares shall not be transferred except in accordance with the terms hereof.

3.  Remedies. The undersigned acknowledges and agrees that neither Shine, Buyer, Greenscape, nor the Company could be made whole by monetary damages in the event of any default by the undersigned of the terms and conditions set forth in this Agreement. It is accordingly agreed and understood that Shine, Buyer, Greenscape, and the Company, in addition to any other remedy which each may have at law or in equity, shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and specifically to enforce the terms and provisions hereof in any action instituted in any court of the United States, British Virgin Islands, Hong Kong or the People’s Republic of China, or in any other court that has appropriate jurisdiction.

4.  Term. The covenants and obligations set forth in paragraphs 1 through 3 of this Agreement shall expire and be of no further force or effect on the earliest of: (i) the expiration or termination of the Stock Purchase Agreement; or (ii) with respect to a Shareholder who is in the Management Team (“Management Shareholder”), upon the termination of employment of the Management Shareholder by Shine, Buyer, Greenscape or a Subsidiary of Greenscape without cause or as a result of a breach by Shine, Buyer, Greenscape or a Subsidiary of Greenscape of any employment agreement with such Management Shareholder.

5.  Other Restrictions on Transfer. The restrictions on transfer of shares pursuant to this Agreement shall be subject to any additional restrictions on transfers that any Shareholder may agree to, to the extent that such additional restrictions may be more restrictive.

6.  Successor and Assigns. This Agreement shall be binding upon each of the undersigned Shareholders and each of his or her respective heirs and assigns.

7.  Governing Law. This Agreement shall be governed by the laws of the State of Delaware.

8. Dispute Resolution. The parties shall initially attempt to resolve any dispute, controversy or claim arising out of or relating to this Agreement, or the interpretation, breach, termination or validity hereof, through consultation conducted in good faith. Such consultation shall begin immediately after one Party has delivered to the other Party a written request for such consultation. If within 30 days following the date on which such notice is given the dispute has not been resolved, a Party hereto may file legal action in the United States Federal Court, Northern District of California, which shall be the exclusive jurisdiction and venue for any dispute arising hereunder. All Parties hereby consent to the jurisdiction of such court.

9.  Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed to be an original, but all of which will constitute one and the same agreement, it being understood that all parties need not sign the same counterpart. Facsimile transmission of any signed original document and/or retransmission of any signed facsimile transmission will be deemed the same as delivery of an original. At the request of any party, the parties will confirm facsimile transmission by signing a duplicate original document.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by each of the undersigned Shareholders as of the day and year first above written.

BUYER:

GREEN CHINA RESOURCES, INC.,
a company established under the laws of the British Virgin Islands

By:
Name:
Its:

Address:

SHAREHOLDERS:

By:
Name:

Address:

By:
Name:

Address:

EXHIBIT D

PRC LEGAL OPINION

江紱世纪同仁律师事务所
C&T PARTNERS

Ladies and Gentlemen:
We are a law firm registered with Jiangsu Judicial Department, the People’s Republic of China (“the PRC”), and we are qualified to issue this opinion on the PRC laws, regulations, rules, orders, decrees, guidelines or notices effective as at the date hereof.
China Greenscape Co., Ltd. (“Greenscape”) is a limited liability company registered and established in British Virgin Islands. Jiangsu Sunshine Zoology and Forestry Development Co., Ltd. (“Company”), is a wholly foreign-owned enterprise by Greenscape in China. With the entrustment of Greenscape, we hereby provide this legal opinion on the domestic rights and interests of Greenscape herein.
This opinion is issued and delivered pursuant to the Stock Purchase Agreement to be entered among Greenscape, the Company, Shareholders, Shine and Buyer (the “Stock Purchase Agreement”). Capitalized terms used but not otherwise defined herein shall have the same meanings assigned to them in the Stock Purchase Agreement.
For the purpose of this legal opinion, we examined the copies of all documents provided by the Company relating to the rights and interests, and other documents and materials we take for necessary. Meanwhile, we have assumed without further enquiry that: all documents provided by the Company are complete and true; all seals and chops thereon are genuine; all documents submitted to us as copies conform to the originals; all facts and documents which are sufficient to affect the conclusion of this legal opinions have been disclosed to us, without concealment or omission.
This legal opinion is confined to and given on the basis of the facts prior to the date of this legal opinion, the documents and materials provided by the Company and our understanding of such facts and certain published and publicly available PRC laws and regulations. We only provide legal opinion on the establishment of the Company, its business in China, the approvals issued by the relevant Chinese government and regulatory institutions, as well as other issues related to the PRC laws, other than the issues related to the accounting, the audit, the asset appraisal and overseas laws.
Based upon the foregoing representatives and warranties, we have verified and examined all the documents provided by the Company and certain facts according to the industry standard, the ethics and the principle of due diligence recognized by the PRC lawyers. Based upon the published and publicly available PRC laws and regulations we are of the opinion that:
1. The Company has been duly organized and is validly existing and in good standing as a wholly-foreign owned enterprise under the PRC laws. All of the equity interests in the Company have been duly authorized and validly issued, are fully paid and non-assessable and are legally owned by the Company directly, and to the best of our knowledge after due inquiry, free and clear of all liens, charges, restrictions upon voting or transfer or any other encumbrances, equities or claims.
2. The Company has full power and authority (corporate and other) and all consents, approvals, authorizations, orders, registrations, clearances and qualifications of or with any Governmental Agency having jurisdiction over the Company or any of its properties required for the ownership or lease of property by it and the conduct of its business and has the legal right and authority to own, use, lease and operate its assets and to conduct its business in the manner presently conducted. To the best of our knowledge after due inquiries, we are not aware of any steps having been or being taken or order or resolution having been made or passed to appoint a receiver, liquidation or similar officer of, or to wind up or dissolve the Company. For purpose of this letter, “Governmental Agency” means any national, provincial or local governmental, regulatory or administrative authority, agency or commission in the PRC, or any court, tribunal or any other judicial or arbitral body in the PRC, or any body exercising or entitled to exercise, any administrative, judicial, legislative, police, regulatory, or taxing authority or power of similar nature in the PRC.

Exhibit D

3. The Company has obtained all approvals, authorizations, consents and orders, and has made all filings and registrations, which are required under PRC laws and regulations for the ownership interest by Greenscape of its equity interest in the Company; and except as set forth in the Seller’s Disclosure Schedule, there are no outstanding rights, warrants or options to acquire, or instruments convertible into or exchangeable for, nor any agreements or other obligations to issue or other rights to convert any obligation into, any equity interest in the Company. No other approval of, from or with any Governmental Agency is required for the consummation of the transactions contemplated by the Stock Purchase Agreement.
4. The Company has all necessary licenses, consents, authorizations, approvals, orders, certificates and permits of and from, and has made all declarations and filings with, all Governmental Agencies to own, lease, license and use its properties, assets and conduct its business and such licenses, consents, authorizations, approvals, orders, certificates or permits contain no materially burdensome restrictions or conditions; the Company has no reason to believe that any regulatory body is considering modifying, suspending or revoking any such licenses, consents, authorizations, approvals, orders, certificates or permits and the Company is in compliance with the provisions of all such licenses, consents, authorizations, approvals, orders, certificates or permits in all material respects.
5. The consummation of the transactions contemplated by the Stock Purchase Agreement and the related documents does not conflict with or contravene the Regulations on Mergers and Acquisition of Domestic Enterprise by Foreign Investors (the “M&A Rules”), which became effective on September 8, 2006.
6. No provisions of the Stock Purchase Agreement contravene the PRC laws or regulations. To the best of such counsel’s knowledge after reasonable investigation of the company, none of the current shareholders of Greenscape are PRC residents.  As a result, none of the current Greenscape shareholders are subject to the registration requirements set forth in the Circular of the State Administration of Foreign Exchange on Relevant Issues concerning Foreign Exchange Administration for Domestic Residents to Engaging in Financing and in Return Investment via Overseas Special Purpose Vehicles ("Circular 75") or any relevant implementing rules of SAFE Circular 75.
7. The Company has legal and valid title to all of its respective properties and assets, in each case, free and clear of all liens, charges, encumbrances, equities, claims, defects, options and restrictions; each lease agreement to which the Company is a party is duly executed and legally binding; the leasehold interests of the Company are fully protected by the terms of the lease agreements, which are valid, binding and enforceable in accordance with their terms under PRC law. The Company has the right to occupy, use or sublet its real property (whether owned or leased).
8. All dividends and other distributions declared and payable upon the equity interests in the Company may under the current laws and regulations of the PRC be paid to Buyer in Renminbi that may be converted into U.S. dollars and freely transferred out of the PRC, and all such dividends and other distributions are not and will not be subject to withholding or other taxes under the laws and regulations of the PRC and are otherwise free and clear of any other tax, withholding or deduction in the PRC, and without the necessity of obtaining any consents, approvals, authorizations, orders, registrations, clearances and qualifications in the PRC.
9. To the best of such counsel’s knowledge after due inquiry, the Company is not(A) in breach of or in default under or unable to comply with any laws, regulations, rules, orders, decrees, guidelines or notices of the PRC, (B) in breach of or in default under any approval, consent, waiver, authorization, exemption, permission, endorsement or license granted by any Governmental Agency, (C)in violation of their respective constituent documents, business licenses or permits governed by the PRC laws or issued by any Governmental Agency, or (D) in default in the performance or observance of any material obligation, agreement, covenant or condition contained in any indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument governed by the PRC laws to which it is a party or by which it or any of its properties may be bound.

Exhibit D

Greenscape is not(A) in breach of or in default under or unable to comply with any laws, regulations, rules, orders, decrees, guidelines or notices of the PRC, (B) in breach of or in default under any approval, consent, waiver, authorization, exemption, permission, endorsement or license granted by any Governmental Agency.
10. To the best of such counsel’s knowledge after due inquiry, there are no legal, administration, arbitration or governmental proceedings (including tax proceedings) in progress or pending to which the Company, or to which any of the property of the Company, is the subject which, if determined adversely to the Company would individually or in the aggregate have a material adverse effect on the current or future consolidated financial position, shareholders’ equity or results of operations of the Company; and, to the best of such counsel’s knowledge after due inquiry, no such proceedings are threatened or contemplated by any Governmental Agency or threatened by others; to the best of such counsel’s knowledge after due inquiry, none of the directors of the Company are currently subject to any litigation proceedings, bankruptcy proceedings or any investigation, hearing or proceeding brought or instituted by any regulatory authorities in the PRC or outside the PRC and nor are there any such proceedings pending or threatening to happen.

C&T Partners	Lawyer: Xu Chengbao

Nanjing, China on the __ day of ___, 2008

中国南京市北京皁爑26号4-5楼 潒编: 210024
4-5F.26, West Beijing Road Nanjing China [210024]
电琣 Tel: 8625 8330 2638 / 8330 4480
传真 Fax: 8625 8332 9335

Exhibit D

EXHIBIT E

BVI LEGAL OPINION

Our ref	LWP\631251\2611030v3	[Subject to review and amendment]
Direct	+852 2971 3096
Email	lorraine.pao@maplesandcalder.com

[To the Addressee(s) named in the Schedule]

[ ] 2008

Dear Sir[s]

China Greenscape Co. Ltd. (fka Lingersake Co., Ltd.)

We have acted as counsel as to British Virgin Islands law to China Greenscape Co. Ltd. (the "Company") in connection with a sale and purchase of shares in the capital of the Company pursuant to a stock purchase agreement dated as of [  ] 2008 entered into between, among others, Shine Media Acquisition Corporation, Green China Resources, Inc., Jiangsu Sunshine Zoology and Forestry Development Co., Ltd. and the Company (the "Stock Purchase Agreement").

1	Documents Reviewed

We have reviewed originals, copies, drafts or conformed copies of the following documents:

1.1	the written resolutions of the members of the Company dated [ ] 2008 (the "Shareholders Resolutions");

1.2	the written resolutions of the board of directors of the Company dated [ ] 2008 (the "Board Resolutions")

1.3
a registered agent's certificate dated [24 April] 2008, issued by Maples Finance BVI Limited, the Company's registered agent, a copy of which is attached as Annexure A (the "Registered Agent's Certificate");

1.4
the public records of the Company on file and available for public inspection at the Registry of Corporate Affairs in the British Virgin Islands (the "Registry of Corporate Affairs") on [23 April] 2008 including:

(a)	the Company's Certificate of Incorporation dated 5 February 2007;

(b)	the Company's Certificate of Change of Name dated 24 September 2007;

(c)	the Company's amended and restated Memorandum and Articles of Association filed on 31 March 2008 (the "M&A");

1.5	the records of proceedings on file with and available for inspection on [23 April] 2008 at the British Virgin Islands High Court Registry (the "High Court Registry");

1.6	a Certificate of Good Standing dated 25 April 2008 issued by the Registry of Corporate Affairs (the "Certificate of Good Standing");

1.7	a certificate from a director of the Company, a copy of which is annexed hereto as Annexure B (the "Director's Certificate"); and

1.8	the Stock Purchase Agreement [together with all exhibits and disclosure schedules annexed thereto].

2	Assumptions

In giving this opinion we have assumed (without further verification) the completeness and accuracy of the Registered Agent's Certificate, the Certificate of Good Standing and the Director's Certificate. We have also relied upon the following assumptions, which we have not independently verified:

2.1
the Stock Purchase Agreement has been or will be authorised and duly executed and delivered by or on behalf of all relevant parties in accordance with all relevant laws (other than, with respect to the Company, the laws of the British Virgin Islands);

2.2
the Stock Purchase Agreement is, or will be, legal, valid, binding and enforceable against all relevant parties in accordance with its terms under laws of the State of Delaware and all other relevant laws (other than the laws of the British Virgin Islands);

2.3
the choice of laws of the State of Delaware as the governing law of the Stock Purchase Agreement has been made in good faith and would be regarded as a valid and binding selection which will be upheld by the courts of the State of Delaware as a matter of laws of the State of Delaware and all other relevant laws (other than the laws of the British Virgin Islands);

2.4	copy documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals;

2.5	all signatures, initials and seals are genuine;

2.6	the accuracy and completeness of all factual representations expressed in or implied by the documents we have examined;

2.7
that all public records of the Company which we have examined are accurate and that the information disclosed by the searches which we conducted against the Company at the Registry of Corporate Affairs and the High Court Registry is true and complete and that such information has not since then been altered and that such searches did not fail to disclose any information which had been delivered for registration but did not appear on the public records at the date of our searches;

2.8
the power, authority and legal right of all parties under all relevant laws and regulations (other than, with respect to the Company, the laws of the British Virgin Islands) to enter into, execute, deliver and perform their respective obligations under the Stock Purchase Agreement;

2.9	the Shareholders and Board Resolutions remain in full force and effect;

2.10
there is nothing under any law (other than the law of the British Virgin Islands) which would or might affect the opinions hereinafter appearing. Specifically, we have made no independent investigation of the laws of the State of Delaware; and

2.11	the Company is not a sovereign entity of any state and is not a subsidiary, direct or indirect, of any sovereign entity or state.

3	Opinions

Based upon, and subject to, the foregoing assumptions and the qualifications set out below, and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1
the Company is a limited liability company registered under the BVI Business Companies Act, 2004 (as amended) (the "Act"), in good standing at the Registry of Corporate Affairs and validly existing under the laws of the British Virgin Islands, and possesses the capacity to sue and be sued in its own name;

3.2
the Company is authorised to issue a maximum of 39,000,000 shares, comprising (a) 35,000,000 common shares of US$0.01 par value each (the "Common Shares"), and (b) 4,000,000 preferred shares of US$0.01 par value each, 400,000 of which shall be designated as "Series A Preferred Shares", six (6) of which shall be designated as "Series B Preferred Shares", with each Series B Share in turn being subdesignated as the "F2007 Series B Preferred Share", "F2008 Series B Preferred Share", "F2009 Series B Preferred Share", "F2010 Series B Preferred Share", "F2011 Series B Preferred Share" and "F2012 Series B Preferred Share" respectively, 448,000 of which shall be designated as "Series C Preferred Share" and five (5) of which shall be designated as "Series D Preferred Shares", with each Series D Share in turn being subdesignated as the "F2007 Series D Preferred Share", "F2008 Series D Preferred Share", "F2009 Series D Preferred Share", "F2010 Series D Preferred Share" and "F2011 Series D Preferred Share";

3.3
based solely upon our review of the Registered Agent's Certificate and the Director's Certificate, the Company has 13,000,000 Common Shares in issue and the registered holders of such Common Shares are set out below. Assuming that all amounts in respect therefof have been paid to the Company in accordance with the terms of their issue, all such Common Shares have been validly issued as fully paid and non-assessable (meaning that no further sums are payable to the Company by the holders thereof in respect of such shares):

Name	Class of shares	Number of shares held
Lucminton Co., Ltd.	Common	9,918,831
Kelell Inc	Common	928,571
Coway Asia Pacific Limited	Common	886,364
Max Sea Group Limited	Common	844,156
Liping He	Common	253,247
Tiffany He	Common	168,831

3.4	the Company has full power and authority under its Memorandum and Articles of Association to enter into, execute and perform its obligations under the Stock Purchase Agreement;

3.5
the execution and delivery of the Stock Purchase Agreement and the performance by the Company of its obligations thereunder does not conflict with or result in a breach of any of the terms or provisions of the Memorandum and Articles of Association of the Company or any law, public rule or regulation applicable to the Company in the British Virgin Islands currently in force;

3.6
the execution, delivery and performance of the Stock Purchase Agreement has been authorised by and on behalf of the Company and, assuming the Stock Purchase Agreement has been executed and delivered pursuant to the Shareholders Resolutions and Board Resolutions, the Stock Purchase Agreement has been duly executed and delivered on behalf of the Company and constitute the legal, valid and binding obligations of the Company enforceable in accordance with their terms;

3.7
no authorisations, consents, approvals, licenses, validations or exemptions are required by law from any governmental authorities or agencies or other official bodies in the British Virgin Islands in connection with:

(a)	the creation, execution or delivery of the Stock Purchase Agreement by the Company;

(b)	enforcement of the Stock Purchase Agreement against the Company; or

(c)	the performance by the Company of its obligations under the Stock Purchase Agreement;

3.8
with the exception of filing fees charged by the Registry of Corporate Affairs in respect of any optional filings made at the Registry of Corporate Affairs no taxes, fees or charges (including stamp duty) are payable (either by direct assessment or withholding) to the government or other taxing authority in the British Virgin Islands under the laws of the British Virgin Islands in respect of:

(a)	the execution or delivery of the Stock Purchase Agreement;

(b)	the enforcement of the Stock Purchase Agreement;

(c)	payments made under, or pursuant to, the Stock Purchase Agreement;

Companies incorporated or registered under the Act are currently exempt from income and corporate tax. In addition, the British Virgin Islands currently does not levy capital gains tax on companies incorporated or registered under the Act. There is no applicable statutory usury or interest limitation law in the British Virgin Islands which would restrict the recovery of payments or the performance by the Company of its obligations under the Stock Purchase Agreement;

3.9	the courts of the British Virgin Islands will observe and give effect to the choice of laws of the State of Delaware as the governing law of the Stock Purchase Agreement;

3.10
based solely on our inspection of the High Court Registry from the date of incorporation of the Company there were no actions or petitions pending against the Company in the High Court of the British Virgin Islands as at start of business in the British Virgin Islands on [23 April] 2008;

3.11
on the basis of our searches conducted at the Registry of Corporate Affairs and at the High Court Registry, no currently valid order or resolution for the winding-up of the Company and no current notice of appointment of a receiver over the Company, or any of its assets, appears on the records maintained in respect of the Company. It is a requirement that notice of appointment of a receiver be registered with the Registry of Corporate Affairs under section 118 of the Insolvency Act 2003. In addition we refer you to the Registered Agent's Certificate that states that the registered agent is not aware that any liquidation, dissolution or insolvency proceedings have been commenced against the Company or that a receiver has been appointed over the Company or any of its assets;

3.12
our search at the Registry of Corporate Affairs did not reveal the existence of a register of charges filed in respect of the Company. A register of charges may, however, be filed at the Company's registered office, or at the office of the Company's registered agent, without a copy necessarily being filed at the Registry of Corporate Affairs. However, we refer you to the Registered Agent's Certificate that states that no entries have been made on the Company's register of charges maintained at the Company's registered office;

3.13
the submission to the jurisdiction of the United States Federal Court, Northern District of California contained in the Stock Purchase Agreement is a valid one and will be upheld by the courts of the British Virgin Islands;

3.14
service of process in the British Virgin Islands on the Company may be effected by leaving at the registered office of the Company the relevant document to be served. On the basis of our search at the Registry of Corporate Affairs, the registered office of the Company is at the offices of Maples Finance BVI Limited, PO Box 173, Road Town, Tortola, British Virgin Islands;

3.15
any final and conclusive monetary judgment obtained against the Company in the courts of laws of the United States Federal Court, Northern District of California in respect of the Stock Purchase Agreement, for a definite sum, may be treated by the courts of the British Virgin Islands as a cause of action in itself so that no retrial of the issues would be necessary provided that in respect of the foreign judgment:

(a)
the foreign court issuing the judgment had jurisdiction in the matter and the Company either submitted to such jurisdiction or was resident or carrying on business within such jurisdiction and was duly served with process;

(b)	the judgment given by the foreign court was not in respect of penalties, taxes, fines or similar fiscal or revenue obligations of the Company;

(c)	in obtaining judgment there was no fraud on the part of the person in whose favour judgment was given or on the part of the court;

(d)	recognition or enforcement of the judgment in the British Virgin Islands would not be contrary to public policy; and

(e)	the proceedings pursuant to which judgment was obtained were not contrary to natural justice.

On the facts of this matter presented to us we know of no reason, at the date hereof, which would prevent or hinder the enforcement of such a final judgment in the British Virgin Islands;

3.16
it is not necessary to be licenced, qualified or otherwise entitled to carry on business in, or otherwise registered with, any governmental or other authority of or in the British Virgin Islands in order to claim and enforce in the British Virgin Islands any right in the Stock Purchase Agreement;

3.17
it is not necessary to ensure the legality, validity, enforceability or admissibility in evidence of the Stock Purchase Agreement that any document be filed, recorded or enrolled with any governmental authority or agency or any official body in the British Virgin Islands;

3.18
the parties to the Stock Purchase Agreement (other than the Company) will not be deemed to be resident, domiciled or carrying on business in, or subject to, the laws of the British Virgin Islands by reason only of the execution, delivery, performance or enforcement of the Stock Purchase Agreement; and

3.19
the Company is subject to the jurisdiction of the courts of the British Virgin Islands and is not entitled to claim any immunity from suit or execution of any judgment on the grounds of sovereignty or otherwise.

4	Qualifications

The opinions expressed above are subject to the following qualifications:

4.1
the term "enforceable" as used above means that the obligations assumed by the Company under the Stock Purchase Agreement are of a type which the courts of the British Virgin Islands will enforce. It does not mean that those obligations will necessarily be enforced in all circumstances in accordance with their terms. In particular:

(a)
enforcement may be limited by bankruptcy, insolvency, liquidation, reorganisation, readjustment of debts or moratorium or other laws of general application relating to or affecting the rights of creditors;

(b)
enforcement may be limited by general principles of equity. For example, equitable remedies such as specific performance may not be available, inter alia, where damages are considered to be an adequate remedy;

(c)	some claims may become barred under the statutes of limitation or may be or become subject to defenses of set-off, counterclaim, estoppel and similar defenses;

(d)
where obligations are to be performed in a jurisdiction outside the British Virgin Islands, they may not be enforceable in the British Virgin Islands to the extent that performance would be illegal under the laws of that jurisdiction;

(e)
the courts of the British Virgin Islands have jurisdiction to give judgment in the currency of the relevant obligation and statutory rates of interest payable upon judgments will vary according to the currency of the judgment;

(f)	obligations to make payments that may be regarded as penalties will not be enforceable;

(g)
the courts of the British Virgin Islands may decline to exercise jurisdiction in relation to substantive proceedings brought under or in relation to the Stock Purchase Agreement in matters where they determine that such proceedings may be tried in a more appropriate forum; and

(h)
a company cannot, by agreement or in its articles of association, restrict the exercise of a statutory power. There exists doubt as to enforceability of any provision in the Stock Purchase Agreement whereby the Company covenants not to exercise powers specifically given to its shareholders by the Act;

4.2	to maintain the Company in good standing under the laws of the British Virgin Islands, annual filing fees must be paid to the Registry of Corporate Affairs;

4.3	the obligations of the Company may be subject to restrictions pursuant to United Nations sanctions as implemented under the laws of the British Virgin Islands;

4.4
a certificate, determination, calculation or designation of any party to the Stock Purchase Agreement as to any matter provided therein might be held by a British Virgin Islands court not to be conclusive final and binding if, for example, it could be shown to have an unreasonable or arbitrary basis, or in the event of manifest error;

4.5
we reserve our opinion as to the extent to which the courts of the British Virgin Islands would, in the event of any relevant illegality, sever the offending provisions and enforce the remainder of the transaction of which such provisions form a part, notwithstanding any express provisions in this regard;

4.6	we make no comment with regard to the references to foreign statutes in the Stock Purchase Agreement;

4.7
we note that it is contemplated that certain of the Stock Purchase Agreement will be dated "as of" a certain date. Whilst parties to an agreement may agree as a matter of contract, inter se, that the rights and obligations therein contained should, in so far as the same may be possible, take effect from a date prior to the date of execution and delivery, if as a matter of fact that agreement was executed and delivered after the date "as of" which it is expressed to be executed and delivered, the agreement only comes into effect on the actual date of execution and delivery and, with respect to third parties, the agreement in so far as the rights of third parties may be available thereunder, takes effect only from the actual date of execution and delivery;

4.8
this opinion is given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion. This opinion only relates to the laws of the British Virgin Islands which are in force on the date of this opinion; and

4.9
we express no view as to the commercial terms of the Stock Purchase Agreement or whether such terms represent the intentions of the parties and make no comment with regard to the representations that may be made by the Company.

This opinion is addressed to and is for the benefit solely of the addressee(s) and may not be relied upon by, or disclosed to, any other person without our prior written consent.
Yours faithfully

Maples and Calder

Schedule

[List of Addressees]

Exhibit E

EXHIBIT F

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”), dated as of ______________, 200_ between _____________________, residing at ____________________________ (“Executive”), and _______________. a British Virgin Islands corporation having its principal office at _____________________ (the “Company”).

WHEREAS, the Company believes that Executive provides unique management services for the Company and wishes to retain the continued services of Executive as its _____________________________; and

WHEREAS, the Company and Executive have reached an understanding with respect to the extension of Executive’s employment with the Company for a three (3) year period commencing as of ______________, 200_ and

WHEREAS, the Company and Executive desire to evidence their agreement in writing and to provide for the employment of Executive by the Company on the terms set forth herein.

NOW, THEREFORE, IN CONSIDERATION of the foregoing facts, the mutual covenants and agreements contained herein and other good and valuable consideration, the parties hereby aJgree as follows:

1.Employment, Duties and Acceptance.

1.1 Effective as of ______________, 200_ the Company hereby agrees to the continued employment of Executive as its ___________________, and Executive hereby accepts such continued employment on the terms and conditions contained in the Agreement. During the term of this Agreement, Executive shall make himself available to the Company to pursue the business of the Company subject to the supervision and direction of the Board of Directors of the Company (the “Board” or “Board of Directors”).

1.2 The Board may assign Executive such general management and supervisory responsibilities and executive duties for the Company as are appropriate and commensurate with Executive’s position as __________________ of the Company (“____”) and would otherwise be consistent in stature and prestige with the responsibilities of a ______.

Executive accepts such employment and agrees to devote substantially all of his business time, energies and attention to the performance of his duties; provided, however, that Executive may continue to be actively involved in educational and civic activities to the extent that such activities do not materially detract from the reasonable performance of his duties (such material detraction to be evidenced by a resolution approved by the majority of the Board and a written notice to Executive, in which event Executive shall have one hundred and twenty (120) days to reduce the level of such activities in a reasonable manner). The Company recognizes the value to it of Executive’s continued involvement in these activities and will reimburse Executive for reasonable expenses incurred by him in connection with such activities. Any such expense in excess of $1000 shall be pre-approved. Nothing herein shall be construed as preventing Executive from (i) making and supervising investments on a personal or family basis (including trusts, funds and investment entities in which Executive or members of his family have an interest) and (ii) serving on the Board of Directors of not more than three corporations involved primarily in “for profit” business activities; provided, however, that these activities do not materially interfere with the performance of his duties hereunder or violate the provisions of Section 4.4 hereof and are promptly disclosed to the Board of Directors of the Company.

Exhibit F

2.Compensation and Benefits.

2.1 The Company shall pay to Executive a salary at an annual base rate of not less than $_______ for the first ___-year period during the term hereof . During Executive’s employment, salary will be paid every one calendar month or according to Company policy in effect from time to time.. Executive’s annual base rate will be reviewed one month prior to the commencement of the third year for purposes of determining what the new base salary will be.

2.2 The Company shall also pay to Executive such bonuses as may be determined from time to time by the Compensation Committee of the Board of Directors. The amount of annual bonus payable to Executive may vary at the discretion of the Compensation Committee of the Board of Directors; provided, however, that the total bonus shall not exceed 50% of Executive’s annual base rate under Section 2.1 as of the date the bonus is awarded. In determining the annual bonus to be paid to Executive, the Compensation Committee may, among other factors they believe to be appropriate, consider, and give varying degrees of importance to, Executive’s contribution to the following:

(a) growth in the Company’s per share value;

(b) achievement by the Company of specific identified targets selected by the Committee from time to time;

(c) the attraction and retention of key executive personnel by the Company;

(d) satisfaction of the Company’s capital requirements;

(e) the establishment of strategic direction and significant Company goals; and

(f) such other criteria as the Compensation Committee deems to be relevant.

2.3 Executive shall be entitled to such insurance and other benefits which are applicable in Executive’s work location, including, among others, medical and disability coverage and life insurance as are afforded to other senior executives of the Company, subject to applicable waiting periods and other conditions which may be generally applicable.

2.4 Executive shall be entitled to ____ weeks of vacation in each calendar year and to a reasonable number of other days off for religious and personal reasons.

2.5 Executive shall be entitled, at his option, to maintain a suitable automobile for business use. The Company shall reimburse Executive for the costs of leasing such automobile and for all other costs associated with the use of the vehicle, including insurance costs, repairs and maintenance.

2.6 The Company will pay or reimburse executive according to the Company policy for all transportation, hotel and other expenses incurred by Executive on business trips and for all other ordinary and reasonable out-of-pocket expenses actually incurred by him in the conduct of the business of the Company against itemized vouchers submitted with respect to any such expenses.

Exhibit F

3.Term and Termination.

3.1 The term of this Agreement commences as of ______________, 200_ and shall continue until ______________, 200_ unless sooner terminated as herein provided.

3.2 If Executive dies during the term of this Agreement, this Agreement shall thereupon terminate, except that the Company shall pay to the legal representative of Executive’s estate the base salary due Executive pursuant to Section 2.1 hereof through the first anniversary of Executive’s death (or the scheduled expiration under Section 3.1, if earlier than the first anniversary date) as well as a pro rata allocation of bonus payments under Section 2.2 based on the days of service during the year of death, and all amounts owing to Executive at the time of termination, including for previously accrued but unpaid bonuses, expense reimbursements and accrued but unused vacation pay.

3.3 If Executive shall be rendered incapable by an incapacitating illness or disability (either physical or mental) of complying with the terms, provisions and conditions hereof on his part to be performed for a period in excess of 180 consecutive days during any consecutive twelve (12) month period, then the Company, at its option, may terminate this Agreement by written notice to Executive (the “Disability Notice”) delivered prior to the date Executive resumes the rendering of services hereunder; provided, however, if requested by Executive (or a representative thereof) such termination shall not occur until after examination of Executive by a medical doctor (retained by the Company with the consent of Executive which consent shall not be unreasonably withheld) who certifies in a written report to the Board with a copy of such report delivered simultaneously to Executive that Executive is and shall be incapable of performing his duties for in excess of two (2) additional months because of the continuing existence of such incapacitating illness or disability. Notwithstanding such termination, the Company (a) shall make a payment to Executive of a pro rata allocation of payments under Section 2.2 based on the days of service during the year in which the Disability Notice is delivered and (b) shall pay to Executive the base salary due Executive pursuant to Section 2.1 hereof through the second anniversary of the date of such notice (the “Disability Period”), less any amount Executive receives for such period from any Company-sponsored or Company-paid for source of insurance, disability compensation or governmental program. The Company shall also pay to Executive all amounts owing to Executive at the time of termination, including for previously accrued but unpaid bonuses, expense reimbursements and accrued but unused vacation pay.

3.4 The Company, by notice to Executive, may terminate this Agreement for Cause. As used herein, “Cause” means (a) the refusal in bad faith by Executive to carry out specific written directions of the Board, (b) intentional fraud or dishonest action by Executive in his relations with the Company (“dishonest” for these purposes shall mean Executive’s knowingly making of a material misstatement to the Board for the purpose of obtaining direct personal benefit); or (c) the conviction of Executive of any crime involving an act of significant moral turpitude after appeal or the period for appeal has elapsed without an appeal being filed by Executive. Notwithstanding the foregoing, no Cause for termination shall be deemed to exist with respect to Executive’s acts described in clause (a) or (b) above, unless the Board shall have given written notice to Executive (after five (5) days advance written notice to Executive and a reasonable opportunity to Executive to present his views with respect to the existence of Cause), specifying the Cause with particularity and , within twenty (20) business days after such notice, Executive shall not have disputed the Board’s determination or in reasonably good faith taken action to cure or eliminate prospectively the problem or thing giving rise to such Cause, provided, however, that a repeated breach after notice and cure, of any provision of clause (a) or (b) above, involving the same or substantially similar actions or conduct, shall be grounds for termination for cause upon not less than five (5) days additional notice from the Company. Subject to Section 3.6 hereof, the Company may at any time, terminate the employment of Executive for any reason or no reason.

Exhibit F

3.5 Executive, by notice to the Company, may terminate this Agreement if a Good Reason exists. For purposes of this Agreement, “Good Reason” means the occurrence of any of the following circumstances without Executive’s prior express written consent: (a) a material adverse change in the nature of Executive’s title, duties or responsibilities with the Company that represents a demotion from his title, duties or responsibilities as in effect immediately prior to such change; (b) a material breach of this Agreement by the Company; (c) a failure by the Company to make any payment to Executive when due, unless the payment is being contested by the Company, in good faith; (d) a liquidation, bankruptcy or receivership of the Company; or (e) if Executive is at any time not a member of the Board of Directors of the Company and a member of the Executive Committee thereof (if such a committee exists), unless he voluntarily resigns therefrom; or (f) any person or entity other than the Company and/or any officers or directors of the Company as of the date of this Agreement acquires securities of the Company other than from Executive or his affiliates (in one or more transactions) having 51% or more of the total voting power of all the Company’s securities then outstanding.

Notwithstanding the foregoing, no Good Reason shall be deemed to exist with respect to the Company’s acts described in clauses (a), (b) or (c) above, unless Executive shall have given written notice to the Company specifying the Good Reason with reasonable particularity and, within twenty (20) business days after such notice, the Company shall not have cured or eliminated the problem or thing giving rise to such Good Reason; provided, however, that a repeated breach after notice and cure of any provision of clauses (a), (b) or (c) above involving the same or substantially similar actions or conduct, shall be grounds for termination for Good Reason without any additional notice from Executive.
3.6 In the event that Executive terminates this Agreement for Good Reason, pursuant to the provisions of paragraph 3.5, or the Company terminates this Agreement without Cause, as defined in paragraph 3.4, the Company shall continue to pay to Executive (or in the case of his death, the legal representative of Executive’s estate or such other person or persons as Executive shall have designated by written notice to the Company), all payments, compensation and benefits required under paragraph 2 hereof through the earlier of (y) two (2) years from the date of termination or (z) through the term of this Agreement; provided, however, that Executive’s insurance coverage shall terminate upon Executive becoming covered under a similar program by reason of employment elsewhere. If Executive’s employment is terminated for Good Reason or without Cause, Executive shall have no duty to mitigate awards paid or payable to him pursuant to this subsection, and any compensation paid or payable to Executive from sources other than the Company will not offset or terminate the Company’s obligation to pay to Executive the full amounts pursuant to this subsection 3.6.

4.Protection of Confidential Information; Non-Competition.

4.1 Executive acknowledges that:

(a) As a result of his current employment with the Company, Executive will obtain secret and confidential information concerning the business of the Company and its subsidiaries and affiliates (referred to collectively in this Article 4 as the “Company”), including, without limitation, financial information, designs and other proprietary rights, trade secrets and know-how, customers and sources (“Confidential Information”).

Exhibit F

(b) The Company will suffer substantial damage which will be difficult to compute if, during the period of his employment with the Company or thereafter, Executive should enter a business competitive with the Company or divulge Confidential Information.

(c) The provisions of this Agreement are reasonable and necessary for the protection of the business of the Company.

4.2 Executive agrees that he will not at any time, either during the term of this Agreement or thereafter, in oral or written form, divulge to any person or entity any Confidential Information obtained or learned by him as a result of his employment with the Company, except (i) in the course of performing his duties hereunder to someone who is has also signed a non-disclosure or similar agreement , (ii) to the extent that any such information is in the public domain other than as a result of Executive’s breach of any of his obligations hereunder, (iii) where required to be disclosed by court order, subpoena or other government process. If Executive shall be required to make disclosure pursuant to the provisions of clause (iii) of the preceding sentence, Executive promptly, but in no event more than 72 hours after learning of such subpoena, court order, or other government process, shall notify, by personal delivery or by electronic means, confirmed by mail, the Company and, at the Company’s expense, Executive shall: (a) take reasonably necessary and lawful steps required by the Company to defend against the enforcement of such subpoena, court order or other government process, and (b) permit the Company to intervene and participate with counsel of its choice in any proceeding relating to the enforcement thereof.

4.3 Upon termination of his employment with the Company, Executive will promptly deliver to the Company all memoranda, notes, records, reports, manuals, drawings, blue-prints and other documents (and all copies thereof) relating to the business of the Company and all property associated therewith, which he may then possess or have under his control.

4.4 During the period commencing ______________, 200_ and terminating three (3) years after termination of employment, Executive, without the prior written permission of the Company, shall not, anywhere in the People’s Republic of China, (i) enter into the employ of or render any services to any person, firm or corporation engaged in any business which is directly or indirectly in competition with the Company’s business at the time of termination (“Competitive Business”); (ii) engage in any Competitive Business as an individual, partner, shareholder, creditor, director, officer, principal, agent, employee, trustee consultant, advisor or in any other relationship or capacity; (iii) solicit for employment or employ, or have or cause any other person or entity to solicit for employment or employ, any person who was employed by the Company within three (3) months prior to the time of termination of Executive’s employment by the Company (other than Executive’s personal secretary and assistant); or (iv) solicit, interfere with, or endeavor to entice away from the Company, for the benefit of a Competitive Business, any of its customers. Notwithstanding the foregoing, Executive shall not be precluded from investing and managing the investment of, his or his family’s assets in the securities of any corporation or other business entity which is engaged in a Competitive Business if such securities are traded on a national stock exchange or in the over-the-counter market and if such investment does not result in his beneficially owning, at any time, more than 5% of any class of the publicly-traded equity securities of such Competitive Business; provided, however, that for a period commencing ______________, 200_ and terminating three years after termination of Executive’s employment (except for investments in a class of securities trading on public markets), Executive shall refer to the Company for consideration (before any other party) any and all opportunities to acquire or purchase, or otherwise make equity or debt investments in, companies primarily involved in a Competitive Business if such opportunities becomes known to Executive while he is the _______________ of the Company. If the Company determines not to exploit any opportunity referred to in the foregoing sentence, the Company shall determine what, if anything, should be done with such opportunity. Executive shall not be entitled to any compensation, as a finder or otherwise, if either the Company or Executive introduces such opportunity to other persons, it being understood that all such compensation shall be paid to the Company. Notwithstanding the foregoing, in the event the Company terminates this Agreement without cause or if Executive terminates this Agreement for Good Reason under Section 3.5 hereof, Executive’s obligations under this Section 4.4 shall terminate one month following termination.

Exhibit F

4.5 If Executive commits a breach of any of the provisions of Sections 4.2 or 4.4, the Company shall have the right:

(a) to have the provisions of this Agreement specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed by Executive that the services being rendered hereunder to the Company are of a special, unique and extraordinary character and that any breach or threatened breach will cause irreparable injury to the Company and that money damages will not provide an adequate remedy to the Company; and

(b) to require Executive to account for and pay over to the Company all monetary damages determined by a non-appealable decision by a court of law to have been suffered by the Company as the result of any actions constituting a breach of any of the provisions of Section 4.2 or 4.4, and Executive hereby agrees to account for and pay over such damages to the Company (up to the maximum of all payments made under the Agreement).

4.6 If Executive shall violate any covenant contained in Section 4.4, the duration of such covenant so violated shall be automatically extended for a period of time equal to the period of such violation.

4.7 If any provision of Sections 4.2 or 4.4 is held to be unenforceable because of the scope, duration or area of its applicability, the tribunal making such determination shall not have the power to modify such scope, duration, or area, or all of them and such provision or provisions shall be void ab initio.

5. Miscellaneous Provisions.

5.1 All notices provided for in this Agreement shall be in writing, and shall be deemed to have been duly given when delivered personally to the party to receive the same, when transmitted by electronic means, or when mailed first class postage prepared, by certified mail, return receipt requested, addressed to the party to receive the same at his or its address set forth below, or such other address as the party to receive the same shall have specified by written notice given in the manner provided for in this Section 5.1. All notices shall be deemed to have been given as of the date of personal delivery, transmittal or mailing thereof.

If to Executive: _______________
______________________
______________________
______________________

If to the Company: _________________
______________________

Exhibit F

______________________
______________________
5.2 In the event of any claims, litigation or other proceedings arising under this Agreement (including, among others, arbitration under Section 3.4), Executive shall be reimbursed by the Company within thirty (30) days after delivery to the Company of statements for the costs incurred by Executive in connection with the analysis, defense and prosecution thereof, including reasonable attorneys’ fees and expenses; provided, however, that Executive shall reimburse the Company for all such costs if it is determined by a non-appealable final decision of a court of law that Executive shall have acted in bad faith with the intent to cause material damage to the Company in connection with any such claim, litigation or proceeding.

5.3 The Company, shall to the fullest extent permitted by law, indemnify Executive for any liability, damages, losses, costs and expenses arising out of alleged or actual claims (collectively, “Claims”) made against Executive for any actions or omissions as an officer and/or director of the Company or its subsidiary. To the extent that the Company obtains director and officers insurance coverage for any period in which Executive was an officer, director or consultant to the Company, Executive shall be a named insured and shall be entitled to coverage thereunder.

5.4 The provision of Article 4, Sections 5.2 and 5.3 and any provisions relating to payments owed to Executive after termination of employment shall survive termination of this Agreement for any reason.

5.5 This Agreement and the Stock Option Agreements executed simultaneously herewith set forth the entire agreement of the parties relating to the employment of Executive and are intended to supersede all prior negotiations, understandings and agreements. No provisions of this Agreement or the Stock Option Agreements may be waived or changed except by a writing by the party against whom such waiver or change is sought to be enforced. The failure of any party to require performance of any provision hereof or thereof shall in no manner affect the right at a later time to enforce such provision.

5.6 This Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company. This Agreement shall not be assignable by Executive, but shall inure to the benefit of and be binding upon Executive’s heirs and legal representatives.

a) In the event of any controversy or claim arising out or relating to this Agreement, including those concerning its validity, interpretation, execution and rescission (the “Dispute”), the Parties shall first attempt to settle it amicably by negotiation between the Parties. If the negotiation is not successful, all disputes shall be submitted to arbitration as set forth below.
b) ) The language to be used in the arbitration proceedings shall be English. The Dispute shall be finally and exclusively settled by a single Arbitrator appointed under the auspices of the Hong Kong International Arbitration Center (“HKIAC”) in accordance with its arbitration rules. All proceedings before the arbitrator shall be held in Hong Kong.

5.7 Should any provision of this Agreement become legally unenforceable, no other provision of this Agreement shall be affected, and this Agreement shall continue as if the Agreement had been executed absent the unenforceable provision.

Exhibit F

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

“COMPANY”	“EXECUTIVE”

[COMPANY NAME]	[EXECUTIVE NAME]

By:	By:
Title

Exhibit F

Annex B

TERRITORY OF THE BRITISH VIRGIN ISLANDS

THE BVI BUSINESS COMPANIES ACT, 2004
(the "ACT")

(adopted by a resolution of the members dated April 23, 2008)

NAME

1. (a) The name of the Company is Green China Resources, Inc (中国绿源有限公司).

   (b) The English name shall prevail in the event of any inconsistency.

STATUS

2. The Company is a company limited by shares.

REGISTERED OFFICE

3. The first Registered Office of the Company will be located at the offices of SHRM Trustees (BVI) Limited of Trinity Chambers, P.O. Box 4301, Road Town, Tortola, British Virgin Islands. The Registered Office may be changed by resolution of the directors or the members.

REGISTERED AGENT

4. The first Registered Agent of the Company will be SHRM Trustees (BVI) Limited of Trinity Chambers, P.O. Box 4301, Road Town, Tortola, British Virgin Islands. The Registered Agent may be changed by resolution of the directors or the members.

GENERAL OBJECTS AND POWERS

5. (1) The object of the Company is to engage in any act or activity that is not prohibited under any law for the time being in force in the British Virgin Islands.

   (2) The Company may not:

      (a) carry on the business as a mutual fund, mutual fund manager or mutual fund administrator unless it is licensed under the Mutual Funds Act, 1996;

      (b) own an interest in real property situated in the British Virgin Islands, other than a lease referred to in paragraph (e) of sub clause (3);

(c) carry on banking or trust business unless it is licensed to do so under the Banks and Trust Companies Act, 1990;

(d) carry on business as an insurance or reinsurance company, insurance agent or insurance broker, unless it is licensed under an enactment authorizing it to carry on that business;

(e) carry on the business of company management, unless it is licensed under the Company Management Act, 1990;

(f) carry on the business of providing the registered office or the registered agent for companies incorporated in the British Virgin Islands.

(3) The Company shall have all such powers as are permitted by law for the time being in force in the British Virgin Islands, irrespective of corporate benefit, to perform all acts and engage in all activities necessary or conducive to the conduct, promotion or attainment of the object of the Company.

CURRENCY

AUTHORIZED SHARES

CLASS, NUMBER AND PAR VALUE, ETC. OF SHARES

8. The Company is authorized to issue 150,000,000 shares of no par value

(a) All the shares shall (i) have one vote each; (ii) be subject to redemption, purchase or acquisition by the Company in accordance with the Act and the Articles of Association, (iii) have the right to an equal share in any distribution paid by the Company in accordance with the Act; and (iv) have the right to an equal share in the distribution of the surplus assets of the Company.

(b) The Company, through action of the board of directors, shall be authorized to create out of the authorized shares one or more classes of preferred stock, which may be divided into series, with such rights, powers, preferences and other designations as they determine in accordance with the Act and the constituent documents of the Company.

RIGHTS NOT VARIED BY THE ISSUE OF SHARES PARI PASSU

9. The rights conferred upon the holders of the shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation or issue of further shares ranking *pari passu* therewith.

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REGISTERED SHARES

10. Shares in the Company may only be issued as registered shares as provided in the Articles of Association. The Company is not authorized to issue bearer shares. Registered shares may not be exchanged for bearer shares or converted to bearer shares.

AMENDMENT OF MEMORANDUM AND ARTICLES OF ASSOCIATION

11. The Company may only amend its Memorandum of Association and Articles of Association by a resolution of members or by a resolution of directors.

DEFINITIONS

12. The meanings of words in this Memorandum of Association are as defined in the Articles of Association.

We, SHRM Trustees (BVI) Limited of Trinity Chambers, Road Town, Tortola, British Virgin Islands in our capacity as registered agent for the Company hereby apply to the Registrar for the incorporation of the Company this 20th day of March, 2008.

Incorporator

Aliza Tyson / Margaret Pringle
Authorised Signatories
SHRM Trustees (BVI) Limited

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Annex C

TERRITORY OF THE BRITISH VIRGIN ISLANDS

THE BVI BUSINESS COMPANIES ACT, 2004

AMENDED AND RESTATED ARTICLES OF ASSOCIATION

OF

Green China Resources, Inc
中国绿源有限公司

(Adopted by a resolution of the members dated April 23, 2008)

INTERPRETATION

1. In these Articles, if not inconsistent with the subject or context, the words and expressions standing in the first column of the following table shall bear the meanings set opposite them respectively in the second column thereof.

Words	Meaning
Person	An individual, a corporation, a trust, the estate of a deceased individual, a partnership or an unincorporated association of persons.
resolution of directors	(a) a resolution approved at a duly convened directors and constituted meeting of directors of the Company or of a committee of directors of the Company by the affirmative vote of a simple majority of the directors present at the meeting who voted and did not abstain; or (b) a resolution consented to in writing by a simple majority of the directors or of a simple majority of the members of the committee of directors, as the case may be. (c) The foregoing resolutions or consents may include the actions of director alternates.

Words	Meaning
resolution of members	A resolution approved at a duly convened and constituted meeting of the members of the Company by the affirmative vote of (a) a simple majority of the votes of the shares entitled to vote thereon which were present at the meeting and were voted and not abstained, or (b) a simple majority of the votes of each class or series of shares which were present at the meeting and entitled to vote thereon as a class or series and were voted and not abstained and of a simple majority of the votes of the remaining shares entitled to vote thereon which were present at the meeting and were voted and not abstain.
Securities	Shares and debt obligations of every kind, and options, warrants and rights to acquire shares, or debt obligations.
the Act	The BVI Business Companies Act, 2004 including any modification, extension, re-enactment or renewal thereof and any regulations made thereunder.
the Memorandum	The Memorandum of Association of the Company as originally framed or as from time to time amended.
the Seal	Any common seal which has been duly adopted as the seal of the Company.
these Articles	These Articles of Association as originally framed or as from time to time amended.

2. "Written" or any term of like import includes words typewritten, printed, painted, engraved, lithographed, photographed or represented or reproduced by any mode of reproducing words in a visible form, including telex, facsimile, telegram, cable or other form of writing produced by electronic communication.

3. Save as aforesaid any words or expressions defined in the Act shall bear the same meaning in these Articles.

4. Whenever the singular or plural number, or the masculine, feminine or neuter gender is used in these Articles, it shall equally, where the context admits, include the others.

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5. A reference in these Articles to voting in relation to shares shall be construed as a reference to voting by members holding the shares except that it is the votes allocated to the shares that shall be counted and not the number of members who actually voted and a reference to shares being present at a meeting shall be given a corresponding construction.

6. A reference to money in these Articles is, unless otherwise stated, a reference to the currency in which shares in the Company shall be issued according to the provisions of the Memorandum, currently United States dollars.

REGISTERED SHARES

7. Every member holding registered shares in the Company shall be entitled to a certificate signed by a director or officer of the Company or under the Seal of the Company. The certificate shall specify the share or shares held by the member and shall

   (a) be signed by any directors of the Company and the signature of the director may be facsimile; or

   (b) be under the Seal of the company, with or without the signature of any director or officer of the company and the signature of the director(s) or officer(s) and/or the Seal may be facsimiles.

8. If several persons are registered as joint holders of any shares, any one of such persons may give an effectual receipt for any dividend payable in respect of such shares.

SHARES AND VARIATION OF RIGHTS

9. Subject to the provisions of these Articles and any resolution of members, the unissued shares of the Company shall be at the disposal of the directors who may, without limiting or affecting any rights previously conferred on the holders of any existing shares or class or series of shares, offer, allot, grant options over or otherwise dispose of shares to such persons, at such times and upon such terms and conditions as the Company may by resolution of directors determine.

10. Without prejudice to any special rights previously conferred on the holders of any existing shares or class of shares, any share in the Company may be issued with such preferred, deferred or other special rights or such restrictions, whether in regard to dividend, voting or otherwise as the directors may from time to time determine.

11. If at any time the Company is authorised to issue shares of more than one class (or more than one series within a class) the rights attached to any class (unless otherwise provided by the terms of issue of the shares of that class of that class or series) may, whether or not the Company is being wound up, be varied with the consent in writing of the holders of not less than three-fourths of the issued shares of that class or series and the holders of not less than three-fourths of the issued shares of any other class or series of shares which may be affected by such variation.

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12. The rights conferred upon the holders of the shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation or issue of further shares ranking pari passu therewith.

13. Shares in the Company may be issued for consideration in any form, including money, services rendered or a contract for future services, personal property, real property, a promissory note or other written obligation to contribute money or property or any combination of the foregoing as shall be determined by a resolution of directors.

14. Shares in the Company may be issued for such amount of consideration as the directors may from time to time by resolution of directors determine, except that in the case of shares with par value, the amount shall not be less than the par value, and in the absence of fraud the decision of the directors as to the value of the consideration received by the Company in respect of the issue is conclusive unless a question of law is involved.

15. A share issued by the Company upon conversion of, or in exchange for, another share or a debt obligation or other security in the Company, shall be treated for all purposes as having been issued for money equal to the consideration received or deemed to have been received by the Company in respect of the other share, debt obligation or security.

16. Treasury shares may be disposed of by the Company on such terms and conditions (not otherwise inconsistent with these Articles) as the Company may by resolution of directors determine.

17. The Company may issue fractions of a share and a fractional share shall have the same corresponding fractional liabilities, limitations, preferences, privileges, qualifications, restrictions, rights and other attributes of a whole share of the same class or series of shares.

18. Subject to the provisions of the Act in this regard, shares may be issued on the terms that they are redeemable, or at the option of the Company be liable to be redeemed on such terms and in such manner as the directors before or at the time of the issue of such shares may determine.

19. The Company may redeem any share issued by the Company at a premium.

20. Subject to the provisions of the Act in this regard, the Company may purchase, redeem or otherwise acquire any of the Company's own shares for such consideration as they consider fit. Shares may be purchased, redeemed or otherwise acquired in exchange for newly issued shares in the Company.

21. Subject to provisions to the contrary in

(a) the Memorandum or these Articles;

(b) the designations, powers, preferences, rights, qualifications, limitations and restrictions with which the shares were issued; or

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(c) the subscription agreement for the issue of the shares,

the Company may not purchase, redeem or otherwise acquire its own shares without the consent of members whose shares are to be purchased, redeemed or otherwise acquired.

22. Where a purchase, redemption or other acquisition by the Company of its own shares is or is deemed to be a distribution to a member pursuant to the Act, such purchase, redemption or acquisition shall not be made unless the directors determine, and state in the resolution of directors authorising the repurchase, redemption or acquisition, that immediately after the distribution (i) the value of the Company's assets will exceed its liabilities and (ii) the Company will be able to pay its debts as they fall due.

23. A purchase, redemption or other acquisition by the Company of its own shares is deemed not to be a distribution, and the determination by the directors under the preceding Article is not required, where shares are purchased, redeemed or otherwise acquired

(a) where the share is redeemable, and has been redeemed, at the option of the member or where the share is redeemable on a specified date and in either case the provisions of Section 62 of the Act have been complied with;

(b) pursuant to a right of a member to have his shares redeemed or to have his shares exchanged for money or other property of the Company;

(c) by virtue of the provisions of Section 179 of the Act.

24. Shares that the Company purchases, redeems or otherwise acquires pursuant to these Articles may be cancelled or held as treasury shares except to the extent that such shares when aggregated with shares of the same class already held by the Company as treasury shares, are in excess of 50 percent of the shares of that class previously issued by the Company excluding shares that have been cancelled in which case they shall be cancelled but they shall be available for reissue.

25. Where shares in the Company are held by the Company as treasury shares or are held by another company of which the Company holds, directly or indirectly, shares having more than 50 percent of the votes in the election of directors of the other company, such shares of the Company are not entitled to vote or to have dividends paid thereon and shall not be treated as outstanding for any purpose.

26. Subject to the designations, powers, preferences, rights, qualifications, limitations and restrictions with which the shares were issued, shares do not have pre-emptive rights.

MORTGAGES AND CHARGES OF REGISTERED SHARES

27. Members may pledge, hypothecate, mortgage or charge their registered shares in the Company and upon satisfactory evidence thereof the Company shall give effect to the terms of any valid pledge, hypothecation, mortgage or charge except insofar as it may conflict with any requirements herein contained for consent to the transfer of shares.

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28. In the case of the pledge, hypothecation, mortgage or charge of registered shares there may be entered in the register of members of the Company at the request of the registered holder of such shares

(a) a statement that the shares are pledged, hypothecated, mortgaged or charged;

(b) the name of the pledgee, mortgagee or chargee; and

(c) the date on which the aforesaid particulars are entered in the register of members.

29. Where particulars of a pledge, hypothecation, mortgage or charge are registered, such particulars shall be cancelled

(a) with the consent of the named pledgee, mortgagee or chargee or anyone authorized to act on his behalf; or

(b) upon evidence satisfactory to the directors of the discharge of the liability secured by the pledge, hypothecation, mortgage or charge and the issue of such indemnities as the directors shall consider necessary or desirable.

30. Whilst particulars of a pledge, hypothecation, mortgage or charge are registered, no transfer of any share comprised therein shall be effected without the written consent of the named mortgagee or chargee or anyone authorized to act on his behalf.

FORFEITURE

31. When shares are not fully paid for on issue the following provisions shall apply.

32. Written notice specifying a date for payment to be made and the shares in respect of which payment is to be made shall be served on the member who defaults in making payment in respect of the shares.

33. The written notice specifying a date for payment shall

(a) name a further date not earlier than the expiration of 14 days from the date of service of the notice on or before which payment required by the notice is to be made; and

(b) contain a statement that in the event of non-payment at or before the time named in the notice the shares, or any of them, in respect of which payment is not made will be liable to be forfeited.

34. Where a written notice has been issued and the requirements have not been complied with within the prescribed time, the directors may at any time before tender of payment forfeit and cancel the shares to which the notice relates.

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35. The Company is under no obligation to refund any moneys to the member whose shares have been forfeited and cancelled pursuant to these provisions. Upon forfeiture and cancellation of the shares the member is discharged from any further obligation to the Company with respect to the shares forfeited and cancelled.

LIENS

36. The Company shall have a first and paramount lien on every share which is not fully paid for, and the Company shall also have a first and paramount lien on every share standing registered in the name of a member, whether singly or jointly with any other person or persons, for all the debts and liabilities of such member or his estate to the Company, whether the same shall have been incurred before or after notice to the Company of any interest of any person other than such member, and whether the time for the payment or discharge of the same shall have actually arrived or not, and notwithstanding that the same are joint debts or liabilities of such member or his estate and any other person, whether a member of the Company or not. The Company's lien on a share shall extend to all dividends payable thereon. The directors may at any time either generally, or in any particular case, waive any lien that has arisen or declare any share to be wholly or in part exempt from the provisions of this Article.

37. The Company may sell, in such manner as the directors may by resolution of directors determine, any share on which the Company has a lien, but no sale shall be made unless some sum in respect of which the lien exists is presently payable nor until the expiration of twenty-one days after a notice in writing, stating and demanding payment of the sum presently payable and giving notice of the intention to sell in default of such payment, has been served on the holder for the time being of the share.

38. The net proceeds of the sale by the Company of any shares on which it has a lien shall be applied in or towards payment of discharge of the amount payable on the shares in respect of which the lien exists so far as the same is presently payable and any residue shall (subject to a like lien for debts or liabilities not presently payable as existed upon the share prior to the sale) be paid to the holder of the share immediately before such sale. For giving effect to any such sale the directors may authorize some person to transfer the share sold to the purchaser thereof. The purchaser shall be registered as the holder of the share and he shall not be bound to see to the application of the purchase money, nor shall his title to the share be affected by any irregularity or invalidity in the proceedings in reference to t he sale.

TRANSFER OF SHARES

39. Subject to any limitations in the Memorandum, registered shares in the Company may be transferred by a written instrument of transfer signed by the transferor and containing the name and address of the transferee. In order to comply with the listing requirements of an exchange in the United States, the shares in the Company may be registered through the transfer agent of the Company or through the broker-dealer selected by a share holder as a book-entry position on the books and records of the Company and may be electronically transferred between the transfer agent of the Company and the broker-

7

dealer chosen by the shareholder, through a facility currently administered by The Depository Trust Company.

40. The transfer of a registered share is effective when the name of the transferee is entered in the register of members. The Company shall not be required to treat a transferee of a registered share in the Company as a member until the transferee's name has been entered in the share register.

TRANSMISSION OF SHARES

41. Subject to sections 52(2) and 53 of the Act, the executor or administrator of a deceased member, the guardian of an incompetent member or the trustee of a bankrupt member shall be the only person recognized by the Company as having any title to his share but they shall not be entitled to exercise any rights as a member of the Company until they have proceeded as set forth in the next following three Articles.

42. The production to the Company of any document which is evidence of probate of the will, or letters of administration of the estate, or confirmation as executor, of a deceased member or of the appointment of a guardian of an incompetent member or the trustee of a bankrupt member shall be accepted by the Company even if the deceased, incompetent or bankrupt member is domiciled outside the British Virgin Islands if the document evidencing the grant of probate or letters of administration, confirmation as executor, appointment as guardian or trustee in bankruptcy is issued by a foreign court which had competent jurisdiction in the matter. For the purpose of establishing whether or not a foreign court had competent jurisdiction in such a matter the directors may obtain appropriate legal advice. The directors may also require an indemnity to be given by the executor, administrator, guardian or trustee in bankruptcy.

43. Any person becoming entitled by operation of law or otherwise to a share or shares in consequence of the death, incompetence or bankruptcy of any member may be registered as a member upon such evidence being produced as may reasonably be required by the directors. An application by any such person to be registered as a member shall for all purposes be deemed to be a transfer of shares of the deceased, incompetent or bankrupt member and the directors shall treat it as such.

44. Any person who has become entitled to a share or shares in consequence of the death, incompetence or bankruptcy of any member may, instead of being registered himself, request in writing that some person to be named by him be registered as the transferee of such share or shares and such request shall likewise be treated as if it were a transfer.

45. What amounts to incompetence on the part of a person is a matter to be determined by the court having regard to all the relevant evidence and the circumstances of the case.

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MEETINGS AND CONSENTS OF MEMBERS

46. Any action required or permitted to be taken by the members must be effected at a duly called meeting (as described in these Articles) of the members entitled to vote on such action and may not be effected by written resolution.

47. Meetings of members shall be held at such places as may be fixed from time to time by the directors.

48. An annual meeting of members for election of directors and for such other business as may come before the meeting shall be held each year at such date and time as may be determined by the directors.

49. Special meetings of members (being all meetings of members which are not annual meetings) may be called only by the directors pursuant to a resolution of directors to that effect or upon the written request of members holding at least 30 percent of the voting rights in respect of the matter for which the meeting is requested.

50. Written notice of all meetings of members, stating the time, place and purposes thereof, shall be given not fewer than seven days before the date of the proposed meeting to those persons whose names appear as members in the share register of the Company on the date of the notice and are entitled to vote at the meeting.

51. The directors may fix the date notice is given of a meeting of members as the record date for determining those shares that are entitled to vote at the meeting.

52. A meeting of members may be called on short notice if members holding not less than a 90 percent majority of the total voting rights on all matters to be considered at the meeting have waived notice of the meeting and for this purpose presence at the meeting shall be deemed to constitute waiver.

53. The inadvertent failure of the directors to give notice of a meeting to a member, or the fact that a member has not received notice, does not invalidate the meeting.

54. A member may be represented at a meeting of members by a proxy who may speak and vote on behalf of the member.

55. The instrument appointing a proxy shall be produced at the place appointed for the meeting before the time for holding the meeting at which the person named in such instrument proposes to vote.

56. An instrument appointing a proxy shall be in substantially the following form or such other form as the Chairman of the meeting shall accept as properly evidencing the wishes of the member appointing the proxy:

(Name of Company)

I/We ____

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being a member of the above Company with.______________________________ shares
HEREBY APPOINT____
of____
or failing him. ____
of____to be
my/our proxy to vote for me/us at the meeting of members to be held on the.___________ day
of.____ and at any adjournment thereof.

[Any restrictions on voting to be inserted here]

Signed this.________________ day of.______________________________

____
Member

57. The following shall apply in respect of joint ownership of shares:

(a) if two or more persons hold shares jointly each of them may be present in person or by proxy at a meeting of members and may speak as a member;

(b) if only one of the joint owners is present in person or by proxy he may vote on behalf of all joint owners, and

(c) if two or more of the joint owners are present in person or by proxy they must vote as one.

58. A member shall be deemed to be present at a meeting of members if he participates by telephone or other electronic means and all members participating in the meeting are able to hear each other.

59. A meeting of members is duly constituted if, at the commencement of the meeting, there are present in person or by proxy members entitled to exercise not less than 50 percent of the votes of the shares or class or series of shares entitled to vote on resolutions of members to be considered at the meeting. If a quorum be present, notwithstanding the fact that such quorum may be represented by only one person then such person may resolve any matter and a certificate signed by such person accompanied where such person be a proxy by a copy of the proxy form shall constitute a valid resolution of members.

60. If within two hours from the time appointed for the meeting a quorum is not present, the meeting, if convened upon the requisition of members, shall be dissolved; in any other case it shall stand adjourned to the next business day at the same time and place or to such other time and place as the directors may determine, and if at the adjourned meeting there are present within one hour from the time appointed for the meeting in person or by proxy not less than one third of the votes of the shares or each class or series of shares

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entitled to vote on the resolutions to be considered by the meeting, those present shall constitute a quorum but otherwise the meeting shall be dissolved.

61. At any meeting of members, only such business shall be conducted as shall have been brought before such meeting:

(b) by any member who is a holder of record at the time of the giving of the notice provided for in Article 50 who is entitled to vote at the meeting and who complies with the procedures set out in Article 50.

62. For business to be properly brought to the annual meeting of members by a member, the member must have given timely written notice thereof, either by personal delivery or by prepaid registered post to the Secretary of the Company (the "Secretary") at the principal executive offices of the Company. To be timely, a member's notice must be delivered not less than 60 days nor more than 90 days prior to the anniversary date of the prior year's annual meeting; provided, however, that in the event that the date of the annual meeting changed by more than 30 days from such anniversary date, in order to be timely, notice by the member must be so received not later than the close of business on the tenth day following the day on which public disclosure is first made of the date of the annual meeting. For the purposes of this Article 62, any adjournment(s) or postponement(s) of the original meeting whereby the meeting will reconvene within 30 days from original date shall be deemed, for purposes of notice, to be a continuation of the original meeting and no business may be brought before any reconvened meeting unless such timely notice of such business was given to the Secretary for the meeting as originally scheduled. A member's notice to the Secretary shall set out as to each matter that the member wishes to be brought before the meeting of members:

(i) a brief description of the business desired to be brought before the meeting;

(ii) the name and address of record of the member proposing such business;

(iii) the class and number of shares of the Company which are beneficially owned by such member;

(iv) any material interest of such member in such business; and

(v) if the member intends to solicit proxies in support of such member's proposal, a representation to that effect

(b) Notwithstanding the aforegoing, nothing in this Article 62 shall be interpreted or construed to require the inclusion of information about any such proposal in any proxy statement distributed by, at the direction of, or on behalf of, the directors. The chairman of a meeting of members shall, if the facts so warrant, determine and declare to the meeting that business was not properly brought before the meeting in

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accordance with the provisions of this Article 62 and, if he should so determine, he shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted. However, the notice requirements set out in this Article 62 shall be deemed satisfied by a member if the member has notified the Company of his intention to present a proposal at a meeting of members and such member's proposal has been included in a proxy statement that has been distributed by, at the direction of, or on behalf of, the directors to solicit proxies for such meeting; provided that, if such member does not appear or send a qualified representative, as determined by the chairman of the meeting, to present such proposal at such meeting, the Company need not present such proposal for a vote at such meeting notwithstanding that proxies in respect of such vote may have been received by the Company.

63. At every meeting of members, the Chairman of the Board of Directors shall preside as chairman of the meeting. If there is no Chairman of the Board of Directors or if the Chairman of the Board of Directors is not present at the meeting, the chief executive officer shall be the chairman. In the absence of the chief executive officer, such person as shall be selected by the Board of Directors shall act as chairman of the meeting.

64. The chairman may, with the consent of the meeting, adjourn any meeting from time to time, and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place.

65. At any meeting of the members the chairman shall be responsible for deciding in such manner as he shall consider appropriate whether any resolution has been carried or not and the result of his decision shall be announced to the meeting and recorded in the minutes thereof. If the chairman shall have any doubt as to the outcome of any resolution put to the vote, he shall cause a poll to be taken of all votes cast upon such resolution, but if the chairman shall fail to take a poll then any member present in person or by proxy who disputes the announcement by the chairman of the result of any vote may immediately following such announcement demand that a poll be taken and the chairman shall thereupon cause a poll to be taken. If a poll is taken at any meeting, the result thereof shall be duly recorded in the minutes of that meeting by the chairman.

66. Any person other than an individual shall be regarded as one member and subject to the specific provisions hereinafter contained for the appointment of representatives of such persons the right of any individual to speak for or represent such member shall be determined by the law of the jurisdiction where, and by the documents by which, the person is constituted or derives its existence. In case of doubt, the directors may in good faith seek legal advice from any qualified person and unless and until a court of competent jurisdiction shall otherwise rule, the directors may rely and act upon such advice without incurring any liability to any member.

67. Any person other than an individual which is a member of the Company may by resolution of its directors or other governing body authorize such person as it thinks fit to act as its representative at any meeting of the Company or of any class of members of the Company, and the person so authorized shall be entitled to exercise the same powers on

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behalf of the person which he represents as that person could exercise if it were an individual member of the Company.

68. The chairman of any meeting at which a vote is cast by proxy or on behalf of any person other than an individual may call for a notarially certified copy of such proxy or authority which shall be produced within 7 days of being so requested or the votes cast by such proxy or on behalf of such person shall be disregarded.

69. Directors of the Company may attend and speak with members of the Company and at any separate meeting of the holders of any class or series of shares in the Company.

70. No business of the Company shall be conducted at a meeting of members except in accordance with the provisions of these Articles 46 to 69.

DIRECTORS

71. The initial number of directors shall be one until such time as the Company merger with its parent corporation when the number of directors shall be increased to ______. Subject to the requirements of the Memorandum, the directors may by a resolution of directors, amend this Article 71 to change the number of directors.

72. Subject to Article 71 to change the number of directors, the continuing directors may act, notwithstanding any casual vacancy in their body, so long as there remain in office not less than the prescribed minimum number of directors duly qualified to act, but if the number falls below the prescribed minimum, the remaining directors shall not act except for the purpose of filling such vacancy.

73. The shareholding qualification for directors may be fixed, and from time to time varied, by a resolution of members and unless and until so fixed no qualification shall be required. A director must be an individual.

74. The directors may, by a resolution of directors, fix the emoluments of directors with respect to services to be rendered in any capacity to the Company.

APPOINTMENT AND RETIREMENT OF DIRECTORS

75. The first directors of the Company shall be appointed by the first registered agent of the Company, and thereafter, directors shall hold office until the next annual meeting of shareholders or until such director's earlier resignation, removal from office, death or incapacity.

76. Any vacancy on the Board of Directors resulting from death, resignation, removal or other cause and any newly created directorship resulting from any increase in the authorized number of directors between meetings of members shall be filled only by the affirmative vote of a majority of all the directors then in office (even if less than a quorum).

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77. (a) Nominations of persons for election to the Board of Directors shall be made only at a meeting of members and only

(i) by or at the direction of the directors; or

(ii) by a member entitled to vote for the election of directors who complies with the notice procedures set out below.

(b) Such nominations, other than those made by or at the direction of the directors, shall be made pursuant to timely notice in writing to the Secretary. To be timely, a members' notice shall be delivered to or mailed and received at the principal executive offices of the Company not less than 60 days nor more than 90 days prior to the anniversary date of the prior year's annual meeting; provided, however, that in the event that the date of the annual meeting changed by more than 30 days from such anniversary date, notice by the member to be timely must be so received not later than the close of business on the tenth day following the day on which public disclosure is first made of the date of the annual meeting. For the purposes of this Regulation, any adjournment or postponement of the original meeting whereby the meeting will reconvene within 30 days from the original date shall be deemed for the purposes of this notice to be a continuation of the original meeting and no nominations by a member of persons to be elected directors of the Company may be made at any such reconvened meeting unless pursuant to a notice which was timely for the meeting on the date originally scheduled. Each such notice shall set out

(i) the name and address of the member who intends to make the nomination and of the persons to be nominated;

(ii) a representation that the member is a holder of record of shares in the Company entitled to vote at such meeting and that he intends to appear in person or by a proxy at the meeting to nominate the persons specified in the notice;

(iii) a description of all arrangements or understandings between the member and each nominee and any other person (naming such person) pursuant to which the nominations are to be made by the member;

(iv) such other information regarding each nominee proposed by such member as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the United States Securities and Exchange Commission, had each nominee been nominated, or intended to be nominated, by the directors;

(v) the consent of each nominee to serve as a director of the Company if so elected; and

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(vi) if the member intends to solicit proxies in support of such member's nominees, a representation to that effect.

78. The chairman of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the aforegoing procedure detailed in Article 76. Only such persons as are nominated in accordance with the procedures set out in Article 76 shall be eligible to serve as directors of the Company. If at any meeting of members at which an election of directors ought to take place, the place of any retiring director is not filled, he shall, if willing, continue in office until the dissolution of the annual meeting of members in the next year, and so on from year to year until his place is filled, unless it shall be determined at such meeting not to fill such vacancy.

79. The appointment of a director shall take effect upon compliance with the requirements of the Act.

DISQUALIFICATION AND REMOVAL OF DIRECTORS

80. Subject to the provisions of the Act, a director shall cease to hold office as such only:

(a) if he becomes of unsound mind; or

(b) if (unless he is not required to hold a share qualification) he has not duly qualified himself within two months of his appointment or if he ceases to hold the required number of shares to qualify him for office; or

(c) if he is absent from meetings of the directors for six consecutive months without leave of the board of directors, provided that the directors shall have power to grant any director leave of absence for any or an indefinite period; or

(d) if he dies; or

(e) one month or, with the permission of the directors earlier, after he has given notice in writing of his intention to resign; or

(f) if he shall, pursuant to the provisions of the Act, be disqualified or cease to hold office or be prohibited from acting as director; or

(g) if he is removed from office by a resolution signed by all the other directors; or

(h) if he is removed from office for cause by a resolution of members. For the purposes hereof, cause means the willful and continuous failure by a director to substantially perform his duties to the Company (other than any such failure resulting from incapacity due to physical or mental illness) or the willful engaging by the director in gross misconduct materially and demonstrably injurious to the Company; or

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(i) if he is removed from office without cause by a resolution of the majority of the members of the Company, being for the purposes of this Regulation 80(i) only, an affirmative vote of the holders of 66 2/3 percent or more of the outstanding votes of the shares entitled to vote thereon.

REGISTER OF DIRECTORS

81. The Company may determine by resolution of directors to keep a register of directors containing:

(a) the names and addresses of the persons who are directors of the Company;

(b) the date on which each person whose name is entered in the register was appointed as director of the Company; and

(c) the date on which each person named as a director ceased to be a director of the Company.

MANAGING DIRECTORS

82. The directors may from time to time and by resolution of directors appoint one or more of their number to be a managing director or joint managing director and may, subject to any contract between him or them and the Company, from time to time terminate his or their appointment and appoint another or others in his or their place or places.

83. A director appointed in terms of the provisions of Article 82 to the office of managing director of the Company may be paid, in addition to the remuneration payable in terms of Article 74, such remuneration not exceeding a reasonable maximum in each year in respect of such office as may be determined by a disinterested quorum of the directors.

84. The directors may from time to time, by resolution of directors, entrust and confer upon a managing director for the time being such of the powers and authorities vested in them as they think fit, save that no managing director shall have any power or authority with respect to the matters requiring a resolution of directors under the Act.

POWERS OF DIRECTORS

85. The business and affairs of the Company shall be managed by the directors who may exercise all such powers of the Company as are not by the Act or by the Memorandum or these Articles required to be exercised by the members of the Company, subject to any delegation of such powers as may be authorized by these Articles and to such requirements as may be prescribed by a resolution of members; but no requirement made by a resolution of members shall prevail if it be inconsistent with these Articles nor shall such requirement invalidate any prior act of the directors which would have been valid if such requirement had not been made.

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86. The directors may, by a resolution of directors, appoint any person, including a person who is a director, to be an officer or agent of the Company. The resolution of directors appointing an agent may authorize the agent to appoint one or more substitutes or delegates to exercise some or all of the powers conferred on the agent by the Company.

87. Every officer or agent of the Company has such powers and authority of the directors, including the power and authority to affix the Seal, as are set forth in these Articles or in the resolution of directors appointing the officer or agent, except that no officer or agent has any power or authority with respect to the matters requiring a resolution of directors under the Act.

88. The directors may authorize the payment of such donations by the Company to such religious, charitable, public or other bodies, clubs, funds or associations or persons as may seem to them advisable in the interests of the Company.

89. The directors may by resolution of directors exercise all the powers of the Company to borrow money and to mortgage or charge its undertakings and property or any part thereof, to issue debentures, debenture stock and other securities whenever money is borrowed or as security for any debt, liability or obligation of the Company or of any third party.

90. All cheques, promissory notes, drafts, bills of exchange and other negotiable instruments and all receipts for moneys paid to the Company, shall be signed, drawn, accepted, endorsed or otherwise executed, as the case may be, in such manner as shall from time to time be determined by resolution of directors.

91. The Company shall maintain at its registered office or at the office of its registered agent a register of charges in which there shall be entered the following particulars regarding each charge

(a) if the charge is a charge created by the Company, the date of its creation or, if the charge is a charge existing on property acquired by the Company, the date on which the property was acquired;

(b) a short description of the liability secured by the charge;

(c) a short description of the property charged;;

(d) the name and address of the trustee for the security or, if there is no such trustee, the name and address of the chargee;

(e) unless the charge is a security to bearer, the name and address of the holder of the charge; and

(f) details of any prohibition or restriction, if any, contained in the instrument creating the charge on the power of the Company to create any future charge ranking in priority to or equally with the charge.

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PROCEEDINGS OF DIRECTORS

92. The directors of the Company or any committee thereof may meet at such times and in such manner and places within or outside the British Virgin Islands as the directors may determine to be necessary or desirable.

93. A director shall be deemed to be present at a meeting of directors if he participates by telephone or other electronic means and all directors participating in the meeting are able to hear each other.

94. A director shall be given not less than 3 days notice of meetings of directors, but a meeting of directors held without 3 days notice having been given to all directors shall be valid if all the directors entitled to vote at the meeting who do not attend, waive notice of the meeting and for this purpose, the presence of a director at a meeting shall constitute waiver on his part. The inadvertent failure to give notice of a meeting to a director, or the fact that a director has not received the notice, does not invalidate the meeting.

95. A meeting of directors is duly constituted for all purposes if at the commencement of the meeting there are present in person not less than one-half of the total number of directors, unless there are only 2 directors in which case the quorum shall be 2.

96. At every meeting of the directors the Chairman of the Board of Directors shall preside as chairman of the meeting. If there is no Chairman of the Board of Directors or if the Chairman of the Board of Directors is not present at the meeting the Vice-Chairman of the Board of Directors shall preside. If there is no Vice-Chairman of the Board of Directors or if the Vice-Chairman of the Board of Directors is not present at the meeting the directors present shall choose some one of their number to be chairman of the meeting.

97. An action that may be taken by the directors or a committee of directors at a meeting may also be taken by a resolution of directors or a committee of directors consented to in writing or by telex, telegram, cable, facsimile or other written electronic communication by three quarters of the directors or three quarters of the members of the committee as the case may be, provided that a copy of the proposed resolution will have been sent to all of the directors or the members of the committee, for their consent. The consent may be in the form of counterparts, each counterpart being signed by one or more directors.

COMPANY RECORDS

98. The Company shall keep records that:

(a) are sufficient to show and explain the Company's transactions; and

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(b) will, at any time, enable the financial position of the Company to be determined with reasonable accuracy.

99. The Company shall keep:

(a) minutes of all meetings of directors, members, committees of directors, and committees of members

(b) copies of all resolutions consented to by directors, members, committees of directors, and committees of members;

(c) an imprint of the common seal at the registered office of the Company.

100. The Company shall keep the following records at the office of its registered agent or at such other place or places, within or outside the British Virgin Islands, as the directors may determine:

(a) minutes of meetings and resolutions of members and of classes of members maintained in accordance with Article 99; and

(b) minutes of meetings and resolutions of directors and committees of directors maintained in accordance with Article 99.

101. The Company shall keep the following documents at the office of its registered agent:

(a) the Memorandum of Association and Articles of the Company;

(b) the register of members maintained in accordance with Article 103 or a copy of the register of members;

(c) the register of directors maintained in accordance with Article 81 or a copy of the register of directors;

(d) copies of all notices and other documents filed by the Company in the previous ten years; and

(e) a copy of the register of charges kept by the Company pursuant to section 162(1) of the Act.

102. (a) Where the Company keeps a copy of the register of members or the register of directors at the office of its registered agent, it shall

(i) within 15 days of any change in the register, notify the registered agent, in writing, of the change; and

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(ii) provide the registered agent with a written record of the physical address of the place or places at which the original register of members or the original register of directors is kept.

(b) Where the place at which the original register of members or the original register of directors is changed, the Company shall provide the registered agent with the physical address of the new location of the records within 14 days of the change of location.

103. The Company shall maintain an accurate and complete register of members showing the full names and addresses of all persons holding registered shares in the Company, the number of each class and series of registered shares held by such person, the date on which the name of each member was entered in the register of members and where applicable, the date such person ceased to hold any registered shares in the Company.

104. The records, documents and registers required by kept by the Company shall be open to the inspection of the directors at all times.

105. The directors shall from time to time determine whether and to what extent and at what times and places and under what conditions the records, documents and registers of the Company or any of them shall be open to the inspection of members not being directors, and no member (not being a director) shall have any right of inspecting any records, documents or registers of the Company except as conferred by the Act or authorised by resolution of the directors.

COMMITTEES

106. The directors may, by resolution of directors, designate one or more committees, each consisting of one or more directors.

107. Each committee of directors has such powers and authorities of the directors, including the power and authority to affix the Seal, as are set forth in the resolution of directors establishing the committee, except that no committee has any power or authority to amend the Memorandum or these Articles, to appoint directors or fix their emoluments, or to appoint officers or agents of the Company.

108. The meetings and proceedings of each committee of directors consisting of 2 or more directors shall be governed mutatis mutandis by the provisions of these Articles regulating the proceedings of directors so far as the same are not superseded by any provisions in the resolution establishing the committee.

OFFICERS

109. The Company may by resolution of directors appoint officers of the Company at such times as shall be considered necessary or expedient. Such officers may consist of a Chief Executive Officer or one or more Joint Chief Executive Officers, a Chairman of the Board of Directors or Joint Chairmen of the Board of Directors, a Vice-Chairman of the Board of Directors, a Chief Executive Officer, a President or one or more Joint

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Presidents, a Chief Operating Officer, a Chief Financial Officer and one or more Vice-Presidents, Secretaries and Treasurers and such other holders of any other executive office in the Company or officers as may from time to time be deemed desirable. Any number of offices may be held by the same person.

110. The officers shall perform such duties as shall be prescribed at the time of their appointment subject to any modification in such duties as may be prescribed thereafter by resolution of directors or resolution of members, but in the absence of any specific allocation of duties it shall be the responsibility of a Chairman of the Board of Directors to preside at meetings of directors and members, the Vice-Chairman to act in the absence of the Chairman, the Chief Executive Officer or President to manage the day to day affairs of the Company, the Vice-Presidents to act in order of seniority in the absence of the Chief Executive Officer and/or President but otherwise to perform such duties as may be delegated to them by the Chief Executive Officer or President, the Secretaries to maintain the share register, minute books and records (other than financial records) of the Company and to ensure compliance with all procedural requirements imposed on the Company by applicable law, and the Chief Operating Officer and/or Treasurer to be responsible for the financial affairs of the Company.

111. The emoluments of all officers shall be fixed by resolution of directors.

112. The officers of the Company shall hold office until their successors are duly elected and qualified, but any officer elected or appointed by the directors may be removed at any time, with or without cause, by resolution of directors. Any vacancy occurring in any office of the Company may be filled by resolution of directors.

CONFLICT OF INTERESTS

113. No agreement or transaction between the Company and one or more of its directors or any person in which any director has a financial interest or to whom any director is related, including as a director of that other person, is void or voidable for this reason only or by reason only that the director is present at the meeting of directors or at the meeting of the committee of directors that approves the agreement or transaction or that the vote or consent of the director is counted for that purpose if the material facts of the interest of each director in the agreement or transaction and his interest in or relationship to any other party to the agreement or transaction are disclosed in good faith or are known by the other directors.

114. A director who has an interest in any particular business to be considered at a meeting of directors or members may be counted for purposes of determining whether the meeting is duly constituted.

INDEMNIFICATION

115. To the full extent permitted by the Act or any other applicable laws presently or hereafter in effect, no director of the Company shall be personally liable to the Company or its members for or with respect to any acts or omissions in the performance of his or her

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duties as a director of the Company. Any repeal or modification of this Article 115 by a resolution of members shall not adversely affect the right or protection of a director of the Company existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

118. The decision of the directors as to whether the person acted honestly and in good faith in what he believed to be in the best interests of the Company and as to whether the person had no reasonable cause to believe that his conduct was unlawful is, in the absence of fraud, sufficient for the purposes of these Articles, unless a question of law is involved.

120. If a person to be indemnified has been successful in defence of any proceedings referred to above, the person is entitled to be indemnified against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred by the person in connection with the proceedings.

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SEAL

122. The Company may have more than one Seal and references herein to the Seal shall be references to every Seal which shall have been duly adopted by resolution of directors. The directors shall provide for the safe custody of the Seal and for an imprint thereof to be kept at the office of the registered agent of the Company. Except as otherwise expressly provided herein the Seal when affixed to any written instrument shall be witnessed and attested to by the signature of a director or any other person so authorized from time to time by resolution of directors. Such authorization may be before or after the Seal is affixed, may be general or specific and may refer to any number of sealings. The Directors may provide for a facsimile of the Seal and of the signature of any director or authorized person which may be reproduced by printing or other means on any instrument and it shall have the same force and validity as if the Seal had been affixed to such instrument and the same had been signed as hereinbefore described.

DISTRIBUTIONS

123. Subject to the provisions of the Act, the directors of a Company may, by resolution, authorise a distribution by the Company at a time, and of an amount, and to any members they think fit if they are satisfied, on reasonable grounds, that the Company will, immediately after the distribution, satisfy the solvency test as stipulated in section 56 of the Act.

124. No distribution shall be paid on those shares which are held by the Company as treasury shares at the date of declaration of the distribution.

125. The directors may, before recommending any distribution, set aside out of the profits of the Company such sums as they think proper as a reserve or reserves which shall, at their discretion, either be employed in the business of the Company or be invested in such investments as the directors may from time to time think fit.

126. If several persons are registered as joint holders of any share, any of them may give effectual receipt for any distribution or other monies payable on or in respect of the share.

127. Notice of any distribution that may have been declared shall be given to each member in manner hereinafter mentioned and all distributions unclaimed for three years after having been declared may be forfeited by the directors for the benefit of the Company.

128. No distribution shall bear interest against the Company.

ACCOUNTS AND AUDIT

129. The Company may by resolution of members call for the directors to prepare periodically a profit and loss account and a balance sheet. The profit and loss account and balance sheet shall be drawn up so as to give respectively a true and fair view of the profit and

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loss of the Company for the financial period and a true and fair view of the state of affairs of the Company as at the end of the financial period.

130. The Company may by resolution of members call for the accounts to be examined by auditors.

131. The first auditors of the Company and subsequent auditors shall be appointed by resolution of directors.

132. The auditors may be members of the Company but no director or other officer shall be eligible to be an auditor of the Company during his continuance in office.

133. The remuneration of the auditors of the Company

(a) in the case of auditors appointed by the directors, may be fixed by resolution of directors; and

(b) subject to the foregoing, shall be fixed by resolution of members or in such manner as the Company may by resolution of members determine.

134. The auditors shall examine each profit and loss account and balance sheet required to be served on every member of the Company or laid before a meeting of the members of the Company and shall state in a written report whether or not

(a) in their opinion the profit and loss account and balance sheet give a true and fair view respectively of the profit and loss for the period covered by the accounts, and of the state of affairs of the Company at the end of that period; and

(b) all the information and explanations required by the auditors have been obtained.

135. The report of the auditors shall be annexed to the accounts and shall be read at the meeting of members at which the accounts are laid before the Company or shall be served on the members.

136. Every auditor of the Company shall have a right of access at all times to the books of account and vouchers of the Company, and shall be entitled to require from the directors and officers of the Company such information and explanations as he thinks necessary for the performance of the duties of the auditors.

137. The auditors of the Company shall be entitled to receive notice of, and to attend any meetings of members of the Company at which the Company's profit and loss account and balance sheet are to be presented.

NOTICES

138. Any notice, information or written statement to be given by the Company to members may be served in the case of members holding registered shares in any way by which it

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can reasonably be expected to reach each member or by mail addressed to each member at the address shown in the share register.

139. Any summons, notice, order, document, process, information or written statement to be served on the Company may be served by leaving it, or by sending it by registered mail addressed to the Company, at its registered office, or by leaving it with, or by sending it by registered mail to, the registered agent of the Company.

140. Service of any summons, notice, order, document, process, information or written statement to be served on the Company may be proved by showing that the summons, notice, order, document, process, information or written statement was delivered to the registered office or the registered agent of the Company or that it was mailed in such time as to admit to its being delivered to the registered office or the registered agent of the Company in the normal course of delivery within the period prescribed for service and was correctly addressed and the postage was prepaid.

PENSION AND SUPERANNUATION FUNDS

141. The directors may establish and maintain or procure the establishment and maintenance of any non-contributory or contributory pension or superannuation funds for the benefit of, and give or procure the giving of donations, gratuities, pensions, allowances or emoluments to, any persons who are or were at any time in the employment or service of the Company or any company which is a subsidiary of the Company or is allied to or associated with the Company or with any such subsidiary, or who are or were at any time directors or officers of the Company or of any such other company as aforesaid or who hold or held any salaried employment or office in the Company or such other company, or any persons in whose welfare the Company or any such other company as aforesaid is or has been at any time interested, and to the wives, widows, families and dependents of any such person, and may make payments for or towards the insurance of any such persons as aforesaid, and may do any of the matters aforesaid either alone or in conjunction with any such other company as aforesaid. Subject always to the proposal being approved by resolution of members, a director holding any such employment or office shall be entitled to participate in and retain for his own benefit any such donation, gratuity, pension allowance or emolument.

VOLUNTARY WINDING UP AND DISSOLUTION

142. The Company may voluntarily commence to wind up and dissolve by a resolution of members but if the Company has never issued shares it may voluntarily commence to wind up and dissolve by resolution of director.

CONTINUATION

143. The Company may by resolution of members or by a resolution passed unanimously by all directors of the Company continue as a company incorporated under the laws of a jurisdiction outside the British Virgin Islands in the manner provided under those laws.

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We, SHRM Trustees (BVI) Limited of Trinity Chambers, Road Town, Tortola, British Virgin Islands in our capacity as registered agent for the Company hereby apply to the Registrar for the incorporation of the Company this 20th day of March, 2008.

Incorporator

Aliza Tyson / Margaret Pringle
Authorised Signatories
SHRM Trustees (BVI) Limited

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Annex D

Approved by Board of Directors on June 18, 2008
Approved by Stockholders on ______, 2008

SHINE MEDIA ACQUSITION CORP.

2008 Performance Equity Plan

Section 1. Purpose; Definitions.

1.1 Purpose. The purpose of the Shine Media Acquisition Corp. (“Company”) 2008 Performance Equity Plan is to enable the Company to offer to its employees, officers, directors and consultants whose past, present and/or potential contributions to the Company and its Subsidiaries have been, are or will be important to the success of the Company, an opportunity to acquire a proprietary interest in the Company. The various types of long-term incentive awards that may be provided under the Plan will enable the Company to respond to changes in compensation practices, tax laws, accounting regulations and the size and diversity of its businesses.

1.2 Definitions. For purposes of the Plan, the following terms shall be defined as set forth below:

(a) “Agreement” means the agreement between the Company and the Holder, or such other document as may be determined by the Committee, setting forth the terms and conditions of an award under the Plan.

(b) “Board” means the Board of Directors of the Company.

(c) “Cause” means the termination of employment of a Holder by the Company for a reason defined by the Committee as being for cause for purposes of this Plan. Notwithstanding the forgoing, if a Holder is a party to a written agreement embodying the material terms of his employment by the Company or a Subsidiary and “cause” has been defined thereunder, the definition of “cause” contained in such written agreement shall control. Otherwise, cause shall mean (i) an unauthorized use or disclosure of the Company's or a Subsidiary’s confidential information or trade secrets by a Holder, which use or disclosure causes material harm to the Company of the Subsidiary, (ii) a material breach of any agreement between the Company or a Subsidiary and the Holder that relates to or was entered into in connection with the Holder’s employment by, or consultancy with, the Company or a Subsidiary (“Employment/Consulting Agreement”), (iii) a material failure to comply with the written policies or rules of the Company or a Subsidiary, (iv) conviction of, or plea of "guilty" or "no contest" to, a felony under the laws of the United States or any state thereof, (v) a continued failure to perform assigned duties, consistent with any Employment/Consulting Agreement, after receiving written notification of such failure from the Board, (vi) repeated acts of insubordination, or (vii) irresponsible, unauthorized acts or any willful misconduct, gross negligence or willful failure to act which has, or can reasonably be expected to have, a material adverse effect on the business, financial condition or performance, reputation or prospects of the Company

(d) “Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto, and the regulations promulgated thereunder.

(e) “Committee” means the Compensation Committee of the Board or any other committee of the Board that the Board may designate to administer the Plan or any portion thereof. If no Committee is so designated, then all references in this Plan to “Committee” shall mean the Board.

(f) “Common Stock” means the Common Stock of the Company, $0.001 par value per share.

(g) “Company” means Shine Media Acquisition Corp., a corporation organized under the laws of the State of Delaware.

(h) “Deferred Stock” means Common Stock to be received under an award made pursuant to Section 8, below, at the end of a specified deferral period.

(i) “Disability” means physical or mental impairment as determined under procedures established by the Committee for purposes of the Plan. Notwithstanding the forgoing, if a Holder is a party to a written agreement embodying the material terms of his employment by the Company or a Subsidiary and “disability” has been defined thereunder, the definition of “disability” contained in such written agreement shall control.

(j) “Effective Date” means the date set forth in Section 12.1 below.

(k) “Fair Market Value”, unless otherwise required by any applicable provision of the Code or any regulations issued thereunder, means, as of any given date: (i) if the Common Stock is listed on a national securities exchange or quoted on the Nasdaq Market LLC or the NASD OTC Bulletin Board, the last sale price of the Common Stock in the principal trading market for the Common Stock on such date, as reported by the exchange, Nasdaq or the NASD, as the case may be, or if no sale was reported on that date, then on the last preceding date on which such sale took place; (ii) if the Common Stock is not listed on a national securities exchange or quoted on the Nasdaq Global Select Market, Nasdaq Global Market, Nasdaq Capital Market or the NASD OTC Bulletin Board, but is traded in the residual over-the-counter market, the last sale price of the Common Stock on such date, as reported by Pinksheets, LLC or similar publisher of such information, or if no sale was reported on that date, then on the last preceding date on which such sale took place; and (iii) if the fair market value of the Common Stock cannot be determined pursuant to clause (i) or (ii) above, such price as the Committee shall determine, in good faith. Notwithstanding the foregoing, the Committee may use any other definition of Fair Market Value consistent with applicable tax, accounting and other rules.

(l) “Holder” means a person who has received an award under the Plan.

(m) “Incentive Stock Option” means any Stock Option intended to be and designated as an “incentive stock option” within the meaning of Section 422 of the Code.

(n) “Nonqualified Stock Option” means any Stock Option that is not an Incentive Stock Option.

(o) “Normal Retirement” means retirement from active employment with the Company or any Subsidiary on or after such age which may be designated by the Committee as “retirement age” for any particular Holder. If no age is designated, it shall be 62.

(p) “Other Stock-Based Award” means an award under Section 9, below, that is valued in whole or in part by reference to, or is otherwise based upon, Common Stock.

(q) “Parent” means any present or future “parent corporation” of the Company, as such term is defined in Section 424(e) of the Code.

(r) “Plan” means the Shine Media Acquisition Corp. 2008 Performance Equity Plan, as hereinafter amended from time to time.

(s) “Repurchase Value” shall mean the Fair Market Value in the event the award to be settled under Section 2.2(h) or repurchased under Section 10.2 is comprised of shares of Common Stock and the difference between Fair Market Value and the Exercise Price (if lower than Fair Market Value) in the event the award is a Stock Option or Stock Appreciation Right; in each case, multiplied by the number of shares subject to the award.

(t) “Restricted Stock” means Common Stock received under an award made pursuant to Section 7, below, that is subject to restrictions under said Section 7.

(u) “SAR Value” means the excess of the Fair Market Value (on the exercise date) over the exercise price that the participant would have otherwise had to pay to exercise the related Stock Option, multiplied by the number of shares for which the Stock Appreciation Right is exercised.

(v) “Stock Appreciation Right” means the right to receive from the Company, on surrender of all or part of the related Stock Option, without a cash payment to the Company, a number of shares of Common Stock equal to the SAR Value divided by the Fair Market Value (on the exercise date).

(w) “Stock Option” or “Option” means any option to purchase shares of Common Stock which is granted pursuant to the Plan.

(x) “Stock Reload Option” means any option granted under Section 5.3 of the Plan.

(y) “Subsidiary” means any present or future “subsidiary corporation” of the Company, as such term is defined in Section 424(f) of the Code.

(z) “Vest” means to become exercisable or to otherwise obtain ownership rights in an award.

Section 2. Administration.

2.1 Committee Membership. The Plan shall be administered by the Board or a Committee. Committee members shall serve for such term as the Board may in each case determine, and shall be subject to removal at any time by the Board. If the Common Stock is registered under Section 12 of the Exchange Act, then the Committee members, to the extent possible and deemed to be appropriate by the Board, shall be “non-employee directors” as defined in Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended (“Exchange Act”), and “outside directors” within the meaning of Section 162(m) of the Code.

2.2 Powers of Committee. The Committee shall have full authority to award, pursuant to the terms of the Plan: (i) Stock Options, (ii) Stock Appreciation Rights, (iii) Restricted Stock, (iv) Deferred Stock, (v) Stock Reload Options and/or (vi) Other Stock-Based Awards. For purposes of illustration and not of limitation, the Committee shall have the authority (subject to the express provisions of this Plan):

(a) to select the officers, employees, directors and consultants of the Company or any Subsidiary to whom Stock Options, Stock Appreciation Rights, Restricted Stock, Deferred Stock, Reload Stock Options and/or Other Stock-Based Awards may from time to time be awarded hereunder.

(b) to determine the terms and conditions, not inconsistent with the terms of the Plan, of any award granted hereunder (including, but not limited to, number of shares, share exercise price or types of consideration paid upon exercise of such options, such as other securities of the Company or other property, any restrictions or limitations, and any vesting, exchange, surrender, cancellation, acceleration, termination, exercise or forfeiture provisions, as the Committee shall determine);

(c) to determine any specified performance goals or such other factors or criteria which need to be attained for the vesting of an award granted hereunder;

(d) to determine the terms and conditions under which awards granted hereunder are to operate on a tandem basis and/or in conjunction with or apart from other equity awarded under this Plan and cash and non-cash awards made by the Company or any Subsidiary outside of this Plan;

(e) to permit a Holder to elect to defer a payment under the Plan under such rules and procedures as the Committee may establish, including the payment or crediting of interest on deferred amounts denominated in cash and of dividend equivalents on deferred amounts denominated in Common Stock;

(f) to determine the extent and circumstances under which Common Stock and other amounts payable with respect to an award hereunder shall be deferred that may be either automatic or at the election of the Holder;

(g) to substitute (i) new Stock Options for previously granted Stock Options, which previously granted Stock Options have higher option exercise prices and/or contain other less favorable terms, and (ii) new awards of any other type for previously granted awards of the same type, which previously granted awards are upon less favorable terms; and

(h) to make payments and distributions with respect to awards (i.e., to “settle” awards) through cash payments in an amount equal to the Repurchase Value.

Notwithstanding anything contained herein to the contrary, the Committee shall not grant to any one Holder in any one calendar year awards for more than 500,000 shares in the aggregate.

2.3 Interpretation of Plan.

(a) Committee Authority. Subject to Section 11, below, the Committee shall have the authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall from time to time deem advisable to interpret the terms and provisions of the Plan and any award issued under the Plan (and to determine the form and substance of all Agreements relating thereto), and to otherwise supervise the administration of the Plan. Subject to Section 11, below, all decisions made by the Committee pursuant to the provisions of the Plan shall be made in the Committee’s sole discretion and shall be final and binding upon all persons, including the Company, its Subsidiaries and Holders.

(b) Incentive Stock Options. Anything in the Plan to the contrary notwithstanding, no term or provision of the Plan relating to Incentive Stock Options (including but not limited to Stock Reload Options or Stock Appreciation rights granted in conjunction with an Incentive Stock Option) or any Agreement providing for Incentive Stock Options shall be interpreted, amended or altered, nor shall any discretion or authority granted under the Plan be so exercised, so as to disqualify the Plan under Section 422 of the Code or, without the consent of the Holder(s) affected, to disqualify any Incentive Stock Option under such Section 422.

Section 3. Stock Subject to Plan.

3.1 Number of Shares. The total number of shares of Common Stock reserved and available for issuance under the Plan shall be 5,500,000 shares. Shares of Common Stock under the Plan (“Shares”) may consist, in whole or in part, of authorized and unissued shares or treasury shares. If any shares of Common Stock that have been granted pursuant to a Stock Option cease to be subject to a Stock Option, or if any shares of Common Stock that are subject to any Stock Appreciation Right, Restricted Stock award, Deferred Stock award, Reload Stock Option or Other Stock-Based Award granted hereunder are forfeited or any such award otherwise terminates without a payment being made to the Holder in the form of Common Stock, such shares shall again be available for distribution in connection with future grants and awards under the Plan. If a Holder pays the exercise price of a Stock Option by surrendering any previously owned shares and/or arranges to have the appropriate number of shares otherwise issuable upon exercise withheld to cover the withholding tax liability associated with the Stock Option exercise, then the number of shares available under the Plan shall be increased by the lesser of (i) the number of such surrendered shares and shares used to pay taxes; and (ii) the number of shares purchased under such Stock Option.

3.2 Adjustment Upon Changes in Capitalization, Etc. In the event of any merger, reorganization, consolidation, common stock dividend payable on shares of Common Stock, Common Stock split or reverse split, combination or exchange of shares of Common Stock, or other extraordinary or unusual event which results in a change in the shares of Common Stock of the Company as a whole, the Committee shall determine, in its sole discretion, whether such change equitably requires an adjustment in the terms of any award (including number of shares subject to the award and the exercise price) or the aggregate number of shares reserved for issuance under the Plan. Any such adjustments will be made by the Committee, whose determination will be final, binding and conclusive.

Section 4. Eligibility.

Awards may be made or granted to employees, officers, directors and consultants who are deemed to have rendered or to be able to render significant services to the Company or its Subsidiaries and who are deemed to have contributed or to have the potential to contribute to the success of the Company. No Incentive Stock Option shall be granted to any person who is not an employee of the Company or a Subsidiary at the time of grant. Notwithstanding the foregoing, an award may be made or granted to a person in connection with his hiring or retention, or at any time on or after the date he reaches an agreement (oral or written) with the Company with respect to such hiring or retention, even though it may be prior to the date the person first performs services for the Company or its Subsidiaries; provided, however, that no portion of any such award shall vest prior to the date the person first performs such services.

Section 5. Stock Options.

5.1 Grant and Exercise. Stock Options granted under the Plan may be of two types: (i) Incentive Stock Options and (ii) Nonqualified Stock Options. Any Stock Option granted under the Plan shall contain such terms, not inconsistent with this Plan, or with respect to Incentive Stock Options, not inconsistent with the Plan and the Code, as the Committee may from time to time approve. The maximum number of Shares that may be issuable upon the exercise of Incentive Stock Options awarded under the Plan shall be 5,500,000. The Committee shall have the authority to grant Incentive Stock Options or Non-Qualified Stock Options, or both types of Stock Options which may be granted alone or in addition to other awards granted under the Plan. To the extent that any Stock Option intended to qualify as an Incentive Stock Option does not so qualify, it shall constitute a separate Nonqualified Stock Option.

5.2 Terms and Conditions. Stock Options granted under the Plan shall be subject to the following terms and conditions:

(a) Option Term. The term of each Stock Option shall be fixed by the Committee; provided, however, that an Incentive Stock Option may be granted only within the ten-year period commencing from the Effective Date and may only be exercised within ten years of the date of grant (or five years in the case of an Incentive Stock Option granted to an optionee who, at the time of grant, owns Common Stock possessing more than 10% of the total combined voting power of all classes of voting stock of the Company (“10% Stockholder”).

(b) Exercise Price. The exercise price per share of Common Stock purchasable under a Stock Option shall be determined by the Committee at the time of grant and may not be less than 100% of the Fair Market Value on the date of grant (or, if greater, the par value of a share of Common Stock); provided, however, that the exercise price of an Incentive Stock Option granted to a 10% Stockholder shall not be less than 110% of the Fair Market Value on the date of grant.

(c) Exercisability. Stock Options shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Committee and as set forth in Section 10, below. If the Committee provides, in its discretion, that any Stock Option is exercisable only in installments, i.e., that it vests over time, the Committee may waive such installment exercise provisions at any time at or after the time of grant in whole or in part, based upon such factors as the Committee shall determine.

(d) Method of Exercise. Subject to whatever installment, exercise and waiting period provisions are applicable in a particular case, Stock Options may be exercised in whole or in part at any time during the term of the Option by giving written notice of exercise to the Company specifying the number of shares of Common Stock to be purchased. Such notice shall be accompanied by payment in full of the purchase price, which shall be in cash or, if provided in the Agreement, either in shares of Common Stock (including Restricted Stock and other contingent awards under this Plan) or partly in cash and partly in such Common Stock, or such other means which the Committee determines are consistent with the Plan’s purpose and applicable law, including, but not limited to, permitting payment by surrender of a portion of the Stock Option that has a “value” equal to the difference between the purchase price of the Common Stock issuable upon exercise of the Option and the Fair Market Value on the date prior to exercise, multiplied by the number of Shares underlying the portion of the Stock Option being surrendered, all as may be set forth in the Agreement representing such Stock Option. Cash payments shall be made by wire transfer, certified or bank check or personal check, in each case payable to the order of the Company; provided, however, that the Company shall not be required to deliver certificates for shares of Common Stock with respect to which an Option is exercised until the Company has confirmed the receipt of good and available funds in payment of the purchase price thereof (except that, in the case of an exercise arrangement approved by the Committee and described in the last sentence of this paragraph, payment may be made as soon as practicable after the exercise). Payments in the form of Common Stock shall be valued at the Fair Market Value on the date prior to the date of exercise. Such payments shall be made by delivery of stock certificates in negotiable form that are effective to transfer good and valid title thereto to the Company, free of any liens or encumbrances. Subject to the terms of the Agreement, the Committee may, in its sole discretion, at the request of the Holder, deliver upon the exercise of a Nonqualified Stock Option a combination of shares of Deferred Stock and Common Stock; provided, however, that, notwithstanding the provisions of Section 8 of the Plan, such Deferred Stock shall be fully vested and not subject to forfeiture. A Holder shall have none of the rights of a Stockholder with respect to the shares subject to the Option until such shares shall be transferred to the Holder upon the exercise of the Option. The Committee may permit a Holder to elect to pay the Exercise Price upon the exercise of a Stock Option by irrevocably authorizing a third party to sell shares of Common Stock (or a sufficient portion of the shares) acquired upon exercise of the Stock Option and remit to the Company a sufficient portion of the sale proceeds to pay the entire Exercise Price and any tax withholding resulting from such exercise.

(e) Transferability. Except as may be set forth in the next sentence of this Section or in the Agreement, no Stock Option shall be transferable by the Holder other than by will or by the laws of descent and distribution, and all Stock Options shall be exercisable, during the Holder’s lifetime, only by the Holder (or, to the extent of legal incapacity or incompetency, the Holder’s guardian or legal representative). Notwithstanding the foregoing, a Holder, with the approval of the Committee, may transfer a Stock Option (i) (A) by gift, for no consideration, or (B) pursuant to a domestic relations order, in either case, to or for the benefit of the Holder’s “Immediate Family” (as defined below), or (ii) to an entity in which the Holder and/or members of Holder’s Immediate Family own more than fifty percent of the voting interest, in exchange for an interest in that entity, subject to such limits as the Committee may establish and the execution of such documents as the Committee may require. In such event, the transferee shall remain subject to all the terms and conditions applicable to the Stock Option prior to such transfer. The term “Immediate Family” shall mean any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, including adoptive relationships, any person sharing the Holder’s household (other than a tenant or employee), a trust in which these persons have more than fifty percent beneficial interest, and a foundation in which these persons (or the Holder) control the management of the assets.

(f) Termination by Reason of Death. If a Holder’s employment by the Company or a Subsidiary terminates by reason of death, any Stock Option held by such Holder, unless otherwise determined by the Committee and set forth in the Agreement, shall thereupon automatically terminate, except that the portion of such Stock Option that has vested on the date of death may thereafter be exercised by the legal representative of the estate or by the legatee of the Holder under the will of the Holder, for a period of one year (or such other greater or lesser period as the Committee may specify in the Agreement) from the date of such death or until the expiration of the stated term of such Stock Option, whichever period is shorter.

(g) Termination by Reason of Disability. If a Holder’s employment by the Company or any Subsidiary terminates by reason of Disability, any Stock Option held by such Holder, unless otherwise determined by the Committee and set forth in the Agreement, shall thereupon automatically terminate, except that the portion of such Stock Option that has vested on the date of termination may thereafter be exercised by the Holder for a period of one year (or such other greater or lesser period as the Committee may specify in the Agreement) from the date of such termination of employment or until the expiration of the stated term of such Stock Option, whichever period is shorter.

(h) Other Termination. Subject to the provisions of Section 13.3, below, and unless otherwise determined by the Committee and set forth in the Agreement, if such Holder’s employment or retention by, or association with, the Company or any Subsidiary terminates for any reason other than death or Disability, the Stock Option shall thereupon automatically terminate, except that if the Holder’s employment is terminated by the Company or a Subsidiary (i) without cause the vested portion of the Stock Option on the date of termination may be exercised for the lesser of 30 days after termination of employment or the balance of such Stock Option’s term (ii) due to Normal Retirement, then the vested portion of the Stock Option on the date of termination may be exercised for the lesser of six months after termination of employment or the balance of such Stock Option’s term.

(i) Additional Incentive Stock Option Limitation. In the case of an Incentive Stock Option, the aggregate Fair Market Value (on the date of grant of the Option) with respect to which Incentive Stock Options become exercisable for the first time by a Holder during any calendar year (under all such plans of the Company and its Parent and Subsidiaries) shall not exceed $100,000.

(j) Buyout and Settlement Provisions. The Committee may at any time, in its sole discretion, offer to repurchase a Stock Option previously granted, based upon such terms and conditions as the Committee shall establish and communicate to the Holder at the time that such offer is made.

5.3 Stock Reload Option. If a Holder tenders shares of Common Stock to pay the exercise price of a Stock Option (“Underlying Option”) and/or arranges to have a portion of the shares otherwise issuable upon exercise withheld to pay the applicable withholding taxes, then the Holder may receive, at the discretion of the Committee, a new Stock Reload Option to purchase that number of shares of Common Stock equal to the number of shares tendered to pay the exercise price and the withholding taxes (but only if such tendered shares were held by the Holder for at least six months). Stock Reload Options may be any type of option permitted under the Code and will be granted subject to such terms, conditions, restrictions and limitations as may be determined by the Committee from time to time. Such Stock Reload Option shall have an exercise price equal to the Fair Market Value as of the date of exercise of the Underlying Option. Unless the Committee determines otherwise, a Stock Reload Option may be exercised commencing one year after it is granted and shall expire on the date of expiration of the Underlying Option to which the Reload Option is related.

Section 6. Stock Appreciation Rights.

6.1 Grant and Exercise. The Committee may grant Stock Appreciation Rights to participants who have been or are being granted Stock Options under the Plan as a means of allowing such participants to exercise their Stock Options without the need to pay the exercise price in cash. In the case of a Nonqualified Stock Option, a Stock Appreciation Right may be granted either at or after the time of the grant of such Nonqualified Stock Option. In the case of an Incentive Stock Option, a Stock Appreciation Right may be granted only at the time of the grant of such Incentive Stock Option.

6.2 Terms and Conditions. Stock Appreciation Rights shall be subject to the following terms and conditions:

(a) Exercisability. Stock Appreciation Rights shall be exercisable as shall be determined by the Committee and set forth in the Agreement, subject to the limitations, if any, imposed by the Code with respect to related Incentive Stock Options.

(b) Termination. A Stock Appreciation Right shall terminate and shall no longer be exercisable upon the termination or exercise of the related Stock Option.

(c) Method of Exercise. Stock Appreciation Rights shall be exercisable upon such terms and conditions as shall be determined by the Committee and set forth in the Agreement and by surrendering the applicable portion of the related Stock Option. Upon such exercise and surrender, the Holder shall be entitled to receive a number of shares of Common Stock equal to the SAR Value divided by the Fair Market Value on the date the Stock Appreciation Right is exercised.

(d) Shares Affected Upon Plan. The granting of a Stock Appreciation Right shall not affect the number of shares of Common Stock available under for awards under the Plan. The number of shares available for awards under the Plan will, however, be reduced by the number of shares of Common Stock acquirable upon exercise of the Stock Option to which such Stock Appreciation Right relates.

Section 7. Restricted Stock.

7.1 Grant. Shares of Restricted Stock may be awarded either alone or in addition to other awards granted under the Plan. The Committee shall determine the eligible persons to whom, and the time or times at which, grants of Restricted Stock will be awarded, the number of shares to be awarded, the price (if any) to be paid by the Holder, the time or times within which such awards may be subject to forfeiture (“Restriction Period”), the vesting schedule and rights to acceleration thereof and all other terms and conditions of the awards.

7.2 Terms and Conditions. Each Restricted Stock award shall be subject to the following terms and conditions:

(a) Certificates. Restricted Stock, when issued, will be represented by a stock certificate or certificates registered in the name of the Holder to whom such Restricted Stock shall have been awarded. During the Restriction Period, certificates representing the Restricted Stock and any securities constituting Retained Distributions (as defined below) shall bear a legend to the effect that ownership of the Restricted Stock (and such Retained Distributions) and the enjoyment of all rights appurtenant thereto are subject to the restrictions, terms and conditions provided in the Plan and the Agreement. Such certificates shall be deposited by the Holder with the Company, together with stock powers or other instruments of assignment, each endorsed in blank, which will permit transfer to the Company of all or any portion of the Restricted Stock and any securities constituting Retained Distributions that shall be forfeited or that shall not become vested in accordance with the Plan and the Agreement.

(b) Rights of Holder. Restricted Stock shall constitute issued and outstanding shares of Common Stock for all corporate purposes. The Holder will have the right to vote such Restricted Stock, to receive and retain all regular cash dividends and other cash equivalent distributions as the Board may in its sole discretion designate, pay or distribute on such Restricted Stock and to exercise all other rights, powers and privileges of a holder of Common Stock with respect to such Restricted Stock, with the exceptions that (i) the Holder will not be entitled to delivery of the stock certificate or certificates representing such Restricted Stock until the Restriction Period shall have expired and unless all other vesting requirements with respect thereto shall have been fulfilled; (ii) the Company will retain custody of the stock certificate or certificates representing the Restricted Stock during the Restriction Period; (iii) other than regular cash dividends and other cash equivalent distributions as the Board may in its sole discretion designate, pay or distribute, the Company will retain custody of all distributions (“Retained Distributions”) made or declared with respect to the Restricted Stock (and such Retained Distributions will be subject to the same restrictions, terms and conditions as are applicable to the Restricted Stock) until such time, if ever, as the Restricted Stock with respect to which such Retained Distributions shall have been made, paid or declared shall have become vested and with respect to which the Restriction Period shall have expired; (iv) a breach of any of the restrictions, terms or conditions contained in this Plan or the Agreement or otherwise established by the Committee with respect to any Restricted Stock or Retained Distributions will cause a forfeiture of such Restricted Stock and any Retained Distributions with respect thereto.

(c) Vesting; Forfeiture. Upon the expiration of the Restriction Period with respect to each award of Restricted Stock and the satisfaction of any other applicable restrictions, terms and conditions (i) all or part of such Restricted Stock shall become vested in accordance with the terms of the Agreement, subject to Section 10, below, and (ii) any Retained Distributions with respect to such Restricted Stock shall become vested to the extent that the Restricted Stock related thereto shall have become vested, subject to Section 10, below. Any such Restricted Stock and Retained Distributions that do not vest shall be forfeited to the Company and the Holder shall not thereafter have any rights with respect to such Restricted Stock and Retained Distributions that shall have been so forfeited.

Section 8. Deferred Stock.

8.1 Grant. Shares of Deferred Stock may be awarded either alone or in addition to other awards granted under the Plan. The Committee shall determine the eligible persons to whom and the time or times at which grants of Deferred Stock will be awarded, the number of shares of Deferred Stock to be awarded to any person, the duration of the period (“Deferral Period”) during which, and the conditions under which, receipt of the shares will be deferred, and all the other terms and conditions of the awards.

8.2 Terms and Conditions. Each Deferred Stock award shall be subject to the following terms and conditions:

(a) Certificates. At the expiration of the Deferral Period (or the Additional Deferral Period referred to in Section 8.2(d) below, where applicable), share certificates shall be issued and delivered to the Holder, or his legal representative, representing the number equal to the shares covered by the Deferred Stock award.

(b) Rights of Holder. A person entitled to receive Deferred Stock shall not have any rights of a Stockholder by virtue of such award until the expiration of the applicable Deferral Period and the issuance and delivery of the certificates representing such Common Stock. The shares of Common Stock issuable upon expiration of the Deferral Period shall not be deemed outstanding by the Company until the expiration of such Deferral Period and the issuance and delivery of such Common Stock to the Holder.

(c) Vesting; Forfeiture. Upon the expiration of the Deferral Period with respect to each award of Deferred Stock and the satisfaction of any other applicable restrictions, terms and conditions all or part of such Deferred Stock shall become vested in accordance with the terms of the Agreement, subject to Section 10, below. Any such Deferred Stock that does not vest shall be forfeited to the Company and the Holder shall not thereafter have any rights with respect to such Deferred Stock.

(d) Additional Deferral Period. A Holder may request to, and the Committee may at any time, defer the receipt of an award (or an installment of an award) for an additional specified period or until a specified event (“Additional Deferral Period”). Subject to any exceptions adopted by the Committee, such request must generally be made at least one year prior to expiration of the Deferral Period for such Deferred Stock award (or such installment).

Section 9. Other Stock-Based Awards.

Other Stock-Based Awards may be awarded, subject to limitations under applicable law, that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, shares of Common Stock, as deemed by the Committee to be consistent with the purposes of the Plan, including, without limitation, purchase rights, shares of Common Stock awarded which are not subject to any restrictions or conditions, convertible or exchangeable debentures, or other rights convertible into shares of Common Stock and awards valued by reference to the value of securities of or the performance of specified Subsidiaries. Other Stock-Based Awards may be awarded either alone or in addition to or in tandem with any other awards under this Plan or any other plan of the Company. Each other Stock-Based Award shall be subject to such terms and conditions as may be determined by the Committee.

Section 10. Accelerated Vesting and Exercisability.

(a) Non-Approved Transactions. If any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act of 1934, as amended (“Exchange Act”)), is or becomes the “beneficial owner” (as referred in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 35% or more of the combined voting power of the Company’s then outstanding securities in one or more transactions, and the Board does not authorize or otherwise approve such acquisition, then the vesting periods of any and all Stock Options and other awards granted and outstanding under the Plan shall be accelerated and all such Stock Options and awards will immediately and entirely vest, and the respective holders thereof will have the immediate right to purchase and/or receive any and all Common Stock subject to such Stock Options and awards on the terms set forth in this Plan and the respective agreements respecting such Stock Options and awards.

(b) Approved Transactions. The Committee may, in the event of an acquisition of substantially all of the Company’s assets or at least 65% of the combined voting power of the Company’s then outstanding securities in one or more transactions (including by way of merger or reorganization) which has been approved by the Company’s Board of Directors, (i) accelerate the vesting of any and all Stock Options and other awards granted and outstanding under the Plan, and (ii) require a Holder of any award granted under this Plan to relinquish such award to the Company upon the tender by the Company to Holder of cash in an amount equal to the Repurchase Value of such award.

Section 11. Amendment and Termination.

The Board may at any time, and from time to time, amend alter, suspend or discontinue any of the provisions of the Plan, but no amendment, alteration, suspension or discontinuance shall be made that would impair the rights of a Holder under any Agreement theretofore entered into hereunder, without the Holder’s consent, except as set forth in this Plan.

Section 12. Term of Plan.

12.1 Effective Date. The Plan shall be effective as of June 18, 2008 (“Effective Date”), provided, however, that if the Plan is not approved by the Company’s stockholders within one year after the Effective Date, any Incentive Stock Options awarded under the Plan prior to the one year anniversary shall no longer be deemed Incentive Stock Options, but shall otherwise remain in full force and effect.

12.2 Termination Date. Unless terminated by the Board, this Plan shall continue to remain effective until such time as no further awards may be granted and all awards granted under the Plan are no longer outstanding. Notwithstanding the foregoing, grants of Incentive Stock Options may be made only during the ten year period following the Effective Date.

Section 13. General Provisions.

13.1 Written Agreements. Each award granted under the Plan shall be confirmed by, and shall be subject to the terms of, the Agreement executed by the Company and the Holder, or such other document as may be determined by the Committee. The Committee may terminate any award made under the Plan if the Agreement relating thereto is not executed and returned to the Company within 10 days after the Agreement has been delivered to the Holder for his or her execution.

13.2 Unfunded Status of Plan. The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation. With respect to any payments not yet made to a Holder by the Company, nothing contained herein shall give any such Holder any rights that are greater than those of a general creditor of the Company.

13.3 Employees.

(a) Termination for Cause. The Committee may, if a Holder’s employment with the Company or a Subsidiary is terminated for cause, annul any award granted under this Plan to such employee and, in such event, the Committee, in its sole discretion, may require such Holder to return to the Company the economic value of any Shares that was realized or obtained by such Holder at any time during the period beginning on that date that is six months prior to the date such Holder’s employment with the Company is terminated. In such event, Holder agrees to remit to the Company, in cash, an amount equal to the difference between the Fair Market Value of the Shares on the date of termination (or the sales price of such Shares if the Shares were sold during such six month period) and the price the Holder paid the Company for such Shares.

(b) No Right of Employment. Nothing contained in the Plan or in any award hereunder shall be deemed to confer upon any Holder who is an employee of the Company or any Subsidiary any right to continued employment with the Company or any Subsidiary, nor shall it interfere in any way with the right of the Company or any Subsidiary to terminate the employment of any Holder who is an employee at any time.

13.4 Investment Representations; Company Policy. The Committee may require each person acquiring shares of Common Stock pursuant to a Stock Option or other award under the Plan to represent to and agree with the Company in writing that the Holder is acquiring the shares for investment without a view to distribution thereof. Each person acquiring shares of Common Stock pursuant to a Stock Option or other award under the Plan shall be required to abide by all policies of the Company in effect at the time of such acquisition and thereafter with respect to the ownership and trading of the Company’s securities.

13.5 Additional Incentive Arrangements. Nothing contained in the Plan shall prevent the Board from adopting such other or additional incentive arrangements as it may deem desirable, including, but not limited to, the granting of Stock Options and the awarding of Common Stock and cash otherwise than under the Plan; and such arrangements may be either generally applicable or applicable only in specific cases.

13.6 Withholding Taxes. Not later than the date as of which an amount must first be included in the gross income of the Holder for Federal income tax purposes with respect to any Stock Option or other award under the Plan, the Holder shall pay to the Company, or make arrangements satisfactory to the Committee regarding the payment of, any Federal, state and local taxes of any kind required by law to be withheld or paid with respect to such amount. If permitted by the Committee, tax withholding or payment obligations may be settled with Common Stock, including Common Stock that is part of the award that gives rise to the withholding requirement. The obligations of the Company under the Plan shall be conditioned upon such payment or arrangements and the Company or the Holder’s employer (if not the Company) shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the Holder from the Company or any Subsidiary.

13.7 Governing Law. The Plan and all awards made and actions taken thereunder shall be governed by and construed in accordance with the laws of the State of New York (without regard to choice of law provisions); provided, however, that all matters relating to or involving corporate law shall be governed by the laws of the State of Delaware.

13.8 Other Benefit Plans. Any award granted under the Plan shall not be deemed compensation for purposes of computing benefits under any retirement plan of the Company or any Subsidiary and shall not affect any benefits under any other benefit plan now or subsequently in effect under which the availability or amount of benefits is related to the level of compensation (unless required by specific reference in any such other plan to awards under this Plan).

13.9 Non-Transferability. Except as otherwise expressly provided in the Plan or the Agreement, no right or benefit under the Plan may be alienated, sold, assigned, hypothecated, pledged, exchanged, transferred, encumbranced or charged, and any attempt to alienate, sell, assign, hypothecate, pledge, exchange, transfer, encumber or charge the same shall be void.

13.10 Applicable Laws. The obligations of the Company with respect to all Stock Options and awards under the Plan shall be subject to (i) all applicable laws, rules and regulations and such approvals by any governmental agencies as may be required, including, without limitation, the Securities Act of 1933 (the “Securities Act”), as amended, and (ii) the rules and regulations of any securities exchange on which the Common Stock may be listed.

13.11 Conflicts. If any of the terms or provisions of the Plan or an Agreement conflict with the requirements of Section 422 of the Code, then such terms or provisions shall be deemed inoperative to the extent they so conflict with such requirements. Additionally, if this Plan or any Agreement does not contain any provision required to be included herein under Section 422 of the Code, such provision shall be deemed to be incorporated herein and therein with the same force and effect as if such provision had been set out at length herein and therein. If any of the terms or provisions of any Agreement conflict with any terms or provisions of the Plan, then such terms or provisions shall be deemed inoperative to the extent they so conflict with the requirements of the Plan. Additionally, if any Agreement does not contain any provision required to be included therein under the Plan, such provision shall be deemed to be incorporated therein with the same force and effect as if such provision had been set out at length therein.

13.12 Non-Registered Stock. The shares of Common Stock to be distributed under this Plan have not been, as of the Effective Date, registered under the Securities Act of 1933, as amended, or any applicable state or foreign securities laws and the Company has no obligation to any Holder to register the Common Stock or to assist the Holder in obtaining an exemption from the various registration requirements, or to list the Common Stock on a national securities exchange or any other trading or quotation system, including the Nasdaq National Market and Nasdaq SmallCap Market.

Annex E

AUDIT COMMITTEE CHARTER
OF
GREEN CHINA RESOURCES, INC.

Purpose

The Audit Committee is appointed by the Board of Directors (“Board”) of Green China Resources, Inc. (“Company”) to assist the Board in fulfilling its oversight responsibility for monitoring (1) the integrity of the Company’s accounting and financial reporting and its systems of internal controls, (2) the performance, qualifications and independence of the Company’s independent auditors, and (3) the Company’s compliance with legal and regulatory requirements.

The Audit Committee shall prepare the report required by the rules of the Securities and Exchange Commission (“Commission”) to be included in the Company’s annual proxy statement.

Committee Membership

The Audit Committee shall consist of no fewer than three members, absent a temporary vacancy. The members of the Audit Committee shall meet the independence and experience requirements of The NASDAQ Stock Market, Inc. (“NASDAQ”), Section 10A(m)(3) of the Securities Exchange Act of 1934 (“Exchange Act”) and the rules and regulations of the Commission. Notwithstanding the foregoing, membership of the Audit Committee will comply with the credential requirements of applicable law, regulation and listing requirements, as applicable to the Company from time to time.

All members of the Audit Committee shall be financially literate. At least one member of the Committee shall be a financial expert, as defined by the Commission rules pursuant to Section 401(h) of Regulation S-K.

The Board of Directors will assess and determine the qualifications of the Audit Committee members. The members of the Audit Committee shall be appointed by the Board, and may be replaced by the Board.

The Board of Directors shall select the Audit Committee Chair. If a Chair is not designated or present, a Chair may be designated by a majority vote of the Audit Committee members present.

Director’s compensation is the only compensation which members of the Audit Committee may receive from the Company.

Meetings and Procedures

The Audit Committee shall meet at least quarterly or more frequently as circumstances dictate. The Audit Committee shall meet periodically with management and the independent auditor in separate executive sessions. The Audit Committee may request any officer or employee of the Company or the Company’s outside counsel or independent auditor to attend a meeting of the Audit Committee or to meet with any members of, or consultants to, the Audit Committee.

The Committee will keep written minutes of its meetings, which minutes will be maintained with the books and records of the Company. The Committee will provide the Board with regular reports of its activities.

The Audit Committee shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval. The Audit Committee annually shall review the Audit Committee’s own performance.

The Committee may form subcommittees for any purpose that the Committee deems appropriate and may delegate to such subcommittees such power and authority as the Committee deems appropriate. The Committee will not delegate to a subcommittee any power or authority required by any law, regulation or listing standards to be exercised by the Committee as a whole.

Committee Authority and Responsibilities

The primary responsibility of the Committee is to oversee the Company’s financial controls and reporting processes on behalf of the Board and report the results of its activities to the Board. The Audit Committee recognizes that the Company’s management is responsible for the completeness and accuracy of the Company’s financial statements and disclosures and for maintaining effective internal controls. The Committee also realizes that the independent auditor is responsible for auditing the Company’s financial statements. Accordingly, management and the independent auditor have more knowledge and more detailed information about the Company than do Audit Committee members and the Audit Committee’s primary responsibility is oversight. In carrying out its oversight responsibilities, the Audit Committee will rely, in part, on the expertise of management and the independent auditor. The Committee should take the appropriate actions to set the overall corporate “tone” for quality financial reporting, sound business risk practices, and ethical behavior.

The Audit Committee shall have the authority, to the extent it deems necessary or appropriate, to retain independent legal, accounting or other advisors. The Company shall provide for appropriate funding, as determined by the Audit Committee, for payment of compensation to (i) the independent auditor for the purpose of rendering or issuing an audit report and (ii) any advisors (including counsel) employed by the Audit Committee.

The following shall be the principal recurring processes of the Committee in carrying out its oversight responsibilities. The Committee may perform such other duties and responsibilities as are consistent with its purpose and as the Board or the Committee deems appropriate.

Financial Reporting and Internal Controls

Review of Annual Audited Financial Statements. The Committee shall review with management and the independent auditors the financial statements to be included in the Company’s Annual Report to be filed with the Securities and Exchange Commission (or the annual report to shareholders if distributed prior to the filing of the Annual Report with the Securities and Exchange Commission). The Committee will review the (a) quality, not just acceptability, of the Company’s accounting principles, including significant financial reporting issues and judgments made in connection with the preparation of the financial statements including alternative methods for presenting financial information that have been discussed with management, the impact of the use of the alternative methods, the methods preferred by management and all material written communications between the independent auditor and management; (b) the clarity and adequacy of disclosures in the financial statements; and the Company’s disclosures under Management’s Discussion and Analysis of Financial Condition and Results of Operations, including the critical accounting policies; and (c) major issues regarding the adequacy of internal controls and steps taken in light of material deficiencies (if any were noted).

The Committee will discuss the results of the annual audit and any difficulties the independent auditors encountered in the course of their audit work, including any restrictions on the scope of the auditors’ activities or access to requested information, and any significant disagreements with management. The Committee will also discuss any other matters required to be communicated to the Committee by the independent auditors under generally accepted auditing standards, and the annual report on controls by the Chief Executive Officer and the Chief Accounting Officer, as received by the independent auditors.

Based on these reviews and the discussions with management and the independent auditors, the Committee will make a recommendation to the Board whether the audited financial statements should be included in the Company’s Annual Report to be filed with the Securities and Exchange Commission.

Review of Interim Financial Statements; Earnings Releases. The Committee shall review the interim financial statements, and the Company’s disclosures under Management’s Discussion and Analysis of Financial Condition and Results of Operations, with management and the independent auditors prior to the filing of any Company quarterly report. The Committee shall also review any other report to be filed with the Securities and Exchange Commission that includes financial disclosures prior to its filing. The Committee will discuss with management any proposed release of earnings or guidance information, and financial information and earnings guidance provided to analysts and rating agencies. The Committee will discuss the results of the quarterly review and any other matters required to be communicated to the Committee by the independent auditors under generally accepted auditing standards.

Risk Assessment and Risk Management. The Audit Committee shall review with management and independent auditors the Company’s policies for assessing and managing financial risk and the actual risk exposure of the Company.

Internal Controls, Disclosure Controls and Procedures. The Audit Committee shall review with management and the independent auditors the Company’s policies and procedures for maintaining the adequacy and effectiveness of internal controls and disclosure controls procedures. As part of this effort, the Committee will inquire of management and the independent auditor about controls management has implemented to minimize significant risks to the Company and the effectiveness of these controls. The Committee will review the quarterly assessments of such controls and procedures by the Chief Executive Officer and Chief Accounting Officer.

The Committee will also review with management and the independent auditor the effect on the Company’s financial statements of regulatory and accounting initiatives and off balance sheet structures.

Independent Auditors

The Audit Committee shall have the sole authority to appoint or replace the independent auditor. The Audit Committee shall be directly responsible for determining the compensation and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work. The independent auditor shall report directly to the Audit Committee.

The Committee shall review the auditors’ independence from management and the Company, including whether the auditors’ performance of permissible non-audit services is compatible with their independence. This process will include, as least annually, the Committee’s review of the independent auditors’ internal control procedures, any material issues raised by the most recent internal quality-control review, or peer review, of the independent auditors, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the independent auditors, and any steps taken to deal with any such issues; and (to assess the auditors’ independence) all relationships between the independent auditors and the Company.

Annually, the Committee will review the qualifications and performance of the Company’s current independent auditors and select the Company’s independent auditors for the next year.

The Committee shall review with the independent auditors prior to the audit the overall scope, planning and staffing of their audit. The Audit Committee shall pre-approve all auditing services and permitted non-audit services to be performed for the Company by its independent auditor, including the fees and terms thereof (subject to the de minimus exceptions for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act which are approved by the Audit Committee prior to the completion of the audit).

The Committee shall verify the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law. The Committee shall consider whether, in order to assure continuing auditor independence, it is appropriate to adopt a policy of rotating the independent auditing firm on a regular basis.

The Committee shall oversee the Company’s hiring of employees or former employees of the independent auditor who participated in any capacity in the audit of the Company.

Compliance with Legal and Regulatory Requirements

The Audit Committee shall obtain, from the independent auditor, assurance that Section 10A(b) of the Exchange Act has not been implicated. The Committee shall inquire and review with management the Company’s compliance with applicable laws and regulations and, where applicable, recommend policies and procedures for future compliance. The Committee shall review with management and the independent auditor any correspondence with regulators or governmental agencies and any published reports that raise material issues regarding the Company’s financial statements or accounting policies. The Committee shall also review with the Company’s General Counsel legal matters that may have a material impact on the financial statements or the Company’s compliance policies

The Committee shall review and approve all related-party transactions.

The Committee shall establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or reports which raise material issues regarding the Company’s financial statements or accounting policies.

Limitation of Audit Committee’s Role

While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. These are the responsibilities of management and the independent auditor.

Annex F

NOMINATING COMMITTEE CHARTER
OF
GREEN CHINA RESOURCES, INC.

Purpose

The Nominating Committee (“Committee”) is appointed by the Board of Directors (“Board”) of Green China Resources, Inc. (the “Company”) to (1) recommend to the Board director nominees to be presented at the annual meeting of stockholders and nominees to fill vacancies on the Board, whether caused by retirement, resignation, death, increase in the number of authorized directors or otherwise and (2) identify individuals qualified to become members of the Board.

Committee Membership

The Committee will consist of no fewer than two members, each of whom will be a director of the Company. Each member of the Committee will meet the listing standards of the Nasdaq Stock Market relating to independence and all other applicable legal requirements. Members will be appointed and removed by the Board. A majority of the members of the Committee will constitute a quorum.

Committee Authority and Responsibilities

1. The Committee will have the responsibility to develop and recommend criteria for the selection of new directors to the Board including, but not limited to, skills, experience, time availability and such other criteria as the Committee shall determine to be relevant at the time.

2. The Committee will have the power to apply such criteria in connection with the identification of individuals to be Board members, as well as to apply the standards for independence imposed by the Nasdaq Stock Market and all applicable federal laws and the underlying purpose and intent thereof in connection with such identification process.

3. When vacancies occur or otherwise at the direction of the Board, the Committee actively will seek individuals who the Committee determines meet such criteria and standards for recommendation to the Board.

4. The Committee will have the authority to retain any search firm to be used to identify director candidates and to approve the search firm’s fees and other retention terms, at the company’s expense. The Committee also will have the authority to obtain advice and assistance from internal or external legal or other advisors, without consulting or obtaining the prior approval of any officer of the Company.

F-1

5. The Committee will evaluate candidates for nomination to the Board, including those recommended by shareholders. In that connection, the Committee will adopt procedures for the submission of recommendations by shareholders as it deems appropriate.

6. The Committee will recommend to the Board, on an annual basis, nominees for election as directors for the next annual meeting of shareholders.

7. The Committee may form and delegate authority to subcommittees or members when appropriate.

8. The Committee will review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval. The Committee will annually review its own performance.

F-2

Annex G

Green China Resources, Inc.

Business Ethics and Conduct

The Board of Directors of Inc. (hereafter referred to as "Company" in this policy) has adopted this code of ethics (the "Code"), which is applicable to all directors, officers and employees, to:

•	Promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•
Promote the full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with, or submits to, the SEC, and in other public communications made by or on behalf of the Company;

•	Promote compliance with applicable governmental laws, rules and regulations;

•	Deter wrongdoing; and

•	Require prompt internal reporting of breaches of, and accountability for/adherence to, this Code.

This Code may be amended only by resolution of the Company's Board of Directors.

Honest, Ethical and Fair Conduct

Each person owes a duty to the Company to act with integrity. Integrity requires, among other things, being honest, fair and candid. Deceit, dishonesty and subordination of principle are inconsistent with integrity. Service to the Company never should be subordinated to personal gain and advantage.

Each person must:

•	Act with integrity, including being honest and candid while still maintaining the confidentiality of the Company's information where required or in the Company's interests.

•	Observe all applicable governmental laws, rules and regulations.

•
Comply with the requirements of applicable accounting and auditing standards, as well as Company policies, in the maintenance of a high standard of accuracy and completeness in the Company's financial records and other business-related information and data.

•	Adhere to a high standard of business ethics and not seek advantage through unlawful or unethical business practices.

Annex G

•	Deal fairly with the Company's customers, suppliers, competitors and employees.

•	Refrain from taking advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair-dealing practice.

•	Protect the assets of the Company and ensure their proper use.

•
Refrain from taking for themselves opportunities outside the scope of employment with the Company that are discovered through the use of corporate assets or using corporate assets, information or position.

•
Avoid conflicts of interest wherever possible. Anything that would be a conflict for a person subject to this Code also will be a conflict if it is related to a member of his or her family or a close relative. Examples of conflict of interest situations include, but are not limited to, the following:

-	Any significant ownership interest in any supplier, customer or competitor;

-	Any consulting or employment relationship with any customer, supplier or competitor;

-	Any outside business activity that detracts from an individual's ability to devote appropriate time and attention to his or her responsibilities with the Company;

-	The receipt of any money, non-nominal gifts or excessive entertainment from any company or person with which the Company has current or prospective business dealings;

-	Selling anything to the Company or buying anything from the Company, except on reasonable commercial terms for Company employees.

Disclosure

The Company strives to ensure that the contents of and the disclosures in the reports and documents that the Company files with the Securities and Exchange Commission (the "SEC") and other public communications shall be full, fair, accurate, timely and understandable in accordance with applicable disclosure standards, including standards of materiality, where appropriate. Each person must:

•
Not knowingly misrepresent, or cause others to misrepresent, facts about the Company to others, whether within or outside the Company, including to the Company's independent auditors, governmental regulators, self-regulating organizations and other governmental officials, as appropriate; and

•	In relation to his or her area of responsibility, properly review and critically analyze proposed disclosure for accuracy and completeness.

Annex G

In addition to the foregoing, the Chief Executive Officer, the Chief Financial Officer, and each other person that typically is involved in the financial reporting of the Company must familiarize himself or herself with the disclosure requirements applicable to the Company as well as the business and financial operations of the Company.

Each person must promptly bring to the attention of the Chairman of the Audit Committee of the Board of Directors any information he or she may have concerning (a) significant deficiencies in the design or operation of internal and/or disclosure controls which could adversely affect the Company's ability to record, process, summarize and report financial data or (b) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's financial reporting, disclosures or internal controls.

Compliance

It is the Company's obligation and policy to comply with all applicable governmental laws, rules and regulations. It is the personal responsibility of each person to adhere to the standards and restrictions imposed by those laws, rules and regulations, including those relating to accounting and auditing matters.

Reporting and Accountability

The Audit Committee of the Board of Directors of the Company is responsible for applying this Code to specific situations in which questions are presented to it and has the authority to interpret this Code in any particular situation. Any person who becomes aware of any existing or potential breach of this Code is required to notify the Chairman of the Audit Committee promptly. Failure to do so is itself a breach of this Code.

Specifically, each person must:

•	Notify the Chairman of the Audit Committee promptly of any existing or potential violation of this Code.

•	Not retaliate against any other person for reports of potential violations that are made in good faith.

The Company will follow the following procedures in investigating and enforcing this Code and in reporting on the Code:

•	The Audit Committee will take all appropriate action to investigate any breaches reported to it.

•	If the Audit Committee determines that a breach has occurred, it will inform the Board of Directors.

•
Upon being notified that a breach has occurred, the Board of Directors will take or authorize such disciplinary or preventive action as it deems appropriate, after consultation with the Audit Committee and General Counsel, up to and including dismissal or, in the event of criminal or other serious violations of law, notification of the SEC or other appropriate law enforcement authorities.

Annex G

No person following the above procedure shall, as a result of following such procedure, be subject by the Company or any officer or employee thereof to discharge, demotion suspension, threat, harassment or, in any manner, discrimination against such person in terms and conditions of employment.

Waivers and Amendments

Any waiver (defined below) or an implicit waiver (defined below) from a provision of this Code for the principal executive officer, principal financial officer, principal accounting officer or controller, and persons performing similar functions or any amendment (as defined below) to this Code is required to be disclosed in the Company's filings with the SEC

A "waiver" means the approval by the Company's Board of Directors of a material departure from a provision of the Code. An "implicit waiver" means the Company's failure to take action within a reasonable period of time regarding a material departure from a provision of the Code that has been made known to an executive officer of the Company. An "amendment" means any amendment to this Code other than minor technical, administrative or other non-substantive amendments hereto.

All persons should note that it is not the Company's intention to grant or to permit waivers from the requirements of this Code. The Company expects full compliance with this Code.

Other Policies and Procedures

Any other policy or procedure set out by the Company in writing or made generally known to employees, officers or directors of the Company prior to the date hereof or hereafter are separate requirements and remain in full force and effect.

If a situation arises where it is difficult to determine the proper course of action, the matter should be discussed openly with your immediate supervisor at the Company, the Human Resources Department at the Company, or any other member of the management team at the Company.

Inquiries

All inquiries and questions in relation to this Code or its applicability to particular people or situations should be addressed to the Chairman of the Audit Committee of the Board of Directors of the Company.

Compliance with this policy of business ethics and conduct is the responsibility of every Company employee. Disregarding or failing to comply with this standard of business ethics and conduct could lead to disciplinary action, up to and including possible termination of employment.

Annex H

Section 262 of the Delaware General Corporation Law

262 APPRAISAL RIGHTS. (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then, either constituent corporation before the effective date of the merger or consolidation, or the surviving or resulting corporation within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by one or more publications at least one week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

Annex I

April 28, 2008

Board of Directors
Shine Media Acquisition Corporation
Level 29 Central Plaza 381 Huai Hai Zhong Road
Shanghai, Shanghai Province, 200020, China

Members of the Board of Directors:

We understand that Shine Media Acquisition Corporation, a Delaware corporation (“Shine” or “Parent”), Green China Resources, Inc., a company established under the laws of the British Virgin Islands (“Buyer”), Jiangsu Sunshine Zoology and Forestry Development Co., Ltd., a company organized and existing under the laws of the People’s Republic of China (“Jiangsu”), China Greenscape Limited (“Greenscape” or the “Company”), a limited liability company organized under the laws of the British Virgin Islands and parent to wholly owned subsidiary Jiangsu, and the shareholders of the Company (the “Shareholders”) intend to enter into a stock purchase agreement, expected to be dated as of May 8 , 2008 (the “Agreement”), pursuant to which the Parent, through its wholly-owned subsidiary, the “Buyer”, would acquire all of the outstanding shares of Greenscape (the “Transaction”).

Under the terms of the Agreement , Buyer shall acquire all of the ordinary shares of Greenscape held by the Shareholders (the “Company Common Stock”), and will be the registered owner of one hundred percent (100%) of the Company Common Stock, and the Shareholders, in exchange, shall receive 30,800,000 newly issued ordinary shares of Shine (the “Common Stock Consideration”). In addition, the Buyer will make an exchange offer (the “Exchange Offer”) to acquire all of the Series A and Series C preferred shares of the Company (the “Preferred Shares”) for $25,000,000 in cash (the “Cash Consideration”) and 6,500,000 shares of the ordinary shares of Shine (the “Exchange Offer Stock”). The Preferred Shares and Company Common Stock are collectively referred to as the “Shares.” In addition, based on the Buyer’s consolidated post-closing after-tax net operating profits for the years 2008 through 2012, the Company shall be entitled to additional consideration (the “Incentive Payments” or “Deferred Consideration”) in the amount of 21,000,000 ordinary shares of Shine ratably over the next five years. Finally, we understand that the Buyer will be assuming approximately $68.6M of debt (the “Assumed Debt”). The Common Stock Consideration, the Cash Consideration, the Exchange Offer Stock, and the Assumed Debt are collectively referred to as the “Initial Consideration.”

You have requested the opinion of JMP Securities LLC (“JMP”) as to the fairness, from a financial point of view, to Parent of the Initial Consideration to be paid in connection with the Transaction. In addition, you have requested our opinion as to the fair market value of the Shares being acquired in the Transaction is equal to or at least 80% of Shine’s net tangible assets at the time of the Agreement.

In connection with our opinion, we have reviewed and considered such financial and other matters as we have deemed relevant, including, among other things:

(i)	a draft of the Agreement dated as of April 23, 2008;

(ii)	the Parent’s public offering prospectus on Form 424(b)(3) filed on December 21, 2006;

(iii)	the Parent’s annual reports on Form 10K for the years ending December 31, 2006 and 2007;

(iv)	Jiangsu’s audited financial statements for the years ending December 31, 2004 through 2007;

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Board of Directors
Shine Media Acquisition Corporation
April 28, 2008

(v)	the Company’s audited financial statements for the period from February 5, 2007 to December 31, 2007;

(vi)	the Company’s pro forma financial statements for the years ending December 31, 2004 through 2007 as reviewed by the Company’s independent public accountants;

(vii)	the Company’s financial results, including a balance sheet and income statement, for the quarter ending March 31, 2008;

(viii)	a schedule of the Company’s shares, options and warrants outstanding prepared by the Company’s management as of April 23, 2008;

(ix)	financial projections for the Company prepared by the Parent and the Company’s management for the years ending December 31, 2008 through 2012;

(x)	public information with respect to certain other companies in lines of business that we deemed relevant;

(xi)	the financial terms of certain business combinations involving companies in lines of business that we deemed relevant;

(xii)
discussions with certain senior officers and other representatives of the Parent and the Company relating to the aforementioned and any other matters which we deemed relevant to our inquiry, including Parent’s opinion regarding the Company’s tax status; and

(xiii)	such other information, financial studies, analyses and investigations and financial, economic and market criteria that we deemed relevant.

In rendering our opinion, we have, with your consent, assumed and relied, without independent verification, upon the accuracy and completeness of all information and data furnished to or otherwise reviewed by or discussed with us, including, without limitation, the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by us. We have further relied upon the assurances of the management of the Parent that all such information is complete and accurate in all material respects and that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading in any respect.  With respect to financial forecasts, projections and other forward-looking information and data provided to or otherwise discussed with us, we have been advised by the management of the Parent that such forecasts and other information and data were prepared in good faith on reasonable basis reflecting the best currently available estimates and judgments of the management of the Parent and Greenscape as to the future financial performance of Greenscape, as well as to the strategic implications and operational benefits and integration costs anticipated to result from the Transaction. Our opinion is based substantially on the financial forecasts, projections and other forward-looking information and data described above and we have further relied upon the assurance of the management of Parent that the business of Jiangsu (as reflected in its audited financial statements, as provided) is the same business as the business of the Company after the acquisition of Jiangsu by the Company. We express no view with respect to such forecasts, projections and other information and data or the assumptions on which they were based, and have assumed, with your consent, that the forecasted financial results will be realized in the amounts and at the times projected. Further, without limiting the foregoing, we have, with your consent, assumed, without independent verification, that the historical and projected financial information provided to us by the Parent accurately reflects the historical and projected operations of Greenscape, and that there has been no material change in the assets, financial condition, business or prospects of Greenscape since the respective dates of the most recent financial statements made available to us.

We have not made or been provided with, and have not been requested to make or obtain, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Greenscape nor have we made any physical inspection of the properties or assets of Greenscape. In addition, we have not been requested to make and have not made an independent evaluation or appraisal of Greenscape, and accordingly express no opinion as to the future prospects, plans or viability of Greenscape.

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Board of Directors
Shine Media Acquisition Corporation
April 28, 2008

Our opinion is based upon information available to us and market, economic, financial and other circumstances and conditions existing and disclosed to us as of the date hereof, and any material change in such circumstances and conditions would require a reevaluation of this opinion, which we are under no obligation to undertake. We assume no responsibility to update or revise our opinion based upon events or circumstances occurring after the date hereof. We are not legal, tax, accounting or regulatory advisors and our opinion does not address any such matters.

For purposes of rendering our opinion we have assumed, in all respects material to our analysis, that the representations and warranties of each party contained in the Agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Agreement and that all conditions to the consummation of the Transaction will be satisfied without waiver thereof. We have assumed that the final forms of the Agreement will not vary materially from the last drafts reviewed by us. We have also assumed that all governmental, regulatory and other consents and approvals contemplated by the Agreement will be obtained and that in the course of obtaining any of those consents no restrictions will be imposed or waivers made that would have an adverse effect on the contemplated benefits of the Transaction. We also have assumed that the final form of the Agreement and all related documents reviewed by us will not vary in any regard that is material to our analysis from the drafts most recently provided to us, including the draft of the Agreement dated as of April 23, 2008.

This letter does not constitute a recommendation to the Board of Directors of Shine or any other person with respect to the Transaction, and does not address the relative merits of the Transaction as compared to any alternative business strategies that might exist for Shine or the effect of any other transaction in which Shine might engage. We express no opinion as to the underlying business decision of Shine to effect the Transaction, the structure or accounting treatment or taxation consequences of the Transaction or the availability or advisability of any alternatives to the Transaction. Further, our opinion does not address the non-financial terms of the Agreement, nor does it address the terms of any of the related agreements to be entered into by the parties. In addition, this letter does not address the Deferred Consideration and we express no opinion with respect thereto. In addition, we express no opinion as to the fairness of the amount or nature of any compensation to be received by any officers, directors or employees of any parties to the Transaction, or any class of such persons, relative to the Initial Consideration or the Deferred Consideration. This letter addresses only the fairness, from a financial point of view, to Parent of the Initial Consideration to be issued by the Parent in connection with the Transaction. This letter does not address the fairness of the Transaction or of any specific portion of the Transaction, other than the Initial Consideration.

It is understood that this letter is intended for the benefit and use of the Board of Directors of Shine in its consideration of the Transaction and may not, in whole or in part, be used for any other purpose or reproduced, disseminated, quoted from or referred to at any time, in any manner or for any purpose without our prior written consent, except that a copy of this opinion may be included in its entirety in any filing that Shine is required to make with the Securities and Exchange Commission in connection with the Transaction if such inclusion is required by law; provided, that any description of or reference to this opinion or to JMP in such filing is in a form acceptable to us. This letter does not confer any rights on, and may not be relied upon by, any other person or entity, including without limitation the shareholders of Shine or Greenscape. Furthermore, this letter should not be construed as creating any fiduciary duty on the part of JMP to Shine, the Board of Directors of Shine or any other party.

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Board of Directors
Shine Media Acquisition Corporation
April 28, 2008

JMP is actively engaged in the investment banking business and regularly undertakes the valuation of investment securities in connection with public offerings, private placements, business combinations and similar transactions. JMP is acting as financial advisor to the Company in connection with the Transaction and will receive a customary fee from the Company payable upon the delivery of this opinion, and a fee for our services, which is contingent upon the consummation of the Transaction. Any fees paid for providing this opinion, shall not be creditable against any contingent fees payable pursuant to the engagement agreement. In addition, Shine has agreed to reimburse our expenses and to indemnify us against certain liabilities arising out of our engagement. In the ordinary course of our business, JMP may trade in the securities of Shine for its account or for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities. JMP may maintain other relationships with, and provide advisory and other services to Shine, Greenscape and their respective affiliates, and may receive fees for the rendering of such services. This opinion has been approved by JMP’s fairness opinion committee.

Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the i) Initial Consideration is fair, from a financial point of view, to the Parent; and ii) the fair market value of the Shares being acquired in the Transaction is equal to at least 80% of Shine’s net tangible assets.

Very truly yours,

/s/ JMP Securities LLC

JMP SECURITIES LLC

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FOLD AND DETACH HERE AND READ THE REVERSE SIDE

PROXY

Shine Media Acquisition Corp.
29 Level, Central Plaza
81 Huai Hai Zhong Road

Shanghai 200020, China

SPECIAL MEETING OF STOCKHOLDERS
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
OF SHINE MEDIA ACQUISITION CORP.

The undersigned appoints ________ and ___________, as proxies, and each of them with full power to act without the other, as proxies, each with the power to appoint a substitute, and thereby authorizes either of them to represent and to vote, as designated on the reverse side, all shares of common stock of Shine Media held of record by the undersigned on ________, 2008 at the Special Meeting of Stockholders to be held on _____________, 2008.

THIS PROXY REVOKES ALL PRIOR PROXIES GIVEN BY THE UNDERSIGNED BY EXECUTING THIS PROXY CARD, THE UNDERSIGNED AUTHORIZES THE PROXIES TO VOTE IN THEIR DISCRETION TO ADOPT THE SECURITIES PURCHASE AGREEMENT AND THE PLAN OF MERGER IF THE UNDERSIGNED HAS NOT SPECIFIED HOW HIS, HER OR ITS SHARES SHOULD BE VOTED.

THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTIONS ARE GIVEN, THIS PROXY WILL BE VOTED "FOR" PROPOSAL NUMBERS 1, 2 & 3. THE SHINE MEDIA BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE PROPOSALS SHOWN ON THE REVERSE SIDE.

(Continued and to be signed on reverse side)

FOLD AND DETACH HERE AND READ THE REVERSE SIDE

PROXY

THIS PROXY WILL BE VOTED AS DIRECTED, IF NO DIRECTIONS ARE GIVEN, THIS PROXY WILL BE VOTED "FOR" PROPOSAL NUMBERS 1, 2 & 3. THE SHINE MEDIA BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE FOLLOWING PROPOSALS.

1.	To ratify the actions of the board and Management to pursue a business other than in advertising and media.	FOR ☐	AGAINST ☐	ABSTAIN ☐
2.	To adopt the securities purchase agreement, dated as of ______, 2008, among Shine Media, China Greenscape and its stockholders, and the transactions contemplated by the securities purchase agreement	FOR ☐	AGAINST ☐	ABSTAIN ☐

If you voted "AGAINST" Proposal Number 1 and you hold shares of Shine Media common stock issued in the Shine Media initial public offering, you may exercise your conversion rights and demand that Shine Media convert your shares of common stock onto a pro rata portion of the trust account by marking the "Exercise Conversion Rights" box below. If you exercise your conversion rights, then you will be exchanging your shares of Shine Media common stock for cash and will no longer own these shares. You will only be entitled to receive cash for these shares if the stock purchase is completed and you continue to hold these shares through the effective time of the stock purchase and the tender of your stock certificate to the combined company.

EXERCISE CONVERSION RIGHTS
3.	To approve the reincorporation merger for redomestication purposes by Shine Media's merger into Green China Resources, Inc., incorporated under British Virgin Islands law	FOR ☐	AGAINST ☐	ABSTAIN ☐
4.	To approve the Shine Media 2008 Performance Equity Plan	FOR ☐	AGAINST ☐	ABSTAIN ☐

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT ☐
PLEASE MARK, DATE AND RETURN THIS PROXY PROMPTLY.

Signature	Signature	Date

Sign exactly as name appears on this proxy card. If shares are held jointly, each holder should sign. Executors, administrators, trustees, guardians, attorneys and agents should give their full titles. If stockholder is a corporation, sign in full name by an authorized officer.

[Outside Back Cover of Prospectus]

Until [                        25 days after effective date], all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.    Indemnification of Directors and Officers

Section 132 of the BVI Business Companies Act (“BCA”) generally provides for indemnification and permits a company to obtain insurance. The Memorandum of Association of the Registrant follows the statute. The Registrant intends to obtain director and officer insurance at the consummation of the acquisition of Chia Greenscape Co., Ltd..

The following is a statement of Section 132 of the BCA, as amended by Section 67 of the BCA Amendment Act:

 Indemnification.

(1) Subject to subsection (2) and its memorandum or articles, a company may indemnify against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings any person who

(a) is or was a party or is threatened to be made a party to any threatened, pending or completed proceedings, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a director of the company; or

(b) is or was, at the request of the company, serving as a director of, or in any other capacity is or was acting for, another body corporate or a partnership, joint venture, trust or other enterprise.

(2) Subsection (1) does not apply to a person referred to in that subsection unless the person acted honestly and in good faith and in what he believed to be in the best interests of the company and, in the case of criminal proceedings, the person had no reasonable cause to believe that his conduct was unlawful.

(2A) For the purposes of subsection (2), a director acts in the best interests of the company if he acts in the best interests of:

(a) the company’s holding company; or

(b) a stockholder or stockholders of the company;

in either case, in the circumstances specified in section 120(2), (3) or (4), as the case maybe;

(3) The termination of any proceedings by any judgment, order, settlement, conviction or the entering of a nolle prosequi does not, by itself, create a presumption that the person did not act honestly and in good faith and with a view to the best interests of the company or that the person had reasonable cause to believe that his conduct was unlawful.

(3A) Expenses, including legal fees, incurred by a director in defending any legal, administrative or investigative proceedings may be paid by the company in advance of the final disposition of such proceedings upon receipt of an undertaking by or on behalf of the director to repay the amount if it shall ultimately be determined that the director is not entitled to be indemnified by the company in accordance with subsection (1).

(3B) Expenses, including legal fees, incurred by a former director in defending any legal, administrative or investigative proceedings may be paid by the company in advance of the final disposition of such proceedings upon receipt of an undertaking by or on behalf of the former director to repay the amount if it shall ultimately be determined that the former director is not entitled to be indemnified by the company in accordance with subsection (1) and upon such other terms and conditions, if any, as the company deems appropriate.

(3C) The indemnification and advancement of expenses provided by, or granted pursuant to, this section is not exclusive of any other rights to which the person seeking indemnification or advancement of expenses may be entitled under any agreement, resolution of members, resolution of disinterested directors or otherwise, both as to acting in the person’s official capacity and as to acting in another capacity while serving as a director of the company; and

(4) If a person referred to in subsection (1) has been successful in defense of any proceedings referred to in subsection (1), the person is entitled to be indemnified against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred by the person in connection with the proceedings.

(5) A company shall not indemnify a person in breach of subsection (2) and, any indemnity given in breach of that section is void and of no effect.

The following is a statement of Section 133 of the BCA, as amended by Section 68 of the BCA Amendment Act:

 Insurance.

A company may purchase and maintain insurance in relation to any person, who is or was a director of the company, or who at the request of the company is or was serving as a director of, or in any other capacity is or was acting for, another body corporate or a partnership, joint venture, trust or other enterprise, against any liability asserted against the person and incurred by the person in that capacity, whether or not the company has or would have had the power to indemnify the person against the liability under section 132.

 Item 21.    Exhibits and Financial Statement Schedules

Exhibit	Description
2.1
Securities Purchase Agreement among Registrant, Green China Resources, Inc., China Greenscape Co., Ltd. and the Selling Stockholders, dated May 8, 2008 (Included in Annex A of the proxy statement/prospectus)*

3.1	Memorandum of Association of Registrant (Included in Annex B of the proxy statement/prospectus)*
3.2	Articles of Association of Registrant (Included in Annex C of the proxy statement/prospectus)*
4.1	Specimen Common Stock Certificate of Registrant**
4.2	Specimen Warrant Certificate of Registrant**
4.3	Form of Unit Purchase Option (Incorporated by reference from Registration Statement 3333-127093 dated November 10, 2004, Exhibit 4.2)*
4.4

Form of Warrant Agreement between Continental Stock Transfer & Trust Company and Shine Media Acquisition Corp. (Incorporated by reference from Registration Statement 333-127093, dated November 10, 2004, Item 4.5)*

5.1	Opinion of Harney Westwood & Riegels, dated ___, 2008**
8.1	Tax Opinion of Golenbock Eiseman Assor Bell & Peskoe, LLP **
10.1	Shine Media/Green China Resources 2008 Performance Equity Plan (Included in Annex D of the proxy statement/prospectus)*
10.2	Letter Agreement among Shine Media Acquisition Corp., Merriman Curhan Ford & Co. and David Chen. (Incorporated by reference from Registration Statement 333-127093, dated December 20, 2006, Item 10.1)*
10.3

Letter Agreement among Shine Media Acquisition Corp., Merriman Curhan Ford & Co. and Richard L. Chen. (Incorporated by reference from Registration Statement 333-127093, dated December 20, 2006, Item 10.2)*

10.4

Letter Agreement among Shine Media Acquisition Corp., Merriman Curhan Ford & Co. and Jean Chalopin. (Incorporated by reference from Registration Statement 333-127093, dated December 20, 2006, Item 10.3)*

10.5

Letter Agreement among Shine Media Acquisition Corp., Merriman Curhan Ford & Co. and Richard L Chang. (Incorporated by reference from Registration Statement 333-127093, dated December 20, 2006, Item 10.4)*

10.6

Letter Agreement among Shine Media Acquisition Corp., Merriman Curhan Ford & Co. and Robert Hersov. (Incorporated by reference from Registration Statement 333-127093, dated December 20, 2006, Item 10.5)*

10.7	Letter Agreement among Shine Media Acquisition Corp., Merriman Curhan Ford & Co. and Carl Meyer. (Incorporated by reference from Registration Statement 333-11739, dated December 20, 2006, Item 10.6)*
10.8

Letter Agreement among Shine Media Acquisition Corp., Merriman Curhan Ford & Co. and Thomas Doctoroff. (Incorporated by reference from Registration Statement 333-127093, dated December 20, 2006, Item 10.7)*

10.9

Letter Agreement among Shine Media Acquisition Corp., Merriman Curhan Ford & Co. and Steven Chang. (Incorporated by reference from Registration Statement 333-127093, dated December 20, 2006, Item 10.8)*

10.10	Letter Agreement among Shine Media Acquisition Corp., Merriman Curhan Ford & Co. and Lisa Tseng. (Incorporated by reference from Registration Statement 333-127093, dated December 20, 2006, Item 10.9)*
10.11

Letter Agreement among Shine Media Acquisition Corp., Merriman Curhan Ford & Co. and Hoe Seong Ooi (Incorporated by reference from Registration Statement 333-127093, dated December 20, 2006, Item 10.10)*

10.12

Letter Agreement among Shine Media Acquisition Corp., Merriman Curhan Ford & Co. and Estelle Lau (Incorporated by reference from Registration Statement 333-127093, dated December 20, 2006, Item 10.11)*

10.13	Letter Agreement among Shine Media Acquisition Corp., Merriman Curhan Ford & Co. and Hock Ong (Incorporated by reference from Registration Statement 333-127093, dated December 20, 2006, Item 10.12)*
10.14

Form of Investment Management Trust Agreement between Continental Stock Transfer & Trust Company and Shine Media Acquisition Corp. (Incorporated by reference from Registration Statement 333-127093, dated December 20, 2006, Item 10.13)*

10.15

Form of Stock Escrow Agreement between Shine Media Acquisition Corp., Continental Stock Transfer & Trust Company and the initial stockholders of Shine Media Acquistion Corp. (Incorporated by reference from Registration Statement 333-127093, dated December 20, 2006, Item 10.14)*

10.16	Form of Letter Agreement between Shine Media Acquisition Corp. and Shine Media Group (Incorporated by reference from Registration Statement 333-127093, dated December 20, 2006, Item 10.15)*
10.17

Form of Registration Rights Agreement among Shine Media Acquisition Corp. and the initial stockholders of Shine Media Acquisition Corp.. (Incorporated by reference from Registration Statement 333-127093, dated December 20, 2006, Item 10.16)*

10.18	List of Schedules to Securities Purchase Agreement*
10.19	Agreement to provide or file Schedules, Supplements and Exhibits to Securities Purchase Agreement*
10.20	Form of Employment Agreement between JSZF and each of Zhenghong Zhu, Shirley Lee and Yousheng Zhan (Incorporated by reference from Current Report, as amended, dated May 8, 2008, Exhibit 10.4)*

10.21	[Reserved]
10.22	Form of JSZF Purchase - Services Order*
10.23	Form of JSZF Tree Supply Agreement*
10.24	Form of 5% Lock Up Agreement for China Greenscape Co., Ltd. (Incorporated by reference from Current Report, as amended, dated May 8, 2008, Exhibit 10.2)*
10.25	Form of 1-5% Lock Up Agreement for China Greenscape Co., Ltd. (Incorporated by reference from Current Report, as amended, dated May 8, 2008, Exhibit 10.3)*
23.1	Consent of Kabani & Company, Inc.*

23.2	Consent of Goldstein Golub Kessler LLP*
23.3	Consent of UHY Vocation HK CPA Limited in respect of China Greenscape and JSZF*
23.4	Consent of JMP Securities LLC *
23.5	Consent of Harney Westwood & Reigels (included in Exhibit 5.1)**
23.6	Consent of Golenbock Eiseman Assor Bell & Peskoe, LLP (included in Exhibit 8.1)**

*	Filed herewith.
**	To be filed by amendment.

Item 22.    Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering.

(5) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) [inapplicable]

(ii) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness.

Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

The registrant undertakes that every prospectus: (1) that is filed pursuant to the immediately preceding paragraph, or (2) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Section 13 or 15 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this Amendment to the Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized on the 19th day of June, 2008.

CHINA GREEN RESOURCES INC.

By:	/s/David Y. Chen
David Y. Chen, President

In accordance with the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Name	Title	Date

/s/David Y. Chen David Y. Chen	President, Secretary and Treasurer (Principal Executive Officer and Chief Financial Officer) (Authorized Representative in the United States)	June 19, 2008